As filed with the Securities and Exchange Commission on December 16, 2008
Registration No. 333-152867

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	3674	22-3761205
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Christopher Way, Eatontown, New Jersey 07724
(732) 544-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin J. O’Neill
Opnext, Inc.
Senior Vice President and General Counsel
1 Christopher Way, Eatontown, New Jersey 07724
(732) 544-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David S. Allinson
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
(212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(3)	Fee(3)(4)
Common Stock, $.01 par value per share	28,130,455	Not Applicable	$125,280,111	$4,924

(1)	Represents the maximum number of shares of common stock of Opnext, Inc. (“Opnext”) expected to be issued upon the completion of the merger (“Merger 1”) of Omega Merger Sub 1, Inc., a wholly owned subsidiary of Opnext (“Merger Sub 1”), with and into StrataLight Communications, Inc. (“StrataLight”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Opnext, StrataLight, Merger Sub 1, Omega Merger Sub 2, Inc., a wholly owned subsidiary of Opnext, and Mark J. DeNino, as representative of the selling stockholders of StrataLight, calculated as the sum of 26,545,455, the maximum number of shares of Opnext common stock issuable at the effective time of Merger 1 in exchange for shares of StrataLight capital stock, and 1,585,000, the estimated number of shares of Opnext common stock issuable pursuant to options to purchase shares of StrataLight capital stock that will be converted into options to purchase Opnext common stock at the effective time of Merger 1 in accordance with the Merger Agreement.

(2)	Omitted in reliance on Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, based on $5.52, the average of the high and low per share prices of Opnext common stock on the NASDAQ Global Select Market on August 6, 2008. Pursuant to Rule 457(f) of the Securities Act, the $30,000,000 of cash consideration to be paid by Opnext to the recipients of merger consideration in Merger 1 has been deducted from the value of the shares of Opnext common stock to be issued in Merger 1.

(4)	The filing fee has previously been paid by the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Opnext may not sell the shares of Opnext common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is not an offer to sell these securities and Opnext is not soliciting an offer to buy these securities in any state where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 16, 2008

TO THE STOCKHOLDERS OF
OPNEXT, INC.

YOUR VOTE IS VERY IMPORTANT

On July 9, 2008, Opnext, Inc. (“Opnext”), StrataLight Communications, Inc. (“StrataLight”), Omega Merger Sub 1, Inc., a wholly owned, direct subsidiary of Opnext (“Merger Sub 1”), Omega Merger Sub 2, Inc., a wholly owned, direct subsidiary of Opnext (“Merger Sub 2”), and Mark J. DeNino, as the representative of the selling stockholders of StrataLight (the “Stockholder Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Opnext will acquire StrataLight pursuant to a two-step merger (the “Mergers”). Upon completion of the Mergers, each StrataLight stockholder and each participant in StrataLight’s Employee Liquidity Bonus Plan will be entitled to receive a number of shares of Opnext common stock (totaling in the aggregate 26,545,455) and an amount in cash to be determined in accordance with the terms of the Merger Agreement. The aggregate cash amount will be equal to $30,000,000 plus an amount equal to the excess of StrataLight’s cash and cash equivalents at the closing of the Mergers (which will be deemed to be $23,500,000, subject to certain exceptions) over the sum of (a) certain indebtedness of StrataLight, (b) transaction expenses of StrataLight related to the Mergers and (c) the value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock at the closing of the Mergers. Assuming the closing date of the Mergers were the date of this proxy statement/prospectus, based on the valuation of Opnext common stock pursuant to the Merger Agreement and the liquidation provisions of StrataLight’s certificate of incorporation, none of the consideration from the Mergers would be distributed to holders of StrataLight’s common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (and any options or warrants to purchase any of the foregoing would have no value and would be canceled). A portion of the merger consideration that StrataLight stockholders would otherwise be entitled to receive will be deposited into an escrow fund to compensate Opnext if Opnext is entitled to indemnification payments pursuant to the Merger Agreement.

Upon completion of the Mergers, Opnext estimates that StrataLight’s former stockholders will own approximately twenty-nine percent (29%) of the then-outstanding common stock of Opnext on a fully-diluted basis. Opnext’s stockholders will continue to own their existing shares, which will not be affected by the Mergers.

The Mergers cannot be completed unless Opnext stockholders approve the issuance of Opnext’s common stock pursuant to the Merger Agreement.

The 2008 Annual Meeting of Stockholders of Opnext is to be held on January 6, 2009, at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210 (the “Annual Meeting”).

At the Annual Meeting you will be asked to:

•	approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement;

•	elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and re-elect two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders;

•	to consider and vote on a proposal to approve the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Second Amended and Restated Stock Incentive Plan”), which includes an increase in the aggregate number of shares reserved for issuance thereunder from 9,400,000 shares to 19,000,000 shares;

•	approve an award to Opnext’s Chief Executive Officer Harry L. Bosco of a stock option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended from time to time (the “Amended and Restated Stock Incentive Plan”);

•	ratify the selection of Opnext’s independent registered public accounting firm; and

•	transact any other business as may properly come before the Annual Meeting and any continuation, adjournment or postponement thereof.

Accordingly, the Opnext board of directors unanimously recommends that Opnext stockholders vote “FOR” the proposal to approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement, “FOR” each of the four nominees to the Opnext board of directors, “FOR” the proposal to approve the Second Amended and Restated Stock Incentive Plan, “FOR” the proposal to approve the stock option grant to Opnext Chief Executive Officer Harry L. Bosco and “FOR” the ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm.

Hitachi, Ltd. and Clarity Management, L.P., two of Opnext’s stockholders, have agreed to vote all of their respective shares of Opnext common stock, which represent approximately 53.9% of the outstanding Opnext common stock, in favor of the issuance of Opnext common stock in the Mergers, in favor of the proposal to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and in favor of the proposal to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. This means that the approval of the issuance of Opnext common stock pursuant to the Mergers, the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement are each assured. However, approval of the other proposals is not assured and your vote is very important.

The proxy statement/prospectus attached to this letter provides you with information about Opnext, StrataLight, the Mergers and the Annual Meeting. In particular, please see the section titled “Risk Factors” beginning on page 17 of this proxy statement/prospectus which contains a description of the risks that you should consider in evaluating the proposals. You may also obtain more information about Opnext from documents Opnext has filed with the Securities and Exchange Commission (the “SEC”). Shares of Opnext common stock are listed on the NASDAQ Global Select Market under the symbol “OPXT.”

Your vote is important.  Accordingly, you are requested to vote your shares by promptly completing, signing and dating the enclosed proxy card relating to your shares and returning it in the appropriate envelope provided, or, use the Internet or telephone proxy authorization options detailed on the proxy card, whether or not you plan to attend the Annual Meeting. Alternatively, if your shares are held in “street name” by a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the voting of your shares and if your bank, brokerage firm or nominee makes the following options available you may be able to grant a proxy to have your shares voted over the Internet or by telephone. Submitting a proxy by any of these methods available to you will ensure that your proxy can be voted at the Annual Meeting even if you are not there in person.

Thank you for your cooperation and continued support.

Harry L. Bosco
Chief Executive Officer and President, Opnext, Inc.
1 Christopher Way
Eatontown, New Jersey 07724

Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in connection with the Mergers or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such state.

THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 17, 2008, AND, TOGETHER WITH THE ACCOMPANYING PROXY CARD, IS BEING FIRST MAILED TO STOCKHOLDERS OF OPNEXT ON OR ABOUT DECEMBER 17, 2008.

OPNEXT, INC.

1 Christopher Way
Eatontown, New Jersey 07724

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 6, 2009

To the stockholders of Opnext, Inc.:

We will hold an annual meeting of stockholders of Opnext, Inc., a Delaware corporation (“Opnext”), on January 6, 2009, at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210 (the “Annual Meeting”):

1. To consider and vote on a proposal to approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 9, 2008, by and among Opnext, StrataLight Communications, Inc. (“StrataLight”), Omega Merger Sub 1, Inc., a wholly owned, direct subsidiary of Opnext (“Merger Sub 1”), Omega Merger Sub 2, Inc., a wholly owned, direct subsidiary of Opnext (“Merger Sub 2”), and Mark J. DeNino, as the representative of the selling stockholders of StrataLight (the “Stockholder Representative”), pursuant to which Merger Sub 1 will merge with and into StrataLight, with StrataLight as the surviving corporation (“Merger 1”), and StrataLight will immediately thereafter merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (“Merger 2”, and, together with Merger 1, the “Mergers”);

2. To elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and re-elect two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders;

3. To consider and vote on a proposal to approve the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Second Amended and Restated Stock Incentive Plan”), which includes an increase in the aggregate number of shares reserved for issuance thereunder, from 9,400,000 shares to 19,000,000 shares;

4. To approve an award to Opnext’s Chief Executive Officer Harry L. Bosco of a stock option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended from time to time (the “Amended and Restated Stock Incentive Plan”);

5. To ratify the selection of Opnext’s independent registered public accounting firm; and

6. To transact any other business as may properly come before the Annual Meeting and any continuation, adjournment or postponement thereof.

The Opnext board of directors has fixed December 15, 2008, as the record date for this meeting. Only stockholders of record at the close of business on that date are entitled to receive notice and to vote at the Annual Meeting or at any adjournment or postponement thereof.

Hitachi, Ltd. and Clarity Management, L.P., two of Opnext’s stockholders, have agreed to vote all of their respective shares of Opnext common stock, which represent approximately 53.9% of the outstanding Opnext common stock, in favor of the issuance of Opnext common stock in Merger 1, in favor of the proposal to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and in favor of the proposal to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. This means that the approval of the issuance of Opnext common stock pursuant to Merger 1, the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement are each assured. However, approval of the other proposals is not assured and your vote is very important.

Whether or not you plan to attend the meeting, please either complete, sign and return the accompanying proxy card to Opnext in the enclosed envelope, which requires no postage if mailed in the United States, or use the Internet or telephone proxy authorization options detailed on the proxy card. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares.

By Order of the Board of Directors

Tammy L. Wedemeyer, Corporate Secretary

December 17, 2008

You are cordially invited to attend the meeting. Whether or not you plan to do so, your vote is important. Please promptly submit your proxy by mail, telephone or the Internet.

Opnext, Inc.
1 Christopher Way, Eatontown
New Jersey 07724
Telephone: (732) 544-3400
Attention: Corporate Secretary

If you would like to request documents, please do so by December 30, 2008 in order to receive them before the Annual Meeting.

See “Where You Can Find More Information” beginning on page 204.

About This Document

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Opnext, constitutes a prospectus of Opnext under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of Opnext common stock to be issued to the holders of StrataLight capital stock in connection with Merger 1. This document also constitutes (i) a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and (ii) a notice of meeting with respect to the Annual Meeting, at which Opnext stockholders will consider and vote upon (a) the issuance of shares of Opnext common stock pursuant to the Merger Agreement, (b) the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and the re-election of two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders, (c) the approval of the Second Amended and Restated Stock Incentive Plan, (d) the approval of a stock option grant to Opnext’s Chief Executive Officer, Harry L. Bosco, and (e) the ratification of the selection of Opnext’s independent registered public accounting firm.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE ANNUAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document because it contains important information.

Q:	What are the proposals upon which I am being asked to vote?

A:	Stockholders of Opnext, Inc. (“Opnext”) are being asked to vote (1) to approve the issuance of Opnext common stock pursuant to the Agreement and Plan of Merger, dated July 9, 2008 (the “Merger Agreement”), by and among Opnext, StrataLight Communications, Inc., a Delaware corporation (“StrataLight”), Omega Merger Sub 1, Inc., a Delaware corporation and wholly owned, direct subsidiary of Opnext (“Merger Sub 1”), Omega Merger Sub 2, Inc., a Delaware corporation and wholly owned, direct subsidiary of Opnext (“Merger Sub 2”), and Mark J. DeNino, as representative of the selling stockholders of StrataLight (the “Stockholder Representative”), under which Opnext will acquire StrataLight pursuant to a two-step merger, whereby Merger Sub 1 will merge with and into StrataLight, with StrataLight as the surviving corporation (“Merger 1”), and StrataLight will immediately thereafter merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (“Merger 2”, and, together with Merger 1, the “Mergers”), (2) to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and to re-elect two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders, (3) to consider and vote on a proposal to approve the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Second Amended and Restated Stock Incentive Plan”), which includes an increase in the aggregate number of shares reserved for issuance thereunder, from 9,400,000 shares to 19,000,000 shares, (4) to approve the award to Opnext’s Chief Executive Officer Harry L. Bosco of a stock option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended from time to time (the “Amended and Restated Stock Incentive Plan”) and (5) to ratify the selection of Opnext’s independent registered public accounting firm.

Q:	What vote of Opnext stockholders is required for approval of the proposals?

A:	The approval of the proposal to issue Opnext common stock in connection with Merger 1 requires an affirmative vote of a majority of the votes cast by holders of Opnext common stock at the 2008 Annual Meeting of Stockholders of Opnext (the “Annual Meeting”), provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on the proposal. Similarly, the approval of the Second Amended and Restated Stock Option Plan requires an affirmative vote cast by a majority of the votes cast by holders of Opnext common stock at the Annual Meeting, provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on the proposal. With respect to the proposal to elect four directors to the Opnext board of directors, a director nominee is elected only if he or she has received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Under the Amended and Restated Opnext Bylaws (the “Bylaws”), any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under the Delaware General Corporation Law (the “DGCL”) until his or her successor has been elected and qualified or until the Opnext board of directors has accepted his or her resignation, if earlier. Stockholder ratification of (1) the selection of Ernst & Young LLP (“Ernst & Young”) as Opnext’s independent registered public accounting firm and (2) the stock option grant to Opnext’s Chief Executive Officer, Harry L. Bosco, are in each case not required by the Bylaws or otherwise. However, the audit committee of the Opnext board of directors is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice and the compensation committee of the Opnext board of directors is submitting to the stockholders the approval of the stock option grant to Opnext’s Chief Executive Officer as a matter of good corporate practice.

Opnext stockholders are entitled to vote on the proposals if they held Opnext common stock at the close of business on the Opnext record date, which is December 15, 2008. On the Opnext record date, 64,608,382 shares of Opnext common stock were outstanding and entitled to vote.

Hitachi, Ltd. and Clarity Management, L.P., two of Opnext’s stockholders, have agreed to vote all of their respective shares of Opnext common stock, which represent approximately 53.9% of the outstanding Opnext common stock, in favor of the issuance of Opnext common stock in Merger 1, in favor of the proposal to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and in favor of the proposal to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. This means that the approval of the issuance of Opnext common stock pursuant to Merger 1, the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement are each assured. However, approval of the other proposals is not assured and your vote is very important.

Q:	How will Opnext stockholders be affected by the Mergers and issuance of shares of Opnext common stock?

A:	After the Mergers, each Opnext stockholder will have the same number of shares of Opnext common stock that the stockholder held immediately prior to the Mergers. However, because Opnext will be issuing new shares of Opnext common stock to StrataLight stockholders in Merger 1, each share of Opnext common stock outstanding immediately prior to the Merger 1 will represent a smaller percentage of the aggregate number of shares of Opnext common stock outstanding after Merger 1. As a result of the Mergers, each Opnext stockholder will own a smaller percentage of the shares of common stock of a larger company with more outstanding shares and more assets. Based on the number of shares of Opnext common stock outstanding on December 15, 2008, Opnext stockholders would own in the aggregate approximately 71% of the combined company following the Mergers.

Q:	Who can vote at the Annual Meeting?

A:	Only Opnext stockholders of record at the close of business on December 15, 2008 will be entitled to vote at the Annual Meeting. On the record date, there were 64,608,382 shares of common stock outstanding and entitled to vote.

Q:	Are any of the proposals to be considered at the Annual Meeting conditioned upon the approval of any other of the proposals to be considered at that Annual Meeting?

A:	Yes. However, the Annual Meeting proposals, which consist of the proposals to re-elect two Class II directors, approve the Second Amended and Restated Stock Incentive Plan, make a stock option grant to Opnext’s Chief Executive Officer and ratify the appointment of Ernst & Young as Opnext’s independent auditors for the fiscal year ending March 31, 2009, are not conditioned upon the approval of any proposal, including the proposal to issue shares of Opnext common stock in connection with the Merger Agreement or the proposals to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. The proposals to re-elect two Class II directors, approve the Second Amended and Restated Stock Incentive Plan, make a stock option grant to Opnext’s Chief Executive Officer and ratify the appointment of Opnext’s independent auditors are routine annual meeting proposals that would be put before the Opnext stockholders irrespective of the Mergers. Because the timing for the approval by the Opnext stockholders of the issuance of shares of Opnext common stock in connection with the Mergers and the election of the independent directors in accordance with the terms

v

of the Merger Agreement overlaps with the time of year in which Opnext would regularly hold its annual meeting of stockholders, Opnext decided to consolidate the proposals to approve all of these various matters for consideration at the Annual Meeting. The approval of the proposal to issue 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement and the inclusion of the proposal to elect two independent directors in accordance with the Merger Agreement are conditions to the completion of Merger 1. However, the approval of the proposal to elect two independent directors in accordance with the Merger Agreement is not a condition to the completion of Merger 1. The completion of Merger 1 cannot proceed without the approval of the proposal to issue 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement and, therefore, the proposal to elect two independent directors in accordance with the Merger Agreement is conditioned upon the approval of such issuance of shares.

Q:	When do you expect the Mergers to be completed?

A:	We expect to complete the Mergers upon the satisfaction of the closing conditions set forth in the Merger Agreement, including the approval by Opnext stockholders of the issuance of Opnext common stock pursuant to the Merger Agreement. We currently anticipate completing the Mergers in the third quarter of Opnext’s current fiscal year ending March 31, 2009.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under the DGCL, Opnext stockholders have no right of appraisal of the value of their shares in connection with the Mergers or the issuance of shares of Opnext common stock.

Q:	If my shares are held in “street name” by a bank, brokerage firm or nominee, will they vote my shares for me?

A:	You should instruct your bank, brokerage firm or nominee to vote your shares, following the directions they provide. If you do not instruct your bank, brokerage firm or nominee, they will generally not have the discretion to vote your shares. Because the approval of the proposal to issue Opnext common stock in connection with Merger 1 requires an affirmative vote of a majority of the votes cast by holders of Opnext common stock at the Annual Meeting, the failure to vote your shares will not affect the outcome of the vote on the proposal to approve the issuance of 26,545,455 shares of Opnext common stock in connection with Merger 1, provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on the proposal. Similarly, since the approval of the Second Amended and Restated Stock Incentive Plan requires an affirmative vote cast by a majority of the votes cast by holders of Opnext common stock at the Annual Meeting, the failure to vote your shares will not affect the outcome of the vote on this proposal, provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on this proposal. With respect to the proposal to elect four directors to the Opnext board of directors, a director nominee is elected only if he or she has received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Under the Bylaws, any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under the DGCL until his or her successor has been elected and qualified or until the Board has accepted his or her resignation, if earlier.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the Annual Meeting. Your signed proxy card will instruct the persons named on the card to vote your shares at the Annual Meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want your shares to be voted, your proxy will be voted by the proxy holders named in the enclosed proxy “FOR” each proposal and, in their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. You may also authorize a proxy by telephone or through the Internet by following the instructions with your proxy card. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares. YOUR VOTE IS VERY IMPORTANT.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Opnext will treat any duly executed proxy as not revoked until it receives a duly executed proxy bearing a later date or, in the case of the death or incapacity of the person executing the same, written notice thereof. Stockholders of record may revoke a proxy by sending to Opnext’s Corporate Secretary at its principal executive office at 1 Christopher Way, Eatontown, New Jersey 07724, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from the record holder, your broker, bank or other nominee.

Q:	What do I need to do to attend the Annual Meeting?

A:	In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Opnext common stock as of the close of business of December 15, 2008. You may request an admittance ticket by writing to Opnext’s Corporate Secretary at its principal executive office at 1 Christopher Way, Eatontown, New Jersey 07724. If you are a stockholder whose shares are not registered in your own name and you would like to request an admittance ticket, then evidence of your stock ownership, which can you obtain from your bank, broker or other holder of record, must accompany your letter. Each stockholder is entitled to one admittance ticket.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Opnext’s Corporate Secretary at its principal executive offices at 1 Christopher Way, Eatontown, New Jersey 07724.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders are encouraged to carefully read this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

PROPOSAL 1

ISSUANCE OF OPNEXT COMMON STOCK IN CONNECTION
WITH THE MERGER AGREEMENT

The Mergers

On July 9, 2008, Opnext, Merger Sub 1, Merger Sub 2, StrataLight and the Stockholder Representative entered into the Merger Agreement, pursuant to which Merger 1 and Merger 2 will occur. Upon the completion of the Mergers, approximately seventy-one percent (71%) of Opnext common stock will be held by existing Opnext stockholders and approximately twenty-nine percent (29%) will be held by former StrataLight stockholders on a fully-diluted basis.

Consideration to be Paid in the Mergers (Page 71)

StrataLight Capital Stock

Pursuant to Merger 1, each share of StrataLight capital stock (other than shares of capital stock held as treasury shares, shares of capital stock held by stockholders who properly exercise dissenters’ rights with respect to such shares and shares held by any subsidiary of StrataLight) will be converted into the right to receive a number of shares of Opnext common stock (totaling in the aggregate 26,545,455, including shares issuable pursuant to the Employee Liquidity Bonus Plan) and an amount in cash (totaling in the aggregate $30,000,000 (including amounts payable pursuant to the Employee Liquidity Bonus Plan) plus an amount equal to the excess of StrataLight’s cash and cash equivalents at the closing of Merger 1 (which will be deemed to be $23,500,000, subject to certain exceptions) over the sum of (a) certain indebtedness of StrataLight, (b) transaction expenses of StrataLight related to the Mergers and (c) the value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock at the closing of the Mergers), in each case, net of amounts payable pursuant to StrataLight’s Employee Liquidity Bonus Plan (the “Employee Liquidity Bonus Plan”), to be determined in accordance with the terms of the Merger Agreement. No fractional shares of Opnext common stock will be issued in connection with Merger 1 as holders of StrataLight capital stock will receive cash in lieu of any fractional shares of Opnext common stock they otherwise would have received in Merger 1. Pursuant to Merger 2, each outstanding share of capital stock of StrataLight will be converted into one share of common stock of Merger Sub 2.

The number of shares of Opnext common stock to be issued in Merger 1 is fixed, which means that it will not change between now and the time Merger 1 is completed. Therefore, the market value of the Opnext common stock received by StrataLight stockholders in Merger 1 will depend on the market price of Opnext common stock at the time Merger 1 is completed. Assuming the closing date of the Mergers were the date of this proxy statement/prospectus, based on the valuation of Opnext common stock pursuant to the Merger Agreement and the liquidation provisions of StrataLight’s certificate of incorporation, none of the consideration from the Mergers would be distributed to holders of StrataLight’s common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (and any options or warrants to purchase any of the foregoing would have no value and would be canceled).

Treatment of StrataLight Stock Options, Warrants and Equity-Based Awards

Each “in-the-money” option to purchase shares of StrataLight common stock granted under the StrataLight 2000 Stock Incentive Plan outstanding prior to the effective time of Merger 1 shall, whether vested or unvested, cease to represent a right to acquire shares of StrataLight common stock and shall be converted into an option, after giving effect to an exchange ratio, to purchase shares of Opnext common stock on the same terms and conditions as were applicable under such option immediately prior to the effective time of Merger 1. Each “out-of-the-money”

outstanding option to purchase shares of StrataLight common stock granted under StrataLight 2000 Stock Incentive Plan shall be cancelled prior to the effective time of Merger 1. Based on the current price of the Opnext common stock, it is anticipated that all of the outstanding options to purchase shares of StrataLight common stock granted under the StrataLight 2000 Stock Incentive Plan will be “out-of-the money” and will therefore terminate at the effective time of Merger 1. As a result, Opnext intends to issue to certain StrataLight employees (other than Messrs. Dodani and Horn) options to purchase an aggregate of approximately 1.6 million shares of Opnext’s common stock.

At the effective time of Merger 1, each right of any kind to receive shares or benefits measured by the value of a number of shares of capital stock, and each award of any kind consisting of shares, granted under StrataLight stock plans (including warrants, restricted stock, restricted stock units, deferred stock units and dividend equivalents) whether vested or unvested and which are “in-the-money”, other than options and other than one warrant which will entitle its holder to receive the applicable per share merger consideration with respect to the shares underlying such warrant but will not be automatically converted at the effective time, shall cease to represent a right or award with respect to such shares and shall be converted into the right to receive the applicable per share merger consideration with respect to the shares underlying such right.

Escrowed Consideration

A portion of the merger consideration that StrataLight stockholders would otherwise be entitled to receive will be deposited into an escrow fund pursuant to an escrow agreement to be entered into prior to Merger 1 among Opnext, StrataLight, the Stockholder Representative and an escrow agent to compensate Opnext if Opnext is entitled to indemnification payments pursuant to the Merger Agreement. In addition, certain amounts of the merger consideration to be paid to certain employees of StrataLight (see below “— The Merger Agreement — Employee Liquidity Bonus Plan”) shall be held in escrow by Merger Sub 2 and paid to such employees pursuant to the terms of the Merger Agreement.

Recommendation of the board of directors

The Opnext board of directors determined that entering into the Merger Agreement was advisable and in the best interests of Opnext and its stockholders and unanimously approved the Merger Agreement and the transactions it contemplates. For the factors considered by the Opnext board of directors in reaching its decision to approve, and declare the advisability of entering into, the Merger Agreement and the transactions it contemplates, see “Opnext’s Reasons for the Merger; Recommendation of the Opnext Board of Directors.” The Opnext board of directors unanimously recommends that the Opnext stockholders vote “FOR” the proposal to approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement.

Opinion of Opnext’s financial advisor (Page 58)

Goldman, Sachs & Co., referred to in this proxy statement/prospectus as Goldman Sachs, delivered its opinion to the Opnext board of directors that, based upon and subject to the qualifications and assumptions set forth therein, as of July 9, 2008, the merger consideration in the aggregate to be paid by Opnext pursuant to the Merger Agreement in connection with the acquisition of all of the outstanding shares of StrataLight common stock and preferred stock was fair from a financial point of view to Opnext.

The full text of the written opinion of Goldman Sachs, dated July 9, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A hereto. Goldman Sachs provided its opinion for the information and assistance of the Opnext board of directors in connection with its consideration of the Mergers and such opinion does not constitute a recommendation as to how any holder of Opnext common stock should vote with respect to the Mergers or any other matter. Pursuant to the terms of the engagement letter between Opnext and Goldman Sachs, Opnext has agreed to pay Goldman Sachs a transaction fee of approximately $3 million for its services in connection with the Mergers, the principal portion of which is contingent upon consummation of the Mergers.

Interests of certain persons in Merger 1 (Page 63)

Some of the members of StrataLight’s management have interests in Merger 1 that are different from, or in addition to, the interests of Opnext and StrataLight stockholders generally. These interests include (a) the right to receive a portion of the merger consideration pursuant to the Employee Liquidity Bonus Plan and (b) the right of certain of StrataLight’s executive officers to have the vesting of certain options on StrataLight capital stock accelerated as a result of Merger 1.

The Opnext board of directors was aware of these interests and considered them, among other matters, in approving and declaring the advisability of the Merger Agreement and the share issuance.

Board of directors and management following completion of the Mergers (Page 152)

The Opnext board of directors will consist of the current Class I Directors, Kendall Cowan and Ryuichi Otsuku, the current Class III Directors, Harry L. Bosco, Dr. Isamu Kuru and John F. Otto, Jr. and, if re-elected, the current Class II Directors, Dr. David Lee and Dr. Naoya Takahashi. Pursuant to the Merger Agreement, Opnext has agreed to recommend to Opnext stockholders the appointment of two directors mutually acceptable to Opnext and the Stockholder Representative, each of whom shall be “independent” for purposes of applicable NASDAQ Global Select Market listing rules. Pursuant to this obligation, Opnext is recommending the election of Philip F. Otto to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and Charles J. Abbe to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement.

Financing (Page 64)

Pursuant to the terms of the Merger Agreement, upon completion of Merger 1, StrataLight stockholders will be entitled to receive a number of shares of Opnext common stock (totaling in the aggregate 26,545,455 including shares issuable pursuant to the Employee Liquidity Bonus Plan) and an amount in cash to be determined in accordance with the terms of the Merger Agreement. The aggregate cash amount will be equal to $30,000,000 (including amounts payable pursuant to the Employee Liquidity Bonus Plan) plus an amount equal to the excess of StrataLight’s cash and cash equivalents at the closing of Merger 1 (which will be deemed to be $23,500,000, subject to certain exceptions) over the sum of (a) certain indebtedness of StrataLight, (b) transaction expenses of StrataLight related to the Mergers and (c) the value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock at the closing of the Mergers, in each case, net of amounts payable pursuant to the Employee Liquidity Bonus Plan. The assumed cash and cash equivalents of StrataLight at the Closing of Merger 1 is fixed at $23,500,000 unless the actual cash and cash equivalents of StrataLight at the Closing of Merger 1 are below $19,000,000, in which event the cash and cash equivalents of StrataLight at the Closing of Merger 1 will be equal to such actual amount. Assuming the closing date of the Mergers were the date of this proxy statement/prospectus, based on the valuation of Opnext common stock pursuant to the Merger Agreement and the liquidation provisions of StrataLight’s certificate of incorporation, none of the consideration from the Mergers would be distributed to holders of StrataLight’s common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (and any options or warrants to purchase any of the foregoing would have no value and would be canceled).

Opnext does not intend to seek financing to pay the cash portion of the merger consideration.

Governmental and regulatory approvals (Page 64)

Under United States antitrust laws, Opnext and StrataLight could not complete Merger 1 until they notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of Merger 1 and filed the necessary report forms, and until a required waiting period had ended. Opnext and StrataLight filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of Merger 1 and received early termination of the required waiting period on October 3, 2008.

Opnext must obtain approval of the listing on the NASDAQ Global Select Market of the shares of Opnext common stock to be issued in Merger 1.

Conditions to completion of the Mergers (Page 77)

Conditions to completion of Merger 1

The obligations of Opnext and StrataLight to consummate Merger 1 (in addition to the governmental and regulatory approvals set forth immediately above) are subject to the satisfaction or waiver of a number of conditions, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shall have been declared effective by the Securities and Exchange Commission (the “SEC”) and shall not be the subject of any stop order or initiated or threatened proceedings seeking a stop order; and

The obligations of Opnext and Merger Sub 1 to consummate Merger 1 are subject to the satisfaction or waiver of a number of conditions, including:

•	the aggregate number of shares of StrataLight stock held by StrataLight stockholders who are entitled to demand, and who properly demand, without withdrawal, an appraisal of such holder’s shares in accordance with Section 262 of the DGCL (and who comply in all other respects with Section 262), shall not exceed ten percent (10%) of the shares of StrataLight stock outstanding immediately prior to the completion of Merger 1;

•	greater than eighty-five percent (85%) of certain of StrataLight’s employees identified in the disclosure schedules to the Merger Agreement shall continue to be employed by StrataLight;

•	the absence of any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect (as defined in “— The Merger Agreement — Representations and Warranties”) on StrataLight; and

•	other customary conditions set forth in the Merger Agreement.

The obligations of StrataLight to consummate Merger 1 are subject to the satisfaction or waiver of a number of conditions, including:

•	the funds and shares required to be deposited with the escrow agent to secure the indemnification obligations of the StrataLight stockholders shall have been made by Opnext to the escrow agent; and

•	other customary conditions set forth in the Merger Agreement.

Conditions to Completing Merger 2

Opnext, Merger Sub 2 and StrataLight shall be required to consummate Merger 2 only if Merger 1 has been declared effective.

Prohibitions on soliciting third-party acquisition proposals (Page 76)

The Merger Agreement prohibits StrataLight, its subsidiaries and their respective affiliates, partners, members, officers, directors, employees, agents and advisors from (a) soliciting, initiating or knowingly encouraging the submission of third-party proposals or offers relating to the acquisition of any shares, equity interests or any material portion of the assets of StrataLight or its subsidiaries, or (b) participating in any discussions or negotiations with such third-parties, furnishing information with respect to, assisting or participating in, or facilitating in any other manner any such effort to acquire StrataLight or its subsidiaries or their assets.

Termination of the Merger Agreement (Page 79)

The Merger Agreement may be terminated at any time prior to the closing of Merger 1:

•	by mutual written consent of Opnext and StrataLight;

•	by either Opnext or StrataLight if:

•	StrataLight or Opnext fail to receive requisite stockholder approvals;

•	if Merger 1 and Merger 2 have not been consummated by January 9, 2009;

•	the other party commits a material breach of its representations, warranties or covenants under the Merger Agreement which would result in the failure to satisfy a closing condition, subject to a cure period and provided that the party terminating the Merger Agreement is not then in material breach of its representation, warranties or covenants under the Merger Agreement; or

•	a governmental entity issues an order, decree, ruling, injunction or other legal restraint or prohibition preventing completion of the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable.

Fees and expenses (Page 64)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. Notwithstanding the foregoing, all filing fees paid pursuant to the Hart-Scott-Rodino Antitrust Act of 1976 (the “HSR Act”) were borne by Opnext.

Certain material United States federal income tax consequences (Page 65)

It is generally expected that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”). The consummation of Merger 1 is conditioned on the receipt by each of Opnext and StrataLight of an opinion from its counsel to the effect that the Mergers will so qualify. Neither Opnext nor StrataLight may waive such closing condition after the Opnext stockholders have approved the issuance of Opnext common stock pursuant to the Merger Agreement, unless further approval from such stockholders is obtained with appropriate disclosure. Assuming that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then, in general, a StrataLight stockholder:

•	will recognize gain (but not loss) with respect to its StrataLight capital stock in an amount equal to the lesser of: (a) any gain realized with respect to such stock and (b) the amount of cash received with respect to such stock (other than any cash received in lieu of a fractional share of Opnext common stock); and

•	will recognize gain (or loss) to the extent any cash received in lieu of a fractional share of Opnext common stock exceeds (or is less than) the adjusted tax basis of such fractional share.

No gain or loss will be recognized by Opnext, StrataLight or the Opnext stockholders as a result of the Mergers.

See “Proposal 1: Issuance of Opnext Common Stock in Connection with the Merger Agreement — Certain Material United States Federal Income Tax Consequences” beginning on page 65.

Differences between the rights of Opnext stockholders and StrataLight stockholders (Page 146)

As a result of Merger 1, the holders of StrataLight capital stock will become holders of Opnext common stock. Following the Mergers, StrataLight stockholders will have different rights as stockholders of Opnext than as stockholders of StrataLight due to the different provisions of the governing documents of Opnext and StrataLight. See “— Comparison of Stockholders’ Rights” beginning on page 146.

StrataLight stockholders will be entitled to demand appraisal rights (Page 68)

Under the DGCL, holders of Opnext common stock are not entitled to appraisal rights in connection with the transaction. Under the DGCL, holders of StrataLight capital stock who do not consent to the approval and adoption of the Merger Agreement and Merger 1 have the right to seek appraisal of the fair value of their shares of StrataLight common stock as determined by the Delaware Court of Chancery if Merger 1 is completed, but only if they comply with all requirements of the DGCL. StrataLight will separately provide holders of StrataLight capital stock who may be entitled to exercise dissenters’ rights with information regarding their rights and related procedures.

The Opnext Annual Meeting (Page 46)

The Annual Meeting will be held on January 6, 2009, at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210 for the following purposes:

•	to approve the issuance of Opnext common stock pursuant to the Merger Agreement;

•	to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and to re-elect two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders;

•	to approve the Second Amended and Restated Stock Incentive Plan, which includes an increase in the aggregate number of shares reserved for issuance thereunder from 9,400,000 shares to 19,000,000 shares;

•	to approve the award to Opnext’s Chief Executive Officer Harry L. Bosco of a stock option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the 2001 Stock Incentive Plan;

•	to ratify the selection of Opnext’s independent registered public accounting firm; and

•	to transact any other business as may properly come before the Annual Meeting and any continuation, adjournment or postponement thereof.

Only record holders of Opnext common stock at the close of business on , 2008 will be entitled to vote at the Annual Meeting. Each share of Opnext common stock is entitled to one vote for each matter presented at the meeting. As of the record date of December 15, 2008, there were 64,608,382 shares of Opnext common stock entitled to vote at the Annual Meeting.

The stock issuance proposal requires the affirmative vote of a majority of all votes cast by the holders of common stock at the Annual Meeting, provided that the total votes cast represent at least a majority of the outstanding shares entitled to vote on the proposal. Because approval is based on the affirmative vote of a majority of votes cast, an Opnext stockholder’s failure to vote will not affect the outcome of the vote to approve the issuance of Opnext common stock in connection with the Mergers, assuming the total votes cast on the proposal represent at least a majority of all shares entitled to vote on the proposal. Abstentions will be counted for the purposes of determining whether a quorum exists at the Annual Meeting.

As of the Opnext record date, directors and executive officers of Opnext and their affiliates had the right to vote 36,877,597 shares of Opnext common stock, or fifty-seven percent (57.0%) of the outstanding Opnext common stock entitled to be voted at the Annual Meeting.

Hitachi and Clarity, two of Opnext’s stockholders, have agreed to vote all of their respective shares of Opnext common stock, which represent approximately 53.9% of the outstanding Opnext common stock, in favor of the issuance of Opnext common stock in Merger 1, in favor of the proposal to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and in favor of the proposal to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. This means that the approval of the issuance of Opnext common stock pursuant to Merger 1, the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement are each assured. However, approval of the other proposals is not assured and your vote is very important.

StrataLight Special Meeting of Stockholders

StrataLight’s board of directors is using this proxy statement/prospectus to solicit proxies from the stockholders of StrataLight at the StrataLight special meeting.

Record Date

The record date for the StrataLight shares entitled to vote is the close of business on December 15, 2008.

Outstanding Shares Held on Record Date

As of the record date, there were 3,527,583 shares of StrataLight common stock, 55,534 shares of StrataLight Series A Preferred Stock, 637,511 shares of StrataLight Series B Preferred Stock, 11,090,747 shares of StrataLight Series C Preferred Stock, 10,859,918 shares of StrataLight Series D Preferred Stock, 2,030,122 shares of StrataLight Series E Preferred Stock and 5,020,918 shares of StrataLight Series F Preferred Stock outstanding.

Shares entitled to vote

Only holders of record of StrataLight shares on the record date are entitled to receive notice of and to vote at the StrataLight special meeting. Each holder of an outstanding share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted on the record date. Each holder of a share of common stock is entitled to one vote.

As of the record date of the special meeting of the stockholders of StrataLight, directors and executive officers of StrataLight and their affiliates had the right to vote 1,662,083 shares of StrataLight common stock, 0 shares of StrataLight Series A Preferred Stock, 605,711 shares of StrataLight Series B Preferred Stock, 10,093,573 shares of StrataLight Series C Preferred Stock, 6,257,110 shares of StrataLight Series D Preferred Stock 1,678,985 shares of StrataLight Series E Preferred Stock and 568,691 shares of StrataLight Series F Preferred Stock or 47.1, 0, 95, 91, 57.6, 82.7 and 11.3 percent of the outstanding StrataLight common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, entitled to be voted at the StrataLight special meeting.

Approval and adoption of the Merger Agreement and the transactions contemplated thereby require the affirmative vote of holders of at least two-thirds of all outstanding shares of Series D Preferred Stock, voting as a separate class, holders of at least two-thirds of the outstanding Series D and Series E Preferred Stock, voting together as a separate class, holders of a majority of all of the outstanding preferred stock and holders of a majority of the outstanding capital stock of StrataLight as of the date of the StrataLight special meeting.

Holders of StrataLight’s capital stock representing approximately seventy-two percent (72%) of the outstanding Series D Preferred Stock (as a single class), seventy-five percent (75%) of the outstanding Series D and Series E Preferred Stock (as a single class), eighty-five percent (85%) of the outstanding preferred stock and eighty-one percent (81%) of the outstanding capital stock (assuming the conversion of all outstanding preferred stock into common stock) have agreed to vote all of their respective shares of StrataLight capital stock in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. This means that the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the StrataLight special meeting is assured.

Information about the companies

Opnext

The address and telephone number of the executive offices are:

1 Christopher Way
Eatontown, New Jersey 07724
Phone: (732) 544-3400

Opnext is a Delaware corporation and is a leading designer and manufacturer of optical modules and components which enable high-speed telecommunications and data communications networks globally.

Merger Sub 1

The address and telephone number of the executive offices are:

c/o Opnext, Inc.
1 Christopher Way
Eatontown, New Jersey 07724
Phone: (732) 544-3400

Merger Sub 1 is a Delaware corporation and a wholly owned subsidiary of Opnext. Merger Sub 1 was organized on July 8, 2008 solely for the purpose of effecting Merger 1. It has not carried on any activities other than in connection with the Merger Agreement.

Merger Sub 2

The address and telephone number of the executive offices are:

c/o Opnext, Inc.
1 Christopher Way
Eatontown, New Jersey 07724
Phone: (732) 544-3400

Merger Sub 2 is a Delaware corporation and a wholly owned subsidiary of Opnext. Merger Sub 2 was organized on July 8, 2008 solely for the purpose of effecting Merger 2. It has not carried on any activities other than in connection with the Merger Agreement.

StrataLight

The address and telephone number of the executive offices are:

151 Albright Way
Los Gatos, CA 95032
Phone Number: (408) 385-3000

StrataLight is a Delaware corporation and is a leading supplier of 40Gbps optical subsystems for use by telecommunications service providers and cable operators in their networks.

PROPOSAL 2

ELECTION OF CLASS I DIRECTOR AND CLASS II DIRECTORS

At the Annual Meeting, Opnext stockholders will be asked to vote on the election of Philip F. Otto to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and Charles J. Abbe to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. The inclusion of the proposal (but not the approval of the proposal) to appoint Mr. Abbe and Mr. Otto to the board of directors of Opnext is a condition to the closing of Merger 1 and the appointment of Mr. Abbe and Mr. Otto, assuming the proposal is approved, is contingent upon the closing of Merger 1.

At the Annual Meeting, Dr. David Lee and Dr. Naoya Takahashi will stand for re-election to the Opnext board of directors to serve as Class II Directors to hold office for a three-year term of office expiring at the 2011 annual meeting of stockholders.

PROPOSAL 3

APPROVAL OF THE SECOND AMENDED AND RESTATED
STOCK INCENTIVE PLAN

At the Annual Meeting, Opnext stockholders will be asked to consider and vote on a proposal to approve the Second Amended and Restated Stock Incentive Plan, which includes an increase in the aggregate number of shares reserved for issuance thereunder from 9,400,000 shares to 19,000,000 shares and further enables the compensation committee of Opnext’s board of directors to grant awards that will qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

PROPOSAL 4

APPROVAL OF STOCK OPTION GRANT TO
OPNEXT CHIEF EXECUTIVE OFFICER HARRY L. BOSCO

At the Annual Meeting, Opnext stockholders will be asked to vote to approve the award of an option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the Amended and Restated Stock Incentive Plan, to Harry L. Bosco, Opnext’s Chief Executive Officer.

PROPOSAL 5

RATIFICATION OF SELECTION OF AND RELATIONSHIP WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, Opnext stockholders will be asked to ratify the appointment of Ernst & Young LLP as Opnext’s independent registered public accountants for the fiscal year ending March 31, 2009.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF OPNEXT

The following consolidated balance sheet data as of March 31, 2008 and 2007 and the consolidated statements of operations data for the fiscal years ended March 31, 2008, 2007 and 2006 have been derived from Opnext’s audited financial statements and related notes which are included elsewhere in this document. The consolidated balance sheet data as of March 31, 2006, 2005 and 2004 and the statement of operations data for the fiscal years ended March 31, 2005 and 2004, have been derived from Opnext’s audited financial statements and related notes that do not appear in this document. The consolidated balance sheet data as of September 30, 2008 and the consolidated statements of operations data for the six months ended September 30, 2008 and 2007 have been derived from Opnext’s unaudited consolidated financial statements, which are included elsewhere in this document. The unaudited consolidated financial information has been prepared on the same basis as the audited consolidated financial statements and includes, in Opnext’s opinion, all adjustments necessary for a fair presentation of the financial information set forth in these statements. The consolidated selected financial data set forth below should be read in conjunction with Opnext’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Opnext” included elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.

Historical Financial Data

	Six Months
	Ended
	September 30,		Year Ended March 31,
	2008	2007	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands, except per share data)

Consolidated statements of operations data:
Sales	$164,396	$144,406	$283,498	$222,859	$151,691	$138,432	$79,390
Cost of sales	112,814	93,685	187,123	148,753	120,320	107,694	73,144

Gross margin	51,582	50,721	96,375	74,106	31,371	30,738	6,246
	31.4%	35.1%	34.0%	33.3%	20.7%	22.2%	7.9%
Research and development expenses	21,471	18,887	38,324	35,615	33,669	33,251	30,921
Selling, general, and administrative expenses	27,860	23,556	48,291	40,231	33,116	33,629	33,164
(Gain)/loss on disposal of property, plant and equipment	(9)	(37)	502	311	1,065	50	5,886
Asset impairment	—	—	—	—	—	—	19,150
Other operating expenses	—	—	—	—	399	17	247

Operating income (loss)	2,260	8,315	9,258	(2,051)	(36,878)	(36,209)	(83,122)
Interest income, net	1,972	4,837	8,534	3,298	4,102	2,138	2,374
Other (expense) income	(435)	(1,223)	(744)	(551)	1,561	52	258

Income (loss) before income taxes	3,797	11,929	17,048	696	(31,215)	(34,019)	(80,490)
Income tax (expense) benefit	—	(86)	—	—	(278)	1,275	—

Net income (loss)	$3,797	$11,843	$17,048	$696	$(31,493)	$(32,744)	$(80,490)

Net income (loss) per share:
Basic	$0.06	$0.18	$0.26	$0.01	$(0.61)	$(0.63)	$(1.57)
Diluted	0.06	0.18	0.26	0.01	(0.61)	(0.63)	(1.57)
Weighted average number of shares:
Basic	64,621	64,563	64,598	53,432	51,945	51,873	51,383
Diluted	64,774	64,612	64,633	53,486	51,945	51,873	51,383

	September 30,	March 31,
	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands)

Consolidated balance sheet data:
Total assets	$426,527	$432,459	$367,849	$215,969	$291,912	$322,540
Long-term liabilities	22,899	22,192	17,271	7,716	2,245	20,774
Total shareholders’ equity	326,744	323,078	290,657	118,652	148,176	177,901

Selected Quarterly Financial Information (Unaudited)

The following table shows Opnext’s unaudited consolidated quarterly statements of operations data for each of the quarters in the fiscal years ended March 31, 2008 and 2007 and for the quarters ended June 30, 2008 and September 30, 2008. This information has been derived from Opnext’s unaudited financial information, which, in the opinion of management, has been prepared on the same basis as Opnext’s audited financial statements and include all adjustments necessary for the fair presentation of the financial information for the quarters presented. This information should be read in conjunction with Opnext’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2008	2008	2008	2007	2007	2007
	(In thousands, except per share data)

Sales	$80,159	$84,237	$72,684	$66,408	$76,579	$67,827
Gross margin	24,451	27,131	23,899	21,755	26,948	23,773
Net income*	1,188	2,609	950	4,255	5,843	6,000
Net income per share:
Basic	$0.02	$0.04	$0.01	$0.07	$0.09	$0.09
Diluted	0.02	0.04	0.01	0.07	0.09	0.09
Weighted average shares outstanding:
Basic	64,620	64,623	64,640	64,627	64,576	64,550
Diluted	64,769	64,666	64,669	64,670	64,627	64,603

*	Net income for the three months ended September 30, 2008, June 30, 2008, March 31, 2008, December 31, 2007, September 30, 2007 and June 30, 2007 includes $1.5 million, $1.1 million, $1.0 million, $1.3 million, $1.0 million and $0.1 million, respectively, of stock-based compensation expense.

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,
	2007	2006	2006	2006
	(In thousands, except per share data)

Sales	$65,376	$61,736	$55,323	$40,424
Gross margin	22,189	20,628	18,513	12,776
Net income (loss)*	909	2,513	1,233	(3,959)
Net income (loss) per share:
Basic	$0.02	$0.05	$0.02	$(0.08)
Diluted	0.02	0.05	0.02	(0.08)
Weighted average shares outstanding:
Basic	57,803	52,008	52,008	51,989
Diluted	58,027	52,061	52,059	51,989

*	Net income for the three months ended March 31, 2007 includes $3.5 million of stock-based compensation expense.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF STRATALIGHT

The following consolidated balance sheet data as of December 31, 2007 and 2006 and the consolidated statement of operations data for the fiscal years ended December 31, 2007, 2006 and 2005 have been derived from StrataLight’s audited consolidated financial statement and related notes, which are included elsewhere in this document. The consolidated balance sheet data as of December 31, 2005, 2004 and 2003 and the selected consolidated statements of operations data for the fiscal years ended December 31, 2004 and 2003 have been derived from StrataLight’s audited consolidated financial statements and related notes that do not appear in this document. The consolidated balance sheet data as of September 30, 2008 and the consolidated statement of operations data for the three and nine months ended September 30, 2008 and 2007 have been derived from StrataLight’s unaudited consolidated financial statements, which are included elsewhere in this document. The unaudited consolidated financial information has been prepared on the same basis as the audited consolidated financial statements and has included, in StrataLight’s opinion, all adjustments, consisting only of normal recurring adjustments, that it considers necessary for a fair presentation of the financial information set forth in these statements. The following selected consolidated financial data should be read together with StrataLight’s consolidated financial statement, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of StrataLight” appearing elsewhere in this document. The historical results are not necessarily indicative of the results to be expected for any future period.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006	2005	2004	2003
	(unaudited)		(unaudited)
	(In thousands)
Statements of Operations Data:
Revenue	$32,886	$25,000	$95,460	$49,260	$76,295	$15,034	$3,868	$1,398	$45
Cost of revenue	21,375	19,389	64,435	37,277	60,811	13,372	5,423	1,319	23

Gross profit (loss)	11,511	5,611	30,025	11,983	15,484	1,662	(1,555)	79	22
Gross margin	35%	22%	31%	24%	20%	11%	(40)%	6%	49%
Operating expenses:
Research and development	8,439	4,175	20,920	10,753	16,134	7,932	5,831	8,346	9,974
Sales and marketing	1,223	654	3,484	1,387	2,183	551	885	640	316
General and administrative	2,951	999	6,978	1,813	2,733	1,501	675	680	670

Total operating expenses	12,613	5,828	31,382	13,953	21,050	9,984	7,391	9,666	10,960

Loss from operations	(1,102)	(217)	(1,357)	(1,970)	(5,566)	(8,322)	(8,946)	(9,587)	(10,938)
Interest and other income (expense), net	85	(1,411)	205	(1,496)	(4,089)	301	83	(164)	(552)

Loss before accretion of mandatorily redeemable convertible preferred stock, reduction in value of Series A and B convertible preferred stock due to changes in rights and preferences, cumulative effect of change in accounting principle and income tax provision	(1,017)	(1,628)	(1,152)	(3,466)	(9,655)	(8,021)	(8,863)	(9,751)	(11,490)
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	—	—	—	—	—	(2,079)
Reduction in value of Series A and B convertible preferred stock due to changes in rights and preferences	—	—	—	—	—	—	—	—	19,927
Cumulative effect of change in accounting principle	—	—	—	—	—	—	150	—	—
Income tax provision	34	—	34	—	—	—	—	—	—

Net income (loss)	$(1,051)	$(1,628)	$(1,186)	$(3,466)	$(9,655)	$(8,021)	$(8,713)	$(9,751)	$6,358

	September 30,	December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)
Consolidated balance sheet data:
Total assets	$73,957	$83,111	$18,474	$16,329	$10,537	$19,344
Redeemable and convertible preferred stock	57,719	57,719	20,880	15,032	—	—
Convertible preferred stock	28,748	28,748	28,748	28,748	28,747	28,749
Long-term liabilities	1,495	2,036	629	982	2,020	616
Total shareholders’ deficit	(43,454)	(43,705)	(38,771)	(31,209)	(22,325)	(44,875)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Opnext consolidated balance sheet information included in the table below was derived from its unaudited September 30, 2008 consolidated balance sheet included elsewhere in this proxy statement/prospectus and the StrataLight consolidated balance sheet was derived from its unaudited September 30, 2008 consolidated balance sheet included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations included in the table below for the year ended March 31, 2008 is presented as if the transaction had been consummated on April 1, 2007 and due to the different fiscal period ends, combines Opnext’s audited consolidated statement of operations for the fiscal year ended March 31, 2008 included elsewhere in this proxy statement/prospectus and the historical results of StrataLight for the twelve months ended March 31, 2008, which results were derived from StrataLight’s unaudited statements of operations for the three-month periods ended March 31, 2008 and 2007, and its audited statement of operations for the year ended December 31, 2007, which is included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2008 is also presented as if the transaction had been consummated on April 1, 2007 and combines Opnext’s unaudited consolidated statement of income for the six months ended September 30, 2008 included elsewhere in this proxy statement/prospectus, and StrataLight’s unaudited consolidated statement of operations for the six months ended September 30, 2008, derived from the unaudited statement of operations for the nine months ended September 30, 2008 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared by Opnext management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Opnext and StrataLight been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Opnext and of StrataLight, both included elsewhere in this proxy statement/prospectus.

	Six Months Ended September 30,	Year Ended March 31,
	2008	2008
	(In thousands, except per share data)

Revenues	$230,898	$378,714
Gross margin	70,888	109,185
Loss from operations	(3,585)	(32,518)
Net loss	(2,383)	(26,172)
Net loss per share — basic and diluted	(0.03)	(0.29)

	September 30, 2008
	(In thousands)

Total assets	$565,345
Cash and short-term investments	196,716
Working capital	288,014
Long-term obligations(1)	19,349
Long-term obligations ratio(2)	0.05

(1)	Long-term obligations represent capital lease obligations.

(2)	Long-term obligations ratio reflects long-term pro forma obligations as a percentage of total capital calculated as the sum of long-term obligations plus equity as reported on the pro forma balance sheet.

COMPARATIVE PER SHARE DATA

The following table shows certain per share data for Opnext and StrataLight for the six months ended September 30, 2008 and the fiscal year ended March 31, 2008 on a historical basis and on a pro forma basis reflecting the Mergers as if they had been consummated as of April 1, 2007. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this proxy statement/prospectus. The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Mergers been completed during the period or as of the dates for which this pro forma data is presented.

	For the Six Months			For the Year Ended March 31,
	Ended September 30, 2008			2008
	Opnext	StrataLight	Pro Forma(1)	Opnext	StrataLight	Pro Forma(1)

Net income (loss) per share — basic and diluted	$0.06	$(0.42)	$(0.03)	$0.26	$(4.86)	$(0.29)
Book value per share as of the end of the period	$5.05	$(16.06)	$4.50	$5.00	$(25.81)	N/A
Basic weighted average shares outstanding (000s)	64,621	2,706	91,166	64,598	1,693	91,143
Diluted weighted average shares outstanding (000s)	64,774	2,706	91,166	64,633	1,693	91,143

(1)	Pro forma weighted shares outstanding reflect the issuance of 26,545,455 shares of Opnext common stock in Merger 1.

COMPARATIVE STOCK PRICES AND DIVIDENDS

There is no public trading market for any class or series of StrataLight capital stock and there is no published information with respect to the market price of any class or series of StrataLight capital stock. On December 15, 2008, the record date for the StrataLight special meeting, there were approximately 121 holders of record of StrataLight’s capital stock.

Opnext common stock is listed and traded on the NASDAQ Global Select Market under the symbol “OPXT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of Opnext common stock.

	Opnext Common Stock
	High	Low

Fiscal 2009 Quarters:
July 1, 2008 to September 30, 2008	$6.45	$4.30
April 1, 2008 to June 30, 2008	$7.00	$4.84
Fiscal 2008 Quarters:
January 1, 2008 to March 31, 2008	$8.70	$4.16
October 1, 2007 to December 31, 2007	$14.81	$6.96
July 1, 2007 to September 30, 2007	$15.42	$10.39
April 1, 2007 to June 30, 2007	$14.85	$10.51
Fiscal 2007 Quarter:
February 16, 2007 to March 31, 2007(a)	$18.71	$14.79

(a)	Opnext common stock began trading on the NASDAQ Global Select Market on February 16, 2007.

On July 9, 2008, the last trading day before Opnext and StrataLight issued press releases regarding the Mergers, the last sales price of Opnext common stock was $5.27 per share. On December 15, 2008, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the last sales price of Opnext common stock was $1.92 per share. The market price of shares of Opnext common stock is subject to fluctuation. As a result, Opnext stockholders are urged to obtain current market quotations. On December 15, 2008, the record date for the Annual Meeting, there were approximately 64,608,382 shares of Opnext common stock outstanding.

Dividend Information

Neither Opnext nor StrataLight has ever declared or paid cash dividends on its capital stock. In accordance with StrataLight’s certificate of incorporation, however, holders of StrataLight’s Series E and Series F Preferred Stock are entitled to receive dividends, which accrue, whether or not declared by the StrataLight board of directors, at a specified rate per share, per year. The accrued dividends are payable in connection with a liquidation, dissolution or winding up of StrataLight. Such dividends shall accumulate up to a specified dollar amount per share. As of December 15, 2008, the Series E and Series F Preferred Stock had accrued dividends in the aggregate amount of $693,549.71 and $3,021,949.85, respectively.

Opnext currently anticipates that it will retain all available funds for use in its business and does not anticipate paying any cash dividends in the foreseeable future, whether or not the Mergers are consummated. If Merger 1 is not consummated, StrataLight anticipates that it would continue its policy of retaining any and all earnings to finance the operation and expansion of its business.

RISK FACTORS

In addition to general investment risks and the other information included in this proxy statement/prospectus, you should carefully consider the risk factors described below in evaluating whether to approve the proposals.

Risk Factors Relating to the Mergers

You should carefully consider, in addition to these risks concerning the Mergers, the risks described below relating to the combined company as well as the risks relating to StrataLight set forth below and the risks relating to Opnext set forth below.

The total number of shares of Opnext common stock to be issued in Merger 1 is fixed.

If Merger 1 is consummated, Opnext will issue an aggregate of 26.55 million shares of Opnext common stock to the holders of StrataLight capital stock. That number will not be adjusted. The price of Opnext common stock may vary at the effective time of Merger 1 from its price at the date of this proxy statement/prospectus and at the date of the Annual Meeting. That variation may be the result of changes in the business, operations or prospects of Opnext or StrataLight, market assessments of the likelihood that Merger 1 will be completed and the timing of Merger 1, regulatory considerations, general market and economic conditions and other factors. If the trading price of Opnext’s common stock increases before Merger 1 is completed, Opnext will be effectively paying a higher value to acquire StrataLight.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of Merger 1 or reduce the anticipated benefits of the Mergers.

Completion of Merger 1 is conditioned upon the receipt of certain consents and approvals. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing of Merger 1 will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals.

The ownership and voting interest of Opnext stockholders will be diluted as a result of the issuance of shares of Opnext common stock to the holders of StrataLight capital stock in Merger 1.

After the effective time of Merger 1, stockholders of StrataLight who receive Opnext common stock in Merger 1 will represent approximately twenty-nine percent (29%) of Opnext’s common stock as of the date of the Merger Agreement on a pro forma basis for the issuance in Merger 1. After Merger 1, the Opnext stockholders will have the same number of shares of Opnext common stock held immediately prior to Merger 1 and will therefore hold a smaller percentage, approximately 71%, of the aggregate number of shares of Opnext common stock outstanding after Merger 1.

Opnext and StrataLight may not successfully integrate their businesses and may not realize the anticipated benefits of the Mergers.

Achieving the potential benefits of the Mergers will depend in substantial part on the successful integration of the two companies’ technologies, operations and personnel. Opnext and StrataLight will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•	demonstrating to the customers of Opnext and StrataLight that the Mergers will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating and rationalizing administrative infrastructures;

•	integrating product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Opnext and StrataLight and resolving potential conflicts that may arise.

The integration of Opnext and StrataLight will be a complex, time consuming and expensive process and will require significant attention from management and other personnel, which may distract their attention from the day-to-day business of the combined company. The diversion of management’s attention and any difficulties associated with integrating StrataLight into Opnext could have a material adverse effect on the operating results of the combined company after the Mergers and the value of Opnext shares, and could result in the combined company not achieving the anticipated benefits of the Mergers. It is not certain that Opnext and StrataLight can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the business and operating results of the combined company.

To be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the Mergers, and failure to do so could seriously harm the combined company.

To be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. Employees of Opnext or StrataLight may experience uncertainty about their future role with the combined company both before and after strategies with regard to the combined company are announced or executed. This potential uncertainty may adversely affect the combined company’s ability to attract and retain key personnel. The combined company must continue to motivate its employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the Mergers or the loss of key employees due to such uncertainties.

If customers delay or defer purchasing decisions as a result of the Mergers, the operating results and prospects of the combined company could be adversely affected.

Opnext and StrataLight cannot assure you that their customers will continue their current buying patterns. Opnext’s or StrataLight’s customers may delay or defer purchasing decisions in anticipation of the consummation of the Mergers. Any such delay or deferral in purchasing decisions by such customers could have a material adverse effect on the business or operating results of Opnext or StrataLight, regardless of whether the Mergers are ultimately completed.

The combined company may not achieve strategic objectives, anticipated synergies and cost savings and other potential benefits of the Mergers.

Both companies expect to realize strategic and other financial and operating benefits as a result of the Mergers, including, among other things, certain cost and revenue synergies. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•	the inability of the combined company to increase product sales;

•	unfavorable customer reaction to the combined company’s products;

•	competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

•	the failure of key markets for the combined company’s products to develop to the extent or as rapidly as currently expected;

•	changes in technology that increase the number of competitors that the combined company faces after the Mergers or require the combined company to make significant capital expenditures to develop competitive products; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the Mergers could have a material adverse effect on the revenues, the levels of expenses and the operating results of the combined company and could result in the combined company not achieving the anticipated potential benefits of the Mergers and could cause dilution for Opnext’s earnings per share or decrease the expected accretive effect of the Mergers. In addition, Opnext and StrataLight cannot assure you that the growth rate of the combined company will equal the historical growth rate experienced by either Opnext or StrataLight.

Risks Relating to Opnext’s Operations (including StrataLight) After Completion of the Mergers

You should carefully consider, in addition to these risks concerning the combined company, the risks described above relating to the Mergers as well as the risks relating to StrataLight set forth below and the risks relating to Opnext set forth below.

Opnext’s and StrataLight’s quarterly revenues and operating results fluctuate due to a variety of factors, which may result in volatility or a decline in the prices of the stock of the combined company.

Opnext’s and StrataLight’s quarterly operating results have varied significantly due to a number of factors, including:

•	fluctuation in demand for their products;

•	the timing of new product introductions or enhancements by Opnext, StrataLight and their competitors;

•	the level of market acceptance of new and enhanced versions of their products;

•	the timing or cancellation of large customer orders;

•	the length and variability of the sales cycle for their products;

•	pricing policy changes by Opnext or StrataLight or their competitors and suppliers;

•	changes in the mix of products sold;

•	increased competition in product lines, and competitive pricing pressures; and

•	the evolving and unpredictable nature of the markets for products incorporating Opnext’s and StrataLight’s products.

Opnext and StrataLight expect that their operating results and those of the combined company will continue to fluctuate in the future as a result of these factors and a variety of other factors, including:

•	fluctuations in manufacturing yields;

•	the emergence of new industry standards;

•	failure to anticipate changing customer product requirements;

•	the loss or gain of important customers;

•	fluctuation in foreign currency exchange rates;

•	product obsolescence; and

•	the amount of research and development expenses associated with new product introductions.

The operating results of Opnext, StrataLight and the combined company could also be harmed by:

•	economic conditions generally or in various geographic areas where they or their customers do business;

•	acts of terrorism and international conflicts or crises;

•	other conditions affecting the timing of customer orders; or

•	a downturn in the markets for their customers’ products.

These factors are difficult or impossible to forecast. A significant portion of StrataLight’s and Opnext’s expenses are relatively fixed, and the timing of increases in expenses is based in large part on their forecast of future revenues. As a result, if revenues do not meet Opnext’s, StrataLight’s and the combined company’s expectations, they may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could harm their operating results. Also, if revenues do not meet Opnext’s, StrataLight’s and the combined company’s expectations, the results of the combined company may be harmed by certain negative accounting consequences, including the write-off of intangible assets.

As a result of these factors, Opnext’s, StrataLight’s and the combined company’s operating results may vary significantly from quarter to quarter.

The customers of Opnext and StrataLight may reduce capital expenditures and have difficulty satisfying liquidity needs due to continued turbulence in the U.S. and global economies, resulting in reduced sales of the combined company’s products and harming its financial condition and results of operations.

Continued turbulence in the U.S. and international markets and economies has caused certain of Opnext’s network system vendor customers, as well as their network service provider customers, to delay, reduce or cancel capital expenditures. If these market conditions persist, they will result in reduced sales of Opnext’s products and a reduction in the ability of its customers to timely replace maturing liabilities and access the capital markets to meet liquidity needs, any of which would adversely affect Opnext’s financial condition and results of operations.

Opnext and StrataLight each depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm the combined company.

A small number of customers have consistently accounted for a significant portion of the revenues of both Opnext and StrataLight. For example, sales to Opnext’s top five customers represented 72.5% and 78.2% of Opnext’s revenues during the fiscal year ended March 31, 2008 and the six-month period ended September 30, 2008, respectively. In the fiscal year ended December 31, 2007 and during the nine-month period ended September 30, 2008, StrataLight generated ninety-nine percent (99%) of its revenues from its five largest customers. The combined company’s success will depend on its continued ability to develop and manage relationships with significant customers. Although Opnext and StrataLight are attempting to expand their customer bases, they expect that significant customer concentration will continue for the foreseeable future. The combined company may not be able to offset any decline in revenues from its existing major customers with revenues from new customers and its quarterly results may be volatile because it is dependent on large orders from these customers that may be reduced or delayed.

The dependence of both Opnext and StrataLight on large orders from a relatively small number of customers makes their relationships with these large customers critically important to their businesses. Opnext and StrataLight cannot assure you that the combined company will be able to retain its largest customers, that it will be able to attract additional customers or that its customers will be successful in selling their products that incorporate the combined company’s products. The loss of one or more of the combined company’s largest customers, any reduction or delay in sales to these customers, the combined company’s inability to successfully develop relationships with additional customers or future price concessions that the combined company may make could significantly harm the combined company’s business.

Because Opnext and StrataLight do not have long-term contracts with their customers, their customers may cease purchasing the combined company’s products at any time.

Typically, Opnext and StrataLight do not have long-term contracts with their customers. As a result, Opnext’s and StrataLight’s agreements with their customers do not provide any assurance of future sales. Accordingly:

•	the combined company’s customers can stop purchasing its products at any time without penalty;

•	the combined company’s customers are free to purchase products from its competitors; and

•	the combined company’s customers are not required to make minimum purchases.

Sales are typically made pursuant to individual purchase orders, often with extremely short lead times. If the combined company is unable to fulfill these orders in a timely manner, it is likely that it will lose sales and customers. If the combined company’s major customers stop purchasing its products for any reason, its business and results of operations would be harmed.

Opnext’s and StrataLight’s markets are subject to rapid technological change, and to compete effectively they must continually introduce new products that achieve market acceptance.

The markets for Opnext’s and StrataLight’s products are characterized by rapid technological change, frequent new product introductions, substantial capital investment, changes in customer requirements and evolving industry standards with respect to the protocols used in communications networks. The combined company’s future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause the combined company’s customers to defer or cancel orders for existing products. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or if there is any delay in the development or introduction of the combined company’s new products or enhancements of its products, its operating results would suffer. The combined company also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. Opnext and StrataLight cannot assure you that the combined company will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, they cannot assure you that the combined company’s new products will gain market acceptance or that it will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm the business of the combined company.

StrataLight has material weaknesses, significant deficiencies and control deficiencies in its internal control over financial reporting, which could cause errors or material misstatements in the combined company’s financial statements once the combined company is required to report post-acquisition consolidated financial results.

StrataLight has material weaknesses, significant deficiencies and control deficiencies in its internal control over financial reporting. The existence of a material weakness could result in errors or material misstatements in financial statements. If StrataLight is unable to remediate its material weaknesses either before or after the closing of the Mergers, the combined company may have difficulty in reporting its post-acquisition consolidated financial results accurately and in a timely fashion. Because of the size of StrataLight in relation to Opnext, any errors resulting from StrataLight’s material weaknesses, significant deficiencies or control deficiencies could result in materially misstated financial statements of the combined company, which could cause an adverse effect on the trading price of the combined company’s common stock.

Decreases in average selling prices of Opnext’s and StrataLight’s products may reduce gross margins.

The market for optical subsystems, modules and components is characterized by declining average selling prices resulting from factors such as increased competition, overcapacity, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. Opnext and StrataLight each has in the past experienced, and the combined company may in the future experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. Opnext and StrataLight anticipate that the combined company’s average selling prices will decrease in the future in response to product introductions by competitors or the combined company, or as a result of other factors, including price pressures from significant customers. Therefore, in order to achieve and sustain profitable operations, the combined company must continue to develop and introduce on a timely basis new products that incorporate features that generate desired operating margins. Failure to do so could cause the combined company’s revenues and gross margins to decline, which would result in additional operating losses and significantly harm its business.

In the current environment of declining average selling prices, the combined company must continually seek ways to reduce costs to maintain its operating profit and net income. The combined company may be unable to sufficiently reduce the cost of its products to keep pace with competitive pricing pressures, which could adversely affect the combined company’s margins. In order to remain competitive, the combined company will also need to continually reduce the cost of manufacturing its products through design and engineering changes. Opnext and StrataLight cannot assure you that the combined company will be successful in redesigning its products or that any redesign will result in sufficient cost reductions to allow the combined company to remain competitive or improve its gross margins.

Failure of the combined company to protect its intellectual property may significantly harm its business.

Opnext’s and StrataLight’s success and ability to compete is dependent in part on their proprietary technologies. Both companies rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements to establish and protect their proprietary rights. Although a number of patents have been issued to Opnext and StrataLight and they have filed applications for additional patents, Opnext and StrataLight cannot assure you that any patents will issue as a result of pending patent applications or that their issued patents will be upheld. Any infringement of Opnext’s and StrataLight’s proprietary rights could result in significant litigation costs, and any failure to adequately protect the combined company’s proprietary rights could result in the competitors of the combined company offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite the efforts of Opnext and StrataLight to protect their proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the companies’ proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of Opnext’s or StrataLight’s products or to obtain and use information that they regard as proprietary. Accordingly, Opnext and StrataLight may not be able to prevent misappropriation of their technologies or deter others from developing similar technology. Furthermore, policing the unauthorized use of Opnext’s and StrataLight’s products is difficult and expensive.

Claims that the combined company infringes third-party intellectual property rights could result in significant expenses or restrictions on the combined company’s ability to sell its products.

The industry in which the combined company will operate is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to Opnext’s and StrataLight’s business. Any claims asserting that the combined company’s products infringe or may infringe proprietary rights of third parties, if determined adversely to the combined company, could significantly harm its business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of the combined company’s technical and management personnel, cause product shipment delays or require the combined company to enter into royalty or licensing agreements, any of which could significantly harm its business. Royalty or licensing agreements, if required, may not be available on terms acceptable to the combined company, if at all. In addition, Opnext’s and StrataLight’s agreements with its customers typically require Opnext and StrataLight to indemnify their customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against the combined company were successful and the combined company could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign its products to avoid infringement, its business would be significantly harmed.

Opnext’s and StrataLight’s products may contain defects that may cause the combined company to incur significant costs, divert its attention from product development efforts and result in a loss of customers.

Opnext’s and StrataLight’s products are complex and defects may be found from time to time. Opnext’s and StrataLight’s products are often embedded in or deployed in conjunction with their customers’ products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause the combined company to incur significant damages or warranty and repair costs, divert the attention of the combined company’s engineering personnel from its product development efforts and cause significant customer relation problems or loss of customers, all of which would harm the combined company’s business.

Risk Factors Relating to Opnext

You should carefully consider the risks described above relating to the Mergers and the risks described above relating to the combined company as well as the risks relating to Opnext set forth below and the risks relating to StrataLight that are also applicable to Opnext by virtue of being an industry participant.

Opnext depends on a limited number of customers for a significant percentage of its revenues, and any loss, cancellation, reduction or delay in purchases by these customers could harm Opnext’s business.

A limited number of customers have, historically, consistently accounted for a significant portion of Opnext’s revenues. For example, for the fiscal year ended March 31, 2008 and the six months ended September 30, 2008,

Cisco and Alcatel-Lucent accounted for 40.0% and 20.0% and 41.5% and 12.3% of revenues, respectively. Revenues from any of Opnext’s major customers may decline or fluctuate significantly in the future. Although Opnext is attempting to expand its customer base, the markets in which it sells its optical components products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of its potential customers. Accordingly, Opnext’s success will depend on its continued ability to develop and manage relationships with significant customers, and it is expected that the majority of revenues will continue to depend on sales of its products to a limited number of customers for the foreseeable future. Opnext may not be able to offset any decline in revenues from its existing major customers with revenues from new customers or other existing customers. Because of Opnext’s reliance on a limited number of customers, any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm Opnext’s business, operating results and financial condition. In addition, any negative developments in the business of existing significant customers could result in significantly decreased sales to these customers, which could seriously harm Opnext’s business, operating results and financial condition.

Opnext is dependent on contract manufacturers for a significant portion of its revenue.

Many of Opnext’s original equipment manufacturer (“OEM”) customers, including Cisco, use third party contract manufacturers to manufacture their networking systems. These contract manufacturers represented 54.0% and 51.3% of Opnext’s total revenue for the fiscal year ended March 31, 2008 and the six months ended September 30, 2008, respectively. Certain contract manufacturers purchase products directly from Opnext on behalf of networking OEMs. Although Opnext works with its OEM customers in the design and development phases of their systems, these OEM customers are gradually giving contract manufacturers more authority in product purchasing decisions. As a result, Opnext depends on a concentrated group of contract manufacturers for a significant portion of its revenue. If Opnext cannot compete effectively for the business of these contract manufacturers or if any of the contract manufacturers which work with Opnext’s OEM customers experience financial or other difficulties in their businesses, Opnext’s revenue and business could be adversely affected.

Uncertainty in customer forecasts of their demands and other factors may lead to delays and disruptions in manufacturing, which could result in delays in product shipments to customers and could adversely affect Opnext’s business.

Fluctuations and changes in Opnext’s customers’ demand are common in the industry in which Opnext operates. Such fluctuations, as well as quality control problems experienced in manufacturing operations or those of Opnext’s third-party contract manufacturers, may cause Opnext to experience delays and disruptions in its manufacturing process and overall operations and reduce its output capacity. As a result, product shipments could be delayed beyond the shipment schedules requested by Opnext’s customers or canceled, which would negatively affect Opnext’s revenues, operating income, strategic position at customers, market share and reputation. In addition, disruptions, delays or cancellations could cause inefficient production which in turn could result in higher manufacturing costs, lower yields and potential excess and obsolete inventory or manufacturing equipment. In the past, Opnext has experienced such delays, disruptions and cancellations.

Opnext participates in vendor managed inventory programs for the benefit of certain of its customers which could result in increased inventory levels and/or decreased visibility into the timing of revenues.

Certain of Opnext’s more significant customers have implemented a supply chain management tool called vendor managed inventory (“VMI”) programs which require suppliers, such as Opnext, to assume responsibility for maintaining an agreed upon level of consigned inventory at the customer’s location or at a third-party logistics provider, based on the customer’s demand forecast. Notwithstanding the fact that the supplier builds and ships the inventory, the customer does not purchase the consigned inventory until the inventory is drawn or pulled from the customer or third-party location to be used in the manufacture of the customer’s product. Though the consigned inventory may be at the customer’s or third-party logistics provider’s physical location, it remains inventory owned by the supplier until the inventory is drawn or pulled, which is the time at which the sale takes place. Opnext’s participation in VMI programs could result in it experiencing higher levels of inventory than it might otherwise and decrease its visibility into the timing of when its finished goods will ultimately result in revenue generating sales.

Certain VMI programs, particularly any involving products considered to be standard products, may require Opnext to commit to delivering certain quantities of its products to customers as consigned inventory without the customers having committed to purchase any quantity of such products. Such VMI programs increase the likelihood that estimates of Opnext’s customers’ requirements which prove to be greater than the customers’ actual purchases could result in surplus inventory and Opnext could be required to record charges for obsolete or excess inventories. Some of Opnext’s products and supplies have in the past become obsolete while in inventory due to rapidly changing customer specifications or a decrease in customer demand. For example, Opnext incurred charges of $0.7 million and $0.6 million, respectively, for increased excess and obsolete inventory during the fiscal year ended March 31, 2008 and the six months ended September 30, 2008, respectively. If Opnext or the customers with which it participates in VMI programs fail to accurately predict the demand for Opnext’s products, Opnext could incur additional excess and obsolete inventory write-downs. If Opnext is unable to effectively manage the implementation of, and proper inventory management planning associated with, its customers’ VMI programs, Opnext’s financial condition and results of operations could be materially adversely affected.

If Opnext’s customers do not qualify Opnext’s products or if their customers do not qualify their products, Opnext’s results of operations may suffer.

Most of Opnext’s customers do not purchase Opnext products prior to qualification of the products and satisfactory completion of factory audits and vendor evaluation. Opnext’s existing products, as well as each new product, must pass through varying levels of qualification with its customers. In addition, because of the rapid technological changes in the market in which Opnext operates, a customer may cancel or modify a design project before Opnext begins large-scale manufacture of the product and receives revenue from the customer. It is unlikely that Opnext would be able to recover the expenses for canceled or unutilized custom design projects. It is difficult to predict with any certainty whether Opnext’s customers will delay or terminate product qualification or the frequency with which customers will cancel or modify their projects, but any such delay, cancellation or modification could have a negative effect on Opnext’s results of operations.

If network service providers that purchase systems from Opnext’s customers fail to qualify or delay qualifications of any products sold by its customers that contain Opnext’s products, Opnext’s business could be harmed. The qualification and field testing of Opnext’s customers’ systems by network service providers is long and unpredictable. This process is not under the control of Opnext or its customers, and, as a result, timing of Opnext’s revenues is unpredictable. Any unanticipated delay in qualification of one of Opnext’s customers’ network systems could result in the delay or cancellation of orders from Opnext’s customers for modules included in the applicable network system, which could harm Opnext’s results of operations.

Opnext does not have long-term volume purchase contracts with its customers, so Opnext’s customers may increase, decrease, cancel or delay their buying levels at any time with minimal advance notice to Opnext, which may significantly harm its business.

Opnext’s customers typically purchase its products pursuant to individual purchase orders. While customers generally provide Opnext with their demand forecasts, in most cases they are not contractually committed to buy any quantity of products beyond firm purchase orders. Opnext’s customers may increase, decrease, cancel or delay purchase orders already in place. If any of Opnext’s major customers decrease, stop or delay purchasing Opnext’s products for any reason, Opnext’s business and results of operations would be harmed. Cancellation or delays of such orders may cause Opnext to fail to achieve its short- and long-term financial and operating goals. In the past, during periods of severe market downturns, certain of Opnext’s largest customers canceled significant orders with Opnext and its competitors which resulted in losses of revenues and excess and obsolete inventory and, ultimately, inventory and asset disposals throughout the industry. Similarly, decreases or deferrals of purchases by Opnext’s customers may significantly harm the industry in which Opnext operates and specifically Opnext’s business in these and in additional unforeseen ways, particularly if they are not anticipated.

Opnext may experience low manufacturing yields or higher than expected costs.

Manufacturing yields depend on a number of factors, including the stability and manufacturability of the product design, manufacturing improvements gained over cumulative production volumes, the quality and consistency of component parts and the nature and extent of customization requirements by customers. Higher volume demand for more mature designs requiring less customization generally results in higher manufacturing yields than products with lower volumes, less mature designs and requiring extensive customization. Capacity constraints, raw materials shortages, logistics issues, the introduction of new product lines and changes in Opnext’s customer requirements, manufacturing facilities or processes or those of Opnext’s third-party contract manufacturers and component suppliers have historically caused, and may in the future cause, significantly reduced manufacturing yields, negatively impacting the gross margins on, and Opnext’s production capacity for, those products. Opnext’s ability to maintain sufficient manufacturing yields is particularly important with respect to certain products it manufactures such as lasers and photodetectors due to the long manufacturing process. Moreover, an increase in the rejection and rework rate of products during the quality control process before, during or after manufacture would result in lower yields, gross margins and production capacity. Finally, manufacturing yields and margins can also be lower if Opnext receives and inadvertently uses defective or contaminated materials from its suppliers. Because a significant portion of Opnext’s manufacturing costs is relatively fixed, manufacturing yields may have a significant effect on its results of operations. Lower than expected manufacturing yields could delay product shipments and decrease Opnext’s revenues and operating profit.

There is a limited number of potential suppliers for certain components. In addition, Opnext depends on a limited number of suppliers whose components have been qualified into Opnext’s products and who could disrupt Opnext’s business if they stop, decrease or delay shipments or if the components they ship have quality or consistency issues. Opnext may also face component shortages if it experiences increased demand for modules and components beyond what the qualified suppliers can deliver.

Opnext’s customers generally restrict its ability to change the component parts in its modules without their approval, which for less critical components may require as little as a specification comparison and for more critical components, such as lasers, photodetectors and key integrated circuits, as much as repeating the entire qualification process. Opnext depends on a limited number of suppliers of key components that it has qualified to use in the manufacture of certain of its products. Some of these components are available only from a sole source or have been qualified only from a single supplier. Opnext typically has not entered into long-term agreements with its suppliers and, therefore, the suppliers could stop supplying materials and equipment at any time or fail to supply adequate quantities of component parts on a timely basis. It is difficult, costly, time consuming and, on short notice, sometimes impossible for Opnext to identify and qualify new component suppliers. The reliance on a sole supplier, single qualified vendor or limited number of suppliers could result in delivery and quality problems, reduced control over product pricing, reliability and performance and an inability to identify and qualify another supplier in a timely manner. Opnext has in the past had to change suppliers, which has, in some instances, resulted in delays in product development and manufacturing until another supplier was found and qualified. Any such delays in the future may limit Opnext’s ability to respond to changes in customer and market demands. During the last several years, the number of suppliers of components has decreased significantly and, more recently, demand for components has increased rapidly. Any supply deficiencies relating to the quality or quantities of components Opnext uses to manufacture its products could adversely affect its ability to fulfill customer orders and its results of operations.

Opnext relies substantially upon a limited number of contract manufacturing partners and, if these contract manufacturers fail to meet its short and long-term needs and contractual obligations, Opnext’s business may be negatively impacted.

Opnext relies on a limited number of contract manufacturers to assemble, manufacture and test approximately half of its finished goods. The qualification and set up of these independent manufacturers under quality assurance standards is an expensive and time-consuming process. Certain of Opnext’s independent manufacturers have a limited history of manufacturing optical modules or components. In the past, Opnext has experienced delays or other problems, such as inferior quality, insufficient quantity of product and an inability to meet cost targets, which has led to delays in its ability to fulfill customer orders. Additionally, Opnext has, in the past, been required to qualify new contract manufacturing partners and replace contract manufacturers, which led to delays in deliveries. Any future interruption in the operations of these manufacturers, or any deficiency in the quality, quantity or timely delivery of the components or products built for Opnext by these manufacturers, could impede Opnext’s ability to meet its scheduled product deliveries to its customers or require Opnext to contract with and qualify new contract manufacturing partners. As a result, Opnext may lose existing or potential customers or orders and its business may be negatively impacted.

Opnext depends on facilities located outside of the United States to manufacture its products, which subjects it to additional risks.

In addition to Opnext’s principal manufacturing facilities in Japan, it relies on contract manufacturers located in Asia and elsewhere for supply of key products and it intends to expand its use of contract manufacturers outside of Japan. Each of these facilities and manufacturers subjects Opnext to additional risks associated with international manufacturing, including:

•	unexpected changes in regulatory requirements;

•	legal uncertainties regarding liabilities, tariffs and other trade barriers;

•	inadequate protection of intellectual property in some countries;

•	greater incidence of shipping delays;

•	greater difficulty in overseeing manufacturing operations, including, but not limited to, the levels of inventory associated therewith;

•	greater difficulty in hiring talent needed to oversee manufacturing operations;

•	potential political and economic instability; and

•	the outbreak of infectious diseases which could result in travel restrictions or the closure of Opnext’s facilities or the facilities of its customers and suppliers.

Any of these factors could significantly impair Opnext’s ability to source its contract manufacturing requirements internationally.

Opnext faces increasing competition from other providers of competing products, which could negatively impact its results of operations and market share.

Opnext believes that a number of companies have developed or are developing transmit and receive optical modules and components and lasers and infrared LEDs that compete directly with its product offerings. Current and potential competitors may have substantially greater financial, marketing, research and manufacturing resources than Opnext possesses, and there can be no assurance that Opnext’s current and future competitors will not be more successful than Opnext in specific product lines or as a whole.

Competition has intensified as additional competitors enter the market and current competitors expand their product lines. The industry has experienced an increase in low-cost providers of certain product lines. Companies competing with Opnext may introduce products that are more competitively priced, have better performance, functionality or reliability, or Opnext’s competitors may have stronger customer relationships, and may be able to react quicker to changing customer requirements and expectations. Increased competitive pressure has in the past and may in the future result in a loss of sales or market share or cause Opnext to lower prices for its products, any of which would harm its business and operating results. To attract new customers or retain existing customers, Opnext may offer certain customers favorable prices on its products. A reduction in pricing for any existing or future customers may result in reduced pricing for other existing or future customers since Opnext’s customers’ pricing is established pursuant to pricing agreements of not more than one year in duration or upon receipt of purchase orders. All of the pricing agreements with Opnext’s customers provide either that prices will be set at invoicing or at various intervals during the year or require Opnext to offer its existing customers the most favorable pricing terms. All of these situations enable Opnext’s customers to frequently negotiate based upon prevailing market price trends. As product prices decline, Opnext’s average selling prices and operating profits would likely decline.

Decreases in average selling prices of Opnext’s products may reduce operating profit and net income, particularly if Opnext is not able to reduce expenses commensurately.

The market for optical components continues to be characterized by declining average selling prices resulting from factors such as increased price competition among optical component manufacturers, excess capacity, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. Opnext anticipates that average selling prices will decrease in the future in response to product introductions by its competitors or Opnext, or in response to other factors, including price pressures from significant customers. In order to sustain profitable operations, Opnext must, therefore, continue to develop and introduce new products on a timely basis that incorporate features that can be sold at higher average selling prices. Failure to do so could cause Opnext’s revenues and operating profit to decline.

In the current environment of declining average selling prices, Opnext must continually seek ways to reduce costs to maintain its operating profit and net income. Opnext’s cost reduction efforts may not allow it to keep pace with competitive pricing pressures. To remain competitive, Opnext must continually reduce the cost of manufacturing its products through design and engineering changes. Opnext may not be successful in redesigning its products or delivering its products to market in a timely manner. Opnext cannot assure you that any redesign will result in sufficient cost reductions to allow it to reduce the price of its products to remain competitive or maintain its operating profit and net income.

Shifts in Opnext’s product mix may result in declines in operating income and net income.

Opnext’s gross profit margins vary among its product families, and are generally higher on Opnext’s 10G and above products. Opnext’s optical products sold for longer distance applications typically have higher gross margins than its products for shorter distance applications. Opnext’s gross margins are generally lower for newly introduced products and improve as unit volumes increase. Opnext’s overall operating income has fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and its ability to reduce product costs, and these fluctuations are expected to continue in the future.

If demand for optical systems, particularly for 10Gbps and 40Gbps network systems, does not continue to expand as expected, Opnext’s business will suffer.

Opnext’s future success as a manufacturer of transmit and receive optical modules and components ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks, particularly those directly or indirectly dependent upon a fiber optics infrastructure. The continued uncertainties in the communications industry and the global economy make it difficult for Opnext to anticipate revenue levels. Continued uncertain demand for optical components would have a material adverse effect on Opnext’s results of operations. Currently, while increasing demand for network services and for broadband access, in particular, is apparent, growth is limited by several factors, including, among others, an uncertain regulatory environment, reluctance from content providers to supply video and audio content due to insufficient copy protection and uncertainty regarding long-term sustainable business models as multiple industries (cable TV, traditional telecommunications, wireless, satellite, etc.) offer competing content delivery solutions. Ultimately, if long-term expectations for network growth and bandwidth demand are not realized or do not support a sustainable business model, Opnext’s business would be significantly harmed.

Opnext’s products may contain defects that may cause it to incur significant costs, divert its attention from product development efforts, result in a loss of customers and may possibly result in product liability claims.

Opnext’s products are complex and undergo quality testing as well as formal qualification by both Opnext’s customers and by Opnext. However, defects may be found from time to time. Opnext’s customers’ testing procedures are limited to evaluating Opnext’s products under likely and foreseeable failure scenarios and over varying amounts of time. For various reasons (including, among others, the occurrence of performance problems that are unforeseeable in testing or that are detected only when products age or are operated under peak stress conditions), Opnext’s products may fail to perform as expected long after customer acceptance. Failures could result from faulty components or design, problems in manufacturing or other unforeseen reasons. As a result, Opnext could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. Opnext has experienced such failures in the past and will continue to face this risk going forward, as its products are widely deployed throughout the world in multiple demanding environments and applications. In addition, Opnext may in certain circumstances honor warranty claims after the warranty has expired or for problems not covered by warranty in order to maintain customer relationships. Opnext has in the past increased its warranty reserves and has incurred significant expenses relating to certain communications products. Any significant product failure could result in lost future sales of the affected product and other products, as well as severe customer relations problems, litigation and damage to Opnext’s reputation.

In addition, Opnext’s products are typically embedded in, or deployed in conjunction with, its customers’ products, which incorporate a variety of components and may be expected to interoperate with modules produced by third parties. As a result, not all defects are immediately detectable and when problems occur, it may be difficult to identify the source of the problem. These problems may cause Opnext to incur significant damages or warranty and repair costs, divert the attention of its engineering personnel from product development efforts and cause significant customer relation problems or loss of customers, all of which would harm Opnext’s business.

The occurrence of any defects in Opnext’s products could give rise to liability for damages caused by such defects. Any defects could, moreover, impair the market’s acceptance of Opnext’s products. Both could have a material adverse effect on Opnext’s business and financial condition. For example, in the fiscal year ended March 31, 2008, Opnext incurred a $1.0 million warranty charge to cover anticipated future costs associated with replacing defective 40Gbps Digital Mux/Demux integrated circuits purchased from an external supplier that were included in 40Gpbs transceivers previously sold to its customers.

Opnext’s market is subject to rapid technological change and, to compete effectively, it must continually introduce new products that achieve market acceptance or Opnext’s business may be significantly harmed.

The markets for Opnext’s products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards, all with an underlying pressure to reduce costs and meet stringent reliability and qualification requirements. Opnext expects that new technologies will emerge as competition and the need for higher and more cost-effective bandwidth increases. Opnext’s future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause Opnext’s customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a write-down in the value of inventory on hand related to existing products. Opnext has in the past experienced a slowdown in demand for existing products and delays in new product development, and such delays may occur in the future. To the extent customers defer or cancel orders for existing products for any reason, Opnext’s operating results would suffer. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	delays in or denials of membership in future MSAs that become successful, or membership in and product development for MSAs that do not become successful;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. Opnext cannot assure you that it will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, Opnext cannot assure you that its new products will gain market acceptance or that it will be able to respond effectively to product introductions by competitors, technological changes or emerging industry standards. Opnext also may not be able to develop the underlying core technologies necessary to create new products and enhancements, to license these technologies from third parties, or to stay competitive in the markets. Any failure to respond to technological changes could significantly harm Opnext’s business.

Opnext’s products are complex and may take longer to develop and qualify than anticipated and Opnext may not recognize revenues from new products until after long customer qualification periods.

Opnext is constantly developing new products and using new technologies in these products. These products often take substantial time to develop because of their complexity, rigorous testing and qualification requirements and because customer and market requirements can change during the product development or qualification process. Such activity requires significant spending by Opnext. Due to the long development cycle and qualification process, Opnext may not recognize revenue, if at all, from new products until long after such expenditures.

In the telecommunications market, there are stringent and comprehensive reliability and qualification requirements for optical networking systems. In the data communications industry, qualifications can also be stringent and time-consuming; however, these requirements are less uniform than those found in the telecommunications industry from application to application and systems vendor to systems vendor.

At the component level, such as for new lasers, the development cycle may be lengthy and may not result in a product that can be utilized cost-effectively in Opnext’s modules or that meets customer and market requirements. Additionally, Opnext often incurs substantial costs associated with the research and development and sales and marketing activities in connection with products that may be purchased long after it has incurred the costs associated with designing, creating and selling such products.

If Opnext fails to obtain the right to use others’ intellectual property rights necessary to operate its business, its ability to succeed will be adversely affected.

Numerous patents in Opnext’s industry are held by others, including its competitors and academic institutions. Opnext’s competitors may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against Opnext. For example, on March 27, 2008, Furukawa Electric Co. (“Furukawa”) filed a complaint against a wholly owned subsidiary of Opnext, Opnext Japan, Inc. (“Opnext Japan”), alleging that certain laser diode modules manufactured and/or sold by Opnext Japan infringe Furukawa’s Japanese Patent No. 2,898,643. The complaint seeks an injunction as well as 300 million yen in royalty damages. While Opnext believes that it has meritorious defenses to the asserted claims, there can be no assurances that this action will not result in a material recovery against, or expenses to, Opnext.

In the future, Opnext may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for its business. Unless Opnext is able to obtain those licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit sales of its existing products and the development of new products for the markets in which Opnext operates. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on Opnext’s operating results. Opnext’s competitors may be able to obtain licenses or cross-license their technology on better terms than Opnext can, which could put Opnext at a competitive disadvantage.

If Opnext is unable to obtain a license from a third-party, or successfully defeat its infringement claim, it could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for past, present and future use of the infringing technology;

•	expend significant resources to develop non-infringing technology; or

•	pay substantial damages to Opnext’s customers or end users to discontinue use or replace infringing technology with non-infringing technology.

Any of the foregoing results could have a material adverse effect on Opnext’s business, financial condition and results of operations.

Opnext licenses its intellectual property to Hitachi and its wholly-owned subsidiaries without restriction. In addition, Hitachi is free to license certain of Hitachi’s intellectual property which Opnext uses in its business to any third-party, including Opnext’s competitors, which could harm Opnext’s business and operating results.

Opnext was initially created as a stand alone entity by acquiring certain assets of Hitachi through various transactions. In connection with these transactions, Opnext acquired a number of patents and know-how from Hitachi, but also granted Hitachi and its wholly-owned subsidiaries a perpetual right to continue to use those patents and know-how, as well as other patents and know-how that Opnext develops during a period ending in July of 2011 (and October of 2012 in certain cases). This license back to Hitachi is broad and permits Hitachi to use this intellectual property for any products or services anywhere in the world, including to compete with Opnext.

Additionally, while significant intellectual property owned by Hitachi was assigned to Opnext when it was created, Hitachi retained and only licensed to Opnext the intellectual property rights to underlying technologies used in both Opnext’s products and the products of Hitachi. Under the agreement, Hitachi remains free to license these intellectual property rights to the underlying technologies to any party, including competitors of Opnext. The intellectual property that has been retained by Hitachi and that can be licensed in this manner does not relate solely or primarily to one or more of Opnext’s products, or groups of products; rather, the intellectual property that is licensed to Opnext by Hitachi is generally used broadly across Opnext’s entire product portfolio. Competition by third parties using the underlying technologies retained by Hitachi could harm Opnext’ business and operating results.

Opnext’s failure to protect its intellectual property may significantly harm its business.

Opnext’s success and ability to compete is dependent in part on its proprietary technology. Opnext relies on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and internal procedures, to establish and protect its proprietary rights. Although a number of patents have been issued to Opnext and it has obtained a number of other patents as a result of acquisitions, it cannot assure you that its issued patents will be upheld if challenged by another party. Additionally, with respect to any patent applications which Opnext has filed, it cannot assure you that any patents will issue as a result of these applications. If Opnext fails to protect its intellectual property, it may not receive any return on the resources expended to create the intellectual property or generate any competitive advantage based on it.

Pursuing infringers of Opnext’s intellectual property rights can be costly.

Pursuing infringers of Opnext’s proprietary rights could result in significant litigation costs, and any failure to pursue infringers could result in its competitors utilizing the technology belonging to and offering similar products as Opnext, potentially resulting in loss of a competitive advantage and decreased revenues. Despite Opnext’s efforts to protect its proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect Opnext’s proprietary rights to the same extent as do the laws of the United States. Protecting Opnext’s intellectual property is difficult especially after its employees or those of its third-party contract manufacturers end their employment or engagement. Attempts may be made to copy or reverse-engineer aspects of Opnext’s products or to obtain and use information that Opnext regards as proprietary. Accordingly, Opnext may not be able to prevent misappropriation of its technology or prevent others from developing similar technology. Furthermore, policing the unauthorized use of its products is difficult and expensive. Litigation may be necessary in the future to enforce Opnext’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. The costs and diversion of resources could significantly harm Opnext’s business. If Opnext fails to protect its intellectual property, it may not receive any return on the resources expended to create the intellectual property or generate any competitive advantage based on it.

Third parties may claim Opnext is infringing their intellectual property rights, and Opnext could be prevented from selling its products, or suffer significant litigation expense, even if these claims have no merit.

Opnext’s competitive position is driven in part by its intellectual property and other proprietary rights. Third parties, however, may claim that Opnext, or its products, operations or any products or technology Opnext obtains from other parties is infringing their intellectual property rights, and Opnext may be unaware of intellectual property rights of others that may cover some of Opnext’s assets, technology and products. There may be third parties that refrained from asserting intellectual property infringement claims against Opnext’s products or processes while Opnext was a majority-owned subsidiary of Hitachi that may elect to pursue such claims now that Opnext is no longer a majority-owned subsidiary of Hitachi. For example, on March 27, 2008, Furukawa filed a complaint against Opnext Japan, alleging that certain laser diode modules manufactured and/or sold by Opnext Japan infringe Furukawa’s Japanese Patent No. 2,898,643. The complaint seeks an injunction as well as 300 million yen in royalty damages. While Opnext believes that it has meritorious defenses to the asserted claims, there can be no assurances that this action will not result in a material recovery against, or expenses to, Opnext.

In addition, from time to time Opnext receives letters from third parties that allege Opnext is infringing its intellectual property and asking Opnext to license such intellectual property, and Opnext reviews the merits of each such letter. Any litigation regarding patents, trademarks, copyrights or other intellectual property rights, even those without merit, could be costly and time consuming, and divert Opnext’s management and key personnel from operating the business. The complexity of the technology involved and inherent uncertainty and cost of intellectual property litigation increases Opnext’s risks. If any third-party has a meritorious or successful claim that Opnext is infringing its intellectual property rights, Opnext may be forced to change its products or manufacturing processes or enter into licensing arrangement with third parties, which may be costly or impractical. This also may require Opnext to stop selling its products as currently engineered, which could harm its competitive position. Opnext also may be subject to significant damages or injunctions that prevent the further development and sale of certain of its products or services and may result in a material loss in revenue.

Opnext’s future operating results may be subject to volatility as a result of exposure to foreign currency exchange risks.

Opnext is exposed to foreign currency exchange risks. Foreign currency fluctuations may affect Opnext’s revenues and its costs and expenses and significantly affect its operating results. Portions of Opnext’s revenues are derived in currencies other than the U.S. dollar, principally the Japanese yen and the euro. In addition, a substantial portion of Opnext’s cost of sales is derived in Japanese yen and portions of the operating expenses are derived in Japanese yen and euros. As a result, Opnext bears the risk that fluctuations in the exchange rates of these currencies in relation to the U.S. dollar could decrease its revenues or increase its costs and expenses and therefore have a negative effect on future operating results.

Opnext’s financial results may vary significantly from quarter-to-quarter due to a number of factors, which may lead to volatility in Opnext’s stock price.

Opnext’s quarterly revenue and operating results have varied in the past and may continue to vary significantly from quarter to quarter. This variability may lead to volatility in Opnext’s stock price as market analysts and investors respond to these quarterly fluctuations. These fluctuations are due to numerous factors, including:

•	fluctuations in demand for Opnext’s products;

•	the timing, size and product mix of sales of Opnext’s products;

•	Opnext’s ability to manufacture and deliver products to its customers in a timely and cost-effective manner;

•	quality control problems in Opnext’s manufacturing operations;

•	fluctuations in Opnext’s manufacturing yields;

•	length and variability of the sales cycles of Opnext’s products;

•	new product introductions and enhancements by Opnext and its competitors;

•	changes in Opnext’s pricing and sales policies or the pricing and sales policies of its competitors;

•	Opnext’s ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

•	unanticipated increase in costs and expenses; and

•	fluctuations in foreign currency exchange rates.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect Opnext’s quarterly or annual operating results. In addition, a significant amount of Opnext’s operating expenses is relatively fixed in nature due to Opnext’s internal manufacturing, research and development, sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on Opnext’s results of operations. Because many of these factors are beyond Opnext’s control, it believes that quarter-to-quarter comparisons of its operating results may not be a reliable indication of future performance, and you should not rely on its results or growth for any single quarter as an indication of future performance. Moreover, Opnext’s operating results may not meet its announced guidance or expectations of equity research analysts or investors, in which case the price of Opnext common stock could decrease significantly. There can be no assurance that Opnext will be able to successfully address these risks.

Opnext may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to its stockholders.

Opnext anticipates that current cash and cash equivalents, and cash flows from future operating activities, will be sufficient to meet its anticipated cash needs for the foreseeable future. Opnext operates in a market, however, that makes its prospects difficult to evaluate. It is possible that Opnext may not generate sufficient cash flow from operations or otherwise have the capital resources to meet its future capital needs. If this occurs, Opnext may need additional financing to execute its current or future business strategies, including to:

•	acquire complementary businesses or technologies;

•	enhance Opnext’s operating infrastructure;

•	hire additional technical and other personnel; or

•	otherwise pursue Opnext’s strategic plans and respond to competitive pressures.

If Opnext raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. Opnext cannot assure you that additional financing will be available on terms favorable to Opnext, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, Opnext’s ability to fund operations, take advantage of unanticipated opportunities, develop or enhance products, or otherwise respond to competitive pressures could be significantly limited.

If Opnext fails to retain its senior management and other key personnel or if Opnext fails to attract additional qualified personnel, it may not be able to achieve its anticipated level of growth and its business could suffer.

Opnext’s future depends, in part, on its ability to attract and retain key personnel. Opnext’s future depends on the continued contributions of members of its senior management team and key technical personnel, each of whom would be difficult to replace. The loss of services of members of Opnext’s senior management team or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on its business. Competition for highly skilled technical people is extremely intense and Opnext continues to face difficulty identifying and hiring qualified personnel in many areas of its business. Opnext may not be able to hire and retain such personnel at compensation levels consistent with its existing compensation and salary structure. Some of the companies with which Opnext competes for hiring experienced employees have greater resources than Opnext has. In addition, in making employment decisions, particularly in the high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Therefore, significant volatility in the price of Opnext stock could adversely affect Opnext’s ability to attract or retain technical personnel.

Potential future acquisitions may not generate the results expected, could be difficult to integrate, divert the attention of key personnel, disrupt Opnext’s business, dilute stockholder value and impair financial results.

As part of its business strategy, Opnext may pursue acquisitions of companies, technologies and products that it believes could accelerate its ability to compete in its core markets or allow it to enter new markets. If Opnext fails to manage its future growth effectively, in particular during periods of industry uncertainty, its business could suffer. Acquisitions involve numerous risks, any of which could harm Opnext’s business, including:

•	difficulties in integrating the manufacturing, operations, technologies, products, existing contracts, accounting and personnel of the target company and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company;

•	diversion of financial and management resources from existing operations;

•	the price Opnext pays or other resources that it devotes may exceed the value it realizes, or the value it could have realized if it had allocated the purchase price or other resources to another opportunity or for existing operations;

•	risks of entering new markets in which Opnext has limited or no experience;

•	potential loss of key employees, customers and strategic alliances from either Opnext’s current business or the target company’s business;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the target company’s products;

•	inability to generate sufficient revenue and profitability to offset acquisition costs;

•	equity based acquisitions may have a dilutive effect on Opnext stock; and

•	inability to successfully consummate transactions with identified acquisition candidates.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm Opnext’s financial results. As a result, if Opnext fails to properly evaluate acquisitions or investments, it may not achieve the anticipated benefits of any such acquisitions, and Opnext may incur costs in excess of what it anticipates.

Opnext depends on Hitachi for assistance with Opnext’s research and development efforts. Any failure of Hitachi to provide these services could have a material adverse effect on Opnext’s business.

Opnext’s product expertise is based on research ability developed within its Hitachi heritage and through joint research and development in lasers and optical technologies. A key factor to Opnext’s business success and strategy is fundamental laser research. Opnext relies on access to Hitachi’s research laboratories pursuant to a research and development agreement with Hitachi, which includes access to Hitachi’s research facilities and engineers, to conduct research and development activities that are important to the establishment of new technologies and products vital to Opnext’s current and future business. Opnext’s research and development agreement with Hitachi and Opnext Japan’s research and development agreement with Hitachi will both expire on February 20, 2012. Should access to Hitachi’s research laboratories not be available or available at less attractive terms in the future, development of new technologies and products may suffer and Opnext’s results could be materially adversely affected.

Hitachi and Clarity could collectively control the outcome of shareholder actions in Opnext.

As of September 30, 2008, Hitachi and Clarity Partners, L.P. and Clarity Opnext Holdings II, LLC, collectively Clarity, held an aggregate 53.9% equity interest in Opnext. In addition, Hitachi and Clarity Management, L.P. hold options to purchase 1,010,000 and 1,000,000 shares of Opnext common stock, respectively, which are fully vested. Their equity shareholdings give them the power to collectively control many or all actions that require shareholder approval, including the election of Opnext’s board of directors. Significant corporate actions, including the incurrence of material indebtedness or the issuance of a material amount of equity securities may require the consent of Opnext’s shareholders. Hitachi and Clarity, collectively or individually, might oppose any action that would dilute their respective equity interests in Opnext, and may be unable or unwilling to participate in future financings of Opnext and thereby materially harm Opnext’s business and prospects.

Opnext may have conflicts of interest with Hitachi and, because of Hitachi’s significant ownership interest in Opnext, may not be able to resolve such interests on favorable terms for Opnext. For example, Hitachi has another majority-owned subsidiary, Hitachi Cable, Ltd., that directly competes with Opnext in certain 10Gbps 300 pin and LX4 applications and certain SFP applications.

Business disruptions resulting from international uncertainties could negatively impact Opnext’s profitability.

Opnext derives, and expects to continue to derive, a significant portion of its revenue from international sales in various markets. Opnext’s international revenue and operations are subject to a number of material risks, including, but not limited to:

•	different technical standards or requirements, such as country or region-specific requirements to eliminate the use of lead;

•	difficulties in staffing, managing and supporting operations in more than one country;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems;

•	fewer legal protections for intellectual property;

•	fluctuations in foreign economies;

•	fluctuations in the value of foreign currencies and interest rates;

•	domestic and international economic or political changes, hostilities and other disruptions in regions where Opnext currently operates or may operate in the future; and

•	different and changing legal and regulatory requirements in the jurisdictions in which Opnext currently operates or may operate in the future.

The risks provided above impact Opnext’s business in the countries in which it operates including Japan and countries in Europe, which constitute a significant portion of its international operations. For example, the European Union enforced a mandatory requirement on the Reduction of Hazardous Substances (RoHS 2002/95/EC) which required Opnext to make changes to its product line on a global basis in order to comply with the European directive, and may do so again in the future. Negative developments in any of these areas in one or more countries could result in a reduction in demand for Opnext’s products, the cancellation or delay of orders already placed, difficulties in producing and delivering its products, threats to its intellectual property, difficulty in collecting receivables, and a higher cost of doing business, any of which could negatively impact Opnext’s business, financial condition or results of operations.

Opnext’s business and future operating results may be adversely affected by events outside of its control.

Opnext’s business and operating results are vulnerable to interruption by events outside of its control, including possible earthquakes which may affect its Japanese factories or its Fremont, California facility or the facilities of contract manufacturers or critical vendors. Other possible disruptions include: fire, volcanic activity, flood, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce. In the event of an economic downturn, Opnext may not be able to reduce costs fast enough and, specifically, it may be hampered in eliminating employees in foreign jurisdictions due to foreign labor regulations.

Environmental laws and regulations may subject Opnext to significant costs and liabilities.

Opnext’s operations include the use, generation and disposal of hazardous materials. Opnext is subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the use of hazardous substances, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. For example, the European Union enforced a mandatory requirement on the Reduction of Hazardous Substances (RoHS 2002/95/EC) which required Opnext to make changes to its product line on a global basis in order to comply with the European directive, and may do so again in the future. In the future, Opnext could incur substantial costs, including cleanup costs, as a result of violations of or liabilities under environmental laws.

The price of Opnext common stock is highly volatile and may continue to fluctuate substantially which could result in substantial losses for its investors.

The trading price of Opnext common stock has fluctuated significantly since the initial public offering in February 2007, and is likely to remain volatile in the future. For example, since the date of Opnext’s initial public offering, its common stock has closed as low as $1.30 and as high as $18.71 per share. The trading price of Opnext common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	actual or anticipated fluctuations in Opnext’s results of operations;

•	variance in Opnext’s financial performance from the expectations of market analysts;

•	conditions and trends in the markets Opnext serves;

•	announcements of significant new products by Opnext or its competitors;

•	changes in Opnext pricing policies or the pricing policies of its competitors;

•	legislation or regulatory policies, practices, or actions;

•	the commencement or outcome of litigation;

•	Opnext’s sale of common stock or other securities in the future, or sales of Opnext common stock by principal stockholders;

•	changes in market valuation or earnings of Opnext’s competitors;

•	the trading volume of Opnext common stock;

•	changes in the estimation of the future size and growth rate of the markets in which Opnext operates;

•	general economic conditions; and

•	material weaknesses in internal controls

In addition, the stock market in general, the NASDAQ and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of Opnext common stock, regardless of Opnext’s operating performance.

Certain provisions of Opnext’s corporate governing documents and Delaware Law could make an acquisition of Opnext difficult.

Certain provisions of Opnext’s organizational documents and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of Opnext or limit the price that investors may be willing to pay in the future for shares of Opnext common stock. For example, Opnext’s amended and restated certificate of incorporation and amended and restated bylaws:

•	authorize the issuance of preferred stock that can be created and issued by Opnext’s board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of Opnext common stock;

•	limit the persons who can call special stockholder meetings;

•	provide that a supermajority vote of Opnext stockholders is required to amend some portions of Opnext’s amended and restated certificate of incorporation and amended and restated bylaws;

•	provide for a classified board of directors with each class having a staggered term from each other class;

•	establish advance notice requirements to nominate persons for election to Opnext’s board of directors or to propose matters that can be acted on by stockholders at stockholder meetings;

•	do not provide for cumulative voting in the election of directors; and

•	provide for the filling of vacancies on Opnext’s board of directors by action of a majority of the directors and not by the stockholders.

These and other provisions in Opnext’s organizational documents could allow the Opnext board of directors to affect the rights of stockholders in a number of ways, including making it difficult for stockholders to replace members of the board of directors. Because the Opnext board of directors is responsible for approving the appointment of members of Opnext’s management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of Opnext common stock.

Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between Opnext and any holder of 15% or more of Opnext common stock which could have the effect of delaying, deferring or prohibiting a merger or other takeover or a change of control of Opnext.

Generally, Section 203 of the Delaware General Corporation Law prohibits Opnext from engaging in a business combination with any holder of 15% or more of Opnext common stock for a period of three years after the time that the stockholder acquired Opnext common stock, subject to certain exceptions.

Opnext has recently been the target of a securities class action complaints and is at risk of future securities class action litigation. This or any additional litigation could result in substantial costs to Opnext, drain its resources and divert the management’s time and attention.

On February 20, 2008, a putative class action captioned Bixler v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-00920) was filed in the United States District Court for the District of New Jersey against Opnext and certain of its directors and officers, alleging, inter alia, that the registration statement and prospectus issued in connection with the Opnext initial public offering on February 14, 2007 (the “IPO”) contained material misrepresentations in violation of federal securities laws. On March 7 and 20, 2008, two additional putative class actions were filed in the District of New Jersey, similarly alleging, inter alia, that federal securities laws had been violated by virtue of alleged material misrepresentations in Opnext’s registration statement and prospectus. Those complaints, captioned Coleman v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-01222) and Johnson v. Opnext, Inc., et al. (D.N.J. Civil Action No. 3:08-cv-01451), respectively, named as defendants Opnext; certain of Opnext’s present and former directors and officers (the “Individual Defendants”); Opnext’s auditor; and the underwriters of the IPO. Motions were filed by several of Opnext’s present and former shareholders seeking (1) to consolidate the Bixler, Coleman, and Johnson cases; (2) to be appointed lead plaintiff; and (3) to have their counsel appointed by the court as lead counsel for the putative class. On May 22, 2008, the court issued an order consolidating Bixler, Coleman, and Johnson under Civil Action No. 08-920 (JAP) and, on July 30, 2008, a Consolidated Class Action Complaint (the “Consolidated Complaint”) was filed. The Consolidated Complaint also added Hitachi as a defendant. Opnext, the Individual Defendants and the underwriters filed answers to the Consolidated Complaint, denying the material allegations and asserting various affirmative defenses, on October 21, 2008. On November 6, 2008, Opnext’s auditor was voluntarily dismissed from the action by plaintiff, without prejudice. Hitachi has not yet responded to the Consolidated Complaint.

While Opnext cannot predict the outcome of these proceedings, Opnext believes that it and the Individual Defendants have meritorious defenses to the asserted claims. There can be no assurance, however, that this action will not result in a material recovery against, or expense to, Opnext. Opnext expects to incur legal fees in responding to this lawsuit and the expense of defending this, or any additional litigation which may arise, may be significant. The amount of time to resolve this lawsuit, or any additional lawsuits, is unpredictable and such litigation may divert management’s attention from the day-to-day operations of Opnext’s business, which could adversely affect the business, results of operations and cash flows.

Opnext may be subject to potential shareholder litigation resulting from a lack of effective internal control over financial reporting.

A lack of effective internal control over financial reporting could result in an inability to accurately report Opnext’s financial results, which could lead to a loss of investor confidence in Opnext’s financial reports and have an adverse effect on the stock price.

Effective internal controls are necessary for Opnext to provide reliable financial reports. If Opnext cannot provide reliable financial reports or prevent fraud, its business and operating results could be harmed. Opnext has in the past discovered, and may in the future discover, deficiencies in its internal controls. For example, as more fully described in Item 9A of the Amendment No. 1 to Opnext’s Annual Report filed on Form 10-K/A for the fiscal year ended March 31, 2007, in the course of preparing the financial statements for the quarter ended December 31, 2007, Opnext’s management concluded that errors occurred in the valuation of inventory consigned to one of Opnext’s contract manufacturers and that, as a result, its inventory and trade payables balances and the reported amounts of cost of goods sold and other income (expense), net, were not properly reported for each of the fiscal years ended March 31, 2006 and March 31, 2007, and for the quarters beginning September 30, 2005 through March 31, 2007, and its inventory and trade payables balances and the reported amount of cost of goods sold were not properly reported for the quarter ended June 30, 2007. As a result of these errors, Opnext restated its audited financial statements for the years ended March 31, 2007 and 2006, and filed an Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007 to restate these financial statements, as well as an

Amendment No. 1 to the Quarterly Reports on Form 10-Q/A for the fiscal quarters ended June 30, 2007 and September 30, 2007. These restatements caused Opnext’s management to conclude that Opnext had a material weakness in its internal control over financial reporting because the controls did not identify the errors on a timely basis. During the three-month period ended March 31, 2008, Opnext’s management implemented processes and procedures that it believes remediated this weakness. As a result, Opnext’s management concluded that its internal control over financial reporting was operating effectively as of March 31, 2008, without material weakness.

A failure to implement and maintain effective internal control over financial reporting could result in a material misstatement of Opnext’s financial statements or otherwise cause it to fail to meet its financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of Opnext’s financial reports, which could have an adverse effect on its business, financial condition, operating results and stock price, and Opnext could be subject to further stockholder litigation and the costs associated therewith.

Risk Factors Relating to StrataLight

You should carefully consider the risks described above relating to the Mergers and the risks described above relating to the combined company as well as the risks relating to StrataLight set forth below and the risks relating to Opnext that are also applicable to StrataLight by virtue of being an industry participant.

StrataLight has a limited history of selling its products, which makes it difficult to predict its future operating results.

StrataLight was incorporated in January 2000 and shipped its first optical subsystems in the third quarter of 2004. StrataLight released its latest generation of this subsystem in the quarter ended June 30, 2008. Because of its limited history of product sales and its very recent introduction of a new generation of products, it is unclear whether StrataLight will succeed in increasing its product sales. StrataLight’s limited history selling and marketing its products makes it difficult to forecast its future revenue and expenses accurately.

StrataLight has incurred significant losses since its inception and, if it is unable to continue to increase its revenue while controlling its expenses, StrataLight may never achieve profitability.

StrataLight incurred net losses of $9.7 million, $8.0 million, and $8.7 million in 2007, 2006 and 2005, respectively, and StrataLight has not achieved profitability in any quarter or year since inception. In the nine months ended September 30, 2008, StrataLight incurred a net loss of $1.1 million. As of September 30, 2008, StrataLight had an accumulated deficit of $50.1 million. StrataLight expects to continue to make significant expenditures related to the development of its business, including hiring additional personnel related to sales, marketing and product development and expanding its manufacturing capabilities. StrataLight will need to continue to increase its revenue while controlling its expenses if it is to achieve and maintain profitability.

StrataLight has material weaknesses, significant deficiencies and control deficiencies in its internal control over financial reporting, which could cause errors or material misstatements in its financial statements.

StrataLight’s independent registered public accounting firm has identified material weaknesses and significant deficiencies in StrataLight’s internal control over financial reporting. The identified material weaknesses included a lack of adequate financial statement resources and the lack of appropriate level of qualified accounting staff, which resulted in StrataLight not adequately maintaining its books and records relating to non-recurring engineering arrangements and incorrect accounting for complex or unusual transactions. StrataLight also had a material weakness with respect to inconsistency in the effectiveness of the review over the inputs and analysis of warranty reserve, labor and overhead capitalization and inventory valuation. These material weaknesses were identified by StrataLight’s independent registered public accounting firm in connection with the audit of its financial statements for the year ended December 31, 2007, along with other matters involving its internal controls that constituted significant deficiencies and control deficiencies. StrataLight’s independent registered public accounting firm was not, however, engaged to audit, nor has it audited, the effectiveness of StrataLight’s internal control over financial reporting. Accordingly, StrataLight’s independent registered public accounting firm has not rendered an opinion on its internal control over financial reporting. Likewise, StrataLight has not performed an evaluation of internal control over financial reporting, as it is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. If such an evaluation had been performed or when it is required to perform such an evaluation, additional material weaknesses, significant deficiencies and other control deficiencies may have been or may be identified. The existence of a material weakness could result in errors or material misstatements in StrataLight’s financial statements. A failure to remediate these material weaknesses or any other material weaknesses that may exist in a timely manner could result in the presentation of materially misstated financial statements.

StrataLight depends on a limited number of customers and service providers.

StrataLight has generated substantially all of its revenue from a limited number of OEM customers. For example, StrataLight generated 92% of its revenue from its two largest customers in 2006 and 80% of its revenue from its two largest customers in 2007. During the nine-month period ended September 30, 2008, StrataLight generated 87% of its revenues from its two largest customers. If StrataLight loses one of these customers or experiences a decline in orders from any of them, it may not be able to offset the decline in the revenue with revenue from new customers, because of the long sales cycle for its products. StrataLight’s dependence on a limited number of OEM customers is due in large part to the network systems industry being dominated by a small number of large companies, and this dependence may increase if the industry were to further consolidate. As a result of any such consolidation, StrataLight’s products may no longer be incorporated into the systems of the resulting entity.

Similarly, StrataLight’s OEM customers depend on a small number of service providers to purchase their optical systems that incorporate its products. StrataLight believes that most of its optical subsystems are currently deployed by only two service providers. StrataLight expects that the substantial majority of its revenue will continue to depend on sales to a small number of OEM customers that sell to a small number of service providers. If StrataLight’s OEM customers experience a decline in orders from their customers, StrataLight could experience a decline in revenue as well.

If StrataLight were to lose any single major OEM customer, if the OEM customer were to cease selling and marketing the network systems that incorporate StrataLight’s products or if a service provider ceased to purchase network systems that incorporate StrataLight’s products, it would be difficult for StrataLight to replace the lost revenue and its business would be harmed.

StrataLight’s operating results are likely to fluctuate significantly.

StrataLight’s operating results have fluctuated in the past and are likely to continue to fluctuate, on a quarterly basis, as a result of a number of factors, many of which are outside of its control. These factors include among others:

•	the timing, number and size of orders, especially from significant customers;

•	fluctuations in demand for its products;

•	its unpredictable and lengthy sales cycles;

•	the accuracy of its customer order forecasts;

•	the level and timing of capital spending of service providers;

•	timing and success of its engineering and product development efforts and investments;

•	changes in its mix of products or customers;

•	the loss of a key contract manufacturer or supplier;

•	decline in the average selling price of its products;

•	new product introductions by its competitors;

•	market acceptance of new or existing products offered by StrataLight or its customers;

•	unexpected changes in its operating expenses; and

•	the cost, quality and availability of components used in its products.

StrataLight establishes its expenditure levels for product development and other operating expenses based on anticipated revenue, and its expenses are relatively fixed in the short term. Accordingly, variations in the timing of its sales can cause significant fluctuations in operating results.

The market in which StrataLight operates is dependent on new product developments beyond its own. If the market for those products does not develop as StrataLight anticipates, its revenue may decline or fail to grow, which would adversely affect its operating results.

StrataLight derives, and expects to continue to derive, all of its revenue from the sale of products into the long haul and ultra long haul network markets. These markets are relatively new and still evolving and are dependent on the development and success of product technologies in addition to StrataLight’s products. If any of these products fail to achieve market acceptance or do not develop as anticipated, the market for StrataLight’s products may not continue to develop or may develop more slowly than it expects, either of which would significantly adversely affect StrataLight’s revenue and profitability.

If demand for optical systems, particularly for 40Gbps network systems, does not continue to expand as StrataLight expects, its business will suffer.

StrataLight’s future success depends on the continued expansion of the capacity of global information networks, particularly those with fiber optic infrastructures. The expansion in network capacity in turn depends on the demand for voice, video and other data delivered over these networks, as well as increased investments by service providers in the expansion of network capacity. Without this growth, the need for StrataLight’s optical subsystems would be reduced. Historically, the demand for high-speed network services has created a cycle of new investment in optical systems. StrataLight’s success currently depends on the emergence of demand for an increase in network channel speed from 10Gbps to 40Gbps. StrataLight’s future success will depend on its ability to develop technologies that meet demand for any subsequent cycles of development, which it expects initially to be 100Gbps. Each increase in channel speed, and therefore StrataLight’s future growth, will be made more difficult by several factors, including changing standards and technologies and a disinclination by service providers to make substantial additional investments in their networks. Ultimately, if long-term expectations for network growth and bandwidth demand are not realized, StrataLight’s business would be significantly harmed.

StrataLight does not have long-term volume purchase contracts with its customers, so its customers may increase, decrease, cancel or delay their buying levels at any time with minimal advance notice to StrataLight, which may significantly harm its business.

StrataLight’s customers typically purchase its products pursuant to individual purchase orders. While StrataLight’s customers generally provide it with their demand forecasts, in most cases they are not contractually committed to buy any quantity of products beyond firm purchase orders. If a customer decreases, cancels or delays an order that it previously forecasted before signing a purchase order, StrataLight may not have enough time to reduce its costs to minimize the negative effect on its gross margins and its financial results could be harmed.

Because of the lengthy and complex sales cycles of its products, StrataLight’s operating results can be unpredictable.

The sales cycle for StrataLight’s products is typically lengthy, complex and unpredictable and usually involves:

•	a significant technical evaluation period by OEMs and service providers;

•	a significant commitment of capital and other resources throughout the sales cycle; and

•	significant implementation and acceptance procedures by service providers.

StrataLight’s sales cycle for new products typically lasts 18 months, but can be longer. Typically, its sales efforts include targeting both a prospective OEM customer and a service provider that purchases optical systems incorporating its products from the OEM customer. As a result, StrataLight typically must face each of the factors listed above at multiple levels in order to complete a sale. StrataLight incurs substantial sales and marketing expenses and expends significant management effort during this time, regardless of whether it completes a sale. Because the purchase of StrataLight’s products involves substantial cost, most of its OEM customers wait to purchase its subsystems until their service provider customers are ready to deploy the OEM’s optical systems in their networks, which can further extend the period of time it can take to complete a sale. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If StrataLight fails to realize sales expected from customers for a particular period or at all, its operating results would be negatively impacted.

If service providers fail to qualify or delay qualification of systems sold by StrataLight’s OEM customers that contain its products, its business could be harmed.

The qualification and field testing of StrataLight’s OEM customers’ network systems by their service provider customers is long and unpredictable. Neither StrataLight nor its OEM customers have control over this process, and, as a result, the timing and amount of demand for its products is unpredictable. An OEM’s system could fail to be designed into a service provider’s network for a variety of reasons, many of which could be unrelated to the performance of its product. Any delay in qualification of one of StrataLight’s OEM customer’s network systems or any failure of its OEM customer’s systems to be designed into a service provider’s network could result in the delay or cancellation of orders for StrataLight’s products, which would harm StrataLight’s operating results.

If OEMs do not design StrataLight’s products into their systems, StrataLight may lose the opportunity for sales to those OEMs for a significant period of time and be unable to recoup its investments in its products.

StrataLight expends considerable resources in order to have its products designed into the systems of OEMs. Once a potential customer designs a product into its offering, StrataLight believes it is likely to continue to use the same product in that offering from the same supplier due to the significant costs associated with qualifying a new supplier and potentially redesigning the system to incorporate a different subsystem or modules. If StrataLight fails to achieve an initial design win in a customer’s qualification process, StrataLight may lose the opportunity for significant sales to that customer for a number of its systems and for a lengthy period of time. If this were to occur, StrataLight’s ability to recoup its investment in its products would be harmed and its operating results would suffer.

StrataLight’s product development efforts require substantial research and development expenses, and it may not achieve market acceptance of any new products that it develops.

The development of new network products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. StrataLight’s development efforts require a substantial commitment of its resources and constitute its largest operating expense category. StrataLight may not be able to identify, develop, manufacture, market or support new or enhanced products or technologies successfully, if at all, or on a timely basis. Even if StrataLight completes a product development cycle, its new products may not gain market acceptance. Thus, StrataLight may not receive any returns on its investments and its business would be harmed.

StrataLight’s products may have defects that are not detected until full deployment of a customer’s equipment, which could result in a loss of customers, damage to StrataLight’s reputation and substantial costs.

StrataLight’s products are deployed in large and complex optical networks and must remain operational for long periods. Its customers may not discover errors, defects or incompatibilities in its products until they have been fully deployed and operated in the field. For example, in 2007, StrataLight was required to replace some lasers and some multiplexer/de-multiplexer chips in its subsystems that had been deployed in the field as a result of manufacturing defects in materials received from two of its vendors. Errors, defects, incompatibilities or other problems with StrataLight’s products could result in a number of negative effects on its business, including:

•	loss of OEM or service provider customers;

•	loss of or delay in revenue;

•	loss of market share;

•	damage to its brand and reputation;

•	inability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs; and

•	legal actions by its customers.

If any of these occurs, StrataLight’s operating results could be harmed.

If StrataLight fails to forecast demand for its products accurately, it may have excess or insufficient inventory, which may increase its operating costs, decrease its revenue and harm its business.

In order to meet its customers’ lead times, StrataLight is required to generate forecasts of future demand for its products several months prior to the scheduled delivery to its prospective customers and typically prior to receiving a purchase order from its customers. This requires StrataLight to make significant investments before its customers are contractually obligated to purchase its products and before it knows if corresponding revenue will be recognized. StrataLight’s customers are not contractually bound by the forecasts they provide until they sign a purchase order, and the orders StrataLight receives from its customers often differ from their original forecasts. If StrataLight underestimates demand for its products, it will have inadequate inventory, which could result in delays in shipments, loss of orders and reduced revenue. This is exacerbated by the fact that lead times for materials and components that StrataLight needs can vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. In addition, StrataLight may be unable to meet its supply commitments to customers, which would harm its reputation and could result in a breach of its customer agreements and require it to pay damages. If StrataLight overestimates demand for its products and increases its inventory in anticipation of customer orders that do not materialize, it will have excess inventory, it will face a risk of significant inventory write-downs and its expenditures for infrastructure will be depreciated across fewer units, raising its per unit costs. StrataLight’s failure to forecast demand accurately on a timely basis could result in a decrease in its revenue and gross margins.

StrataLight relies substantially upon one or a limited number of contract manufacturers and, if these contract manufacturers fail to meet StrataLight’s short and long-term needs, StrataLight’s business may be negatively impacted.

StrataLight depends on one or a limited number of contract manufacturers to manufacture critical components for its products. In addition, StrataLight also relies on these contract manufacturers to procure certain components that StrataLight has qualified to use in its products. Certain of its contract manufacturers have a limited history of manufacturing optical products. StrataLight currently does not have long-term contracts with its contract manufacturers. Therefore, these contract manufacturers are not obligated to perform services or supply products to StrataLight for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. StrataLight’s contract manufacturers have not provided contractual assurances that adequate capacity will be available to meet future demand for StrataLight’s products and may allocate capacity to the production of other companies’ products while reducing deliveries to StrataLight on short notice.

StrataLight plans to shift a significant portion of product manufacturing to third parties, which could disrupt its current manufacturing process and negatively impact its production volumes and revenue.

StrataLight plans to increasingly rely on contract manufacturers to manufacture its products. In addition, StrataLight intends to shift to its contract manufacturers a portion of the component procurement StrataLight currently handles. If StrataLight needs to qualify another manufacturer because of increased demand, or the inability to obtain timely and adequate deliveries from its current manufacturers, StrataLight might not be able to retain other manufacturers cost-effectively and quickly to satisfy its requirements. In addition, StrataLight may not be able to obtain satisfactory yields on a cost-effective basis through this transition and its contract manufacturers may not be able to obtain components in the quality and quantity StrataLight requires. Any failure to expand its current relationships with its contract manufacturers or integrate a new contract manufacturer successfully would negatively impact its production volumes and revenue.

StrataLight relies on one or a limited number of suppliers for certain components and its business would be disrupted if they stopped, decreased or delayed shipments or if the components they shipped had quality or consistency issues.

StrataLight depends on a limited number of suppliers of key components it has qualified for use in its products. StrataLight has not entered into long-term agreements with its suppliers and, therefore, its suppliers could stop supplying materials and equipment at any time or fail to supply adequate quantities of component parts on a timely basis. It is difficult, costly, time consuming and, on short notice, could be impossible to identify and qualify new component suppliers. The reliance on a sole supplier, single qualified supplier or limited number of suppliers could result in delivery and quality problems, reduced control over component costs, reliability and performance and an inability to identify and qualify another supplier in a timely manner. During the last several years, the number of suppliers of components has decreased significantly and, more recently, demand for components has increased. Any supply deficiencies relating to the quality or quantities of components StrataLight uses to manufacture its products could adversely affect its ability to fulfill customer orders and thus its operating results.

StrataLight operates in a highly competitive industry and, if StrataLight is unable to compete successfully, its revenue could decline, which would harm its operating results.

The market for fiber optic systems and subsystems is highly competitive. StrataLight directly competes with companies offering 40Gbps all-optical subsystems and companies providing 40Gbps technologies that will operate within a 10Gbps all-optical system. Currently, these competitors are primarily privately held companies. However, in the event that the 40Gbps optical subsystems market expands, competition may intensify as additional competitors enter the market and current competitors expand their product lines. StrataLight also competes with companies providing modular optical products that compete with portions of its subsystems, including Optium, CoreOptics and Finisar. Several of its current and potential OEM customers may also develop or acquire additional competitive products or technologies in the future and decline to purchase or reduce their purchases from StrataLight. In addition to the competition StrataLight faces to provide its subsystems to its target OEM customers, StrataLight also faces competition from companies that provide competing optical and communication network technologies and products to service providers. To the extent these service providers select these competing products and technologies, StrataLight would lose potential business opportunities with these service providers and sales to its OEM customers might decline. For example, StrataLight competes with companies that deliver optical to electrical to optical conversion technologies, such as Infinera.

Several of StrataLight’s current and potential suppliers might also merge with its competitors and reduce or cease providing materials and equipment to StrataLight, while continuing to provide these materials and equipment to its competitors.

StrataLight may not be able to compete successfully with existing or new competitors, and the competitive pressures StrataLight faces may result in lower prices for its products, loss of market share, the unavailability of materials and equipment used in its products, or reduced gross margins, any of which could harm its business.

StrataLight’s market is subject to rapid technological change and, to compete effectively, StrataLight must continually introduce new products to respond to technological changes or its business will be significantly harmed.

The market for StrataLight’s products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards, all with an underlying pressure to reduce costs and meet stringent reliability and qualification requirements. StrataLight expects that new technologies will emerge as competition and the need for higher and more cost-effective bandwidth increases. Its future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. For example, StrataLight believes that service providers will likely seek to increase the speed of their networks to 100Gbps and will increasingly rely on modules that do not require customized interconnections. If StrataLight is unable to develop products to meet these demands as quickly as its competitors, then the investments StrataLight makes to design and develop these products may not be recouped and its operating results could be negatively impacted. In addition, its existing optical subsystems designed for 40 Gbps channel speeds could lose market share as new technologies supporting 40Gbps transport are created or as service providers transition their networks to 100Gbps channel speeds. Any failure to respond to technological changes could significantly harm its business.

StrataLight depends on a limited number of products, and any failure of its existing and future products to achieve market acceptance would harm its business.

StrataLight’s OTS-4000 40Gbps optical terminal subsystem and its 40Gbps DWDM custom subsystem account for substantially all of its revenue, and it anticipates that these two products will continue to do so for the foreseeable future. As a result, StrataLight’s business could be harmed by:

•	any decline in demand for these products;

•	the failure of these optical subsystems to achieve continued market acceptance;

•	the introduction of competing products and technologies that serve as a replacement or substitute for, or represent an improvement over, its 40Gbps optical subsystems;

•	technological innovations or new communications standards that its 40Gbps optical subsystems do not address; and

•	its inability to release enhanced versions of its 40Gbps optical subsystems on a timely basis.

If StrataLight’s products do not operate properly with other network equipment, it may suffer product installation delays, order cancellations or product returns, and its reputation and financial performance could be harmed.

StrataLight’s products are designed to interface with its customers’ existing optical systems and service provider networks, each of which has its own specifications. Many of its customers’ optical systems and service provider networks contain multiple generations of products that were added as their networks grew and evolved. StrataLight’s products must interoperate with other existing and future products within these systems and networks. Its products may not interoperate once upgrades to other network equipment have occurred. When interoperability problems occur, it may be difficult to identify their source. Whether or not these problems are due to StrataLight’s products, they may cause StrataLight to incur warranty, support and repair costs, divert the attention of its engineering personnel from its product development efforts and suffer customer relations problems, all of which could harm its financial performance.

StrataLight is dependent on its existing management and its key development and technical sales personnel, and the loss of key personnel, or the inability to attract and retain additional skilled employees, may prevent StrataLight from implementing its business plan in a timely manner.

StrataLight’s success depends largely upon the continued services of its existing management and also substantially depends on the continued service of its key development personnel for product innovation and its technical sales personnel for product sales. StrataLight generally does not have employment or non-compete agreements with its existing management, development or technical sales personnel and, therefore, they could terminate their employment at any time without penalty and could pursue employment opportunities with any of its competitors. StrataLight does not maintain key person insurance. The loss of key employees could seriously harm its ability to release new products on a timely basis and sell those products to its customers.

Competition for skilled technical employees is intense, particularly in the San Francisco Bay Area, and StrataLight may not be able to attract and retain the highly skilled employees it needs to support its planned growth.

StrataLight may be unable to manage any future growth effectively, which would make it difficult to execute its business strategy.

StrataLight has significantly grown its operations in recent periods. For example, StrataLight’s headcount grew from 50 employees on December 31, 2005 to 77 employees on December 31, 2006 to 191 employees on December 31, 2007 and to 206 employees on November 30, 2008. This growth has strained, and StrataLight expects will continue to strain, its administrative and operational infrastructure, including its customer service and manufacturing functions. StrataLight’s ability to manage its operations and growth will require it to continue to improve its operational, financial and management controls, reporting systems and procedures. If StrataLight is unable to manage its growth effectively, it may be difficult for StrataLight to execute its business strategy.

Business disruptions resulting from international uncertainties could negatively impact StrataLight’s business.

While StrataLight’s international operations are currently relatively small, it may expand its international operations in the future. International operations are subject to a number of material risks, including, but not limited to:

•	fewer legal protections for intellectual property;

•	different technical standards or requirements, such as country or region-specific environmental requirements;

•	difficulties in staffing, managing and supporting operations in more than one country;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems;

•	fluctuations in foreign economies;

•	fluctuations in the value of foreign currencies and interest rates;

•	domestic and international economic or political changes, hostilities and other disruptions in regions where StrataLight currently operates or may operate in the future; and

•	different and changing legal and regulatory requirements in the jurisdictions in which StrataLight currently operates or may operate in the future.

Negative developments in any of these areas in one or more countries where StrataLight conducts significant business in the future could harm its business.

StrataLight’s competitive position depends on maintaining intellectual property protection.

StrataLight’s ability to compete depends on its ability to protect its proprietary discoveries and technologies. StrataLight currently relies on a combination of patents, patent applications, copyrights, trademarks, trade secret laws and confidentiality agreements, license agreements and invention assignment agreements to protect its intellectual property rights. StrataLight also relies upon unpatented know-how and continuing technological innovation to develop and maintain its competitive position.

StrataLight’s pending patent applications may not result in issued patents, and any patents it now has or that might ultimately be issued may not protect its technology. Also, StrataLight may be unaware of other parties pending patent applications that relate to its products. The patents StrataLight presently holds or that are issued in the future might be challenged by third parties as being invalid or unenforceable, or third parties might independently develop similar or competing technology that does not infringe its patents. StrataLight cannot be certain that the steps it has taken will prevent the misappropriation and use of its intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.

Protecting against the unauthorized use of its intellectual property and other proprietary rights is expensive, difficult, time-consuming and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend its intellectual property rights, to protect its trade secrets or to determine the validity or scope of the proprietary rights of others. Such litigation, regardless of the outcome, could result in substantial cost and diversion of management resources, either of which could harm its business. Furthermore, many of its current and potential competitors have the ability to dedicate substantially greater resources to enforcing and defending their intellectual property rights than StrataLight. Accordingly, despite its efforts, StrataLight may not be able to prevent third parties from infringing upon or misappropriating its intellectual property.

  StrataLight may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in its loss of significant rights and the assessment of treble damages.

StrataLight’s industry is characterized by a large number of patents, trade secrets and other intellectual property and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. From time to time, StrataLight may receive notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. Claims of infringement, misappropriation or misuse may lead to litigation. StrataLight may not prevail in these actions. Intellectual property litigation, regardless of the outcome, is expensive and time-consuming, could divert management’s attention from StrataLight’s business and could have a material negative effect on its business. If there is a successful claim of infringement against StrataLight, StrataLight may be required to pay substantial damages, including treble damages if StrataLight were to be found to have willfully infringed a third party’s patent, to the party claiming infringement, develop non-infringing technology, stop selling its products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. StrataLight’s failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm its business. Parties making infringement claims on future issued patents may be able to obtain an injunction that would prevent StrataLight from selling its products or using technology that contains the allegedly infringing intellectual property or pay substantial royalties, which could harm its business.

StrataLight’s failure to comply with applicable environmental laws or disruptions from natural or other disasters could adversely affect its business.

StrataLight is subject to various environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances and wastes. StrataLight also is subject to laws and regulations governing the recyclability of products and the materials that may be included in products. Over the years, environmental laws have become, and in the future may continue to become, more stringent, imposing greater compliance costs and increasing risks and penalties associated with violations. These environmental laws and regulations may require StrataLight to incur other significant expenses to comply with these laws and regulations.

StrataLight’s business is subject to the risks of natural catastrophic events and other events that are outside of its control, any of which could result in delays or cancellations of customer orders or the deployment of its products.

Substantially all of StrataLight’s operations are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or flood, could cause severe damage to StrataLight’s manufacturing lines and disrupt its ability to ship products. In the recent past, the San Francisco Bay Area has also suffered from rolling power outages, or blackouts, across wide areas. The loss of power would disrupt StrataLight’s manufacturing process and could result in delaying its shipments to customers. StrataLight does not have back-up facilities that could mitigate these risks. In addition, acts of terrorism or war could cause disruptions in StrataLight’s or its customers’ businesses or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or the deployment of its products, StrataLight’s revenue would be adversely affected.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus, including those relating to Opnext’s and StrataLight’s strategies, anticipated benefits of the Mergers to the operations of Opnext, StrataLight and the combined company and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the information concerning possible or assumed future results of operations of Opnext and StrataLight as set forth in this proxy statement/prospectus. These statements are not historical facts but instead represent only Opnext’s and StrataLight’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, business, legal and operational uncertainties discussed elsewhere in this document. Those uncertainties include, but are not limited to:

•	the inability to consummate the contemplated transactions due to the failure to satisfy conditions to the consummation of the Mergers;

•	any significant delay in the expected completion of the Mergers;

•	the risk that the businesses of Opnext and StrataLight will not be successfully integrated or integrated as quickly as expected following the consummation of the Mergers;

•	the revenues, synergies and other benefits from the Mergers may not be realized or may take longer to realize than expected;

•	the diversion of management’s attention from ongoing business concerns;

•	disruption from the Mergers, including lost business opportunities and difficulty maintaining relationships with employees, customers and suppliers;

•	legal risks, including litigation, whether or not related to the Mergers, and legislative and regulatory developments; and

•	changes in the general economic conditions or within the industries in which Opnext and StrataLight operate.

Opnext’s and StrataLight’s actual results and financial conditions may differ, perhaps materially, from the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect Opnext’s and StrataLight’s future results and financial conditions, see “Risk Factors” beginning on page 17 of this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Conditions and Results” beginning on page 109 of this proxy statement/prospectus. Opnext undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPNEXT ANNUAL MEETING

General

The enclosed proxy is solicited by and on behalf of the board of directors of Opnext, to be voted at the Annual Meeting. The Annual Meeting will be held on January 6, 2009, at 10:00 a.m., local time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210.

The purposes of the Annual Meeting are:

•	to approve the issuance of Opnext common stock pursuant to the Merger Agreement;

•	to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement, to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement and to re-elect two directors to the Opnext board of directors as Class II directors for a three-year term of office expiring at the 2011 annual meeting of stockholders;

•	to consider and vote on a proposal to approve the Second Amended and Restated Stock Incentive Plan, which includes an increase in the aggregate number of shares reserved for issuance thereunder from 9,400,000 shares to 19,000,000 shares;

•	to approve an award to Opnext’s Chief Executive Officer Harry L. Bosco of a stock option to purchase 600,000 shares of Opnext common stock under the Second Amended and Restated Stock Incentive Plan, or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, under the Amended and Restated Stock Incentive Plan;

•	to ratify the selection of Opnext’s independent registered public accounting firm; and

•	to transact any other business as may properly come before the Annual Meeting and any continuation, adjournment or postponement thereof.

The Opnext board of directors unanimously recommends that Opnext stockholders vote “FOR” the proposal to approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement, “FOR” each of the four nominees to the Opnext board of directors, “FOR” the proposal to approve the Second Amended and Restated Stock Incentive Plan, “FOR” the proposal to approve the stock option grant to Opnext Chief Executive Officer Harry L. Bosco and “FOR” the ratification of the selection of Ernst & Young as Opnext’s independent registered public accounting firm.

Who Can Vote

You are entitled to vote if you were a stockholder of record of Opnext common stock, $.01 par value, as of the close of business on December 15, 2008. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Record Date; Shares Outstanding and Quorum

At the close of business on December 15, 2008, 64,608,382 shares of Opnext common stock were outstanding and entitled to vote. A majority of the outstanding stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum must be established in order to consider any matter.

Each share of Opnext common stock entitles the holder to one vote on each matter to be considered at the Annual Meeting. If you are a record holder of Opnext common stock, you may vote your shares of Opnext common stock in person at the Annual Meeting or by proxy as described below under “— Voting by Proxy; Revocation of Proxies.”

The presence in person or by proxy at the Annual Meeting of the holders of at least a majority of the outstanding shares of Opnext common stock entitled to vote at the meeting will constitute a quorum for the Annual Meeting. Properly signed proxies that are marked “abstain” are known as abstentions. Abstentions will be counted for the purposes of determining whether a quorum exists at the Annual Meeting.

Voting by Proxy; Revocation of Proxies

You may vote by completing and mailing the enclosed proxy card. If you sign and send in your proxy card and do not indicate how you want your shares to be voted, your proxy will be voted by the proxy holders named in the enclosed proxy “FOR” each proposal and, in their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement/prospectus.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Opnext will treat any duly executed proxy as not revoked until it receives a duly executed proxy bearing a later date or, in the case of the death or incapacity of the person executing the same, written notice thereof. Stockholders of record may revoke a proxy by sending to Opnext’s Corporate Secretary at its principal executive office at 1 Christopher Way, Eatontown, New Jersey 07724, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from the record holder, your broker, bank or other nominee.

Voting of Shares

Stockholders of record as of the close of business on December 15, 2008 are entitled to one vote for each share of Opnext common stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote by telephone or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. The telephone voting facilities will close at 11:59 p.m. Eastern Time on January 5, 2009. Stockholders who vote by telephone need not return a proxy card or the form forwarded by their bank, broker or other holder of record by mail. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote on routine matters.

Because the approval of the proposal to issue Opnext common stock in connection with Merger 1 requires an affirmative vote of a majority of the votes cast by holders of Opnext common stock at the Annual Meeting, the failure to vote your shares will not affect the outcome of the vote on the proposal to approve the issuance of 26,545,455 shares of Opnext common stock in connection with Merger 1, provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on the proposal. Similarly, since the approval of the Second Amended and Restated Stock Incentive Plan requires an affirmative vote by a majority of the votes cast by holders of Opnext common stock at the Annual Meeting, the failure to vote your shares will not affect the outcome of the vote on this proposal, provided that the total votes cast on the proposal represent at least a majority of all shares entitled to vote on this proposal. With respect to the proposal to elect four directors to the Opnext board of directors, a director nominee is elected only if he or she received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Under the Bylaws, any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under the DGCL until his or her successor has been elected and qualified or until the board of directors has accepted his or her resignation, if earlier. The ratification of the selection of Ernst & Young requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will have the same effect as a vote against the ratification. The approval of the option grant to the Opnext Chief Executive Officer requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the approval. Although brokers have discretionary authority to vote on the approval, if a broker submits a non-vote, it will have the same effect as a vote against the ratification.

Attendance at the Annual Meeting

In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Opnext common stock as of the close of business on December 15, 2008. You may request an admittance ticket by writing to Opnext’s Corporate Secretary at its principal executive office at 1 Christopher Way, Eatontown, New Jersey 07724. If you are a stockholder whose shares are not registered in your own name and you would like to receive an admittance ticket, then evidence of your stock ownership, which you can obtain from your bank, broker or other holder of record, must accompany your letter. Each stockholder is entitled to one admittance ticket.

Share Ownership of Director and Executive Officers

At the close of business on the Opnext record date, Opnext’s directors and executive officers (and their affiliates) as a group owned and were entitled to vote 36,877,597 shares of Opnext common stock, representing approximately 57.0% of the outstanding shares of Opnext common stock entitled to vote.

Solicitation of Proxies

Opnext will bear the entire cost of solicitation of proxies, including the preparation, assembly and mailing of this proxy statement/prospectus and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Opnext common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by Opnext’s directors, officers or employees. No additional compensation will be paid to Opnext’s directors, officers or employees for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at Opnext’s offices at 1 Christopher Way, Eatontown, New Jersey 07724 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL 1:

ISSUANCE OF OPNEXT COMMON STOCK IN CONNECTION
WITH THE MERGER AGREEMENT

General

On July 9, 2008, Opnext, Merger Sub 1, Merger Sub 2, StrataLight and the Stockholder Representative entered into the Merger Agreement, pursuant to which Merger 1 and Merger 2 will occur. Upon the completion of the Mergers, approximately seventy-one percent (71%) of Opnext common stock will be held by existing Opnext stockholders and approximately twenty-nine percent (29%) will be held by former StrataLight stockholders on a fully-diluted basis.

Background of the Transaction

Since Opnext’s inception as a standalone company in July 2001, its board of directors and management team have regularly evaluated its business strategy, strategic alternatives and prospects for growth to improve its operations and performance. In connection with this evaluation, the board of directors and management team considered organic business opportunities, potential acquisitions and other strategic opportunities. Following the consummation of Opnext’s initial public offering in February, 2007, Opnext’s board of directors and management sought the assistance of Opnext’s financial advisor, Goldman Sachs, to help explore various business and financial opportunities, including combinations with other public and private industry participants. Beginning in the summer of 2007, Opnext’s board of directors and management began discussing the acquisition of StrataLight.

In September, 2007, members of management of Opnext began discussions with StrataLight regarding a potential transaction and the management of Opnext thereafter began discussing the potential acquisition of StrataLight with the Opnext board of directors. On September 18, 2007, members of the managements of Opnext and StrataLight conducted a meeting regarding a potential transaction between the parties and executed a confidentiality agreement on the following day. Thereafter, Opnext and Goldman Sachs commenced business due diligence on StrataLight. Also during September, 2007, the management of Opnext was involved in discussions with company X regarding a potential acquisition of company X by Opnext. These discussions with company X ended shortly thereafter.

On October 7, 2007, the Opnext board of directors was updated as to the status of the transaction by Opnext Chief Executive Officer Harry L. Bosco. Also on this date, Latham & Watkins LLP (“Latham”) was engaged to represent Opnext in connection with the potential transaction with StrataLight.

On October 8, 2007, members of Opnext management, together with representatives of Goldman Sachs, met with members of StrataLight management and discussed business due diligence as well as valuation of the StrataLight business.

On October 10, 2007, members of Opnext management and representatives of Goldman Sachs held a telephonic conference during which the valuation of the StrataLight business and preliminary business due diligence findings were discussed along with the status of the preparation of an indication of interest with respect to an acquisition of StrataLight.

On October 15, 2007, a telephonic meeting of the Opnext board of directors occurred, prior to which members of the board of directors were provided with materials prepared by Goldman Sachs which outlined its financial analysis of the proposed acquisition of StrataLight and preliminary findings with respect to the StrataLight business and during which the board of directors was apprised of the status of the transaction and provided a draft of the indication of interest to be delivered to StrataLight. The board of directors asked questions of Opnext management and representatives of Goldman Sachs regarding the material prepared by Goldman Sachs, the indication of interest and the transaction generally.

On October 16, 2007, Opnext delivered to StrataLight a confidential, non-binding indication of interest regarding the acquisition of StrataLight in exchange for shares of Opnext common stock (which StrataLight had indicated was its preferred form of consideration), a portion of which would be received upon the achievement of certain financial milestones after the closing of the transaction (the “Earn-Out”). The indication of interest contained a sixty-day exclusivity period, was subject to the completion of customary legal, financial and other due diligence and contemplated each of Opnext and StrataLight using its commercially reasonable efforts to execute a Merger Agreement by November 9, 2007.

Beginning on October 29, 2007, the price per share of Opnext common stock on the NASDAQ Global Select Market began to decline as part of a general devaluation of the public equity securities of small market capitalization technology companies. This decline occurred prior to the StrataLight response to the Opnext indication of interest delivered on October 16, 2007. As a result of this decline, Opnext verbally lowered its offer to acquire StrataLight during a series of telephonic conferences between the managements of Opnext and StrataLight that occurred throughout the beginning of November, 2007.

On November 20, 2007, StrataLight proposed a higher valuation for StrataLight and a combination of primarily stock and cash, together with an Earn-Out, as deal consideration.

On November 28, 2007, members of the management of Opnext and representatives of Goldman Sachs and Latham held a telephonic conference during which the terms of StrataLight’s counteroffer were discussed. During such conference, the participants agreed to propose certain changes to the StrataLight counteroffer.

On November 29, 2007, Opnext made a confidential counteroffer to StrataLight which proposed the same upfront consideration as in its previous offer but increased the potential consideration payable pursuant to the Earn-

Out and made a portion of the Earn-Out payable in cash. The Opnext counteroffer was also conditioned upon the entry of an exclusivity agreement among the parties prior to 5:00 p.m. PDT on November 30, 2007.

On November 30, 2007, Morgan Stanley & Co, Incorporated, which is referred to herein as Morgan Stanley, and which had been retained by StrataLight in late October 2007 to act as its financial advisor in connection with the proposed transaction, at the direction of StrataLight, rejected the Opnext counteroffer, citing StrataLight’s view that the pro forma post-closing ownership of Opnext by current StrataLight stockholders was not sufficient to make a transaction desirable to StrataLight stockholders. The rejection of the Opnext counteroffer was discussed among members of Opnext management and representatives of Goldman Sachs. Opnext determined that a counteroffer was not advisable and that negotiations between Opnext and StrataLight with respect to a potential transaction should cease.

Subsequent to November 30, 2007 and until February 15, 2008, conversations among members of the managements of Opnext and StrataLight occurred concerning the performance of each company and the potential strategic benefits of continuing to pursue a transaction. There were numerous telephonic conferences and meetings that occurred during this period, including on January 18, 2008 and January 24, 2008.

Beginning in January, 2008, Opnext also began conversations with respect to a potential transaction with company Y and executed a confidentiality agreement with company Y on January 9, 2008. The discussions with company Y ultimately culminated in an offer by company Y to acquire the Opnext business on February 8, 2008.

On February 15, 2008, the board of directors of Opnext met to review the terms of the acquisition offer from company Y and also discussed the status of the transaction with StrataLight. After such review, the board of directors determined it was in the best interests of the stockholders of Opnext to not pursue a transaction with company Y because the valuation proposed by company Y undervalued the Opnext business. The board of directors separately decided to continue discussions with StrataLight regarding a potential transaction.

On February 19, 2008, Opnext proposed a confidential counteroffer to StrataLight’s offer of November 20, 2007, offering the same upfront consideration as in its previous verbal offer but adding a significant cash component to the consideration and eliminating the Earn-Out. The Opnext counteroffer was also conditioned upon the entering of an exclusivity agreement among the parties prior to 5:00 p.m. PDT on February 27, 2008.

StrataLight rejected the Opnext counter offer prior to the conclusion of February, 2008. However, Opnext and StrataLight agreed to continue to conduct due diligence and to discuss the valuation of the StrataLight business throughout March and April of 2008.

On March 28, 2008, Opnext Chief Executive Officer Harry L. Bosco, together with Opnext’s Chief Operating Officer, Gilles Bouchard, its Executive Vice President, Business Development, Michael Chan, and its Senior Vice President, Finance and Chief Financial Officer, Robert Nobile, presented the StrataLight board of directors an overview of Opnext and the benefits of a combined company. Several conversations took place over the following weeks between Harry L. Bosco and Shrichand Dodani, Chief Executive Officer of StrataLight, as well as the Chairman of the board of directors of StrataLight. During these conversations, post-closing management responsibility and the valuation of the StrataLight business were each discussed.

On April 22, 2008, Opnext Chief Executive Officer Harry L. Bosco updated the Opnext board of directors as to the status of the transaction and explained the provisions of a confidential, non-binding summary of terms that Opnext management was planning to provide StrataLight.

On April 23, 2008, the parties agreed upon a confidential, non-binding summary of terms pursuant to which Opnext would acquire StrataLight for an aggregate implied consideration of $176 million, consisting of $30 million in cash and that number of Opnext shares obtained by dividing $146 million by the weighted average closing price of the Opnext stock for the ten trading days preceding the signing of the Merger Agreement, subject to a collar. If the Opnext common stock weighted average price during the ten-day period prior to date of the signing of the Merger Agreement was (i) above $5.50, the number of shares of Opnext common stock would be fixed at 26.55 million and (ii) below $4.95, the number of shares of Opnext common stock would be fixed at 29.49 million. The summary of terms also provided for the conversion of StrataLight stock options into Opnext stock options, the escrow of 10% of the stock consideration and 10% of the cash consideration payable to each StrataLight stockholder to secure the indemnification obligations of StrataLight pursuant to the Merger Agreement and the execution of an exclusivity agreement between the parties.

Also on April 23, 2008, the parties executed the exclusivity agreements described in the immediately preceding paragraph. The exclusivity agreement provided for a 45-day exclusivity period during which StrataLight was precluded from soliciting or responding to any other acquisition offers from any third parties.

On April 28, 2008 and April 29, 2008, members of Opnext and StrataLight managements and representatives of Goldman Sachs, Morgan Stanley and Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), StrataLight’s legal counsel, attended meetings at the offices of Morgan Stanley in Menlo Park, CA and at the offices of Pillsbury in Palo Alto, CA, respectively. Representatives of Latham joined the meetings telephonically. During these meetings, Opnext performed business, legal and accounting due diligence of the StrataLight business. In addition, a timeline for the execution of the Merger Agreement was discussed.

On May 1, 2008, Opnext management provided to StrataLight three separate requests covering business, legal and accounting due diligence and discussed the contents of these requests with members of StrataLight’s management.

On May 2, 2008, access to an electronic data room containing certain of the information requested by Opnext in its due diligence requests was made available to Opnext and its advisors and counsel, including representatives of Goldman Sachs and Latham.

On May 8, 2008, members of the managements of Opnext and StrataLight and representatives of Goldman Sachs and Morgan Stanley attended meetings in the New York, NY office of Goldman Sachs, during which StrataLight and its representatives conducted a due diligence investigation of Opnext.

On May 9, 2008, Pillsbury provided to Latham certain due diligence materials concerning the capitalization of StrataLight, including the Fourth Amended and Restated Certificate of Incorporation of StrataLight and the Employee Liquidity Bonus Plan. Upon receipt of these documents and following a review of the materials provided in the electronic data room, a number of telephonic conferences were conducted among members of Opnext and StrataLight managements and representatives of Latham, Pillsbury, Goldman Sachs and Morgan Stanley regarding these documents.

On May 14, 2008, Latham distributed the initial draft of the Merger Agreement to StrataLight and representatives of Morgan Stanley and Pillsbury. Also on May 14, 2008, Latham provided a supplementary legal due diligence request list which contained additional legal due diligence requests for information and requests for information that had not yet been provided in the electronic data room.

Also on May 14, 2008, Opnext Chief Executive Officer Harry L. Bosco updated the Opnext board of directors as to the status of the transaction, including the progress that had been made on legal and business due diligence and the timeline for the execution of definitive documentation in light of the delivery of the initial draft of the Merger Agreement.

On May 22, 2008, Morgan Stanley and Pillsbury provided a document outlining StrataLight’s material issues with respect to the Merger Agreement. Opnext and representatives of Goldman Sachs and Latham discussed this issues list and formulated responses to each of the identified material issues.

On May 28, 2008, Pillsbury provided, on behalf of StrataLight, a revised draft of the Merger Agreement. Such revised draft included language addressing each of the material issues identified in the issues list provided by Morgan Stanley and Pillsbury on May 22, 2008.

On May 29, 2008, representatives of Latham and Pillsbury discussed and began negotiations on the Merger Agreement.

On June 2, 2008, members of Opnext and StrataLight management and representatives from Goldman Sachs and Morgan Stanley attended meetings at the Menlo Park, CA office of Goldman Sachs. During this meeting, reverse due diligence was conducted by the StrataLight management team. In addition, the Opnext and StrataLight management teams discussed potential synergies of a combined company.

On June 4 and June 5, 2008, members of Opnext and StrataLight managements and representatives from Goldman Sachs, Morgan Stanley, Latham and Pillsbury attended meetings at the New York City office of Latham. During these meetings, the Merger Agreement was discussed and negotiated and business and legal due diligence was conducted. On the evening of June 4, 2008, Latham distributed a revised draft of the Merger Agreement to Pillsbury based on negotiations that had occurred earlier that day.

On June 6, 2008, Opnext and StrataLight agreed to extend the exclusivity period contained in the exclusivity agreement dated April 23, 2008 until June 21, 2008 and executed an amendment to the exclusivity agreement evidencing such agreement.

On June 13, 2008, Latham provided a second supplementary legal due diligence request list which contained additional legal due diligence requests for information that had not yet been provided in the electronic data room or for which confirmatory responses requested in the first supplementary legal due diligence request list had not been received.

On June 16, 2008, representatives of Latham and Pillsbury conducted a telephonic conference to discuss the items included in Latham’s second supplemental due diligence request list dated June 13, 2008 that had not yet been addressed.

On June 17, 2008, Pillsbury provided Latham comments on the draft of the Merger Agreement that had been distributed by Latham on June 4, 2008.

On June 18, 2008, Latham provided Pillsbury a revised draft of the Merger Agreement, which responded to the comments proposed by Pillsbury on June 17, 2008.

On June 19, 2008, a nationally recognized independent public accounting firm was retained to represent Opnext in connection with the transactions contemplated by the Merger Agreement and received access to the audit work papers of KPMG LLP (“KPMG”), StrataLight’s independent registered public accountants, with respect to the StrataLight audited financial statements for each of the years ended December 31, 2005, 2006 and 2007. The accounting firm conducted a due diligence review of these work papers at the request of Opnext and subsequently presented a due diligence report to Opnext which outlined the accounting firm’s material findings with respect to such work papers. In addition, the accounting firm performed specified tax due diligence procedures and subsequently presented a due diligence report to Opnext, which outlined the accounting firm’s material findings with respect to such procedures.

On June 20, 2008, Opnext and StrataLight agreed to extend the exclusivity period contained in the exclusivity agreement dated April 23, 2008, as amended on June 6, 2008, until July 1, 2008, and executed a second amendment to the exclusivity agreement evidencing such agreement.

On June 23, 2008, Latham distributed to Pillsbury drafts of the support agreements to be entered into by shareholders of Opnext and StrataLight holding shares of stock of Opnext and StrataLight, respectively, sufficient to approve Merger 1 and the transactions contemplated thereby. Also on June 23, 2008, Latham provided a third supplementary legal due diligence request list, which contained additional legal due diligence requests for information that had not yet been provided in the electronic data room or for which confirmatory responses requested in the second supplementary legal due diligence request list had not been received.

On June 24, 2008, members of Opnext and StrataLight managements and representatives of Latham and Pillsbury attended a meeting during which a due diligence session regarding StrataLight’s patent portfolio occurred.

On June 26, 2008, representatives of KPMG received access to the audit work papers of Ernst & Young with respect to the Opnext audited financial statements for each of the years ended March 31, 2006, 2007 and 2008. KPMG conducted a review of these audit work papers.

On June 26, 2008, Pillsbury provided Latham comments on the draft of the Merger Agreement distributed by Latham on June 18, 2008 and the support agreement to be executed by StrataLight shareholders distributed on June 23, 2008. Later on June 26, 2008, Latham provided Pillsbury a revised draft of the Merger Agreement and a revised draft of the support agreement to be executed by StrataLight shareholders, in each case which responded to the comments proposed by Pillsbury with respect to such agreements earlier on June 26, 2008.

On June 27, 2008, Opnext Chief Executive Officer Harry L. Bosco was contacted by telephone by a member of the StrataLight board of directors. During this call, such board member indicated that the institution which such board member represented, as well as an institution represented by a board observer, were not in support of the transaction and held, in the aggregate, a number of shares of StrataLight preferred stock sufficient to ensure that Merger 1 could not be approved by the StrataLight shareholders. Several telephonic conferences occurred thereafter, including between Opnext Chief Executive Officer Harry L. Bosco and StrataLight Chief Executive Officer Shrichand Dodani, and Latham, Goldman Sachs and Ernst & Young were thereafter instructed to cease work on the transaction by Opnext until such time as unanimous support of the board of directors of StrataLight for the transaction (subject to ongoing negotiation of the Merger Agreement) was received and communicated to Opnext. The Opnext board of directors was also apprised of this development in the negotiations by Opnext Chief Executive Officer Harry L. Bosco.

On June 30, 2008, StrataLight communicated to Opnext that the member of the board of directors who had previously been opposed to the transaction was now in support of the transaction and that StrataLight believed it now had unanimous board support to proceed with the transaction, as well as support from stockholders holding sufficient shares to approve the transactions, subject to continued negotiation of the Merger Agreement and the agreements relating to the transactions contemplated thereby.

On July 1, 2008, members of Opnext and StrataLight managements and representatives of Goldman Sachs, Morgan Stanley, Latham and Pillsbury conducted a telephonic conference, during which the timeline to sign the Merger Agreement and outstanding Merger Agreement issues were discussed. During the next seven days, Latham and Pillsbury continued to negotiate the terms of the Merger Agreement, the support agreements and the other ancillary agreements relating to the Mergers. On July 3, the StrataLight board of directors and observers met for an update and discussion on the status and terms on the proposed combination and on StrataLight’s diligence investigation.

On July 6, 2008, members of Opnext and StrataLight management and representatives of Goldman Sachs, Morgan Stanley, Latham and Pillsbury conducted a telephonic conference, during which the allocation of the proceeds to be received by StrataLight stockholders as consideration in Merger 1 pursuant to the Fourth Amended and Restated Certificate of Incorporation of StrataLight and the Employee Bonus Liquidity Plan of StrataLight were discussed.

On July 7, 2008, the Opnext board of directors met to discuss the potential acquisition of StrataLight. Prior to this meeting, the members of the Opnext board of directors had received a variety of background materials for their review, including a copy of the Merger Agreement and a summary of its material terms, a valuation analysis prepared by Goldman Sachs and power point presentations from the management of Opnext providing a business and due diligence overview of StrataLight. Mr. Bosco opened the meeting with a brief overview of the possible transaction and the agenda for the meeting. Thereafter, a representative from Latham reviewed the fiduciary duties of the Opnext board of directors in its consideration of the Mergers. Mr. Bosco then provided the board with a business overview of StrataLight, including the strategic considerations presented by the potential combination. Thereafter, Mike Chan, Executive Vice President, Business Development of Opnext, presented the business due diligence review conducted on StrataLight. A representative of Goldman Sachs made a preliminary presentation to the Opnext board of directors regarding its financial analysis of the proposed Mergers. Thereafter, Robert Nobile, the Chief Financial Officer of Opnext, presented the financial, accounting and tax due diligence performed on StrataLight. Representatives from Latham concluded the presentations by summarizing for the Opnext board of directors the material terms of the Merger Agreement, the outstanding issues which remained to be resolved in the negotiations and the legal due diligence performed on StrataLight. During and after these management and advisor presentations, the Opnext board of directors discussed the transaction in detail, including the risks and strategic benefits expected to be derived from the Mergers, and posed numerous questions to management and the representatives of Goldman Sachs and Latham. At the end of the meeting, the Opnext board of directors authorized management and the advisors to continue to negotiate and resolve open matters relating to the Mergers.

On July 8, 2008, the StrataLight board of directors, joined by observers to the board, certain members of StrataLight’s management, and representatives of Morgan Stanley and Pillsbury, held a meeting to consider approval of the proposed transaction. Prior to this meeting, the members of the StrataLight board of directors had received background materials for their review, including, among other things, the proposed Merger Agreement, information on the consideration payable in the transaction and through the Employee Liquidity Bonus Plan, and updated financial information from StrataLight management. After Mr. Dodani reviewed the agenda for the meeting, he and Mr. Horn provided an update on the StrataLight’s financial position and anticipated results for the quarter ended June 30, 2008. Mr. Dodani and Mr. Horn, with input from a representative of Pillsbury, discussed status updates regarding the transaction. After discussion among the board of directors about the transaction, including its principal terms, Morgan Stanley responded to director inquiries regarding the economic terms of the transaction, past actions taken with respect to the transaction, current market conditions, the financial metrics of the transaction and possible alternatives to the transaction. A representative of Pillsbury then led a discussion among the board members, during which various questions were asked and answered, regarding the fiduciary duties of the members of the board of directors and the status of the transaction documents. The board of directors also reviewed and discussed proposed allocations under the Employee Liquidity Bonus Plan. At the conclusion of the meeting, a vote was taken and the board of directors of StrataLight, after taking into account its prior discussions, the presentations of its management, its advisors and the other factors described below in greater detail under the heading “StrataLight’s Reasons for the Merger; Recommendation of the StrataLight Board of Directors,” unanimously approved the entry into and adoption of the Merger Agreement and determined that the transactions contemplated by the Merger Agreement were fair to, and in the best interests of, StrataLight and its stockholders. The StrataLight board of directors adopted a number of resolutions related to the adoption of and imminent entry into, the Merger Agreement, including the appointment of the Stockholders’ Representative and resolved to recommend these and related matters to StrataLight’s stockholders for their approval.

On July 8, 2008, the Opnext board of directors conducted a meeting during which members of Opnext management and representatives of Goldman Sachs and Latham discussed developments regarding the transaction since the Opnext board meeting held on July 7, 2008. After further discussion among the board of directors about the transaction, Goldman Sachs reviewed its financial analysis of the proposed merger consideration. Goldman Sachs delivered to the board of directors an oral opinion, which opinion was subsequently confirmed in writing on July 9, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the proposed Merger 1 consideration in the aggregate to be paid by Opnext pursuant to the Merger Agreement in connection with the acquisition of all of the outstanding shares of StrataLight’s capital stock was fair from a financial point of view to Opnext. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex A hereto. At the conclusion of the meeting, a vote was taken and the board of directors of Opnext, after taking into account its prior discussions, the fairness opinion of Goldman Sachs and the other factors described below in greater detail under the heading “Reasons for the Merger,” unanimously approved the entry into and adoption of the Merger Agreement and resolved to recommend these and related matters to Opnext’s stockholders for their approval. The board also authorized Opnext management and the advisors to take certain actions to bring the transaction negotiations to a successful conclusion.

On July 9, 2008, Opnext management and advisors worked with StrataLight and its advisors to finalize the definitive Merger Agreement and ancillary documents.

During the afternoon of July 9, 2008, Opnext and StrataLight executed the Merger Agreement and issued a press release announcing the transaction.

Joint Reasons for the Mergers

Both boards of directors believe that combining the businesses of the two companies will:

•	generate new growth opportunities in attractive end markets;

•	broaden core customer relationships with a more extensive product portfolio;

•	generate synergies from combined manufacturing and procurement activities and the rationalization of future research and development programs; and

•	create leading research and development resources with enhanced ability to innovate and bring new products to market.

In the course of their separate deliberations, each board of directors considered the following additional factors:

•	the prospects of each company on a stand-alone basis;

•	each company’s record in innovating and commercializing new products;

•	current financial market conditions;

•	results of the due diligence investigation conducted by each company’s management and other representatives;

•	the respective percentage ownership of the combined company on the part of the current stockholders of each company;

•	the fact that the terms of the Mergers were negotiated on an arms-length basis, with each company being assisted by outside legal counsel;

•	possible alternative means of achieving the anticipated benefits of the Mergers, including the possibility of a combination with other companies; and

•	the totality of the terms of the Merger Agreement (including the representations, warranties, covenants and agreements of each company, the closing conditions and the termination provisions) and the support agreements (including the percentage of each company’s outstanding shares that would be committed to supporting Merger 1 and the termination provisions).

Both boards also recognize the risks inherent in the transaction, including:

•	the risk that the potential benefits of the Mergers (including the estimated cost and revenue synergies) may not be realized;

•	the risks associated with successfully integrating the products, technologies and organizations of each company;

•	the risk of management and employee disruption associated with the Mergers, including the risk that despite the efforts of the combined company, key personnel might not remain employed with the combined company;

•	the risk that the Mergers may not be consummated; and

•	the other risks described in the section of this proxy statement/prospectus entitled “Risk Factors.”

Both boards determined that the potential benefits of the Mergers outweighed the potential risks.

StrataLight’s Reasons for the Merger; Recommendation of the StrataLight Board of Directors

The StrataLight board of directors has unanimously (a) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) determined that the terms and provisions of the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, StrataLight and its stockholders and (c) agreed to recommend to the StrataLight stockholders that they approve and adopt the Merger Agreement. In taking such actions, the StrataLight board of directors consulted with StrataLight’s senior management and its legal and financial advisors and considered various factors, including:

•	information regarding Opnext’s and StrataLight’s business, historical financial performance and condition, cash balances, operating performance, prospects, contractual obligations and management experience;

•	the financial resources available from Opnext to help develop the StrataLight business;

•	the recent performance of StrataLight’s business;

•	the capital requirements to operate StrataLight’s business on a going-forward basis;

•	the terms on which additional funding might be available to StrataLight and the related dilution that existing stockholders would suffer as a result of obtaining such additional funding;

•	the structure of the Mergers and its effect on StrataLight and its stockholders;

•	the aggregate value of the merger consideration payable to StrataLight stockholders pursuant to the Merger Agreement;

•	the fact that the StrataLight stockholders will have the opportunity to receive stock upon the consummation of Merger 1, which provides them the opportunity to participate in the potential growth of the combined company following the Mergers as stockholders of Opnext and the opportunity to hold publicly-traded stock;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Opnext common stock;

•	the conditions to completion of the Mergers, in particular the likelihood of obtaining the necessary regulatory and stockholder approvals;

•	the interests that certain executive officers and directors of StrataLight may have with respect to the Mergers. See the section of this proxy statement/prospectus entitled “Interests of Certain Persons in the Mergers” beginning on page 63;

•	the views of StrataLight’s and Opnext’s respective management teams regarding the integration of Opnext and StrataLight; and

•	the strategic alternatives available to StrataLight.

After carefully considering the totality of circumstances described above, including the potential benefits and risks of the proposed Mergers, the board of directors of StrataLight unanimously approved the transactions contemplated by the Merger Agreement, determined they are in the best interests of its stockholders and recommends that they approve the adoption of the Merger Agreement and approve the transactions contemplated by the Merger Agreement. The StrataLight board of directors did not obtain a fairness opinion from a financial advisor in connection with its evaluation of the Mergers.

The foregoing discussion of the information and factors considered by the StrataLight board of directors is not exhaustive, but StrataLight believes it includes all the material factors considered by the StrataLight board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the StrataLight board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. In addition, individual directors may have given different weights to different factors.

Opnext’s Reasons for the Merger; Recommendation of the Opnext Board of Directors

The Opnext board of directors has unanimously approved (a) the proposal to approve the issuance of 26,545,455 shares of Opnext common stock pursuant to the Merger Agreement and (b) the inclusion of the proposal to appoint two independent directors to the board of directors of Opnext. In making such unanimous approvals, the Opnext board of directors consulted with senior management and Opnext’s legal and financial advisors and considered various factors, including:

•	information regarding StrataLight’s and Opnext’s business, historical financial performance and condition, cash balances, operating performance, prospects, contractual obligations and management experience;

•	the consideration Opnext will pay in Merger 1 in light of comparable merger transactions;

•	the fact that the proposed issuance of shares of Opnext common stock in connection with Merger 1 must be approved by the Opnext stockholders;

•	the views of Opnext’s senior management regarding the integration of Opnext and StrataLight;

•	the number of shares of Opnext common stock to be issued in Merger 1 and the dilutive effect of such issuance on existing Opnext stockholders, including the fact that Opnext stockholders would hold approximately 71% of the outstanding stock of Opnext after the Mergers;

•	the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

•	the combination of the product and technology strengths of Opnext and StrataLight in 40Gbps and 100Gbps, in particular the expertise of Opnext at the device and module level, as well as client-side technology, and the expertise of StrataLight at the line card and subsystem level, as well as its line-side technology;

•	the enhanced research and development capabilities of the combined company; and

•	Goldman Sach’s opinion to Opnext’s board of directors and the related financial analysis, and the conclusion that the proposed merger consideration of 26,545,455 shares of Opnext common stock and $30,000,000 in cash, which cash amount will be increased by the amount StrataLight’s cash and cash equivalents at the closing of Merger 1 (which will be deemed to be $23,500,000, subject to certain exceptions) exceed the sum of the amount of (a) certain indebtedness of StrataLight, (b) transaction expenses of StrataLight related to the Mergers and (c) the value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock at the closing of the Mergers, to be paid by Opnext for the acquisition of StrataLight was fair, from a financial point of view, to Opnext, as more fully described below under the caption “Opinion of Opnext’s Financial Advisor.”

The Opnext board of directors considered all of the foregoing factors as a whole and, on balance, concluded that they supported a favorable determination to authorize the Merger Agreement and declare its advisability.

The foregoing discussion of the information and factors considered by the Opnext board of directors is not exhaustive, but Opnext believes it includes all the material factors considered by the Opnext board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Opnext board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. In addition, individual directors may have given different weights to different factors.

Opinion of Opnext’s Financial Advisor

Goldman Sachs rendered its opinion to the Opnext board of directors that, based upon and subject to the qualifications and assumptions set forth therein, as of July 9, 2008, the merger consideration in the aggregate to be paid by Opnext pursuant to the Merger Agreement in connection with the acquisition of all of the outstanding shares of StrataLight common stock and preferred stock was fair from a financial point of view to Opnext.

The full text of the written opinion of Goldman Sachs, dated July 9, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A hereto. Goldman Sachs provided its opinion for the information and assistance of the Opnext board of directors in connection with its consideration of the Mergers and such opinion does not constitute a recommendation as to how any holder of Opnext common stock should vote with respect to the Mergers or any other matter.

In connection with rendering the opinion described above, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	Opnext’s annual reports to its stockholders and Annual Reports on Form 10-K for the two fiscal years ended March 31, 2008;

•	Opnext’s interim reports to its stockholders and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007;

•	StrataLight’s audited financial statements for the three years ended December 31, 2007;

•	StrataLight’s unaudited financial statements for the three-month period ended March 31, 2008;

•	certain other communications from Opnext and StrataLight to their respective stockholders;

•	certain publicly available research analyst reports for Opnext;

•	certain internal financial analyses and forecasts for StrataLight prepared by its management; and

•	certain internal financial analyses and forecasts for Opnext and certain financial analyses and forecasts for StrataLight, in each case prepared by the management of Opnext and approved for the use of Goldman Sachs by Opnext (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of Opnext and StrataLight to result from the Mergers (the “Synergies”).

Representatives of Goldman Sachs also held discussions with members of the senior managements of Opnext and StrataLight regarding their respective assessments of the past and current business operations, financial condition and future prospects of StrataLight, and with members of the senior management of Opnext regarding their assessment of the past and current business operations, financial condition and future prospects of Opnext and the strategic rationale for, and the potential benefits of, the Mergers. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Opnext common stock, compared certain financial information for StrataLight and certain financial and stock market information for Opnext with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the optical components industry specifically and in other industries generally, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of the Opnext board of directors that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Opnext. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Opnext or StrataLight or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Mergers would be obtained without any adverse effect on Opnext, StrataLight, or on the expected benefits of the Mergers in any way meaningful to its analysis. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion did not address the underlying business decision of Opnext to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may have been available to Opnext. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Opnext, as of July 9, 2008, of the merger consideration in the aggregate to be paid by Opnext pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or Mergers, including, without limitation, the merger consideration payable per share of StrataLight common stock and preferred stock, the fairness of the Mergers to, or any consideration received in connection with the Mergers by, the holders of any particular class or series of securities of Opnext or StrataLight, nor did Goldman Sachs express any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Opnext or StrataLight, or any class of such persons in connection with the Mergers, whether relative to the merger consideration in the aggregate to be payable in the Mergers or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Opnext common stock would trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, July 9, 2008 and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Opnext board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described below represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 3, 2008 and is not necessarily indicative of current market conditions.

Selected Companies Analysis.  Goldman Sachs reviewed certain financial information, multiples and ratios for StrataLight and compared such information and data to corresponding financial information, multiples and ratios for Opnext and the following publicly traded corporations in the optical components industry:

•	Avanex Corporation

•	Bookham, Inc.

•	Finisar Corporation

•	JDS Uniphase Corporation

•	Oplink Communications, Inc.

•	Optium Corporation

Although none of the selected companies is directly comparable to StrataLight, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of StrataLight.

Goldman Sachs calculated and compared the various multiples and ratios based on financial data as of July 3, 2008, information it obtained from SEC filings, estimates provided by the Institutional Brokers’ Estimate System (a data service that compiles estimates issued by securities analysts) (“IBES”) and publicly available information it obtained from other sources. In addition, with respect to Opnext and StrataLight, Goldman Sachs also calculated and compared the multiples and ratios based on the Forecasts.

The multiples and ratios of StrataLight were calculated based on an equity value for StrataLight of $189 million, which includes the aggregate cash consideration of $30 million plus the implied value of the stock consideration valued on the ten-day average share price for Opnext as of July 3, 2008.

With respect to each of the selected companies, Goldman Sachs calculated:

•	the closing price per share on July 3, 2008 as a multiple of estimated 2008 earnings per share and of estimated 2009 earnings per share; and

•	enterprise value, which is the market value of common equity plus the book value of debt, less cash, as a multiple of estimated 2008 revenue and of estimated 2009 revenue.

The results of these analyses are summarized as follows:

	Calendar Year Price/				Enterprise Value/
	Earnings Multiples				Revenue Multiples
	Estimated		Estimated		Estimated		Estimated
Companies	2008		2009		2008		2009

StrataLight	14.4	x	7.3	x	1.1	x	0.9	x
Opnext — Management Estimates	14.5	x	11.2	x	0.6	x	0.5	x
Selected Companies
High	22.6	x	55.1	x	1.3	x	1.2	x
Mean	15.3	x	19.4	x	0.8	x	0.7	x
Median	15.8	x	12.7	x	0.8	x	0.7	x
Low	9.7	x	7.1	x	0.3	x	0.3	x

Note: All research estimates were calendarized.

Selected Transactions Analysis.  Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the optical components industry:

Date Announced	Acquirer	Target

16 - May - 2008	Finisar Corporation	Optium Corporation
10 - Dec - 2007	JDS Uniphase Corporation	American Bank Note Holographics, Inc.
14 - May - 2007	Emerson Electric Co.	Stratos International, Inc.
22 - Apr - 2007	Oplink Communications, Inc.	Optical Communications Products, Inc.
27 - Feb - 2007	JDS Uniphase Corporation	Picolight, Inc.
22 - Jul - 2005	ADC Telecommunications, Inc.	Fiber Optic Network Solutions Corp.
31 - Jan - 2005	Finisar Corporation	Infineon Technologies AG — Fiber Optics Business Unit

Although none of the selected transactions is directly comparable to the Mergers and none of the companies party to such transactions is directly comparable to StrataLight or Opnext, the transactions were chosen because they involved transactions that for purposes of analysis may be considered similar to the Mergers and/or involved publicly traded companies with operations that for purposes of Goldman Sachs’ analysis may be considered similar to certain operations of StrataLight or Opnext.

For each of the selected transactions, Goldman Sachs calculated the enterprise value of the target company as a multiple of last twelve months’ sales and forward twelve months’ estimated sales. Goldman Sachs also calculated the equity consideration as a multiple of last twelve months’ net income and forward twelve months’ estimated net income.

The multiples and ratios for the Mergers were calculated based on (1) an equity value for StrataLight of $189 million, which includes the aggregate cash consideration of $30 million plus the implied value of the stock consideration based on the ten-day average share price for Opnext as of July 3, 2008, (2) estimated calendar year 2008 and 2009 sales, and (3) the Forecasts. The multiples and ratios relating to the other selected transactions were based on SEC filings and other publicly available information.

The following table presents the results of this analysis:

	Enterprise Value Multiple of:				Equity Multiple of:
	LTM		Forward		LTM		Forward
Transaction	Sales		Sales		Net Income		Net Income

StrataLight — Opnext	1.1	x	0.9	x	14.4	x	7.3	x
Selected Transactions
High	3.8	x	3.1	x	72.5	x	24.2	x
Low	0.8	x	0.9	x	22.5	x	12.8	x
Mean	1.9	x	1.5	x	37.7	x	17.1	x
Median	1.1	x	1.0	x	27.9	x	14.3x

Pro Forma EPS Accretion/Dilution Analysis.  Goldman Sachs prepared illustrative pro forma earnings per share, or EPS, accretion/dilution analyses of the effect of the proposed Mergers on Opnext using estimates and projections provided by Opnext and included in the Forecasts. Goldman Sachs compared, for calendar year 2009 and fiscal year 2010, which ends on March 31 for Opnext, the forecast EPS of Opnext in relation to the estimated EPS of the combined company. For purposes of the analysis, Goldman Sachs estimated an interest rate of 3% on cash.

In conducting its EPS accretion/dilution analyses, Goldman Sachs analyzed scenarios that did and did not take into account the Synergies. Goldman Sachs also analyzed scenarios based on IBES estimates instead of the

Forecasts. In each of the scenarios, the analysis indicated that the proposed transaction would be accretive in both calendar year 2009 and fiscal year 2010.

Contribution Analysis.  Goldman Sachs compared Opnext and StrataLight stockholders’ respective expected percentage ownership of the combined company to Opnext’s and StrataLight’s respective percentage contributions (and the implied equity ownership based on such contribution) to the combined company based upon the estimated revenues, gross profits, earnings before interest and taxes, and net income for calendar years 2008 and 2009. For purposes of this analysis, Goldman Sachs utilized projections included in the Forecasts, which did not take into account any Synergies or integration costs from the combination of the two companies, and for illustrative purposes assumed that the transaction consideration was 100% stock. Goldman Sachs noted that the implied equity ownership of StrataLight stockholders represented 32.8% of the combined company based on the ten-day average share price for Opnext as of July 3, 2008. The analysis indicated that the implied equity ownership of StrataLight stockholders in the combined company based on the various contribution analyses described above ranged from 20.3% to 42.9%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Opnext, StrataLight or the contemplated Mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Opnext board of directors as to the fairness from a financial point of view to Opnext, as of the date of such opinion, of the merger consideration in the aggregate to be paid by Opnext pursuant to the Merger Agreement in connection with the acquisition of all of the outstanding shares of StrataLight common stock and preferred stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Opnext, StrataLight, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast or assumed for purposes of these analyses.

The merger consideration was determined through arms’-length negotiations between Opnext and StrataLight and was approved by the Opnext board of directors. Goldman Sachs provided advice to Opnext during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Opnext or the Opnext board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Mergers.

As described under “Opnext’s Reasons for the Merger; Recommendation of the Opnext Board of Directors,” Goldman Sachs’ opinion to the Opnext board of directors was one of many factors taken into consideration by the Opnext board of directors in making its determination to approve the Merger Agreement and the Mergers. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex A hereto.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Opnext, StrataLight, Hitachi, Ltd., a significant shareholder of Opnext, and any of their respective affiliates or any currency or commodity that may be involved in the Mergers for their own account and for the accounts of their customers.

Goldman Sachs has acted as financial advisor to Opnext in connection with, and has participated in certain of the negotiations leading to, the Mergers. In addition, Goldman Sachs has provided certain investment banking and other financial services to Opnext and its affiliates from time to time, including having acted as lead book runner for the initial public offering of Opnext in February 2007. Goldman Sachs also has provided certain investment banking and other financial services to Hitachi, Ltd. and its affiliates from time to time, including having acted as a co-manager with respect to an investment grade bond offering by Hitachi, Ltd. (aggregate principal amount of $446 million) in August 2005; as an advisor to Hitachi, Ltd. in connection with a strategic alliance between its nuclear power generating business and General Electric Company in October 2006; and as a co-manager with respect to a follow-on equity offering of Hitachi Construction Machinery Company Limited, a subsidiary of Hitachi, Ltd., (aggregate principal amount of $400 million) in August 2007. Goldman Sachs also may provide investment banking and other financial services to Opnext, StrataLight and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

The Opnext board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Mergers. Pursuant to a letter agreement dated June 18, 2008, Opnext engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Mergers. Pursuant to the terms of this engagement letter, Opnext has agreed to pay Goldman Sachs a transaction fee of approximately $3 million for its services in connection with the Mergers, the principal portion of which is contingent upon consummation of the Mergers. In addition, Opnext has agreed to reimburse Goldman Sachs’ expenses and indemnify it against certain liabilities arising out of its engagement.

Interests of Certain Persons in the Mergers

Some of the members of StrataLight’s management have interests in Merger 1 that are different from, or in addition to, the interests of Opnext and StrataLight stockholders generally.

These interests include (a) the right to receive a portion of the merger consideration pursuant to the Employee Liquidity Bonus Plan and (b) the right of certain of StrataLight’s executive officers to have the vesting of certain options on StrataLight capital stock accelerated as a result of Merger 1.

The participants in the Employee Liquidity Bonus Plan, primarily employees of StrataLight who hold common stock or options to purchase common stock, and including certain members of the board of directors of StrataLight, are receiving merger consideration pursuant to the Employee Liquidity Bonus Plan (with such amounts being offset by the common stock or value of options to purchase common stock held by such participants) in preference to the holders of preferred stock and other holders of common stock of StrataLight that otherwise would have received such merger consideration in preference to, or on parity with, such participants pursuant to the StrataLight certificate of incorporation. It is anticipated that the officers of StrataLight who are participants in the Employee Liquidity Bonus Plan, as a group, shall receive an aggregate of approximately 50.0% of the portion of the merger consideration to be distributed thereunder, which includes approximately 28.5%, 3.6%, 11.0%, 4.1% and 2.8% to be allocated to Shri Dodani (Chief Executive Officer), Bruce Horn (Chief Financial Officer), Roberto R. Marcoccia (Vice President of Engineering), Pat Rezza (Vice President of Operations) and David Sykes (Vice President, Sales and Marketing), respectively; and it is further anticipated that the directors of StrataLight who are participants in the Employee Liquidity Bonus Plan, as a group, shall receive an aggregate of approximately 0.7% of the portion of the merger consideration to be distributed thereunder.

The Opnext board of directors was aware of these interests and considered them, among other matters, in approving and declaring the advisability of the Merger Agreement and the issuance of Opnext common stock contemplated by the Merger Agreement.

In addition, Opnext is currently discussing retention agreements with Messrs. Dodani and Horn. While the retention agreements have not been finalized, the parties have agreed in principle to the following: (a) a lump sum severance payment of $250,000 to each of Mr. Dodani and Mr. Horn, such amounts to be paid at the end of each such officer’s retention period (anticipated to be from six to twelve months after the closing of Merger 1, unless the officer’s employment is terminated earlier by Opnext without cause or by the officer in the event of a constructive termination (the “Transition Date”)); (b) the grant of an option to purchase 200,000 shares of Opnext common stock to Mr. Dodani and 100,000 shares of Opnext common stock to Mr. Horn, which options will vest upon each officer’s Transition Date and will be exercisable for a period of three years thereafter; and (c) each officer’s interest in the Employee Liquidity Bonus Plan will be paid on such officer’s Transition Date. In connection with receiving such agreements, each of Mr. Dodani and Mr. Horn will enter into agreements pursuant to which they will agree not to compete or solicit employees for a period of one year following his Transition Date.

Support Agreements

Pursuant to the terms of the Merger Agreement, certain of the stockholders of Opnext and StrataLight have entered into support agreements to ensure certainty with respect to the closing of the Mergers. Pursuant to the support agreement, dated as of the date of the Merger Agreement, among StrataLight, Hitachi and Clarity, Hitachi and Clarity have agreed to vote all of their respective shares of Opnext common stock, which represent approximately 53.9% of the outstanding Opnext common stock, in favor of the issuance of Opnext common stock in Merger 1, in favor of the proposal to elect one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and in favor of the proposal to elect one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement. This means that the approval of the issuance of Opnext common stock pursuant to Merger 1, the election of one independent director to the Opnext board of directors as a Class II director for a three-year term of office expiring at the 2011 annual meeting of stockholders in accordance with the Merger Agreement and the election of one independent director to the Opnext board of directors as a Class I director for a two-year term of office expiring at the 2010 annual meeting of stockholders in accordance with the Merger Agreement are each assured.

Opnext has also entered into a support agreement, dated as of the date of the Merger Agreement, among Opnext and several of StrataLight’s stockholders that hold stock in an amount sufficient to ensure that Merger 1 is approved by the StrataLight stockholders. Pursuant to this agreement, these holders of StrataLight capital stock have agreed to vote all of the capital stock they hold in StrataLight in favor of the Merger Agreement and Merger 1. This agreement means that the approval of the Merger Agreement and the transactions contemplated thereby by the StrataLight stockholders is assured.

Financing

Opnext estimates that the total amount of funds necessary to pay the cash portion of the merger consideration will be provided through its current working capital.

Governmental and Regulatory Approvals

Under United States antitrust laws, Opnext and StrataLight could not complete Merger 1 until they notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of Merger 1 and filed the necessary report forms, and until a required waiting period had ended. Opnext and StrataLight filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of Merger 1 and received early termination of the required waiting period on October 3, 2008.

Opnext must obtain approval of the listing on the NASDAQ Global Select Market of the shares of Opnext common stock to be issued in Merger 1.

Fees and expenses

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. Notwithstanding the foregoing, all filing fees paid pursuant to the HSR Act were borne by Opnext.

Accounting Treatment of the Mergers

Under U.S. generally accepted accounting principles, Opnext will account for the merger using the purchase method of accounting.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, the transactions will be effected through a two-step process. In the first step, Merger Sub 1 (a newly formed, direct wholly owned subsidiary of Opnext established solely to facilitate the acquisition of StrataLight) will be merged with and into StrataLight, and the separate existence of Merger Sub 1 shall cease and StrataLight shall continue as the “Intermediate Surviving Corporation” in accordance with the DGCL. In the second step, the Intermediate Surviving Corporation will be merged with and into Merger Sub 2 (a newly formed, direct wholly owned subsidiary of Opnext established to facilitate the acquisition of StrataLight), and the separate corporate existence of the Intermediate Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving corporation in accordance with the DGCL under the name “Opnext Subsystems, Inc.”

While the two-step structure is not necessary for the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the purpose and effect of such structure is to take advantage of applicable Internal Revenue Service pronouncements to minimize the risk of corporate-level tax to StrataLight and Opnext in the event the Mergers were not to so qualify. If the transactions were structured as a single-step forward merger of StrataLight into either Opnext or a subsidiary controlled by Opnext and such merger were not to qualify as a reorganization for U.S. federal income tax purposes, corporate-level tax could apply to StrataLight and Opnext, as if at the time of such merger StrataLight had sold all of its assets for their then fair market value.

Certain Material United States Federal Income Tax Consequences

The following discussion addresses the material U.S. federal income tax consequences of the Mergers. This discussion is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Mergers. Moreover, this discussion is not binding on the Internal Revenue Service. The discussion below does not address any state, local or non-U.S. tax consequences of the Mergers and does not address the tax consequences of the Mergers under U.S. federal tax law other than income tax law. In addition, this discussion does not address the tax consequences to StrataLight stockholders who exercise appraisal and/or dissenter’s rights under Delaware law.

This discussion applies only to beneficial owners of shares of Opnext and StrataLight capital stock that hold such shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion may not apply, in whole or in part, to particular stockholders in light of their particular circumstances or to stockholders that are subject to special rules, such as: persons that are not citizens or residents of the United States and otherwise not a “United States person” for U.S. federal income tax purposes; mutual funds; banks, insurance companies or other financial institutions; broker-dealers; dealers or traders in securities or currencies; tax-exempt organizations; subchapter S corporations, partnerships or other pass-through entities or investors in such entities; persons that are subject to the alternative minimum tax; persons that hold StrataLight capital stock as part of a straddle, hedging, constructive sale, conversion or integrated transaction; individuals who acquired StrataLight capital stock under a compensatory or other employment-related arrangement; certain former citizens or residents of the United States; and persons that have a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax consequences of the receipt of amounts under the Employee Liquidity Bonus Plan.

If a partnership holds shares of StrataLight capital stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership that holds shares of StrataLight capital stock should consult their tax advisors.

The following discussion is not a substitute for careful tax planning and advice. Each company’s stockholders should consult their tax advisors as to the particular tax consequences of the Mergers to them, including the applicability and effect of any U.S. federal, state, local or non-U.S. laws, and the effect of possible changes in applicable tax laws.

It is a condition to the obligations of Opnext, Merger Sub 1 and StrataLight to consummate Merger 1 that Opnext receive an opinion of its counsel, Latham & Watkins LLP, and that StrataLight receive an opinion of its counsel, Pillsbury Winthrop Shaw Pittman LLP, in each case, dated as of the closing date of Merger 1, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions and the statements and representations set forth in certificates provided by Opnext, Merger Sub 1, Merger Sub 2 and StrataLight, for U.S. federal income tax purposes the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Neither Opnext nor StrataLight may waive such closing condition after the Opnext stockholders have approved the issuance of Opnext common stock pursuant to the Merger Agreement, unless further approval is obtained from such stockholders with appropriate disclosure. The opinions will be based on the law in effect on the date of the opinions. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation, statement or assumption to be true, correct and complete in all material respects, could affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or on any court. We have neither requested nor will request any ruling from the Internal Revenue Service as to the tax consequences of the Mergers, and there can be no assurance that the Internal Revenue Service will agree with the statements and conclusions in the opinions described above or in the discussion below.

Assuming that the Mergers qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and subject to the qualifications and assumptions described herein:

•	Neither Opnext nor StrataLight will recognize any gain or loss as a result of the Mergers.

•	Opnext stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

•	A StrataLight stockholder will not recognize gain or loss upon the receipt of shares of Opnext common stock incident to the closing of Merger 1 (the “Closing Shares”) or upon the delivery of cash or shares of Opnext common stock to the escrow on the stockholder’s behalf (the “Escrow Cash” and “Escrow Shares,” respectively).

•	A StrataLight stockholder will recognize gain (but not loss) upon the receipt of cash incident to the closing of Merger 1 (the “Closing Cash”), and will recognize ordinary interest income and gain (but not loss) upon the receipt of any Escrow Cash, the amount and timing of which are described below.

•	A StrataLight stockholder will recognize neither ordinary interest income nor gain or loss either (i) when Escrow Shares are returned to Opnext as a result of a claim against the escrow or (ii) when Escrow Shares are distributed to the StrataLight stockholder upon termination of the escrow.

•	A StrataLight stockholder’s holding period for the Closing Shares and any Escrow Shares received (including any fractional share interest deemed received and exchanged for cash) will include the holding period during which the shares of StrataLight capital stock surrendered in Merger 1 were held.

•	A StrataLight stockholder that receives cash in lieu of a fractional share of Opnext common stock in Merger 1 will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share and the stockholder’s adjusted tax basis allocable to such fractional share.

Capital gain or loss must be calculated separately for each identifiable block of shares of StrataLight capital stock and will generally constitute long-term capital gain or loss if the StrataLight stockholder’s holding period in the StrataLight capital stock surrendered in Merger 1 is more than one year as of the effective date of Merger 1. Because of the reorganization status of the Mergers, a capital gain on one block of StrataLight capital stock cannot be offset by a capital loss on another block of StrataLight capital stock. A StrataLight stockholder may be required to treat any gain recognized as a dividend, to the extent of the stockholder’s ratable share of earnings and profits, if the cash received is “essentially equivalent to a dividend.” Cash received will be “essentially equivalent to a dividend” if, based on the particular facts and circumstances, the interest of a StrataLight stockholder in Opnext common stock after Merger 1 is not sufficiently reduced because, for example, the StrataLight stockholder also owns, prior to Merger 1, shares of Opnext common stock.

Under the imputed interest rules of the Code, because Escrow Cash could be received more than one year following the Mergers, a portion of that Escrow Cash will be recharacterized for federal income tax purposes as interest income and will be taxable to a former StrataLight stockholder as ordinary interest income when received. In general, the portion of any Escrow Cash constituting interest income will be equal to the excess of the amount of the Escrow Cash received over the present value of that amount as of the date of Merger 1 (determined using a discount rate equal to the appropriate “applicable federal rate” for the month of Merger 1).

Any gain to be recognized on account of the receipt of Closing Cash or Escrow Cash will be reportable using the installment sale method, absent a so-called “election out” (discussed below) of the installment method. The tax consequences for a particular StrataLight stockholder under the installment method will depend on whether the tax basis of such stockholder’s shares of StrataLight capital stock surrendered in Merger 1 exceeds the fair market value, as of the closing of Merger 1, of the StrataLight stockholder’s Closing Shares and Escrow Shares.

•	If the tax basis of the StrataLight stockholder’s shares of StrataLight capital stock surrendered in Merger 1 is not greater than the fair market value, as of the closing of Merger 1, of the StrataLight stockholder’s Closing Shares and Escrow Shares, the amount of gain to be recognized upon the receipt of Closing Cash will equal the full amount of that Closing Cash and upon receipt of Escrow Cash will equal the full amount of that Escrow Cash less the portion of that Escrow Cash constituting interest income under the imputed interest rules. The StrataLight stockholder’s tax basis for the Closing Shares and Escrow Shares (including any fractional share interest deemed received and exchanged for cash) will equal the tax basis of such stockholder’s shares of StrataLight capital stock surrendered in Merger 1. Upon the return to Opnext of any Escrow Shares, the stockholder’s tax basis for those returned Escrow Shares will be added proportionately to the tax basis for such stockholder’s remaining Closing Shares and Escrow Shares.

•	If the tax basis of the StrataLight stockholder’s shares of StrataLight capital stock surrendered in Merger 1 is greater than the fair market value, as of the closing of Merger 1, of the StrataLight stockholder’s Closing Shares and Escrow Shares, the StrataLight stockholder’s tax basis for those Closing Shares and Escrow Shares will equal that fair market value. Upon the return to Opnext of any Escrow Shares, the stockholder’s tax basis for those returned Escrow Shares will be added proportionately to the tax basis for such stockholder’s remaining Closing Shares and Escrow Shares. The StrataLight stockholder will have “Excess Basis,” equal to the excess of the tax basis of the StrataLight stockholder’s shares of StrataLight capital stock surrendered in Merger 1 over the fair market value, as of the closing of Merger 1, of such stockholder’s Closing Shares and Escrow Shares. Under the installment method, a StrataLight stockholder will compute the “gross profit ratio” equal to (i) the full amount of Closing Cash and Escrow Cash, less the portion of that Escrow Cash constituting interest income under the imputed interest rules, and less the StrataLight stockholder’s Excess Basis, divided by (ii) the full amount of Closing Cash and Escrow Cash, less the portion of that Escrow Cash constituting interest income under the imputed interest rules. For the taxable year of Merger 1, the StrataLight stockholder will recognize gain in an amount equal to the Closing Cash multiplied by the gross profit ratio. Upon receipt of the Escrow Cash, the StrataLight stockholder will recognize gain equal to the portion of the Escrow Cash not constituting interest income under the imputed interest rules multiplied by the gross profit ratio, with the amount of such gain adjusted in the event less than the full amount of Escrow Cash is received.

A StrataLight stockholder may elect out of the installment method generally by reporting the full amount of gain realized in Merger 1 on a timely filed U.S. federal income tax return for the taxable year of Merger 1 and taking into account the fair market value, as of the closing of Merger 1, of the stockholder’s contingent right to receive Escrow Cash. StrataLight stockholders should consult their own tax advisors as to the availability and desirability of an election out of the installment method and as to the potential application of Section 453A of the Code which imposes an interest-like addition to tax for taxpayers holding installment sale obligations arising during and outstanding at the end of a taxable year with a “face amount” in excess of $5 million.

A non-corporate StrataLight stockholder may be subject to information reporting and backup withholding at a rate of 28% on any cash payments received in Merger 1 unless the stockholder certifies the stockholder’s taxpayer identification number and meets certain other requirements. Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. A “significant holder” of StrataLight capital stock must file a statement with its U.S. federal income tax return setting forth certain information pertaining to the Mergers. For these purposes, a “significant holder” includes a holder of at least one percent (by vote or value) of the total outstanding shares of StrataLight capital stock. In addition, all StrataLight stockholders must retain permanent records of certain information pertaining to the Mergers.

Appraisal Rights

In connection with Merger 1, record holders of StrataLight capital stock who comply with the procedures summarized below will be entitled to appraisal rights if Merger 1 is completed. Under Section 262 of the DGCL (“Section 262”), as a result of completion of Merger 1, holders of shares of StrataLight capital stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of Merger 1 (exclusive of any element of value arising from the accomplishment or expectation of Merger 1), together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, judicially determined and paid to them in cash by complying with the provisions of Section 262. StrataLight is required to send a notice to that effect to each stockholder not less than twenty days prior to its special meeting of stockholders.

Stockholders of record of StrataLight who desire to exercise their appraisal rights must satisfy all of the following conditions.

A StrataLight stockholder who desires to exercise appraisal rights must (a) not vote in favor of adoption of the Merger Agreement and (b) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to StrataLight before the vote on Merger 1 at the StrataLight stockholder meeting in respect of the approval of the Merger Agreement.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of Merger 1.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the Merger Agreement at the StrataLight stockholder meeting in respect of the approval of the Merger Agreement. A beneficial owner of shares held in street name who desires to assert appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through banks, brokerage firms and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring to assert appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform StrataLight of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: StrataLight Communications, Inc., 151 Albright Way, Los Gatos, CA 95032, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his or her shares. The written demand must be received by StrataLight prior to the taking of the vote on the proposal to adopt the Merger Agreement at the StrataLight stockholder meeting in respect of the approval of the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, the stockholder must not vote its shares of capital stock in favor of adoption of the Merger Agreement. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and will constitute a waiver of that stockholder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must indicate that such stockholder’s shares are to be voted against the proposal to adopt the Merger Agreement or to abstain from voting on that proposal.

Within 120 days after the effective time of Merger 1, any stockholder who has complied with the required conditions of Section 262, upon written request, shall be entitled to receive from the corporation surviving Merger 1 a statement setting forth the aggregate number of shares not voted in favor of Merger 1 and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Within 120 days after the effective time of Merger 1, either Merger Sub 2, as the ultimate surviving corporation, or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Merger Sub 2, as the ultimate surviving corporation, has no obligation, and no present intention, to file such a petition. Accordingly, the failure of a stockholder to file a petition within the specified period could nullify the stockholder’s previously written demand for appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of Merger 1, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . . .” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Delaware Supreme Court noted, however, that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Stockholders considering appraisal rights should additionally bear in mind that from and after the effective date of Merger 1, no stockholder who has demanded appraisal rights in accordance with Section 262 shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within sixty days after the effective time of Merger 1, any stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and shares of Opnext common stock to which the stockholder is entitled pursuant to Merger 1. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of Merger Sub 2 as the ultimate surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of Merger 1, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the cash and shares of Opnext common stock which constitute the merger consideration as provided for in the Merger Agreement. Inasmuch as the parties to the Merger Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Restrictions on Sales of Shares by Affiliates of StrataLight

The shares of Opnext common stock to be issued in connection with Merger 1 will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be freely transferable under the Securities Act. As a condition to the consummation of Merger 1, StrataLight stockholders who hold one percent (1%) or more of StrataLight stock on an as converted basis and StrataLight stockholders who hold, in the aggregate, at least ninety-five percent (95%) of the outstanding StrataLight stock on an as converted basis, must in each case execute and deliver lock-up agreements to Opnext prior to the consummation of Merger 1. Such StrataLight stockholders, pursuant to the provisions of the lock-up agreement, may not transfer any shares of Opnext common stock received in Merger 1 for a period of ninety (90) days following the effective time of Merger 1. However, such stockholders may transfer the shares of Opnext common stock received as consideration in Merger 1:

•	through gift, will or intestacy; or

•	to their affiliates, provided that such affiliates execute an agreement stating they are subject to the provisions of the lock-up agreement and that they will not further transfer such stock except in accordance with the provisions of the lock-up agreement.

Stock Exchange Listing

Opnext has agreed to use its commercially reasonably efforts to cause the shares of Opnext common stock issued pursuant to Merger 1 to be listed on the NASDAQ Global Select Market, subject to notice of issuance.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex B. We encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the Mergers. This summary is not intended to provide you with any other factual information about Opnext or StrataLight. Such information can be found elsewhere in this proxy statement/prospectus.

Structure and Effective Time

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, the transactions will be effected through a two-step process. In the first step, Merger Sub 1 (a newly formed, direct wholly owned subsidiary of Opnext established solely to facilitate the acquisition of StrataLight) will be merged with and into StrataLight, and the separate existence of Merger Sub 1 shall cease and StrataLight shall continue as the “Intermediate Surviving Corporation” in accordance with the DGCL. In the second step, the Intermediate Surviving Corporation will be merged with and into Merger Sub 2 (a newly formed, direct wholly owned subsidiary of Opnext established to facilitate the acquisition of StrataLight), and the separate corporate existence of the Intermediate Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving corporation in accordance with the DGCL under the name “Opnext Subsystems, Inc.”

The closing of Merger 1 will occur three business days after the date on which the last of the closing conditions set forth in the Merger Agreement (other than any such conditions which by their terms are not capable of being satisfied until the closing date of Merger 1) is satisfied or, when permissible, waived or on such other date and/or at such other time as the parties may mutually determine (the date of the closing of such Merger 1, the “Closing Date”). See “— Conditions to the Merger” beginning on page 77. We currently expect the closing of Merger 2 will occur immediately following and on the same day as the closing of Merger 1.

Each of the Mergers will become effective at the time respective certificates of merger are duly filed with the Delaware Secretary of State (or at a later time if agreed by the parties and specified in the respective certificate of merger). We currently expect to complete the Mergers in the third quarter of Opnext’s fiscal year ended March 31, 2009; however, we cannot assure you when, or if, all the conditions to completion of the Mergers will be satisfied or waived (see “— Conditions to the Merger”).

Appraisal Rights

Shares of StrataLight capital stock that are outstanding immediately prior to the effective time of Merger 1 and that are held by any person who properly demands appraisal of such shares pursuant to Section 262, who did not vote in favor of adopting the Merger Agreement or consent thereto in writing, and who complies in all other respects with Section 262, shall not be converted into the right to receive the per share merger consideration as provided in the Merger Agreement, but shall instead be entitled to receive payment of the fair value of such shares in accordance with Section 262.

Merger Consideration

Upon completion of Merger 1, StrataLight stockholders will be entitled to receive a number of shares of Opnext common stock (totaling in the aggregate 26,545,455, including shares issuable pursuant to the Employee Liquidity Bonus Plan) and an amount in cash to be determined in accordance with the terms of the Merger Agreement. The aggregate cash amount will be equal to $30,000,000 (including amounts payable pursuant to the Employee Liquidity Bonus Plan) plus an amount equal to the excess of StrataLight’s cash and cash equivalents at the closing of Merger 1 (which will be deemed to be $23,500,000, subject to certain exceptions) over the sum of (a) certain indebtedness of StrataLight, (b) transaction expenses of StrataLight related to the Mergers and (c) the value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock at the closing of the Mergers, in each case, net of amounts payable pursuant to the Employee Liquidity Bonus Plan. The assumed cash and cash equivalents of StrataLight at the Closing of Merger 1 is fixed at $23,500,000 unless the actual cash and cash equivalents of StrataLight at the Closing of Merger 1 are below $19,000,000, in which event the cash and cash equivalents of StrataLight at the Closing of Merger 1 will be equal to such actual amount. Assuming the closing date of the Mergers were the date of this proxy statement/prospectus, based on the valuation of Opnext common stock pursuant to the Merger Agreement and the liquidation provisions of StrataLight’s certificate of incorporation, none of the consideration from the Mergers would be distributed to holders of StrataLight’s common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (and any options or warrants to purchase any of the foregoing would have no value and would be canceled).

Treatment of StrataLight Stock Options, Warrants and Other Equity-Based Awards

At the Merger 1 effective time, each option to purchase shares of StrataLight capital stock granted under the StrataLight 2000 Stock Incentive Plan which is “in-the-money,” whether vested or unvested, shall cease to represent a right to acquire shares of capital stock and shall be converted into an option to purchase shares of Opnext common stock on the same terms and conditions as were applicable under such option immediately prior to the Merger 1 effective time, except that (i) the number of shares of Opnext common stock subject to each such new Opnext option shall be equal to the number of shares of common stock subject to such option immediately prior to the Merger 1 effective time multiplied by an exchange ratio, rounded down to the nearest whole share of Opnext common stock, and (ii) such new Opnext option shall have an exercise price per share equal to the per share exercise price of such option immediately prior to the Merger 1 effective time divided by such exchange ratio and rounded up to the nearest whole cent. Each “out-of-the-money” outstanding option to purchase shares of StrataLight common stock granted under StrataLight 2000 Stock Incentive Plan shall be cancelled prior to the effective time of Merger 1.

At the Merger 1 effective time, each right of any kind to receive shares or benefits measured by the value of a number of shares, and each award of any kind consisting of shares, granted under StrataLight stock plans (including warrants, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Merger 1 effective time and which is “in-the-money” shall cease to represent a right or award with respect to shares and shall be converted, at the Merger 1 effective time, into the right to receive the applicable per share merger consideration with respect to the share underlying such Company Stock-Based Award (less the exercise price of such Company Stock-Based Award) other than one warrant which will entitle its holder to receive the applicable per share merger consideration with respect to such warrant but will not be automatically converted.

Directors and Officers

The directors and officers of Merger Sub 2 immediately prior to the effective time of Merger 2 shall be the directors and officers of the surviving corporation. It is Opnext’s current intention that the board of directors of Merger Sub 2 subsequent to the effective time of Merger 2 will be identical to the Opnext board of directors.

Treatment of StrataLight Capital Stock

Upon completion of Merger 1, all shares of StrataLight capital stock outstanding immediately prior to the effective time (other than shares of capital stock held by stockholders who properly exercise dissenters’ rights with respect to such shares and shares held by any subsidiary of StrataLight) of Merger 1 will automatically be canceled and no longer be outstanding, and all StrataLight stockholders shall cease to have any rights with respect to such StrataLight capital stock except the right to receive the merger consideration. After the effective time of Merger 1, there will be no further transfers of shares of StrataLight capital stock. If, after such time, any StrataLight capital stock certificates are presented to the exchange agent, Opnext or the surviving corporation, they will be canceled and exchanged for the merger consideration.

Employee Liquidity Bonus Plan

Certain employees and directors of StrataLight are also entitled to receive a portion of the merger consideration due to the participation of such employees and directors in the Employee Liquidity Bonus Plan. The Employee Liquidity Bonus Plan amount, which is equal to sixteen percent (16%) of the aggregate merger consideration, is to be distributed among such employees and directors of StrataLight pursuant to methodologies determined by the Compensation Committee of the StrataLight board of directors prior to the execution of the Merger Agreement. The merger consideration to be received by the participants in the Employee Liquidity Bonus Plan, other than such director participants, is subject to vesting such that twenty-five percent (25%) of such merger consideration will vest and be distributed on January 31, 2009, fifty percent (50%) will vest and be distributed on October 31, 2009 and twenty-five percent (25%) will vest and be distributed on January 31, 2010. If an employee participant is no longer employed by Opnext or the surviving corporation of Merger 1 at any vesting date for any reason other than a termination of such employee by Opnext or the surviving corporation of Merger 1 without cause, such employee participant will not be entitled to receive such merger consideration and such amounts not paid will be paid on a pro rata basis to the other participants in the Employee Liquidity Bonus Plan.

Representations and Warranties

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the Mergers described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed among those parties, including being qualified by disclosures among those parties. Those representations and warranties may have been made to allocate risks among the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors under federal securities laws. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement.

The Merger Agreement contains customary representations and warranties of Opnext and StrataLight relating to their respective businesses.

Each of Opnext and StrataLight has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	authority to execute and deliver the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Mergers;

•	capital structure and subsidiaries;

•	government authorizations;

•	financial statements and liabilities;

•	the absence of material adverse changes;

•	tax matters;

•	intellectual property;

•	legal proceedings;

•	employee matters;

•	compliance with applicable laws; and

•	brokers’ fees payable in connection with the Mergers.

In addition, StrataLight has made other representations and warranties about itself to Opnext as to:

•	subsidiaries of StrataLight;

•	real property;

•	environmental matters;

•	contracts;

•	insurance;

•	labor matters;

•	product liability;

•	permits;

•	customers and suppliers; and

•	antitakeover statutes

Also, Opnext has made other representations and warranties about itself to StrataLight as to documents that Opnext has filed with the SEC.

Certain of the representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means with respect to StrataLight or Opnext, as the case may be, any event, change, development, effect, circumstance or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole. In determining whether a material adverse effect has occurred or is reasonably likely to occur, the parties will disregard effects arising out of (1) general economic, industry or market conditions, in each case that do not have a disproportionate effect on the effected party relative to other persons in the industry; (2) any action required to be taken pursuant to the terms and conditions of the Merger Agreement; (3) the public announcement of the Mergers; (4) acts of war or terrorism; and (5) changes in applicable laws, in each case that do not have a disproportionate effect on the effected party relative to other persons in the industry.

Covenants and Agreements

Conduct of Business by StrataLight.  StrataLight has agreed, subject to certain exceptions and prior written consent of Opnext, between the date of the Merger Agreement and the earlier of the Closing Date or the termination of the Merger Agreement pursuant to its terms that StrataLight and its subsidiaries will conduct their business in the ordinary course of business generally consistent with past practice and in material compliance with applicable law and use commercially reasonable efforts to preserve intact their business in all material respects.

StrataLight has also agreed that during the same period, and again subject to certain exceptions or prior written consent of Opnext, StrataLight and each of its subsidiaries will not:

•	amend its organizational documents;

•	subject to certain exceptions, including certain transactions between StrataLight and its subsidiaries and as contemplated by the provisions described under “— Treatment of StrataLight Stock Options, Warrants and Other Equity-Based Awards”:

•	issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests or issue any rights in respect thereof; or

•	declare, set aside or pay any dividend or distribution or other capital return in respect to any shares or otherwise or redeem, purchase or acquire any shares.

•	except as required by GAAP, change any accounting methods, principles or practices;

•	adopt or change any material method of tax accounting, change any annual tax accounting period, make or change any tax election, file any amended tax return, settle or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any tax indemnity, tax allocation or tax sharing agreement, enter into any private letter ruling, closing agreement, or similar ruling or agreement with respect to any tax or surrender any right to claim a tax refund;

•	enter into (other than certain purchase orders), terminate or materially modify any material contract or lease in respect of material real property or waive, release or assign any material rights or claims thereunder;

•	sell, transfer, assign, lease, sublease, license, sublicense, fail to maintain, abandon, permit to lapse or otherwise dispose of or encumber, in whole or in part, any of the assets, rights or properties of StrataLight and its subsidiaries, other than (i) sales of inventory or equipment to contract manufacturers or otherwise to support services in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of intellectual property in the ordinary course of business and (iii) sales or dispositions in the ordinary course of business and in the aggregate not in excess of $100,000;

•	acquire by merger or consolidation with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any business, or make any investment in, any corporation, partnership, association or other business organization or division thereof or merge or consolidate with any person;

•	(a) increase the compensation or benefits of any present or former director, officer, employee or consultant of StrataLight or its subsidiaries (except for (1) increases in salary or hourly wage rates with respect to StrataLight employees who are not officers or directors, in the ordinary course of business consistent with past practice and (2) the payment of bonuses to officers in an amount not to exceed the approximately $13,000 per month in the aggregate as accrued on StrataLight’s financial statements); (b) take any action with respect to the grant of any severance, change in control or termination pay to any present or former director, officer, employee or consultant of StrataLight or its subsidiaries (except for any such actions with respect to employees (other than officers) or consultants in the ordinary course of business consistent with past practice) except as otherwise required by applicable law; (c) make any change in the key management structure of StrataLight or its subsidiaries, including, without limitation, the hiring of additional officers; or (d) establish, adopt, enter into, amend or terminate any company plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a company plan if it were in existence as of the date of the Merger Agreement, except (1) as may be required pursuant to any contract in effect prior to the date of the Merger Agreement and disclosed to Opnext prior to such date or (2) as may be required by applicable law;

•	(a) create, incur or assume any long-term debt, (b) assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any person, (c) make any loans, advances or capital contributions to or investments in any person other than any member of StrataLight or its subsidiaries, (d) voluntarily mortgage, pledge or subject to any material lien, other than a Permitted Lien (defined at the conclusion of this section), any of its material assets or (e) repay any Indebtedness (as defined in “— Fees and Expenses”) in an aggregate amount greater than $83,333 per month plus interest (such monthly amount representing StrataLight’s current obligations with respect to Indebtedness);

•	settle or compromise, or agree to settle or compromise, any claim (whether or not commenced prior to the date of the Merger Agreement) other than (except with respect to any tax matter) settlements or compromises of disputes or claims involving solely money damages not in excess of $50,000; provided that the aggregate amount paid in connection with the settlement or compromise of all such disputes and claims shall not exceed $100,000;

•	cancel any material third party Indebtedness owed to any member of StrataLight or its subsidiaries;

•	agree with any third party or commit, whether in writing or otherwise, to do any of the foregoing; or

•	issue any press release or make any other public announcements concerning the transactions without the prior written consent of the other parties to the Merger Agreement.

The Merger Agreement also requires StrataLight to permit Opnext to have access prior to the Closing Date or termination of the Merger Agreement to the properties, contracts, books and records and personnel of StrataLight and its subsidiaries and any other information requested by Opnext, provided that Opnext gives reasonable notice and does not unreasonably disrupt personal and operations of the business of StrataLight. Opnext will keep all such information confidential.

The Merger Agreement defines “Permitted Lien” as any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar liens, including all statutory liens, arising or incurred in the ordinary course of business, (b) liens for taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits and (f) pledges or deposits to secure public or statutory obligations or appeal bonds.

Conduct of Business by Opnext.  Opnext has agreed, subject to certain exceptions and prior written consent of StrataLight, between July 9, 2008 and the earlier of the Closing Date and the termination of the Merger Agreement pursuant to its terms that Opnext, its affiliates and each of their respective employees, directors, officers, agents, members and partners will conduct their business in the ordinary course of business generally consistent with past practice and in material compliance with applicable law and use commercially reasonable efforts to preserve intact their business in all material respects.

Opnext has also agreed that during the same period, and again subject to certain exceptions or prior written consent of StrataLight, Opnext will not and, with respect to the first bullet point immediately below, shall not cause any of its affiliates and each of their respective employees, directors, officers, agents, members and partners to:

•	amend its organizational documents, except as contemplated by the Merger Agreement; or

•	issue any press release or make any other public announcements concerning the transactions or consents of the Merger Agreement without the prior written consent of the other parties to the Merger Agreement.

Restrictions on Solicitation of Other Offers.  From and after the date of the Merger Agreement until the Closing Date or the termination of the Merger Agreement pursuant to its terms, the Merger Agreement precludes StrataLight and the Stockholder Representative, and their respective subsidiaries, affiliates, partners, members, officers, directors, employees, agents and advisors from, directly or indirectly:

•	soliciting, initiating or knowingly encouraging the submission of any proposal or offer from any other person relating to the acquisition of any shares or equity interests or rights in respect thereof of any member of StrataLight or its subsidiaries;

•	soliciting, initiating or knowingly encouraging the submission of any proposal or offer from any person relating to the acquisition of any material portion of the assets of StrataLight or its subsidiaries; or

•	participating in any discussions or negotiations with any person regarding, furnishing any information with respect to, assisting or participating in, or facilitating in any other manner any effort or attempt by any such person to do or seek, any of the immediately above.

The Merger Agreement provides that StrataLight and its subsidiaries and the Stockholder Representative, as applicable, will notify Opnext immediately if any person makes any proposal, offer or bona fide inquiry with respect to any of the foregoing, and provide the material terms of such proposal, offer or bona fide inquiry. The Stockholder Representative agrees not to, and to cause each selling stockholder not to, transfer any shares to any other person prior to closing.

StrataLight Stockholder Meeting.  The Merger Agreement requires StrataLight, as promptly as practicable after the date of the mailing of this proxy statement/prospectus to Opnext stockholders, to call, give notice of, convene and hold the meeting of its stockholders to consider and vote upon approval of the Merger Agreement and Merger 1, and the date of such meeting shall be on or about the same date as the Annual Meeting.

Opnext Stockholder Meeting.  The Merger Agreement requires Opnext, as promptly as practicable after the date of the Merger Agreement, to call, give notice of, convene and hold the Annual Meeting.

Indemnification.  The Merger Agreement, subject to certain conditions, requires the Stockholder Representative, on behalf of each selling stockholder, to indemnify Opnext, its affiliates and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Buyer Group”) from and against:

•	any and all damages incurred by any member of the Buyer Group based upon, relating to or arising out of: (i) any breach, prior to the Merger 1 effective time, of any covenant of StrataLight contained in the Merger Agreement; (ii) any breach or inaccuracy of any of StrataLight’s representations and warranties contained in the Merger Agreement on the date of the Merger Agreement or on the Closing Date, respectively; (iii) all pre-closing tax liabilities of StrataLight and its subsidiaries, all tax liabilities of any member of a consolidated or other similar group (other than a group the common parent of which was StrataLight) of which StrataLight or any of its subsidiaries was a member on or prior to the Closing Date, and all pre-closing tax liabilities of any person (other than StrataLight or any of its subsidiaries) imposed on StrataLight or any of its subsidiaries as a transferee or successor, by contract, by law or otherwise; (iv) any payment of consideration in exchange for any dissenting shares pursuant to the DGCL, to the extent such payment is in excess of the applicable per share merger consideration; or (v) certain excluded liabilities; and

•	any and all damages incurred by the Buyer Group based upon, relating to or arising out of (i) any breach of any covenant of the Stockholder Representative contained in the Merger Agreement and (ii) any breach or inaccuracy of any of the Stockholder Representative’s representations and warranties contained in the Merger Agreement on the date of the Merger Agreement or on the Closing Date, respectively.

The Merger Agreement, subject to certain conditions, requires Opnext to indemnify each selling stockholder, their respective affiliates and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Stockholder Group”) from and against any and all damages incurred by any member of the Stockholder Group based upon, relating to or arising out of: (a) any breach of any covenant of Opnext contained in the Merger Agreement; or (b) any breach of Opnext’s, Merger Sub 1’s or Merger Sub 2’s representations and warranties contained in the Merger Agreement on the date of the Merger Agreement or on the Closing Date, respectively.

The indemnification obligations of the selling stockholders are limited, solely with respect to representations and warranties other than organization of StrataLight, authorization of StrataLight to enter into and perform its obligations under the Merger Agreement and the transactions contemplated thereby, capitalization of StrataLight and certain tax matters with respect to StrataLight (collectively, the “Fundamental Reps”), to the amount to be placed in escrow at the closing of the Mergers for a period of twelve months (subject to an extension of up to fifteen months). The escrowed amount, which is subject to certain adjustments as provided in the Merger Agreement, is equal to an aggregate amount of $3 million in cash and 2.65 million shares of Opnext common stock. The indemnification obligations of a small percentage of the selling stockholders are subject to a cap equal to the escrowed amount. The indemnification obligations of the remaining selling stockholders and Opnext are limited to the merger consideration received by any such selling stockholder or the aggregate merger consideration paid, respectively. The indemnification obligations of the selling stockholders and Opnext are subject to a $1 million threshold, whereby damages incurred in respect of such breaches will not be recoverable until the aggregate amount of the damages exceeds $1 million, at which point the first $1 million in damages and all amounts thereafter will be recoverable.

Insurance; Certain Employee Benefits.  The Merger Agreement requires Merger Sub 1 (and any successor entity), for six (6) years from and after the Closing Date, to provide officer and director liability insurance and to maintain indemnification provisions in its organizational documents that are no less favorable to the officers and directors of StrataLight than those in effect with respect to StrataLight immediately prior to the closing of Merger 1 (the “Closing”).

Employee Benefits.  Immediately following the Closing Date, the Merger Agreement requires Opnext to provide employee benefits to StrataLight employees that are substantially comparable in the aggregate to those employee benefits currently provided to StrataLight employees.

Conditions to the Mergers

Conditions to Opnext’s and StrataLight’s Obligations to Complete Merger 1.  Each party’s obligation to complete Merger 1 is subject to the satisfaction or waiver of various conditions on or prior to the Closing Date, including:

•	the waiting periods applicable to Merger 1 under the HSR Act shall have expired or been terminated and any required approvals of governmental authorities required under applicable law to consummate the Mergers shall have been obtained;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shall have been declared effective by the SEC and shall not be the subject of any stop order or initiated or threatened proceedings seeking a stop order; and

•	the shares of Opnext common stock issuable pursuant to Merger 1 shall have been approved for listing on the NASDAQ Global Select Market.

Conditions to Opnext’s and Merger Sub 1’s Obligations to Complete Merger 1.  Opnext’s and Merger Sub 1’s obligations to complete Merger 1 are further subject to satisfaction or waiver of the following additional conditions:

•	StrataLight’s representations and warranties made in the Merger Agreement must be true and correct as of the Closing Date as though made on the Closing Date except to the extent that the failure of the representations and warranties to be true and correct would not have, or reasonably be expected to have, a material adverse effect on StrataLight (other than with respect to the Fundamental Reps, which must be true and correct in all material respects);

•	StrataLight must have performed and complied in all material respects with all covenants and agreements required to be performed by it under the Merger Agreement through the Closing Date;

•	StrataLight must have provided Opnext with a certificate signed by a duly authorized officer of StrataLight certifying that the conditions described in the preceding two bullet points have been satisfied;

•	StrataLight stockholders who hold one percent (1%) or more of StrataLight stock on an as converted basis and StrataLight stockholders who hold, in the aggregate, at least ninety-five percent (95%) of the outstanding StrataLight stock on an as converted basis, must in each case have executed and delivered lock-up agreements to Opnext;

•	on or prior to the Closing Date, StrataLight must have delivered all agreements, instruments and documents required to be delivered by StrataLight under the Merger Agreement (see “— Closing Deliverables”);

•	Opnext shall have received all requisite third party consents listed on the StrataLight disclosure schedules without any monetary liability on the part of, or restrictions on the respective businesses or operations of, Merger Sub 1, Merger Sub 2 or Opnext or any of their affiliates;

•	greater than eighty-five percent (85%) of StrataLight’s employees listed on the StrataLight disclosure schedules shall continue to be employed by StrataLight;

•	there shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably expected to have a material adverse effect on StrataLight;

•	there shall be no outstanding Indebtedness (as defined in “— Fees and Expenses”) of StrataLight or its subsidiaries (other than any Indebtedness Opnext shall pay pursuant to the Merger Agreement);

•	the aggregate number of shares of StrataLight stock held by any StrataLight stockholder who is entitled to demand, and who properly demands, an appraisal of such holder’s shares in accordance with Section 262 (and who complies in all other respects with Section 262) shall not exceed 10% of the shares of StrataLight stock outstanding immediately prior to the completion of Merger 1;

•	no injunction or order of any governmental authority shall be in effect as of the Closing that prohibits the Mergers; and

•	Opnext shall have received the tax opinion of Latham.

Conditions to StrataLight’s Obligation to Complete Merger 1.  StrataLight’s obligation to complete Merger 1 is further subject to satisfaction or waiver of the following additional conditions:

•	Opnext’s, Merger Sub 1’s and Merger Sub 2’s representations and warranties made in the Merger Agreement must be true and correct as of the Closing Date as though made on the Closing Date except to the extent that the failure of the representations and warranties to be true and correct would not have, or reasonably be expected to have, a material adverse effect on Opnext, Merger Sub 1 or Merger Sub 2;

•	each of Opnext, Merger Sub 1, and Merger Sub 2 must have performed and complied in all material respects with all covenants and agreements required to be performed by it under the Merger Agreement through the Closing Date;

•	Opnext must have provided StrataLight with a certificate signed by a duly authorized officer of Opnext, Merger Sub 1, and Merger Sub 2 certifying that the conditions described in the preceding two bullet points have been satisfied;

•	Opnext must have deposited the requisite funds and delivered requisite shares, constituting the escrowed consideration, with the escrow agent;

•	there shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably expected to have a material adverse effect on Opnext;

•	on or prior to the Closing Date, Opnext shall have delivered all agreements, instruments and documents required to be delivered by Opnext, Merger Sub 1 and Merger Sub 2 by the Merger Agreement (see “— Closing Deliverables”);

•	no injunction or order of any governmental authority shall be in effect as of the Closing that prohibits the Mergers; and

•	StrataLight shall have received the tax opinion of Pillsbury.

Conditions to StrataLight’s, Opnext’s, Merger Sub 1, Merger Sub 2, and the Stockholder Representative’s Obligation to Complete Merger 2.  The respective obligations of each party to complete Merger 2 are subject to the condition that Merger 1 shall have been completed.

Closing Deliverables

The Merger Agreement requires StrataLight and, as applicable, the Stockholder Representative, to deliver to Opnext at the Closing the following:

•	resignations of the directors of StrataLight and its subsidiaries effective as of the Closing;

•	a properly executed statement, dated as of the Closing Date, stating under penalties of perjury that StrataLight is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, in form and substance reasonably acceptable to Opnext, along with written authorization to Opnext to deliver a notice to the Internal Revenue Service, in compliance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);

•	evidence of termination of any stockholders agreements among StrataLight’s stockholders and StrataLight or its subsidiaries, evidence of termination of all “out-of-the-money” options and all “out-of-the-money” Company Stock-Based Awards, in each case without payment of consideration; and

•	all other documents required to be delivered by StrataLight or the Stockholder Representative to Opnext at or prior to the Closing pursuant to the Merger Agreement.

The Merger Agreement requires Opnext to deliver at the Closing the following:

•	certificates representing the Opnext common stock portion of the merger consideration payable pursuant to the Merger Agreement (exclusive of shares to be delivered into escrow);

•	the cash portion of the merger consideration (exclusive of cash to be delivered into escrow);

•	the escrowed consideration to the escrow agent;

•	the aggregate amounts to be paid pursuant to the Employee Liquidity Bonus Plan into escrow;

•	all other documents required to be delivered by Opnext, Merger Sub 1 and Merger Sub 2 to StrataLight and the Stockholder Representative at or prior to the Closing pursuant to the Merger Agreement.

Termination

Subject to its terms, the Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing Date:

•	by mutual written consent of StrataLight and Opnext;

•	by either Opnext or StrataLight if:

•	the closing of Merger 1 has not occurred by January 9, 2009, as such date may be extended by written agreement of StrataLight and Opnext; provided that no party in breach of the Merger Agreement may exercise this termination right;

•	the requisite approvals under the DGCL of Opnext stockholders or StrataLight stockholders are not obtained at their respective meetings to approve the Merger Agreement; and

•	any governmental authority has issued a final, nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, provided Opnext or StrataLight gives written notice to the other party.

•	by Opnext if:

•	StrataLight has materially breached any of its representations, warranties or covenants under the Merger Agreement, which breach would result in the failure to satisfy one or more of the conditions precedent to complete Merger 1 (see “— Conditions to Opnext’s and Merger Sub 1’s Obligation to Complete Merger 1”) and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof. There shall be no such right to terminate if Opnext, Merger Sub 1 or Merger Sub 2 is in material breach of its representations and warranties under the Merger Agreement or have failed in any material respect to perform their obligations under the Merger Agreement.

•	by StrataLight if:

•	Opnext, Merger Sub 1, or Merger Sub 2 has materially breached any of its representations, warranties or covenants under the Merger Agreement, which breach would result in the failure to satisfy one or more of the conditions precedent to complete Merger 1 (see “— Conditions to StrataLight’s Obligation to Complete Merger 1”) and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof. There shall be no such right to terminate if StrataLight is in material breach of its representations and warranties under the Merger Agreement or has failed in any material respect to perform its obligations under the Merger Agreement.

Fees and Expenses

Pursuant to the Merger Agreement, each of Opnext and StrataLight agreed to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by the Merger Agreement are consummated; provided, however, that at the closing, Opnext will pay all Indebtedness (defined below) and transaction expenses of StrataLight and the selling stockholders and will deduct, on a dollar for dollar basis subject to certain exceptions, the aggregate amount of such Indebtedness and transaction expenses from the cash existing on the StrataLight balance sheet which will be paid to such selling stockholders. Notwithstanding the foregoing, all filing fees paid pursuant to the HSR Act were borne by Opnext.

The Merger Agreement defines “Indebtedness” as the sum of (a) all obligations of StrataLight or its subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of StrataLight or its subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in (a) and (b) guaranteed by StrataLight or its subsidiaries through an agreement to supply funds to, or invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which StrataLight or its subsidiaries are liable, other than ordinary course trade payables, (e) all obligations of StrataLight and its subsidiaries as lessee or lessees under capital leases in accordance with GAAP, other than the capital leases set forth in the StrataLight disclosure schedules, (f) obligations under any interest rate, currency or other hedging agreements, (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees or debt breakage costs payable as a result of the consummation of the transactions contemplated by the Merger Agreement and (h) all obligations of any kind referred to in clauses (a) to (h) above secured by, or for which the holder has a right to be secured by, any lien on property owned by any of StrataLight or its subsidiaries, whether or not any of StrataLight or its subsidiaries has assumed or become liable for the payment of such obligation.

Amendment and Waiver

The Merger Agreement may be amended or modified (including by waiver) only by an instrument in writing signed by each of the parties to the Merger Agreement. However, no amendment or waiver may be made that (i) creates further obligations of a StrataLight stockholder, (ii) adversely changes the merger consideration due to a StrataLight stockholder without the consent of the StrataLight stockholder, or (iii) treats a StrataLight stockholder differently than other StrataLight stockholders without the consent of the StrataLight stockholder so affected.

No waiver by any of the parties to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant of the Merger Agreement shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant or affect any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No waiver is effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

OPNEXT SUPPORT AGREEMENT

The following is a summary of the material provisions of the Support Agreement, dated July 9, 2008 (the “Opnext Support Agreement”), by and among StrataLight Communications, Inc. (the “Company”), Hitachi, Ltd. and Clarity Management, L.P. (each, a “Stockholder” and collectively, the “Stockholders”). This summary is qualified in its entirety by reference to the Opnext Support Agreement, which is attached to this proxy statement/prospectus as Annex C. We encourage you to read the agreement in its entirety because it is the legal document that governs the obligations of the parties thereto.

Voting Matters

The Opnext Support Agreement requires each Stockholder to agree, in any meeting or in any action by written consent of Opnext stockholders, to vote or consent, in person or proxy, all of their shares of Opnext as set forth in Schedule 1 to the Opnext Support Agreement (the “Subject Shares”) in favor of consummation of the Mergers and all related matters, including the authorization and issuance of the Opnext common stock to the StrataLight stockholders as contemplated by the Merger Agreement, in favor of any of the other transactions contemplated by the Merger Agreement and against any other transaction by Opnext of the kind contemplated by the Merger Agreement.

If the Stockholder fails to comply with the above paragraph, StrataLight and each of its executive officers will automatically be granted a proxy appointed to vote and otherwise act with respect to all of such Stockholder’s Subject Shares.

Representations and Warranties

In the Opnext Support Agreement, each Stockholder makes customary representations and warranties.

Covenants

The Opnext Support Agreement requires each Stockholder not to, subject to certain exceptions: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of the Subject Shares; (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust, enter into other voting arrangement or permit to exist any lien with respect to the Subject Shares; or (iii) commit or agree to take any of the foregoing actions.

The Opnext Support Agreement is binding upon all successive owners of the Subject Shares and requires each Stockholder to cooperate with the transaction and vote any additionally acquired shares in favor of the agreement. The Opnext Support Agreement also prohibits the Stockholder from entering into inconsistent agreements.

Termination

The Opnext Support Agreement automatically terminates upon the earlier of: (i) the Merger 1 effective time; (ii) the date of termination of the Merger Agreement in accordance with its terms; and (iii) the date of any material amendment of the Merger Agreement, unless each Stockholder confirms in writing that the Opnext Support Agreement continues to be effective in accordance with its terms with respect to the Merger Agreement, as modified or amended. No such termination relieves any party of any liability for damages resulting from breach of the Opnext Support Agreement.

No Assignment

The Opnext Support Agreement cannot be assigned without the prior written consent of the other parties.

Specific Performance

Each party is entitled to the remedy of specific performance, provided that such party is not in breach of the Opnext Support Agreement when seeking such remedy.

STRATALIGHT SUPPORT AGREEMENT

The following is a summary of the material provisions of the Support Agreement, dated July 9, 2008 (the “StrataLight Support Agreement”), between Opnext and certain StrataLight stockholders listed on Schedule 1 attached of the StrataLight Support Agreement (each, a “StrataLight Stockholder,” and collectively, the “StrataLight Stockholders”). This summary is qualified in its entirety by reference to the StrataLight Support Agreement, which is attached to this proxy statement/prospectus as Annex D. We encourage you to read the agreement in its entirety because it is the legal document that governs the obligations of the parties thereto.

Voting Matters

The StrataLight Support Agreement requires each StrataLight Stockholder to agree, in any meeting or in any action by written consent of StrataLight stockholders, to vote or consent, in person or proxy, all the shares of capital stock set forth in Schedule 1 (the “StrataLight Subject Shares”) in favor of the approval and adoption of the Merger Agreement, in favor of any of the other transactions contemplated by the Merger Agreement and against any other transaction by StrataLight of the kind contemplated by the Merger Agreement.

If the Stockholder fails to comply with the above paragraph, Opnext and each of its executive officers will automatically be granted a proxy and will be appointed to vote and otherwise act with respect to all of such StrataLight Stockholder’s StrataLight Subject Shares. Each StrataLight Stockholder waives any appraisal rights.

Representations and Warranties

In the StrataLight Support Agreement, each StrataLight Stockholder makes customary representations and warranties.

Covenants

The StrataLight Support Agreement requires each StrataLight Stockholder not to, subject to certain exceptions: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option, derivative, hedging or other arrangement with respect to any of the StrataLight Subject Shares (ii) grant any proxies or powers of attorney, deposit any of the StrataLight Subject Shares into a voting trust, enter into other voting arrangement or permit to exist any lien with respect to the StrataLight Subject Shares or (iii) commit or agree to take any of the foregoing actions.

The StrataLight Support Agreement is binding upon all successive owners of the StrataLight Subject Shares and requires the StrataLight Stockholders to, among other things, cooperate with the transaction, vote any additionally acquired shares in favor of the agreement, indemnify Opnext under the Merger Agreement, and approve the appointment of Mark J. DeNino, as Stockholder Representative. The StrataLight Support Agreement also prohibits the StrataLight Stockholders from entering into inconsistent agreements.

Termination

Subject to certain exceptions, the StrataLight Support Agreement automatically terminates upon the earlier of: (i) the Merger 1 effective time; or (ii) the termination of the Merger Agreement in accordance with its terms. No such termination relieves any party of any liability for damages resulting from breach of the StrataLight Support Agreement.

No Assignment

The StrataLight Support Agreement cannot be assigned without the prior written consent of the other parties. Opnext is allowed to assign the agreement, in whole or in part, to one or more of its subsidiaries that will be used to effect Merger 1.

Specific Performance

Each party is entitled to the remedy of specific performance, provided that such party is not in breach of the StrataLight Support Agreement when seeking such remedy.

The following table sets forth (1) each StrataLight stockholder who is party to the StrataLight Support Agreement; (2) each such holder’s relationship to StrataLight; (3) the number and percent of common and/or preferred stock of StrataLight held by each such holder and (4) the percentage of total voting control of StrataLight held by such holders, as a group:

					% of Total
		% of		% of	Outstanding
Name	Position/Affiliated with:	Common		Preferred(1)	Shares(1)

Entities affiliated with U.S. Venture Partners	Chris Rust, Director	0%		24.3%	22.9%
Entities affiliated with ComVentures	Roland Van der Meer, Director	0%		15.8%	17.6%
Entities affiliated with TL Ventures	Mark DeNino, Director	0%		14.5%	11.7%
Entities affiliated with Crosslink Ventures	Board Observer	0%		7.9%	6.4%
Galleon Special Opportunities Master Fund, SPC, Ltd., Galleon Crossover Segregated Portfolio	Board Observer	0%		5.8%	4.7%
Comcast Interactive Capital	Louis Toth, Director	0%		8.5%	6.9%
Entities affiliated with Entrepia	Board Observer	0%		5.8%	4.7%
The Photonics Fund	Cathy Lego, Director	0%		2.05%	1.7%
Cathy Lego	Director	0	%(2)	0.2%	0.4	%(2)
Shri Dodani	CEO	28.4	%(3)	0.2%	6.5	%(3)
Bruce Horn	CFO	9.6	%(4)	0%	1.0	%(4)
Total Voting Control as a Group:					84.5	%(1),(2),(3),(4)

(1)	As of November 30, 2008; includes immediately exercisable warrants to purchase an aggregate of 39,231 shares of preferred stock.

(2)	As of November 30, 2008 and based on currently outstanding shares of common stock; excludes options exercisable within 60 days of November 30, 2008 for 100,000 shares of common stock.

(3)	As of November 30, 2008 and based on currently outstanding shares of common stock; excludes options exercisable within 60 days of November 30, 2008 for 1,433,487 shares of common stock.

(4)	As of November 30, 2008 and based on currently outstanding shares of common stock; excludes options exercisable within 60 days of November 30, 2008 for 30,000 shares of common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
OPNEXT AND STRATALIGHT

Introduction

The following unaudited pro forma condensed combined financial statements give effect to Merger 1. Merger 1 will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to the net tangible and intangible assets of StrataLight, based on their preliminary fair values as of the completion of Merger 1. Opnext management’s preliminary estimates of the fair values are reflected in these unaudited pro forma condensed combined financial statements. A final determination of these preliminary fair values, which cannot be made prior to the completion of Merger 1, will be based on the actual net tangible and intangible assets of StrataLight that exist as of the closing of Merger 1.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 gives effect to Merger 1 as if it occurred on September 30, 2008. The Opnext consolidated balance sheet information was based on its unaudited consolidated balance sheet as of September 30, 2008 included elsewhere in this proxy statement/prospectus. The StrataLight consolidated balance sheet information was based on its unaudited consolidated balance sheet as of September 30, 2008 included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2008 is presented as if the transaction had been consummated on April 1, 2007 and, due to the different fiscal period ends, combines Opnext’s audited consolidated statement of operations for the fiscal year ended March 31, 2008 included elsewhere in this proxy statement/prospectus and the historical results of StrataLight for the twelve months ended March 31, 2008, which results were derived from StrataLight’s unaudited statements of operations for the three-month periods ended March 31, 2008 and 2007, and its audited statement of operations for the year ended December 31, 2007, which is included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2008 is also presented as if the transaction had been consummated on April 1, 2007 and combine Opnext’s unaudited consolidated statement of income for the six months ended September 30, 2008 included elsewhere in this proxy statement/prospectus, and StrataLight’s unaudited consolidated statement of operations for the six months ended September 30, 2008, derived from the unaudited statement of operations for the nine months ended September 30, 2008 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared by Opnext management for informational purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Opnext and StrataLight been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this proxy statement/prospectus. The actual amounts recorded as of the completion of Merger 1 may differ materially from the information presented in these unaudited proforma condensed combined financial statements. Other changes in the net tangible assets of StrataLight that occur prior to completion of the merger could cause material differences in the information presented. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Opnext included elsewhere in this proxy statement/prospectus and of StrataLight included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements do not include any adjustments for future events that may occur after Merger 1, including the anticipated benefits from cost savings or synergies of Opnext and StrataLight operating as a combined company or for liabilities resulting from integration planning, as the managements of Opnext and StrataLight are in the process of making these assessments and estimates of these costs are not currently known. There are no intercompany balances or transactions between Opnext and StrataLight.

Opnext stockholders should read the pro forma financial information in conjunction with Opnext’s and StrataLight’s audited and unaudited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all included elsewhere in this proxy statement/prospectus.

OPNEXT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2008

	Historical		Pro Forma		Pro Forma
	OPNEXT	STRATALIGHT	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$212,178	$14,910	$(30,372	)(1)	$196,716
Trade receivables, net,	63,809	15,226	—		79,035
Inventories	82,404	31,229	2,971	(2)	116,604
Prepaid expenses and other current assets	6,636	771	—		7,407

Total current assets	365,027	62,136	(27,401)		399,762
Property, plant, and equipment, net	55,596	11,756	—		67,352
Purchased intangibles	—	—	46,000	(3)	46,000
Goodwill	5,698	—	46,262	(4)	51,960
Other assets	206	65	—		271

Total assets	$426,527	$73,957	$64,861		$565,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$40,627	$14,411	$—		$55,038
Accrued expenses	13,595	13,879	6,500	(5)	33,974
Short-term debt	13,194	1,033	(1,033	)(1)	13,194
Preferred stock warrant liability	—	126	(52	)(6)	74
Capital lease obligations	9,468	—	—		9,468

Total current liabilities	76,884	29,449	5,415		111,748
Capital lease obligations	19,349	—	—		19,349
Other long-term liabilities	3,550	1,495	18,947	(7)	23,992

Total liabilities	99,783	30,944	24,362		155,089

Commitments and contingencies
Redeemable and convertible preferred stock:
Convertible preferred stock	—	28,748	(28,748	)(8)	—
Redeemable and convertible preferred stock	—	57,719	(57,719	)(8)	—

Total redeemable and convertible preferred stock	—	86,467	(86,467)		—

Shareholders’ equity (deficit):	326,744	(43,454)	262	(9)	410,256
			115,556	(10)
			11,148	(11)
Total liabilities and shareholders’ equity	$426,527	$73,957	$64,861		$565,345

See accompanying notes to Opnext, Inc. unaudited pro forma condensed combined financial statements.

OPNEXT INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended September 30, 2008

	Historical		Pro Forma		Pro Forma
	OPNEXT	STRATALIGHT	Adjustments		Combined
	(In thousands, except per share data)

Sales	$164,396	$66,502	$—		$230,898
Cost of sales	112,814	44,043	103	(1)	156,960
Amortization of developed technology	—	—	3,050	(2)	3,050

Gross margin	51,582	22,459	(3,153)		70,888
Research and development expenses	21,471	15,591	517	(1)	37,579
Selling, general and administrative expenses	27,860	8,115	528	(1)	36,503
Amortization of other purchased intangibles	—	—	400	(3)	400
Other operating expenses	(9)	—	—		(9)

Operating income (loss)	2,260	(1,247)	(4,598)		(3,585)
Interest income	2,394	127	(542	)(4)	1,979
Interest expense	(422)	(107)	107	(5)	(422)
Other (expense) income, net	(435)	114	—		(321)

Income (loss) before income taxes	3,797	(1,113)	(5,033)		(2,349)

Income tax expense	—	34	—		34

Net income (loss)	$3,797	$(1,147)	$(5,033)		$(2,383)

Net income (loss) per share:
Basic	$0.06	$(0.42)			$(0.03)
Diluted	$0.06	$(0.42)			$(0.03)
Weighted average number of shares used in computing net income (loss) per share:
Basic	64,621	2,706	26,545		91,166
Diluted	64,774	2,706	26,545		91,166

See accompanying notes to Opnext, Inc. unaudited pro forma condensed combined financial statements.

OPNEXT INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended March 31, 2008

	Historical		Pro Forma		Pro Forma
	OPNEXT	STRATALIGHT	Adjustments		Combined
	(In thousands, except per share data)

Sales	$283,498	$95,216	$—		$378,714
Cost of sales	187,123	74,550	1,756	(1)	263,429
Amortization of developed technology	—	—	6,100	(2)	6,100

Gross margin	96,375	20,666	(7,856)		109,185
Research and development expenses	38,324	18,351	8,647	(1)	65,322
Selling, general and administrative expenses	48,291	6,554	8,734	(1)	63,579
Amortization of other purchased intangibles	—	—	12,300	(3)	12,300
Other operating expenses	502	—	—		502

Operating income (loss)	9,258	(4,239)	(37,537)		(32,518)
Interest income	8,969	354	(1,933	)(4)	7,390
Interest expense	(435)	(4,484)	4,484	(5)	(435)
Other (expense) income, net	(744)	135	—		(609)

Income (loss) before income taxes	17,048	(8,234)	(34,986)		(26,172)

Income tax expense	—	—	—		—

Net income (loss)	$17,048	$(8,234)	$(34,986)		$(26,172)

Net income (loss) per share:
Basic	$0.26	$(4.86)			$(0.29)
Diluted	$0.26	$(4.86)			$(0.29)
Weighted average number of shares used in computing net income (loss) per share:
Basic	64,598	1,693	26,545		91,143
Diluted	64,633	1,693	26,545		91,143

See accompanying notes to Opnext, Inc. unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

1.	Basis of Presentation

On July 9, 2008, Opnext and StrataLight entered into a merger agreement pursuant to which the two companies will be combined through Merger 1. The transaction is expected to close early in the fourth quarter of Opnext’s fiscal year ending March 31, 2009.

Preliminary Estimated Purchase Price

The total purchase price is estimated to be $158.0 million and is comprised of (in thousands):

Fair value of Opnext shares	$118,226	(1)
Fair value of converted vested stock options	4,286
Cash consideration	28,947	(1)
Acquisition related transaction costs	6,500

Total estimated purchase price	$157,959

(1)	Excludes Opnext shares or cash amounts payable pursuant to the Employee Liquidity Bonus Plan.

Fair Value of Shares to be Issued and Cash Consideration

Under the terms of the Merger Agreement, StrataLight stockholders will receive in the aggregate 26,545,455 shares of Opnext common stock, of which 23,090,960 shares, subject to the indemnification escrow provisions in the Merger Agreement, will be distributed on the closing date. The $118.2 million fair value of the shares distributed on the closing date was determined based upon the $5.12 average per share closing price of Opnext common shares for the period beginning two days before and ending two days after the July 9, 2008 signing date of the Merger Agreement. Pursuant to the Employee Liquidity Bonus Plan, 3,454,495 shares (the “ELBP Shares”) will be held in escrow and distributed to the participants in such plan, 25% on January 31, 2009, 50% on October 31, 2009 and 25% on January 31, 2010. The $15.9 million expense associated with the ELBP Shares was determined based upon the Opnext share price as of the closing date (assuming the closing date was September 30, 2008) and will be recognized over the distribution period. In addition to the shares of Opnext common stock, StrataLight stockholders and participants in the Employee Liquidity Bonus Plan will receive in the aggregate $30.0 million in cash (subject to adjustment by adding StrataLight’s cash and cash equivalents at the closing of Merger 1, which will be deemed to be $23.5 million, unless the actual cash and cash equivalents of StrataLight at the Closing of Merger are below $19.0 million, in which event the cash and cash equivalents of StrataLight at the Closing of Merger 1 will be equal to such actual amount) and subtracting the amount of (a) $1.4 million of StrataLight indebtedness, (b) $3.8 million of transaction expenses of StrataLight related to the Mergers and (c) $6.5 million representing the estimated value of options to purchase StrataLight common stock being converted into options to purchase Opnext common stock (based on the average closing price of a share of Opnext common stock for the thirty trading-day period ending three trading days prior to the closing date, assuming the closing date was September 30, 2008) (the “ELBP Share Price”). It is currently estimated that the amount in cash to be received by StrataLight’s stockholders and participants in the Employee Liquidity Bonus Plan in the aggregate, after the adjustments as described in the preceding sentence, will be $33.2 million, of which $4.3 million pursuant to the Employee Liquidity Bonus Plan will be held in escrow and distributed to the participants in such plan, 25% on January 31, 2009, 50% on October 31, 2009 and 25% on January 31, 2010 and will be expensed over the distribution period.

Fair Value Estimate of Stock Options, Warrants and Equity-Based Awards Assumed

In accordance with SFAS No. 123(R), the fair value of StrataLight stock options that will be converted into Opnext options (hereinafter called the “converted options”) will be recognized as a component of the purchase price, based on the fair value of the options, as described below. The unaudited pro forma combined condensed financial statements assume 5.4 million of StrataLight in-the-money stock options would be converted into 1.4 million options to acquire shares of Opnext common shares based on the preliminary option exchange ratio of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

0.2616 assuming a share of Opnext common stock were to be valued at the ELBP Share Price. All other stock awards will be settled or cancelled upon the closing of the transaction.

The additional purchase price associated with the converted options was based on a weighted-average option fair value of $4.53 per share and was calculated using the Black-Scholes option pricing model which considered the market price of Opnext common shares and the following assumptions: expected option life of 4.53 years, volatility of 78.4%, risk-free rate of 3.13% and a dividend yield of zero. The expected life of the options was determined by taking into account the contractual life of the options and estimated attrition of the option holders. The volatility assumption used was derived using historical data of Opnext common stock.

Opnext believes that the fair value of the Opnext stock options approximates the fair value of StrataLight’s stock options. Accordingly, the fair value of the vested portion of the converted stock options of $4.3 million was recognized as a component of the purchase price and the unvested portion of $2.2 million will be recognized as compensation expense over the vesting period for a total fair value for converted options of $6.5 million.

Acquisition Related Transaction Costs

Acquisition related transaction costs include estimated investment banking, legal, accounting and financial advisory fees and other costs directly related to the acquisition.

Preliminary Estimated Purchase Price Allocation

Under the purchase method of accounting, the total estimated equity purchase price shown in the table above is allocated to the net tangible and intangible assets of StrataLight based on their estimated fair values as of the date of the completion of the Mergers. The costs of the Mergers will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. Based on information currently available, and subject to potentially material changes after completion of the Mergers and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Tangible assets acquired and liabilities assumed
Cash and short-term investments	$13,485
Inventories	34,200
Other current assets	15,997
Fixed assets	11,756
Other non-current assets	65
Accounts payable and accrued liabilities	(28,290)
Preferred stock warrant liability	(74)
Deferred tax liability	(19,339)
Other non-current liabilities	(1,103)

Net tangible assets	26,697
Identifiable intangible assets	46,000
In-process research and development	39,000
Goodwill	46,262

Total estimated purchase price	$157,959

Opnext has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Tangible Assets Acquired and Liabilities Assumed

Of the total estimated purchase price, a preliminary estimate of $26.7 million has been allocated to net tangible assets based on information currently available. Except for inventory, tangible assets and liabilities are being valued at net book value, which are estimated to approximate fair market value. Inventory was valued at fair market less the estimated cost to sell the inventory.

Identifiable Intangible Assets

Opnext has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, primarily using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the closing date of the Mergers, which may reflect, among other things, the effect of StrataLight’s operations between the preliminary valuation date of September 30, 2008 and the closing date and changes in market conditions. The following table sets forth the components of these intangible assets and their weighted average estimated useful lives at September 30, 2008 (in thousands):

		Estimated
	Amount	Useful Life

Existing developed technology	$30,500	5 years
Order backlog	10,900	1 year
Customer relationships	4,000	5 years
Trademark/tradename portfolio	600	1 year

Total identifiable intangible assets	$46,000

The preliminary estimated value of existing developed technology of approximately $30.5 million includes products that are already technologically feasible, including 40Gbps ODB and DPSK subsystems, linecards, muxponders, transponders and lineside, TODC and PMDC modules. Existing customer relationships have been valued at $4.0 million. Opnext will amortize the existing developed technology and customer relationships totaling approximately $34.5 million on a straight-line basis over an average estimated remaining useful life of 5 years. Order backlog associated with committed purchase orders for StrataLight products has been valued at approximately $10.9 million and the tradename associated with StrataLight has been valued at $0.6 million. Opnext will amortize the order backlog and tradename over an estimated useful life of one year.

In-Process Research and Development

Of the total estimated consideration to be paid, a preliminary estimate of $39.0 million has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. In-process research and development represents that portion of the consideration paid in a merger related to research and development activities which: (i) have not demonstrated their technological feasibility, and (ii) have no alternative future uses. The fair value of in-process research and development is directly attributable to the merger and will not have a continuing impact; therefore, it is not reflected in the pro forma condensed combined statement of operations. Further investigation and analysis will be required to complete the valuation of the acquired in-process research and development, including the risk of successful development of technology subject to the projects, the time required to complete the projects and the estimated costs to complete development of the projects.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Goodwill

Of the total estimated consideration to be paid, a preliminary estimated amount of approximately $46.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators are present. In the event that the management of Opnext determines that the value of goodwill becomes impaired, Opnext will incur an accounting charge for the amount of impairment during the future fiscal quarter in which the determination is made.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated consideration paid, to adjust amounts related to the net tangible and intangible assets of StrataLight to a preliminary estimate of their fair values and to reflect the amortization expense related to the estimated amortizable intangible assets.

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

Footnotes to the Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	To record estimated cash payment to StrataLight per the acquisition agreement, net of the cash consideration due employees pursuant to the StrataLight Employee Liquidity Bonus Plan, and to reflect the reduction in StrataLight’s debt.

(2)	To reflect the fair market value of StrataLight’s inventory, less the estimated cost to sell that inventory.

(3) To record the estimated purchase of intangible assets, excluding goodwill.

(4) To record the estimated goodwill.

(5) To record the estimated liability for transactions costs.

(6) To record the settlement or conversion of StrataLight’s preferred warrant liabilities.

(7)	To record the deferred tax liability on the purchased intangible assets using statutory rates and to reflect the reduction in StrataLight’s noncurrent debt.

(8)	To eliminate StrataLight’s historical redeemable and convertible preferred stock balances.

(9)	To record par value of Opnext’s common stock issued in connection with the acquisition and eliminate the par value of StrataLight’s historical common stock.

(10)	To record Opnext’s equity consideration for the acquisition, net of the stock consideration due employees pursuant to the StrataLight Employee Liquidity Bonus Plan and, the elimination of StrataLight’s historical additional paid-in capital.

(11)	To eliminate StrataLight’s historical accumulated deficit and write-off of in-process research and development. The fair value of in-process research and development is directly attributable to the merger and will not have a continuing impact, therefore, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as an expense in the period that the merger with StrataLight is completed.

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six-Month Period Ending September 30, 2008

(1)	To record $1.1 million of estimated expense associated with the cash and stock amounts due to StrataLight employees pursuant to the Employee Liquidity Bonus Plan.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(2)	To record amortization of acquired developed technology from the acquisition.

(3)	To record amortization of other purchased intangibles including customer relationships, order backlog and trademarks/tradenames.

(4)	To reflect the reduction in interest income associated with the cash consideration paid by Opnext and the amounts used to eliminate StrataLight’s debt.

(5)	To reflect the reduction in interest expense associated with the payment of StrataLight’s debt.

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve-Month Period Ending March 31, 2008

(1)	To record $19.0 million of estimated expense associate with the cash and stock amounts due StrataLight employees pursuant to the StrataLight Employee Liquidity Bonus Plan.

(2)	To record amortization of acquired developed technology from the acquisition.

(3)	To record amortization of other purchased intangibles including customer relationships, order backlog and trademarks/tradenames.

(4)	To reflect the reduction in interest income associated with the cash consideration paid by Opnext and the amounts used to eliminate StrataLight’s debt.

(5)	To reflect the reduction in interest expense associated with the payment of StrataLight’s debt.

3.	Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in Opnext’s unaudited pro forma condensed combined statement of operations are based upon the weighted average number of shares of Opnext common stock outstanding and are adjusted for the estimated number of shares to be issued and assumed.

	Six Months
	Ended	Year Ended
	September 30,	March 31,
	2008	2008

Basic weighted average shares outstanding	64,621	64,598
Shares estimated to be issued by Opnext	26,545	26,545

Pro forma basic weighted average shares outstanding	91,166	91,143

Diluted weighted average shares outstanding	64,621	64,598
Shares estimated to be issued by Opnext	26,545	26,545

Pro forma diluted weighted average shares outstanding	91,166	91,143

DESCRIPTION OF OPNEXT BUSINESS

Opnext is a leading designer and manufacturer of optical modules and components which enable high-speed telecommunications and data communications networks globally. Opnext’s transceiver modules, which typically utilize lasers and detectors, convert signals between electrical and optical for transmitting and receiving data over fiber optic networks, a critical function in optical communications equipment. In particular, Opnext is a leader in both the telecommunications and data communications applications for the fast growing market for 10Gbps and 40Gbps transceiver modules and optical components. Opnext’s expertise in core semiconductor laser and other optical communications technologies has helped it create a broad portfolio of products that address customer demands for higher speeds, wider temperature ranges, smaller sizes, lower power consumption and greater reliability than other products currently available in the market. Opnext views itself as a strategic vendor to its customers and has well-established relationships with many of the leading telecommunications and data communications network systems vendors such as Alcatel-Lucent, Cisco Systems, Inc. and subsidiaries and Hitachi.

Telecommunications and data communications networks are becoming increasingly congested due to the growing demand from consumers, enterprises and institutions for high bandwidth applications. This bandwidth constraint has caused network service providers to turn to their equipment vendors to provide solutions that maximize bandwidth and reliability while minimizing cost. Increasing the communications data rate in networks is an important element of easing network congestion, and, as a result, network service providers are deploying 10Gbps and 40Gbps equipment more broadly throughout their networks. Opnext has a broad portfolio of industry-defined product types, including tunable and fixed wavelength 300 pin, XENPAK, X2, XPAK, XFP, SFP+, XMD and SFP modules, which can be adjusted to operate at specific wavelengths enabling higher bandwidth on each optical fiber. Opnext focuses on the 10Gbps, 40Gbps and above markets which it believes are some of the fastest growing and most important in the communications industry.

Opnext was founded in September 2000 as a subsidiary of Hitachi and subsequently spun-out of its fiber optic components business. Opnext draws upon a 30-year history of fundamental laser research, manufacturing excellence, and product development that has helped create several technological innovations such as the creation of 10Gbps and 40Gbps laser technologies. Opnext works closely with Hitachi’s renowned research laboratories under long-term contractual relationships to conduct research and commercialize products based on fundamental laser and photodetector technology. Opnext views its relationship with Hitachi as a competitive advantage because this relationship helps Opnext remain a leader in fundamental semiconductor laser research for the communications market. These research efforts have enabled Opnext to develop market leadership in the 10Gbps and 40Gbps transceiver module market and place Opnext in a strong position to develop differentiated products for emerging higher-speed markets, such as the 40GbE and 100Gbps markets.

Since Opnext’s founding in 2000, it has expanded its customer base, increased its design wins and made significant operational improvements. In addition, Opnext has expanded its product lines and its patent portfolio, which, as of November 30, 2008, included 462 awarded patents and 328 pending patent applications, as well as acquired and integrated two businesses. Through a direct sales force supported by manufacturer representatives and distributors, Opnext sells products to many of the leading network systems vendors throughout the Americas, Europe, Japan and Asia Pacific.

Opnext’s customers include many of the top telecommunications and data communications network systems vendors in the world. Opnext also supplies components to several major transceiver module companies and sells into select industrial and commercial applications where it can apply its core laser capabilities, such as medical systems, laser printers and barcode scanners. In February 2007, Opnext completed its initial public offering from which it received net proceeds of approximately $170.9 million.

Industry Background

Over the past several years, telecommunications networks have undergone significant changes as network service providers pursue more profitable service offerings and lower operating costs. Network service providers continue to add high speed network access such as Wi-Fi, WiMAX, 3G, DSL, cable and FTTx, and are converging traditionally separate networks for delivering voice, video and data into IP-based integrated networks. Concurrent with these trends, a growing demand for high bandwidth applications such as e-mail, music and video downloads and streaming, on-line gaming, peer-to-peer file sharing and IPTV is challenging network service providers to supply increasing bandwidth to their customers. These applications drive increased network utilization across the core and at the edge of wireline, wireless and cable networks, which Opnext collectively refers to as telecommunications networks. Additionally, in data communications, enterprises and institutions are managing the rapidly escalating demands for data and bandwidth and are upgrading and deploying their own high speed local, storage and wide area networks, also called LANs, SANs and WANs, respectively. These deployments increase the ability to utilize high bandwidth applications that are growing in importance to their organizations and also increase utilization across telecommunications networks as this traffic leaves the LANs, SANs and WANs and travels over the network service providers’ edge and core networks.

Both telecommunications and data communications networks are utilizing optical networking technologies capable of supporting higher speeds, additional features and greater interoperability to accommodate higher bandwidth requirements and achieve the lowest cost. Today, both telecommunications network systems vendors such as Alcatel-Lucent and data communications network systems vendors such as Cisco are producing optical systems increasingly based on 10Gbps and 40Gbps speeds, including multi-service switches, DWDM transport terminals, access multiplexers, routers, Ethernet switches and other network systems. Mirroring the convergence of telecommunications and data communications networks, these network systems vendors are increasingly addressing both telecommunications and data communications applications. Faced with technological and cost challenges, they are focusing on their core competencies of software and systems integration, and are relying upon established module and component suppliers for the design, development and supply of critical hardware components such as products that perform the optical transmit and receive functions.

To address the increased network speed requirements, optical module and component companies need to provide products that incorporate improved semiconductor laser technology that addresses power consumption, operating temperature and size, all of which are inter-related primary challenges, while also meeting customers’ stringent demands for product reliability:

•	The Power Challenge. Modules that operate at 10Gbps consume two to more than five times as much electrical power as those modules operating at the preceding data rate and the power challenges are expected to become more difficult as the industry moves beyond 10Gbps. Network service providers generally have fixed, limited space in their network central offices, closets, and data centers to house network equipment, creating de facto standards on the physical size allowed for each piece of network equipment regardless of data rate. To offer increasingly higher speed systems, network system vendors need more efficient modules to support greater port density while adhering to power supply and cooling system constraints. These constraints drive the need for laser technology with higher temperature tolerance and improved efficiency which reduces power consumption and enables smaller form factor modules to be used.

•	The Temperature Challenge. Within an optical module, the laser diode is the component most sensitive to temperature. As a result, 10Gbps modules have in the past been constrained to 70°C maximum operating case temperature. Even in temperature controlled environments, heat dissipation from neighboring electronic components can raise internal equipment temperatures to levels that degrade laser and module performance. Furthermore, some network equipment is located outdoors in non-temperature controlled environments where transceiver modules need to operate reliably up to an operating case temperature of +85° C. Therefore, customers are demanding optical modules that can operate at wider temperature ranges, especially incorporating uncooled lasers that do not require costly and inefficient thermoelectric coolers.

•	The Size Challenge. The system throughput, data rate of each port and the overall chassis dimensions of a system define the bandwidth capacity of that system. Network service providers and enterprises have limited space in which to house their optical network equipment within an office or equipment room. Expanding the capacity of a system requires increasing the number of ports and the data rate of those ports. To meet these higher speed and density requirements, industry leaders have defined smaller 10Gbps transceiver packages. As the size of these packages decreases, so does their ability to dissipate heat making it virtually impossible to support cooled laser technology. Therefore, lower power consumption uncooled laser technology with higher temperature tolerance and improved efficiency is required to meet the thermal capacity of these smaller packages.

The increasing complexity of the components, industry consolidation and the need to increase the pace of innovation while reducing costs have led the network systems vendors to reduce their number of module and component suppliers and favor vendors with more comprehensive product portfolios and deeper product expertise. Suppliers who can successfully meet these challenges may become involved early in network systems vendors’ product development and become a strategic part of their product planning process. Advantages of being one of these select suppliers can include faster time to market and cost advantages.

Opnext’s Key Advantages

Opnext is a leading designer and manufacturer of transmit and receive optical modules and components which enable high-speed telecommunications and data communications networks globally. Opnext believes it offers the most comprehensive 10Gbps transceiver product portfolio in the communications industry. Opnext believes it is a leader in the 40Gbps client and line side module market and a leader in the development of 40GbE and 100Gbps technologies. Opnext’s modules and components are utilized by leading telecommunications and data communications network systems vendors such as Cisco and Alcatel-Lucent. Opnext has positioned itself as a strategic vendor for Opnext’s customers by engaging them early in their planning cycle to help guide product development, addressing the key market requirements and maintaining market leadership in core semiconductor laser-based technology. Opnext believes customers choose to work with it for several reasons, including:

Technology Leadership.  Opnext’s products are built on a foundation of optical technologies based on more than 30 years of research and development experience, resulting in 462 patents awarded and 328 patent applications pending worldwide as of November 30, 2008. Opnext’s technological innovation extends to core semiconductor laser design and materials systems, optical and electronic component integration, high precision wavelength stability for DWDM and tunable applications, and high speed transmission design for 10Gbps, 40Gbps and higher speeds. The semiconductor laser is at the core of all optical systems and is one of the most complex aspects of optical communications with a long development cycle. Opnext is one of only a limited number of global providers of high performance 10Gbps and 40Gbps lasers. Opnext conducts its research both independently and through long-term contractual relationships with Hitachi. Opnext is committed to conducting fundamental semiconductor laser research as a source of differentiation. By maintaining leadership in semiconductor laser technology, Opnext is able to better maximize the performance of its transceiver modules as well as gain cost and operational efficiencies through selective vertical integration.

Broad Product Line.  Opnext has one of the most comprehensive transmit and receive optical module portfolios for both telecommunications and data communications applications, particularly for 10Gbps and 40Gbps transceiver modules. Opnext’s products support a wide range of data rates, protocols, wavelengths, transmission distances and industry standard platforms. Opnext’s portfolio consists of 10Gbps and 40Gbps transceiver modules, including tunable transceivers, a broad line of 2.5Gbps and lower speed SFP transceiver modules, and new or planned products for emerging product platforms such as SFP+, 40GbE, 100Gbps, XLMD and XMD. Opnext believes the breadth of its product portfolio positions it favorably with leading network systems vendors seeking to reduce their number of suppliers in favor of partnering with suppliers with greater product capabilities and expertise.

Superior Performance.  Opnext’s performance advantage is, in most cases, due to its use of its industry leading lasers, superior integration and module design capabilities. Opnext’s core semiconductor laser technology allows it to efficiently design products that exceed the current power, size, temperature and reliability requirements of its customers, thus providing them with additional system level reliability and design flexibility. For example, one of Opnext’s recent products is an indium phosphide and aluminum based 10Gbps uncooled DFB laser that enables 10Gbps optical transceivers to have an operating case temperature of 85°C and provides network system vendors additional heat tolerance margin. This technology delivers reduced power consumption that enables high port density and smaller packages such as SFP+. Additionally, this technology is allowing Opnext to develop new 10Gbps modules to be used in outdoor non-temperature controlled environments and enable higher capacity in Opnext’s customers’ next generation systems. In addition to Opnext’s superior technological performance, it has established long-term relationships with customers by working closely with them to better understand the individual requirements of their products and by providing superior customer service and technical support.

Continuous Innovation.  Opnext continuously innovates in laser and optical technologies such as uncooled DFB lasers, cooled and uncooled EA-DFBs, and new developments in tunable lasers. As a result, Opnext’s customers often involve Opnext early in the planning process for their next generation of products or engage Opnext to create custom solutions for complex problems. Opnext’s early involvement in the design cycles of its customers’ products deepens Opnext’s understanding of their long-term needs, increases its strategic importance to these customers and enhances its ability to cost effectively introduce new products that best address their needs. Opnext was also the first to market or have been a leading market innovator in products such as 10Gbps lasers, 10Gbps 300 pin transceivers, a DWDM version of XENPAK and X2 transceivers, a 40Gbps laser and 300-pin transceiver, an APD that meets the more stringent long distance telecom specification and an uncooled XFP module operating at 85°C.

MSA Leadership.  Opnext actively participates with network systems vendors and module and component vendors in the establishment of multi-source agreements, also known as MSAs, which define new product generations. Many customers use these MSAs as a framework for the design of their new systems. These MSAs specify the mechanical dimensions, electrical interface, diagnostic and management features and other key specifications such as heat and electrical interference that enable network systems vendors to plan their new systems accordingly. Opnext is able to substantially influence the MSAs due to its sustained leadership position in the industry and understanding of key customer needs, an understanding developed via its close relationships at the research and development planning level and its extensive technical support resources. Opnext was the founder or early members of successful 10Gbps MSAs such as 300 pin, XENPAK, X2 SFP+, XLMD and XMD. Moving forward Opnext expects to establish new MSA’s for 40GbE and 100Gbps modules. Opnext believes its involvement in MSA committees, in which its customers also participate, contributes to customer confidence that Opnext’s new products will meet their performance, quality and manufacturing expectations.

Technology and Research and Development

Opnext utilizes its proprietary technology at many levels within its product development, ranging from the basic materials research that created the innovative materials it uses in its lasers to the sophisticated component integration and optimization techniques it uses to design its modules. Opnext is committed to conducting fundamental research in laser technologies. In addition, Opnext has a proven record of successfully productizing this research. Opnext’s technology is protected by its strong patent portfolio and trade secrets developed in deployments with its extensive customer base. Opnext’s leading technologies start with its fundamental laser technology and extend through design and assembly. In particular, the following technologies are central to Opnext’s business:

Semiconductor Laser Design & Manufacturing.  Opnext is a leading manufacturer and designer of lasers for high speed fiber optic communications such as 10Gbps and 40Gbps. In the development and manufacturing of new lasers, Opnext utilizes accumulated knowledge in areas such as semiconductor growth, semiconductor materials systems, quantum well engineering, design for very precise wavelengths, and high frequency performance. This knowledge enables performance improvements such as miniaturization, wavelength control, wide temperature, and high speed operation, and provides Opnext with a time and knowledge advantage over companies that source their 10Gbps and 40Gbps lasers from other companies.

Optical Semiconductor Materials.  Central to Opnext’s laser design and manufacturing is its experience and research in materials, one of the most challenging aspects of optical communications technology and a source of competitive advantage. Opnext’s advances in optical semiconductor materials have enabled it to develop new lasers that are more compact, offer greater control of the light emitted and utilize less power to operate. For example, Opnext’s innovations in the use of aluminum in semiconductor lasers are utilized in several of its new lasers including its uncooled DFB laser and an EA-DFB laser which integrates a modulator with the DFB laser on the same chip. The use of aluminum gives these lasers increased temperature tolerance, improved efficiency, faster response time and greater wavelength stability, all while achieving or exceeding industry reliability requirements. Opnext’s research continues on new materials systems for use in developing new laser structures that provide further improvements in laser operating temperature and efficiency. Opnext also has developed novel techniques for the use of the materials system InAlAs in the construction of high performance avalanche photodiodes which is central to performing the receive function.

Subassembly Design.  Laser diodes and photodetectors are particularly sensitive to external forces, fields and chemical environments, so they are typically housed in a hermetically sealed package. These laser diodes and photodetectors are placed upon special ceramic circuit boards and are packaged into a mechanical housing with certain electronics into transmit or receive optical subassemblies, or TOSA and ROSA, respectively. Opnext has experts dedicated to TOSA and ROSA design with fundamental knowledge in laser physics, high frequency design and mechanical design who have garnered numerous patents. Opnext is a founding member of the XMD and XLMD MSA’s which create a platform of miniature, high performance TOSAs and ROSAs for 10Gbps and 40Gbps that can be used across multiple products and sold to external customers.

Module Design.  Transceiver modules integrate the TOSA, ROSA, integrated circuits and other components into compact packages specified by various MSAs. Opnext possesses key technology in the form of high speed circuit design skills for error-free processing, transmitting, receiving and outputting of information, exceptional mechanical design to allow for higher tolerance of electrical and mechanical shock, and excellent thermal design to transfer heat away from key components and out of the module. Opnext also has expertise in the design and manufacture of optical modules for long distance transmission including tunable laser modules. Long-distance transmission modules require special manipulation of the optical signal to insure that error free transmission is achieved over tens to hundreds of kilometers of optical fiber.

Opnext’s research and development plans are driven by customer input obtained by its sales and marketing teams and in its participation in various MSAs, and by its long-term technology and product strategies. Opnext reviews research and development priorities on a regular basis and advise key customers of its progress to achieve better alignment in its product and technology planning. For new components and more complex modules, research and development is conducted in close collaboration with Opnext’s manufacturing operations to shorten the time to market and optimize the manufacturing process. Opnext generally performs product commercialization activities itself and utilizes its Hitachi relationship to jointly develop or fund more fundamental optical technology such as new laser designs and materials systems.

Products

Opnext designs, manufactures and markets optical modules and components that transmit and receive data. Opnext’s products are used in both telecommunications and data communications markets, and it has one of the most comprehensive transceiver product portfolios for these markets, particularly at 10Gbps and 40Gbps data rates. Opnext’s product portfolio includes a broad range of solutions that vary by level of integration, communications protocol, form factor and performance level. Opnext’s portfolio primarily consists of 10Gbps and 40Gbps transceiver modules, including tunable transceivers, a broad line of 2.5Gbps and lower speed SFP transceiver modules, and new or planned products for emerging product platforms such as SFP+, 40GbE, 100Gbps, XLMD and XMD. Opnext sells transmit and receive optical modules and components, which are optical components that either generate or receive light signals, and its products are distinguished by their reliability and superior performance across several technical parameters.

The primary components that comprise all of Opnext’s products are laser diodes and photodetectors. The laser diode provides the light source for communication over fiber optic cables. Opnext’s current communications laser diode product offering includes DFB lasers and EA-DFB lasers at selected 2.5Gbps, 10Gbps and 40Gbps data rates and 1310nm and 1550nm wavelengths. Opnext expects its future developments to include tunable lasers, 25Gbps EA-DFB lasers for use in 100Gbps (4 x 25Gbps) applications, and 40GbE laser source(s). Photodetectors receive the optical signal; Opnext offers high performance avalanche photodiodes, or APDs, that operate at the same data rates and wavelengths as its lasers. Opnext believes its laser diodes and photodetectors offer superior performance in key metrics such as reliability, temperature range, power consumption, stability and sensitivity.

The next level of integration involves packaging the laser diodes or photodetectors with integrated circuits and other electronic components that perform various control and signal conversion functions. A transmitter combines a laser diode with electronic components that control the laser and convert electrical signals from the network systems equipment into optical signals for transmission over optical fiber. A receiver combines a photodetector with electronic components that performs the opposite function, namely, converting the optical signal back into electrical form for processing by the network systems equipment. A transceiver combines both transmit and receive functions in a single module.

Opnext’s modules support a wide range of protocol interfaces for telecommunications and data communications systems such as Ethernet, Fibre Channel, and SONET/SDH ranging in speeds from 155Mbps to 40Gbps as well as utilizing DWDM and tunable technology. Depending on the system type, telecommunications systems may have two to sixteen transceiver modules typically mounted onto line cards while data communications systems may have from two to forty-eight ports. Optical network systems vendors now rely upon transceiver modules to perform transmit and receive functions in most of their new system designs.

Opnext’s products include:

Product Line
Product Types	Equipment	Application	Speed	Reach	Shipping

300 pin	Transport & Routers	Telecom & Datacom	40/43Gbps	2km, Tunable PSBT and DPSK	Since 2004
300 pin	Transport, MSS, Routers & AM*	Telecom & Datacom	10Gbps	600m, 2km, 12km, 20km, 40km, 80km, DWDM & Tunable	Since 2000
XENPAK	Switches & Routers	Datacom	10Gbps	300m, 10km, 40km, 80km & DWDM	Since 2002
X2	Switches & Routers	Datacom	10Gbps	300m, 10km, 40km, 80km & DWDM	Since 2004
XPAK	Servers, Switches	Datacom & Storage	10Gbps	300m, 10km	Since 2005
XFP	Transport, MSS, Switches, Routers & AM, Servers	Telecom, Datacom & Storage	10Gbps	300m, 600m, 2km, 12km, 20km, 40km, 80km & DWDM	Since 2004
SFP+	Servers, Switches	Datacom & Storage	8-10Gbps	100m, 300m, 10km & 40km	Since 2007
XMD and XLMD TOSA & ROSA	Transceiver Modules	Telecom & Datacom	10-43Gbps	10km, 40km, 80km	Since 2005
LDM/PDM	Transport & MSS	Telecom	10Gbps	40km, 80km, DWDM	Since 2000
SFP	Transport, MSS, Routers & AM	Telecom	155Mbps, 622Mbps, 2.5Gbps	2km, 15km, 40km, 80km, DWDM	Since 2003
SFP	Hubs & Switches	Datacom	1.25Gbps	500m, 10km, 80km	Since 2004

*	MSS refers to multi-service switches and AM refers to access multiplexers

For the industrial and commercial markets, Opnext offers lasers and infrared LEDs for a variety of specialized applications. Opnext’s products include visible lasers around the 635nm, 650nm and 670nm wavelengths for applications such as laser printing, industrial barcode scanning, medical imaging and professional contractor tools; lasers around the 780nm and 830nm wavelengths for scientific measurement, night vision, and other infrared applications; and infrared LEDs around the 760nm, 840nm and 880nm wavelengths for sensors used in robotics and other industrial applications.

Customers

Opnext has a global customer base for both the telecommunications and data communications markets that consists of many of the leading network systems vendors worldwide including Alcatel-Lucent, Ciena Corporation, Cisco, ECI Telecom LTD, Extreme Networks, Inc., Fujitsu Limited, Hitachi, Huawei Technologies Co., Ltd, Juniper Networks, Inc., Mitsubishi Electric Corp., Neterion, Inc. and Sumitomo Electric Industries, Ltd. The number of leading network systems vendors that supply the global telecommunications and data communications market is concentrated, and so, in turn, is Opnext’s customer base. Additionally, Cisco and Alcatel-Lucent have consistently been Opnext’s two largest customers. For the fiscal year ended March 31, 2008 and the six months ended September 30, 2008, Cisco and Alcatel-Lucent accounted for 40.0% and 20.0% and 41.5% and 12.3% of revenues, respectively. Hitachi accounted for 3.2%, 4.3%, 15.0% and 6.5% of Opnext’s total revenues for the fiscal years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008, respectively. Other than Cisco, Hitachi, Alcatel-Lucent and Alcatel, no other customer accounted for more than ten percent of sales in the fiscal years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008. Customers purchase from Opnext directly or, in certain cases, indirectly through their specified contract manufacturers.

Opnext’s customers in the industrial and commercial markets consist of a broad range of companies that design and manufacture laser-based products, including medical and scientific systems, industrial bar code scanners, professional grade construction and surveying tools, gun sights and other security equipment, sensors for robotics and industrial automation, and printing engines for high-speed laser printers and plain paper copiers.

Competition

The market for optical modules and components is highly competitive and is characterized by continuous innovation. While no company competes against Opnext in all of its product areas, its competitors range from the large, international companies offering a wide range of products to smaller companies specializing in narrow markets. In the telecommunications and data communications markets, Opnext competes primarily with the suppliers of transmit and receive optical modules and components, at both the level of basic building blocks, such as lasers and photodetectors, as well as at the integrated module level such as transceivers for telecommunications and data communications applications. Competitors include Avago, Avanex, Bookham, Emcore, Finisar, Fujitsu, JDS Uniphase, Mitsubishi, Optium, and Sumitomo (which markets products in North America as Excelight). The market for optical modules and components is highly competitive. Opnext believes the principal competitive factors are:

•	product performance, including size, speed, operating temperature range, power consumption and reliability;

•	price to performance characteristics;

•	delivery performance and lead times;

•	ability to introduce new products in a timely manner that meet customers’ design-in schedules and requirements;

•	breadth of product solutions;

•	sales, technical and post-sales service and support;

•	sales channels; and

•	ability to comply with new industry MSAs and requirements.

In Opnext’s industrial and commercial product lines, it principally competes with Sanyo, Sony, Arima and QSI. Opnext believes the principal competitive factors are:

•	price to performance characteristics;

•	delivery performance and lead times;

•	breadth of product solutions;

•	sales, technical, and post-sales service and support; and

•	sales channels.

Because some of Opnext’s competitors have longer operating histories and have greater financial, technical, marketing and other resources than Opnext has, these companies have the ability to devote greater resources to the development, promotion, sale and support of their products. For example, in the telecommunications and data communications markets, some of Opnext’s competitors offer broader product portfolios by supplying passive components or a broader range of lower speed transceivers. Other competitors may also have preferential access to certain network systems vendors or offer directly competitive products which may have certain better performance measures than Opnext’s products. In addition, Opnext’s competitors that have large market capitalizations or cash reserves may be better positioned than Opnext is to acquire other companies to gain new technologies or products that may compete with Opnext’s product lines. Any of these factors could give Opnext’s competitors a strategic advantage. Therefore, although Opnext believes it currently competes favorably with its competitors, it cannot be assured that it will be able to compete successfully against either current or future competitors in the future.

Manufacturing

Opnext fabricates key lasers and photodetectors for use in its modules and for sale to other module suppliers in its dual research and development and manufacturing facilities in Totsuka and Komoro in Japan. Optical component manufacturing is highly complex, utilizing extensive know-how in multiple disciplines and accumulated knowledge of the fabrication equipment used to achieve high manufacturing yields, low cost and high product consistency and reliability. Co-location of Opnext’s research and development and manufacturing teams and utilization of well-proven fabrication equipment helps Opnext shorten the time to market and achieve or exceed manufacturing cost and quantity targets. After chip fabrication, Opnext utilizes contract manufacturing partners for the more labor intensive step of packaging the bare die into standardized components such as TOSAs, ROSAs, laser diode modules and TO cans that are then integrated into transceiver modules and other products.

For Opnext’s 10Gbps transceiver modules, it uses a combination of internal manufacturing and contract manufacturing. Typically, Opnext begins manufacturing new 10Gbps modules in-house to optimize manufacturing and test procedures to achieve internal yield and quality requirements before transferring production to its contract manufacturing partners. Opnext develops long-term relationships with strategic contract manufacturing partners to reduce assembly costs and provide greater manufacturing flexibility. The manufacture of some products such as certain customized 10Gbps modules and 40Gbps modules may remain in-house even in mass production to speed time to market and bypass manufacturing transfer costs.

For Opnext’s 2.5Gbps and lower speed SFP modules, it typically moves new product designs directly to contract manufacturing partners. These lower speed modules are generally less complex than 10Gbps modules and ramp up to much greater volumes in mass production.

Opnext’s contract manufacturing partners are located in China, Japan, the Philippines, Taiwan, Thailand, Mexico and the United States. Certain of Opnext’s contract manufacturing partners that assemble or produce modules are strategically located close to Opnext’s customers’ contract manufacturing facilities to shorten lead times and enhance flexibility.

Opnext follows established new product introduction processes that ensure product reliability and manufacturability by controlling when new products move from sampling stage to mass production. Opnext has stringent quality control processes in place for both internal and contract manufacturing. Opnext utilizes comprehensive manufacturing resource planning systems to coordinate procurement and manufacturing with its customers’ forecasts. These processes and systems help Opnext closely coordinate with its customers, support their purchasing needs and product release plans, and streamline Opnext’s supply chain.

Sales, Marketing and Technical Support

In the communications market, Opnext primarily sells its products through its direct sales force supported by a network of manufacturer representatives and distributors. Opnext’s sales force works closely with Opnext’s field application engineers, product marketing and sales operations teams in an integrated approach to address a customer’s current and future needs. Opnext assigns account managers for each customer account to provide a clear interface to its customers, with some account managers responsible for multiple customers. The support provided by Opnext’s field application engineers is critical in the product qualification stage. Transceiver modules, especially at 10Gbps and 40Gbps and above, are complex products that are subject to rigorous qualification procedures of both the product and the supplier and these procedures differ from customer to customer. Also, many customers have custom requirements in addition to those defined by MSAs to differentiate their products and meet design constraints. Opnext’s product marketing teams interface with its customers’ product development staffs to address customization requests, collect market intelligence to define future product development, and represent Opnext in MSAs.

For key customers, Opnext holds periodic technology forums for their product development teams to interact directly with its research and development teams. These forums provide Opnext insight into its customers’ longer term needs while helping its customers adjust their plans to the product advances Opnext can deliver. Also, Opnext’s customers are increasingly utilizing contract manufacturers while retaining design and key component qualification activities. As this trend matures, Opnext continually upgrades its sales operations and manufacturing support to maximize its efficiency and flexibility and coordination with its customers.

In the industrial and commercial market, Opnext primarily sells through a network of manufacturing representatives and distributors to address the broad range of applications and industries in which its products are used. The sales effort is managed by an internal sales team and supported by dedicated field application engineering and product marketing staff. Opnext also sells direct to certain strategic customers. Through its customer interactions, Opnext continually increases its knowledge of each application’s requirements and utilizes this information to improve its sales effectiveness and guide product development.

Since inception, Opnext has actively communicated its brand worldwide through participation at trade shows and industry conferences, publication of research papers, bylined articles in trade media, advertisements in trade publications and interactive media, interactions with industry press and analysts, press releases and Opnext’s company web site, as well as through print and electronic sales material.

Patents and Other Intellectual Property Rights

Opnext relies on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect its technology and brand.

As of November 30, 2008, Opnext had been issued 462 patents, of which 145 patents are from the same technology in different jurisdictions, and has 328 patent applications pending, of which 89 patents are from the same technology in different jurisdictions. Patents have been issued in various countries including the U.S., Japan, Germany and France, with the main concentrations in the U.S. and Japan. Of the 175 patents issued in the U.S., 20 will expire within the next five years and, of those, 11 will expire in the next two years. Of the 209 patents issued in Japan, 49 will expire in the next five years and, of those, 25 will expire in the next two years. Opnext does not expect the expiration of its patents in the next two years to materially affect its business. Opnext’s patent portfolio covers a broad range of intellectual property including semiconductor design and manufacturing, optical device packaging, TOSA/ROSA and module design and manufacturing, electrical circuit design, tunable and DWDM technology, connectors and manufacturing tools. Opnext follows well-established procedures for patenting intellectual property and has internal incentive plans to encourage the protection of new inventions.

For technologies that Opnext develops in cooperation with Hitachi, either on a joint development or funded project basis, it has contractual terms that define the ownership, use rights, and responsibility for intellectual property protection for any inventions that arise. Opnext also benefits from long-term cross-licensing agreements with Hitachi that allows either party to leverage certain of the other party’s intellectual property rights worldwide.

Opnext is a registered trademark in the U.S., Japan and the European Union as a Community Trademark (CTM). Trademark registration is pending in China. Opnext has four product family names trademarked with one pending. The licensing agreement with Hitachi to utilize the indication “Powered by Hitachi” expired February 20, 2008 and Opnext has ceased using such indication.

Opnext takes extensive measures to protect its intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with Opnext when they join and are reminded of their responsibilities when they leave. Opnext also enforces a confidential information and invention assignment agreement with contractors.

Employees

As of November 30, 2008, Opnext had 436 full-time employees. Of the 436 employees, 331 are located in Japan, 90 in the U.S., 9 in Europe and 6 in China. Of Opnext’s 436 total employees, 155 are in research and development, 146 are in manufacturing, 80 are in sales and marketing, and 55 are in administration. Opnext considers its relationships with its employees to be good. In addition, none of Opnext’s employees is represented by a labor union.

Properties

Opnext currently leases space in the United States, Japan, Germany and China.

Opnext does not own any real property. Opnext believes that its leased facilities are adequate to meet its needs for the foreseeable future. The table below lists and describes the terms of Opnext’s leased properties:

Location	Approximate Square Feet	Function	Lease Expiration Date

United States
Eatontown, New Jersey	26,285 (of which 3,277 is subleased to a third party)	Administration, Sales, Marketing	August 23, 2011 for the master lease; February 28, 2009 for the sublease
Fremont, California	30,574	Sales, Manufacturing, Research and Development	November 30, 2013
Orange City, Florida	710	Sales	May 31, 2009
International
Totsuka, Japan	114,991 (10,683 square meters)	Manufacturing, Research and Development	September 30, 2011 (automatic 1-year extensions unless notice given by either party)
Komoro, Japan	34,542 (3,209 square meters)	Manufacturing, Research and Development	March 31, 2011 (5-year automatic extensions unless notice given by either party)
Chiyoda-ku, Japan	2,330 (216 square meters)	Sales	June 11, 2010 (unlimited automatic 2-year extensions unless notice given by either party)
Munich, Germany	2,992 (278 square meters)	Sales	October 31, 2011
Shanghai, China	1,356 (126 square meters)	Sales	November 15, 2010

Legal Proceedings

On February 20, 2008, a putative class action captioned Bixler v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-00920) was filed in the United States District Court for the District of New Jersey against Opnext and certain directors and officers of the Opnext, alleging, inter alia, that Opnext’s registration statement and prospectus issued in connection with the Opnext’s initial public offering on February 14, 2007 (the “IPO”) contained material misrepresentations in violation of federal securities laws. On March 7 and 20, 2008, two additional putative class actions were filed in the District of New Jersey, similarly alleging, inter alia , that federal securities laws had been violated by virtue of alleged material misrepresentations in the Opnext’s registration statement and prospectus. Those complaints, captioned Coleman v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-01222) and Johnson v. Opnext, Inc., et al. (D.N.J. Civil Action No. 3:08-cv-01451), respectively, named as defendants Opnext; certain present and former directors and officers of the Opnext (the “Individual Defendants”); the Opnext’s auditor; and the underwriters of the IPO.

Motions were filed by several present and former shareholders of Opnext seeking (1) to consolidate the Bixler , Coleman , and Johnson cases; (2) to be appointed lead plaintiff; and (3) to have their counsel appointed by the Court as lead counsel for the putative class. On May 22, 2008, the court issued an order consolidating Bixler , Coleman , and Johnson under Civil Action No. 08-920 (JAP) and, on July 30, 2008, a Consolidated Class Action Complaint (the “Consolidated Complaint”) was filed. The Consolidated Complaint also added Hitachi as a defendant. Opnext, the Individual Defendants and the underwriters filed answers to the Consolidated Complaint, denying the material allegations and asserting various affirmative defenses, on October 21, 2008. On November 6, 2008, Opnext’s auditor was voluntarily dismissed from the action by plaintiff, without prejudice. Hitachi has not yet responded to the Consolidated Complaint. Opnext intends to defend itself and the Individual Defendants vigorously in this litigation.

On March 27, 2008, Furukawa Electric Co. (“Furukawa”) filed a complaint against Opnext Japan in the Tokyo District Court, alleging that certain laser diode modules manufactured and/or sold by Opnext infringe Furukawa’s Japanese Patent No. 2,898,643 (the “Furukawa Patent”). The complaint seeks an injunction as well as 300 million yen in royalty damages. On May 14, 2008, Opnext Japan filed its answer. In its answer, Opnext Japan states its belief that it does not infringe the Furukawa Patent and that the Furukawa Patent is invalid. Opnext intends to defend itself vigorously in this litigation.

DESCRIPTION OF STRATALIGHT BUSINESS

Overview

StrataLight is a leading supplier of 40Gbps optical subsystems for use by telecommunications service providers and cable operators, collectively called service providers, in their long-haul and ultra-long-haul networks. StrataLight’s subsystems are designed to be spectrally efficient, to integrate easily into the optical systems of its original equipment manufacturer, or OEM, customers, and to lower service providers’ transmission costs per bit. StrataLight’s products are based on its 40Gbps optical assembly and systems technology and expertise that it has developed over the past seven years and incorporate its proprietary RF designs and its integrated circuits that perform advanced analog electronic and optical functions. StrataLight’s flagship product, its OTS-4000 optical terminal subsystem, delivers a 40Gbps signal that can be retrofitted into existing 10Gbps DWDM optical channels, enabling simultaneous transmissions at 10Gbps and 40Gbps speeds on existing fiber, amplifiers, optical filters and other network infrastructures. This compatibility can quadruple the capacity available on an existing 10Gbps DWDM channel and provide a service provider with a reduction in transmission cost per bit. In addition to meeting the needs of OEMs and service providers for 40Gbps network speeds, StrataLight is currently in the process of developing 100Gbps transmission solutions.

StrataLight sells its products through its direct sales force to OEMs which incorporate them into products that they sell to service providers. Leading service providers have deployed optical systems utilizing StrataLight’s subsystems.

StrataLight’s products deliver network performance by aggregating 4x10Gbps ports into a 40Gbps channel or by delivering 40Gpbs traffic over a single 40Gbps channel. Its products are compatible with existing channel spacing, enabling deployment within service provider networks without significant changes to existing network fiber, amplifiers or other infrastructure. In addition, its solution delivers 40Gbps with comparable reach to 10Gbps systems without a need to regenerate a signal. StrataLight’s products interoperate with equipment from other vendors and can be implemented in a variety of form-factors.

StrataLight’s Key Advantages

StrataLight’s products provide the following key benefits:

•	Superior Network Performance. StrataLight’s 40Gbps subsystems quadruple the capacity of existing 10Gbps DWDM systems, improving the utilization of fiber capacity in the network at lower cost compared to installing 40Gbps DWDM line equipment. StrataLight’s 40Gbps technology enables its OEM customers that manufacture 40Gbps IP routing and switching systems to provide optical speeds that allow service providers to converge their networks and traffic types onto a single 40Gbps IP network.

•	Compatible with Existing Channel Spacing. StrataLight’s 40Gbps subsystems integrate into existing 10Gbps systems and function within the existing 50GHz channel spacing, enabling service providers to increase the spectral efficiency of their networks without significant changes to their existing fiber, amplifiers, optical filters or other network infrastructure. StrataLight’s products use advanced modulation formats, including phase shape binary transmission, or PSBT, and differential phase-shift keying, or DPSK, that compress the optical channel to a width small enough to operate through existing 50GHz DWDM filters and cascaded 50GHz ROADMs.

•	High Dispersion Tolerance. StrataLight designs and manufactures its optical systems to ensure data integrity and reliability at speeds of 40Gbps. StrataLight’s tunable dispersion compensator technology automatically adjusts for chromatic dispersion and its polarization mode dispersion, or PMD, compensators dynamically adjust, enabling service providers to increase capacity from 10Gbps to 40Gbps without significant degradation in data integrity.

•	Long Reach. StrataLight has developed modulation schemes that enable 40Gbps transmissions to achieve similar reach of existing 10Gbps systems without the need for more frequent signal regeneration. StrataLight’s enhanced Forward Error Correction, or FEC, mitigates the noise associated with wider receiver bandwidths experienced in 40Gbps systems and delivers essentially error-free performance after

FEC decoding. StrataLight’s enhanced FEC combined with PSBT enables 40Gbps transmission with reach of up to 1,000 kilometers without regeneration, making it well suited for regional and long-haul networks. StrataLight’s enhanced FEC combined with DPSK enables 40Gbps transmission with reach of up to 2,000 kilometers without signal regeneration making it well suited for ultra-long-haul and submarine applications.

•	Interoperability and Integration. StrataLight has designed its products to be interoperable with products from other vendors and to integrate into service providers’ networks quickly and easily. StrataLight has developed standards-based interfaces for network management integration, simplifying integration for its OEM customers.

•	Cost Effectiveness. OEMs and service providers can install StrataLight’s 40Gbps subsystems into existing 10Gbps DWDM systems. This allows service providers to cost-effectively scale their networks while avoiding the substantial investment in multiple fiber overbuilds and their associated incremental DWDM amplifiers, filters and regenerators. StrataLight’s products transmit traffic in 40Gbps channels, which would generally require deployment of four times the number of 10Gbps channels. However, StrataLight’s products reduce operating costs because there are fewer transponders to install and manage than with existing 10Gbps systems. In addition, using one of StrataLight’s 40Gbps transponders generally occupies less space and uses less power per bit than using four 10Gbps transponders, which can result in ongoing operational cost savings.

•	Operating Flexibility. StrataLight’s modular designs enable OEMs to incorporate the latest optical technology quickly and easily, improving their time to market. Depending on the engineering needs of its OEM customers, StrataLight can deliver subsystems or modules. For those customers that require subsystems, StrataLight offers its OTS-4000, which includes 40Gbps transponders and dispersion compensation. For those customers that do not want to purchase a complete subsystem, StrataLight offers custom integrated modules designed to meet OEMs’ existing software control interface, mechanical, thermal and power design constraints.

StrataLight’s Products

StrataLight’s primary product is its OTS-4000 subsystem, which consists of transponders, regenerators, shelf controllers and dispersion compensators. StrataLight also sells a custom 40Gbps subsystem and offers an OTM-400 VSR Client module and a 40Gbps DWDM embedded module. StrataLight’s products operate on industry standard 50 GHz channel spacing.

OTS-4000

StrataLight’s OTS-4000 optical terminal subsystem is an industry-compliant, shelf-level product that occupies one third of a standard seven-foot equipment rack and supports eight hot-swappable line cards, each with 40Gbps total capacity. OTS-4000 is scalable to nearly a terabit per second in a single seven-foot rack in single 40Gbps channel increments and provides a service provider with a reduction in transmission cost per bit. StrataLight’s 40Gbps transponder technology supports long-haul transmission using existing optical amplification techniques. The OTS-4000 chassis supports redundant DC power feeds and provides full redundancy of all common equipment.

The OTS-4000 can be managed locally or remotely using a standard web browser without the need for local software on a PC. Leveraging a simple tree-structure, the easy-to-use graphical user interface allows users to provision line cards, view alarms, monitor performance, generate user session and configuration logs and perform software upgrades.

The OTS-4000 optical terminal subsystem consists of a shelf, shelf controller and one or more of the following line cards and dispersion compensators depending on a customer’s application or requirements:

Product	Description

OTS-4700	Shelf controller designed to provide system maintenance and control for the shelf, line cards and dispersion compensators.
OTS-4011	A line card designed to serve as a multiplexing transponder delivering asynchronous multiplexing of four client 10Gpbs signals into one 40Gpbs tunable DWDM line signal for applications ranging from metro to ultra-long-haul.
OTS-4040	A line card designed to serve as a transponder delivering a single 40Gbps client to 40Gpbs tunable DWDM line signal for applications ranging from metro to ultra-long-haul.
OTS-4400	A line card that serves as an optical-electrical-optical signal regenerator with tunable DWDM line signal primarily for long-haul and ultra-long-haul applications. Supports PSBT and DPSK digital modulation formats and enhanced FEC.
OTS-4520	A TDC designed to enable service providers to deploy 40Gbps channels at the same levels of chromatic dispersion found in their existing 10Gbps networks.
OTS-4540	An adaptive polarization mode dispersion compensator designed to enable service providers to deploy 40Gbps channels at the same levels of PMD found in their existing 10Gbps networks.

Custom Subsystem

StrataLight’s custom 40Gbps subsystem is currently embedded in next generation 40Gbps DWDM interfaces on an IP router, but could be customized for optical crossconnect switches, SONET/SDH multiplexers and transponder-based DWDM solutions. Based on its development expertise, StrataLight is able to deliver custom integrated modules that can meet OEMs’ existing software control interface, mechanical, thermal and power design constraints, thus minimizing their development overhead and time-to-market.

OTM-400 VSR Client Module

StrataLight’s OTM-400 VSR Client is its next generation of 40Gbps Very Short Reach, or VSR, standards-compliant module, which offers size advantages and low power consumption at competitive costs. StrataLight has deployed the technology underlying the OTM 400 VSR Client in the field and in its DWDM transponders since 2004.

StrataLight’s Technology

Over the last seven years, StrataLight has developed several key proprietary technologies, expertise and capabilities that provide the foundation for all of its products, including:

Analog Integrated Circuit and RF Design.  StrataLight delivers advanced 40Gbps modulation scheme solutions by leveraging its analog Integrated Circuit, or IC, and radio frequency design expertise. StrataLight internally develops both Silicon Germanium ICs and monolithic microwave ICs for modulator driver amplifier applications. This analog electronics expertise captured in its ICs provides StrataLight’s 40Gbps transponders with high performance and fast time-to-market. In addition, StrataLight pioneered the development of multi-chip module packaging, RF techniques for 40Gbps applications and packaging and interconnect design at 40Gbps.

Analog Optical Design.  StrataLight’s analog optical design expertise enables it to deliver consistent product performance.

Embedded Firmware.  StrataLight has developed embedded control-loop firmware that enables high performance, stability and reliability in a variety of changing system conditions. This firmware dynamically modifies internal control parameters to ensure that performance is continuously optimized.

System-Level Graphical Interface.  At the system level, StrataLight offers a web-based graphical user interface that provides fault, configuration, accounting, performance and security capabilities within a self-contained, network managed subsystem. StrataLight’s graphical interface is designed to enable fast and simple integration into its OEM customers’ management system via XML or SNMP management interfaces. By combining its standards-compliant interfaces with its 40Gbps subsystem, StrataLight’s OEM customers are not required to independently develop hardware to integrate our 40Gbps subsystems into StrataLight’s existing DWDM systems.

Digital Logic Design.  StrataLight internally developed the digital logic for its 40Gbps products. The ability to internally develop this digital logic provides StrataLight with a cost advantage as volume scales and allows it to maintain a level of flexibility by controlling its ability to add new features and functionality.

Printed Circuit Board Layout.  StrataLight delivers highly manufacturable 40Gbps layouts for complex printed circuit board, or PCB, design. StrataLight’s PCBs provide the foundation for high-speed electronics performance and integration, essential for large scale production of 40Gbps transponders with high-quality optical performance specifications and attractive cost points.

StrataLight’s Customers

StrataLight’s customers are leading optical networking system OEM vendors worldwide. In the nine months ended September 30, 2008 and in the year ended December 31, 2007, StrataLight’s top two customers, either directly or through their contract manufacturers, represented approximately 87% and 80% of StrataLight’s total revenues, respectively. In 2006, StrataLight’s top two customers, either directly or through their contract manufacturers, represented approximately 92% of StrataLight’s total revenues. In 2005, StrataLight’s top two customers, either directly or through their contract manufacturers, represented approximately 89% of StrataLight’s total revenues.

StrataLight’s Customer Service and Support

StrataLight’s customer service organization is a small team of engineers, all of whom have electrical engineering degrees and extensive experience deploying DWDM networks for service providers. StrataLight’s customer service and support team works closely with its customers to ensure satisfaction and rapid closure of outstanding issues. StrataLight provides maintenance services as well as education and training programs. StrataLight uses its OEM customers’ extensive field operations teams to provide Level 1 and 2 technical assistance, installation services and spares management. StrataLight provides 24x7x365, Level 3 technical assistance, including telephone assistance, remote diagnostics and on-call engineers.

StrataLight also offers pre-sales engineering support, including assistance with network design, completion of service provider requests for proposals and on-site support for laboratory and field trials.

StrataLight’s Sales and Marketing

StrataLight’s sales and marketing personnel have electrical engineering degrees and extensive experience in system-level research and development and product management. StrataLight largely relies on its OEM customers’ extensive worldwide sales and marketing organizations to promote and sell its products capabilities to service providers. StrataLight maintains direct relationships with many of the largest global service providers to ensure it receives direct end-user feedback on its current and future product technologies and to ensure its product roadmap meets their ongoing needs.

StrataLight’s marketing efforts include participation in tradeshows and industry meetings, advertisements and press releases.

StrataLight’s Research and Development

StrataLight’s research and development team is comprised of 97 system and network architects, optical engineers, software developers, hardware engineers and system test engineers. Collectively, its team possesses significant expertise in the areas of optical design, optical networking, RF electronics, IC design, polarization mode dispersion, digital logic design, embedded software and system management software.

StrataLight works closely with its OEM customers and leading service providers in its product development. It incorporates feedback from its OEM customers and service providers in its product development process to ensure that new products meet customer requirements, maintain the highest quality and are quickly brought to market.

StrataLight also offers custom development to enable OEMs to utilize its in-house optical expertise to deliver highly differentiated solutions to the market. For example, StrataLight co-developed a 40Gbps DWDM module for a customer that was designed to be easily integrated into its existing mechanical, electrical, thermal and various interface specifications.

StrataLight’s Manufacturing and Supply

Optical system manufacturing is highly complex and requires extensive cross-disciplinary expertise and knowledge of the fabrication equipment to produce superior quality, high yield and low cost products. StrataLight manufactures its products by using its contract manufacturing partners and its internal manufacturing organization.

StrataLight relies on Sanmina-SCI to deliver printed circuit boards, or PCBs, and subassemblies, which are based on StrataLight’s proprietary optical, IC and RF designs and utilize industry standard components. In addition, Teledyne and Silitronics provide subassemblies for StrataLight’s RF modules. StrataLight procures substantially all of the underlying high value components for its contract manufacturers.

In both of Sanmina-SCI’s and StrataLight’s Los Gatos, California facilities, StrataLight and Sanmina-SCI complete the manufacturing of StrataLight’s subsystems and modules from the subassemblies and components provided by contract manufacturers and other suppliers. StrataLight’s expertise in optical, electrical and RF design, enables it to combine the subassemblies and components from its contract manufacturers with StrataLight’s proprietary technologies, and conduct extensive system calibration and testing.

Supply chain management is a critical and challenging task for high-end next-generation optical subsystem manufacture. StrataLight identifies second source components wherever possible to mitigate risk and closely manages its component vendors. StrataLight procures a limited number of specialized components, but relies on contract manufacturers to procure the remainder of its components. StrataLight offers its own technical expertise to assist its key suppliers in scaling production, quality assurance and problem trouble-shooting and implementing manufacture and test automation.

StrataLight’s Competition

The optical network equipment market is extremely competitive and characterized by continuous innovation. StrataLight primarily competes with companies providing 40Gbps all-optical subsystems and companies providing 40Gbps technologies that will operate within a 10Gbps all-optical system. These competitors are primarily privately held companies, such as Mintera. StrataLight also competes with companies providing modular optical products that compete with portions of StrataLight’s subsystem, including Optium, CoreOptics and Finisar. Several of StrataLight’s existing OEM customers may develop or acquire additional competitive products or technologies in the future and reduce or cease their purchases from StrataLight. In addition to the competition it faces to provide its subsystems to OEMs, StrataLight also faces competition from companies that provide optical communication network products to service providers using technologies that compete with StrataLight’s products. To the extent these service providers select these competing products and technologies, StrataLight would lose potential business opportunities with these service providers and its sales to its OEM customers may decline.

Many of StrataLight’s current and potential competitors have significantly greater financial, technical, marketing, purchasing, manufacturing and other resources. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at lower prices.

StrataLight’s Patents and Intellectual Property

StrataLight’s success as a company depends upon its ability to develop and protect its core technology and intellectual property. StrataLight relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. StrataLight also enters into confidentiality or license agreements with its employees, consultants, corporate partners, and control access to and distribution of its proprietary information. Despite these efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use StrataLight’s products or technology.

Employees

As of November 30, 2008, StrataLight had 206 full-time employees, of which 101 were in research and development, 72 were in production and operations, 16 were in sales, marketing and customer support and 17 were in finance and administration. StrataLight utilizes consultants on an as needed basis. None of StrataLight’s employees is represented by labor unions or covered by a collective bargaining agreement. StrataLight considers its relationships with its employees to be good.

Facilities

StrataLight’s current headquarters and substantially all of its operations are located in Los Gatos, California, where it leases, under the terms of two lease agreements, an aggregate of 50,763 square feet of space, 6,700 square feet of which it in turn subleases to a third party. The lease pertaining to 33,290 square feet of space expires in June 2011, but includes an option to extend the term, and the lease pertaining to 17,473 square feet of space expires in September 2009.

Legal Proceedings

StrataLight is not currently a party to any material legal proceedings.

Management’s Discussion and Analysis of Financial Condition and Results of
Operations of Opnext

The following discussion includes forward-looking statements that involve risks and uncertainties. Opnext’s actual results could differ substantially from those anticipated as a result of many factors including those set forth under the caption “Risk Factors,” included elsewhere in this proxy statement/prospectus. The following discussion should be read together with our financial statements, the related notes thereto and the other financial information included elsewhere in the document.

OVERVIEW

Opnext is a leading designer and manufacturer of optical modules and components which enable high-speed telecommunications and data communications networks globally. In particular, Opnext designs, manufactures and markets optical modules and components that transmit and receive data and are primarily used in telecommunications and data communications networks. Opnext has one of the most comprehensive transceiver product portfolios for both of these markets, particularly at the 10Gbps and above data rates, which it sells to many of the leading network systems vendors. Opnext’s product portfolio includes a broad range of solutions that vary by level of integration, communications protocol, form factor and performance level. Opnext’s portfolio primarily consists of 10Gbps and 40Gbps transceiver modules, including tunable transceivers, a broad line of 2.5Gbps and lower speed SFP transceivers and new or planned products for emerging high speed markets, such as 40GbE and 100Gbps.

Opnext was incorporated as a wholly-owned subsidiary of Hitachi in September of 2000. In July of 2001, Clarity Partners, L.P. and related investment vehicles invested in Opnext and it became a majority-owned subsidiary of Hitachi.

On October 1, 2002, Opnext acquired 100% of the shares of Opto Device, Ltd. from Hitachi for a purchase price of $40.0 million. This acquisition of Hitachi’s opto device business expanded Opnext’s product line into select industrial and commercial markets, which are referred to as “industrial and commercial products”. On June 4, 2003 Opnext acquired 100% of the outstanding shares of Pine Photonics Communication Inc., or Pine, in exchange for 1,672,476 shares of Class B common stock. This acquisition expanded Opnext’s product line of SFP transceivers with data rates less than 10Gbps that are sold to telecommunication and data communication customers. Opnext refers to these products, together with its legacy 2.5 Gbps custom modules, as its less than 10Gbps products.

Since Opnext’s founding, it has expanded its global sales and marketing reach by opening several offices in the U.S., Europe and China which are strategically located in close proximity to its major customers. Opnext established a corporate administrative headquarters and established its own operating infrastructure as we significantly reduced the nature and extent of services provided by Hitachi. Opnext also integrated the acquisitions of Opto Device, Ltd. and Pine and improved the flexibility of its manufacturing processes by expanding the use of contract manufacturers.

In February 2007, Opnext completed its initial public offering of common stock with net proceeds to Opnext from the offering of $170.9 million.

The following are factors that may affect Opnext’s future financial condition and results of operations:

Global Market and Economic Conditions

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and slower growth into the fourth calendar quarter of 2008. Continued concerns about the systemic impact of inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and a declining real estate market in the U.S. have contributed to increased market volatility and diminished expectations for the U.S. economy. In the third quarter, added concerns fueled by the federal government conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the declared bankruptcy of Lehman Brothers Holdings Inc., the U.S. government provided loan to American International Group Inc., and other federal government interventions in the US credit markets lead to increased market uncertainty and instability in both US and international capital and credit markets. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment have in recent weeks subsequent to the end of the quarter contributed to volatility of unprecedented levels.

As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally, and the strength of counterparties specifically, has led many lenders and institutional investors to reduce, and in some cases cease to provide, funding to borrowers. In addition, concerns about the U.S. economy and other global economies may have caused or may cause certain of Opnext’s network system vendor customers, as well as their network service provider customers, to delay, reduce or cancel capital expenditures. Continued turbulence in the U.S. and international markets and economies may adversely affect Opnext’s liquidity and financial condition, and the liquidity and financial condition of its customers, and may result in continued or additional delay on the part of its customers as well as their customers in making the capital expenditures which result in sales of Opnext’s products. If these market conditions continue, they may result in reduced sales of Opnext’s products or limit Opnext’s ability, and the ability of its customers, to timely replace maturing liabilities and access the capital markets to meet liquidity needs, any of which would adversely affect Opnext’s financial condition and results of operations.

Sales

Through Opnext’s direct sales force supported by manufacturer representatives and distributors, it sells products to many of the leading network systems vendors throughout North America, Europe, Japan and Asia. Its customers include many of the top telecommunications and data communications network systems vendors in the world. It also supplies components to several major transceiver module companies and sells to select industrial and commercial customers. Sales to telecommunication and data communication customers, or communication sales, accounted for 93.3%, 91.2%, 81.9%, 93.4% and 93.4% of Opnext’s sales during each of the years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008 and 2007, respectively. Also during each of the years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008 and 2007, sales of Opnext’s products with 10Gbps or higher data rates, which it refers to as its “10Gbps and above products”, represented 82.3%, 79.4%, 69.4%, 82.1% and 82.7% of total sales, respectively.

The number of leading network systems vendors that supply the global telecommunications and data communications markets is concentrated, and so, in turn, is Opnext’s customer base. For the year ended March 31, 2008 and the six months ended September 30, 2008, Opnext’s top two customers, Cisco Systems Inc. and subsidiaries, “Cisco,” and Alcatel-Lucent accounted for 40.0% and 20.0% and 41.5% and 12.3% of Opnext’s sales, respectively. Although Opnext continues to attempt to expand its customer base, it anticipates that these customers will generally continue to represent a significant portion of its customer base and be responsible for significant percentages of its revenues.

The evaluation and qualification cycle prior to the initial sale of Opnext’s products generally spans a year or more. Although Opnext negotiates the sale of its products directly with most of its customers, certain purchase orders for its products are received from contract manufacturers on behalf of several of its network systems vendor customers following direct negotiation with the respective customers.

Opnext’s revenues are affected by capital spending for telecommunications and data communications networks and for lasers and infrared LEDs used in select industrial and commercial markets. The primary markets for Opnext’s products continue to be characterized by increasing volumes and declining average selling prices. The increasing demand for Opnext’s products is primarily driven by increases in traditional telecommunication and data communication traffic and increasing demand from new communication applications such as VoIP (voice over internet protocol), peer-to-peer file sharing, IP-TV, video conferencing, on-line gaming and advanced wireless services, as well as new industrial and commercial laser applications. The decreasing price trends are primarily the result of industry over-capacity, increased competition and the introduction of next generation products. Opnext anticipates that its average selling prices will continue to decrease in future periods, although Opnext cannot predict the extent of these decreases for any particular period.

Opnext began to sell high-powered red laser diodes for the rewriteable DVD market to a subsidiary of Hitachi during the year ended March 31, 2004. Subsequently, the market experienced a rapid pace of new product introductions and significant price erosion and Opnext experienced significant losses from sales of these products.

During the quarter ended December 31, 2005, Opnext notified Hitachi’s subsidiary of its intention to discontinue sales of DVD products and then agreed to a last-time buy arrangement whereby Opnext continued to sell DVD products through September 2006 in exchange for a price increase on orders received after December 31, 2005. Sales of DVD products were $3.2 million and $11.9 million in the years ended March 31, 2007 and 2006, respectively.

Opnext operates sales and marketing offices in several countries. During the years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008 and 2007, revenues attributed to sales in the United States were 58.7%, 55.2%, 47.9%, 54.1% and 58.8% of revenues, revenues attributed to sales in Europe were 22.8%, 26.1%, 22.6%, 21.5% and 24.5% of revenues, revenues attributed to sales in Japan were 12.4%, 13.6%, 25.7%, 14.9% and 10.5% of revenues, and revenues attributed to sales in Asia (other than Japan) were 6.1%, 5.1%, 3.8%, 9.5% and 6.2% of revenues, respectively. Opnext’s sales are exposed to market risks related to fluctuations in foreign currency exchange rates because certain sales transactions and the related assets and liabilities are denominated in currencies other than the U.S. dollar, primarily the Japanese yen and the euro. To the extent Opnext generates sales in currencies other than the U.S. dollar, its future sales will be affected by foreign currency exchange rate fluctuations.

Cost of Sales and Gross Margin

Opnext’s cost of sales primarily consists of materials including components that are either assembled at one of its three internal manufacturing facilities or at one of several of its contract manufacturing partners or procured from third-party vendors. Due to the complexity and proprietary nature of laser manufacturing, and the advantage of having Opnext’s internal manufacturing resources co-located with its research and development staffs, most of the lasers used in its optical module and component products are manufactured in its facilities in Komoro and Totsuka, Japan. Opnext’s materials include certain parts and components that are purchased from a limited number of suppliers or in certain situations from a single supplier. Opnext’s cost of sales also includes labor costs for employees and contract laborers engaged in the production of its components and the assembly of its finished goods, outsourcing costs, the cost and related depreciation of manufacturing equipment, as well as manufacturing overhead costs, including the costs for product warranty repairs and inventory adjustments for excess and obsolete inventory.

Opnext’s cost of sales is exposed to market risks related to fluctuations in foreign currency exchange rates because a significant portion of its costs and the related assets and liabilities are denominated in Japanese yen. Opnext’s cost of sales denominated in Japanese yen during the years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008 and 2007 were 81.6%, 80.0%, 88.5%, 77.7% and 77.5%, respectively. While Opnext anticipates that it will continue to have a substantial portion of its cost of sales denominated in Japanese yen, Opnext anticipates the percentage of cost of sales denominated in Japanese yen to diminish as it plans to expand the use of contract manufacturers outside of Japan and procure more raw materials in U.S. dollars.

Opnext’s gross margins vary among its product lines and are generally higher on its 10Gbps and above products. Opnext’s overall gross margins primarily fluctuate as a result of its overall sales volumes, changes in average selling prices and product mix, the introduction of new products and subsequent generations of existing products, manufacturing yields, its ability to reduce product costs and fluctuations in foreign currency exchange rates.

Research and Development Costs

Research and development costs consist primarily of salaries and benefits of personnel related to the design, development and quality testing of new products or enhancement of existing products as well as outsourced services provided by Hitachi’s renowned research laboratories pursuant to Opnext’s long-term contractual agreements. Opnext incurred $5.0 million, $4.2 million, $3.9 million, $3.2 million and $2.4 million in connection with these agreements during the years ended March 31, 2008, 2007 and 2006 and the six months ended September 30, 2008 and 2007, respectively. In addition, Opnext’s research and development costs primarily include the cost of developing prototypes and material costs associated with the testing of products prior to shipment, the cost and related depreciation of equipment used in the testing of products prior to shipment, and other contract research and development related services. Opnext expects that its future research and development costs will increase with its efforts to meet the anticipated increased market demand for its new and planned future products and to support enhancements to our existing products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits for Opnext’s employees that perform its sales and related support, marketing, supply chain management, finance, legal, information technology, human resource and other general corporate functions, as well as internal and outsourced logistics and distribution costs, commissions paid to its manufacturers’ representatives, professional fees and other corporate related expenses. During the year ended March 31, 2008, Opnext experienced an increase in costs as a result of being a publicly traded company, including, but not limited to, the costs of compliance with the Sarbanes-Oxley Act of 2002. Opnext anticipates that its future selling, general and administrative expenses will primarily rise as a result of higher sales volumes in the future.

Inventory

Certain of Opnext’s more significant customers have implemented a supply chain management tool called vendor managed inventory (“VMI”) programs which require suppliers, such as Opnext, to assume responsibility for maintaining an agreed upon level of consigned inventory at the customer’s location or at a third-party logistics provider, based on the customer’s demand forecast. Notwithstanding the fact that Opnext builds and ships the inventory, the customer does not purchase the consigned inventory until the inventory is drawn or pulled by the customer or third-party logistics provider to be used in the manufacture of the customer’s product. Though the consigned inventory may be at the customer’s or third-party logistics provider’s physical location, it remains inventory owned by Opnext until the inventory is drawn or pulled, which is the time at which the sale takes place. Given that under such programs Opnext is subject to the production schedule and inventory management decisions of the customer or third-party logistics provider, Opnext’s participation in VMI programs could result in it experiencing higher levels of inventory than it might otherwise. As of September 30, 2008, Opnext had a total consigned inventory balance of $16.3 million, $7.9 million of which consisted of inventory consigned to customers or their third-party logistics providers pursuant to VMI agreements.

Significant Accounting Policies and Estimates

Revenue Recognition, Warranties and Allowances

Revenue is derived principally from the sales of Opnext’s products. Opnext recognizes revenue when the basic criteria of Staff Accounting Bulletin No. 104 are met. Specifically, Opnext recognizes revenue when persuasive evidence of an arrangement exists (usually in the form of a purchase order), delivery has occurred or services have been rendered, title and risk of loss have passed to the customer, the price is fixed or determinable and collection is reasonably assured in terms of both creditworthiness of the customer and there are no uncertainties with respect to customer acceptance. These conditions generally exist upon shipment or upon notice from certain customers in Japan that they have completed their inspection and have accepted the product.

Opnext participates in VMI programs with certain of its customers, whereby it maintains an agreed upon quantity of certain products at a customer-designated warehouse. Revenue pursuant to the VMI programs is recognized when the products are physically pulled by the customer, or its designated contract manufacturer, and put into production. Simultaneous with the inventory pulls, purchase orders are received from the customer, or its designated contract manufacturer, as evidence that a purchase request and delivery have occurred and that title has passed to the customer at a previously agreed upon price.

Opnext sells certain of its products to customers with a product warranty that provides repairs at no cost or the issuance of credit to the customer. The length of the warranty term depends on the product being sold, ranging from one year to five years. Opnext accrues the estimated exposure to warranty claims based upon historical claim costs as a percentage of sales multiplied by prior sales still under warranty at the end of any period. Opnext management reviews these estimates on a regular basis and adjusts the warranty provisions as actual experience differs from historical estimates or as other information becomes available.

Allowances for doubtful accounts are based upon historical payment patterns, aging of accounts receivable and actual write-off history, as well as assessment of customers’ creditworthiness. Changes in the financial condition of customers could have an effect on the allowance balance required and result in a related charge or credit to earnings.

Inventory Valuation

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventories consist of raw materials, work in process and finished goods, including inventory consigned to Opnext’s customers and its contract manufacturers. Inventory valuation and firm committed purchase order assessments are performed on a quarterly basis and those items which are identified to be obsolete or in excess of forecasted usage are written down to their estimated realizable value. Estimates of realizable value are based upon management’s analyses and assumptions, including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements. Opnext typically uses a twelve-month rolling forecast based on factors including, but not limited to, its production cycles, anticipated product orders, marketing forecasts, backlog, shipment activities and inventories owned by and held at its customers. If market conditions are less favorable than forecasts or actual demand from customers is lower than estimates, Opnext may require additional inventory write-downs. If demand is higher than expected, inventories that had previously been written down may be sold at prices in excess of the written-down value.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such asset will not be realized.

As of September 30, 2008, Opnext had a U.S. federal net operating loss carryforward of approximately $88.7 million and a foreign net operating loss carryforward of approximately $370.3 million to offset future taxable income. The U.S. federal net operating loss carryforward excludes $15.8 million of pre-acquisition losses of a subsidiary which are subject to certain annual limitations under Section 382 of the Internal Revenue Code. The U.S. federal net operating loss carryforward will expire between 2022 and 2029 and the foreign net operating loss carryforward will expire between 2010 and 2015.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. At March 31, 2008 and 2007, management considered recent operating results, the near-term earnings expectations, and the highly competitive nature of Opnext’s markets in making this assessment. At the end of each of the respective years, management determined that it was more likely than not that the tax benefit of the deferred tax assets would not be realized. Accordingly, full valuation allowances have been provided against the net deferred tax assets. There can be no assurances that deferred tax assets subject to Opnext’s valuation allowance will ever be realized.

Impairment of Long-Lived Assets

Impairment of long-lived assets are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for Impairment of Long-Lived Assets. Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in an amount equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. In estimating future cash flows, assets are grouped at the lowest level of identifiable cash flows that are largely independent of cash flows from other groups. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Opnext’s evaluations for the years ended March 31, 2008, 2007 and 2006 indicated that there were no impairments.

Stock-Based Incentive Plans

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share-Based Payment. This Statement requires all share-based payments to be recognized in the financial statements based on their fair value. Opnext adopted SFAS No. 123(R) on April 1, 2006, using the modified prospective method. This method requires compensation cost for the unvested portion of awards that are outstanding as of March 31, 2006 to be recognized over the remaining service period based on the grant-date fair value of those awards as previously calculated for pro forma disclosures under Statement No. 123. All new awards and awards that are modified, repurchased, or cancelled after March 31, 2006 are accounted for under the provisions of Statement No. 123(R). Compensation expense for all employee stock-based plans was $1.1 million and $0.1 million for the three-month periods ended June 30, 2008 and 2007, respectively, and $3.3 million and $3.6 million for the years ended March 31, 2008 and 2007, respectively.

In connection with the adoption of SFAS No. 123(R), Opnext estimates the fair value of its share-based awards utilizing the Black-Scholes pricing model. The fair value of the awards is amortized as compensation expense on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The fair value calculations involve significant judgments, assumptions, estimates and complexities that impact the amount of compensation expense to be recorded in current and future periods. The factors include:

•	The time period Opnext’s stock-based awards are expected to remain outstanding has been determined based on the average of the original award period and the remaining vesting period in accordance with the SEC’s Staff Accounting Bulletin 107 simplified method. Opnext’s expected term assumption for awards issued during the six-month periods ended September 30, 2008 and 2007, and for the years ended March 31, 2008 and 2007 was 6.25 years. As additional evidence develops from Opnext’s stock’s trading history, the expected term assumption will be refined to capture the relevant trends.

•	Through December 31, 2007, the future volatility of Opnext’s stock was estimated based on the median calculated value of the historical volatility of companies believed to have similar market performance characteristics as those Opnext. Use of comparable companies was necessary during this period since Opnext did not possess a sufficient stock price history. Subsequent to December 31, 2007, Opnext estimated volatility based on its historical stock prices. The expected volatility assumption for awards issued during the six-month periods ended September 30, 2008 and 2007 was 78.1% and 88.6%, respectively, and during the years ended March 31, 2008 and 2007 was 88.1% and 99.3%, respectively.

•	A dividend yield of zero has been assumed for awards issued during the six-month periods ended September 30, 2008 and 2007 and during the years ended March 31, 2008 and 2007 based on Opnext’s actual past experience and the fact that it does not anticipate paying a dividend on its shares in the near future.

•	Opnext has based its risk-free interest rate assumption for awards issued during the six-month periods ended September 30, 2008 and 2007, and during the years ended March 31, 2008 and 2007 on the implied weighted-average yields of 3.21% and 4.68%, and 4.5% and 4.8%, respectively, available on U.S. Treasury zero-coupon issues with an equivalent expected term.

•	Forfeiture rates for awards issued during the six-month periods ended September 30, 2008 and 2007 and during the years ended March 31, 2008 and 2007 have been estimated based on Opnext’s actual historical forfeiture trends of approximately 10% over their expected terms.

Prior to April 1, 2006, Opnext accounted for its stock-based incentive plans in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which requires entities to disclose pro-forma net income or loss as if the fair value of share-based awards were expensed. For pro forma disclosure purposes, the estimated fair value was amortized to expense over the vesting period. If Opnext had elected to adopt the fair value recognition provisions of SFAS No. 123 for its stock-based incentive plans, its net loss would have decreased by $0.1 million in the year ended March 31, 2006.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the periods reported. These estimates are based on historical experience and on assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. These estimates include assessment of the ability to collect accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, expected warranty costs, fair value of stock awards and estimated useful lives for depreciation and amortization periods of tangible assets, among others. Actual results may differ from these estimates, and the estimates will change under different assumptions or conditions.

Pending Adoption of New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. On February 6, 2008, the FASB issued FASB Staff Position (FSP) 157-2 which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 and FSP 157-2 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Opnext has elected a partial deferral of SFAS No. 157 under the provisions of FSP 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting Statement 157 effective April 1, 2008 is not expected to be material to Opnext’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits but does not require entities to choose to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. As Opnext management has not elected to measure any of its financial instruments at fair value under the provisions of Statement 159, the adoption of this statement will not have any impact to Opnext’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This Statement improves the relevance, completeness, and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date to be measured at their fair values and also requires that acquisition related costs be expensed as incurred and services are received, except for the costs to issue debt and equity securities. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 131. This statement is intended to enhance the current disclosure framework in SFAS No. 133 and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not yet determined the impact of adopting SFAS No. 161.

Results of Operations for the Three-Month Periods Ended September 30, 2008 and 2007

The following table reflects the results of Opnext’s operations in U.S. dollars and as a percentage of sales. Opnext’s historical operating results may not be indicative of the results of any future period.

	Three Months Ended September 30,				Six Months Ended September 30,
	2008	2007	2008	2007	2008	2007	2008	2007
	(In thousands)		(As percentage of sales)		(In thousands)		(As percentage of sales)

Sales	$80,159	$76,579	100.0%	100.0%	$164,396	$144,406	100.0%	100.0%
Cost of Sales	55,708	49,631	69.5%	64.8%	112,814	93,685	68.6%	64.9%

Gross margin	24,451	26,948	30.5%	35.2%	51,582	50,721	31.4%	35.1%
Research and development expenses	11,197	10,375	14.0%	13.5%	21,471	18,887	13.1%	13.1%
Selling, general and administrative expenses	13,190	12,311	16.5%	16.1%	27,860	23,556	16.9%	16.3%
Other operating expense (income)	6	(37)	0.0%	0.0%	(9)	(37)	0.0%	0.0%

Operating income	58	4,299	0.1%	5.6%	2,260	8,315	1.4%	5.8%
Interest income, net	1,030	2,465	1.3%	3.2%	1,972	4,837	1.2%	3.3%
Other income (expense), net	100	(835)	0.1%	(1.1)%	(435)	(1,223)	(0.3)%	(0.8)%

Income before income taxes	1,188	5,929	1.5%	7.7%	3,797	11,929	2.3%	8.3%
Income tax expense	—	(86)	0.0%	(0.1)%	—	(86)	0.0%	(0.1)%

Net income	$1,188	$5,843	1.5%	7.6%	$3,797	$11,843	2.3%	8.2%

Comparison of the Three-Month Periods Ended September 30, 2008 and 2007

Sales.  Overall sales increased $3.6 million, or 4.7%, to $80.2 million in the three-month period ended September 30, 2008 from $76.6 million in the three-month period ended September 30, 2007, including a $1.2 million benefit from fluctuations in foreign currency exchange rates. During the three-month period ended September 30, 2008, sales of Opnext’s 10Gbps and above products increased $2.1 million, or 3.3%, to $65.6 million and sales of Opnext’s less than 10Gbps products increased $0.8 million, or 9.8%, to $9.0 million, while sales of Opnext’s industrial and commercial products increased by $0.8 million, or 16.7%, to $5.6 million. The increase in sales of Opnext’s 10Gbps and above products primarily resulted from increased demand for its XFP, 300 pin tunable and X2 products, partially offset by declining demand for 300 pin fixed wavelength, XENPAK and 40Gbps products. The increase in sales of Opnext’s less than 10Gbps products primarily resulted from increasing demand for its SFP products, partially offset by lower demand for its 2.5Gbps custom modules. The increase in sales of Opnext’s industrial and commercial products primarily resulted from strong sales of infrared emitting diodes and its new family of high-powered laser diodes.

Gross Margin.  Gross margin decreased $2.4 million, or 9.3%, to $24.5 million in the three-month period ended September 30, 2008 from $26.9 million in the corresponding period in 2007. Gross margin for the three-month period ended September 30, 2008 includes a $3.8 million negative effect of fluctuations in foreign currency exchange rates and the settlement of foreign currency forward contracts used to hedge Opnext’s yen exposure. In addition, gross margin for the three-month period ended September 30, 2008 includes a charge of $0.3 million for increased excess and obsolete inventory reserves.

Gross margin as a percentage of sales decreased to 30.5% for the three months ended September 30, 2008 from 35.2% for the corresponding period in 2007 due primarily to unfavorable product mix and the negative effect of fluctuations in foreign currency exchange rates and the settlement of foreign currency forward contracts used to hedge Opnext’s yen exposure.

Research and Development Expenses.  Research and development expenses increased $0.8 million to $11.2 million for the three-month period ended September 30, 2008 from $10.4 million for the three-month period ended September 30, 2007, including a $0.8 million increase from fluctuations in foreign currency exchange rates. Research and development expenses increased primarily due to the fluctuation in foreign currency exchange rates. Increased outsourcing services provided by Hitachi’s research laboratories were offset by lower employee costs, including reduced performance-based compensation expense. Research and development expenses increased as a percentage of sales to 14.0% for the three-month period ended September 30, 2008 from 13.5% for the corresponding period in 2007.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $0.9 million to $13.2 million for the three-month period ended September 30, 2008 from $12.3 million for the three-month period ended September 30, 2007, including a $0.5 million increase in stock-based compensation expense and a $0.3 million increase from fluctuations in foreign currency exchange rates. Selling, general and administrative expenses as a percentage of sales were 16.5% and 16.1% for the three-month periods ended September 30, 2008 and 2007, respectively. Selling, general and administrative expenses increased primarily as a result of higher litigation expenses associated with a class action claim and a patent infringement claim, increased stock-based compensation expense, as well as the negative effect from fluctuations in foreign currency exchange rates.

Other Operating Expense (Income).  Other operating expense for the three-month period ended September 30, 2008 was $6,000 and other operating income for the three-month period ended September 30, 2007 was $37,000, and consisted of gains and losses related to the disposal of certain fixed assets.

Interest Income, Net.  Interest income, net, decreased approximately $1.5 million to $1.0 million in the three-month period ended September 30, 2008, from $2.5 million in the corresponding period in 2007. Interest income, net, for each of the three-month periods ended September 30, 2008 and 2007 consisted of interest earned on cash and cash equivalents partially offset by interest expense on short-term debt. The decrease in interest income primarily reflects the decline in interest income earned on cash equivalents due to the decline in interest rates on short-term investments.

Other Income/(Expense).  Other income was $0.1 million for the three-month period ended September 30, 2008, and other expense was $0.8 million for the three-month period ended September 30, 2007, and consisted primarily of net exchange gains and losses on foreign currency transactions.

Income Taxes.  During the three-month period ended September 30, 2008, Opnext did not record a tax expense in profitable jurisdictions as the income tax benefits of prior operating losses were used to offset any potential income tax expense. During the three-month period ended September 30, 2007, Opnext recorded income tax expense in profitable jurisdictions where the income tax benefit of prior operating losses had been fully utilized. Opnext did not record income tax expense in other profitable jurisdictions as the income tax benefits of prior operating losses were used to offset any potential income tax expense. For those jurisdictions continuing to generate operating losses, Opnext continues to record a valuation allowance to offset potential income tax benefits associated with these operating losses. Due to the uncertainty regarding the timing and extent of future profitability, the prior years’ financial statements have recorded a valuation allowance to offset potential income tax benefits associated with Opnext’s past operating losses. There can be no assurances that deferred tax assets subject to Opnext’s valuation allowance will ever be realized.

Comparison of the Six-Month Periods Ended September 30, 2008 and 2007

Sales.  Overall sales increased $20.0 million, or 13.8%, to $164.4 million in the six-month period ended September 30, 2008 from $144.4 million in the six-month period ended September 30, 2007, net of a $3.7 million increase from fluctuations in foreign currency exchange rates. During the six-month period ended September 30, 2008, sales of Opnext’s 10Gbps and above products increased $15.8 million, or 13.2%, to $135.0 million and sales of Opnext’s less than 10Gbps products increased by $3.0 million, or 19.2%, to $18.6 million, while sales of Opnext’s industrial and commercial products increased by $1.3 million, or 13.7%, to $10.8 million. The increase in Opnext’s 10Gbps and above products primarily resulted from increased demand for its 300 pin tunable, XFP, 40Gbps and X2 products, while the increase in less than 10Gbps products primarily resulted from increased demand for Opnext’s SFP products, partially offset by lower demand for its 2.5Gbps custom modules. The increase in sales of Opnext’s industrial and commercial products primarily resulted from strong sales of infrared emitting diodes and Opnext’s new family of high-powered laser diodes.

Gross Margin.  Gross margin increased $0.9 million to $51.6 million in the six-month period ended September 30, 2008 from $50.7 million in the six-month period ended September 30, 2007, including a $6.0 million decline from fluctuations in foreign currency exchange rates. As a percentage of sales, gross margin decreased to 31.4% for the six-month period ended September 30, 2008 from 35.1% for the six-month period ended September 30, 2007, due primarily to the negative effect of fluctuations in foreign currency exchange rates and the settlement of foreign currency forward contracts used to hedge Opnext’s yen exposure, and the decline in average selling prices, partially offset by cost reductions.

Research and Development Expenses.  Research and development expenses increased by $2.6 million to $21.5 million in the six-month period ended September 30, 2008 from $18.9 million in the six-month period ended September 30, 2007, including a $1.8 million increase due to fluctuations in foreign currency exchange rates. Research and development expenses as a percentage of sales were 13.1% for both six-month periods ended September 30, 2008 and 2007. Research and development expenses increased primarily due to unfavorable fluctuations in foreign currency exchange rates, as well as increased material, outsourcing and employee costs.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased by $4.3 million to $27.9 million in the six-month period ended September 30, 2008 from $23.6 million in the six-month period ended September 30, 2007, including a $1.0 million increase from fluctuations in foreign currency exchange rates. Selling, general and administrative expenses increased as a percentage of sales to 16.9% for the six-month period ended September 30, 2008 from 16.3% for the corresponding period in 2007. Selling, general and administrative expenses increased primarily as a result of higher litigation expenses associated with a class action claim and a patent infringement claim, higher employee costs and the unfavorable impact from fluctuations in foreign exchange rates.

Other Operating Expense (Income).  Other operating expense for the six-month periods ended September 30, 2008 and 2007 were $9,000 and $37,000, respectively, and consisted of losses related to the disposal of certain obsolete fixed assets.

Interest Income, Net.  Interest income, net decreased $2.8 million to $2.0 million in the six-month period ended September 30, 2008 from $4.8 million in 2007. Interest income, net for the six-month period ended September 30, 2008 primarily consists of interest earned on cash and cash equivalents, offset by interest expense on short-term debt. Interest income, net for the six-month period ended September 30, 2007 primarily consists of interest earned on cash and cash equivalents. The decrease in interest primarily reflects the decline in interest rates over the respective periods.

Other Income (Expense), Net.  Other expense, net was $0.4 million and $1.2 million for the six-month periods ended September 30, 2008 and 2007, respectively, and consisted primarily of net exchange losses on foreign currency transactions.

Income Taxes.  During the six-month period ended September 30, 2008, Opnext did not record an income tax expense in profitable jurisdictions as the income tax benefits of prior operating losses were used to offset any income tax expense. During the six-month period ended September 30, 2007, Opnext recorded income tax expense in profitable jurisdictions where the income tax benefit of prior operating losses has been fully utilized. Opnext did not record income tax expense in other profitable jurisdictions as the income tax benefit of prior operating losses was adequate to offset any related income tax expense. For those jurisdictions continuing to generate operating losses, Opnext continues to record a valuation allowance to offset potential income tax benefits associated with these operating losses. Due to the uncertainty regarding the timing and extent of future profitability, the prior years’ financial statements have recorded a valuation allowance to offset potential income tax benefits associated with Opnext’s past operating losses. There can be no assurances that deferred tax assets subject to Opnext’s valuation allowance will ever be realized.

Results of Operations for the Years Ended March 31, 2008, 2007 and 2006

The following table reflects the results of Opnext’s operations in U.S. dollars and as a percentage of sales. Opnext’s historical operating results may not be indicative of the results of any future period.

	Year Ended March 31,			Year Ended March 31,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(As percentage of sales)

Sales	$283,498	$222,859	$151,691	100.0%	100.0%	100.0%
Cost of sales	187,123	148,753	120,320	66.0%	66.7%	79.3%

Gross margin	96,375	74,106	31,371	34.0%	33.3%	20.7%
Research and development expenses	38,324	35,615	33,669	13.5%	16.0%	22.2%
Selling, general and administrative expenses	48,291	40,231	33,116	17.0%	18.1%	21.8%
Other operating expenses	502	311	1,464	0.2%	0.1%	1.0%

Operating income (loss)	9,258	(2,051)	(36,878)	3.3%	(0.9)%	(24.3)%
Interest income, net	8,534	3,298	4,102	3.0%	1.5%	2.7%
Other income (loss), net	(744)	(551)	1,561	(0.3)%	(0.2)%	1.0%

Income (loss) before income taxes	17,048	696	(31,215)	6.0%	0.3%	(20.6)%
Income tax expense	—	—	(278)	0.0%	0.0%	(0.2)%

Net income (loss)	$17,048	$696	$(31,493)	6.0%	0.3%	(20.8)%

Comparison of the Years Ended March 31, 2008 and 2007

Sales.  Total sales increased $60.6 million, or 27.2%, to $283.5 million in the year ended March 31, 2008 from $222.9 million in the year ended March 31, 2007, including a $1.7 million increase from fluctuations in foreign currency exchange rates. During the year ended March 31, 2008, sales of Opnext’s 10Gbps and above products increased $56.3 million, or 31.8%, to $233.4 million, while sales of Opnext’s less than 10Gbps products increased $5.1 million, or 19.5%, to $31.3 million. Sales of Opnext’s industrial and commercial products increased by $2.4 million, or 14.6%, to $18.8 million. The increase in sales of Opnext’s 10Gbps and above products primarily resulted from increased demand for Opnext’s 40 Gbps, X2, 300 pin tunable and XFP products, partially offset by lower demand for 300 pin fixed wavelength modules. Sales of less than 10Gbps products primarily increased as a result of increased demand for SFP data products. A last-time buy arrangement for Opnext’s DVD products was completed in September 2006 with Hitachi, the sole customer for its DVD products. Sales of DVD products were $0 and $3.2 million in the years ended March 31, 2008 and 2007.

For the year ended March 31, 2008, Cisco and Alcatel-Lucent accounted for 40.0% and 20.0% of revenue, respectively. For the year ended March 31, 2007, Cisco and Alcatel-Lucent accounted for 37.7% and 20.0% of revenue, respectively. No other customer accounted for more than 10% of total sales in either period.

Gross Margin.  Gross margin increased $22.3 million, or 30.1%, to $96.4 million in the year ended March 31, 2008 from $74.1 million in the year ended March 31, 2007, including a $2.0 million decrease due to fluctuations in foreign currency exchange rates, a $0.9 million positive effect from the change in Opnext’s excess and obsolete inventory reserves and a $0.2 million decrease in stock-based compensation expense. During each of the years ended March 31, 2008 and 2007, Opnext recorded charges for excess and obsolete inventory of $0.7 million and $1.6 million, respectively.

As a percentage of sales, gross margin increased to 34.0% for the year ended March 31, 2008 from 33.3% for the year ended March 31, 2007. The increase primarily resulted from the increased sales volume, improved product mix, lower manufacturing costs per unit derived from higher volumes and lower material and outsourcing costs on most products, and lower charges for excess and obsolete inventory and stock-based compensation expense, partially offset by decreases in average selling prices of most products, higher warranty reserves resulting from defective 40Gbps digital mux/demux integrated circuits purchased from an external supplier and fluctuations in foreign currency exchange rates.

Research and Development Expenses.  Research and development expenses increased by $2.7 million, or 7.6%, to $38.3 million in the year ended March 31, 2008 from $35.6 million in the year ended March 31, 2007, including a $0.7 million increase attributable to fluctuations in foreign currency exchange rates. Research and development expenses decreased as a percentage of sales to 13.5% for the year ended March 31, 2008 from 16.0% for the year ended March 31, 2007. Research and development costs, excluding the amount attributable to fluctuations in foreign currency exchange rates, increased primarily as a result of higher material costs, employee expenses and Hitachi Central Research Lab expenditures, partially offset by reduced performance-based bonus and stock-based compensation expense. Stock-based compensation expense was $0.5 million and $1.3 million during the years ended March 31, 2008 and 2007, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased by $8.1 million, or 20.0%, to $48.3 million in the year ended March 31, 2008 from $40.2 million in the year ended March 31, 2007, including a $0.3 million increase attributable to fluctuations in foreign currency exchange rates. Selling, general and administrative expenses decreased as a percentage of sales to 17.0% for the year ended March 31, 2008 from 18.1% for the year ended March 31, 2007. Selling, general and administrative costs, excluding the amount attributable to fluctuations in foreign currency exchange rates, increased primarily as a result of the additional costs of being a public company, higher logistics and commission costs due to higher sales volumes and higher employee and stock-based compensation expenses, partially offset by a decrease in performance-based bonus expenses. Stock-based compensation expense was $2.5 million and $1.5 million during the years ended March 31, 2008 and 2007, respectively.

Other Operating Expenses.  Other operating expenses increased $0.2 million to $0.5 million for the year ended March 31, 2008 from $0.3 million for the year ended March 31, 2007. During the year ended March 31, 2008, other operating expenses consisted of non-cash charges related to the disposal of certain obsolete fixed assets.

Interest Income, Net.  Interest income, net increased by $5.2 million, or 158.8%, to $8.5 million in the year ended March 31, 2008 from $3.3 million in the year ended March 31, 2007. Interest income, net for the years ended March 31, 2008 and 2007 consisted of interest earned on cash and cash equivalents partially offset by interest expense on short-term debt of $0.4 million and $0.5 million for the years ended March 31, 2008 and 2007, respectively. The increase primarily reflects higher average cash and cash equivalent balances resulting from the proceeds of Opnext’s initial public offering completed in February 2007.

Other (Expense) Income, Net.  Other expense, net was $0.7 million and $0.6 million for the years ended March 31, 2008 and 2007, respectively, and consisted primarily of net exchange losses on foreign currency transactions.

Income Taxes.  Due to the uncertainty regarding the timing and extent of Opnext’s future profitability, it has recorded a valuation allowance to offset potential income tax benefits associated with its operating losses and other net deferred tax assets. During the years ended March 31, 2008 and 2007, Opnext did not record a tax provision in certain tax jurisdictions as the income tax benefits from its net operating loss carryforwards were used to offset the related income tax. For those tax jurisdictions continuing to generate operating losses, Opnext continues to record a valuation allowance to offset potential income tax benefits associated with these operating losses. There can be no assurances that deferred tax assets subject to our valuation allowance will ever be realized.

Comparison of the Years Ended March 31, 2007 and 2006

Sales.  Total sales increased $71.2 million, or 46.9%, to $222.9 million in the year ended March 31, 2007 from $151.7 million in the year ended March 31, 2006, including a $1.8 million decrease from fluctuations in foreign currency exchange rates. During the year ended March 31, 2007, sales of Opnext’s 10Gbps and above products increased $71.9 million, or 68.3%, to $177.1 million, while sales of Opnext’s less than 10Gbps products increased $7.3 million, or 38.7%, to $26.3 million. Sales of Opnext’s industrial and commercial products decreased by $8.0 million, or 28.9%, to $19.6 million. The increase in sales of Opnext’s 10Gbps and above products primarily resulted from increased demand for its 300 pin tunable, Xenpak, XFP and X2 modules and 40G product lines. Sales of less than 10Gbps products increased $7.3 million, or 38.7%, as a result of increased demand for Opnext’s telecommunication and data communication SFP products, net of decreased demand for its 2.5Gbps legacy products. The decrease in sales of Opnext’s industrial and commercial products primarily resulted from DVD volume declines offset by improved DVD selling prices that resulted from the last-time buy arrangement through September 2006 with Hitachi, the sole customer for Opnext’s DVD products. Sales of DVD products were $3.2 million and $11.9 million in the years ended March 31, 2007 and 2006, respectively.

For the year ended March 31, 2007, Cisco and Alcatel-Lucent, accounted for 37.7% and 20.0% of revenue, respectively. For the year ended March 31, 2006, Cisco, Hitachi and its affiliates, and Alcatel accounted for 27.9%, 15.0% and 12.7% of revenues, respectively. No other customer accounted for more than 10% of total sales in either period.

Gross Margin.  Gross margin increased $42.7 million, or 136.2%, to $74.1 million in the year ended March 31, 2007 from $31.4 million in the year ended March 31, 2006, including a $1.8 million benefit from fluctuations in foreign currency exchange rates, partially offset by $0.7 million of stock-based compensation expense recorded during the year ended March 31, 2007 and a $0.3 million negative effect from the change in Opnext’s excess and obsolete inventory reserves. During each of the years ended March 31, 2007 and 2006, Opnext recorded charges for excess and obsolete inventory of $1.6 million and $1.3 million, respectively. As a percentage of sales, gross margin increased to 33.3% for the year ended March 31, 2007 from 20.7% for the year ended March 31, 2006.

Gross margin of DVD products was approximately $0.9 million for the year ended March 31, 2007 and a loss of approximately $9.3 million for the year ended March 31, 2006. This improvement primarily resulted from higher average selling prices partially offset by higher per unit manufacturing costs derived from lower volumes. Gross margin of Opnext’s other products increased $32.5 million, or 80.0%, to $73.2 million in the year ended March 31, 2007 from $40.7 million in the year ended March 31, 2006 and, as a percentage of sales, increased to 32.8% from 26.8%. The increase in other products primarily resulted from the overall sales volume increase, improved production yields, lower manufacturing costs per unit derived from higher volumes, lower material costs on most other products as well as the benefit from fluctuations in foreign currency exchange rates partially offset by stock-based compensation expenses, the changes in excess and obsolete inventory reserves and decreases in average selling prices of most products.

Research and Development Expenses.  Research and development expenses increased by $1.9 million, or 5.8%, to $35.6 million in the year ended March 31, 2007 from $33.7 million in the year ended March 31, 2006, including a $0.9 million benefit from fluctuations in foreign currency exchange rates. Research and development expenses decreased as a percentage of sales to 16.0% for the year ended March 31, 2007 from 22.2% for the year ended March 31, 2006. Research and development costs, excluding the benefit from the fluctuation in foreign currency exchange rates, increased primarily as a result of stock-based compensation expense and performance-based bonus accruals recorded during the year ended March 31, 2007. Stock-based compensation expense was $1.3 million during the year ended March 31, 2007.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased by $7.1 million, or 21.5%, to $40.2 million in the year ended March 31, 2007 from $33.1 million in the year ended March 31, 2006, including a $0.4 million benefit from fluctuations in foreign currency exchange rates. Selling, general and administrative expenses decreased as a percentage of sales to 18.1% for the year ended March 31, 2007, from 21.8% for the year ended March 31, 2006. Selling, general and administrative costs, excluding the benefit from fluctuations in foreign currency exchange rates, increased primarily as a result of higher logistics and commission costs due to higher sales volumes and the recording of stock-based compensation expenses and performance-based bonus accruals during the year ended March 31, 2007 as well as the additional costs of being a public company. Stock-based compensation expense was $1.5 million during the year ended March 31, 2007.

Other Operating Expenses.  Other operating expenses decreased $1.2 million to $0.3 million for the year ended March 31, 2007 from $1.5 million for the year ended March 31, 2006. During the year ended March 31, 2007, other operating expenses consisted of non-cash charges related to the disposal of certain obsolete fixed assets. During the year ended March 31, 2006, other operating expenses included a $1.1 million non-cash charge related to the disposal of certain obsolete fixed assets as well as fees to restructure a Japanese subsidiary’s equity and severance costs.

Interest Income, Net.  Interest income, net decreased by $0.8 million, or 19.6%, to $3.3 million in the year ended March 31, 2007 from $4.1 million in the year ended March 31, 2006. Interest income, net for the years ended March 31, 2007 and 2006 consisted of interest earned on cash and cash equivalents partially offset by interest expense on short-term debt of $0.5 million for each year. The decrease reflects lower cash and cash equivalent balances and higher interest rates on short term debt, partially offset by lower short term debt balances and higher interest rates received on these cash and cash equivalent balances during the year.

Other (Expense) Income, Net.  Other expense, net was $0.6 million for the year ended March 31, 2007 and consisted primarily of net exchange losses on foreign currency transactions. Other income, net was $1.6 million for the years ended March 31, 2006 and consisted primarily of net exchange gains on foreign currency transactions.

Income Taxes.  Due to the uncertainty regarding the timing and extent of Opnext’s future profitability, it has recorded a valuation allowance to offset potential income tax benefits associated with its operating losses and other net deferred tax assets. During the year ended March 31, 2007, Opnext did not record a tax provision in certain tax jurisdictions as the income tax benefits from our net operating loss carryforwards were used to offset the related income tax. For those tax jurisdictions continuing to generate operating losses, Opnext continues to record a valuation allowance to offset potential income tax benefits associated with these operating losses. There can be no assurances that deferred tax assets subject to Opnext’s valuation allowance will ever be realized.

Opnext recorded a $0.3 million current income tax expense during the year ended March 31, 2006 which resulted from foreign withholding taxes on the repayment of interest expense on debt owed by a subsidiary to the parent corporation. Due to the uncertainty regarding the timing and extent of Opnext’s future profitability, it recorded a valuation allowance to offset potential income tax benefits associated with its operating losses and other net deferred tax assets. As a result, Opnext did not record an income tax benefit during the year ended March 31, 2006.

Liquidity and Capital Resources

During the six-month period ended September 30, 2008, cash and cash equivalents decreased by $9.5 million to $212.2 million from $221.7 million at March 31, 2008. This decrease consisted of $5.6 million of short-term debt payments, $3.6 million of capital lease payments, a $0.3 million decrease due to unfavorable fluctuations in foreign currency exchange rates and $1.3 million of capital expenditures and $1.4 million of capitalized costs associated with the pending acquisition of StrataLight, partially offset by $2.7 million of net cash provided by operating activities. Net cash provided by operating activities reflected Opnexst’s net income of $3.8 million, depreciation and amortization of $6.0 million and non-cash stock-based compensation expense of $2.6 million, partially offset by an increase in working capital of $9.7 million. The increase in working capital primarily resulted from an increase in accounts receivable related to the increase in sales volume, partially offset by higher accounts payable balances. During the six-month period ended September 30, 2008, Opnext also entered into $7.8 million of new capital lease obligations.

At March 31, 2008 and 2007, cash and cash equivalents totaled $221.7 million and $199.8 million and the outstanding balance of the short-term loans were $20 million and $0, respectively. During the year ended March 31, 2008, cash and cash equivalents increased by $21.9 million to $221.7 million from $199.8 million. This increase consisted of $11.5 million of net cash provided by operating activities, $20.1 million of cash provided by an increase in short-term borrowings and $1.0 million from the effect of foreign exchange rates on cash and cash equivalents, partially offset by $5.1 million used for capital expenditures and $5.5 million used for payment on capital lease obligations. Net cash used by operating activities reflected Opnext’s net income of $17.0 million, depreciation and amortization of $10.6 million, stock-based compensation expense of $3.3 million and a $0.5 million loss on disposal of certain obsolete fixed assets, offset by an increase in working capital of approximately $19.9 million. The increase in working capital primarily resulted from an increase in inventories both for new products and in an effort to improve customer service levels and a decrease in accounts payable, partially offset by a decrease in accounts receivable related to improved collections activity. During the year ended March 31, 2008, Opnext also entered into $11.8 million of new capital lease obligations.

During the year ended March 31, 2007, cash and cash equivalents increased by $110.4 million to $199.8 million from $89.4 million. This increase consisted of $171.0 million provided by the net proceeds from Opnext’s initial public offering partially offset by $4.0 million of net cash used in operating activities, $3.1 million used for capital expenditures, $50.9 million used for payment of all outstanding short-term loans, and $2.5 million for payments on capital lease obligations. Net cash used in operating activities reflected Opnext’s net income of $0.7 million, depreciation and amortization of $10.3 million, stock-based compensation expense of $3.6 million and a $0.3 million loss on disposal of certain obsolete fixed assets, offset by an increase in working capital of $18.9 million. The increase in working capital primarily resulted from an increase in accounts receivable related to the increase in sales and an increase in inventories both for new products and in an effort to improve customer service levels, partially offset by an increase in accounts payable. During the year ended March 31, 2007, Opnext also entered into $10.3 million of new capital lease obligations.

During the year ended March 31, 2006, cash and cash equivalents decreased by $80.1 million to $89.4 million from $169.5 million. This decrease consisted of $30.2 million of net cash used by operating activities, $3.1 million used for capital expenditures, $46.5 million to fund financing activities and a $0.3 million negative effect from fluctuations in foreign currency exchange rates. Net cash used by operating activities reflected Opnext’s net loss of $31.5 million and an increase in working capital of $12.4 million, partially offset by depreciation and amortization of $12.6 million and a $1.1 million loss on disposal of certain obsolete fixed assets. The increase in working capital primarily resulted from the increase in accounts receivable and inventories resulting from the increase in sales during the year. Net cash used by financing activities consisted of a $25.3 million net reduction in short-term loans primarily in connection with the restructuring of Opnext’s Japan subsidiary’s equity, $20.0 million for final payment of the purchase price for the acquisition of Opto Device, Ltd. and $1.3 million for payments of capital lease obligations. During the year ended March 31, 2006, Opnext also entered into $7.9 million of new capital lease obligations.

Opnext believes that existing cash and cash equivalent balances and cash flows from future operations will be sufficient to fund its anticipated cash needs at least for the next twelve months. However, Opnext may require additional financing to fund its operations in the future and there is no assurance that additional funds will be available, especially if Opnext experiences operating results below expectations. If adequate financing is not available as required, or is not available on favorable terms, Opnext’s business, financial condition and results of operations will be adversely affected.

Contractual Obligations

The following table represents Opnext’s contractual obligations at March 31, 2008 in millions of dollars.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Capital lease obligations	$28.0	$8.1	$15.8	$4.1	$—
Operating lease obligations	4.4	2.5	1.6	0.3	—
Purchase obligations	55.0	55.0	—	—	—
Short-term debt	20.1	20.1	—	—	—
Total	$107.5	$85.7	$17.4	$4.4	$—

Capital lease obligations consist primarily of manufacturing assets under non-cancelable capital leases. Operating leases consist primarily of leases on buildings. Purchase obligations represent an estimate of all open purchase orders and contractual obligations in the ordinary course of business for which Opnext has not yet received the goods or services. These obligations include purchase commitments with Opnext’s contract manufacturers. Opnext enters into agreements with contract manufacturers and suppliers that allow them to procure inventory based upon agreements defining our material and services requirements. In certain instances, these agreements allow Opnext the option to cancel, reschedule, and adjust its requirements based on its business needs prior to firm orders being placed. Although open purchase orders are considered enforceable and legally binding, the terms generally allow Opnext the option to cancel, reschedule, and adjust its requirements based on its business needs prior to the delivery of goods or performance of services.

Off-Balance Sheet Arrangements

Opnext does not have any off-balance sheet financing or unconsolidated special purpose entities.

Quantitative and Qualitative Disclosures about Market Risk.

Opnext is exposed to foreign currency, interest rate and commodity price risks.

To the extent Opnext generates sales in currencies other than the U.S. dollar, its sales will be affected by currency fluctuations. For the twelve months ended March 31, 2008, 2007 and 2006 and the six-month periods ended September 30, 2008 and 2007, 25.9%, 26.1%, 30.4%, 20.4% and 25.5% of revenues were denominated in Japanese yen, respectively, and 0.8%, 1.1%, 1.7%, 0.9% and 0.8% were denominated in euros, respectively. The remaining revenues were denominated in U.S. dollars.

To the extent Opnext manufactures its products in Japan, its cost of sales will be affected by currency fluctuations. During the years ended March 31, 2008, 2007 and 2006 and the six-month periods ended September 30, 2008 and 2007, approximately 81.6%, 80.0%, 88.5%, 77.7% and 77.5% of Opnext’s cost of sales were denominated in Japanese yen, respectively. While Opnext anticipates that it will continue to have a substantial portion of its cost of sales denominated in Japanese yen, it anticipates the percentage of cost of sales denominated in Japanese yen to diminish as it plans to expand the use of contract manufacturers outside of Japan and procure more raw materials in U.S. dollars.

To the extent Opnext performs research and development activities and selling, general and administrative functions in Japan, its operating expenses will be affected by currency fluctuations. During the twelve months ended March 31, 2008, 2007 and 2006 and the six-month periods ended September 30, 2008 and 2007, approximately 51.3%, 49.2%, 57.0%, 51.6% and 50.8% of Opnext’s operating expenses were denominated in Japanese yen, respectively. Opnext anticipates that it will continue to have a substantial portion of its operating expenses denominated in Japanese yen in the foreseeable future.

As of September 30 and March 31, 2008, Opnext had a net payable position of $7.1 million and a net receivable position of $3.4 million, respectively, subject to foreign currency exchange risk between the Japanese yen and the U.S. dollar. Opnext is also exposed to foreign currency exchange fluctuations on intercompany sales transactions involving the Japanese yen and the U.S. dollar. At September 30, 2008, Opnext had three foreign currency exchange contracts in place with an aggregate nominal value of $22.5 million and expiration dates of ninety days or less to hedge a portion of this future risk. Opnext does not enter into foreign currency exchange forward contracts for trading purposes, but rather as a hedging vehicle to minimize the impact of foreign currency fluctuations. Gains or losses on these derivative instruments are not anticipated to have a material impact on financial results.

Opnext has entered into short-term yen-denominated loan with The Sumitomo Trust Bank. The Sumitomo Trust Bank loan was entered into on March 28, 2008 with a balance of $13.2 million at September 30, 2008.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Management’s Discussion and Analysis of Financial Condition and Results of
Operations of StrataLight

The following discussion and analysis of StrataLight’s financial condition and results of operations should be read together with “Selected Historical Financial Data of StrataLight” and the StrataLight financial statements and related notes as well as the risk factors set forth under the caption “StrataLight Risk Factors” appearing elsewhere in this proxy statement/prospectus.

OVERVIEW

StrataLight is a leading supplier of 40Gbps optical subsystems for use by telecommunications service providers and cable operators, collectively called service providers, in their long-haul and ultra-long-haul networks. StrataLight’s subsystems are designed to be spectrally efficient, to integrate easily into the optical systems of its original equipment manufacturer, or OEM, customers, and to lower service providers’ transmission costs per bit. StrataLight’s products are based on its 40Gbps optical assembly and systems technology and expertise and incorporate its proprietary RF designs and its integrated circuits that perform advanced analog electronic and optical functions.

StrataLight was founded in January 2000 and was principally in research and development through 2004. StrataLight completed the development of its first 40Gbps subsystem in 2004. From 2004 to 2005, StrataLight worked closely with OEMs and service providers to integrate 40Gbps technologies to improve network performance and to demonstrate the advantages of 40Gbps. In 2004, StrataLight commenced shipping its flagship product, the OTS-4000 optical terminal subsystem. In the third quarter of 2005, StrataLight began shipping its 40Gbps DWDM custom subsystem. From 2005 through 2007, StrataLight experienced significant revenue growth that was derived primarily from increased sales of its OTS-4000 optical terminal subsystem and its 40 Gbps DWDM custom subsystem. StrataLight’s revenue has grown from $3.9 million in 2005 to $76.3 million in 2007. In the second and third quarter of 2008 StrataLight obtained acceptance of its OTS-4000 optical terminal subsystem that incorporates its new generation of optimized optical signal modulation methodology based on standard DPSK (Differential Phase-Shift Keying) from several customers and began shipping the product in volume. This new generation product allows for greater transmission distances before the optical signal needs to be regenerated.

StrataLight sells products either directly to OEMs or their contract manufacturers, where its products are incorporated into the OEMs’ optical systems, which the OEMs in turn sell to service providers. StrataLight does not enter into long-term purchase contracts with its customers and derives substantially all of its revenue from non-cancellable purchase orders. StrataLight sells to customers through a small direct sales force that consists of individuals with electrical engineering degrees and extensive experience in system-level research and development and product management.

Due to the highly concentrated nature of the telecommunications industry, StrataLight sells its products to a limited number of large customers. In 2005, 2006, 2007 and the nine months ended September 30, 2008, StrataLight derived approximately 89%, 92%, 80% and 87% of revenue, respectively, from only two customers. StrataLight believes that, for the foreseeable future, revenue will be highly concentrated from a relatively small number of large customers. The loss of one or more large customers, or the cancellation or deferral of purchases by one or more of these customers, would have a material adverse impact on StrataLight’s revenue, financial condition and operating results. Similarly, StrataLight’s customers depend on a small number of service providers to purchase their optical systems that incorporate StrataLight’s products. In 2007 and the nine months ended September 30, 2008, approximately 20% and 23%, respectively, of StrataLight’s revenue related to customers located in the United States and 80% and 77%, respectively, of revenue related to customers located outside the United States.

StrataLight’s revenue is influenced by a variety of factors, including the level and timing of capital spending of service providers that purchase optical systems from StrataLight’s OEM customers, StrataLight’s ability to procure adequate materials and increase manufacturing capacity or engage third party contract manufacturers to meet any increase in demand, and the timing and amount of orders from significant customers. In addition, StrataLight has previously derived a small amount of revenue from non-recurring engineering contracts. StrataLight’s sales cycle typically lasts 18 months but can fluctuate substantially depending on a number of factors, including the length of the relationship with the customer to which the sale is being made and whether the sale is for new or existing products.

StrataLight forecasts future demand for its products several months prior to the scheduled delivery to its prospective customers and often prior to receiving a purchase order from its customers. StrataLight forecasts demand for its products based on forecasts provided by OEM customers and service providers as well as its own assessment of customer requirements. StrataLight’s customers are not contractually bound by the information and forecasts they provide until they deliver a purchase order, and the orders received from customers often fluctuate from their original forecasts. This can require StrataLight to make significant investments before its customers are contractually obligated to purchase products and before StrataLight knows if corresponding revenue will be recognized.

StrataLight manufactures its products by using a combination of contract manufacturing partners and an internal manufacturing organization. StrataLight currently relies on contract manufacturers for a significant portion of the manufacturing and quality assurance testing of its subsystems and modules and intends to increase reliance on them in the future. In connection with this increased reliance, StrataLight transferred a number of its employees performing manufacturing functions to these contract manufacturers. StrataLight’s ability to operate at a profit will be affected by its ability to manage capacity as it shifts a significant portion of the manufacturing process to third-party contract manufacturers and its ability to manage the additional expenses that are expected in order to grow its business.

The largest component of operating expenses is personnel costs. Personnel costs consist of salaries, benefits and incentive compensation for its employees, including stock-based compensation for all employees. In 2007 and the nine months ended September 30, 2008, 77% and 67%, respectively, of StrataLight’s operating expenses were for research and development, which include personnel costs for engineering employees and consultants.

Substantially all of StrataLight’s operations are performed at StrataLight’s headquarters located in Los Gatos, California, with a small number of additional employees located throughout the United States, Canada and France. In January 2008, StrataLight established a legal subsidiary in Canada.

Revenues

StrataLight derives revenue primarily from the sale of optical subsystems, consisting of line cards, modules, shelves and shelf controllers. StrataLight also derives a small amount of revenue from non-recurring engineering, or NRE contracts.

Cost of Revenues and Gross margin

Cost of sales consists primarily of raw materials, associated labor to assemble these materials and amounts paid to third-party contract manufacturers. StrataLight outsources a significant portion of its product manufacturing to contract manufacturers and it plans to further expand the use of contract manufacturers in the future. StrataLight does not have long-term supply contracts with any contract manufacturers. Contract manufacturing costs cover the procurement of raw materials by third party contract manufacturers on behalf of StrataLight as well as the manufacturing work they perform for StrataLight.

To a lesser extent, StrataLight also has costs related to employee compensation including stock-based compensation expense, information technology and facility expenses, write downs of materials when they are deemed to be excess or obsolete and warranty costs. Cost of sales related to non-recurring engineering contracts consists primarily of personnel-related expenses, and, to a lesser extent, costs of raw materials. In 2007, cost of sales includes consulting costs associated with manufacturing services provided by one of StrataLight’s customers, and in the nine months ended September 30, 2008 cost of sales includes a benefit due to the reduction in the amount due this customer, as well as a benefit for the termination of a non-recurring engineering contract related to services rendered in 2007 and 2008.

StrataLight’s gross margin fluctuates from period to period primarily due to changes in the mix of the products sold, the average selling price of those products, including any volume discount pricing, and the cost of manufacturing. As is common in this industry, StrataLight anticipates the average selling price of its products will decrease over time.

Research and Development Costs

Research and development costs consist primarily of compensation, including stock-based compensation expense and related personnel costs for its engineering personnel and consultants responsible for the design, development and testing of its products and, to a lesser extent, costs of prototype units, depreciation and allocated facilities and IT costs.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of compensation including stock-based compensation expense and related personnel costs for sales and marketing personnel, sales commissions, promotional activities and travel expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation including stock-based compensation expense and related personnel costs for general and administrative personnel, legal, corporate and other professional service fees.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest income earned on cash and cash equivalents offset by interest expense on outstanding debt and issued warrants.

Critical Accounting Policies and Estimates

StrataLight considers the following accounting policies to be both those most important to the portrayal of its financial condition and those that require the most subjective judgment:

•	revenue recognition;

•	inventory valuation;

•	warranty reserves; and

•	accounting for stock-based compensation.

Revenue Recognition

StrataLight’s products generally do not require significant customization and any software is considered incidental to the equipment. StrataLight recognizes revenue from the sale of its products in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, (SAB 104) and is reported as product revenue in the statements of operations. Under SAB 104, StrataLight recognizes revenue when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. StrataLight evaluates each of the four criteria as follows:

•	Persuasive evidence of an arrangement exists: StrataLight’s customary practice is to have a purchase order from its customers.

•	Delivery has occurred: StrataLight recognizes revenue when title and risk of loss have passed to the customer, which is typically at time of shipment.

•	Fees are fixed or determinable: StrataLight does not provide customers the right of return. Arrangement fees are generally due within 90 days or less from shipping date.

•	Collectability is reasonably assured: Collectability is assessed on a customer-by-customer basis. StrataLight evaluates the financial position, past payment history, and ability to pay of a customer. If StrataLight determines from the outset of an arrangement that collectability is not probable based upon its credit review process, revenue is recognized as cash is collected, assuming all other revenue recognition criteria are satisfied.

StrataLight defers recognition of revenue until all criteria under SAB 104 have been met. Additionally, StrataLight defers revenue of products shipped to its customers until the products are complete, and the customer acknowledges that the product meets its specification criteria.

StrataLight recognizes revenue related to engineering contracts, requiring development and delivery of products, in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. StrataLight considers the nature of these contracts as well as the types of products and services provided when determining the appropriate accounting treatment for a particular contract. To date, StrataLight has determined that the percentage of completion method is the most appropriate method to recognize revenue under these contracts. StrataLight uses the percentage of completion method if it can make reasonable and dependable estimates of costs to provide the services required under the contract. StrataLight periodically reviews these estimates in light of work performed and recognizes any losses when identified. Progress to completion is determined using the cost-to-cost method, principally labor, whereby cost incurred to date as a percentage of total estimated cost determines the percentage completed and revenue recognized.

In certain long-term contracts, StrataLight’s products are designed to meet specific customer requirements and specifications and generally require extended periods to complete. In these instances, the revenue or costs associated with such long-term contracts cannot be reliably estimated as the contract involves unproven technologies or other inherent hazards, therefore, revenue and costs are deferred until the project is complete and customer acceptance is obtained. When current estimates of total contract revenue and contract costs indicate a contract loss, the loss is recognized in the period it becomes evident.

Inventory Valuation

StrataLight values inventory at the lower of cost or market. StrataLight’s policy for valuation of inventory and commitments to purchase inventory, including the determination of obsolete inventory, excess inventory and inventory with a book value in excess of market value, requires StrataLight to perform a detailed assessment of inventory at each balance sheet date. This includes, among other factors, estimating the future demand for items in inventory within specific time horizons, generally twelve months or less, and consideration of the product lifecycle and product development plans. Given the rapid change in technology and communications equipment industries as well as significant, unpredictable changes in capital spending by its customers, StrataLight believes that assessing the value of inventory using a twelve-month time horizon is generally appropriate.

The estimate of future demand that StrataLight uses in the valuation of inventory is also the basis for the revenue forecast and the short-term manufacturing plan. Based on this analysis, StrataLight reduces the cost of inventory that is specifically identified and considered obsolete or excessive to fulfill future sales estimates. StrataLight defines excess inventory as inventory that is unlikely to be used in the manufacturing process and determines what is excess using its best estimate of expected demand, based upon information available at that time. Inventory write downs are charged to cost of sales.

StrataLight purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for its products. During the normal course of business, in order to manage manufacturing lead times, which often range from four to six months, and to help ensure adequate component supply, StrataLight enters into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria defined by StrataLight or establish the parameters defining component supply requirements of StrataLight. If StrataLight curtails or materially changes production of certain products or terminates these agreements, it is liable for vendor cancellation charges.

Warranty Reserves

StrataLight generally offers a two-year warranty on the products it sells and records the estimated future costs associated with repair and replacement as warranty costs in cost of revenue at the time that revenue is recognized. StrataLight also provides for specific warranty reserves when unforeseen issues arise. The warranty cost to repair or replace the product is based on associated material, labor and overhead. StrataLight began shipping its first optical subsystems in the third quarter of 2004, and did not ship its product in significant quantity until 2006. Consequently it has limited sales and return history. The warranty liability is generally based on limited historical warranty claims compared to historical revenue.

StrataLight tracks historical warranty returns by identifying the period in which the products for repair were originally shipped. StrataLight then computes a historical warranty return rate for prior quarterly periods. To determine the estimated warranty return rate for any period, this historical rate is adjusted for unusual past return’s experience related to specific quality issues or other unusual circumstances that are not expected to recur and consideration of any current information about known product failure rates or business developments. Based on this historical data as well as current business expectations, StrataLight estimates warranty returns. While StrataLight believes its methodology enables it to make reasonable estimates of warranty returns, because of the inherent nature of estimates and its limited historical experience, there is a risk that there could be significant differences between actual amounts and estimates. A significant difference between actual amounts and estimates could significantly impact StrataLight’s reported operating results.

Accounting for Stock-Based Compensation

Prior to January 1, 2006, StrataLight accounted for stock-based compensation for equity grants made to its officers, directors and employees under the provisions of Accounting Principles Board (APB), Opinion No. 25, Accounting for Stock Issued to Employees, (APB No. 25). Under APB No. 25, stock-based employee and director compensation arrangements were accounted for using the intrinsic-value method based on the difference, if any, between the estimated fair value of StrataLight’s common stock and the exercise price on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, (SFAS No. 123R). StrataLight recognizes the fair value of equity grants on a straight-line basis over the requisite service periods of the awards, which is generally the option vesting period. StrataLight calculates an expected forfeiture rate for stock options based on historical trends, and recognizes compensation costs only for those stock options that are expected to vest StrataLight notes that significant judgment is required in estimating the amount of stock-based awards that StrataLight expects to be forfeited. Additionally, estimates are used in determining the fair value of stock-based awards. Changes in these estimates could result in changes to StrataLight’s stock-based compensation expense. As a result of adopting SFAS No. 123R on January 1, 2006, StrataLight’s net loss for the three months ended September 30, 2008 and 2007, the nine months ended September 30, 2008 and 2007 and the twelve months ended December 31, 2007 and 2006 was $437,000, $232,000, $1.2 million, $477,000, $820,000 and $446,000, respectively, higher than if it had continued to account for stock-based compensation under APB No. 25.

StrataLight currently uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based awards is based on the date of grant using an option pricing model that is affected by assumptions regarding a number of complex and subjective variables. These variables include StrataLight’s fair value of its common stock, expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, estimated forfeitures and expected dividends.

StrataLight estimates the expected term of options granted by using the simplified method of determining the expected term as permitted under the provisions of Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment, (SAB 107) through December 31, 2007, and subsequently SAB No. 110. StrataLight estimates the volatility of its common stock based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. StrataLight bases the risk-free interest rate on zero-coupon yields implied from U.S. Treasury issues with remaining terms similar to the expected term on the options. StrataLight does not anticipate paying any cash dividends in the foreseeable future, therefore, uses an expected dividend yield of zero in the option pricing model. StrataLight is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. StrataLight bases its forfeiture rate based on historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

If StrataLight uses different assumptions for estimating stock-based compensation expense in future periods or if actual forfeitures differ materially from its estimated forfeitures, the change in its stock-based compensation expense could materially affect its operating income, net income (loss) and net income (loss) per share.

The assumptions used to calculate the grant date fair value of employee stock options granted during the periods are presented below.

Three Months Ended
	September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006

Expected term (in years)	—	5.53-6.37	5.33-6.9	5.53-6.37	5.53-6.37	5.46-6.46
Risk-free interest rate	—	4.48%-4.91%	2.85%-3.52%	4.48%-4.91%	4.27%-4.91%	4.54%-5.05%
Volatility	—	72.62%-73.57%	67%-69.26%	72.62%-79.83%	70.11%-79.83%	84.04%-92.98%

The estimated weighted average fair value per share of options granted to employees for the three months and the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006 was approximately none, $1.87, $1.18, $1.00, $1.24 and $0.38, respectively.

The fair values of the common stock underlying stock options granted during 2006, 2007 and the nine months ended September 30, 2008, were estimated by StrataLight’s board of directors with input from management. The board considered the valuation report prepared by an independent third party valuation firm available at or near the date of the grant in combination with numerous objective and subjective factors: including the actual financial condition and results of operations during the relevant period compared to plan; forecasts of the financial results and market conditions; competitive position; the performance of the NASDAQ Composite Index (IXIC) and Telecommunication Index (ITUX); and other material events of its business.

Determining the fair value of StrataLight’s common stock requires making complex and subjective judgments. In estimating the fair value of its common stock, StrataLight employed a two-step approach that first estimated the fair value of StrataLight as a whole, and then allocated the enterprise value to StrataLight’s common stock. StrataLight’s approach is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA Guide”).

All stock options were granted with exercise prices at or above the then-current fair market value of StrataLight’s common stock as determined by its board of directors. In connection with the preparation of the 2006 and 2007 audited financial statements, some of those values were reassessed using the methods described above using a retrospective valuation.

StrataLight determined that the fair value of common stock for accounting purposes for the grants during the fiscal 2006, 2007 and the nine months ended September 30, 2008 as follows:

				Weighted-Average
				Intrinsic Value
	Options	Weighted-Average	Weighted-Average	During the Respective
Grant Date	Granted	Exercise Price	Fair Market Value	Fiscal Year

2006 Grants	5,493,570	$0.14	$0.43	$0.29
2007 Grants	2,346,250	$1.15	$1.67	$0.52
2008 Grants	1,356,000	$2.93	$2.93	$0.00

As StrataLight stock is not publicly traded, the fair value of its common stock can be significantly different if it uses different assumptions or methods for determining the underlying enterprise value of the company or the allocation of that fair value to its common stock.

Use of Estimates

Management’s discussion and analysis of StrataLight’s financial position and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. StrataLight bases its estimates on historical experience, knowledge of current conditions and its beliefs regarding what could occur in the future given available information. If actual results differ significantly from management’s estimates and projections, there could be a material effect on its financial statements.

Recent Accounting Pronouncements

In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (FAS 162) which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). StrataLight is currently evaluating the impact that FAS 162 will have on its combined financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling (“minority”) Interests in Consolidated Financial Statements (FAS 160). FAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the non-controlling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly presented in the statement of income. FAS 160 is effective for StrataLight’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. StrataLight is currently assessing the potential effect of FAS 160 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), including an amendment of SFAS No. 115, which is effective for fiscal years beginning after November 15, 2007. FAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of the FAS No, 159 did not impact its financial statements during the nine months ended September 30, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP No. 157-2, which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, StrataLight adopted SFAS No. 157 for financial assets and liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on StrataLight’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (FAS 141R). FAS 141R replaces SFAS No. 141, Business Combinations (FAS 141), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any non-controlling (“minority”) interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the 2009 fiscal year.

Results of Operations

For the Three Months Ended September 30, 2008 and 2007

The following table is derived from StrataLight’s selected financial data and sets forth its historical operating results as a percentage of revenue for the periods indicated:

	Three Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)		(As a percentage of revenue)

Statements of Operations Data:
Revenue	$32,886	$25,000	100.0%	100.0%
Cost of revenue	21,375	19,389	65.0%	77.6%

Gross profit	11,511	5,611	35.0%	22.4%
Operating expenses:
Research and development	8,439	4,175	25.7%	16.7%
Sales and marketing	1,223	654	3.7%	2.6%
General and administrative	2,951	999	9.0%	4.0%
Total operating expenses	12,613	5,828	38.4%	23.3%

Loss from operations	(1,102)	(217)	(3.4)%	(0.9)%
Interest and other income (expense), net	85	(1,411)	0.3%	(5.6)%

Net loss before income tax provision	(1,017)	(1,628)	(3.1)%	(6.5)%
Income tax provision	34	—	0.1%	—

Net loss	$(1,051)	$(1,628)	(3.2)%	(6.5)%

Comparison of the Three Months Ended September 30, 2008 and 2007

Revenue.  Revenue increased by $7.9 million, or 31.5%, to $32.9 million in the three months ended September 30, 2008 compared to $25.0 million for the same period in 2007. The increase in revenue was primarily due to increased demand from two existing customers, partially offset by reduced revenue from one customer. Revenue in the three months ended September 30, 2008 was primarily from OTS-4000 products, which incorporated DPSK modulation, as well as the recognition of $6.2 million of deferred revenue related to DPSK modulation products.

Cost of Revenue.  Cost of revenue increased by $2.0 million, or 10.2%, to $21.4 million in the three months ended September 30, 2008 compared to $19.4 million for the same period in 2007. The increase in cost of revenue was due to an increase in raw material costs including third-party manufacturing costs and internal manufacturing costs resulting from the increase in revenue, the release of $2.6 million of previously deferred costs associated with the DPSK modulation products, an increase in warranty costs primarily related to the introduction of the DPSK modulation products requiring an upgrade in certain components and a write down in inventory of $1.4 million (compared to $836,000 in the three months ended September 30, 2007) to reflect the lower market value of certain components as they became excess or obsolete following a product transition to DPSK. This increase was partially offset by no consulting fees in 2008 to one of StrataLight’s customers to assist with production and supply chain management as compared to 2007 as well as a benefit related to a termination of a non-recurring engineering contract resulting in a release of anticipated losses previously accrued in 2007 and 2008. Since the contract will not be completed, the expected loss will not be incurred and therefore the remaining loss accrual was reversed in the three months ended September 30, 2008.

Gross Margin.  Gross margin, which is gross profit as a percentage of revenue, was 35.0% for the three months ended September 30, 2008 compared to 22.4% for the same period in 2007. The increase in gross margin was primarily attributable to decreases in consulting fees, cost of raw materials including third-party manufacturing costs and internal manufacturing costs as a percent of total revenue, partially offset by an increase in the write down in inventory and warranty costs as a percent of total revenue, as well as a benefit of $657,000 related to the termination of a non-recurring engineering contract resulting in a release of engineering expenses previously accrued in 2007 and 2008.

Research and Development Expenses.  Research and development expenses increased by $4.3 million, or 102.1%, to $8.4 million in the three months ended September 30, 2008 compared to $4.2 million for the same period in 2007. The increase in research and development expenses was primarily due to increased personnel costs driven by increased headcount, consulting and prototype material costs related to the development of future products. StrataLight incurred $177,000 and $82,000 in stock-based compensation expense attributable to research and development personnel in the three months ended September 30, 2008 and 2007, respectively.

Sales and Marketing Expenses.  Sales and marketing expenses increased by $569,000, or 87.0%, to $1.2 million in the three months ended September 30, 2008 compared to $654,000 for the same period in 2007. The increase in sales and marketing expenses was primarily due to increased personnel costs driven by increased headcount and increased expenses associated with non-charge evaluation units. StrataLight incurred $73,000 and $42,000 in stock-based compensation expense attributable to sales and marketing personnel in the three months ended September 30, 2008 and 2007, respectively.

General and Administrative Expenses.  General and administrative expenses increased by $2.0 million, or 195.4%, to $3.0 million in the three months ended September 30, 2008 compared to $999,000 for the same period in 2007. The increase in general and administrative expenses was primarily due to increased professional services, and, to a lesser extent, increased personnel costs driven by increased headcount. The increase in professional services was primarily related to $1.4 million of advisory, legal and accounting fees associated with the proposed transaction with Opnext. StrataLight incurred $143,000 and $84,000 in stock-based compensation expense attributable to general and administrative personnel in the three months ended September 30, 2008 and 2007, respectively.

Other Income (Expense), Net.  Other income (expense), net increased by $1.5 million to an income of $85,000 in the three months ended September 30, 2008 compared to an expense of $1.4 million for the same period in 2007. The expense of $1.4 million in the three months ended September 30, 2007 was primarily a result of a conversion feature of a bridge loan and related warrants. The increase in other income (expense), net was also due to income from the revaluation of warrants issued, higher interest income resulting from higher cash balances and lower interest expense as a result of a lower outstanding loan balance.

Income Taxes.  Since inception, StrataLight has incurred operating losses and, accordingly, has not recorded a provision for U.S. and state income taxes for any of the periods presented. In the three months ended September 30, 2008, StrataLight recorded an income tax provision of $34,000 related to international tax expense.

For the Nine Months Ended September 30, 2008 and 2007

The following table is derived from StrataLight’s selected financial data and sets forth its historical operating results as a percentage of revenue for the periods indicated:

	Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)		(As a percentage of revenue)

Statements of Operations Data:
Revenue	$95,460	$49,260	100.0%	100.0%
Cost of revenue	65,435	37,277	68.5%	75.7%

Gross profit	30,025	11,983	31.5%	24.3%
Operating expenses:
Research and development	20,920	10,753	21.9%	21.8%
Sales and marketing	3,484	1,387	3.6%	2.8%
General and administrative	6,978	1,813	7.3%	3.7%
Total operating expenses	31,382	13,953	32.9%	28.3%

Loss from operations	(1,357)	(1,970)	(1.4)%	(4.0)%
Interest and other income (expense), net	205	(1,496)	0.2%	(3.0)%

Net loss before income tax provision	(1,152)	(3,466)	(1.2)%	(7.0)%
Income tax provision	34	—	—	—
Net loss	$(1,186)	$(3,466)	(1.2)%	(7.0)%

Comparison of the Nine Months Ended September 30, 2008 and 2007

Revenue.  Revenue increased by $46.2 million, or 93.8%, to $95.5 million in the nine months ended September 30, 2008 compared to $49.3 million for the same period in 2007. The increase in revenue was primarily due to increased demand for products from existing customers. The increase in revenue was partially offset by decreases in average selling prices primarily as a result of volume order pricing. Revenue in the six months ended September 30, 2008 was primarily from OTS-4000 products, which incorporated DPSK modulation, as well as the recognition of $6.6 million of deferred revenue related to DPSK modulation products.

Cost of Revenue.  Cost of revenue increased by $28.2 million, or 75.5%, to $65.4 million in the nine months ended September 30, 2008 compared to $37.3 million for the same period in 2007. The increase in cost of revenue was due to increases in raw material costs including third-party manufacturing costs and internal manufacturing costs driven by increased revenue, the release of deferred costs of $3.5 million associated with the DPSK modulation products, a write down in inventory of $4.0 million (compared to $1.2 million in the nine months ended September 30, 2007) to reflect the lower market value of certain components that became excess or obsolete as StrataLight’s customers transitioned to DPSK-and increased warranty costs primarily due to increased revenue in the nine months ended September 30, 2008 compared to the same period in the prior year. The increase in cost of revenues for the nine months ended September 30, 2008 was partially offset by a reduction in consulting expenses associated with manufacturing services rendered by one of StrataLight’s customers, including a benefit in the nine months ended September 30, 2008 due to the reduction by $800,000 in the amount due the customer for services rendered in 2007, as well as a net benefit of $557,000 related to a termination of a non-recurring engineering contract resulting in a release of anticipated losses previously accrued in 2007 and 2008. Since the contract will not be completed, the expected loss will not be incurred and therefore the remaining loss accrual was reversed in the three months ended September 30, 2008.

Gross Margin.  Gross margin, which is gross profit as a percentage of revenue, was 31.5% for the nine months ended September 30, 2008 compared to 24.3% for the same period in 2007. The increase in gross margin was primarily attributable to decreases in consulting fees, internal manufacturing costs, cost of materials and NRE costs as a percent of total revenue partially offset by a write down of inventory to reflect the lower market value of certain materials that became excess or obsolete, as well as a net credit of $557,000 related to the termination of an engineering contract.

Research and Development Expenses.  Research and development expenses increased by $10.2 million, or 94.6%, to $20.9 million in the nine months ended September 30, 2008 compared to $10.8 million for the same period in 2007. The increase in research and development expenses was primarily due to increased personnel costs driven by increased headcount, consulting expense and prototype material costs related to the development of future products. StrataLight incurred $457,000 and $163,000 in stock-based compensation expense attributable to research and development personnel in the nine months ended September 30, 2008 and 2007, respectively.

Sales and Marketing Expenses.  Sales and marketing expenses increased by $2.1 million, or 151.2%, to $3.5 million in the nine months ended September 30, 2008 compared to $1.4 million for the same period in 2007. The increase in sales and marketing expenses was primarily due to increased personnel costs driven by increased headcount and increased expenses associated with non-charge evaluation units. StrataLight incurred $201,000 and $68,000 in stock-based compensation expense attributable to sales and marketing personnel in the nine months ended September 30, 2008 and 2007, respectively.

General and Administrative Expenses.  General and administrative expenses increased by $5.2 million, or 284.9%, to $7.0 million in the nine months ended September 30, 2008 compared to $1.8 million for the same period in 2007. The increase in general and administrative expenses was primarily due to increased professional services and, to a lesser extent, personnel costs driven by increased headcount. The increase in professional services were largely related to $1.7 million of advisory, legal and accountant’s fees related to the proposed transaction with Opnext as well as recognizing $496,000 of expense for previously accrued IPO related expenditures that can no longer be capitalized as StrataLight has discontinued its IPO efforts as a result of the proposed transaction with Opnext. StrataLight incurred $400,000 and $193,000 in stock-based compensation expense attributable to general and administrative personnel in the nine months ended September 30, 2008 and 2007, respectively.

Other Income (Expense), Net.  Other income (expense), net increased by $1.7 million to an income of $205,000 in the nine months ended September 30, 2008 compared to an expense of $1.5 million for the same period in 2007. The expense of $1.5 million in the nine months ended September 30, 2007 was primarily a result of a conversion feature of a bridge loan and related warrants. The increase in other income, net was also due to income from the revaluation of warrants issued, higher interest income resulting from higher cash balances and lower interest expense as a result of a lower outstanding loan balance.

Income Taxes.  Since inception, StrataLight has incurred operating losses and, accordingly, has not recorded a provision for U.S. and state income taxes for any of the periods presented. In the nine months ended September 30, 2008, StrataLight recorded an income tax provision of $34,000 related to international tax expense.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

The following table is derived from StrataLight’s selected financial data and sets forth its historical operating results as a percentage of revenue for the periods indicated:

	Year Ended December 31,			Year Ended December 31,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(As a percentage of revenue)

Statements of Operations Data:
Revenue	$76,295	$15,034	$3,868	100.0%	100.0%	100.0%
Cost of revenue	60,811	13,372	5,423	79.7%	88.9%	140.2%

Gross profit (loss)	15,484	1,662	(1,555)	20.3%	11.1%	(40.2)%
Operating expenses:
Research and development	16,134	7,932	5,831	21.1%	52.8%	150.7%
Sales and marketing	2,183	551	885	2.9%	3.7%	22.9%
General and administrative	2,733	1,501	675	3.6%	10.0%	17.5%
Total operating expenses	21,050	9,984	7,391	27.6%	66.4%	191.1%

Loss from operations	(5,566)	(8,322)	(8,946)	(7.3)%	(55.4)%	(231.3)%
Interest and other income (expense), net	(4,089)	301	83	(5.4)%	2.0%	2.1%

Loss before cumulative effect of change in accounting principle	$(9,655)	$(8,021)	$(8,863)	(12.7)%	(53.4)%	(229.1)%

Cumulative effect of change in accounting principle	—	—	150	0.0%	0.0%	3.9%

Net loss	$(9,655)	$(8,021)	$(8,713)	(12.7)%	(53.4)%	(225.3)%

Comparison of the Years Ended December 31, 2007 and 2006

Revenue.  Revenue increased by $61.3 million, or 407.5%, to $76.3 million in the year ended December 31, 2007 compared to $15.0 million in 2006. The increase in revenue was primarily due to increased demand for products from two existing customers and the addition of a new significant customer in the third quarter of 2007. The increase in revenue was partially offset by decreases in average selling prices primarily as a result of volume order pricing.

Cost of Revenue.  Cost of revenue increased by $47.4 million, or 354.8%, to $60.8 million in the year ended December 31, 2007 compared to $13.4 million in 2006. The increase in cost of revenue was due to an increase in raw material costs including third-party manufacturing costs and internal manufacturing costs resulting from the increase in revenue; an increase in warranty provisions primarily as a result of a recall of significant components by two of StrataLight’s vendors; consulting fees paid to one of StrataLight’s customers to assist with production and supply chain management; and a write down of inventory to reflect the lower market value of certain materials that became excess or obsolete beginning in the third quarter of 2007, primarily as a result of a projected product transition by StrataLight’s customers to the next release of its products.

Gross Margin.  Gross margin, which is gross profit as a percentage of revenue was 20.3% in 2007 compared to 11.1% in 2006. The improvement in gross margin was primarily attributable to decreases in internal manufacturing costs, materials and NRE costs partially offset by increases in warranty expenses, consulting fees and write downs of inventory for materials that became excess or obsolete as a percent of total revenue.

Research and Development Expenses.  Research and development expenses increased by $8.2 million, or 103.4%, to $16.1 million in the year ended December 31, 2007 compared to $7.9 million in 2006. The increase in research and development expenses was primarily due to increased personnel costs driven by increased headcount and consulting costs and an increase in prototype material expenses. StrataLight incurred $291,000 and $58,000 in stock-based compensation expense attributable to research and development personnel in 2007 and 2006, respectively.

Sales and Marketing Expenses.  Sales and marketing expenses increased by $1.6 million, or 296.2%, to $2.2 million in the year ended December 31, 2007 compared to $551,000 in 2006. The increase in sales and marketing expenses was primarily due to increased personnel costs driven by increased headcount. StrataLight incurred $108,000 and $8,000 in stock-based compensation expense attributable to its sales, general and administrative personnel in 2007 and 2006, respectively.

General and Administrative Expenses.  General and administrative expenses increased by $1.2 million, or 82.1%, to $2.7 million in the year ended December 31, 2007 compared to $1.5 million in 2006. The increase in general and administrative expenses was primarily due to increased consulting services and personnel costs driven by increased headcount. StrataLight incurred $326,000 and $367,000 in stock-based compensation expense attributable to its general and administrative personnel in 2007 and 2006, respectively.

Other Income (Expense), Net.  Other income (expense), net decreased by $4.4 million to an expense of $4.1 million in the year ended December 31, 2007 compared to income of $301,000 in 2006 due mainly to noncash interest expense of $4.0 million related to the bridge loan described in “Financing Activities” below.

Income Taxes.  Since inception, StrataLight has incurred operating losses and, accordingly, has not recorded a provision for income taxes for any of the periods presented and had recorded a valuation allowance for all of its net deferred tax assets, as StrataLight is presently unable to conclude that it is more likely than not that deferred tax assets in excess of deferred tax liabilities will be realized.

At December 31, 2007, StrataLight had federal and state net operating loss carry forwards of approximately $50.7 million and $34.2 million, respectively.

Comparison of the Years Ended December 31, 2006 and 2005

Revenue.  StrataLight’s revenue increased by $11.2 million, or 288.7%, to $15.0 million in 2006 compared to $3.9 million in 2005. In 2006, the increase in revenue was primarily due to increased demand from two of its significant customers who moved to full deployment with their respective service providers in 2006.

Cost of Revenue.  Cost of revenue increased by $7.9 million, or 146.6%, to $13.4 million in 2006 compared to $5.4 million in 2005. The increases in cost of revenue were primarily due to an increase in raw material costs including third-party contract manufacturing costs and internal manufacturing costs resulting from the increase in revenue.

Gross Margin.  Gross margin was 11.1% in 2006 compared to (40.2%) in 2005. The improvement in gross margin in 2006 was primarily due to NRE revenue, which has a negative margin, being a smaller portion of total revenue in 2006; a decrease in materials costs and inventory write downs for excess or obsolete materials; and warranty expenses as a percentage of revenue, partially offset by an increase in internal manufacturing costs as a percentage of revenue resulting from the build up of manufacturing capabilities due to the increase in revenue.

Research and Development Expenses.  Research and development expenses increased by $2.1 million, or 36.0%, to $7.9 million in 2006 compared to $5.8 million in 2005. The increase in research and development expenses in 2006 was primarily due to an increase in personnel costs driven by increased headcount and an increase in the number of prototypes developed. StrataLight incurred $58,000 and $4,000 in stock-based compensation expense attributable to its research and development personnel in 2006 and 2005, respectively.

Sales and Marketing Expenses.  Sales and marketing expenses decreased by $334,000, or 37.7%, to $551,000 in 2006 compared to $885,000 in 2005. The decrease in 2006 was primarily due to decreased costs associated with decreased depreciation of demo units as well as decreased personnel costs resulting from the termination of the VP of Sales in November 2005, who was not replaced until December 2006. StrataLight incurred $8,000 and $0 in stock-based compensation expense attributable to its sales and marketing personnel in 2006 and 2005, respectively.

General and Administrative Expenses.  General and administrative expenses increased by $826,000, or 122.4%, to $1.5 million in 2006 compared to $675,000 in 2005. The increase in 2006 was primarily due to increased stock-based compensation expense and severance paid to StrataLight’s former chief executive officer. StrataLight incurred $367,000 and $0 in stock-based compensation expense attributable to its general and administrative personnel in 2006 and 2005, respectively.

Other Income (Expense), Net.  Other income (expense), net increased by $218,000, or 262.7%, to $301,000 in 2006 from $83,000 in 2005 primarily due to higher interest income and lower interest expense in 2006.

Income Taxes.  Since inception, StrataLight has incurred operating losses and, accordingly, has not recorded a provision for income taxes for any of the periods presented.

Liquidity and Capital Resources

At September 30, 2008, StrataLight had unrestricted cash and cash equivalents of $14.9 million and outstanding debt of $1.8 million. At December 31, 2007 and 2006, StrataLight had unrestricted cash and cash equivalents of $19.5 million and $3.2 million and outstanding debt of $2.6 million and $982,000, respectively.

Sources of Liquidity

Through September 30, 2008, StrataLight financed its liquidity needs primarily through issuances of shares of convertible preferred stock and bank borrowing. Between June 2000 and September 30, 2008, StrataLight received cash proceeds of approximately $100.2 million from private sales of preferred stock, net of repurchases. StrataLight also has secured various loans with financial institutions since 2001.

StrataLight believes its cash, cash equivalents, line of credit agreement (Line of Credit), and cash flows from operations, if any, will be sufficient to satisfy its working capital and financial obligations through at least the next 12 months. In the future, StrataLight may decide to raise additional capital through future debt or equity financings to the extent it believes it is necessary to do so. However, additional financing may not be available to us on favorable terms, if at all, at the time StrataLight makes such determinations, which could have a material adverse affect on its ability to maintain or improve its liquidity and cash position in the future.

Cash Flows

The following table summarizes StrataLight’s cash flows from operating, investing and financing activities for each of the nine month periods ended September 30, 2008 and 2007 as well as the past three fiscal years (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005

Net cash used in operating activities	$(764)	$(11,030)	$(16,077)	$(10,875)	$(9,167)
Net cash used in investing activities	(3,161)	(2,920)	(6,139)	(2,457)	2,856
Net cash provided by (used in) financing activities	(667)	12,093	39,224	4,781	13,970

Net decrease in cash and cash equivalents	$(4,592)	$(1,857)	$17,008	$(8,551)	$7,659

Operating Activities

StrataLight used $764,000 of cash from operating activities in the nine months ended September 30, 2008 primarily due to a $5.3 million increase in inventory in anticipation of revenue growth, a net decrease in warranty reserves, included in accrued expenses and other current liabilities and other long-term assets and liabilities of $2.7 million due to warranty obligations being fulfilled, a net reduction of $3.1 million due to the recognition of deferred revenue and costs and a loss of $1.2 million, partially offset by a $3.2 million decrease in accounts receivable and non-trade receivables resulting from collection efforts and the non-cash charges of depreciation and stock-based compensation of $2.8 million and $1.2 million, respectively.

StrataLight used $11.0 million of cash from operating activities in the nine months ended September 30, 2007 primarily due to a $21.3 million increase in inventory in anticipation of revenue growth, a net increase in warranty reserves, included in accrued expenses and other current liabilities and other long-term assets and liabilities, of

$617,000 due to additional warranty obligations, a net increase of $1.3 million of deferred revenue and costs and a loss of $3.5 million, partially offset by a $8.1 million increase in accounts receivable and non-trade receivables resulting from collection efforts and the non-cash charges of depreciation and stock-based compensation of $1.5 million and $477,000, respectively.

StrataLight used $16.1 million of cash in operating activities in the year ended December 31, 2007 primarily due to its net loss of $9.7 million, an increase in inventories of $19.1 million in anticipation of revenue growth; an increase in accounts receivable of $15.2 million due to the revenue growth; and an increase of other current assets of $5.2 million; partially offset by an increase in accounts payable of $8.0 million resulting from the increase in inventory; an increase in warranty reserves of $10.0 million primarily resulting from the recall of two vendor supplied components and the revenue growth; the non-cash charges of interest expense, depreciation and stock-based compensation of $4.0 million, $2.1 million and $820,000 respectively and the net of deferred revenue and deferred costs of $3.1 million.

StrataLight used $10.9 million of cash in operating activities in the year ended December 31, 2006 primarily due to its net loss of $8.0 million; an increase in inventories of $7.0 million in anticipation of revenue growth; an increase in accounts receivable of $1.8 million due to the revenue growth; partially offset by an increase in accounts payable of $3.2 million resulting from the increase in inventory and the non-cash depreciation and stock-based compensation charges of $1.7 million and $446,000, respectively.

StrataLight used $9.2 million of cash in operating activities in the year ended December 31, 2005 primarily due to its net loss of $8.7 million, an increase in inventories of $1.4 million in anticipation of revenue growth, an increase in accounts receivable of $957,000 due to the revenue growth, partially offset by the non-cash depreciation expense of $1.6 million.

Investing Activities

Cash used by investing activities in the nine months ended September 30, 2008 consisted of purchases of property and equipment of $3.2 million required primarily for the expansion of StrataLight’s manufacturing capacity and research and development efforts.

Cash used by investing activities in the nine months ended September 30, 2007 consisted of purchases of property and equipment of $3.6 million required primarily for the expansion of StrataLight’s manufacturing capacity and research and development efforts as well as a net increase of $694,000 in short-term investments.

Cash used by investing activities in the year ended December 31, 2007 consisted of purchases of property and equipment of $6.8 million required primarily for the expansion of StrataLight’s manufacturing capacity and research and development efforts and a $694,000 sale of short-term investments.

Cash used by investing activities in the year ended December 31, 2006 consisted of purchases of property and equipment of $1.8 million required primarily for the expansion of StrataLight’s manufacturing capacity and research and development efforts and purchases of short-term investments of $694,000.

Cash provided by investing activities of $2.9 million in the year ended December 31, 2005 consisted of a $3.5 million sale of short-term investments net of purchases of property and equipment of $624,000.

Financing Activities

In the nine months ended September 30, 2008, StrataLight used $667,000 in financing activities primarily for repayment of borrowing of $778,000 offset by proceeds of $121,000 from stock option exercises.

In the nine months ended September 30, 2007, StrataLight raised $12.1 million in financing activities primarily due to borrowing of $10.0 million offset by repayment of borrowing of $3.4 million, offset by proceeds of $576,000 from stock option exercises and net proceeds from the issuance of Series E Convertible Preferred Stock for $4.9 million.

In 2007, StrataLight raised $38.4 million in net cash proceeds from the issuances of 5,020,918 shares of Series F convertible preferred stock at $6.3716 and 4,060,167 net shares of Series E convertible preferred stock at

$2.4630 per share to existing and new shareholders, including two related parties. In August 2007, StrataLight repurchased 2,030,045 shares of Series E for $5.0 million plus interest of $152,000. StrataLight also had net borrowing of $5.0 million and proceeds of $845,000 from the exercise of stock options.

In 2006, StrataLight raised $5.8 million in net cash proceeds from the issuance of 3,050,988 shares of Series D convertible preferred stock at $1.9338 per share to existing and new shareholders. These cash proceeds were offset by a net $1.0 million repayment of borrowings.

In 2005, StrataLight raised $15.0 million in net cash proceeds from the issuance of 7,808,459 shares of Series D convertible preferred stock at $1.9338 per share to existing and new shareholders. These cash proceeds were offset by a net $1.0 million repayment of borrowings.

Borrowing under Line of Credit.  In June 2007, StrataLight obtained an Amendment to a Line of Credit Agreement originally established in 2004. The facility (the “Line of Credit”) allowed StrataLight to borrow up to $5.0 million through July, 2007 at which time it was increased to allow borrowing up to $8.0 million. This facility is subject to financial covenants and is collateralized by a portion of StrataLight’s assets. At September 30, 2008, StrataLight had borrowings of $1.8 million. At December 31, 2007, 2006 and 2005, borrowings of $2.5 million, $863,000 and $2.0 million, respectively, were outstanding under the Line of Credit. Through July 31, 2007, the Line of Credit bore interest rates between 5.25% and 6.5%. Beginning July 31, 2007, the Line of Credit bore interest rates between 9.25% and 9.75%. The revolving Line of Credit maturity date is December 25, 2008. StrataLight is required to be in compliance with the following covenants: monthly financial statement reporting, annual audited financial statements, annual financial projections by the board of directors, financial ratios, minimum revenue and gross margin requirements. From time to time StrataLight has not been in compliance with its covenants under the Line of Credit including at December 31, 2007. At February 29, 2008, StrataLight received a waiver, which extended its opportunity for covenant compliance until April 15, 2008. On June 12, 2008, StrataLight received an additional waiver, which extended its opportunity for covenant compliance until July 31, 2008. In August 2008, StrataLight was not in compliance with the three month minimum revenue covenant. On October 24, 2008, StrataLight received a waiver for being out of compliance in August 2008 and was in compliance with covenants under the Line of Credit at September 30, 2008.

At September 30, 2008, StrataLight had no pledged accounts receivables and had pledged property and equipment of $1.7 million, which collateralized the Amended Line of Credit Agreement.

At September 30, 2008, $1.7 million was outstanding under the loan and line of credit. Each equipment advance was payable over three years in equal monthly installments plus actual interest. In connection with the Amended Line of Credit, StrataLight capitalized fees of approximately $32,000. The capitalized loan fees are recorded in other assets and are also being amortized over a three-year period as interest expense using the effective interest method.

StrataLight may not pay dividends or make any distributions or payment to redeem, retire or purchase any capital stock without the lender’s prior written consent.

In 2004, in connection with the Line of Credit, StrataLight issued warrants to purchase 39,370 shares of Series B convertible preferred stock. These warrants expired on October 1, 2008.

Tenant Improvement Loan.  In July 2006, StrataLight borrowed approximately $131,000 under a tenant improvement loan with its landlord related to its leased facility in Los Gatos, California. At September 30, 2008, borrowings of approximately $76,000 were outstanding under the loan. The loan is payable over five years in equal monthly installments including annual interest of 8%. During 2007 StrataLight incurred a liability of approximately $20,000 with the landlord that will be paid off over five years.

Bridge Loan.  In August 2007, StrataLight entered into a $5.0 million bridge loan from several parties, including some of its current investors. Interest on the borrowings under the bridge loan was an annual rate of 10%. With the bridge loan financing, StrataLight issued detachable warrants to purchase shares of StrataLight’s Preferred Stock. The allocation of the loan proceeds to the detachable warrants and the beneficial conversion feature resulted in initially recording a discount of $4.0 million (non-cash interest expense) to the face amount of the bridge loan.

In October 2007, upon the closing of StrataLight’s Series F Preferred Stock, these warrants became warrants to purchase an aggregate of 39,231 shares of Series F convertible preferred stock at an exercise price of $6.3716 per share. These warrants expire upon the earlier of the closing of a change in control transaction or October 2012.

In August 2007, StrataLight repurchased 2,030,045 shares of Series E Convertible Preferred Stock from a stockholder. In accordance with the repurchase agreement, StrataLight was required to pay the stockholder $152,000 of interest expense.

In October 2007, in conjunction with the close of its Series F financing, StrataLight converted $3.4 million of the bridge loan, including $45,000 of accrued interest, into 537,272 shares of its Series F Preferred Stock and the remaining $1.6 million of the bridge loan, including $32,000 of accrued interest, was repaid. Accordingly, as of December 31, 2007, nothing was outstanding under the bridge loan.

StrataLight not has paid cash dividends in the past and does not anticipate paying them in the foreseeable future.

Contractual Obligations and Commitments

The following table presents StrataLight’s contractual obligations at December 31, 2007 (in thousands):

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Operating lease obligations	$2,645	$884	$1,761	$—	$—
Purchase obligations(1)	17,142	17,142	—	—	—
Debt	2,587	1,034	1,545	6	2

Total	$22,374	$19,060	$3,306	$6	$2

(1)	Purchase obligations include agreements to purchase goods or services. Substantially all open purchase orders are fulfilled within one year.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

StrataLight had cash, cash equivalents and short-term investments totaling $14.9 million at September 30, 2008. These amounts were invested primarily in money market funds. StrataLight’s cash, cash equivalents and short-term investments are held for working capital purposes. StrataLight does not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, StrataLight does not believe that a 10% change in interest rates would have a material impact on its financial position and results of operations. However, any declines in interest rates and cash balances would reduce StrataLight’s future investment income.

Off-Balance Sheet Arrangements

StrataLight did not have, as of September 30, 2008, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

StrataLight Equity Compensation Plan Information

Option awards outstanding and securities remaining for issuance under StrataLight’s equity compensation plan(s) as of September 30, 2008 are as follows:

	(a)		(c)
	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	(b)	Future Issuance Under
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
	and Rights	Warrants and Rights	Column (a)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders	7,202,677	$0.94	243,637
Equity compensation plans not approved by security holders	0	0	0
TOTAL	7,202,677	$0.94	243,637

Security ownership of certain StrataLight beneficial owners and management

The following table sets forth certain information as of November 30, 2008 regarding shares of StrataLight capital stock beneficially owned by: (i) each stockholder known to be the beneficial owner of 5% or more of any class of StrataLight outstanding capital stock, (ii) each of StrataLight’s named executive officers, (iii) each of StrataLight’s directors, and (iv) all executive officers and directors as a group.

StrataLight has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, StrataLight believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 3,527,583 shares of common stock outstanding as of November 30, 2008, the percentage of preferred stock beneficially owned is based on 29,694,299 shares of preferred stock outstanding as of November 30, 2008 and the percentage of total shares outstanding beneficially owned is based on 36,768,779 shares of common stock outstanding assuming the conversion of all outstanding shares of preferred stock to common stock at the applicable conversion ratio. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o StrataLight Communications, Inc., 151 Albright Way, Los Gatos, CA 95032. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of that person, StrataLight has deemed outstanding shares of capital stock to be subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of November 30, 2008. StrataLight has not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

					Percentage
	Shares of	Percentage	Shares of	Percentage	of Total
	Common	of Common	Preferred	of Preferred	Shares
	Stock	Stock	Stock	Stock	Outstanding
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned	Owned	Owned	Owned

5% Stockholders:
Comcast Interactive Capital(1)	0	*	2,531,729	8.5%	6.9%
Entities affiliated with ComVentures V(2)	0	*	4,696,915	15.8%	17.6%
Entities affiliated with Crosslink Ventures V(3)	0	*	2,354,197	7.9%	6.4%
Intel Capital Corporation(4)	0	*	2,751,665	9.3%	7.5%
Entities affiliated with T.L. Ventures V(5)	0	*	4,304,092	14.5%	11.7%
U.S. Venture Partners(6)	0	*	7,212,380	24.3%	22.9%
Entities affiliated with Entrepia Fund(7)	0	*	1,735,384	5.8%	4.7%
Galleon Special Opportunities Master Fund(8)	0	*	1,726,410	5.8%	4.7%
Named Executive Officers and Directors
Shri Dodani(9)	2,435,570	49.1%	64,555	*	6.5%
Bruce Horn(10)	370,000	10.4%	0	*	1.0%
Roberto R. Marcoccia(11)	966,750	21.5%	0	*	2.6%
Pat Rezza(12)	335,000	8.7%	0	*	*
David Sykes(13)	320,000	9.1%	0	*	*
Louis Toth(14)	20,000	*	2,531,729	8.5%	6.9%
Cathy Lego(15)	100,000	2.8%	431,211	1.5%	2.1%
Chris Rust(16)	50,000	1.4%	7,212,380	24.3%	23.0%
Phil Otto(17)	80,000	2.2%	0	*	*
Mark DeNino(18)	0	*	4,304,092	14.5%	11.7%
Roland Van der Meer(19)	0	*	4,696,915	15.8%	17.6%
All Executive Officers and Directors as a Group (11 Persons) (20)	4,677,320	71.5%	19,240,882	64.7%	68.2%

*	Represents less than 1%.

(1)	Includes a warrant to purchase 9,658 shares of preferred stock of StrataLight which is immediately exercisable. Principal address for Comcast Interactive Capital, LP is: 1201 Market Street, Suite 1000, Wilmington, DE 19801.

(2)	Includes 17,120 shares of preferred stock held by ComVentures V Entrepreneur’s Fund (23,589 shares on an as-converted basis), of which 35 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; 4,185,005 shares of preferred stock held by ComVentures V L.P. (5,766,867 shares on an as-converted basis), of which 8,579 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; 235,318 shares of preferred stock held by ComVentures V-A CEO Fund L.P. (336,036 shares on an as-converted basis); and 259,472 shares of preferred stock held by ComVentures V-B CEO Fund L.P. (357,544 shares on an as-converted basis), of which 531 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock. Mr. Van der Meer, a director of StrataLight, shares voting and dispositive power over these shares. On or around December 18, 2007, ComVentures merged with Velocity and the combined entity is now known as Velocity Interactive Group.

(3)	Includes 1,230,231 shares of preferred stock held by Crosslink Ventures V, L.P., 46,453 shares of preferred stock held by Crosslink Bayview V, L.L.C., 769,038 shares of preferred stock held by Crosslink Crossover Fund, V, L.P., 151,529 shares of preferred stock held by Offshore Crosslink Ventures V Unit Trust, and

156,946 shares of preferred stock held by Octave Fund. Principal address for entities affiliated with Crosslink Ventures V, L.P. is: Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(4)	Principal address for Intel Capital Corporation is: 2200 Mission College Blvd., SC4-203, Santa Clara, CA 95052.

(5)	Includes 73,178 shares of preferred stock held by TL Ventures V Interfund L.P. and 4,230,914 shares held by TL Ventures V L.P. Mr. DeNino, a director of StrataLight, shares voting and dispositive power over these shares.

(6)	Includes 6,923,891 shares of preferred stock held by U.S. Venture Partners VII L.P. (8,096,949 shares on an as-converted basis), of which 11,103 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; 72,121 shares of preferred stock held by USVP Entrepreneur Partners VII-A L.P. (84,337 shares on an as-converted basis), of which 115 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; 72,121 shares of preferred stock held by USVP Entrepreneur Partners VII-B L.P. (84,337 shares on an as-converted basis), of which 115 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; and 144,247 shares of preferred stock held by 2180 Associates Fund VII, L.P. (168,683 shares on an as-converted basis), of which 231 shares are attributable to a warrant to purchase preferred stock. Mr. Rust, a director of StrataLight, is a managing member of the Presidio Management Group VII, L.L.C., which is the general partner of each U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A, L.P., USVP Entrepreneur Partners VII-B, L.P. and 2180 Associates Fund VII, L.P. Mr. Rust is also a managing member of USVP Management Company L.L.C. which has a non-voting assignee interest in the Presidio Management Group VII, L.L.C. Mr. Rust disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein arising from his interest in USVP Management Company L.L.C. and USVP Management Company L.L.C.’s interest in the Presidio Management Group VII, L.L.C. Presidio Management Group VII, L.L.C. and its managing members share voting and dispositive power over these shares. The address for Mr. Rust is c/o U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

(7)	Includes 704,551 shares of preferred stock held by Entrepia Fund II, L.P., of which 966 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock; 1,030,833 shares of preferred stock held by Entrepia Fund North, L.P., of which 1,413 shares are attributable to an immediately exercisable warrant to purchase shares of preferred stock. The investment committee of each of Entrepia Fund II, L.P. and Entrepia Fund North, L.P., both constituted by Amit Srivasvata, Ken Yasunaga and Gene Kawaratani, share voting and dispositive power over these shares. Principal address for entities affiliated with Entrepia Fund is: 5201 Great America Pkwy., Ste. 456, Santa Clara, CA 95054.

(8)	Galleon Special Opportunities Management, LLC and its managing members, Raj Rajaratman and Kris Chellam, share voting and dispositive power over these shares. Principal address for Galleon Special Opportunities Master Fund SPC, Ltd., Galleon Crossover Segregated Portfolio is: 590 Madison Avenue, 34th Floor, New York, NY 10022.

(9)	Includes 1,433,487 shares of common stock subject to options which are immediately exercisable, of which 971,673 shares are subject to StrataLight’s right of repurchase, which right lapses over time. Also includes 6,485 shares which are attributable to an immediately exercisable warrant to purchase shares of preferred stock.

(10)	Includes 226,667 shares of common stock subject to StrataLight’s right of repurchase, which right lapses over time, of which 30,000 shares are subject to options which are immediately exercisable.

(11)	Includes 966,750 shares of common stock subject to options which are immediately exercisable, of which 189,438 shares are subject to StrataLight’s right of repurchase, which right lapses over time.

(12)	Includes 335,000 shares of common stock subject to options which are immediately exercisable, of which 163,334 shares are subject to StrataLight’s right of repurchase, which right lapses over time.

(13)	Includes 166,667 shares of common stock subject to StrataLight’s right of repurchase, which right lapses over time.

(14)	Includes 20,000 shares of common stock subject to options which are immediately exercisable, of which 16,250 shares are subject to StrataLight’s right of repurchase, which right lapses over time. Includes

2,531,729 shares of preferred stock and immediately exercisable warrants for preferred stock held by Comcast Interactive Capital, L.P. Mr. Toth, a director of StrataLight, shares voting and dispositive power over these shares. Mr. Toth disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(15)	Includes 100,000 shares of common stock subject to options which are immediately exercisable, of which 72,919 shares are subject to StrataLight’s right of repurchase, which right lapses over time. Also includes 379,499 shares of preferred stock held by entities affiliated with The Photonics Fund, L.P. (608,612 shares on an as-converted basis). Ms. Lego disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein. Ms. Lego, a director of StrataLight, is the managing partner of The Photonics Fund, L.P. and has voting and dispositive power over these shares. The address for Ms. Lego is c/o The Photonics Fund, L.P., 3787 Woodside Road, Woodside, CA 94062.

(16)	Includes 50,000 shares of common stock subject to options which are immediately exercisable, of which 40,625 shares are subject to StrataLight’s right of repurchase, which right lapses over time. Also includes 7,212,380 shares of preferred stock and immediately exercisable warrants for preferred stock held by entities affiliated with U.S. Venture Partners (8,434,306 shares on an as-converted basis). Mr. Rust, a director of StrataLight, is a managing member of the Presidio Management Group VII, L.L.C., which is the general partner of each U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A, L.P., USVP Entrepreneur Partners VII-B, L.P. and 2180 Associates Fund VII, L.P. Mr. Rust is also a managing member of USVP Management Company L.L.C., which has a non-voting assignee interest in the Presidio Management Group VII, L.L.C. Mr. Rust disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein arising from his interest in USVP Management Company L.L.C. and USVP Management Company L.L.C.’s interest in the Presidio Management Group VII, L.L.C. Presidio Management Group VII, L.L.C. and its managing members share voting and dispositive power over these shares. The address for Mr. Rust is c/o U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

(17)	Includes 80,000 shares of common stock subject to options which are immediately exercisable, of which 65,000 shares are subject to StrataLight’s right of repurchase, which right lapses over time.

(18)	Includes 4,304,092 shares of preferred stock held by entities affiliated with TL Ventures V. Mr. DeNino, a director of StrataLight, shares voting and dispositive power over these shares. Mr. DeNino disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(19)	Includes 4,696,915 shares of preferred stock and immediately exercisable warrants for preferred stock held by entities affiliated with ComVentures V. (6,484,036 shares on an as-converted basis). Mr. Van der Meer, a director of StrataLight, shares voting and dispositive power over these shares. Mr. Van der Meer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(20)	Includes 3,015,237 shares of common stock subject to options which are immediately exercisable, of which 1,549,237 shares are subject to StrataLight’s right of repurchase, which right lapses over time.

COMPARISON OF STOCKHOLDERS’ RIGHTS

The rights of Opnext stockholders are currently governed by DGCL, the Amended and Restated Certificate of Incorporation, which we refer to as the Certificate of Incorporation and the Bylaws. The rights of StrataLight stockholders are currently governed by the DGCL and certificate of incorporation and the bylaws of StrataLight, which we refer to as the charter and bylaws of StrataLight, respectively.

This section of the proxy statement/prospectus describes the material differences between the rights of Opnext’s stockholders and StrataLight’s stockholders.

This section does not include a complete description of all differences among the rights of Opnext’s stockholders and StrataLight’s stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

You are urged to read carefully the Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws of StrataLight. Copies of the Certificate of Incorporation and Bylaws are filed as exhibits to the reports of Opnext filed with the SEC.

Capitalization

Opnext	StrataLight

The authorized capital stock of Opnext currently consists of 150,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. All of the Opnext preferred shares are available for future issuance in one or more series to be designated by the board of directors. There are currently no outstanding shares of preferred stock.	The authorized capital stock of StrataLight currently consists of 50,100,000 shares of common stock, par value $0.001 per share, and 29,780,557 shares of preferred stock, par value $0.001 per share.

The preferred stock may be issued from time to time, in one or more series as authorized by the board of directors. The rights of preferred stockholders may supersede the rights of common stockholders.	The preferred stock is divided into series. The first series consists of 55,554 shares and is designated as Series A Preferred Stock (the “Series A Preferred Stock”). The second series consists of 643,795 shares and is designated as Series B Preferred Stock (the “Series B Preferred Stock”). The third series consists of 11,130,117 shares and is designated as Series C Preferred Stock (the “Series C Preferred Stock”). The fourth series consists of 10,859,447 shares and is designated as Series D Preferred Stock (the “Series D Preferred Stock”). The fifth series consists of 2,030,122 shares and is designated as Series E Preferred Stock (the “Series E Preferred Stock”). The sixth series consists of 5,061,522 shares and is designated as Series F Preferred Stock (the “Series F Preferred Stock”). The rights of preferred stockholders may supersede the rights of common stockholders.

Voting Rights of Stockholders

Opnext	StrataLight

Each outstanding share of Opnext common stock is entitled to one vote on all matters submitted to a vote of stockholders of Opnext. Currently, there are no shares of any class outstanding other than common stock.	Preferred Stock Voting (Other than for Directors). Each outstanding share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted on the record date for the vote or consent of stockholders and has voting rights and powers equal to the voting rights and powers of the common stock. So long as at least 500,000 shares of convertible preferred stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), the holders of convertible preferred stock, voting together as a single class, hold certain other voting rights upon certain matters, including but not limited to the approval of a liquidation, dissolution or winding up of StrataLight and an amendment to the restated certificate or bylaws. Each respective series of convertible preferred stock holds certain voting rights, voting as a separate series, on certain matters.

Preferred Stock Voting For Directors:

As long as certain outstanding stock requirements are met, the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, elect one member of the board of directors, the holders of Series C Preferred Stock, voting together as a separate class, elect two members of the board of directors, the holders of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, elect one member of the board of directors.

Common Stock Voting (Other than for Directors):

Each outstanding share of StrataLight common stock is entitled to one vote and can vote upon such matters and in such manner as provided by law.

Common Stock Voting For Directors:

The holders of common stock, voting as a separate class, elect one member of the board of directors. Any remaining members of the board of directors are elected by holders of at least 66 2/3% of the preferred stock and common stock, voting together as a single class.

Preemptive Rights

Opnext	StrataLight

The holders of Opnext common stock have no preemptive rights to subscribe for any shares of any class of capital stock of Opnext.	The charter and bylaws of StrataLight do not address the issue of preemptive rights.

Size of the Board of Directors

Opnext	StrataLight

The board of directors shall consist of not fewer than 5 nor more than 15 directors, the exact number to be fixed from time to time exclusively by a resolution adopted by a majority of the board of directors.	The authorized number of directors shall be 9. The board of directors may fix the number of directors from time to time by a bylaw duly adopted by the stockholders or by resolution of the board of directors.

Classification of the Board

Opnext	StrataLight

Opnext charter provides that the directors be divided into three classes, as nearly equal in number as possible, designated as Class I, Class I and Class III. Each class will be elected every three years, with no two classes up for election in the same year.	StrataLight’s charter and bylaws do not provide for classification of the StrataLight board of directors.

Vacancies on the Board

Opnext	StrataLight

Opnext’s Certificate of Incorporation provides that, subject to the rights of any class of preferred stock, newly-created directorships resulting from any increase in the authorized number of directors, or any vacancies in the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the board of directors to fill any vacancy will hold office for a term that coincides with the remaining term of the class of directors to which such person has been elected.	StrataLight’s bylaws provide that a vacancy exists in case of the death, resignation or removal of any director, or if the authorized number of directors be increased. Vacancies may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, unless otherwise provided in StrataLight’s charter. The stockholders may elect a director at any time to fill any vacancy not filled by the directors. Any directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier removal or resignation.

StrataLight’s charter provides that if a vacancy is to be filled by the board of directors, only director(s) elected by the same class of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. If no such director(s) exists, the vacancy will be filled by the stockholders of the class or series entitled to elect such director.

Removal of Directors

Opnext	StrataLight

Opnext’s Certificate of Incorporation provides that, subject to the rights of any class of preferred stock, if any, to elect directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of not less than a majority of the total voting power of all outstanding securities of Opnext then entitled to vote generally in the election of directors, voting together as a single class.	StrataLight’s charter provides that a Series A/B director may be removed from the board of directors, either with or without cause, only by an affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class. A Series C director may be removed from the board of directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series C Preferred Stock, voting together as a separate class. A Series D/E director may be removed from the board of directors, either with or without case, only by the affirmative vote of the holders of a majority of the outstanding Series D Preferred Stock and Series E Preferred Stock, voting together as a single class. The common director may be removed from the board of directors, either with or without case, only by the affirmative vote of the holders of a majority of the outstanding common stock. The joint director may be removed from the board of directors, either with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the preferred stock and common stock, each voting together as a single class.

Cumulative Voting

Opnext	StrataLight

No stockholder of Opnext can exercise any right of cumulative voting.	Under the DGCL, cumulative voting is permitted if provided for in the certificate of incorporation. StrataLight’s certificate of incorporation does not provide for cumulative voting.

Notice of Stockholders’ Meetings

Opnext	StrataLight

The Bylaws provide for notice of at least ten days, but no more than sixty days, before the meeting date.	StrataLight’s bylaws provide for notice of at least ten days, but no more than sixty days, before the meeting date.

Right to Call Special Meetings of Stockholders

Opnext	StrataLight

Opnext’s Certificate of Incorporation permits special meetings of stockholders to be called by the chairman of the board of directors or the chief executive officer or at the written request of a majority of the members of the board of directors. Stockholders are not allowed to call a special meeting.	StrataLight’s bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or the holders of shares entitled to cast not less than 10% of the votes at the meeting.

Action by Written or Electronic Consent of Stockholders

Opnext	StrataLight

Opnext’s Certificate of Incorporation prohibits the taking of any action by written consent of the stockholders in lieu of a meeting.	StrataLight’s bylaws allow actions required to be taken at an annual or special meeting to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder Proposals

Opnext	StrataLight

Opnext’s Certificate of Incorporation and Bylaws do not address stockholder proposals.	StrataLight’s charter and bylaws do not address stockholder proposals.

Director Nominations by Stockholders

Opnext	StrataLight

Nominations may be made at the annual meeting of stockholders by any stockholder who is a stockholder of record at the time the notice of meeting is delivered to the secretary of Opnext and at the date of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Bylaws.	StrataLight’s charter and bylaws do not address director nominations by stockholders.

Dividends

Opnext	StrataLight

Holders of Opnext common stock are entitled to participate in declared dividends ratably on a per share basis.	Pursuant to StrataLight’s charter, the Series F Preferred Stock, in preference to the holders of Series A, B, C, D and E Preferred Stock and of common stock, shall be entitled to receive, whether or not declared by the board of directors, dividends at a specified rate per share, per year, on each outstanding share of Series F Preferred Stock in connection with the liquidation, dissolution or winding up of StrataLight. Such dividends shall be accumulated up to a certain dollar amount per share. Similarly, the Series E Preferred Stock, in preference to the holders of Series A, B, C and D Preferred Stock and of common stock, shall be entitled to receive, whether or not declared by the board of directors, dividends at a specified rate per share, per year, on each outstanding share of Series E Preferred Stock in connection with the liquidation, dissolution or winding up of StrataLight. Such dividends shall be accumulated up to a certain dollar amount per share. Following such preferences of the Series E and F Preferred Stock, preferential dividends will be paid to the Series D Preferred Stock and Series C Preferred Stock, then preferential dividends will be paid to Series B Preferred Stock and Series A Preferred Stock. Subject to these prior payments of dividends and additional concurrent payments to the on the shares of preferred stock, the holders of common stock are then entitled to receive such dividends as may be declared from time to time by the board of directors.

Amendment to Charter

Opnext	StrataLight

Opnext’s Certificate of Incorporation reserves the right to amend or repeal any provision of the charter; however, if it alters certain provisions of the charter, 66 2/3% of the capital stock of Opnext entitled to vote must approve the change.	StrataLight’s charter reserves the right to adopt, repeal, rescind or amend in any respect any provisions of the charter.

Amendment to Bylaws

Opnext	StrataLight

Opnext’s Certificate of Incorporation confers the power to make, alter, amend or repeal the Bylaws upon the board of directors. Any such alteration, amendment, repeal or adoption must be approved by at least 66 2/3% of the capital stock entitled to vote generally in an election of directors.	StrataLight’s stockholders and board of directors have the right to make, alter, amend, change, add to or repeal the bylaws of StrataLight.

Limitations on Liability of Directors and Officers

Opnext	StrataLight

Opnext limits the liability of its directors to the fullest extent permitted by the DGCL.	StrataLight’s charter contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL.

Opnext	StrataLight

Opnext’s Certificate of Incorporation and Bylaws provide for mandatory indemnification of its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Opnext’s Certificate of Incorporation and Bylaws provide that the corporation may advance expenses to officers and directors upon receipt of an undertaking by such officer or director, and that the corporation may advance expenses for its former officers and directors and employees and agents upon such terms, if any, as Opnext deems appropriate.	StrataLight’s bylaws provide for mandatory indemnification of its officers, directors, employees and agents to the fullest extent permitted by the DGCL. StrataLight’s bylaws provide that the corporation may advance expenses to officers and directors upon receipt of an undertaking by such officer or director, and that the corporation may advance expenses for its former officers and directors and employees and agents upon such terms, if any, as StrataLight deems appropriate.

DESCRIPTION OF OPNEXT’S CAPITAL STOCK

The following description of Opnext’s capital stock is a summary and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws, which are filed as exhibits to the reports of Opnext filed with the SEC.

Opnext’s authorized share capital consists of 150,000,000 common shares, $0.01 par value, and 15,000,000 preferred shares, $0.01 par value. As of November 30, 2008, 64,636,451 common shares and no preferred shares were outstanding.

Preferred Stock

The Opnext board of directors can, without the approval of stockholders, issue one or more series of preferred shares. The board of directors may also determine the rights, preferences and limitations of each series, including the maximum number of shares in the series, voting rights, conversion rights, redemption rights, dividend rights, liquidation rights, any preferences over the common shares with respect to dividend or liquidation distributions, and the terms and conditions of issue. The preferred stock may be senior to the common stock with respect to dividends, distributions upon liquidation and other rights.

Common Stock

Opnext’s common stock is listed for trading on the NASDAQ Global Select Market under the symbol “OPXT.” Opnext’s transfer agent and registrar for common shares is American Stock Transfer & Trust Company, LLC.

Common stockholders only receive dividends when, as and if authorized by the board of directors and declared by Opnext. If declared, dividends may be paid in cash, stock or other forms of consideration. If and when Opnext issues preferred shares, common stockholders may not receive dividends until Opnext has satisfied its obligations to the preferred stockholders. Certain of Opnext’s outstanding debt securities, credit agreements and other loan agreements also restrict Opnext’s ability to pay dividends.

All outstanding shares of common stock are fully paid and nonassessable. There are no subscription rights, conversion rights, preemptive rights, or redemption or sinking fund provisions with respect to the shares of common stock.

Each share of common stock is entitled to one vote in the election of directors and other matters. Directors are elected by the vote of a plurality of votes cast of stockholders present in person or by proxy and entitled to vote in the election at a meeting at which a quorum is present. Common stockholders are not entitled to cumulative voting rights. Members of the Opnext board of directors serve three-year staggered terms (and until their successors are elected and qualify) with each class of directors up for election every three years. Directors may be removed from office for cause by the vote of 66 2/3% of the outstanding shares entitled to vote generally for the election of directors.

The quorum required at a stockholders’ meeting is a majority of the votes entitled to be cast at the meeting, represented in person or by proxy. If a quorum is present, action on a matter is approved by the vote of a majority of all the votes cast at the meeting, unless otherwise required by law or the Opnext Certificate of Incorporation.

Provisions Restricting a Change of Control

The Certificate of Incorporation and Bylaws, as well as the provisions of the DGCL, contain provisions that may have the effect of delaying, deferring or preventing a change in control of Opnext.

PROPOSAL 2

ELECTION OF CLASS I DIRECTOR AND CLASS II DIRECTORS

Under the Certificate of Incorporation and Bylaws, the board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Each year only one class of directors is subject to a stockholder vote. Based upon the recommendation of the Nominating/Corporate Governance Committee, Dr. David Lee, Dr. Naoya Takahashi and Mr. Philip F. Otto are nominees for election to the Board as Class II directors and Mr. Charles J. Abbe is a nominee for election to the board as a Class I director. If elected at the Annual Meeting, each of Dr. Lee and Dr. Takahashi would serve until the 2011 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death. If elected at the Annual Meeting, Mr. Abbe would serve from the closing of the Mergers until the 2011 annual meeting of stockholders and until his or her successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death and Mr. Otto would serve from the closing of the Mergers until the 2010 annual meeting of stockholders and until his or her successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death. The inclusion of the proposal (but not the approval of the proposal) for the appointment of Mr. Abbe and Mr. Otto to the board of directors is a condition to the closing of Merger 1 and the appointment of Mr. Abbe and Mr. Otto, assuming the proposal is approved, is contingent upon the closing of Merger 1.

Vacancies on the board of directors may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death. The Certificate of Incorporation provides that the size of its board of directors shall be set by resolution of the board of directors, but that the number of directors will not be fewer than five nor more than 15. Currently, the board of directors consists of seven directors and will expand to nine directors if Mr. Abbe and Mr. Otto are elected and the closing of Merger 1 occurs.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the board of directors, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the board of directors or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unable to serve.

A director nominee is elected only if he or she received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Under the Bylaws, any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under the DGCL until his or her successor has been elected and qualified or until the Board has accepted his or her resignation, if earlier.

Set forth below is certain biographical and other information about the members of the board of directors. There are no family relationships among any of Opnext’s directors or among any of its directors and executive officers.

Class II Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

DAVID LEE

Dr. David Lee, age 58, joined Opnext as a director in 2000 and serves as Co-Chairman of the Board. He is a co-founder and Managing General Partner of Clarity Partners, LP, a private equity firm based in Beverly Hills, California. Prior to the formation of Clarity Partners, Dr. Lee co-founded Global Crossing, Ltd., a global broadband communication services provider, serving as President and Chief Operating Officer from 1997 until 2000, as well as a member of the board of directors from 1997 until 2001. From 1989 until 1997, Dr. Lee was a Managing Director at Pacific Capital Group, a private equity firm. Prior to joining Pacific Capital Group, Dr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. He has also held various executive positions at Comsat, the satellite communications company, and practiced public accounting at Arthur Andersen LLP. Dr. Lee is the Chairman of the Board of Overseers of the University of Southern California, Keck School of Medicine. Dr. Lee is a trustee of both the California Institute of Technology and University of Southern California and a director of Trust Company of the West, an investment management firm. Dr. Lee is a graduate of McGill University and holds a Doctorate in Physics with a minor in Economics from the California Institute of Technology.

NAOYA TAKAHASHI

Dr. Naoya Takahashi, age 60, joined Opnext as a director in June 2006 and currently serves as Chairman of the Board. Dr. Takahashi presently serves as Senior Vice President and Executive Officer, Executive Vice President and Chief Technology Officer of the Information & Telecommunication Systems Group, Chief Executive Officer of Platform Business, Information & Telecommunication Systems Group at Hitachi, Ltd. Since joining Hitachi in 1973, Dr. Takahashi has held a number of positions, playing key roles in marketing, research and development and business management. Dr. Takahashi holds a bachelor’s degree and a master’s degree in electrical engineering from Keio University in Japan. He also holds a PhD in Information Engineering from Keio University and served as a visiting scholar at the Computer Systems Laboratory, Stanford University.

Prior to the effectiveness of this proxy statement/prospectus, biographical information with respect to the independent Class II director to be nominated for election to the board of directors pursuant to the Merger Agreement will be added.

PHILIP F. OTTO

Philip F. Otto, 67, will serve as a member of the Opnext board of directors, if elected, commencing upon and subject to the closing of the Mergers. Mr. Otto presently is the chief executive officer and a director at Schilling

Robotics, Inc., a privately held manufacturer of subsea control systems, remotely operated vehicles and other high-technology equipment for offshore oil and gas exploration and production. From 1998 to 2007, Mr. Otto held several executive positions at a variety of technology and high-growth companies. Mr. Otto served as chief financial officer of California Microwave from 1975 to 1981 and later as chairman and chief executive officer from 1992 to 1997. From 1989 to 1991, Mr. Otto served as the chief financial officer of General Cellular Corporation, until its acquisition by Western Wireless Corp., and from 1986 to 1988, he was the founder and chief executive officer of Technology Investment Associates and Netline Communications Corp. Prior to that, from 1981 to 1986, Mr. Otto served as chairman and chief executive officer of Telco Systems, Inc. Mr. Otto holds a bachelor’s degree from the Yale School of Engineering and a master’s degree with concentration in marketing and financial management from Harvard Business School.

Class I Nominee for Election for a Two-Year Term Expiring at the 2010 Annual Meeting of Stockholders

CHARLES J. ABBE

Charles J. Abbe, 66, will serve as a member of the Opnext board of directors, if elected, commencing upon and subject to the closing of the Mergers. Mr. Abbe served as president, chief operating officer and a director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He served as president and chief executive officer of Optical Coating Laboratory, Inc. (OCLI) from April 1998 until the company merged with JDS Uniphase in February of 2000. In 1996, Mr. Abbe joined OCLI as vice president and general manager of its principal operating unit. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company in San Francisco from 1971 to 1989, serving the last seven years as a senior partner. Mr. Abbe holds a master’s degree in business administration from Stanford University, as well as a master’s and a bachelor’s degree in chemical engineering from Cornell University. Mr. Abbe has been a director of CoSine Communications, Inc. since 2002 and a director of Cymer, Inc. since 2003.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NOMINEES.

Class III Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

HARRY L. BOSCO

Mr. Harry L. Bosco, age 63, has served as Opnext’s President, Chief Executive Officer and a member of the board of directors since November 2000. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master of Science in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has been a director of Arris, Inc. since 2002.

DR.	ISAMU KURU

Dr. Isamu Kuru, age 69, joined Opnext as a director in March 2007. Dr. Kuru held a number of positions in both the U.S. and Japan from 1962 until his retirement in 2005. Dr. Kuru was the President and Representative Director of NEXNET, Inc., Japan, a wireless network operator, from 2002 until 2005. From 1990 until 2001, Dr. Kuru served in a number of positions at Motorola, Inc., specifically as Senior Vice President, Motorola, Inc., and President and Representative Director, Motorola Japan. He also had a distinguished career spanning 28 years with Toshiba Corporation in both Japan and the U.S, where he served in a number of positions including general manager of new business strategy, general manager of the semiconductor engineering center, and group executive of the technology semiconductor group. Dr. Kuru holds an undergraduate degree in Electrical Engineering and PhD in Electrical Engineering from Kyoto University. He has also been engaged in research at Stanford University, Sheffield University and completed the Advanced Management Program at Harvard University.

JOHN F. OTTO, JR.

Mr. John F. Otto, Jr., age 60, joined Opnext as a director in February 2007. An investment banker by training, Mr. Otto’s career has extended over 30 years and included various positions, including Managing Director at Merrill Lynch & Co., Senior Managing Director at Bear Stearns & Co., Inc. and Managing Director at Salomon Brothers/Salomon Smith Barney/Citigroup, from which he retired in 2002. He is currently a Principal of Waterfront Partners, LLC, a private equity investment firm. Mr. Otto is a graduate of Boston College and holds a Master of Business Administration degree from Columbia University Graduate School of Business.

Class I Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

KENDALL COWAN

Mr. Kendall Cowan, age 54, joined Opnext as a director in March 2007 and currently serves as Chairman of the Audit Committee. Mr. Cowan currently serves as chairman and CEO of The Cowan Group, LLC, Cowan Holdings, Inc., an investment and consulting firm, and is a board member of several privately owned businesses. In addition, he serves as a board member and chairman of the audit committee of ICO North America, a provider of satellite and terrestrial wireless service, and as a board member of Lea County Bancshares, Inc. Mr. Cowan was the chief financial officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 to September 1993, he was a partner at Coopers & Lybrand. He received his Bachelors in Business Administration in accounting in 1976 from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

RYUICHI OTSUKI

Mr. Ryuichi Otsuki, age 50, has served as a director since December 2005. Mr. Otsuki has held various positions at Hitachi, Ltd. from 1981 until the present, including Vice President, Business Planning and Coordination, PC Servers at Hitachi Data Systems and Hitachi PC Corporation as well as many functions within the Global Business Planning and Operation Division. He is currently the Executive General Manager, Global Business Planning & Operations Division of Hitachi, Ltd. Mr. Otsuki graduated from Nagoya University School of Law.

PROPOSAL 3
APPROVAL OF THE SECOND AMENDED AND RESTATED STOCK
INCENTIVE PLAN

Second Amended and Restated Stock Incentive Plan

On August 5, 2008 and subject to approval by the stockholders of Opnext pursuant to this proxy statement/prospectus, Opnext’s Board of Directors adopted a further amendment and restatement of the Amended and Restated Stock Incentive Plan in the form of the Second Amended and Restated Stock Incentive Plan in order to (i) increase the number of shares of common stock available for award grants under the plan by an additional 9,600,000 shares, such that the new aggregate limit for the Second Amended and Restated Stock Incentive Plan would be 19,000,000 shares, and (ii) further enable the Compensation Committee of Opnext’s board of directors (the “Compensation Committee”) to grant awards under the plan that will qualify as “qualified performance-based compensation” under Section 162(m) of the Code following expiration of the transition rule under Section 162(m) of the Code, as described below, should the Compensation Committee desire to do so. Approval of the Second Amended and Restated Stock Incentive Plan, including the performance criteria set forth therein, by Opnext’s stockholders is intended to constitute approval of the material terms of the performance goals for purposes of Section 162(m) of the Code.

As of November 30, 2008, Opnext has issued 8,548,022 options and other awards and has reserved an additional 851,978 shares for issuance under the Amended and Restated Stock Incentive Plan.

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1,000,000 in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

Section 162(m) of the Code contains a special rule for stock options and stock appreciation rights (or “SARs” and, individually, a “SAR”), which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date.

Notwithstanding these general requirements for qualified performance-based compensation, however, Section 162(m) of the Code contains a transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, which generally provides that compensation paid under a plan that existed prior to the initial public offering will not be subject to Section 162(m) of the Code until the earliest to occur of:

•	The first material modification of the plan;

•	The issuance of all of the shares of stock reserved for issuance under the plan;

•	The expiration of the plan; or

•	The first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering was consummated (the earliest such event, the “Transition Date”).

Upon expiration of the Transition Date, rights or awards granted under the plan, other than certain options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the corporation. Thereafter, the stockholders of the corporation must re-approve the material terms of the performance goals every five years in order to continue to qualify for the exemption for qualified performance-based compensation under Section 162(m) of the Code.

The Second Amended and Restated Stock Incentive Plan has been designed to permit Opnext’s Compensation Committee to grant stock options and other awards which will qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Since its initial public offering, Opnext has relied on the exemption from Section 162(m) of the Code afforded by the transition rule described above for compensation paid pursuant to the Amended and Restated Stock Incentive Plan. However, the amendment increasing the number of shares available for grant under the Second Amended and Restated Stock Incentive Plan will constitute a “material modification” of the plan within the meaning of Section 162(m) of the Code and result in the expiration of the transition rule. Therefore, Opnext’s board of directors is seeking approval of the Second Amended and Restated Plan, including the material terms of the performance goals, for purposes of Section 162(m) of the Code so as to permit awards under the plan to qualify as performance-based compensation under Section 162(m) of the Code should the Compensation Committee decide to grant any such qualifying awards.

The Amended and Restated Stock Incentive Plan was previously amended by the first amendment thereto (the “First Amendment”) on December 12, 2007 by Opnext’s board of directors. The Second Amended and Restated Stock Incentive Plan incorporates the provisions of the First Amendment and further modifies the plan to increase the number of shares of common stock available for award grants by an additional 9,600,000 shares, such that the new aggregate limit for the Second Amended and Restated Stock Incentive Plan would be 19,000,000 shares.

The following description of the material features and provisions of the Second Amended and Restated Stock Incentive Plan is qualified in its entirety reference to the terms of the plan, a copy of which is included as Appendix.

Shares Available for Awards

Subject to certain adjustments set forth in the plan, the maximum number of shares of Opnext common stock that may be issued or awarded under the Amended and Restated Stock Incentive Plan, without giving effect to the amendment increasing the number of shares available for grant thereunder, is 9,400,000 shares. If the Second Amended and Restated Stock Incentive Plan is approved by Opnext’s stockholders, the maximum number of shares of Opnext common stock with respect to which awards may be granted under the plan will be increased by an additional 9,600,000 shares to 19,000,000 shares. If any shares covered by an award granted under the plan are forfeited, or if an award expires, terminates or is canceled (other than by reason of exercise or vesting), then the shares covered by the award will again be available for grant under the plan.

Administration

With respect to stock option grants and other awards granted to Opnext’s independent directors, the plan is administered by the full board of directors of Opnext. With respect to all other awards, the plan is administered by the Compensation Committee. In addition, Opnext’s board of directors may at any time exercise any rights and duties of the Compensation Committee under the plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code are required to be determined in the sole discretion of the committee. The plan administrator has the exclusive authority to administer the plan, including, but not limited to; to designate participants; the power to determine the types of awards, the terms and conditions of awards, the payment terms of awards and to interpret the plan and make any other determination that it deems necessary for the administration of the plan.

Eligibility

Persons eligible to participate in the plan include all members of Opnext’s board of directors (seven individuals) and all employees and consultants of Opnext and its subsidiaries, as determined by the plan administrator. Only Opnext employees and employees of Opnext’s qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Code. As of November 30, 2008, approximately 442 individuals were eligible to participate in the plan.

Awards

The plan allows Opnext to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance bonus awards and performance-based awards to eligible individuals. Except as otherwise provided by the plan administrator, no award granted under the plan may be assigned, transferred or otherwise disposed of by the grantee, except by will or the laws of descent and distribution. The maximum number of shares of Opnext common stock which may be subject to awards granted to any one participant during any calendar year is 1,000,000 and the maximum amount that may be paid to a participant in cash during any calendar year with respect to cash-based awards is $1,500,000. These limits did not apply during the transition period described above, but will apply commencing with the adoption of the Second Amended and Restated Stock Incentive Plan.

Stock Options

Stock options, including incentive stock options as defined under Section 422 of the Code, and nonqualified stock options, may be granted pursuant to the plan. The option exercise price of stock options granted pursuant to the plan may not be less than 100% of the fair market value of Opnext stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of Opnext stock unless the exercise price is at least 110% of the fair market value at the time of grant. Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option. Payment for the exercise price of an option may be made in cash, or its equivalent, or, with the consent of the plan administrator, by exchanging shares owned by the optionee or through delivery of instructions to a broker to sell the shares otherwise deliverable upon the exercise of the option and to deliver promptly to Opnext an amount equal to the aggregate exercise price, or a combination of the foregoing, provided the combined value is at least equal to such aggregate exercise price. A participant may be permitted to pay the exercise price of an option or taxes relating to an option’s exercise by delivering shares by presenting proof of beneficial ownership of such shares, in which case Opnext will treat the option as exercised without further payment and withhold such number of shares from the shares acquired by the option’s exercise. No participant who is a member of Opnext’s board of directors or an “executive officer” of Opnext within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act. Stock options may be exercised as determined by the plan administrator, but in no event after the tenth anniversary of the date of grant. In the case of an incentive stock option granted to a person who owns more than 10% of Opnext’s stock on the date of grant, such term will not exceed five years.

Restricted Stock

Eligible employees, consultants and directors may be issued restricted stock pursuant to the plan in such amounts and on such terms and conditions as determined by the plan administrator. Restricted stock is evidenced by a written restricted stock agreement. The restricted stock agreement contains restrictions on transferability and may contain such other restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote the restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Opnext common stock on the date of exercise of the SAR over the grant price of the SAR. In no event will the per share grant price of a SAR be less than 100% of the fair market value of a share of Opnext’s common stock on the date of grant. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the plan. The plan administrator may grant SARs that are settled in cash, in Opnext common stock or in a combination of cash and Opnext stock.

Other Awards under the Plan

The plan provides that the plan administrator may also grant or issue dividend equivalents, restricted stock units, performance bonus awards and performance-based awards or any combination thereof to eligible employees, consultants and directors. The term of each such grant or issuance is set by the plan administrator in its discretion. The plan administrator may establish the exercise price or purchase price, if any, of any such award.

Payments with respect to any such award are made in cash, in Opnext stock or a combination of both, as determined by the plan administrator. Any such award is subject to such additional terms and conditions as determined by the plan administrator and is evidenced by a written award agreement.

Dividend Equivalents.  Dividend equivalents are rights to receive the equivalent value (in cash or Opnext stock) of dividends paid on Opnext stock. They represent the value of the dividends, if any, per share paid by Opnext, calculated with reference to the number of shares that are subject to any award held by the participant.

Restricted Stock Units.  Restricted stock units may be granted to any participant in such amounts and subject to such terms and conditions as determined by the plan administrator. Each restricted stock unit has a value equal to the fair market value of a share of Opnext common stock. Restricted stock units are paid to participants in cash, shares, other securities or other property, as determined in the sole discretion of the plan administrator. At the time of grant, the plan administrator specifies the date or dates on which the restricted stock units will become vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The plan administrator specifies the purchase price, if any, to be paid by the participant to Opnext for such shares of Opnext stock.

Performance Bonus Awards.  Any participant selected by the plan administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any one or more performance criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

Annual Director Grants

Each individual who is newly elected as an “independent director” (as defined in the plan) will automatically receive a one-time grant of restricted stock units on the date of his or her election to Opnext’s Board of Directors in an amount equal to $35,000 divided by the fair market value of a share of Opnext common stock on the date of grant (the “Initial Grant”). Subject to the director’s continued service with Opnext, this Initial Grant vests in full on the one-year anniversary of the date of grant.

Each individual who was initially elected as an independent director during the period commencing on February 1, 2007 and ending on December 12, 2007 received a grant of 3,193 restricted stock units on December 12, 2007. Subject to the director’s continued service with Opnext, this grant vests in full on the one-year anniversary of the date of grant.

Each individual who is elected as an independent director at each annual meeting of stockholders or who otherwise continues to be an independent director immediately following such meeting will receive a grant of restricted stock units on the date of such meeting in an amount equal to $35,000 divided by the fair market value of a share of Opnext’s common stock on the date of such meeting (the “Annual Grant”). Subject to the director’s continued service with Opnext, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected independent director is first elected to Opnext’s Board of Directors on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a pro rata grant equal to $35,000 divided by the fair market value of a share of Opnext’s common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to Opnext’s Board of Directors (the “Pro Rata Grant”). Subject to the director’s continued service with Opnext, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as an independent director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to Opnext’s Board of Directors.

The cash, common stock or other securities or property of Opnext payable in respect of such vested restricted stock units will, subject to the exception set forth below, be paid to the independent director upon the earliest to occur of:

•	a “change in control event” within the meaning of Section 409A of the Code,

•	such director’s “separation from service” from Opnext within the meaning of Section 409A of the Code, and

•	such director’s death.

In the case of an individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), however, the payment will not be made until the date which is six months and one day after the individual’s separation from service (or, if earlier, the date of the individual’s death). To the extent otherwise eligible, members of Opnext’s Board of Directors who are employees of Opnext who subsequently retire from Opnext and remain on Opnext’s Board of Directors will receive, at each annual meeting of stockholders after his or her retirement from employment with Opnext, an Annual Grant.

Performance-Based Awards

The plan administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Other than with respect to options and SARs, participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a group. With regard to a particular performance period, the plan administrator has the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the plan administrator may reduce or eliminate (but not increase) the award. Generally, a participant has to be employed by Opnext or any qualifying subsidiary on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Foreign Participants

In order to comply with the laws in other countries in which Opnext and its subsidiaries operate or have persons eligible to participate in the plan, the plan administrator has the power to determine which of Opnext’s subsidiaries are covered by the plan, to determine which of Opnext’s directors, employees and consultants outside the U.S. are eligible to participate in the plan, to modify the terms and conditions of any award granted to such eligible individuals to comply with applicable foreign laws, to establish subplans and modify any terms and procedures (with certain exceptions), and to take any action that it deems advisable with respect to local governmental regulatory exemptions or approvals.

Adjustments

If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Opnext assets to stockholders, or any other change affecting the shares of Opnext stock or the share price of Opnext stock, the plan administrator will make proportionate adjustments, in order to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the plan, (ii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), or (iii) the grant or exercise price per share for any outstanding awards under the plan. Any adjustment affecting an award intended as “qualified performance-based compensation” will be made consistent with the requirements of Section 162(m) of the Code. The plan administrator also has the authority under the Stock Incentive Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Change in Control

Except as may otherwise be provided in any written agreement between the participant and Opnext, in the event of a “change in control” of Opnext (as defined in the plan) in which awards are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the plan administrator may cause any and all awards outstanding under the plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.

Termination or Amendment

With the approval of Opnext’s Board of Directors, the plan administrator may terminate, amend, or modify the plan at any time. Opnext must, however, obtain stockholder approval for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the plan, to permit the grant of options with an exercise price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

Section 409A of the Code

To the extent that the plan administrator determines that any award granted under the plan is subject to Section 409A of the Code, the award agreement evidencing such award will incorporate the terms and conditions required by Section 409A of the Code. In the event that the plan administrator determines that any award may be subject to Section 409A of the Code, the plan and any applicable awards may be modified to exempt the awards from Section 409A of the Code or comply with the requirements of Section 409A of the Code. For more details, see the discussion of Section 409A of the Code below.

Federal Income Tax Aspects of Awards under the Plan

The Federal income tax consequences of the plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following does not describe other Federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.

Section 409A of the Code.  Certain types of awards under the plan, including restricted stock units and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties).

Stock Options.  If an option qualifies for incentive stock option treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of common stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. Opnext will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

An optionee will not recognize any taxable income at the time the optionee is granted a nonqualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and Opnext will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently 12 months).

Stock Appreciation Rights.  Generally, stock appreciation rights will not be taxable to the participant at grant. Upon exercise of the stock appreciation right, the fair market value of the shares received, determined on the date of exercise, or the amount of cash received in lieu of shares, will be taxable to the participant as ordinary income in the year of such exercise. Opnext will be entitled to a business expense deduction to the extent the grantee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Restricted Stock.  Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code.

Dividend Equivalents.  A participant generally will not realize taxable income at the time of the grant of the dividend equivalents, and Opnext will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and Opnext will be entitled to a corresponding deduction.

Restricted Stock Units.  The participant generally will not realize taxable income at the time of the grant of the restricted stock units, and Opnext will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the participant will have ordinary income, and Opnext will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock unit that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.

Section 162(m) of the Code.  As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m) of the Code, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date. The plan has been designed to permit the Compensation Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, if approved by Opnext’s stockholders, the Second Amended and Restated Stock Incentive Plan, will give the Compensation Committee the ability to grant other performance-based awards which are intended to qualify as “qualified performance-based compensation.”

Under the transition rule described above, for a limited period of time following a company’s initial public offering, the deduction limit under Section 162(m) of the Code will not apply to any remuneration paid pursuant to a plan that existed during the period in which the corporation was not publicly held, even if the compensation would not otherwise constitute “qualified performance-based compensation”. As described above, however, the amendment increasing the number of shares available for grant under the Second Amended and Restated Stock Incentive Plan will constitute a “material modification” of the plan within the meaning of Section 162(m) of the Code and result in the expiration of this transition rule.

Other Considerations

Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by Opnext and are subject to an excise tax of 20% payable by the recipient.

The plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of common stock previously owned by the participant rather than in cash.

New Plan Benefits

The number of awards that Opnext’s named executive officers and other employees may receive under the plan is in the discretion of the Compensation Committee and, other than the proposed stock option grant to Mr. Bosco described in Proposal 4 of this proxy statement (the “Bosco Option”), is not determinable in advance. Each non-employee director of Opnext who is newly elected as an “independent director” (as defined in the plan) will automatically receive a one-time Initial Grant of restricted stock units on the date of his or her election to Opnext’s board of directors in an amount equal to $35,000 divided by the fair market value of a share of Opnext common stock on the date of grant. Subject to the director’s continued service with Opnext, this Initial Grant vests in full on the one-year anniversary of the date of grant. In addition, each individual who is elected as an independent director at each annual meeting of stockholders or who otherwise continues to be an independent director immediately following such meeting will receive an Annual Grant of restricted stock units on the date of such meeting in an amount equal to $35,000 divided by the fair market value of a share of Opnext’s common stock on the date of such meeting. Subject to the director’s continued service with Opnext, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected independent director is first elected to Opnext’s board of directors on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a Pro Rata Grant equal to $35,000 divided by the fair market value of a share of Opnext’s common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to Opnext’s board of directors. Subject to the director’s continued service with Opnext, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as an independent director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to Opnext’s board of directors.

Except with respect to the Bosco Option and the annual equity grants made to Opnext’s non-employee directors as described above, awards under the plan are discretionary, and the Compensation Committee has not made any determination to make future grants to any persons under the plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants, except for the Bosco Option and the non-employee director grants.

Certain tables below under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-based Awards Table, and Outstanding Equity Awards at Fiscal Year End

Table set forth information with respect to prior awards granted to Opnext’s individual named executive officers under the Amended and Restated Stock Incentive Plan. In addition, the table below sets forth the estimated awards of all types to be made under the Second Amended and Restated Stock Incentive Plan during the fiscal year ending March 31, 2009. These estimates are based on awards made under the Amended and Restated Stock Incentive Plan between April 1, 2008 and September 30, 2008, as well as awards estimated to be made during the remainder of Opnext’s 2009 fiscal year assuming that the Bosco Option is approved and otherwise based on the number of shares covered by awards made during the same period in Opnext’s 2008 fiscal year.

The table below sets forth the estimated awards of all types to be made under the Second Amended and Restated Stock Incentive Plan during the fiscal year ending March 31, 2009. These estimates are based on awards made under the Amended and Restated Stock Incentive Plan between April 1, 2008 and November 30, 2008, as well as awards estimated to be made during the remainder of Opnext’s 2009 fiscal year assuming that the Bosco Option is granted and otherwise based on the number of shares covered by awards made during the same period in Opnext’s 2008 fiscal year.

Estimated New Plan Benefits
Under Second Amended and Restated Stock Incentive Plan
in Fiscal Year 2009

		Number of
		Shares/Units
	Dollar	Covered
Name and Position	Value ($)	by Awards

Harry L. Bosco, Director, Chief Executive Officer and President	(1)	900,000
Gilles Bouchard, Chief Operating Officer	(1)	90,000
Michael C. Chan, Executive Vice President, Business Development and Product Portfolio Management	(1)	100,000
Robert J. Nobile, Senior Vice President, Finance & Chief Financial Officer	(1)	90,000
Justin J. O’Neill, Senior Vice President & General Counsel	(1)	90,000
All Current Executive Officers as a Group	(1)	1,270,000
All Current Directors Who are Not Executive Officers as a Group	$140,000 (2)	(1)
All Employees Who are Not Executive Officers as a Group	(1)	1,862,950

(1)	Not determinable at this time.

(2)	Assumes that each non-employee director will receive an annual grant of restricted stock units with a value of $35,000 on the date of the annual meeting of stockholders, except for Mr. Otsuki and Dr. Takahashi who have declined to receive compensation pursuant to Opnext’s director compensation program for their services as directors.

The following table provides information as of September 30, 2008, with respect to awards granted under the Amended and Restated Stock Incentive Plan to Opnext’s individual named executive officers and other groups since the inception of the plan in 2001 (excluding cancelled or forfeited awards).

Awards Granted Under Amended and Restated Stock Incentive Plan
Since Inception of Plan Through November 30, 2008

	Number of		Number of				Number of	Number of
	Securities		Securities				Shares or	Shares or
	Underlying		Underlying				Units of	Units of
	Unexercised		Unexercised		Option	Option	Stock	Stock That
	Options (#)		Options (#)		Exercise	Expiration	That Have	Have Not
Name and Position	Exercisable		Unexercisable		Price	Date	Vested (#)	Vested (#)

Harry L. Bosco, Director, Chief Executive Officer and President	1,000,000		0		$15.00	11/1/2010	33,333	33,333
	150,000		0		$15.00	11/1/2014
	37,500		112,500		$11.34	8/15/2017
	0		300,000		$4.92	7/11/2013
Gilles Bouchard, Chief Operating Officer	0		250,000		$8.89	11/15/2017	20,000	20,000
	0		90,000		$4.92	7/11/2013
Michael C. Chan, Executive Vice President, Business Development and Product Portfolio Management	200,000		0		$15.00	12/01/2010	12,500	12,500
	8,750		26,250		$11.34	8/15/2017
	0		100,000		$4.92	7/11/2013
Robert J. Nobile, Senior Vice President, Finance & Chief Financial Officer	50,000		0		$15.00	3/5/2011	8,333	8,333
	6,250		18,750		$11.34	8/15/2017
	0		90,000		$4.92	7/11/2013
Justin J. O’Neill, Senior Vice President & General Counsel	25,000		75,000		$13.85	5/7/2017
	0		90,000		$4.92	7/11/2013
All Current Executive Officers as a Group	1,477,500		1,152,500				74,166	74,166
All Directors Who Are Not Executive Officers as a Group							9,124	13,227
Kendall Cowan, Director							2,281	4,105
Isamu Kuru, Director							2,281	4,105
David Lee, Director							2,281	912
Ryuichi Otsuki, Director							0	0
John F. Otto, Director							2,281	4,105
Naoya Takahashi, Director							0	0
All Employees Who Are Not Executive Officers as a Group	3,406,524	(1)	2,289,907	(2)			53,332	53,332

(1)	Consists of (A) options to purchase the following aggregate number of shares at each exercise price indicated: 2,681,272 shares at an exercise price of $15.00 per share, 6,582 shares at an exercise price of $13.79 per share, 134,688 shares at an exercise price of $11.34 per share, 9,564 shares at an exercise price of $2.73 per share, and 24,217 shares at an exercise price of $0.78 per share; and (B) stock appreciation rights covering 550,201 shares with a base price of $15.00 per share. The options were granted on various dates and each of them has a term of ten years from the date of grant.

(2)	Consists of (A) options to purchase the following number of shares at the exercise price indicated: 57,203 shares at an exercise price of $15.00 per share, 8,582 shares at an exercise price of $13.79 per share, 374,064 shares at an exercise price of $11.34 per share, 5,400 shares at an exercise price of $8.89 per share, 1,188,300 shares at an exercise price of $6.41 per share, 83,350 shares at an exercise price of $5.44 per share, 19,450 shares at an exercise price of $4.47 per share, and 520,000 shares at an exercise price of $4.92 per share; and (B) stock appreciation rights covering 33,558 shares with a base price of $15.00 per share. The options were granted on various dates and each of them has a term of ten years from the date of grant (other than the options to purchase 520,000 shares at an exercise price of $4.92 per share, each of which has a term of five years).

THE OPNEXT BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN.

PROPOSAL 4

APPROVAL OF STOCK OPTION GRANT TO
OPNEXT CHIEF EXECUTIVE OFFICER HARRY L. BOSCO

On August 5, 2008 and subject to approval by the stockholders of Opnext pursuant to this proxy statement/prospectus, the compensation committee of the Board of Directors of Opnext approved the grant of an option (the “Bosco Option”) to purchase 600,000 shares of Opnext common stock to Harry L. Bosco, Opnext’s Chief Executive Officer. The Bosco Option will be granted effective on the second trading day (following the conclusion of trading) on the NASDAQ Global Select Market following the date of the Annual Meeting (the “Grant Date”), with an exercise price equal to the last quoted per share sales price of the Common Stock as of the close of business on the Grant Date as reported by NASDAQ.

Stockholder approval of the Bosco Option is not required by the Bylaws or otherwise. However, the Compensation Committee of the Opnext board of directors is submitting the approval of the grant of the Bosco Option to the stockholders as a matter of good corporate practice. If the stockholders fail to approve the grant of the Bosco Option, the Compensation Committee of the Opnext board of directors will reconsider whether or not to issue the Bosco Option.

Description of Bosco Option

Subject to Mr. Bosco’s continued service with Opnext, the Bosco Option will vest and become exercisable with respect to one-third of the number of shares of Opnext common stock subject thereto on each of the first, second and third anniversaries of the Grant Date. The Bosco Option will become fully vested and exercisable upon the occurrence of any of the following: (i) a termination of Mr. Bosco’s employment by Opnext without “cause,” (ii) a termination of Mr. Bosco’s service as an employee and director by Opnext without “cause” during the twelve-month period immediately following a “change in control” (as such terms are defined in Mr. Bosco’s option agreement), (iii) a failure by the Board to nominate Mr. Bosco to stand for election to the Board at any meeting of the Opnext stockholders whereby Mr. Bosco’s term as director will expire if he is not reelected, (iv) a failure by the Opnext stockholders to reelect Mr. Bosco to the Board at any such meeting, or (v) the Board’s removal of Mr. Bosco as a member of the Board; provided, however, that no such accelerated vesting will occur pursuant to clause (iii), (iv) or (v) above if, at the time of such event, any of the events constituting “cause” as defined in Mr. Bosco’s option agreement have occurred. The Bosco Option will also become fully vested and exercisable if Mr. Bosco’s service with Opnext is terminated by reason of his death or “disability” as defined in Mr. Bosco’s option agreement. The Bosco Option will have a term of five years from the Grant Date. The Bosco Option will otherwise be issued in accordance with the Second Amended and Restated Stock Incentive Plan (or, if the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, the Amended and Restated Stock Incentive Plan). See “Employee Compensation — Compensation Discussion and Analysis-Employee Benefit Plans — Amended and Restated Opnext, Inc. 2001 Long-Term Stock Incentive Plan.” The Bosco Option is exclusive of the Transaction Bonus Options issued to Mr. Bosco as described on page 180 of this proxy statement/prospectus.

THE OPNEXT BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF THE BOSCO OPTION.

PROPOSAL 5

RATIFICATION OF SELECTION OF AND RELATIONSHIP WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Opnext board of directors has selected Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2009, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Opnext’s financial statements since the fiscal year ending March 31, 2004. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting nor is expected to make a statement, but will be available by telephone to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the audit committee of the Opnext board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the Opnext board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee of the Opnext board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee of the Opnext board of directors determines that such a change would be in the best interests of Opnext and its stockholders.

The holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter must vote “FOR” this proposal in order for the selection of Ernst & Young LLP to be ratified. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, and, if a broker submits a non-vote, it will have the same effect as a vote against the ratification.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OPNEXT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

The following table provides information as of November 30, 2008 with respect to shares of Opnext common stock that may be issued under Opnext’s existing equity compensation plans.

Equity Compensation Plan Information

Number of Securities
Remaining
Available for Future
Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,396,252	$11.56	851,978
Equity compensation plans not approved by security holders	—	—	—
Total	8,396,252	$11.56	851,978

The following table sets forth certain information regarding the beneficial ownership of Opnext common stock as of November 30, 2008, by:

•	each director and nominee;

•	Opnext’s Named Executive Officers;

•	all of Opnext’s directors and executive officers as a group; and

•	each person known by Opnext to beneficially own more than 5% of Opnext common stock.

The address for each of the individuals listed under “Directors and Named Executive Officers” in the table below is Opnext, Inc., 1 Christopher Way, Eatontown, New Jersey 07724.

	Common Stock
	Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of		Percent of
5% Stockholders	Shares		Total

Hitachi, Ltd.	29,343,334	(3)	45.4%
Clarity Partners, L.P.	7,527,420	(4)(5)	11.6%
Clarity Opnext Holdings II, LLC
Clarity Management, L.P.
Marubeni Corporation	7,500,000	(6)	11.6%
Marubeni America Corporation
Directors and Named Executive Officers
Harry L. Bosco	1,259,166	(7)	1.95%
Dr. David Lee	7,527,420	(5)	11.6%
Dr. Naoya Takahashi	0		*
John F. Otto, Jr.	2,281		*
Kendall W. Cowan	2,281		*
Dr. Isamu Kuru	2,281		*
Ryuichi Otsuki	0		*
Robert J. Nobile	69,611	(8)	*
Michael C. Chan	233,750	(9)	*
Gilles Bouchard	95,368	(10)	*
Justin J. O’Neill	25,000	(11)	*
All directors and executive officers as a group (14 individuals)	9,342,781	(5)(6)(7)	14.4%

*	Less than 1%.

(1)	Beneficial ownership is determined under the rules of the SEC, and includes voting or investment power with respect to the securities. Information in this table is based on Opnext’s records and information provided by directors, nominees, Named Executive Officers, executive officers and in information filed with the SEC. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)	The number of shares of common stock outstanding used in calculating the percentage for each listed person is based on 64,636,451 shares of Opnext’s common stock outstanding as of November 30, 2008, and also includes, with respect to each person, the shares of common stock underlying options held by that person that were exercisable as of December 10, 2008 or within 60 days of such date, but excludes shares of common stock underlying options held by any other person.

(3)	Based upon a Form 3, as amended, dated as of February 19, 2007, and a Form 4, dated as of February 16, 2007, as filed with the SEC by Hitachi, Ltd. reporting ownership of these shares as of those dates. This figure includes 1,010,000 shares of common stock obtainable within 60 days by the exercise of stock options. The address of Hitachi, Ltd. is 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280 Japan.

(4)	The address of Clarity Partners, L.P., Clarity Opnext Holdings II, LLC and Clarity Management, L.P. is 100 North Crescent Drive, Beverly Hills, CA 90210.

(5)	Based upon a Form 3 filed with the SEC on February 7, 2008, and Form 4s as filed by each of David Lee, Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC on February 7, 2008, Clarity Partners L.P. holds 4,229,114 shares and Clarity Opnext Holdings II, LLC holds 3,298,306 shares. These figures include 1,000,000 shares of common stock obtainable within 60 days by the exercise of stock options. Clarity GenPar, LLC is the general partner of Clarity Partners, L.P. and Clarity Partners, L.P. is the managing member of Clarity Opnext Holdings II, LLC. Clarity Management, LLC is the general partner of Clarity Management, L.P. (together with Clarity Partners, L.P. and Clarity Opnext Holdings II, LLC, the “Clarity Entities”). Because Dr. David Lee is a managing member of Clarity GenPar, LLC and Clarity Management, LLC, he may be deemed to be the beneficial owner of the shares held by the Clarity Entities, which he disclaims except to the extent of his pecuniary interest therein.

(6)	Of the 7,500,000 shares reported as beneficially owned by Marubeni Corporation, 6,000,000 shares are owned directly by Marubeni Corporation and 1,500,000 shares are owned directly by Marubeni America Corporation, a wholly-owned subsidiary of Marubeni Corporation. The address of Marubeni Corporation is 4-2, Ohtemachi 1-Chome, Chiyoda-Ku, Tokyo, MO 100-8088 and Marubeni America Corporation is 450 Lexington Avenue, 35th Floor, New York, New York 10017.

(7)	Includes (a) 66,666 shares of common stock granted as restricted stock on November 1, 2004, 33,333 shares of which vested on February 20, 2008 and 33,333 shares of which will vest on February 20, 2009, subject to the executive’s continued employment with Opnext and (b) the remaining 1,192,500 shares of common stock consist of 5,000 shares of common stock purchased on the open market and 1,187,500 shares of common stock obtainable within 60 days upon the exercise of stock options.

(8)	Includes (a) 13,361 shares of common stock granted as restricted stock on July 1, 2004, 5,028 shares of which vested on February 20, 2008 and 8,333 shares of which will vest on February 20, 2009, subject to the executive’s continued employment with Opnext and (b) 56,250 shares of common stock obtainable within 60 days upon the exercise of stock options.

(9)	Includes (a) 25,000 shares of common stock granted as restricted stock on July 1, 2004, 12,500 shares of which vested on February 20, 2008 and 12,500 shares of which will vest on February 20, 2009, subject to the executive’s continued employment with Opnext and (b) 208,750 shares of common stock obtainable within 60 days upon the exercise of stock options.

(10)	Includes (a) 32,868 shares of common stock granted as restricted stock on November 15, 2007, 12,868 shares of which vested on November 1, 2008 and 20,000 shares of which will vest on November 1, 2009, subject to the executive’s continued employment with Opnext, and (b) 62,500 shares of common stock obtainable within 60 days upon the exercise of stock options.

(11)	Represents 25,000 shares of common stock obtainable within 60 days upon the exercise of stock options.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Executive Officers and Directors

The following sets forth information as to persons who currently serve as Opnext’s directors and executive officers:

Name	Age	Position

Harry L. Bosco	63	Director, President & Chief Executive Officer
Gilles Bouchard	48	Chief Operating Officer
Michael C. Chan	54	Executive Vice President, Business Development and Product Portfolio Management
Kendall Cowan(1)(2)(3)	54	Director
Atsushi (James) Horiuchi	48	Senior Vice President, Global Sales
Isamu Kuru(1)(2)(3)	69	Director
David Lee(1)	58	Co-Chairman of the Board
Robert J. Nobile	48	Senior Vice President, Finance & Chief Financial Officer
Kei Oki	60	Executive Vice President, Opnext, Inc. & President, Opnext Japan, Inc.
Justin J. O’Neill	49	Senior Vice President & General Counsel
Ryuichi Otsuki	50	Director
John F. Otto, Jr.(1)(2)(3)	60	Director
Naoya Takahashi	60	Chairman of the Board
Tammy L. Wedemeyer	39	Vice President, Business Management & Corporate Secretary

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Harry L. Bosco. Mr. Bosco has served as Opnext’s President, Chief Executive Officer and a member of the board of directors (the “Board”) since November 2000. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master of Science in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has been a director of Arris, Inc. since 2002.

Gilles Bouchard. Mr. Bouchard has served as Opnext’s Chief Operating Officer since November 2007. Mr. Bouchard served in various management, engineering, and senior management roles at Hewlett-Packard Company from 1986 until 2006, most recently as Executive Vice President of Global Operations. Mr. Bouchard holds a Bachelor of Science degree in Engineering from École Centrale de Lyon and a Master of Science from University of California-Berkeley.

Michael C. Chan. Mr. Chan has served as Opnext’s Executive Vice President of Business Development and Product Portfolio Management since January 2001. Mr. Chan spent more than 18 years with Lucent Technologies, AT&T and Bell Laboratories. Mr. Chan’s last position at Lucent Technologies was as Chief Strategy Officer for the Optical Networking Group and before that he served as Chairman and President of Lucent Technologies (China) Co., Ltd. Mr. Chan holds a Bachelor of Arts in Physics from Brandeis University and a Master of Science in Operations Research from Columbia University, and is a graduate of the Wharton Advanced Management Program, University of Pennsylvania.

Kendall Cowan. Mr. Cowan joined Opnext as a director in March 2007 and currently serves as Chairman of the Audit Committee. Mr. Cowan currently serves as Chairman and Chief Executive Officer of The Cowan Group, LLC, Cowan Holdings, Inc., an investment and consulting firm, and is a board member of several privately owned businesses. In addition, Mr. Cowan serves as a board member and chairman of the audit committee of ICO North America, a provider of satellite and terrestrial wireless service, and as a board member of Lea County Bancshares, Inc. Mr. Cowan was the Chief Financial Officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 until September 1993, he was a partner at Coopers & Lybrand. He received his Bachelors in Business Administration in accounting in 1976 from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Atsushi (James) Horiuchi. Mr. Horiuchi has served as Senior Vice President of Global Sales since February 2008. Prior to that, Mr. Horiuchi served as Opnext’s Vice President of North America Sales from April 2003 until February 2008 and as the Director of North America Sales from 2001 until 2003. Mr. Horiuchi has more than 23 years of experience in sales, research and development, manufacturing, and senior management in both the Japan and U.S., including more than ten years of experience in the fiber optics industry. Prior to joining Opnext, Mr. Horiuchi was Product Marketing Manager — Fiberoptics Department at Infineon Technologies from 1999 until 2001 and Product Marketing Manager — Optics at Hitachi Semiconductor America from 1998 until 1999. Mr. Horiuchi holds a Bachelor of Science degree in Business from the College of Notre Dame and a Master of Business Administration degree from Santa Clara University.

Isamu Kuru. Dr. Kuru joined Opnext as a director in March 2007. Dr. Kuru held a number of positions in both the U.S. and Japan from 1962 until his retirement in 2005. Dr. Kuru was the President and Representative Director of NEXNET, Inc., Japan, a wireless network operator, from 2002 until 2005. From 1990 until 2001, Dr. Kuru served in a number of positions at Motorola, Inc., specifically as Senior Vice President, Motorola, Inc., and President and Representative Director, Motorola Japan. He also had a distinguished career spanning 28 years with Toshiba Corporation in both Japan and the U.S, where he served in a number of positions including general manager of new business strategy, general manager of the semiconductor engineering center, and group executive of the technology semiconductor group. Dr. Kuru holds an undergraduate degree in Electrical Engineering and PhD in Electrical Engineering from Kyoto University. He has also been engaged in research at Stanford University, Sheffield University and completed the Advanced Management Program at Harvard University.

David Lee. Dr. Lee joined Opnext as a director in 2000 and serves as Co-Chairman of the Board. He is a co-founder and Managing General Partner of Clarity Partners, LP, a private equity firm based in Beverly Hills, California. Prior to the formation of Clarity Partners, Dr. Lee co-founded Global Crossing, Ltd., a global broadband communication services provider, serving as President and Chief Operating Officer from 1997 until 2000, as well as a member of the board of directors from 1997 until 2001. From 1989 until 1997, Dr. Lee was a Managing Director at Pacific Capital Group, a private equity firm. Prior to joining Pacific Capital Group, Dr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. He has also held various executive positions at Comsat, the satellite communications company, and practiced public accounting at Arthur Andersen LLP. Dr. Lee is the Chairman of the Board of Overseers of the University of Southern California, Keck School of Medicine. Dr. Lee is a trustee of both the California Institute of Technology and University of Southern California and a director of Trust Company of the West, an investment management firm. Dr. Lee is a graduate of McGill University and holds a Doctorate in Physics with a minor in Economics from the California Institute of Technology.

Robert J. Nobile. Mr. Nobile has served as Opnext’s Senior Vice President of Finance since March 2001 and as the Chief Financial Officer since February 2007. Mr. Nobile served in various financial positions throughout his career; his most recent at Kodak Polychrome Graphics, a global joint venture between Eastman Kodak and Sun Chemical, where he held the position of Senior Vice President of Business Integration from July 2000 until February 2001, and before that as Senior Vice President and Chief Financial Officer from January 1998 until June 2000. Mr. Nobile holds a Bachelor of Science degree in Accounting from St. John’s University and is a Certified Public Accountant.

Kei Oki. Mr. Oki has served as Executive Vice President and President of Opnext Japan, Inc. since April 2004. Mr. Oki served in various management and executive positions at Hitachi from 1988 until 2004; his most recent position as Executive Project Manager at Information and Telecommunication Systems, International Sales Division. Mr. Oki holds a Bachelor of Arts in Economics from Keio University.

Justin J. O’Neill. Mr. O’Neill has served as Senior Vice President and General Counsel since May 2007. From January 2004 until April 2007, Mr. O’Neill was Of Counsel with the Los Angeles office of Latham & Watkins. Prior to joining Latham & Watkins, Mr. O’Neill was an assistant general counsel at Global Crossing, Ltd., a global broadband communications services provider, from March 1999 until September 2003, and prior to that he was an attorney in the New York office of Simpson Thacher & Bartlett LLP from 1994 until 1999. Mr. O’Neill has a Bachelor of Arts degree from Brown University and a J.D. from Columbia Law School.

Ryuichi Otsuki. Mr. Otsuki has served as a director since December 2005. Mr. Otsuki has held various positions at Hitachi, Ltd. from 1981 until the present, including Vice President, Business Planning and Coordination, PC Servers at Hitachi Data Systems and Hitachi PC Corporation as well as many functions within the Global Business Planning and Operation Division. He is currently the Executive General Manager, Global Business Planning & Operations Division of Hitachi, Ltd. Mr. Otsuki graduated from Nagoya University School of Law.

John F. Otto, Jr. Mr. Otto joined Opnext as a director in February 2007. An investment banker by training, Mr. Otto’s career has extended over 30 years and included various positions, including Managing Director at Merrill Lynch & Co., Senior Managing Director at Bear Stearns & Co., Inc. and Managing Director at Salomon Brothers/Salomon Smith Barney/Citigroup, from which he retired in 2002. He is currently a Principal of Waterfront Partners, LLC, a private equity investment firm. Mr. Otto is a graduate of Boston College and holds a Master of Business Administration degree from Columbia University Graduate School of Business.

Naoya Takahashi. Dr. Takahashi joined Opnext as a director in June 2006 and currently serves as Chairman of the Board. Dr. Takahashi presently serves as Senior Vice President and Executive Officer, Executive Vice President and Chief Technology Officer of the Information & Telecommunication Systems Group, Chief Executive Officer of Platform Business, Information & Telecommunication Systems Group at Hitachi, Ltd. Since joining Hitachi in 1973, Dr. Takahashi has held a number of positions, playing key roles in marketing, research and development and business management. Dr. Takahashi holds a bachelor’s degree and a master’s degree in electrical engineering from Keio University in Japan. He also holds a PhD in Information Engineering from Keio University and served as a visiting scholar at the Computer Systems Laboratory, Stanford University.

Tammy L. Wedemeyer. Ms. Wedemeyer has served as Opnext’s Vice President of Business Management since January 2001 and Corporate Secretary since May 2005. Ms. Wedemeyer spent more than ten years at Lucent Technologies in a variety of business management roles, most recently as Senior Operations Manager of the Optical Networking Group. Ms. Wedemeyer holds an Associate of Arts in Administration from Brookdale Community College.

Board Meetings

The Board held eight meetings during the fiscal year ended March 31, 2008, and all of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which they served. Starting in June of 2007, Opnext began to hold executive sessions of the independent members of the Board at each of Opnext’s regularly scheduled Board meetings, which generally occur each quarter.

Director Attendance at Annual Meetings

Although Opnext does not have a formal policy regarding attendance by members of its Board of Directors at its annual meeting of stockholders, Opnext encourages all its directors to attend. At the annual meeting held on September 5, 2007, five of Opnext’s directors attended.

Committees of the Board

The Board maintains charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. To view the charters of the committees named above, please visit the corporate governance section of the investor relations page of Opnext’s website located at http://www.opnext.com. Copies of the charters are available in print, without charge, upon written request to Opnext’s Corporate Secretary at Opnext, Inc., 1 Christopher Way, Eatontown, NJ 07724.

Audit Committee

The Audit Committee met 12 times during fiscal year ended March 31, 2008. Mr. Cowan currently serves as Chairman of the Audit Committee and Dr. Kuru and Mr. Otto serve as members of the Audit Committee. All members of the Audit Committee meet NASDAQ’s membership requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under the listing standards of NASDAQ and the rules of the Securities and Exchange Commission regarding audit committee membership. The Board also has determined that Mr. Cowan is an “audit committee financial expert” as defined by the SEC.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accounting firm Opnext’s audited consolidated financial statements included in Opnext’s Annual Report on Form 10-K and when appropriate Opnext’s earnings press releases and other filings with the SEC.

Compensation Committee

The Compensation Committee met nine times during the fiscal year ended March 31, 2008. Mr. Otto currently serves as Chairman of the Compensation Committee and Mr. Cowan and Drs. Kuru and Lee serve as members of the Compensation Committee. All members of the Compensation Committee meet NASDAQ independence requirements.

The Compensation Committee is responsible for assisting Opnext’s Board in fulfilling its fiduciary duties with respect to the oversight of Opnext’s compensation plans, policies and programs, including assessing Opnext’s overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation. The Compensation Committee is also responsible for evaluating and making recommendations to Opnext’s Board regarding director compensation.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for Opnext’s directors and executive officers, please see the “Compensation Discussion and Analysis” section below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met three times during the fiscal year ended March 31, 2008. Dr. Kuru currently serves as Chairman of the Nominating/Corporate Governance Committee and Messrs. Cowan and Otto serve as members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee oversees the corporate governance and Board membership matters of Opnext. Among its responsibilities, the Nominating/Corporate Governance Committee assists the Board in identifying qualified candidates to become Board members, selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), selecting candidates to fill any vacancies on the Board, and oversees the evaluation of the Board.

The Nominating/Corporate Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board. Factors considered by the Nominating/Corporate Governance Committee in evaluating a director candidate include:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in Opnext’s industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of Opnext’s operations; and

•	practical and mature business judgment.

While the foregoing are the primary factors considered, the Nominating/Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of Opnext and its stockholders. The Nominating/Corporate Governance Committee’s goal is to assemble a Board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also may consider candidates with appropriate non-business backgrounds. Other than the foregoing factors, there are no stated minimum criteria for director nominees. The Nominating/Corporate Governance Committee believes it appropriate for Opnext’s Chief Executive Officer to participate as a member of the Board.

The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to Opnext’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders indicates that he or she does not wish to continue in service, the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating/Corporate Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Nominating/Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nominating/Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating/Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee, after which the Nominating/Corporate Governance Committee will make its recommendation to the Board.

Communication with the Board

The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to Opnext’s Corporate Secretary at Opnext’s principal executive office, 1 Christopher Way, Eatontown, New Jersey 07724. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of Opnext’s Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Opnext’s business or communications that relate to improper or irrelevant topics.

Code of Ethics

Opnext has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees, including its principal executive officer, principal financial officer and principal accounting officer and controller or such person performing such function, which can be accessed on Opnext’s website at http://www.opnext.com under the heading “Investor Relations, Corporate Governance.” The Code of Business Conduct and Ethics contains general guidelines for conducting the business of Opnext consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Insider Trading Policy

Opnext’s insider trading policy prohibits all employees and certain family members from purchasing or selling any type of security, whether Opnext or any other company is the issuer of that security, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits employees from engaging in short sales with respect to Opnext securities, purchasing or pledging Opnext stock on margin and entering into derivative or similar transactions with respect to Opnext securities, such as puts, calls, options, forward contracts, collars, swaps or exchange agreements. Opnext also has procedures that require trades by executive officers to be pre-cleared by appropriate Opnext personnel.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Opnext executive officers and directors, and persons who own more than ten percent of a registered class of Opnext equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of all equity and derivative securities with the SEC and with NASDAQ Global Select Market. SEC regulations also require that a copy of all Section 16(a) forms filed with the SEC be furnished to Opnext by Reporting Persons. Based solely on Opnext’s review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, Opnext believes that, during and with respect to the fiscal year ended March 31, 2008, the Reporting Persons met all applicable Section 16(a) filing requirements, except for the following: (1) each of the non-employee directors filed one late Form covering one transaction, with the exception of David Lee, who filed two late Forms 4 covering three transactions; (2) Clarity Opnext Holdings I, LLC filed one late Form 4 covering one transaction; (3) Clarity Partners, L.P. filed one late Form 3 and one late Form 4 covering three transactions; (4) Clarity GenPar, LLC filed a late Form 3 and one late Form 4 covering 3 transactions, and (5) Marubeni Corporation filed one late Form 3.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Opnext’s proxy statement and for consideration at Opnext’s next annual meeting of stockholders. To be eligible for inclusion in Opnext’s 2009 proxy statement, your proposal must be received by Opnext no later than April 5, 2009, and must otherwise comply with the regulations of the SEC regarding inclusion of stockholder proposals in company-sponsored proxy materials. While the Board will consider stockholder proposals, the Board reserves the right to omit from Opnext’s proxy statement stockholder proposals that are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to the Bylaws.  Under the Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2009 annual meeting of stockholders that will not be included in Opnext’s proxy statement, you must comply with the procedures described below. In addition, you must notify Opnext in writing and such notice must be delivered to Opnext’s Corporate Secretary no earlier than May 8, 2009, and no later than June 7, 2009.

You may write to Opnext’s Corporate Secretary at our principal executive office, 1 Christopher Way, Eatontown, New Jersey 07724, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for Opnext’s named executive officers, consisting of the Chief Executive Officer, the Chief Financial Officer and Opnext’s three most highly paid executive officers other than the Chief Executive Officer and the Chief Financial Officer (each a “Named Executive Officer,” and together, the “Named Executive Officers”). For the fiscal year ending March 31, 2008, Opnext’s Named Executive Officers were Harry L. Bosco, Opnext’s President and Chief Executive Officer, Robert J. Nobile, Opnext’s Senior Vice President of Finance and Chief Financial Officer, Gilles Bouchard, Opnext’s Chief Operating Officer, Michael C. Chan, Opnext’s Executive Vice President of Business Development and Product Portfolio Management, and Justin J. O’Neill, Opnext’s Senior Vice President and General Counsel.

Compensation Objectives

The basic compensation philosophy of Opnext’s management and the Compensation Committee is to provide salaries and incentives to executive officers that promote superior professional performance and maximize stockholder value. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with Opnext’s performance on both a short-term and long-term basis, linked to specific, measurable results and that such compensation should assist Opnext in attracting and retaining key executives critical to Opnext’s long-term success.

Opnext’s executive compensation policies are designed to achieve four primary objectives:

•	attract and motivate well-qualified individuals with the ability and talent for Opnext to achieve its business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce the sense of ownership through award opportunities that result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce the achievement of continuing increases in stockholder value.

Role of the Compensation Committee

The Compensation Committee is responsible for designing and evaluating Opnext’s compensation plans for directors and executive officers, including the Chief Executive Officer, awarding incentive compensation to executive officers and administering other compensation programs as authorized by the Board. The Compensation Committee is also tasked with producing the annual report on executive officer compensation for inclusion in Opnext’s proxy materials in accordance with applicable SEC rules. The Compensation Committee solely determines the salary and overall compensation of the Chief Executive Officer. When establishing the compensation of the other Named Executive Officers, the Compensation Committee takes into consideration the recommendations of the Chief Executive Officer.

Consistent with Opnext’s performance-based philosophy, the Compensation Committee reviews and approves Opnext’s compensation programs to appropriately reward success relative to predetermined goals and to retain key talent in a competitive marketplace. The Compensation Committee endeavors to effectively balance executive officers’ salaries with incentive compensation that is performance-based as well as to reward annual performance while maintaining a focus on longer-term objectives. Opnext believes that it serves the needs of its stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with Opnext.

To maximize stockholder value, Opnext believes that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation and attempts to structure the total compensation package between short-term and long-term compensation, and currently paid cash and equity compensation, each in a way that meets the objectives set forth above.

The Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers, the Board and Opnext’s compensation framework generally. In fiscal year ended March 31, 2008, in an effort to continue to establish competitive levels, and an appropriate balance of base salary, performance-based compensation and equity compensation, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), an executive compensation firm, to provide information, analyses, and advice regarding, and to assist it in its review of, executive officer compensation with respect to Opnext’s fiscal year 2009 and beyond. The Pearl Meyer consultants who perform these services report directly to the Compensation Committee chair.

Elements of Compensation

Opnext’s executive compensation consists of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under Opnext’s annual incentive bonus program implemented under the Amended and Restated Stock Incentive Plan (such bonus program, the “Bonus Program”); and

•	equity compensation awarded as stock options or restricted stock under the Amended and Restated Stock Incentive Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the four compensation objectives described above. For this reason, no single element dominates the compensation package of a Named Executive Officer.

Base Salary

The Compensation Committee has designed Opnext’s executive compensation structure so that Named Executive Officers earn total compensation based on attaining pre-established strategic objectives and individual achievement. Base salaries are determined based on historical standards within Opnext and individual performance relative to a particular executive’s role within Opnext, level of responsibility and subjective factors such as the individual’s experience. Opnext sets base compensation for the Named Executive Officers at levels that Opnext believes enable it to hire and retain individuals in a competitive environment and to reward performance at an acceptable level based upon contributions to its overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted by the Compensation Committee more frequently as necessary to realign salaries with market levels. In reviewing base salaries, Opnext considers various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience and (ii) cost of living increases.

As a result of a combination of factors, including positive financial performance by Opnext during the fiscal year ended March 31, 2007, the base salary of Mr. Bosco increased for the fiscal year ended March 31, 2008 over his salary for the prior fiscal year by $100,000, or 25 percent, to $500,000. The base salary for Mr. Nobile increased by $15,000, or 6 percent, to $265,000 in the fiscal year ended March 31, 2008. Mr. Chan’s base salary increased by $40,000, or 12 percent, to $360,000 on December 1, 2007. With respect to each of Messrs. Bosco, Nobile and Chan, such increase represented the first increase in such Named Executive Officer’s salary since the commencement of his employment with Opnext.

Annual Incentive Compensation

In September 2007, the Compensation Committee approved a bonus plan under the Bonus Program applicable with respect to performance during the fiscal year ended March 31, 2008 (the “2008 Bonus Plan”), which plan is described in further detail below. The Bonus Program is intended to advance Opnext’s interests and those of its stockholders by assisting Opnext in attracting and retaining executive officers who, given the extent of their responsibilities, can make significant contributions to Opnext’s success through their ability, industry expertise, loyalty and exceptional services. The Bonus Program provides Named Executive Officers with the opportunity to earn annual bonuses based on Opnext’s financial performance. Individual incentive award opportunities are thus linked to the achievement of Opnext’s overall performance goals. The Bonus Program allows Opnext to set performance criteria and goals annually that are flexible and change with the needs of its business.

Opnext’s executive management team, and the Chief Executive Officer and Chief Financial Officer in particular, analyze Opnext’s sales, revenue and operating income and then recommend criteria to the Compensation Committee for its consideration and approval. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate the Named Executive Officers’ incentive compensation for each fiscal year. By determining performance criteria and setting goals as early as possible in each fiscal year, the Named Executive Officers understand Opnext’s goals and priorities during the current fiscal year.

For the fiscal year ended March 31, 2008, pursuant to the 2008 Bonus Plan, the Compensation Committee would have awarded a designated percentage of each Named Executive Officer’s base salary as incentive compensation if net income (excluding any stock-based compensation costs) had met or exceeded a pre-established target for such fiscal year. In particular, had Opnext met its net income target, the Named Executive Officers would have received incentive compensation as follows:

Mr. Bosco	60% of base salary;
Mr. Chan	60% of base salary;
Mr. Nobile	50% of base salary; and
Mr. O’Neill	50% of base salary.

Pursuant to his employment agreement with Opnext, Mr. Bouchard was not entitled to any incentive compensation with respect to the fiscal year ended March 31, 2008. See disclosure appearing under “— Employment Agreements” below.

If net income (excluding any stock-based compensation expense) was less than the target for the fiscal year ended March 31, 2008, the Named Executive Officers were not entitled to receive any bonus pursuant to the 2008 Bonus Plan. If net income (excluding any stock-based compensation expense) were significantly in excess of the target for the fiscal year ended March 31, 2008, the Compensation Committee retained the discretion to award incentive compensation to any of the Named Executive Officers in excess of the designated percentages pursuant to the 2008 Bonus Plan. The Compensation Committee determined that Opnext did not meet its target level of net income (excluding any stock-based compensation expense) for the fiscal year ended March 31, 2008 necessary for bonuses to be awarded under the 2008 Bonus Plan and, as a result, no amounts were paid to any Named Executive Officers pursuant to the 2008 Bonus Plan.

Incentive compensation to the Named Executive Officers is performance driven and, therefore, contingent. Each fiscal year, the payment of any incentive compensation under the Amended and Restated Stock Incentive Plan is conditioned on Opnext achieving threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to Opnext’s Named Executive Officers if the threshold performance levels are not met. The threshold performance levels for the fiscal year ended March 31, 2008 were attainable and additional incentive compensation could have been earned based on Opnext’s financial performance exceeding increasingly challenging levels of performance goals, none of which was certain to be achieved at the time the performance criteria were determined. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in the fiscal year ended March 31, 2008. In determining the potential awards, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of Opnext’s performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, the Chief Executive Officer, Harry Bosco, was at the top end of the range. The Bonus Program gives the Compensation Committee the discretion to award additional bonus payments to Named Executive Officers should the approved financial targets be exceeded. Annual incentive bonuses for Opnext’s 2009 fiscal year are expected to be awarded under the Second Amended and Restated Stock Incentive Plan or, in the event the Second Amended and Restated Stock Incentive Plan is not approved at the Annual Meeting, the Amended and Restated Stock Incentive Plan.

Equity-Based Compensation

Awards of stock options and restricted stock under the Amended and Restated Stock Incentive Plan are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in Opnext by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders, and Opnext has granted stock awards to executive officers and other employees prior to the fiscal year ended March 31, 2008 to promote the goals discussed above. Opnext typically grants stock options to Named Executive Officers in the next succeeding fiscal year only after it has been determined whether the relevant performance target with respect to the prior fiscal year has been achieved. Thus, the Compensation Committee granted stock options based on the performance of the Named Executive Officers during the fiscal year ended March 31, 2007 on August 15, 2007, in the following numbers: 150,000 options were granted to Mr. Bosco; 35,000 options were granted to Mr. Chan; and 25,000 options were granted to Mr. Nobile.

Restricted Stock

The Amended and Restated Stock Incentive Plan provides for awards of restricted shares of Opnext common stock to Opnext’s executives and other employees. The Compensation Committee determines, based on recommendations made by the Chief Executive Officer (other than for awards to himself), the Named Executive Officers to whom restricted shares are awarded, the terms upon which shares are awarded and the number of shares subject to each award. The Compensation Committee takes final action on the amount, timing and other terms of all restricted shares awarded to Opnext’s Named Executive Officers.

Restricted shares are subject to certain forfeiture restrictions that generally lapse (or vest) over a specified period of time set forth in the individual award agreements, subject to the recipient’s continued employment. While grants of restricted shares generally vest over a period of two years from the date of award, restricted shares which have been granted to certain of the Named Executive Officers to date vest over a period of two years from the date of Opnext’s initial public offering. This vesting schedule promotes retention and encourages long-term investment in Opnext. This vesting schedule also provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of Opnext stock price will benefit both management and stockholders. For more information on the grant of shares of restricted stock, please see the table under the caption, “Summary Compensation Table.”

Stock Options

The Compensation Committee has the authority to determine the Named Executive Officers to whom options are granted, the terms upon which options are granted and the number of shares subject to each option. The Chief Executive Officer makes periodic recommendations of stock option grants (other than for himself), which the Compensation Committee then considers, and may approve, revise or reject.

Historically, the vesting schedule of stock options granted to the Named Executive Officers has generally been 25% per year on each anniversary of the date of grant. This vesting schedule promotes retention while the nature of stock options provides Named Executive Officers and other key employees with an incentive to contribute to stockholder value over the long term. Stock options are priced at the closing price of Opnext common stock on the NASDAQ Global Select Market on the date of grant. Stock options generally expire ten years from the date of grant unless the grantee’s employment is terminated earlier. (However, options granted to Mr. Bosco on July 31, 2001 to purchase 1,000,000 shares of Opnext common stock at an exercise price of $15.00 per share shall expire on November 1, 2010, notwithstanding that Mr. Bosco’s employment could terminate earlier.) This provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of Opnext’s stock price will benefit both management and stockholders. Stock options provide a direct link with stockholder interests as they have no intrinsic value unless Opnext’s stock price increases above the grant date price.

On July 9, 2008, Opnext entered the Merger Agreement. In connection with the execution of the Merger Agreement, and based upon the recommendation of Pearl Meyer, an executive compensation consultant retained by the Compensation Committee, the Compensation Committee approved the grant of options to purchase common stock of Opnext to the Named Executive Officers in the following amounts: 300,000 options to Mr. Bosco; 100,000 options to Mr. Chan; and 90,000 options to each of Messrs. Bouchard, Nobile and O’Neill (such options, the “Transaction Bonus Options”). The Compensation Committee approved the grant of the Transaction Bonus Options to retain key executives during the pendency of the Mergers. The Transaction Bonus Options differ from the terms of the options historically granted by Opnext in that they vest with respect to one third of the shares on each anniversary of the date of grant and expire five years from the date of grant unless the grantee’s employment is terminated earlier.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a key component of Opnext’s overall executive compensation program. Opnext does not backdate grants of awards nor does Opnext coordinate the grant of awards with the release of material information to result in favorable pricing. Previous grants of awards to executive officers and other new employees were based on the timing of date of hire. However, in June of 2007, the Compensation Committee established a new grant schedule which provides that grants will generally be made on the 15th day of the second month of each quarter. Opnext established a schedule for granting equity awards to (1) avoid any appearance of impropriety or manipulation regarding the timing of stock option grants, (2) minimize the number of dates of stock option grants, and (3) ensure that the timing of stock option grants is based on objective criteria and publicly available information.

Perquisites and Other Benefits

Opnext provides the Named Executive Officers with perquisites and other benefits, reflected in the “All Other Compensation” column in the table captioned, “Summary Compensation Table,” which Opnext believes are reasonable and consistent with its overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Employee Healthcare Premiums.  Opnext, at its sole cost, provides to each Named Executive Officer such benefits as health, dental, life insurance, disability, and accidental death and dismemberment.

Matching Contributions to 401(k) Plan Accounts.  Opnext sponsors the Opnext, Inc. 401(k) Plan (the “401(k) Plan”) to provide retirement benefits to each Named Executive Officer and for its U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 60% of their annual compensation to the 401(k) Plan, subject to a maximum annual limit as set periodically by the Internal Revenue Service. Opnext matches employee contributions dollar for dollar up to a maximum of two thirds of the first 6% an employee contributes. All matching contributions vest immediately. In addition, the 401(k) Plan provides for discretionary contributions as determined by the Board. Were any such discretionary contributions to the 401(k) Plan to be made, such contributions would be allocated among eligible participants in the proportion of their salaries to the total salaries of all participants.

Insurance Allowance.  In addition to the life insurance benefits provided under Opnext’s group healthcare benefits, Opnext provides a monthly cash allowance to each Named Executive Officer that is intended to enable the executive to purchase additional life insurance. The amount of the life insurance allowance for each executive is calculated by a third-party consultant based upon an actuarial analysis. The Named Executive Officer may elect to apply the cash allowance to purchase additional life insurance or he or she may use this allowance for other purposes.

Contributions to Vested and Unvested Defined Contribution Plans

The following table sets forth Opnext’s contributions to the 401(k) Plan, which are discussed more fully in the Compensation Discussion and Analysis section on page 176.

		401(k) Plan
Named Executive	Fiscal	Company
Officer	Year	Contributions

Harry L. Bosco	2008	$10,000.50
Gilles Bouchard	2008	$2,657.32
Michael C. Chan	2008	$9,291.81
Robert J. Nobile	2008	$9,150.09
Justin J. O’Neill	2008	$8,671.00

All Other Compensation

Except as described above, there are no perquisites available to the Named Executive Officers and no tax gross-up reimbursements are available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of Opnext’s employees.

Tax Impact of Executive Compensation

In determining which elements of compensation are to be paid, and how they are weighted, Opnext also takes into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to the certain executive officers to $1 million during any fiscal year unless such compensation is “performance based” under Section 162(m).

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed, consistent with Opnext’s compensation policies and what Opnext believes is in the best interests of its stockholders.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of the Named Executive Officers for all services rendered in all capacities to Opnext during the fiscal year ended March 31, 2008.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)		($)(3)	($)(3)	($)	($)	($)(4)	Total

Harry L. Bosco	2008	$500,000	$0		$369,996	$200,890	$0	$0	$32,971	$1,103,857
Director, Chief Executive Officer and President	2007	$400,000	$0		$46,250	$0	$240,000	$0	$31,737	$717,987
Gilles Bouchard	2008	$166,267	$100,000	(2)	$66,675	$155,950	$0	$0	$10,769	$499,661
Chief Operating Officer	2007	$0	$0		$0	$0	$0	$0	$0	$0
Michael C. Chan	2008	$336,667	$0		$138,750	$46,874	$0	$0	$31,044	$553,335
Executive Vice President, Business Development and Product Portfolio Management	2007	$325,000	$0		$17,344	$0	$195,000	$0	$30,346	$567,690
Robert J. Nobile	2008	$265,000	$0		$92,496	$33,482	$0	$0	$31,148	$422,126
Chief Financial Officer and Senior Vice President, Finance	2007	$250,000	$20,000	(5)	$11,562	$0	$100,000	$0	$29,904	$411,466
Justin J. O’Neill	2008	$271,923	$25,000	(6)	$0	$241,389	$0	$0	$17,345	$555,657
Senior Vice President and General Counsel	2007	$0	$0		$0	$0	$0	$0	$0	$0

(1)	Represents base salary before pre-tax contributions and, therefore, includes compensation deferred under the 401(k) Plan. See the discussion of contributions to this plan in the Compensation Discussion and Analysis section appearing on page 176.

(2)	Represents guaranteed bonus paid to Mr. Bouchard on March 31, 2008 pursuant to the terms of his employment agreement.

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended March 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, for the fair value of restricted stock and options awarded to the Named Executive Officers. The fair value is calculated using the closing price of Opnext common stock on the grant date for the shares or options awarded. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The reported amounts reflect Opnext’s stock-based compensation expense for these awards and do not correspond to the actual value that might be recognized by the Named Executive Officers.

(4)	Represents 401(k) matching contributions and medical, dental, disability, life insurance (and allowance for supplemental life insurance) and accidental death and dismemberment benefits.

(5)	Reflects discretionary cash bonus paid in excess of performance-based bonus earned under the 2007 Bonus Plan in recognition of Mr. Nobile’s contributions to Opnext’s initial public offering.

(6)	Represents bonus paid to Mr. O’Neill on May 31, 2007 in connection with the commencement of his employment with Opnext on May 7, 2007.

Grants of Plan-based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 31, 2008 to the Named Executive Officers.

								All
								Other
								Stock
								Awards:	All Other
								Number	Option	Exercise	Grant
		Estimated Future Payouts			Estimated Future Payouts			of	Awards:	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares	Number of	Price of	Value of
		Plan Awards(5)			Awards(4)			of Stock	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Awards($)

Harry L. Bosco(1)	8/15/2007		$300,000						150,000	$11.34	$1,251,230
Gilles Bouchard(2)	11/15/2007		$0					40,000	250,000	$8.89	$1,963,614
Michael C. Chan(1)	8/15/2007		$216,000						35,000	$11.34	$291,954
Robert J. Nobile(1)	8/15/2007		$132,500						25,000	$11.34	$208,538
Justin J. O’Neill(3)	5/7/2007		$150,000						100,000	$13.85	$1,045,688

(1)	Represents stock options granted on August 15, 2007 pursuant to the 2007 Bonus Plan.

(2)	Represents stock options and restricted stock issued to Mr. Bouchard pursuant to the terms of the employment agreement entered into between Mr. Bouchard and Opnext on November 1, 2007.

(3)	Represents stock options issued to Mr. O’Neill pursuant to the terms of the employment agreement entered into between Mr. O’Neill and Opnext on May 7, 2007.

(4)	Pursuant to the 2007 Bonus Plan, had any equity incentive plan awards been made, such awards would have been made in amounts determined by Opnext’s Compensation Committee in its sole discretion after the conclusion of the fiscal year once it had been determined that the relevant performance target had been achieved and not in any pre-determined amounts.

(5)	Opnext did not achieve its target performance metric, and therefore no cash bonuses were paid. Opnext did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in the fiscal year ended March 31, 2008.

Employment Agreements

Mr. Harry L. Bosco

Opnext’s employment agreement with Mr. Bosco, originally dated July 31, 2001 and amended on November 1, 2004, provides that Mr. Bosco will serve as the President and Chief Executive Officer of Opnext. Mr. Bosco’s employment agreement automatically renews each October 31st for successive one-year periods unless either party provides at least 60 days written notice of its intent not to renew the employment term. Mr. Bosco’s annual base salary under the agreement is $500,000. In addition, he is eligible to receive a target annual bonus under the Bonus Program in an amount equal to 60 percent of his base salary.

Pursuant to his employment agreement, Mr. Bosco is prohibited from competing with Opnext for a period of six months following a termination of his employment. During this period, Mr. Bosco is also restricted from (i) soliciting Opnext’s employees to terminate their relationships with Opnext and (ii) soliciting or interfering with Opnext’s relationship with any of its customers, suppliers or licensees. Mr. Bosco has also executed a confidentiality agreement containing customary provisions protecting Opnext’s intellectual property rights and confidential information. In addition, Mr. Bosco also entered into an indemnification agreement with Opnext in connection with his employment agreement which requires, among other things, that Opnext indemnify Mr. Bosco to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of Opnext, provided Mr. Bosco acted in good faith and in a manner he reasonably believed to be in or not opposed to Opnext’s best interests.

Mr. Gilles Bouchard

Opnext’s employment agreement with Mr. Bouchard, dated November 1, 2007, provides that Mr. Bouchard will serve as the Chief Operating Officer of Opnext. The current term of Mr. Bouchard’s employment agreement extends until November 1, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than sixty days prior to November 1, 2011 or the expiration of the then-current term. Mr. Bouchard’s initial base salary pursuant to the employment agreement is $400,000 per year, which may be increased annually at the sole discretion of the Board. Mr. Bouchard is entitled to receive an initial bonus of $240,000 with respect to his first year of employment, $100,000 of which was paid on March 31, 2008 and $140,000 of which will be payable on March 31, 2009. In addition, Mr. Bouchard is eligible to receive an annual bonus up to a maximum of $100,000 with respect to Opnext’s 2009 fiscal year contingent upon Opnext’s achievement of certain performance targets to be established by the Board for such fiscal year. Commencing with Opnext’s 2010 fiscal year and each fiscal year thereafter, Mr. Bouchard will be eligible to participate in the Bonus Program, under which Mr. Bouchard has the potential to earn an annual bonus targeted at 60 percent of his annual base salary for each such year.

Pursuant to his employment agreement, on November 15, 2007 Opnext granted Mr. Bouchard nonqualified stock options to acquire 250,000 shares of Opnext common stock under the 2001 Stock Incentive Plan with an exercise price of $8.89 per share. The options will vest in four equal annual installments on each of November 1, 2008, November 1, 2009, November 1, 2010 and November 1, 2011, subject to his continued employment with Opnext, and will be subject to accelerated vesting in certain events. Opnext also granted Mr. Bouchard, on November 15, 2007, 40,000 shares of restricted stock at a purchase price of $.01 per share. One-half of such restricted stock will vest on November 1, 2008 and the remaining shares of restricted stock will vest on November 1, 2009, subject to Mr. Bouchard’s continued employment with Opnext and subject to accelerated vesting in the event of a change of control or termination of Mr. Bouchard’s employment by Opnext without cause or by him for good reason or by reason of his death or disability.

Mr. Bouchard’s employment agreement further provides that in the event that his employment is terminated by Opnext for a reason other than death, “disability”, “cause” (each as defined in the employment agreement) or failure to renew the initial or any successive term of the employment agreement, or by Mr. Bouchard for “good reason”, Mr. Bouchard will be entitled to receive a lump-sum cash payment equal to 100% of his then current annual base salary (see “Executive Compensation — Potential Payments upon Termination or Change of Control” below).

In connection with Mr. Bouchard’s employment agreement, Mr. Bouchard also entered into a non-competition agreement with Opnext pursuant to which, during, and for one year immediately following, Mr. Bouchard’s employment with Opnext, Mr. Bouchard may not, directly or indirectly:

•	engage in, have more than a de minimus equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity that engages in any business or activity which competes with Opnext;

•	recruit or otherwise solicit or induce any of Opnext’s employees, customers, distributors, contractors, or suppliers to terminate its employment or arrangement with Opnext, otherwise change its relationship with Opnext, or establish any relationship with Mr. Bouchard for any business purpose competitive with Opnext’s business; or

•	hire or cause to be hired any person who was employed by Opnext at any time during the one-year period immediately prior to the date of Mr. Bouchard’s termination or who thereafter becomes employed by Opnext.

In addition, under the non-competition agreement, during and after Mr. Bouchard’s employment with Opnext, Mr. Bouchard may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to Opnext, except as permitted by the non-competition agreement.

Mr. Bouchard also entered into an indemnification agreement with Opnext in connection with his employment agreement which requires, among other things, that Opnext indemnify Mr. Bouchard to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of Opnext, provided Mr. Bouchard acted in good faith and in a manner he reasonably believed to be in Opnext’s best interests.

Mr. Michael C. Chan

Opnext’s amended and restated employment agreement with Mr. Chan, dated July 29, 2008, provides that Mr. Chan will serve as the Executive Vice President, Business Development of Opnext. The current term of Mr. Chan’s employment agreement extends until December 1, 2009, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to December 1, 2009 or the expiration of the then-current term. Mr. Chan’s initial base salary pursuant to the employment agreement is $360,000 per year, which may be increased annually at the sole discretion of the Board. Mr. Chan is entitled to participate in the Bonus Program, under which Mr. Chan has the potential to earn an annual bonus targeted at 60% of his annual base salary.

Mr. Chan’s employment agreement further provides that in the event that his employment is terminated by Opnext for a reason other than death, “disability”, “cause” (each as defined in the employment agreement) or failure to renew the initial or any successive term of the employment agreement, or by Mr. Chan for “good reason”, Mr. Chan will be entitled to receive a lump-sum cash payment equal to 100% of his then current annual base salary (see “Executive Compensation — Potential Payments upon Termination or Change of Control” below).

In connection with Mr. Chan’s employment agreement, Mr. Chan also entered into a non-competition agreement with Opnext pursuant to which, during and for one year immediately following Mr. Chan’s employment with Opnext, Mr. Chan may not:

•	engage in, have more than a de minimus equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity that engages in any business or activity which competes with Opnext;

•	recruit or otherwise solicit or induce any of Opnext’s employees, customers, distributors, contractors, or suppliers to terminate its employment or arrangement with Opnext, otherwise change its relationship with Opnext, or establish any relationship with Mr. Chan for any business purpose competitive with Opnext’s business; or

•	hire or cause to be hired any person who was employed by Opnext at any time during the one-year period immediately prior to the date of Mr. Chan’s termination or who thereafter becomes employed by Opnext.

In addition, under the non-competition agreement, during and after Mr. Chan’s employment with Opnext, Mr. Chan may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to Opnext, except as permitted by the non-competition agreement.

Mr. Chan also entered into an indemnification agreement with Opnext in connection with his employment agreement which requires, among other things, that Opnext indemnify Mr. Chan to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of Opnext, provided Mr. Chan acted in good faith and in a manner he reasonably believed to be in Opnext’s best interests.

Mr. Robert J. Nobile

Opnext’s employment agreement with Mr. Nobile, dated March 5, 2001, provides that Mr. Nobile will serve as the Senior Vice President, Finance of Opnext. Mr. Nobile’s employment under this agreement is at-will and is not for any fixed term. Mr. Nobile’s annual base salary is $265,000, which may be increased annually at the sole discretion of the Board, and he is eligible to receive an annual target bonus under the Bonus Program in an amount equal to up to 50% of his then-current base salary. Mr. Nobile’s employment agreement provides that Mr. Nobile will be eligible to participate in Opnext’s medical, dental, life and disability insurance plans and 401(k) Plan, and any executive automobile policy that Opnext may maintain.

Mr. Nobile’s employment agreement further provides that in the event that his employment is terminated by Opnext without “cause” Opnext will pay him severance in an amount equal to 100% of his then-current total annual salary (see “Executive Compensation — Potential Payments upon Termination or Change of Control” below).

Mr. Nobile has also executed a confidentiality agreement containing customary provisions protecting Opnext’s intellectual property rights and confidential information and has agreed to abide by any non-competition and non-solicitation policies which Opnext may adopt from time to time. Mr. Nobile also entered into an indemnification agreement with Opnext in connection with his employment agreement which requires, among other things, that Opnext indemnify Mr. Nobile to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of Opnext, provided Mr. Nobile acted in good faith and in a manner he reasonably believed to be in Opnext’s best interests.

Mr. Justin J. O’Neill

Opnext’s employment agreement with Mr. O’Neill, dated May 7, 2007, provides that Mr. O’Neill will serve as the General Counsel of Opnext. The current term of Mr. O’Neill’s employment agreement extends until May 6, 2011 and will automatically renew on that date and each subsequent anniversary for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than sixty days prior to May 6, 2011 or the expiration of the then-current term. Mr. O’Neill’s initial base salary pursuant to the employment agreement is $300,000 per year, which may be increased annually at the sole discretion of the Board. In addition, he is eligible to receive a target annual bonus under Opnext’s Bonus Program in an amount equal to 50% of his then-current base salary.

Pursuant to his employment agreement, on May 7, 2007 Opnext granted Mr. O’Neill nonqualified stock options to acquire 100,000 shares of Opnext common stock under the 2001 Stock Incentive Plan with an exercise price of $13.85 per share. 25,000 of such options vested on May 7, 2008, and the remainder will vest in three equal annual installments on each of May 7, 2009, May 7, 2010 and May 7, 2011, subject to Mr. O’Neill’s continued employment with Opnext. The options are subject to accelerated vesting in certain events.

Mr. O’Neill’s employment agreement further provides that in the event that his employment is terminated by Opnext for a reason other than death, “disability”, “cause” (each as defined in the employment agreement) or failure to renew the initial or any successive term of the employment agreement, or by Mr. O’Neill for “good reason”, Mr. O’Neill will be entitled to receive a lump-sum cash payment equal to 100% of his then-current annual base salary (see “Executive Compensation — Potential Payments upon Termination or Change of Control” below).

In connection with his employment agreement, Mr. O’Neill also entered into (i) a confidentiality agreement with Opnext containing customary provisions protecting Opnext’s intellectual property rights and confidential information and (ii) an indemnification agreement with Opnext which requires, among other things, that Opnext indemnify Mr. O’Neill to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of Opnext, provided Mr. O’Neill acted in good faith and in a manner he reasonably believed to be in Opnext’s best interests.

Employee Benefit Plans

Opnext’s Board and Compensation Committee have determined that it is in the best interests of Opnext and its stockholders to further amend and restate the Amended and Restated Stock Incentive Plan in the form of the Second Amended and Restated Stock Incentive Plan in order to (i) increase the number of shares of common stock available for award grants under the plan by an additional 9,600,000 shares, such that the new aggregate limit for the Second Amended and Restated Stock Incentive Plan would be 19,000,000 shares, and (ii) further enable the Compensation Committee to grant awards under the plan that will qualify as “qualified performance-based compensation” under Section 162(m) of the Code following expiration of the transition rule under Section 162(m) of the Code, should the Compensation Committee desire to do so. Opnext stockholder approval of the Second Amended and Restated Stock Incentive Plan will constitute approval of the material terms of the performance goals under Section 162(m) of the Code. For more details, see Proposal 3.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at March 31, 2008 granted to each of the Named Executive Officers.

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
			Equity			Number		Awards:
			Incentive			of		Number	Equity Incentive
			Plan			Shares	Market	of	Plan
			Awards:			or Units	Value of	Unearned	Awards:
	Number of	Number of	Number of			of Stock	Shares or	Shares,	Market or Payout
	Securities	Securities	Securities			That	Units of	Units or	Value of
	Underlying	Underlying	Underlying			Have	Stock	Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		not	That	Rights	Units or Other
	Options (#)	Options (#)	Unearned	Exercise	Option	Vested	Have not	That Have	Rights That Have
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Expiration Date	(#)	Vested ($)	not Vested (#)	not Vested ($)

Harry L. Bosco	1,000,000	0	0	$15.00	11/1/2010	33,333	$323,747	0	$0
	150,000	0	0	$15.00	11/1/2014
		150,000	150,000	$11.34	8/15/2017
Gilles Bouchard		250,000	0	$8.89	11/15/2017	40,000	$288,925	0	$0
Michael C. Chan	200,000	0	0	$15.00	12/1/2010	12,500	$121,406	0	$0
		35,000	35,000	$11.34	8/15/2017
Robert J. Nobile	50,000	0	0	$15.00	3/5/2011	8,333	$80,943	0	$0
		25,000	25,000	$11.34	8/15/2017
Justin J. O’Neill		100,000	0	$13.85	5/7/2017	0	$0	0	$0

Option Exercises and Stock Vested

For the fiscal year ended March 31, 2008, none of the Named Executive Officers exercised their options. On November 1, 2007, nonqualified options granted Mr. Bosco to purchase 50,000 shares of Opnext common stock at an exercise price of $15.00 per share vested, such date being the third anniversary of the date of grant. On February 20, 2008, one-half of the restricted stock awards issued to Messrs. Bosco, Nobile and Chan vested in the amounts of 33,333 for Mr. Bosco, 12,500 for Mr. Chan and 8,333 for Mr. Nobile. In connection with such vesting, Mr. Nobile elected to pay the tax liability incident to the vesting of the restricted stock by delivering 3,305 shares of restricted stock to Opnext.

Potential Payments upon Termination or Change of Control

Employment Agreements

In order to achieve Opnext’s paramount objective of attracting and retaining the most talented executives, as well as motivating such executives throughout their tenure with Opnext, Opnext believes it is vital to provide Opnext’s executive officers with severance payments. To this end, each of the Named Executive Officers, other than Mr. Bosco, is entitled to a severance payment in an amount equal to one times the executive’s annual base salary in the event of a termination of the executive’s employment without “cause” (as defined below) and, in certain instances, by the executive for “good reason” (as defined below).

In each of the employment agreements for Messrs. Bouchard, Chan and O’Neill, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to Opnext or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct that brings Opnext or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) any material breach of the confidentiality agreement entered into in connection with his employment; (iv) fraud or embezzlement with respect to Opnext or any of its subsidiaries or affiliates; (v) gross negligence or willful misconduct with respect to Opnext or any of its subsidiaries or affiliates; or (vi) repeated failure to perform in any material respect executive’s duties as directed by the Board.

In addition, “good reason” is defined in the employment agreements for Messrs. Bouchard, Chan and O’Neill as the occurrence of any one or more of the following events, along with Opnext’s failure to cure the circumstances constituting good reason within 20 days after the receipt of notice thereof: (i) a material and substantial diminution of executive’s duties or responsibilities or executive’s removal from his position, or (ii) a reduction by Opnext of executive’s base salary or target bonus range. The agreements provide that to constitute resignation for “good reason” the executive must resign within 30 days after the end of the 20-day cure period.

“Disability” is defined in the employment agreements entered into with Messrs. Bouchard, Chan and O’Neill to mean that the executive is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any 12-month period by reason or any physical or mental injury, illness or incapacity.

As applied to the Chief Financial Officer, in the event that Mr. Nobile is terminated by Opnext without cause, Mr. Nobile will be entitled to a payment equal to 100% of the sum of his then-current annual base salary. In Mr. Nobile’s employment agreement, “cause” is defined as: (i) engagement in misconduct which is materially injurious to Opnext or any of its affiliates; (ii) continued failure to substantially perform his duties to Opnext or any of its subsidiaries other than as a result of physical or mental disability; (iii) repeated dishonesty in the performance of his duties to Opnext or any of its subsidiaries; (iv) commission of an act or acts constituting any (A) fraud against, or misappropriation or embezzlement from Opnext or any of its affiliates, (B) a crime involving moral turpitude, or (C) an offense that could result in a jail sentence of at least 30 days; or (v) material breach of any confidentiality, non-solicitation, non-competition or inventions covenant entered into between Mr. Nobile and Opnext or any of its subsidiaries. There is no provision in Mr. Nobile’s employment agreement which addresses termination for good reason or upon Mr. Nobile’s death or disability.

Assuming a termination of employment as of March 31, 2008, the severance benefits described above would have resulted in payments of the following amounts to each of the respective Named Executive Officers: Mr. Bouchard — $400,000, Mr. Chan — $360,000, Mr. Nobile — $265,000 and Mr. O’Neill — $300,000.

Stock Option Agreements

The Compensation Committee granted 150,000 nonqualified stock options to Mr. Bosco, 35,000 nonqualified stock options to Mr. Chan and 25,000 nonqualified stock options to Mr. Nobile on August 15, 2007, based on the performance of such Named Executive Officers during the fiscal year ended March 31, 2007 (collectively, the “August 2007 Grants”). Except with respect to the August 2007 Grants, all of the current stock options held by Messrs. Bosco, Chan and Nobile are fully vested with no remaining acceleration benefits. Also in the fiscal year ended March 31, 2008, pursuant to their employment agreements, Opnext granted: (i) Mr. Bouchard nonqualified stock options to purchase 250,000 shares of Opnext common stock at an exercise price of $8.89 per share, which such options will vest in equal annual installments on November 1, 2008, November 1, 2009, November 1, 2010 and November 1, 2011; and (ii) Mr. O’Neill nonqualified stock options to purchase 100,000 shares of Opnext common stock at an exercise price of $13.85 per share, 25,000 of which such options vested on May 7, 2008, and the remainder of which will vest in equal annual installments on May 7, 2009, May 7, 2010 and May 7, 2011, (together with the August 2007 Grants, the “2007 Grants”).

Each of the stock option agreements entered into in connection with the 2007 Grants provides that in the event that the executive’s employment with Opnext is terminated by Opnext without “cause” as defined therein or by the executive for “good reason”, such options shall vest with respect to the portion of the options that would have otherwise become vested during the twelve-month period immediately succeeding the date of such termination of employment had the executive remained employed by Opnext during such period. In addition, each of the stock option agreements provides that in the event that the executive’s employment with Opnext is terminated by reason of the his death or “disability” or by Opnext without “cause” or by him for “good reason” during the twelve-month period immediately following a “change in control” (as defined in the Amended and Restated Stock Incentive Plan (see “Change of Control Provisions” below)), the stock options issued to the executive shall, to the extent not then vested, become fully vested.

“Cause” is defined in each of the stock option agreements to mean the definition of such terms as defined in each such Named Executive Officer’s employment agreement then in effect. In the employment agreement for Mr. Bosco, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony, or the commission of any other act or omission involving dishonesty or fraud with respect to Opnext or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct tending to bring Opnext or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) breach of the proprietary information agreement he entered into in connection with his employment; (iv) fraud or embezzlement, gross negligence or willful misconduct with respect to Opnext or any of its subsidiaries or affiliates; or (v) egregious or bad faith performance of, or failure to perform, the duties of his position.

“Disability” and “good reason” are each defined in Mr. Bosco’s, Mr. Bouchard’s, Mr. Chan’s and Mr. O’Neill’s stock option agreements to mean the definition of such terms as defined in each such executive’s employment agreement then in effect. (See “Potential Payments upon Termination or Change in Control — Employment Agreements” above for definitions of such terms as applied to Messrs. Bouchard, Chan and O’Neill). “Disability” is defined in the employment agreement entered into with Mr. Bosco to mean that Mr. Bosco is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any 12-month period by reason of any physical or mental injury, illness or incapacity. “Good Reason” is defined in the employment agreements for Mr. Bosco as the occurrence of any one or more of the following events, along with Opnext’s failure to cure the circumstances constituting good reason within 20 days after the receipt of notice thereof: (i) a material and substantial diminution of Mr. Bosco’s duties or responsibilities or his removal from his position, or (ii) a reduction by Opnext of Mr. Bosco’s base salary or target bonus range. The agreement provides that to constitute resignation for “good reason,” Mr. Bosco must resign within 30 days after the end of the 20-day cure period.

With respect to Mr. Nobile, whose employment agreement does not contain a definition of either “disability” or “good reason,” “disability” shall mean “disability” as defined in Opnext’s long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the executive’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any 12 consecutive month period to perform his duties to Opnext. “Good reason” is defined in Mr. Nobile’s stock option agreement to mean the occurrence of any one or more of the following events without Mr. Nobile’s prior written consent, unless Opnext fully corrects the circumstances constituting “good reason” within a reasonable period of time following written notice from Mr. Nobile identifying the events or circumstances constituting “good reason”: (i) a material and substantial diminution of Mr. Nobile’s duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by Opnext; or (ii) a reduction by Opnext of Mr. Nobile’s base salary or target bonus opportunity.

As of March 31, 2008, all of the 2007 Grants, except with respect to the first tranche of the grant to Mr. O’Neill, which was already vested, could have been subject to accelerated vesting. However, since as of March 31, 2008, the market price of Opnext common stock was below the strike price of all options issued in connection with the 2007 Grants, such accelerated vesting would not have resulted in any benefit to any of the Named Executive Officers as of such date.

Restricted Stock Agreements

Mr. Bosco was awarded 66,666 shares of restricted stock issued on November 1, 2004. The award vested with respect to one half of the shares of restricted stock on February 20, 2008 and the remainder of the shares is scheduled to vest on February 20, 2009, subject to his continued employment with Opnext. Such unvested shares are, however, subject to accelerated vesting pursuant to the terms of Opnext’s employment agreement with Mr. Bosco in the event of a termination of Mr. Bosco’s employment by Opnext without “cause,” or by him for “good reason,” or by reason of his death or “disability.” See “— Stock Option Agreements” above for definitions of “cause,” “good reason” and “disability” as applied to Mr. Bosco. The market value of Mr. Bosco’s unvested shares of restricted stock as of March 31, 2008 was $323,747, as listed in the table under the caption, “Outstanding Equity Awards at Fiscal Year-End.”

Pursuant to his employment agreement, Opnext granted Mr. Bouchard 40,000 shares of restricted stock at a purchase price of $0.01 per share. Pursuant to the terms of the restricted stock agreement and the employment agreement Opnext entered into with Mr. Bouchard, the restricted stock will vest in equal installments on each of November 1, 2008 and November 1, 2009, subject to his continued employment with Opnext and accelerated vesting in the event of a termination of Mr. Bouchard’s employment by Opnext without “cause” or by him for “good reason”, by reason of his death or “disability” or in the event of a “change in control” (as defined in the 2001 Stock Incentive Plan (see “Change of Control Provisions” below)). See “— Employment Agreement” above for definitions of “cause,” “good reason” and “disability” as applied to Mr. Bouchard. The market value of Mr. Bouchard’s unvested shares of restricted stock as of March 31, 2008 was $288,925, as listed in the table under the caption, “Outstanding Equity Awards at Fiscal Year-End.”

Mr. Chan was awarded 25,000 shares of restricted stock issued on November 1, 2004. The award vested with respect to one half of the shares of restricted stock on February 20, 2008 and the remainder of the shares is scheduled to vest on February 20, 2009, subject to his continued employment with Opnext. Such unvested shares are, however, subject to accelerated vesting pursuant to the terms of Opnext’s employment agreement with Mr. Chan in the event of a termination of Mr. Chan’s employment by Opnext without “cause” or by him for “good reason” during the twelve-month period immediately following a “change in control” (as defined in the 2001 Stock Incentive Plan (see “Change of Control Provisions” below)). See “— Employment Agreement” above for definitions of “cause” and “good reason” as applied to Mr. Chan. The market value of Mr. Chan’s unvested shares of restricted stock as of March 31, 2008 was $121,406, as listed in the table under the caption, “Outstanding Equity Awards at Fiscal Year-End.”

The terms of the restricted stock agreement with Mr. Nobile does not provide for acceleration under any circumstances. Opnext has not granted any restricted stock to Mr. O’Neill.

Change in Control Provisions

The Amended and Restated Stock Incentive Plan provides that, except as may otherwise be provided in a written agreement between the participant and Opnext, in the event of a Change in Control of Opnext (as defined below) in which awards under the plan are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a Change in Control, the plan administrator may cause any and all awards outstanding under the Amended and Restated Stock Incentive Plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.

“Change in Control” is defined in the Amended and Restated Stock Incentive Plan to include each of the following:

•	A transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Opnext, any of its subsidiaries, Hitachi, Ltd., an employee benefit plan maintained by Opnext or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Opnext) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Opnext possessing more than 50% of the total combined voting power of Opnext’s securities outstanding immediately after such acquisition; or

•	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Opnext to effect a transaction described herein) whose election by the Board or nomination for election by Opnext’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•	The consummation by Opnext (whether directly involving Opnext or indirectly involving Opnext through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Opnext’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•	Which results in Opnext’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Opnext or the person that, as a result of the transaction, controls, directly or indirectly, Opnext or owns, directly or indirectly, all or substantially all of Opnext’s assets or otherwise succeeds to the business of Opnext

(Opnext or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

•	After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Opnext prior to the consummation of the transaction; or

•	Opnext’s stockholders approve a liquidation or dissolution of Opnext.

The Board has full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of Opnext has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Employment Agreements, Severance Benefits and Change of Control Provisions

Opnext also offers certain of the Named Executive Officers certain severance payments and benefits in the event of a “change of control.” For a detailed discussion of Opnext’s employment agreements, please see the descriptions under the headings “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Severance Benefits.  With the exception of Mr. Bosco, Opnext’s Named Executive Officers are entitled to severance benefits in an amount equal to one times the executive’s annual base salary in the event of a termination without “cause” and, in certain instances, for resignation for “good reason.” Please see the definitions of these terms under “Executive Compensation — Potential Payments upon Termination or Change of Control.” Opnext’s philosophy is to provide severance packages that it believes enables Opnext to retain qualified executives, maintain a stable work environment for the Named Executive Officers and provide economic security to the executives in the event of certain terminations of employment. The severance arrangements are designed to limit distractions to the Named Executive Officers in the performance of their duties and allow the executives to focus on achieving superior company performance and building stockholder value. Opnext believes that it is important to provide severance payments in both the obvious case of actual termination and the case of constructive termination. Excluding instances of constructive termination from the types of termination covered by Opnext’s severance packages would risk that an acquirer of Opnext could avoid paying severance by fostering a non-conducive work environment for the executives, thereby ensuring their voluntary exit.

Change of Control.  Prior to the 2007 Grants, the terms of nonqualified stock option agreements Opnext entered into with the Named Executive Officers pursuant to the Amended and Restated Stock Incentive Plan provided that in the event of a change of control and a termination of employment within six months of such change of control, either by Opnext other than for “cause” or “disability” or by the participant for “good reason”, the unvested stock options of each Named Executive Officer immediately become fully vested and exercisable. (Please see “Executive Compensation — Potential Payments upon Termination or Change of Control” for definitions of “cause”, “disability” and “good reason”.) This approach to compensation in the event of a change of control is sometimes referred to as a “double-trigger” because the intent of the plan is to provide appropriate benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The Amended and Restated Stock Incentive Plan is intended to focus each employee, including each Named Executive Officer, on completing a transaction that will be in the best interests of Opnext stockholders rather than on concerns about future employment. Other than with respect to the 2007 Grants, all of the stock options of the Named Executive Officers are fully vested and, thus, the Named Executive Officers would not receive any acceleration benefits with respect to such options upon a change of control.

In connection with the 2007 Grants, Opnext entered into stock option agreements with each of the Named Executive Officers which provide for accelerated vesting of the nonqualified stock options upon a change of control and termination of employment within twelve months following such change in control. As of March 31, 2008, all of the 2007 Grants, except with respect to the first tranche of the grant to Mr. O’Neill, which was already vested, could, thus, have been subject to accelerated vesting upon a change of control and a subsequent termination of employment.

Pursuant to his employment agreement, Opnext granted Mr. Bouchard 40,000 shares of restricted stock at a purchase price of $0.01 per share. Pursuant to the terms of the restricted stock agreement and the employment agreement Opnext entered into with Mr. Bouchard, the restricted stock will vest in equal installments on each of November 1, 2008 and November 1, 2009, subject to accelerated vesting in the event of a “change in control” (as defined in the Amended and Restated Stock Incentive Plan). The market value of Mr. Bouchard’s unvested shares of restricted stock as of March 31, 2008 was $288,925, as listed in the table under the caption, “Outstanding Equity Awards at Fiscal Year End.”

Mr. Chan was awarded 25,000 shares of restricted stock issued on November 1, 2004. The award vested with respect to one half of the shares of restricted stock on February 20, 2008 and the remainder of the shares is scheduled to vest on February 20, 2009, subject to his continued employment with Opnext. Such unvested shares are, however, subject to accelerated vesting pursuant to the terms of Opnext’s employment agreement with Mr. Chan in the event of a termination of Mr. Chan’s employment by Opnext without “cause” or by him for “good reason” during the twelve-month period immediately following a “change in control” (as defined in the Amended and Restated Stock Incentive Plan (see “Change of Control Provisions” below)). See “— Employment Agreement” above for definitions of “cause” and “good reason” as applied to Mr. Chan. The market value of Mr. Chan’s unvested shares of restricted stock as of March 31, 2008 was $121,406, as listed in the table under the caption, “Outstanding Equity Awards at Fiscal Year-End.”

Opnext’s restricted stock agreements with its other Names Executive Officers do not provide any benefits in the event of termination following a change of control.

Change of Control Table

The table below assumes that a termination of employment or change of control occurred on March 31, 2008, the last business day of Opnext’s last completed fiscal year. For purposes of estimating the value of amounts of equity compensation to be received in the event of termination or change of control, Opnext has assumed a price per share of Opnext common stock of $5.45, which represents the closing market price of Opnext common stock as reported on the NASDAQ on March 31, 2008. In the event employment of each of the Named Executive Officers were terminated as of March 31, 2008, the value of equity compensation to be received with respect to accelerated stock options would have been zero as the exercise price of all grants exceeded the market price of Opnext common stock on such date.

						Termination
						without
						Cause or
						Resignation
	Executive					for Good
	Benefits and	Termination		Termination		Reason
	Payments	Due to		by Opnext Other	Resignation	Following
	upon	Death or	Termination	Than for	with Good	Change in	Change in
Name	Termination	Disability	for Cause	Cause	Reason	Control	Control

Harry L. Bosco	Severance payment	$0	$0	$0	$0	$0	$0
	Accelerated shares(1)	$181,665	$0	$181,665	$181,665	$0	$0
Gilles Bouchard	Severance payment	$0	$0	$400,000	$400,000	$0	$0
	Accelerated shares(2)	$218,000	$0	$218,000	$218,000	$218,000	$218,000
Michael C. Chan	Severance payment	$0	$0	$360,000	$360,000	$0	$0
	Accelerated shares(3)	$0	$0	$0	$0	$68,125	$0
Robert J. Nobile	Severance payment	$0	$0	$265,000	$0	$0	$0
	Accelerated shares	$0	$0	$0	$0	$0	$0
Justin J. O’Neill	Severance payment	$0	$0	$300,000	$300,000	$0	$0
	Accelerated shares	$0	$0	$0	$0	$0	$0

(1)	Represents the acceleration of vesting on 33,333 unvested shares of restricted stock as of March 31, 2008 valued at $5.45 per share.

(2)	Represents the acceleration of vesting on 40,000 unvested shares of restricted stock as of March 31, 2008 valued at $5.45 per share.

(3)	Represents the acceleration of vesting on 12,500 unvested shares of restricted stock as of March 31, 2008 valued at $5.45 per share.

DIRECTOR COMPENSATION

On August 27, 2007, the Compensation Committee retained Mercer Human Resource Consulting, Inc. (“Mercer”) to provide information, analyses, and advice regarding director compensation. The Mercer consultant who performed these services reported directly to the Compensation Committee chair. Opnext also retains Mercer and its related entities to perform other services.

On December 12, 2007, in consultation with Mercer, Opnext’s board of directors adopted the First Amendment in order to revise the provisions of the Amended and Restated Stock Incentive Plan relating to grants to Opnext’s independent directors. In particular, the First Amendment:

•	Provides for the Initial Grant. Subject to the director’s continued service with Opnext, the Initial Grant vests in full on the one-year anniversary of the date of grant.

•	Provided for the grant of 3,193 restricted stock units on December 12, 2007 to each individual who was initially elected as an independent director during the period commencing on February 1, 2007 and ending on December 12, 2007. Subject to the director’s continued service with Opnext, this grant vests in full on the one-year anniversary of the date of grant.

•	Provides for the Annual Grant. Subject to the director’s continued service with Opnext, the Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected independent director is first elected to the Opnext board of directors on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive the Pro Rata Grant. Subject to the director’s continued service with Opnext, the Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as an independent director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to the Board.

The cash, common stock or other securities or property of Opnext payable in respect of such vested restricted stock units will, subject to the exception set forth below, be paid to the independent director upon the earliest to occur of:

•	a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”),

•	such director’s “separation from service” from Opnext within the meaning of Section 409A, and

•	such director’s death.

In the case of an individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), however, the payment will not be made until the date which is six months and one day after the individual’s separation from service (or, if earlier, the date of the individual’s death). To the extent otherwise eligible, members of Opnext’s board of directors who are employees of Opnext who subsequently retire from Opnext and remain on the board of directors will receive, at each annual meeting of stockholders after his or her retirement from employment with Opnext, an Annual Grant. The 2001 Stock Incentive Plan was otherwise amended by the First Amendment for compliance with Section 409A.

In December 2007, in consultation with Mercer, the Board adopted a new director compensation plan. Under the plan, starting in December 2007, each non-employee director became entitled to receive, in addition to the equity compensation as described above, the following cash compensation:

Board Service
Annual Retainer:	$25,000
Meeting Fees:	$1,500 per meeting
Committee Service
Audit Committee
Chair Annual Retainer:	$5,000
Meeting Fees:	$1,000 per meeting
Compensation Committee
Chair Annual Retainer:	$5,000
Meeting Fees:	$1,000 per meeting
Nominating/Corporate Governance Committee
Chair Annual Retainer:	$2,500
Meeting Fees:	$1,000 per meeting

Non-employee directors receive an annual retainer of $25,000 as fees related to their service on the Board. For serving as Chairman of the Audit Committee, Mr. Cowan receives an annual retainer of $5,000 in addition to the foregoing retainer of $25,000. For serving as Chairman of the Compensation Committee, Mr. Otto receives an annual retainer of $5,000 in addition to the foregoing retainer of $25,000. As of December 12, 2007, for serving as Chairman of the Nominating/Corporate Governance Committee, Dr. Kuru became entitled to receive an annual retainer of $2,500 in addition to the foregoing retainer of $25,000. Prior to December 12, 2007, non-employee directors received $2,000 for attendance at each Board meeting and $500 for attendance at each committee meeting. On and after December 12, 2007, non-employee directors became entitled to receive $1,500 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. Non-employee directors are also reimbursed for reasonable expenses incurred to attend meetings of the Board or Committees.

Director Compensation Table

The following table shows compensation of the non-employee members of the Board for the fiscal year ended March 31, 2008. Any board member who is also an employee of Opnext does not receive separate compensation for service on the Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Director	Cash	Awards(1)	Awards	Compensation	Earnings	(2)		Total

Kendall Cowan	$57,000	$24,244	$0	$0	$0	$10,734		$91,978
Isamu Kuru	$51,125	$24,244	$0	$0	$0	$10,734		$86,103
David Lee	$43,000	$16,441	$0	$0	$0	$10,734		$70,175
Ryuichi Otsuki	$0	$0	$0	$0	$0	$9,799	(3)	$9,799
John F. Otto	$60,000	$24,244	$0	$0	$0	$10,734		$94,978
Naoya Takahashi	$0	$0	$0	$0	$0	$9,665	(3)	$9,665

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended March 31, 2008 in accordance with the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, for the fair value of restricted stock and/or restricted stock units awarded to the non-employee directors. The fair value is calculated using the closing price of Opnext common stock on the grant date for the shares awarded. The reported amounts reflect Opnext’s stock-based compensation expense for these awards and do no correspond to the actual value that might be recognized by such directors.

(2)	Non-employee directors received quarterly cash compensation at an annual rate equal to $25,000 prior to the Annual Meeting held on September 5, 2007. On and after the September 15, 2007 meeting, such non-employee directors were granted restricted stock or restricted stock units.

(3)	Mr. Otsuki and Dr. Takahashi have declined compensation pursuant to Opnext’s director compensation program for their services as directors apart from compensation, in each case, in an amount equal to the tax liability with respect to any amounts deemed constructively received by them plus the fees of an accounting firm engaged to prepare and file the tax returns associated with such amounts.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Otto, Dr. Lee, Mr. Cowan and Dr. Kuru. None of the executive officers serves as a member of the Compensation Committee, or any other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Compensation Committee
of the
Board of Directors

John F. Otto, Jr., Chairman
Kendall W. Cowan
Dr. Isamu Kuru
Dr. David Lee

*  The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of Opnext under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement/prospectus and irrespective of any general incorporation language in such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following summarizes the aggregate fees paid to Ernst & Young LLP for the years ended March 31, 2008 and 2007:

	Year Ended
	March 31, 2008	March 31, 2007

Audit Fees(1)	$850,000	$525,000
Audit-Related Fees(2)	236,500	839,000
Tax Fees(3)	189,245	39,500

Total Fees	$1,275,745	$1,403,500

(1)	Audit fees consist primarily of fees billed in connection with the annual audit of the consolidated financial statements of Opnext, Inc. and its subsidiaries, including review of the consolidated unaudited quarterly financial statements by Ernst & Young LLP and, for the year ended March 31, 2008, the fees billed in connection with their report on internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of Opnext, Inc. and its subsidiaries, including review services performed during the year ended March 31, 2007 in connection with the Opnext’s Registration Statement on Form S-1, including comfort letters and other matters related to the initial public offering of Opnext, and, during the year ended March 31, 2008, related to the restatement of certain consolidated financial statements.

(3)	Tax fees consist of fees billed for professional services rendered for tax-related matters associated with Opnext Germany, transfer pricing analyses and documentation and miscellaneous tax-related consultations.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of Ernst & Young LLP for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting, subject to the de minimis exception for non-audit services.

The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond Opnext’s control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. From time to time, the Compensation Committee may therefore award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in Opnext’s and Opnext’s stockholders’ best interests. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Since its initial public offering, Opnext has relied on the exemption from Section 162(m) of the Code afforded by the transition rule described above for compensation paid pursuant to the Amended and Restated Stock Incentive Plan. However, the amendment increasing the number of shares available for grant under the Second Amended and Restated Stock Incentive Plan will constitute a “material modification” of the plan within the meaning of Section 162(m) of the Code and result in the expiration of the transition rule. Therefore, Opnext’s board of directors is seeking approval of the Second Amended and Restated Stock Incentive Plan, including the material terms of the performance goals, for purposes of Section 162(m) of the Code so as to permit awards under the plan to qualify as performance-based compensation under Section 162(m) of the Code should the Compensation Committee decide to grant any such qualifying awards.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Opnext’s Independent Auditors

Opnext’s Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by Opnext’s independent auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of Opnext’s auditors. Pre-approval is detailed as to the particular service or category of the services and is generally subject to a specific budget. Opnext’s independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2008, all services were pre-approved in accordance with these procedures.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Audit Committee regularly reviews the transactions of each director and executive officer to determine if there are any circumstances that would require disclosure as a related person transaction in Opnext’s public filings. All such related person transactions must be approved by the Audit Committee, as stated in the Audit Committee Charter.

Agreements with Hitachi and Clarity

Registration Rights Agreement

In connection with the 2001 acquisition of Opnext’s then outstanding Class A common stock Opnext entered into a registration rights agreement with Hitachi, Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC dated as of July 31, 2001. The agreement provides that at any time following 180 days after the initial public offering of Opnext common stock, Clarity Partners, L.P., and Hitachi may make a written demand to register some or all of their shares. The agreement also grants Clarity Partners, LP and Hitachi “piggyback” registration rights other than in connection with an initial public offering of Opnext common stock.

Agreements with Hitachi

Opnext Japan Intellectual Property License Agreement

Opnext Japan, Inc., or Opnext Japan, and Hitachi are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and Opnext and Opnext’s wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opnext Japan, whether existing or which arise during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opnext Japan, to the extent that Hitachi has the right to make available such rights to Opnext Japan, in accordance with the terms and conditions of the agreement.

Hitachi covenants not to sue Opnext Japan, Opnext or sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and Opnext’s customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or Opnext, and not to customer products or methods that incorporate products of Opnext Japan or Opnext if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement.

Opto Device Intellectual Property License Agreement

On October 1, 2002, Opnext acquired Opto Device, Ltd., the optical devise business of Hitachi (“Opto Device”). In connection with the acquisition, Opto Device and Hitachi entered into an Intellectual Property License Agreement, pursuant to which Opto Device licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opto Device (with a right to sublicense to its wholly owned subsidiaries and Opnext and Opnext’s wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opto Device, whether existing or which arise during the period from October 1, 2002 to October 1, 2012. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opto Device may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opto Device’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opto Device to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opto Device making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opto Device, to the extent that Hitachi has the right to make available such rights to Opto Device, in accordance with the terms and conditions of the agreement.

Hitachi covenants not to sue Opto Device, Opnext or sublicensees of Opto Device, and Opto Device covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and Opnext’s customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opto Device or Opnext, and not to customer products or methods that incorporate products of Opto Device or Opnext if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opto Device under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. Pursuant to the merger of Opto Device into Opnext Japan on March 31, 2003, this agreement was assumed by Opnext Japan.

Opnext Japan Intellectual Property License Agreement with Hitachi Communication Technologies, Ltd.

Opnext Japan and Hitachi Communication Technologies, Ltd (“Hitachi Communication”) are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi Communication and its wholly owned subsidiaries, and Hitachi Communication licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and Opnext and Opnext’s wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secret) related to the business transferred by Hitachi to Opnext Japan, whether existing or which arise during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement expire July 31, 2011, provided that the license to intellectual property which is licensed as of such date will continue on reasonable terms and conditions to be agreed upon between the parties, until such intellectual property expires. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi Communication to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer.

Hitachi Communication covenants not to sue Opnext Japan or Opnext or any sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi Communication or its wholly owned subsidiaries, or Hitachi Communication’s sublicensees, for infringement of any intellectual property related to Opnext Japan’s business. Each party’s covenant not to sue also extends to customers of the other party (and Opnext’s customers in the case of Hitachi Communication’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or Opnext, and not to customer products or methods that incorporate products of Opnext Japan or Opnext if the customer products or methods infringe intellectual property of Hitachi Communication that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property under the agreement, and if it elects to exercise such option, it is obligated to negotiate in good faith the terms of a new license agreement for the same intellectual property on commercially reasonable terms.

Opnext Research and Development Agreement

Opnext is a party with Hitachi to a Research and Development Agreement pursuant to which Hitachi provides research and development support to Opnext and/or Opnext’s affiliates (other than Opnext Japan). Under the agreement, Hitachi supports research and development projects requested by Opnext. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, Opnext will own it provided Opnext funds 100% of the costs of the research, or Opnext will be a joint owner where Opnext funds 50% or more of the costs of the research or provide other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. Opnext licenses to Hitachi and its wholly owned subsidiaries any such intellectual property owned by Opnext, and Hitachi licenses to Opnext (with a right to sublicense to Opnext’s wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual.

Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. Hitachi indemnifies Opnext from any losses arising from a third party claim that intellectual property licensed by Hitachi to Opnext under the agreement infringes such third party’s intellectual property rights. Opnext indemnifies Hitachi from any losses arising from a third party claim that products developed or manufactured by Opnext or specifications and instructions provided to Hitachi infringe such third party’s intellectual property rights. The parties will jointly defend infringement claims involving jointly owned intellectual property. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.

Opnext Japan Research and Development Agreement

Opnext Japan and Hitachi are parties to a Research and Development Agreement pursuant to which Hitachi provides research and development support to Opnext Japan and/or its affiliates. The agreement was amended on October 1, 2002 to include Opto Device under the same terms and conditions as Opnext Japan, and to expand the scope to include research and development support related to Opto Device’s business. Under the agreement, Hitachi supports research and development projects requested by Opnext Japan. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, Opnext Japan will own it provided Opnext Japan funds 100% of the costs of the research, or will be a joint owner where it funds 50% or more of the costs of the research or provides other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. Opnext Japan licenses to Hitachi and its wholly owned subsidiaries any such intellectual property owned by Opnext Japan, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and Opnext and Opnext’s wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. The research and development expenditures relating to the agreement are generally negotiated semi-annually on a fixed fee project basis and were $5.0 million for the year ended March 31, 2008.

Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of such breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.

Pursuant to this agreement, Opnext Japan and Hitachi have entered into various research and development agreements that provide for the terms and conditions of specific research projects.

Opnext Japan Outsourcing Agreement

Opnext Japan, Inc. and Hitachi, Ltd. are parties to an Outsourcing Agreement, which requires Hitachi to provide services, including administrative services in the areas of human resources, finance and accounting, information systems, procurement, and other general support. Hitachi may provide the services through third party subcontractors. Fees for the services are adjusted every six months based on volume forecasts submitted by Opnext Japan and fees submitted by Hitachi for discussion between the parties. Unless otherwise mutually agreed, volume forecasts and fees submitted by each party will apply for the upcoming period. Specific charges for such services amounted to $1.7 million for the year ended March 31, 2008. Each party indemnifies the other party against third party claims resulting from such party’s gross negligence or willful misconduct. Each party’s liability for damages arising out of the agreement is limited to an amount equal to payments made by Opnext Japan to Hitachi for the services during the nine months prior to the first claim. By mutual agreement of the parties, the agreement terminated on July 31, 2008.

Opnext Preferred Provider Agreement

Opnext is a party with Hitachi to a Preferred Provider Agreement pursuant to which Hitachi agrees to purchase all of its requirements with respect to optoelectronic components from Opnext; provided that: (i) such components meet Hitachi’s specifications and delivery requirements; (ii) Opnext gives Hitachi the most favorable aggregate price for comparable components and comparable volumes, and (iii) such obligation is subject to Hitachi’s product requirements. Hitachi’s obligation to purchase these products from Opnext is excused when customers require that products be sourced from multiple vendors or from vendors unaffiliated with Opnext, when prudent business practices require Hitachi to maintain a second supply source, or when Opnext is unable to meet Hitachi’s or its customers’ requirements for technical support, technical data, or time to market for new products. The terms for procuring such components are set forth in the Opnext Japan Procurement Agreement described below. Each party’s liability for damages arising out of the agreement during any 12-month period is limited to $36.0 million U.S. dollars, except in connection with a breach of a party’s confidentiality obligations. By mutual agreement of the parties, the agreements terminated on July 31, 2008.

Sales to Hitachi and its subsidiaries under this agreement and the Opnext Japan Procurement Agreement, as described below, were $8.9 million for the year ended March 31, 2008. At March 31, 2008, Opnext had accounts receivable from Hitachi and its subsidiaries of $5.8 million.

Opnext Japan Procurement Agreement

Opnext Japan and Hitachi are parties to a Procurement Agreement pursuant to which, each month, Hitachi provides a rolling three-month forecast of Hitachi’s purchase plans with respect to products and components of Opnext Japan or any other Opnext entity. The forecast for the first two months is a firm and binding commitment to purchase. Pricing is negotiated semiannually, but Opnext Japan commits to provide Hitachi with prices that are at least as favorable to the lowest aggregate prices Opnext Japan provides to other customers for comparable products and volumes. Opnext Japan indemnifies Hitachi against claims arising out of or resulting from any product defects. With respect to infringement of third party intellectual property rights, Hitachi is responsible where the infringement is caused by a product design as of July 31, 2001, or by any intellectual property assigned or licensed by Hitachi to Opnext, and Opnext Japan is responsible where the infringement is caused by new product designs or any other intellectual property. Each party’s liability for damages arising out of the agreement during any 12-month period is limited to $36.0 million U.S. dollars, except in connection with a breach of the limitations on assignment. By mutual agreement of the parties, the agreements terminated on July 31, 2008.

Opnext Raw Materials Supply Agreement

Opnext and Hitachi are parties to a Raw Materials Supply Agreement. Under the terms and conditions of the Raw Materials Supply Agreement, Hitachi has agreed to continue to make available for purchase by Opnext laser chips and other semiconductor devices and all other raw materials that were provided by Hitachi to the business prior to or as of July 31, 2001 for Opnext’s production of optoelectronics components. Pricing is negotiated between the parties, but Hitachi is obligated to provide prices that are no greater than the lowest aggregate price Hitachi charges similarly situated customers. For raw materials Hitachi purchases from third parties, Hitachi charges Opnext the prices paid by Hitachi, net of any discounts obtained by Hitachi. Each party’s liability for damages arising out of the agreement during any 12 month period is limited to $24.0 million U.S. dollars or the aggregate dollar amount of materials projected to be purchased by Opnext under the agreement in the following twelve month period, whichever is greater, except where Hitachi divests its telecommunications division and the acquirer does not agree to assume Hitachi’s obligations under this agreement as they relate to the raw materials. By mutual agreement of the parties, the agreement terminated on July 31, 2008.

Purchases from Hitachi and its subsidiaries under this agreement were $45.0 million for the year ended March 31, 2008. At March 31, 2008, Opnext had accounts payable to Hitachi and its subsidiaries of $8.4 million.

Opnext Logistics and Distribution Agreements

Opnext entered into a Logistics Agreement on April 1, 2002 with Hitachi Transport System, Ltd., or Hitachi Transport, a wholly-owned subsidiary of Hitachi, pursuant to which Hitachi Transport provides to Opnext and Opnext’s subsidiaries logistic services such as transportation, delivery and warehouse storage. The agreement has an initial term of one year with automatic one year renewals. Specific charges for such distribution services are based on volume at fixed per transaction rates generally negotiated on a semi-annual basis. Expenses were $2.7 million for the year ended March 31, 2008.

Opnext sells its products directly to end users and through distributors. For the year ended March 31, 2008, certain subsidiaries of Hitachi acted as Opnext’s distributors in Japan. In 2003, Opnext Japan entered into distribution agreements with Hitachi High Technologies, Renesas Technology Sales and Renesas Devices Sales which is a subsidiary of Renesas Technology Sales. These agreements are entered into for a one-year term and are automatically renewable for one-year periods. Such agreements are basic distributor contracts. Sales pursuant to these agreements were $9.2 million for the year ended March 31, 2008.

Software User License Agreement with Renesas Technology

Opnext Japan and Renesas Technology, one of Hitachi’s subsidiaries, are parties to a software user license agreement, pursuant to which Renesas Technology grants to Opnext Japan a non-exclusive royalty-free, fully paid-up right to duplicate, modify or alter proprietary software for use in developing, manufacturing and selling Opnext Japan’s products, which includes Renesas Technology’s microcomputer product or a version of the program for such product. The agreement also grants Opnext Japan the right to sublicense to third parties the right to use a copy of such proprietary software as a component part of Opnext Japan’s products, including the right to sublicense to a third party service provider for purposes of production of such software or manufacturing of Opnext Japan’s products. The initial term of the agreement expires on October 20, 2008 and automatically renews for additional one-year periods thereafter unless terminated earlier by mutual agreement.

Lease Agreement with Hitachi

Opnext Japan leases certain manufacturing and administrative premises from Hitachi located in Totsuka, Japan, pursuant to a lease agreement entered into between Opnext Japan and Hitachi. The original term of the lease was for one year and began on February 1, 2001. In 2002, Hitachi assigned the lease to Hitachi Communication Technologies, Ltd., a wholly-owned subsidiary of Hitachi. An amendment was thereafter entered into between Hitachi Communication Technologies, Ltd. and Opnext Japan, which, among others, modified the premises covered under the lease and according to which approximately 114,991 square feet (10,683 square meters) are now leased to Opnext Japan. A subsequent amendment was entered into between Hitachi Communication Technologies, Ltd. and Opnext Japan to extend the term of the lease. Pursuant to this amendment, the lease will terminate on September 30, 2011 and will be renewable for successive one-year terms, provided that neither party notifies its contrary intention.

The lease payments for these premises were $593,000 for the year ended March 31, 2008.

Lease Agreement with Renesas Technology

Opto Device leased certain manufacturing and administrative premises from Hitachi and one of its wholly-owned subsidiaries located in Komoro, Japan, pursuant to a lease agreement entered into between Opto Device, Hitachi and Hitachi Tohbu Semiconductor, Ltd., or HTS. The initial term of the lease agreement was for a five-year period and began on October 1, 2002. The lease was assigned from Opto Device to Opnext Japan when Opto Device was merged into Opnext Japan effective March 1, 2003, and Hitachi assigned the lease to Renesas Technology, one of Hitachi’s subsidiaries. Opnext Japan and Renesas Technology entered into a lease agreement pursuant to which the term of the lease will terminate on March 31, 2011, with an automatic five-year extension, subject to either party’s contrary intent. Under this agreement, Renesas Technology has the option to increase the rent upon the occurrence of certain circumstances during the term of the lease.

The lease payments for these properties were $60,000 for the year ended March 31, 2008.

Lease Agreement with Chuo Shoji

Chuo Shoji, Ltd., or Chuo Shoji, one of Hitachi’s subsidiaries, leases office space located in Chiyoda-ku (Tokyo), Japan to Opnext Japan. The building is owned by Tokyo Tatemono Co., Ltd., or Tokyo Tatemono, and leased to Chuo Shoji. The term of the lease agreement is for two years and commenced on June 12, 2004. It is automatically renewable for successive periods of two years unless either party gives notification to terminate the lease to the other party six months or more prior to the end of then current term. The current term expires on June 11, 2010. Both Chuo Shoji and Opnext Japan have the right to terminate the lease during the lease term provided that the party wishing to terminate gives the other party at least six months prior notice, or in the case of Opnext Japan, pays Chuo Shoji the amount equal to six months’ lease payments. Opnext Japan executed a letter of guarantee for the benefit of Tokyo Tatemono, according to which the lease agreement between Opnext Japan and Chuo Shoji shall be terminated and Opnext Japan shall vacate the premises in the event that the lease agreement between Chuo Shoji and Tokyo Tatemono is terminated.

The annual lease payment under this agreement was $112,000 for the year ended March 31, 2008.

Lease Agreement with Hitachi Europe GmbH

Opnext GmbH is party to a lease agreement with Hitachi Europe GmbH, under which Hitachi Europe GmbH leases office space and other services to Opnext Germany GmbH in Munich, Germany. The agreement became effective on December 1, 2001 and remains in force unless and until terminated by either party. Under this agreement, Opnext GmbH pays for the cost of the actual occupied office space and reimburses Hitachi Europe GmbH for various costs that Hitachi Europe GmbH incurs in providing certain services.

The lease payments under this agreement were $62,000 for the year ended March 31, 2008.

Opnext Japan Secondment Agreements

Opnext Japan, Inc. and Hitachi entered into a one-year secondment agreement effective February 1, 2001 with automatic annual renewals, which provides for the details of the secondment of Hitachi employees to Opnext Japan, Inc. After July 31, 2005, Hitachi is entitled to terminate the secondment agreements.

As of March 31, 2008, there were twelve seconded employees. Expenses associated with these employees were $888,000 for the year ended March 31, 2008.

Opto Device Secondment Agreements

Opto Device entered into one-year secondment agreements respectively with Hitachi and Hitachi Tohbu Semiconductor, Ltd., or HTS, one of Hitachi’s wholly-owned subsidiaries, effective October 1, 2002 with automatic annual renewals. After September 30, 2006, Hitachi and HTS are each respectively entitled to terminate the secondment agreements.

As of March 31, 2008, there were two seconded employees. Expenses associated with these employees were $161,000 for the year ended March 31, 2008.

Capital Leases with Hitachi Capital Corporation

Opnext Japan has entered into capital leases with Hitachi Capital Corporation to finance certain equipment purchases. For the year ended March 31, 2008, Opnext Japan had outstanding capital leases with Hitachi Capital Corporation of $26.3 million. The terms of the leases generally range from 3 to 5 years and can be renewed at renegotiated terms or purchased at the residual value upon expiration. Opnext Japan can terminate the leases at its discretion in return for a penalty payment as stated in the lease contracts.

Director Independence

The Board has determined that four of Opnext’s non-employee directors are independent under the listing standards of NASDAQ. The independent directors are Mr. Cowan, Chairman of the Audit Committee, Mr. Otto, Chairman of the Compensation Committee, Dr. Kuru, Chairman of the Nominating/Corporate Governance Committee and Dr. Lee, Director and Co-Chairman of the Board. The committees consist entirely of independent directors under the listing standards of NASDAQ. Mr. Otsuki and Dr. Takahashi are not considered independent because of their respective affiliations with Hitachi, Ltd., a significant shareholder of Opnext, and Mr. Bosco is not considered independent as he is currently employed by Opnext as the President and Chief Executive Officer.

In making its independence determinations, the Board considered any transactions and relationships between the director, or any member of his or her immediate family, and Opnext or one of Opnext’s subsidiaries or affiliates based on information provided by the director, Company records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between Opnext and/or its subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between Opnext and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. In each instance, the Board determined that no such relationships or transactions existed.

EXPERTS

The consolidated financial statements of Opnext, Inc. at March 31, 2008 and 2007, and for each of the three years in the period ended March 31, 2008, included in the Proxy Statement of Opnext, Inc., which is referred to and made part of this Amendment No. 4 to the Registration Statement and related Prospectus of Opnext, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of StrataLight as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included herein in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Opnext common stock offered hereby will be passed upon for Opnext by Latham & Watkins LLP, counsel to Opnext.

WHERE YOU CAN FIND MORE INFORMATION

Opnext files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Opnext the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Opnext, at www.sec.gov. You may also access the SEC filings and obtain other information about Opnext through the website maintained by Opnext, which are www.opnext.com. The information contained in those websites is expressly not incorporated by reference into this proxy statement/prospectus.

Opnext has not authorized anyone to give any information or make any representation about the Mergers that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

OPNEXT, INC.

Report of Independent Registered Public Accounting Firm on Financial Statements

The Board of Directors and Shareholders of
Opnext, Inc.

We have audited the accompanying consolidated balance sheets of Opnext, Inc. (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended March 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Opnext, Inc. at March 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” using the modified-prospective transition method. As discussed in Note 5 to the consolidated financial statements, effective April 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Opnext, Inc.’s internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 16, 2008 expressed an unqualified opinion thereon.

/s/  ERNST & YOUNG LLP

New York, New York
June 16, 2008

Opnext, Inc.

Consolidated Balance Sheets

	March 31,
	2008	2007
	(In thousands, except share and per share amounts)

Assets
Current assets:
Cash and cash equivalents	$221,686	$199,786
Trade receivables, net, including $5,811 and $3,000 due from related parties at March 31, 2008 and 2007, respectively	55,443	53,974
Inventories	90,297	62,560
Prepaid expenses and other current assets	3,639	3,221

Total current assets	371,065	319,541
Property, plant, and equipment, net	55,488	42,396
Goodwill	5,698	5,698
Other assets	208	214

Total assets	$432,459	$367,849

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables, including $8,353 and $9,264 due to related parties at March 31, 2008 and 2007, respectively	$45,531	$41,585
Accrued expenses	14,184	14,201
Short-term debt	20,060	—
Capital lease obligations	7,414	4,135

Total current liabilities	87,189	59,921
Capital lease obligations	18,843	11,858
Other long-term liabilities	3,349	5,413

Total liabilities	109,381	77,192

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.01 per share: 15,000,000 authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share: authorized 150,000,000 shares; issued and outstanding 64,619,913, net of 20,937 shares of treasury stock, and 64,549,100 at March 31, 2008 and March 31, 2007, respectively	552	645
Additional paid-in capital	583,766	577,257
Accumulated deficit	(265,060)	(282,108)
Accumulated other comprehensive income (loss)	3,820	(5,137)

Total shareholders’ equity	323,078	290,657

Total liabilities and shareholders’ equity	$432,459	$367,849

See accompanying notes to consolidated financial statements.

Opnext, Inc.

Consolidated Statements of Operations

	Year Ended March 31,
	2008	2007	2006
	(In thousands, except per share amounts)

Sales, including $8,925, $9,671 and $24,090 to related parties for the years ended March 31, 2008, 2007 and 2006, respectively	$283,498	$222,859	$151,691
Cost of sales	187,123	148,753	120,320

Gross margin	96,375	74,106	31,371
Research and development expenses, including $5,225, $4,403 and $4,171 from related parties for the years ended March 31, 2008, 2007 and 2006, respectively	38,324	35,615	33,669
Selling, general and administrative expenses, including $5,515, $4,557 and $4,136 from related parties for the years ended March 31, 2008, 2007 and 2006, respectively	48,291	40,231	33,116
Other operating expenses	502	311	1,464

Operating income (loss)	9,258	(2,051)	(36,878)
Interest income, net, including $0, $42 and $2,835 of interest income from related parties for the years ended March 31, 2008, 2007 and 2006, respectively	8,534	3,298	4,102
Other (expense) income, net	(744)	(551)	1,561

Income (loss) before income taxes	17,048	696	(31,215)
Income tax expense	—	—	(278)

Net income (loss)	$17,048	$696	$(31,493)

Net income (loss) per share:
Basic	$0.26	$0.01	$(0.61)
Diluted	$0.26	$0.01	$(0.61)
Weighted average number of shares used in computing net income (loss) per share
Basic	64,598	53,432	51,945
Diluted	64,633	53,486	51,945

See accompanying notes to consolidated financial statements.

Opnext, Inc.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)
Years ended March 31, 2008, 2007 and 2006

	Class A		Class B						Retained	Accumulated
	Common Stock		Common Stock		Common Stock			Additional	Earnings	Other
	Number of	Par	Number of	Par	Number of	Par	Unearned	Paid-in	(Accumulated	Comprehensive	Shareholders’	Comprehensive
	Shares	Value	Shares	Value	Shares	Value	Compensation	Capital	Deficit)	Income (Loss)	Equity	Income (Loss)
	(In thousands, except share and per share amounts)

Balance at March 31, 2005	49,999,999	$500	1,941,443	$19	—	$—	$(13)	$406,089	$(251,311)	$(7,108)	$148,176

Stock-based compensation							12				12

Stock options exercised			44,014	1				35			36

Net loss									(31,493)		(31,493)	$(31,493)

Foreign currency translation adjustment										1,921	1,921	1,921

Total comprehensive loss												$(29,572)

Balance at March 31, 2006	49,999,999	$500	1,985,457	$20	—	$—	$(1)	$406,124	$(282,804)	$(5,187)	$118,652

Conversion of common stock	(49,999,999)	(500)	(1,985,457)	(20)	51,985,456	520					—

Stock-based compensation							1	229			230

Stock options exercised					27,238	—		46			46

Net proceeds from initial public offering					12,536,406	125		170,858			170,983

Net income									696		696	$696

Foreign currency translation adjustment										50	50	50

Total comprehensive income												$746

Balance at March 31, 2007	—	$—	—	$—	64,549,100	$645	$—	$577,257	$(282,108)	$(5,137)	$290,657

Stock-based compensation, net of forfeitures					70,177			4,160			4,160

Stock options exercised					21,573	1		22			23

Amendment of stock appreciation rights								2,432			2,432

Restricted shares repurchased					(20,937)	(94)					(94)

Initial public offering costs								(105)			(105)

Net income									17,048		17,048	$17,048

Unrealized gain on foreign currency forward contract										85	85	85

Retirement allowance benefit										(254)	(254)	(254)

Foreign currency translation adjustment										9,126	9,126	9,126

Total comprehensive income												$26,005

Balance at March 31, 2008	—	$—	—	$—	64,619,913	$552	$—	$583,766	$(265,060)	$3,820	$323,078

See accompanying notes to consolidated financial statements.

Opnext, Inc.

Consolidated Statements of Cash Flows

	Year Ended March 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Net income (loss)	$17,048	$696	$(31,493)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,615	10,305	12,579
Non-cash compensation expense	3,337	3,552	12
Loss on disposal of property, plant and equipment	502	311	1,065
Changes in assets and liabilities:
Trade receivables, net	3,134	(17,155)	(11,116)
Inventories, net	(18,741)	(17,555)	(4,804)
Prepaid expenses and other current assets	(452)	(1,184)	(615)
Other assets	(2)	(12)	433
Trade payables	(2,492)	15,250	2,191
Accrued expenses and other liabilities	(1,424)	1,760	1,567

Net cash provided by (used in) operating activities	11,525	(4,032)	(30,181)

Cash flows from investing activities
Capital expenditures	(5,071)	(3,142)	(3,115)

Net cash used in investing activities	(5,071)	(3,142)	(3,115)

Cash flows from financing activities
Short-term debt borrowings (payments), net	20,060	(50,892)	(25,313)
Payments on capital lease obligations	(5,452)	(2,464)	(1,265)
Payment to Hitachi, Ltd.	—	—	(20,000)
Exercise of stock options	23	46	36
Net proceeds from initial public offering	(105)	170,983	—
Restricted shares repurchased	(94)	—	—

Net cash provided by (used in) financing activities	14,432	117,673	(46,542)
Effect of foreign currency exchange rates on cash and cash equivalents	1,014	(71)	(308)

Increase (decrease) in cash and cash equivalents	21,900	110,428	(80,146)
Cash and cash equivalents at beginning of year	199,786	89,358	169,504

Cash and cash equivalents at end of year	$221,686	$199,786	$89,358

Supplemental cash flow information
Cash paid during the year for:
Interest	$435	$531	$535
Income taxes	—	—	278
Non-cash financing activities
Capital lease obligations incurred	$(11,825)	$(10,265)	$(7,882)

See accompanying notes to consolidated financial statements.

Opnext, Inc.

Notes to Consolidated Financial Statements
(in thousands, except per share amounts)

1.	Background and Basis of Presentation

Opnext, Inc. and subsidiaries (“OPI,” “Opnext” or the “Company”) designs, develops manufactures and distributes optical modules and components that transmit and receive data delivered via light in telecommunications and data communications applications, as well as lasers and infrared LEDs for industrial and commercial applications.

OPI was incorporated on September 18, 2000 (date of inception) in Delaware as a wholly-owned subsidiary of Hitachi, Ltd. (“Hitachi”), a corporation organized under the laws of Japan. Opnext Japan, Inc. (“OPJ” or “Opnext Japan”) was established on September 28, 2000 and on January 31, 2001, Hitachi contributed the fiber optic components business of its telecommunications system division (the “Predecessor Business”) to OPJ.

On July 31, 2001, Hitachi contributed 100% of the shares of OPJ to OPI in exchange for 35,000 shares of Class A common stock, representing 100% of the then outstanding Class A common shares. In a subsequent transaction on July 31, 2001, Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, and Clarity Opnext Holdings II, LLC (collectively, “Clarity”) together contributed $321,300 in exchange for 15,000 shares of Class A common stock. Each share of the Company’s Class A common stock had ten voting rights.

Opto Device, Ltd. (“OPD”) was established on February 8, 2002 and on October 1, 2002, OPD acquired the opto device business (the “OPD Predecessor Business”) from Hitachi. Also on October 1, 2002, OPI acquired 100% of the shares of OPD from Hitachi for a purchase price of $40,000. Effective March 1, 2003, OPD was merged into OPJ.

On June 4, 2003, the Company acquired 100% of the outstanding shares of Pine Photonics Communications, Inc. (“Pine”) in exchange for 1,672 shares of Opnext Class B common stock. Each share of the Company’s Class B common stock had one voting right. At March 31, 2007 and 2006, 84 of the aforementioned outstanding shares were held in escrow as security for potential breach by Pine of certain terms and conditions of the acquisition agreement. These shares were released from escrow on June 4, 2007.

On January 25, 2007, all Class A common stock was converted into Class B common stock. On January 26, 2007, the Company declared a one for one-third reverse stock split of the Company’s outstanding Class B common stock effective for all shareholders of record on January 26, 2007. The financial statements have been retroactively adjusted for the reverse split. In addition, the reverse stock split proportionately reduced the number of issued and outstanding stock based awards including restricted stock, stock options and stock appreciation rights. On January 26, 2007, the Company also approved the conversion of all Class B common stock into a single class of common stock.

In February 2007, the Company completed its initial public offering of 19,446 common shares at $15.00 per share. Net proceeds to the Company from the offering were $170,983. The offering included 12,536 newly issued shares as well as 6,667 and 243 shares previously owned by Hitachi and Clarity, respectively.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements reflect the consolidated results of Opnext and all its subsidiaries. All intercompany transactions and balances between and among the Company’s businesses have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

financial statements and revenue and expenses during the periods reported. These estimates are based on historical experience and on assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. These estimates include assessment of the ability to collect accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, expected warranty costs, fair value of stock awards and estimated useful lives for depreciation and amortization periods of tangible assets, among others. Actual results may differ from these estimates, and the estimates will change under different assumptions or conditions.

Revenue Recognition

Revenue is derived principally from sales of products. Revenue is recognized when the basic criteria of Staff Accounting Bulletin (“SAB”) No. 104 are met. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, usually in the form of a purchase order, delivery has occurred or services have been rendered, title and risk of loss have passed to the customer, the price is fixed or determinable and collection is reasonably assured in terms of both credit worthiness of the customer and there are no uncertainties with respect to customer acceptance. These conditions generally exist upon shipment or upon notice from certain customers in Japan that they have completed their inspection and have accepted the product.

The Company participates in vendor managed inventory (“VMI”) programs with certain of its customers, whereby the Company maintains an agreed upon quantity of certain products at a customer designated warehouse. Revenue pursuant to the VMI programs is recognized when the products are physically pulled by the customer, or its designated contract manufacturer, and put into production. Simultaneous with the inventory pulls, purchase orders are received from the customer, or its designated contract manufacturer, as evidence that a purchase request and delivery have occurred and that title has passed to the customer at a previously agreed upon price.

Warranties

The Company sells certain of its products to customers with a product warranty that provides repairs at no cost to the customer or the issuance of credit to the customer. The length of the warranty term depends on the product being sold, but generally ranges from one year to five years. The Company accrues its estimated exposure to warranty claims based upon historical claim costs as a percentage of sales multiplied by prior sales still under warranty at the end of any period. Management reviews these estimates on a regular basis and adjusts the warranty provisions as actual experience differs from historical estimates or other information becomes available.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Shipping and Handling Costs

Outbound shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Shipping and handling costs for the years ended March 31, 2008, 2007 and 2006 were $5,161, $4,497 and $3,145, respectively.

Foreign Currency Transactions and Translation

Gains and losses resulting from foreign currency transactions denominated in a currency other than the entity’s functional currency are included in the consolidated statements of operations. Balance sheet accounts of the Company’s foreign operations for which the local currency is the functional currency are translated into U.S. dollars at period-end exchange rates, while revenues and expenses are translated at weighted average exchange rates. Translation gains or losses related to net assets of such operations are shown as components of shareholders’ equity.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

Transaction gains and losses attributable to intercompany foreign currency transactions that are of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future) have been reported in other comprehensive income (loss). Transaction gains and losses attributable to other intercompany foreign currency transactions have been included in other (expense) income, net for the period in which the exchange rates change. The Company recorded transaction losses of $982 and $838 for the years ended March 31, 2008 and 2007, respectively, and a transaction gain of $1,488 for the year ended March 31, 2006.

Derivative financial instruments utilized for hedging purposes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. All derivative instruments utilized for hedging purposes are recorded as either an asset or liability on the balance sheet at fair value and changes in the derivative fair value are recorded in earnings.

As of March 31, 2008 and 2007, the Company had a net payable position of $7,104 and net receivable position of $25,184, respectively, subject to foreign currency exchange risk between the Japanese yen and the U.S. dollar. The Company is also exposed to foreign currency exchange risk on intercompany sales transactions involving the Japanese yen and the U.S. dollar. At March 31, 2008, there were three foreign currency exchange contracts in place with an aggregate nominal value of $15,000 and expiration dates of ninety days or less to hedge a portion of this future risk. As of March 31, 2007, there were no outstanding forward contracts in place. The Company does not enter into foreign currency exchange forward contracts for trading purposes, but rather as a hedging vehicle to minimize the effect of foreign currency fluctuations.

Net Income (Loss) per Common Share

Basic and diluted earnings per share are presented in accordance with SFAS No. 128 Earnings Per Share and SAB No. 98. Basic net income (loss) per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from stock-based incentive plans outstanding during the period using the treasury stock method.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents. As of March 31, 2008 and 2007, cash and cash equivalents included $887 and $449, respectively, of restricted cash which is held in escrow to guarantee value added taxes and domestic facility lease obligations.

Trade Receivables

The Company estimates allowances for doubtful accounts based upon historical payment patterns, aging of accounts receivable and actual write-off history, as well as an assessment of customers’ creditworthiness. Changes in the financial condition of customers could have an effect on the allowance balance required and result in a related charge or credit to earnings. As a policy, the Company does not require collateral from its customers. The allowance for doubtful accounts was $335 and $491 at March 31, 2008 and 2007, respectively.

Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventories consist of raw materials, work in process and finished goods, including inventory consigned to our customers and our contract manufacturers. Inventory valuation and firm, committed purchase order assessments are performed on a quarterly basis and those which are identified to be obsolete or in excess of forecasted usage are written down to their estimated realizable value. Estimates of realizable value are based upon management’s analyses and assumptions, including, but not limited to, forecasted sales levels by product, expected product lifecycle, product

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

development plans and future demand requirements. The Company typically uses a twelve-month rolling forecast based on factors including, but not limited to, production cycles, anticipated product orders, marketing forecasts, backlog, shipment activities and inventories owned by and held at customers. If market conditions are less favorable than forecasted or actual demand from customers is lower than estimated, additional inventory write-downs may be required. If demand is higher than expected, inventories that had previously been written down may be sold.

Certain of the Company’s more significant customers have implemented a supply chain management tool called vendor managed inventory programs which require suppliers, such as the Company, to assume responsibility for maintaining an agreed upon level of consigned inventory at the customer’s location or at a third-party logistics provider, based on the customer’s demand forecast. Notwithstanding the fact that the Company builds and ships the inventory, the customer does not purchase the consigned inventory until the inventory is drawn or pulled by the customer or third-party logistics provider to be used in the manufacture of the customer’s product. Though the consigned inventory may be at the customer’s or third-party logistics provider’s physical location, it remains inventory owned by the Company until the inventory is drawn or pulled, which is the time at which the sale takes place.

Property, Plant, and Equipment and Internal Use Software

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the various asset classes. Estimated useful lives for building improvements range from three to fifteen years and estimated useful lives for machinery, electronic and other equipment range from three to seven years. Property, plant and equipment include those assets under capital lease and the associated accumulated amortization.

Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in other operating expenses.

Pursuant to Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, certain costs of computer software obtained for internal use are capitalized and amortized on a straight-line basis over three to seven years. Costs for maintenance and training, as well as the cost of software that does not add functionality to an existing system, are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long lived-assets in accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets. Long-lived assets, such as property, plant, and equipment, are reviewed for impairment in connection with the Company’s annual budget and long-term planning process and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other groups. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. The Company’s evaluations for the years ended March 31, 2008, 2007 and 2006 indicated that there were no impairments.

Goodwill and Business Combinations

Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company accounts for acquisitions in accordance with SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

combinations. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires that these assets be reviewed for impairment at least annually. As of March 31, 2008, the Company had $5,698 of goodwill resulting from the acquisition of Pine in June 2003. The Company’s evaluations for the years ended March 31, 2008, 2007 and 2006 indicated that there were no impairments.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Fair Value of Financial Instruments

At March 31, 2008 and 2007, the Company’s financial instruments included cash, cash equivalents, trade receivables, trade payables, accrued expenses, and short-term borrowings. The fair values of these items approximated their carrying values due to the short-term nature of these instruments.

Stock-Based Incentive Plans

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share-Based Payment. This Statement requires all share-based payments to be recognized in the financial statements based on their fair value. The Company adopted SFAS No. 123(R) on April 1, 2006, as required for all stock-based incentive plans, using the modified prospective method and therefore has not resulted in a restatement of the Company’s previously reported financial results. This method requires compensation cost for the unvested portion of awards that are outstanding as of March 31, 2006 to be recognized over the remaining service period based on the grant-date fair value of those awards as previously calculated for pro forma disclosures under SFAS No. 123. All new awards and awards that are modified, repurchased, or cancelled after March 31, 2006 are accounted for under the provisions of Statement No. 123(R).

In connection with the adoption of SFAS No. 123(R), the Company estimates the fair value of stock-based awards utilizing the Black-Scholes pricing model. The fair value of the awards is amortized as compensation expense on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The fair value calculations involve significant judgments, assumptions, estimates and complexities that impact the amount of compensation expense to be recorded in current and future periods. The factors include:

•	The time period that stock based awards are expected to remain outstanding has been determined based on the average of the original award period and the remaining vesting period in accordance with the SEC’s short-cut approach pursuant to SAB No. 107, Disclosure About Fair Value of Financial Statements. The expected term assumption for awards issued during the twelve-month periods ended March 31, 2008 and 2007 was 6.25 years. As additional evidence develops from the Company’s stock trading history, the expected term assumption will be refined to capture the relevant trends.

•	The future volatility of the Company’s stock from April 1, 2007 through December 31, 2007 was estimated based on the median calculated value of the historical volatility of companies believed to have similar market performance characteristics as those of the Company. Use of comparable companies was necessary during this period since the Company did not possess a sufficient stock price history. Since December 31,

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

2007, the Company has estimated volatility based on the Company’s historical stock prices. The expected volatility assumption for awards issued during the twelve-month periods ending March 31, 2008 and 2007 was 88.1% and 99.3%, respectively.

•	A dividend yield of zero has been assumed for awards issued during the twelve-month periods ended March 31, 2008 and 2007 based on the Company’s actual past experience and the fact that Company does not anticipate paying a dividend on its shares in the near future.

•	The Company has based its risk-free interest rate assumption for awards issued during the twelve-month periods ended March 31, 2008 and 2007 on the implied yield available during such periods on U.S. Treasury zero-coupon issues with an equivalent expected term, which was 4.5% and 4.8%, respectively.

•	The forfeiture rate for awards issued during the twelve-month periods ended March 31, 2008 and 2007 was approximately 10% and was based on the Company’s actual historical forfeiture trend.

Prior to April 1, 2006, the Company accounted for its stock-based awards to employees in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which requires companies to disclose pro forma net income or loss as if the fair value of share-based awards were expensed. For purposes of this pro forma disclosure, the Company estimated fair value using the minimum value option pricing model which requires highly subjective assumptions, including the expected volatility of the Company’s stock price, the expected term for which the awards will be held before exercise and the fair value of the Company’s common stock. As a result, the estimated fair value could vary significantly based upon changes in assumptions which the Company deemed appropriate at the time of grant. The Company’s use of the minimum value option pricing model was primarily due to its determination as to its appropriateness as well as its general acceptance as an option valuation model for private companies. In addition, the Company believes that its approach and assumptions are reasonable and consistent with accepted valuation methodologies as set forth in the AICPA’s Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to determine the fair value of the Company’s common stock.

The following assumptions were used to estimate the fair value of the Company’s share-based awards:

Year Ended
March 31,
2006

Dividend yield	0.00%
Expected volatility	1.00%
Risk free interest rate	5.10%
Expected holding period (in years)	5

For pro forma disclosure purposes, the estimated fair value of share-based awards is amortized to expense over the vesting period. If the Company had elected to adopt the optional fair value recognition provisions of SFAS No. 123 for its stock option plan, net loss for the Company would have been changed to the pro forma amounts indicated below:

Year Ended
March 31,
2006

Net loss as reported	$(31,493)
Compensation expense included in net loss	12
Pro forma compensation income (expense)	60

Pro forma net loss	$(31,421)

Pro forma net loss per share basic and diluted	$(0.61)
Weighted average number of shares used in computing pro forma net loss per share, basic and diluted	51,945

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

Options issued to non-employees are accounted for under the provisions of Emerging Task Force Issue (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. At March 31, 2008 and 2007, the Company had 1,010 and 1,000 outstanding options that were granted to Hitachi and Clarity Partners, L.P., respectively, in connection with the appointment of their employees as directors of the Company. The non-employee options were granted to Hitachi and Clarity Partners, L.P. in July of 2001 and the associated costs were expensed during the vesting period of the respective awards. There were no costs associated with non-employee options during each of the years ended March 31, 2008, 2007 and 2006. The non-employee options granted to Hitachi and Clarity Partners, L.P. expire ten years from the grant date and were fully vested as of November 2004.

Pending Adoption of New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. On February 6, 2008, the FASB issued FASB Staff Position (FSP) 157-2 which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 and FSP 157-2 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of SFAS No. 157 under the provisions of FSP 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting Statement 157 effective April 1, 2008 is not expected to be material to the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No. 159”), which permits but does not require entities to measure financial instruments and certain other items at fair value. According to SFAS No. 159 unrealized gains and losses on items for which the fair value option has been elected are to be reported in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. As the Company has not elected to measure any of its financial instruments at fair value under the provisions of SFAS No. 159, the adoption of this statement will not have any impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting be used for all business combinations and that the acquirer be identified for each business combination. This statement improves the relevance, completeness, and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values, and also requires that acquisition related costs be expensed as incurred and services are received, except for the costs to issue debt and equity securities. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

3.	Inventories

Components of inventories are summarized as follows:

	March 31,
	2008	2007

Raw materials	$48,867	$31,881
Work in process	11,048	15,478
Finished goods	30,382	15,201

Inventories	$90,297	$62,560

Inventories included $18,777 and $7,276 of inventory consigned to customers and contract manufacturers at March 31, 2008 and 2007, respectively.

4.	Property, Plant, and Equipment

Property, plant, and equipment is summarized as follows:

	March 31,
	2008	2007

Machinery, electronic, and other equipment	$214,021	$165,404
Computer software	11,943	11,153
Building improvements	5,439	4,877
Construction in progress	1,646	7,767

Total property, plant, and equipment	233,049	189,201
Less accumulated depreciation and amortization	(177,561)	(146,805)

Property, plant, and equipment, net	$55,488	$42,396

Property, plant and equipment included capitalized leases of $37,660 and $14,239 at March 31, 2008 and 2007, respectively, and related accumulated depreciation of $10,568 and $4,628 at March 31, 2008 and 2007, respectively. Amortization associated with capital leases is recorded in depreciation expense. Amortization of computer software costs was $1,972, $2,109 and $1,233 for the years ended March 31, 2008, 2007 and 2006, respectively.

5.	Income Taxes

The following table presents the United States and foreign components of income (loss) before income taxes:

	Year Ended March 31,
	2008	2007	2006

United States	$(5,873)	$(7,850)	$(10,252)
Foreign	22,921	8,546	(20,963)

Income (loss) before income taxes	$17,048	$696	$(31,215)

During each of the years ended March 31, 2008 and 2007, the Company did not record a tax provision in certain tax jurisdictions as the income tax benefits from net operating loss carryforwards were used to offset the related income tax. For those tax jurisdictions continuing to generate operating losses, the Company recorded a valuation allowance to offset potential income tax benefits associated with these operating losses. The Company recorded a $278 current income tax expense during the year ended March 31, 2006. The expense resulted from foreign withholding taxes on the repayment of interest expense on debt owed by a subsidiary to the parent corporation.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the principal reasons for the difference between the effective income tax rate and the U.S. Federal statutory income tax rate:

	Year Ended March 31,
	2008	2007	2006

U.S. Federal statutory income tax rate	35.0%	35.0%	(35.0)%
State and local income taxes, net of Federal income tax effect	(1.8)	(52.1)	(1.8)
Foreign earnings taxed at different rates	7.5	71.8	(3.7)
Change in valuation allowance	(45.0)	(270.6)	48.6
Long-term investment foreign currency transaction losses	—	—	(7.0)
Stock-based compensation	0.1	188.6	—
Other	4.2	27.3	(0.2)

Effective income tax rate	0.0%	0.0%	0.9%

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Upon adoption of FIN 48 on April 1, 2007 and as of March 31, 2008, the Company did not have any material unrecognized tax benefits. Accordingly, there was no effect on the Company’s results of operations for the year ended March 31, 2008 as a result of the adoption of FIN 48. The Company recognizes interest and penalties on unrecognized tax benefits as a component of income tax expense. Upon adoption of FIN 48, Opnext did not have any accrued interest or penalties associated with any unrecognized tax benefits nor were any interest or penalties recognized during the year ended March 31, 2008. The Company does not anticipate that its unrecognized tax benefits will significantly change within the next twelve months.

The Company is subject to taxation in the United States, Japan and various state, local and other foreign jurisdictions. With the exception of Japan and certain state and local jurisdictions, the income tax filings for all years since and including the year ended March 31, 2001 are open to examination by the respective taxing authorities. The Company’s income tax filings since and including the year ended March 31, 2002 are open to examination by the Japanese taxing authorities.

During the year ended March 31, 2008, the Internal Revenue Service commenced an examination of the Company’s U.S. Income Tax Return for the year ended March 31, 2006. In addition, the State of New Jersey commenced an examination of the Company’s New Jersey Corporate Business Tax Returns for the years ended March 31, 2004 through March 31, 2007. As of March 31, 2008, no adjustments had been proposed by either taxing authority.

The components of net deferred tax assets are as follows:

	March 31,
	2008	2007

Net deferred income tax assets:
Net operating loss, capital loss and credit carryforwards	$186,597	$165,714
Intellectual property and goodwill	10,375	19,313
Inventory and other reserves	23,142	17,383
Non-employee stock option expense to related parties	9,387	9,387
Capital leases and property, plant, and equipment	(2,508)	(2,065)
Other	1,468	(1,237)
Valuation allowance	(228,461)	(208,495)

Total net deferred tax assets	$—	$—

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. At March 31, 2008 and 2007, management considered recent operating results, the near-term earnings expectations, and the highly competitive nature of the high-technology market in making this assessment. At the end of each of the respective years, management determined that it is more likely than not that the tax benefit of the deferred tax assets will not be realized. Accordingly, full valuation allowances have been provided against the net deferred tax assets. There can be no assurances that the deferred tax assets subject to valuation allowances will ever be realized.

As of March 31, 2008, the Company has a U.S. Federal net operating loss carryforward of $88,656 and a foreign net operating loss carryforward of $370,316 to offset future taxable income. The U.S. Federal net operating loss carryforward excludes $15,797 of pre-acquisition losses of a subsidiary which are subject to certain annual limitations under Section 382 of the Internal Revenue Code. The U.S. Federal net operating loss carryforward will expire between 2022 and 2029 and the foreign net operating loss carryforward will expire between 2010 and 2015.

The Company does not provide for U.S. Federal income taxes on undistributed earnings of its foreign subsidiaries as it intends to permanently reinvest such earnings. At March 31, 2008, there were no undistributed earnings.

6.	Stockholders’ Equity

On January 25, 2007, all Class A common stock was converted into Class B common stock. On January 26, 2007, the Company declared a one for one-third reverse stock split of the Company’s outstanding Class B common stock effective for all shareholders of record as of January 26, 2007. On January 26, 2007, the Company also approved the conversion of all common stock into a single class of common stock.

The Company is authorized to issue 150,000 shares of $0.01 par value common stock and 15,000 shares of $0.01 par value preferred stock. Each share of the Company’s common stock entitles the holder to one vote per share on all matters to be voted upon by the shareholders. The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. As of March 31, 2008, no shares of preferred stock had been issued.

On January 10, 2008, the Company’s board of directors approved a program to repurchase up to an aggregate of $20,000 of the Company’s common stock over a 24-month period. The Company may purchase Opnext common stock on the open market or in privately negotiated transactions from time-to-time based upon market and business conditions. Any repurchases will be made using the available working capital of the Company. As of March 31, 2008, no purchases have been made pursuant to this program.

During the year ended March 31, 2008, the Company repurchased 20,937 shares of common stock at $4.50 per share in connection with the payment of the tax liability incident to the vesting of certain restricted common shares held by certain executives.

7.	Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented. Basic weighted average number of common shares included 265 restricted common shares outstanding as of March 31, 2008. Diluted net income (loss) per share includes dilutive common stock equivalents, using the treasury method, if dilutive.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the calculation of basic and diluted net income (loss) per share:

	Year Ended March 31,
	2008	2007	2006

Numerator:
Net income (loss), basic and diluted	$17,048	$696	$(31,493)

Denominator:
Weighted average shares outstanding — basic	64,598	53,432	51,945
Effect of potentially dilutive options	35	54	—

Weighted average shares outstanding — diluted	64,633	53,486	51,945

Basic net income (loss) per share	$0.26	$0.01	$(0.61)

Diluted net income (loss) per share	$0.26	$0.01	$(0.61)

The following table summarizes the potential outstanding common stock of the Company at the end of each period, which has been excluded from the computation of diluted net loss per share, as their effect is anti-dilutive.

	Year Ended March 31,
	2008	2007	2006

Stock options	5,548	4,387	4,437
Stock appreciation rights	546	664	669

Total options and stock appreciation rights	6,094	5,051	5,106

8.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) as of March 31, 2008 and 2007 was as follows:

	Year Ended March 31,
	2008	2007

Beginning accumulated other comprehensive loss	$(5,137)	$(5,187)
Unrealized gain on foreign currency forward contract	85	—
Retirement allowance benefit	(254)	—
Foreign currency translation adjustment	9,126	50

Ending accumulated other comprehensive income (loss)	$3,820	$(5,137)

9.	Employee Benefits

The Company sponsors the Opnext Corporation 401(k) Plan (the “Plan”) to provide retirement benefits for its U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from one percent to 60 percent of their annual compensation to the Plan, subject to an annual limit as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of two thirds of the first six percent an employee contributes. All matching contributions vest immediately. In addition, the Plan provides for discretionary contributions as determined by the board of directors. Such contributions to the Plan, if made, are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. The Company’s matching contributions to the Plan totaled $388, $337 and $331 in the years ended March 31, 2008, 2007 and 2006, respectively. No discretionary contributions were made in the years ended March 31, 2008, 2007 and 2006.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company sponsors a defined contribution plan and a retirement allowance plan to provide retirement benefits for its employees in Japan. Under the defined contribution plan, contributions are provided based on grade level and totaled $661, $619 and $630 in the years ended March 31, 2008, 2007 and 2006, respectively. In addition, the employee can elect to receive the benefit as additional salary or contribute the benefit to the plan on a tax-deferred basis. Under the retirement allowance plan, the Company calculates annual contributions to participants’ accounts based on individual grade level and years of service. Employees are entitled to a lump sum benefit upon retirement or upon certain instances of termination. Expense pursuant to this plan was $630, $598 and $760 in the years ended March 31, 2008, 2007 and 2006, respectively.

10.	Stock-Based Incentive Plans

The Company has awarded restricted stock, stock options and stock appreciation rights to its employees and directors. As of March 31, 2008 the plans had 3,198 common shares of stock available for future grants.

Restricted Stock

On December 12, 2007, the Company issued an aggregate of 15 restricted common share units to non-employee members of the board of directors as compensation for services to be performed. The restricted common share units are convertible into common shares on a one-for-one basis upon the director’s separation from service. The awards vest in full on the one-year anniversary of grant. Total compensation expense to be recognized over the vesting period for the non-forfeited awards is $107 based on a fair value of $8.09 per share as of the grant date, of which $32 was recognized in the year ended March 31, 2008.

On November 15, 2007, the Company issued 40 restricted common shares to a senior executive. The restrictions with respect to one-half of such shares lapse on November 1, 2008 and the restrictions with respect to the remainder of the shares lapse on November 1, 2009. Total compensation expense to be recognized over the vesting period for these awards is $356 based on a fair value of $8.89 per share as of the grant date, of which $67 was recognized in the year ended March 31, 2008. The total compensation costs related to unvested restricted shares will be recognized on a straight-line basis through November 1, 2009.

On September 5, 2007, the Company issued an aggregate of 7 restricted common shares and an aggregate of 7 restricted common share units to non-employee members of the board of directors as compensation for services to be performed. The restricted common share units are convertible into common shares on a one-for-one basis upon the director’s separation from service. The restrictions with respect to one-quarter of the restricted shares or restricted common share units, as the case may be, lapse each quarter for the next four quarters following the date of grant. Total compensation expense to be recognized over the vesting period for the non-forfeited awards is $100 based on a fair value of $10.96 per share as of the grant date, of which $57 was recognized in the year ended March 31, 2008.

On August 15, 2007, the Company issued 40 restricted common shares to certain senior executives. The restrictions with respect to one-half of the shares lapsed on February 20, 2008 and the remainder lapse on February 20, 2009. Total compensation expense to be recognized over the vesting period for these awards is $454 based on a fair value of $11.34 per share as of the grant date, of which $251 was recognized in the year ended March 31, 2008. The total compensation costs related to unvested restricted shares will be recognized on a straight-line basis through February 2009.

During the year-ended March 31, 2005, the Company issued 217 restricted common shares to certain senior executives. The restrictions with respect to one-half of the shares lapsed on February 20, 2008 and the remainder lapse on February 20, 2009. Total compensation expense to be recognized over the vesting period for the awards is $2,262 based on a fair value of $11.10 per share as of the grant dates, of which $1,181 and $150 were recognized in the years ended March 31, 2008 and 2007, respectively. The total compensation costs related to unvested restricted shares will be recognized on a straight-line basis through February 2009.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

Stock Options

Stock option awards to employees generally become exercisable with respect to one quarter of the shares awarded on each one-year anniversary of the date of grant, have a ten-year life and are accounted for under SFAS No. 123(R) using the Black-Scholes option pricing valuation model. Options issued to non-employees are accounted for under provisions of EITF 96-18 and are measured at fair value on the grant date and are revalued at each financial statement date until fully vested. At March 31, 2008 and 2007, the Company had 1,010 and 1,000 outstanding options that were granted to Hitachi and Clarity Partners, L.P., respectively, in connection with the appointment of their employees as directors of the Company. The non-employee options expire ten years from the grant date and were fully vested as of November 2004. Accordingly, no costs were incurred in connection with non-employee options during the years ended March 31, 2008, 2007 and 2006.

In connection with the acquisition of Pine, the Company assumed the Pine Photonics, Inc. 2000 Stock Plan (the “Pine Plan”) and converted the 3,771 outstanding options into 251 options to acquire Opnext common shares (the “Pine Options”). As a result of the exchange, the Company recorded $109 of unearned compensation, which was amortized over the vesting period of the applicable options which was completed during the year ended March 31, 2007.

Compensation expense for employee stock option awards was $1,689 and $79 for the years ended March 31, 2008 and March 31, 2007, respectively. At March 31, 2008, the total compensation costs related to unvested stock option awards granted under the Company’s stock-based incentive plans but not recognized was $8,118, net of estimated forfeitures, and will be recognized over the remaining weighted average vesting period of 3.4 years. The weighted average exercise price and weighted average fair value of options granted during the year ended March 31, 2008 was $10.91 per share and $8.37 per share, respectively.

A summary of stock option activity follows:

	Opnext Options		Pine Options		Total Stock Options
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Balance at March 31, 2005	4,402	$15.00	149	$1.07	4,551	$14.54
Granted	17	15.00	—	—	17	15.00
Forfeited	(75)	15.00	(12)	1.20	(87)	13.12
Exercised	—	—	(44)	0.84	(44)	0.84

Balance at March 31, 2006	4,344	$15.00	93	$1.16	4,437	$14.71
Granted	90	15.00	—	—	90	15.00
Forfeited	(22)	15.00	(7)	1.45	(29)	11.67
Exercised	(1)	—	(26)	0.96	(27)	1.64

Balance at March 31, 2007	4,411	$15.00	60	$1.22	4,471	$14.81
Granted	1,165	10.91	—	—	1,165	10.91
Forfeited	(217)	14.52	—	—	(217)	14.52
Exercised	—	—	(21)	0.99	(21)	0.99

Balance at March 31, 2008	5,359	$14.13	39	$1.34	5,398	$14.04

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes information concerning outstanding and exercisable options at March 31, 2008:

	Options Outstanding		Options Exercisable
		Weighted		Weighted
		Average		Average
	Number	Remaining	Number	Remaining
Exercise Price	Outstanding	Life	Exercisable	Life
		(In years)		(In years)

$0.78	28	3.5	28	3.5
$2.73	11	5.2	11	5.2
$4.47	23	9.9	—	—
$8.89	255	9.6	—	—
$11.34	743	9.4	—	—
$13.79	15	9.0	1	9.0
$13.85	100	9.1	—	—
$15.00	4,223	3.4	4,131	3.3

$14.15	5,398		4,171

Stock Appreciation Rights (SAR) Plan

The Company has awarded stock appreciation rights to its employees in Japan. The awards generally vest with respect to one-third or one-quarter of the shares on each of the first three or four anniversaries of the date of grant, have a ten-year life and the related exercise was contingent upon the completion of a qualified public offering by the Company. Prior to June 15, 2007, all SARs required cash settlement and were accounted for as liability instruments. On May 17, 2007, the Company commenced an exchange offer pursuant to which those employees located in Japan who held stock appreciation rights were offered an opportunity to exchange those stock appreciation rights for amended stock appreciation rights. The amended stock appreciation rights require settlement in the Company’s common stock, rather than cash, upon exercise. All other terms and conditions remain unchanged. The exchange offer expired on June 14, 2007 and approximately 83 percent of the stock appreciation rights eligible for exchange were accepted on June 15, 2007. The SARs were revalued on June 15, 2007. This revaluation resulted in a $400 reversal of compensation expense previously recorded, based on a stock price of $12.56, an exercise price of $15.00, a weighted average expected term of 3.4 years, and a corresponding Black-Scholes valuation of $6.10. In accordance with FAS 123(R), the Company transferred $2,432 from other long-term liabilities to additional paid-in capital for the pro rata portion of those awards requiring settlement in the Company’s stock. As of March 31, 2008, the Company had 635 SARs outstanding, 546 requiring settlement in the Company’s stock with average remaining lives of 6.0 years and 89 requiring settlement in cash with average remaining lives of 3.5 years.

Compensation expense for vested stock appreciation rights requiring settlement in the Company’s stock was $883 for the year ended March 31, 2008. At March 31, 2008, the total compensation cost related to these stock appreciation rights to be recognized over the remaining weighted average vesting period of 0.8 years was approximately $264, net of estimated forfeitures.

Stock appreciation rights requiring cash settlement are revalued at the end of each reporting period and resulted in the reversal of $423 of compensation expense for the year ended March 31, 2008, and $3,322 of compensation expense for the year ended March 31, 2007. Other long-term liabilities associated with these awards was $66 and $3,322 at March 31,2008 and March 31, 2007, respectively. These awards will continue to be re-measured at each financial statement date until settlement.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

A summary of stock appreciation right activity follows:

	Cash Settlement		Stock Settlement		Total SARs
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Balance at March 31, 2005	567	$15.00	—	$—	567	$15.00
Granted	154	15.00	—	—	154	15.00
Forfeited	(52)	15.00	—	—	(52)	15.00

Balance at March 31, 2006	669	$15.00	—	$—	669	$15.00
Granted	52	15.00	—	—	52	15.00
Forfeited	(54)	15.00	—	—	(54)	15.00
Exercised	(3)	15.00	—	—	(3)	15.00

Balance at March 31, 2007	664	$15.00	—	$—	664	$15.00
Amended stock appreciation rights	(553)	15.00	553	15.00	—	—
Forfeited	(22)	15.00	(7)	15.00	(29)	15.00

Balance at March 31, 2008	89	$15.00	546	$15.00	635	$15.00

11.	Short-Term Debt

The Company entered into a $20,060 short-term yen-denominated loan on March 28, 2008 which is due monthly unless renewed. Interest is paid monthly on the loan at TIBOR plus a premium. The interest rate at March 31, 2008 was 1.55%.

The Company had short-term yen-dominated loans with a Japanese bank which were fully repaid on February 28, 2007 in the amount of $50,607. The outstanding balance was $50,942 at March 31, 2006 and was due monthly. Interest was paid monthly at TIBOR plus a premium which ranged in total from 0.56% to 0.89% and 0.56% to 0.57% during the years ended March 31, 2007 and 2006, respectively. Total interest expense for the years ended March 31, 2008, 2007 and 2006 was $435, $531 and $535, respectively.

12.	Concentrations of Risk

At March 31, 2008 and 2007, cash and cash equivalents consisted primarily of investments in overnight money market funds with two major financial institutions in the United States. Deposits held with the financial institutions exceed the amount of insurance provided on such deposits.

The Company sells primarily to customers involved in the application of laser technology and the manufacture of data and telecommunications products. For the year ended March 31, 2008, Cisco Systems, Inc. and subsidiaries, (“Cisco”), and Alcatel-Lucent accounted for 40.0% and 20.0% of revenues, respectively. At March 31, 2008, Cisco and Alcatel-Lucent accounted for 26.4% and 19.0% of accounts receivable, respectively. For the year ended March 31, 2007, Cisco and Alcatel-Lucent accounted for 37.7% and 20.0% of revenues, respectively. At March 31, 2007, Cisco and Alcatel-Lucent accounted for 27.4% and 20.4% of accounts receivable, respectively. For the year ended March 31, 2006, Cisco, Hitachi and its affiliates, and Alcatel accounted for 27.9%, 15.0% and 12.7% of revenues, respectively.

13.	Commitments and Contingencies

The Company leases buildings and certain other property. Rental expense under these operating leases was $2,581, $2,502 and $2,617 for the years ended March 31, 2008, 2007 and 2006, respectively. Operating leases associated with leased buildings include escalating lease payment schedules. Expense associated with these leases

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

is recognized on a straight-line basis. In addition, the Company has entered into capital leases with Hitachi Capital Corporation for certain equipment. The table below shows the future minimum lease payments due under non-cancelable capital leases with Hitachi Capital Corporation and operating leases at March 31, 2008:

	Capital	Operating
	Leases	Leases

Year ending March 31:
2009	$8,128	$2,556
2010	8,303	785
2011	7,500	785
2012	2,656	262
2013	1,414	—

Total minimum lease payments	28,001	$4,388

Less amount representing interest	(1,744)

Present value of capitalized payments	26,257
Less current portion	7,414

Long-term portion	$18,843

As of March 31, 2008, the Company had outstanding purchase commitments of $55,071 primarily for the purchase of raw materials expected to be transacted within the next fiscal year.

The Company’s accrual for and the change in its product warranty liability, which is included in accrued expenses, are as follows:

	Year Ended March 31,
	2008	2007	2006

Beginning balance	$610	$551	$834
Claims paid	(1,003)	(525)	(737)
Warranty expense	1,812	592	521
Foreign currency translation and other	236	(8)	(67)

Ending balance	$1,655	$610	$551

On February 20, 2008, a putative class action captioned Bixler v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-00920) was filed in the United States District Court for the District of New Jersey against the Company and certain directors and officers of the Company, alleging, inter alia, that the Company’s registration statement and prospectus issued in connection with the Company’s initial public offering on February 14, 2007 (the “IPO”) contained material misrepresentations in violation of federal securities laws. On March 7 and 20, 2008, two additional putative class actions were filed in the District of New Jersey, similarly alleging, inter alia, that federal securities laws had been violated by virtue of alleged material misrepresentations in the Company’s registration statement and prospectus. Those complaints, captioned Coleman v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-01222) and Johnson v. Opnext, Inc., et al. (D.N.J. Civil Action No. 3:08-cv-01451), respectively, named as defendants the Company; certain present and former directors and officers of the Company (the “Individual Defendants”); the Company’s auditor; and the underwriters of the IPO.

Motions were filed by several present and former shareholders of the Company seeking (1) to consolidate the Bixler, Coleman, and Johnson cases; (2) to be appointed lead plaintiff; and (3) to have their counsel appointed by the Court as lead counsel for the putative class. On May 22, 2008, the court issued an order consolidating Bixler, Coleman, and Johnson under Civil Action No. 08-920 (JAP). As of June 12, 2008, the court has not yet ruled on the

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

motions seeking appointment of lead plaintiff and the appointment of lead counsel. The Company intends to defend itself and the Individual Defendants vigorously in this litigation.

On March 31, 2008, Furukawa Electric Co. (“Furukawa”) filed a complaint against Opnext Japan in the Tokyo District Court, alleging that certain laser diode modules sold by the Company infringe Furukawa’s Japanese Patent No. 2,898,643 (the “Furukawa Patent”). The complaint seeks an injunction as well as 300 million yen in royalty damages. The first court hearing in the case was held May 14, 2008, and Opnext Japan filed its answer on the same day. In its answer, Opnext Japan states its belief that it does no infringe the Furukawa Patent and that the Furukawa Patent is invalid. The Company intends to defend itself vigorously in this litigation.

14.	Other Operating Expenses

The Company incurred the following other operating costs:

	Year Ended March 31,
	2008	2007	2006

Loss on disposal of property, plant, and equipment	$502	$311	$1,065
Severance	—	—	53
Subsidiary stock registration fee	—	—	346

	$502	$311	$1,464

15.	Related-Party Transactions

The Company enters into transactions with Hitachi and its subsidiaries in the normal course of business. Sales to Hitachi and its subsidiaries were $8,925, $9,671 and $24,090 for the years ended March 31, 2008, 2007 and 2006, respectively. Purchases from Hitachi and its subsidiaries were $44,959, $41,638 and $53,058 for the years ended March 31, 2008, 2007 and 2006, respectively. Services and certain facility leases provided by Hitachi and its subsidiaries were $2,714, $2,303 and $2,654 for the years ended March 31, 2008, 2007 and 2006, respectively. At March 31, 2008 and 2007, the Company had accounts receivable from Hitachi and its subsidiaries of $5,811 and $3,000, respectively. In addition, at March 31, 2008 and 2007, the Company had accounts payable to Hitachi and its subsidiaries of $8,353 and $9,264, respectively. The Company has also entered into capital equipment leases with Hitachi Capital Corporation as described in Note 13.

Under the Stock Purchase Agreement dated October 2002, entered into between Hitachi and Opnext in connection with the acquisition of half of OPD, the purchase price of $40,000 was paid upon the closing of the transaction and the remaining $20,000 was paid in September 2005 without interest.

Opnext Japan, Inc. Related Party Agreements

In connection with the transfer of the Predecessor Business from Hitachi to OPJ and the contribution of the stock of OPJ to the Company, the following related-party agreements were entered into:

Sales Transition Agreement

Under the terms and conditions of the Sales Transition Agreement, Hitachi, through a wholly-owned subsidiary, provides certain logistic services to Opnext in Japan. Specific charges for such services were $2,739, $2,196 and $1,424 for the years ended March 31, 2008, 2007 and 2006, respectively.

Intellectual Property License Agreements

Opnext Japan and Hitachi are parties to an intellectual property license agreement pursuant to which Hitachi licenses certain intellectual property rights to Opnext Japan on the terms and subject to the conditions stated therein on a fully paid-up, nonexclusive basis and Opnext Japan licenses certain intellectual property rights to Hitachi on a fully paid-up, nonexclusive basis. Hitachi has also agreed to sublicense certain intellectual property to Opnext Japan

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

to the extent that Hitachi has the right to make available such rights to Opnext Japan in accordance with the terms and subject to the conditions stated therein.

In October 2002, Opnext Japan and Hitachi Communication Technologies, Ltd., a wholly-owned subsidiary of Hitachi, entered into an intellectual property license agreement pursuant to which Hitachi Communication licenses certain intellectual property rights to Opnext Japan on a fully paid-up, nonexclusive basis, and Opnext Japan licenses certain intellectual property rights to Hitachi Communication on a fully paid-up, nonexclusive basis, in each case on the terms and subject to the conditions stated therein.

Opnext Japan Research and Development Agreement

Opnext Japan and Hitachi are parties to a research and development agreement, pursuant to which Hitachi provides certain research and development support to Opnext Japan in accordance with the terms and conditions of the Opnext Japan Research and Development Agreement. Intellectual property resulting from certain research and development projects is owned by Opnext Japan and licensed to Hitachi on a fully paid, nonexclusive basis. Intellectual property resulting from certain other research and development projects is owned by Hitachi and licensed to Opnext Japan on a fully paid, nonexclusive basis. Certain other intellectual property is jointly owned. This agreement was amended on October 1, 2002 to include OPD under the same terms and conditions as OPJ, and to expand the scope to include research and development support related to the OPD Predecessor business. On October 27, 2006, the term of agreement was extended until February 20, 2012. The research and development expenditures relating to this agreement are generally negotiated semi-annually on a fixed-fee project basis and were $4,983, $4,158 and $3,915 for the years ended March 31, 2008, 2007 and 2006, respectively.

Opnext Research and Development Agreement

Opnext and Hitachi are parties to a research and development agreement pursuant to which Hitachi provides certain research and development support to Opnext and/or its affiliates other than Opnext Japan. Opnext is charged for research and development support on the same basis that Hitachi’s wholly-owned subsidiaries are allocated research and development charges for their activities. Additional fees may be payable by Opnext to Hitachi if Opnext desires to purchase certain intellectual property resulting from certain research and development projects.

Intellectual property resulting from certain research and development projects is owned by Opnext and licensed to Hitachi on a fully paid, nonexclusive basis and intellectual property resulting from certain other research and development projects is owned by Hitachi and licensed to Opnext on a fully paid, nonexclusive basis in accordance with the terms and conditions of the Opnext Research and Development Agreement. Certain other intellectual property is jointly owned. On October 27, 2006, the term of agreement was extended until February 20, 2012.

Preferred Provider and Procurement Agreements

Pursuant to the terms and conditions of the Preferred Provider Agreement, subject to Hitachi’s product requirements, Hitachi agrees to purchase all of its optoelectronics component requirements from Opnext, subject to product availability, specifications, pricing, and customer needs as defined in the agreement. Pursuant to the terms and conditions of the Procurement Agreement, Hitachi agreed to provide Opnext each month with a rolling three-month forecast of products to be purchased, the first two months of such forecast be a firm and binding commitment to purchase. The original agreements were to expire on July 31, 2007; however, such agreements were amended to provide for automatic one-year extensions each July 31 unless either party provides written notice of its intent not to renew. By mutual agreement of the parties, the agreements will terminate on July 31, 2008.

Raw Materials Supply Agreement

Pursuant to the terms and conditions of the Raw Materials Supply Agreement, Hitachi agreed to continue to make available for purchase by Opnext laser chips, other semiconductor devices and all other raw materials that were provided by Hitachi to the business prior to or as of July 31, 2001 for the production of Opnext optoelectronics

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

components. The agreement was to expires on July 31, 2007; however, such agreement was amended to provide for automatic one-year extensions each July 31 unless either party provides written notice of its intent not to renew. By mutual agreement of the parties, the agreement will terminate on July 31, 2008.

Outsourcing Agreement

Pursuant to the terms and conditions of the Outsourcing Agreement, Hitachi agreed to provide on an interim, transitional basis various data processing services, telecommunications services, and corporate support services, including: accounting, financial management, information systems management, tax, payroll, human resource administration, procurement and other general support. Specific charges for such services amounted to $1,707, $1,281 and $1,960 for the years ended March 31, 2008, 2007 and 2006, respectively. The agreement was to expire on July 31, 2007; however, such agreement was amended to provide for automatic one-year extensions each July 31 unless either party provides written notice of its intent not to renew. By mutual agreement of the parties, the agreement will terminate on July 31, 2008.

Secondment Agreements

Opnext Japan and Hitachi entered into a one-year secondment agreement effective February 1, 2001 with automatic annual renewals. Per the agreement, Opnext may offer employment to any seconded employee, however, approval must be obtained from Hitachi in advance. All employees listed in the original agreement have either been employed by Opnext or have returned to Hitachi. In addition to the original agreement, additional secondment agreements have been entered into with terms that range from two to three years, however, Hitachi became entitled to terminate these agreements after July 31, 2005. The seconded employees are covered by the Hitachi, Ltd. Pension Plan. There were twelve and five seconded employees at March 31, 2008 and 2007, respectively.

Lease Agreements

Opnext Japan leases certain manufacturing and administrative premises from Hitachi located in Totsuka, Japan. The term of the original lease agreement was annual and began on February 1, 2001. The lease was amended effective October 1, 2006 to extend the term until September 30, 2011 and will be renewable annually thereafter provided neither party notifies the other of its contrary intent. The annual lease payments for these premises were $593, $584 and $612 for the years ended March 31, 2008, 2007 and 2006, respectively.

Trademark Indication Agreements

Opnext and Opnext Japan, on the one hand, and Hitachi, on the other hand, were parties to two trademark indication agreements pursuant to which Hitachi granted to Opnext and Opnext Japan the right to use the trademark indication “Powered by Hitachi” on a royalty-free basis in connection with the advertising, marketing, and labeling of certain products and related services in accordance with the terms and conditions set forth in the Trademark Indication Agreements. The agreements expired on February 20, 2008 and Opnext and Opnext Japan have ceased to use the trademark indications.

OPD Related Party Agreements

In connection with the transfer of the OPD Predecessor Business from Hitachi to OPD and the acquisition of OPD by the Company, the following related party agreements were entered into:

Intellectual Property License Agreement

OPD and Hitachi are parties to an intellectual property license agreement, pursuant to which Hitachi licenses certain intellectual property rights to OPD on the terms and subject to the conditions stated therein on a fully paid, nonexclusive basis and OPD licenses certain intellectual property rights to Hitachi on a fully paid, nonexclusive

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

basis. Hitachi has also agreed to sublicense certain intellectual property to OPD, to the extent that Hitachi has the right to make available such rights to OPD, in accordance with the terms and conditions of the Intellectual Property License Agreement.

Secondment Agreements

OPD, Hitachi and one of Hitachi’s wholly-owned subsidiaries entered into one-year secondment agreement effective October 1, 2002 with automatic annual renewals. Per the agreement, Opnext may offer employment to any seconded employee, however, approval must be obtained from Hitachi in advance. All employees listed in the original agreement have either been employed by Opnext or have returned to Hitachi. In addition to the original agreement, additional secondment agreements have been entered into with individuals with terms that range from two to three years, however, Hitachi became entitled to terminate these agreements after September 30, 2006. The seconded employees are covered by the pension plans of Hitachi and its subsidiary. There were two seconded employees at both March 31, 2008 and 2007.

Lease Agreement

OPD leases certain manufacturing and administrative premises from an entity in which Hitachi is a joint venture partner. The lease expires on March 31, 2011, with a five-year extension, subject to either party notifying the other of its contrary intent. The lease payments for these properties were $60, $65 and $65 the years ended March 31, 2008, 2007 and 2006, respectively.

16.	Operating Segments and Geographic Information

Operating Segments

The Company operates in one business segment — optical modules and components. Optical modules and components transmit and receive data delivered via light in telecom, data communication, industrial and commercial applications.

Geographic Information

	Year Ended March 31,
	2008	2007	2006

Sales:
United States	$166,386	$123,026	$72,700
Europe	64,501	58,183	34,240
Japan	35,194	30,222	38,930
Asia Pacific	17,417	11,428	5,821

Total	$283,498	$222,859	$151,691

Sales attributed to geographic areas is based on the bill to location of the customer.

	March 31,
	2008	2007

Assets:
United States	$266,056	$240,985
Japan	148,068	106,880
Europe	18,335	19,984

Total	$432,459	$367,849

The geographic designation of assets represents the country in which title is held.

Opnext, Inc.

Notes to Consolidated Financial Statements — (Continued)

17.	Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Year Ended March 31,
	2008	2007	2006

Beginning balance	$491	$293	$291
Deduction and write offs	(23)	(48)	14
(Reduction) charge to expense	(175)	213	—
Foreign currency translation and other	42	33	(12)

Ending balance	$335	$491	$293

Tax Valuation Allowance

	Year Ended March 31,
	2008	2007	2006

Beginning balance	$208,495	$212,782	$214,204
Changes in valuation allowance	(9,519)	(4,225)	14,160
Foreign currency translation	29,485	(62)	(15,582)

Ending balance	$228,461	$208,495	$212,782

OPNEXT, INC.

Unaudited Consolidated Balance Sheets

	September 30,	March 31,
	2008	2008
	(Unaudited)
	(In thousands, except share and per share amounts)

Assets
Current assets:
Cash and cash equivalents	$212,178	$221,686
Trade receivables, net, including $6,880 and $5,811 due from related parties at September 30, and March 31, 2008, respectively	63,809	55,443
Inventories	82,404	90,297
Prepaid expenses and other current assets	6,636	3,639

Total current assets	365,027	371,065
Property, plant, and equipment, net	55,596	55,488
Goodwill	5,698	5,698
Other assets	206	208

Total assets	$426,527	$432,459

Liabilities And Shareholders’ Equity
Current liabilities:
Trade payables, including $10,241 and $8,353 due to related parties at September 30, and March 31, 2008, respectively	$40,627	$45,531
Accrued expenses	13,595	14,184
Short-term debt	13,194	20,060
Capital lease obligations	9,468	7,414

Total current liabilities	76,884	87,189
Capital lease obligations	19,349	18,843
Other long-term liabilities	3,550	3,349

Total liabilities	99,783	109,381

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.01 per share: 15,000,000 authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share: authorized 150,000,000 shares, issued and outstanding 64,615,514 at September 30, 2008, net of 20,937 shares of treasury stock, and 64,619,913 at March 31, 2008, net of 20,937 shares of treasury stock	553	552
Additional paid-in capital	586,374	583,766
Accumulated deficit	(261,263)	(265,060)
Accumulated other comprehensive income	1,080	3,820

Total shareholders’ equity	326,744	323,078

Total liabilities and shareholders’ equity	$426,527	$432,459

See accompanying notes to unaudited consolidated financial statements.

OPNEXT, INC.

Unaudited Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Sales, including sales of $5,237 and $1,284 to related parties for the three-month periods, and $10,712 and $3,134 to related parties for the six-month periods, ended September 30, 2008 and 2007, respectively	$80,159	$76,579	$164,396	$144,406
Cost of sales	55,708	49,631	112,814	93,685

Gross margin	24,451	26,948	51,582	50,721
Research and development expenses, including $1,807 and $1,341 incurred with related parties for the three-month periods, and $3,336 and $2,502 incurred with related parties for the six-month periods, ended September 30, 2008 and 2007, respectively	11,197	10,375	21,471	18,887
Selling, general and administrative expenses, including $1,296 and $1,543 incurred with related parties for the three-month periods, and $2,913 and $2,930 incurred with related parties for the six-month periods, ended September 30, 2008 and 2007, respectively	13,190	12,311	27,860	23,556
Other operating expense (income)	6	(37)	(9)	(37)

Operating income	58	4,299	2,260	8,315
Interest income, net	1,030	2,465	1,972	4,837
Other income (expense), net	100	(835)	(435)	(1,223)

Income before income taxes	1,188	5,929	3,797	11,929
Income tax expense	—	(86)	—	(86)

Net income	$1,188	$5,843	$3,797	$11,843

Net income per share:
Basic	$0.02	$0.09	$0.06	$0.18
Diluted	$0.02	$0.09	$0.06	$0.18
Weighted average number of shares used in computing net income per share:
Basic	64,620	64,576	64,621	64,563
Diluted	64,769	64,627	64,774	64,612

See accompanying notes to unaudited consolidated financial statements.

OPNEXT, INC.

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended September 30,
	2008	2007
	(In thousands)

Cash flows from operating activities
Net income	$3,797	$11,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,988	5,368
Loss (gain) on disposal of fixed assets	18	(37)
Non-cash compensation expense	2,577	1,067
Changes in assets and liabilities:
Trade receivables, net	(10,382)	(1,435)
Inventories	4,161	(7,192)
Prepaid expenses and other current assets	(2,306)	(1,818)
Other assets	—	(2)
Trade payables	(2,359)	3,082
Accrued expenses and other liabilities	1,213	(3,589)

Net cash provided by operating activities	2,707	7,287

Cash flows from investing activities
Capital expenditures	(1,303)	(3,093)
In-process acquisition of business costs	(1,382)	—

Net cash used in investing activities	(2,685)	(3,093)

Cash flows from financing activities
Short-term debt payments	(5,605)	—
Capital lease obligation payments	(3,639)	(2,320)
Exercise of stock options	6	11

Net cash used in financing activities	(9,238)	(2,309)
Effect of foreign currency exchange rates on cash and cash equivalents	(292)	681

(Decrease) increase in cash and cash equivalents	(9,508)	2,566
Cash and cash equivalents at beginning of period	221,686	199,786

Cash and cash equivalents at end of period	$212,178	$202,352

Non-cash financing activities
Capital lease obligations incurred	$(7,757)	$(4,929)
Stock appreciation rights amendment	—	2,432

See accompanying notes to unaudited consolidated financial statements.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements
(in thousands, except per share amounts)

1.	Background and Basis of Presentation

Opnext, Inc. and subsidiaries (“OPI,” “Opnext” or the “Company”) designs, develops, manufactures and distributes optical modules and components that transmit and receive data delivered via light in telecommunications and data communications applications, as well as lasers and infrared LEDs for industrial and commercial applications.

OPI was incorporated on September 18, 2000 (date of inception) in Delaware as a wholly owned subsidiary of Hitachi, Ltd. (“Hitachi”), a corporation organized under the laws of Japan. Opnext Japan, Inc. (“OPJ” or “Opnext Japan”) was established on September 28, 2000 and on January 31, 2001, Hitachi contributed the fiber optic components business of its telecommunications system division (the “Predecessor Business”) to OPJ.

On July 31, 2001, Hitachi contributed 100% of the shares of OPJ to OPI in exchange for 35,000 shares of Class A common stock, representing 100% of the then outstanding Class A common shares. Also on July 31, 2001, Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, and Clarity Opnext Holdings II, LLC (collectively, “Clarity”) together contributed $321,300 in exchange for 15,000 shares of Class A common stock, representing a 30% interest in the Company. Each share of the Company’s Class A common stock had ten voting rights.

Opto Device, Ltd. (“OPD”) was established on February 8, 2002 and on October 1, 2002, OPD acquired the opto device business (the “OPD Predecessor Business”) from Hitachi. Also on October 1, 2002, OPI acquired 100% of the shares of OPD from Hitachi for a purchase price of $40,000. Effective March 1, 2003, OPD was merged into OPJ.

On June 4, 2003, the Company acquired 100% of the outstanding shares of Pine Photonics Communications, Inc. (“Pine”) in exchange for 1,672 shares of Opnext Class B common stock. Each share of the Company’s Class B common stock had one voting right.

In February 2007, the Company completed its initial public offering of 19,446 common shares at $15.00 per share. The offering included 12,536 newly issued shares as well as 6,667 and 243 shares owned by Hitachi and Clarity Opnext Holdings II, LLC, respectively. In connection with the offering, the Company received $171,000 of net proceeds.

In the opinion of management, the accompanying balance sheet and related interim statements of income and cash flows have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and all adjustments, consisting only of normal recurring adjustments, which are necessary for fair statements of financial position, operating results and cash flows for the interim periods presented have been made. Interim results are not necessarily indicative of results for a full year. The information in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes included in the Company’s Annual Report on Form 10-K filed with the SEC on June 16, 2008, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on July 29, 2008.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements reflect the consolidated results of Opnext and all its subsidiaries. All intercompany transactions and balances between and among the Company’s businesses have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the periods reported. These estimates are based on historical experience and on assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period in which they are determined to be necessary. These estimates include assessment of the ability to collect accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, expected warranty costs, fair value of stock awards and estimated useful lives for depreciation and amortization periods of tangible assets, among others. Actual results may differ from these estimates, and the estimates will change under different assumptions or conditions.

Revenue Recognition

Revenue is derived principally from sales of products. Revenue is recognized when the criteria of Staff Accounting Bulletin (“SAB”) No. 104 are met. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, usually in the form of a purchase order, delivery has occurred or services have been rendered, title and risk of loss have passed to the customer, the price is fixed or determinable and collection is reasonably assured in terms of both creditworthiness of the customer and lack of uncertainty with respect to customer acceptance. These conditions generally exist upon shipment or upon notice from certain customers in Japan that they have completed their inspection and have accepted the product.

The Company participates in vendor managed inventory (“VMI”) programs with certain of its customers whereby the Company maintains an agreed upon quantity of certain products at a customer-designated warehouse. Revenue pursuant to the VMI programs is recognized when the products are physically pulled by the customer, or its designated contract manufacturer, and put into production. Simultaneous with the inventory pulls, purchase orders are received from the customer, or its designated contract manufacturer, as evidence that a purchase request and delivery have occurred and that title has passed to the customer at a previously agreed upon price.

Warranties

The Company sells certain of its products to customers with a product warranty that provides repairs at no cost to the customer or the issuance of credit to the customer. The length of the warranty term depends on the product being sold, but generally ranges from one year to five years. The Company accrues its estimated exposure to warranty claims based upon historical claim costs as a percentage of sales multiplied by prior sales still under warranty at the end of any period. Management reviews these estimates on a regular basis and adjusts the warranty provisions as actual experience differs from historical estimates or other information becomes available.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Shipping and Handling Costs

Outbound shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of income. Shipping and handling costs were $1,189 and $1,412 for the three-month periods, and $2,514 and $2,735 for the six-month periods, ended September 30, 2008 and 2007, respectively.

Foreign Currency Transactions and Translation

Gains and losses resulting from foreign currency transactions denominated in a currency other than the entity’s functional currency are included in the consolidated statements of income. Balance sheet accounts of the Company’s foreign operations for which the local currency is the functional currency are translated into U.S. dollars

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

at period-end exchange rates, while revenues and expenses are translated at weighted average exchange rates. Translation gains or losses related to net assets of such operations are shown as components of shareholders’ equity.

Transaction gains and losses attributable to intercompany foreign currency transactions that are of a long-term investment nature (that is, settlement is not planned or anticipated in the foreseeable future) have been reported in other comprehensive loss. Transaction gains and losses attributable to other intercompany foreign currency transactions have been included in other income (expense), net for the period in which the exchange rates change. The Company recorded a transaction gain of $86 and a transaction loss of $906 for the three-month periods, and transaction losses of $454 and $1,344 for the six-month periods, ended September 30, 2008 and 2007, respectively.

Derivative financial instruments utilized for hedging purposes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. All derivative instruments utilized for hedging purposes are recorded as either an asset or a liability on the balance sheet at fair value and changes in the derivative fair value are recorded in earnings for those classified as fair value hedges and in other comprehensive income for those classified as cash flow hedges.

As of September 30, and March 31, 2008, the Company had a net receivable position of $3,362 and a net payable position of $7,104, respectively, subject to foreign currency exchange risk between the Japanese yen and the U.S. dollar. At times, the Company mitigates a portion of the exchange rate risk by utilizing forward contracts to cover the net receivable positions. The Company also utilizes forward contracts to mitigate foreign exchange currency risk between the Japanese yen and the U.S. dollar on forecasted intercompany sales transactions between its subsidiary units. As of September 30, 2008, and March 31, 2008, the Company had three foreign currency exchange forward contracts in place with aggregate nominal values of $22,500 generally with expiration dates of ninety days or less to hedge a portion of this future risk. The Company does not enter into foreign currency exchange forward contracts for trading purposes, but rather as a hedging vehicle to minimize the effect of foreign currency fluctuations.

Net Income per Common Share

Basic and diluted earnings per share are presented in accordance with SFAS No. 128, Earnings Per Share, and SAB No. 98. Basic net income per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from stock-based incentive plans outstanding during the period using the treasury stock method.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents. As of September 30, and March 31, 2008, cash and cash equivalents included $1,009 and $887, respectively, of restricted cash held in escrow to guarantee value added taxes and domestic facility lease obligations.

Trade Receivables

The Company estimates allowances for doubtful accounts based upon historical payment patterns, aging of accounts receivable and actual write-off history, as well as an assessment of customers’ creditworthiness. Changes in the financial condition of customers could have an effect on the allowance balance required and result in a related charge or credit to earnings. As a policy, the Company does not require collateral from its customers. The allowance for doubtful accounts was $387 and $335 as of September 30, 2008, and March 31, 2008, respectively.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Inventories

Inventories, including inventory consigned to contract manufacturers, are stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventory valuation and firm, committed purchase order assessments are performed on a quarterly basis and those that are identified to be obsolete or in excess of forecasted usage are reserved or written down to their estimated realizable value. Estimates of realizable value are based upon management’s analyses and assumptions, including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements. The Company typically uses a twelve-month rolling forecast based on factors including, but not limited to, production cycles, anticipated product orders, marketing forecasts, backlog, shipment activities and inventories owned by and held at customers. If market conditions are less favorable than forecasted or actual demand from customers is lower than estimated, additional inventory write-downs may be required. If demand is higher than expected, inventories that had previously been written down may be sold.

Property, Plant, and Equipment and Internal Use Software

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the various asset classes. Estimated useful lives for building improvements range from three to fifteen years and estimated useful lives for machinery, electronic and other equipment range from three to seven years. Property, plant and equipment include assets under capital lease and the associated accumulated amortization.

Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in other operating income.

Pursuant to Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, certain costs of computer software obtained for internal use are capitalized and amortized on a straight-line basis over three to seven years. Costs for maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets. Long-lived assets, such as property, plant, and equipment, are reviewed for impairment in connection with the Company’s annual budget and long-term planning process and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other groups. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. The Company’s evaluations for the six-month periods ended September 30, 2008 and 2007 indicated that there were no impairments.

Goodwill and Business Combinations

Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company accounts for acquisitions in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

combinations. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires that these assets be reviewed for impairment at least annually. Assumptions underlying future cash flow estimates utilized in the evaluation of goodwill are subject to risks and uncertainties. The Company’s evaluation for the six-month period ended September 30, 2008 indicated that there were no impairments.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Fair Value of Financial Instruments

As of September 30, 2008 and March 31, 2008, the Company’s financial instruments included cash, cash equivalents, trade receivables, trade payables and accrued expenses. The fair values of these items approximated their carrying values due to the short-term nature of these instruments.

Stock-Based Incentive Plans

The Company accounts for stock-based incentives plans in accordance with SFAS No. 123(R), Share-Based Payment. Accordingly, the Company estimates the fair value of stock-based awards utilizing the Black-Scholes pricing model. The fair value of the awards is amortized as compensation expense on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The fair value calculations involve significant judgments, assumptions, estimates and complexities that impact the amount of compensation expense to be recorded in current and future periods. The factors include:

•	The time period that stock-based awards are expected to remain outstanding has been determined based on the average of the original award period and the remaining vesting period in accordance with the SEC’s short-cut approach pursuant to SAB No. 107, Disclosure About Fair Value of Financial Statements. As additional evidence develops from the Company’s stock trading history, the expected term assumption will be refined to capture the relevant trends.

•	For the three-month and six-month periods ended September 30, 2008, the future volatility of the Company’s stock has been estimated based on the Company’s historical stock prices. For the three-month and six-month periods ended September 30, 2007, the future volatility of the Company’s stock was estimated based on the median calculated value of the historical volatility of companies believed to have similar market performance characteristics as those of the Company. Use of comparable companies at that time was necessary since the Company did not possess a sufficient stock price history.

•	A dividend yield of zero has been assumed for awards issued during the three-month and six-month periods ended September 30, 2008 and 2007, based on the Company’s actual past experience and the fact that the Company does not anticipate paying a dividend on its shares in the near future.

•	The Company has based its risk-free interest rate assumption for awards issued during the three-month and six-month periods ended September 30, 2008 and 2007 on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

•	The forfeiture rate for awards issued during the three-month and six-month periods ended September 30, 2008 and 2007 was approximately 10% and was based on the Company’s actual historical forfeiture trend.

The fair value of options granted to employees for the three-month periods ended September 30, 2008 and 2007 were $3.63 and $11.34, respectively, and $3.64 and $11.67, respectively, for the six-month periods ended September 30, 2008 and 2007, and were estimated using the following weighted-average assumptions:

	For the Three Months		For the Six Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007

Expected term (in years)	6.25	6.25	6.25	6.25
Volatility	78.1%	88.0%	78.1%	88.6%
Risk-free interest rate	3.22%	4.70%	3.21%	4.68%

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides accounting guidance on the definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. On February 6, 2008, the FASB issued FASB Staff Position (FSP) 157-2 which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 and FSP 157-2 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of SFAS No. 157 under the provisions of FSP 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The Company partially adopted SFAS No. 157 as of April 1, 2008. Partial adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This statement is intended to enhance the current disclosure framework in SFAS No. 133 and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not yet determined the impact of adopting SFAS No. 161.

3.	Inventories

Components of inventories are summarized as follows:

	September 30,	March 31,
	2008	2008

Raw materials	$41,837	$48,867
Work in process	10,513	11,048
Finished goods	30,054	30,382

Inventories	$82,404	$90,297

Inventories include inventory consigned to customers and contract manufacturers of $16,317 at September 30, 2008, and $18,777 at March 31, 2008.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

4.	Property, Plantl, and Equipment

Property, plant, and equipment is summarized as follows:

	September 30,	March 31,
	2008	2008

Machinery, electronic, and other equipment	$194,656	$210,021
Computer software	15,527	15,943
Building improvements	5,267	5,439
Construction in progress	7,982	1,646

Total property, plant, and equipment	223,432	233,049
Less accumulated depreciation and amortization	(167,836)	(177,561)

Property, plant, and equipment, net	$55,596	$55,488

Property, plant and equipment include assets under capitalized leases of $37,533 and $37,660, and related accumulated depreciation of $13,297 and $10,568, at September 30 and March 31, 2008, respectively. Amortization associated with assets under capital leases is recorded in depreciation expense. Amortization of computer software costs was $501 and $491 for the three-month periods, and $1,012 and $978 for the six-month periods, ended September 30, 2008 and 2007, respectively.

5.	Income Taxes

During the three-month and six-month periods ended September 30, 2008, the Company did not record income tax expense in profitable jurisdictions as the income tax benefits of the prior operating losses were used to offset any potential income tax expense. During both the three-month and six-month periods ended September 30, 2007, the Company recorded $86 of income tax expense in profitable jurisdictions where the income tax benefit of prior operating losses had been fully utilized. The Company did not record income tax expense in other profitable jurisdictions as the income tax benefits of prior operating losses were used to offset any potential income tax expense. For those jurisdictions continuing to generate operating losses, the Company continues to record a valuation allowance to offset potential income tax benefits associated with these operating losses. Due to the uncertainty regarding the timing and extent of future profitability, the financial statements include a valuation allowance to offset potential income tax benefits associated with the Company’s operating losses. There can be no assurances that deferred tax assets subject to our valuation allowance will ever be realized.

As of September 30, 2008 and 2007, the Company did not have any unrecognized tax benefits and the Company does not anticipate that its unrecognized tax benefits will significantly change within the next 12 months. The Company recognizes interest and penalties on unrecognized tax benefits as components of income tax expense.

The Company is subject to taxation in the U.S., Japan and various state and other foreign jurisdictions. In October 2007, the Company received notice from the Internal Revenue Service that its return with respect to the tax year ended March 31, 2006 was selected for examination. The Internal Revenue Service has since notified the Company that its examination was completed with no adjustments to the return. In addition, the State of New Jersey commenced an examination of the Company’s New Jersey Corporate Business Tax Returns for the years ended March 31, 2004 through March 31, 2007. As of September 30, 2008, no adjustments have been proposed by the taxing authority. The Company’s income tax filings are open to examination by the respective U.S. taxing authorities for the U.S. tax years since and including March 31, 2001, by the Japanese taxing authorities for the tax years since and including March 31, 2002, and by certain state and other foreign jurisdictions for the tax years since and including March 31, 2001.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

6.	Stockholders’ Equity

As of September 30, 2008, the Company was authorized to issue 150,000 shares of $0.01 par value common stock and 15,000 shares of $0.01 par value preferred stock. Each share of the Company’s common stock entitles the holder to one vote per share on all matters to be voted upon by the shareholders. The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. As of September 30 and March 31, 2008, no shares of preferred stock had been issued.

On January 10, 2008, the Company’s board of directors approved a program to repurchase up to an aggregate of $20,000 of the Company’s common stock over a 24-month period. The Company may purchase Opnext common stock on the open market or in privately negotiated transactions from time to time based upon market and business conditions. Any repurchases will be made using the available working capital of the Company. As of September 30, 2008, no purchases have been made pursuant to this program.

7.	Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. Diluted net income per share includes dilutive common stock equivalents, using the treasury stock method.

The following table presents the calculation of basic and diluted net income per share:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income, basic and diluted	$1,188	$5,843	$3,797	$11,843

Denominator:
Weighted average shares outstanding — basic	64,620	64,576	64,621	64,563
Effect of dilutive options	140	51	144	49
Effect of restricted common stock units	9	—	9	—

Weighted average shares outstanding — diluted	64,769	64,627	64,774	64,612

Basic net income per share	$0.02	$0.09	$0.06	$0.18

Diluted net income per share	$0.02	$0.09	$0.06	$0.18

The following table summarizes the shares of common stock issuable upon the exercise of outstanding stock options and stock appreciation rights, which such shares have been excluded from the computation of diluted net income per share as their effect is anti-dilutive.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Stock options	6,499	4,524	6,416	4,524
Stock appreciation rights	545	547	545	547

Total options and stock appreciation rights	7,044	5,071	6,961	5,071

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

8.	Comprehensive Income

The components of comprehensive income for the three-month and six-month periods ended September 30, 2008 and 2007 were as follows:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$1,188	$5,843	$3,797	$11,843
Foreign currency translation adjustment	131	3,040	(3,472)	1,571
Gain on foreign currency contracts	515	59	679	—
Change in defined benefit plan actuarial assumptions	18	—	53	—

Comprehensive income	$1,852	$8,942	$1,057	$13,414

The components of accumulated other comprehensive income are as follows:

	Foreign	Unrealized Gain		Accumulated
	Currency	on Foreign		Other
	Translation	Currency Forward	Pension	Comprehensive
	Adjustment	Contracts	Liability	Income

Balance at March 31, 2008	$3,989	$85	$(254)	$3,820
Foreign currency translation loss	(3,472)	—	—	(3,472)
Unrealized gain on foreign currency forward contracts, net	—	679	—	679
Change in defined benefit plan actuarial assumptions	—	—	53	53

Balance at September 30, 2008	$517	$764	$(201)	$1,080

9.	Employee Benefits

The Company sponsors the Opnext Corporation 401(k) Plan (the “Plan”) to provide retirement benefits for its U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 60% of their annual compensation to the Plan, subject to an annual limit as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of two-thirds of the first 6% of an employee’s contributions. All matching contributions vest immediately. In addition, the Plan provides for discretionary contributions as determined by the board of directors. Such contributions to the Plan, if made, would be allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. The Company’s matching contributions to the Plan totaled $97 and $99 in the three-month periods and $202 and $198 in the six-month periods ended September 30, 2008 and 2007, respectively. No discretionary contributions were made in the six-month periods ended September 30, 2008 and 2007.

The Company sponsors a defined contribution plan and a defined benefit plan to provide retirement benefits for its employees in Japan. Under the defined contribution plan, contributions are provided based on grade level and totaled $182 and $161 in the three-month periods and $365 and $312 in the six-month periods ended September 30, 2008 and 2007, respectively. In addition, the employee can elect to receive the benefit as additional salary or contribute the benefit to the plan on a tax-deferred basis.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Under the defined benefit plan, the Company calculates benefits based on an employee’s individual grade level and years of service. Employees are entitled to a lump sum benefit upon retirement or upon certain instances of termination. Net periodic benefit costs for the three-month and six-month periods ended September 30, 2008 and 2007 were as follows:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Pension benefit:
Service cost	$194	$151	$394	$292
Interest cost	13	8	27	16
Amortization of prior service cost	18	16	36	32

Net pension plan loss	$225	$175	$457	$340

Weighted average assumptions used to determine net pension plan loss:
Discount rate	2.00%	2.00%	2.00%	2.00%
Salary increase rate	3.1%	3.1%	3.1%	3.1%
Expected residual active life	15.9 years	15.9 years	15.9 years	15.9 years

The reconciliation of the actuarial present value of the projected benefit obligations for the defined benefit pension plan follows:

Change in benefit obligation:
Benefit obligation at March 31, 2008	$2,942
Service cost	394
Interest cost	28
Realized actuarial loss (gain)	—
Benefits paid	(50)
Foreign currency translation	(178)

Benefit obligation at September 30, 2008	$3,136

Amount recognized in the consolidated balance sheet:
Accrued liabilities	$74
Other long-term liabilities	3,062

Net amount recognized at September 30, 2008	$3,136

Amounts recognized in accumulated other comprehensive loss:
Net unrealized actuarial gain	$201
Prior service cost	(402)

Accumulated other comprehensive loss at September 30, 2008	$(201)

The Company estimates the future benefit payments for the defined benefits plan will be as follows: $152 in 2009, $54 in 2010, $76 in 2011, $138 in 2012, $111 in 2013 and $1,717 in total over the five years 2014 through 2018.

10.	Stock-Based Incentive Plans

The Company has awarded restricted stock, stock options and stock appreciation rights to certain of its employees and directors. At September 30, 2008, the Company’s stock-based incentive plan had 906 common shares of stock available for future grants.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Restricted Stock

As of September 30, 2008, the Company has granted restricted common stock shares to certain senior executives and restricted common stock units to non-employee members of the board of directors as compensation for services to be performed pursuant to the Company’s stock-based incentive plan. There were 154 restricted common stock shares with a weighted average grant date fair value of $10.55 per share and 16 restricted common stock units with a weighted average grant date fair value of $8.51 per share outstanding as of September 30, 2008. No additional restricted common stock shares or restricted common stock units were issued during the six-month period ended September 30, 2008. There were 8 restricted common stock shares forfeited during the three-month and six-month periods ended September 30, 2008.

Compensation expense for restricted common stock shares and restricted common stock units was $354 and $366 for the three-month periods and $773 and $666 for the six-month periods ended September 30, 2008 and 2007, respectively. As of September 30, 2008, the total compensation costs related to unvested restricted common stock shares and restricted common stock units granted but not recognized was $674 and will be recognized over the remaining weighted average vesting period of 0.8 years.

Stock Options

Stock option awards to employees generally become exercisable for one quarter of the shares awarded on each one-year anniversary from the date of grant over the subsequent four years, have a ten-year life and are accounted for under SFAS No. 123(R) using the Black-Scholes option pricing valuation model. Options issued to non-employees are accounted for under provisions of EITF 96-18 and are measured at fair value on the grant date and are revalued at each financial statement date until fully vested. As of September 30, 2008 and March 31, 2008, the Company had 1,010 and 1,000 outstanding options that were granted to Hitachi and Clarity Management, L.P., respectively. The non-employee options expire no later than ten years from the grant date and were fully vested as of November 2004. Accordingly, no costs were incurred in connection with non-employee options during the six-month periods ended September 30, 2008 and 2007, respectively.

On July 11, 2008, the Company granted 1,190 common stock options to certain senior executives. These options were issued at a $4.92 exercise price and have a three-year vesting period and a five-year contract life. The options vest in three equal annual installments beginning on July 11, 2009. The total compensation expense to be incurred over the vesting period is $3,182 and is based on a fair value of $2.76 per award, a risk-free rate of 3.07%, volatility of 78.4% and an expected term of 3.5 years.

On August 15, 2008, the Company granted 1,189 common stock options to employees. These options were issued at a $6.41 exercise price and have a four-year vesting period and a ten-year contract life. The options vest in four equal annual installments beginning on August 15, 2009. The total compensation expense to be incurred over the vesting period is $5,131 and is based on a fair value of $4.50 per award, a risk-free rate of 3.37%, volatility of 77.7% and an expected term of 6.25 years.

Compensation expense for employee stock option awards was $1,079 and $346 for the three-month periods and $1,722 and $449 for the six-month periods ended September 30, 2008 and 2007, respectively. At September 30, 2008, the total compensation costs related to unvested stock option awards granted under the Company’s stock-based incentive plan but not recognized was $14,784 net of estimated forfeitures and will be recognized over the remaining weighted average vesting period of 3.5 years.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

A summary of stock option activity follows:

	Opnext Options		Pine Options		Total Stock Options
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Balance at March 31, 2008	5,359	$14.13	39	$1.34	5,398	$14.04
Granted	2,463	5.66	—	—	2,463	5.66
Forfeited	(113)	13.78	(1)	2.47	(114)	13.69
Exercised	—	—	(4)	1.18	(4)	1.18

Balance at September 30, 2008	7,709	$11.43	34	$1.33	7,743	$11.39

The following table summarizes information concerning outstanding and exercisable options at September 30, 2008:

	Options Outstanding		Options Exercisable
		Weighted		Weighted
		Average		Average
	Number	Remaining	Number	Remaining
Exercise Price	Outstanding	Life	Exercisable	Life
		(In years)		(In years)

$0.78	24	3.0	24	3.0
$2.73	10	4.7	10	4.7
$4.47	19	9.4	—	—
$4.92	1,190	4.8	—	—
$5.44	83	9.6	—	—
$6.41	1,189	9.9	—	—
$8.89	255	9.1	—	—
$11.34	719	8.9	187	8.9
$13.79	15	8.5	7	8.5
$13.85	100	8.6	25	8.6
$15.00	4,139	2.9	4,081	2.9

	7,743		4,334

Stock Appreciation Rights Plan

The Company awarded stock appreciation rights (“SARs”) to its employees in Japan. The awards generally vest with respect to one-third or one-quarter of the shares on each of the first three or four anniversaries of the date of grant, have a ten-year life and the related exercise was contingent upon the completion of a qualified public offering by the Company. Prior to June 15, 2007, all SARs required cash settlement and were accounted for as liability instruments. On May 15, 2007, the Company commenced an exchange offer pursuant to which those employees located in Japan who held stock appreciation rights were offered an opportunity to exchange those stock appreciation rights for amended stock appreciation rights. The amended SARs require settlement in the Company’s common stock, rather than cash, upon exercise. All other terms and conditions remain unchanged. The exchange offer expired on June 14, 2007 and approximately 83% of the stock appreciation rights eligible for amendment were accepted on June 15, 2007. The SARs were revalued on June 15, 2007. This revaluation resulted in a $400 reversal of compensation expense previously recorded, based on a stock price of $12.56, an exercise price of $15.00, a weighted average expected term of 3.4 years, and a corresponding Black-Scholes valuation of $6.10. In accordance with SFAS 123(R), the Company transferred $2,432 from other long-term liabilities to additional paid-in capital for

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

the pro rata portion of those awards requiring settlement in the Company’s stock. As of September 30, 2008, the Company had 584 SARs outstanding, 545 requiring settlement in the Company’s stock with average remaining lives of 5.5 years and 39 requiring settlement in cash with average remaining lives of 5.7 years.

Compensation expense for vested SARs requiring settlement in the Company’s stock was $51 and $386 for the three-month periods, and $107 and $450 for the six-month periods, ended September 30, 2008 and 2007, respectively. At September 30, 2008, the total compensation cost related to these SARs to be recognized over the remaining weighted average vesting period of 1.3 years was approximately $154, net of estimated forfeitures.

SARs requiring cash settlement were revalued at September 30, 2008 and 2007, which resulted in the reversal of compensation expense of $10 and $114 for the three-month periods, and $26 and $98 for the six-month periods, ended September 30, 2008 and 2007, respectively. Other long-term liabilities associated with these awards were $41 and $66 at September 30, 2008 and March 31, 2008, respectively. These awards will continue to be re-measured at each financial statement date until settlement.

A summary of SARs activity follows:

	Cash Settlement		Stock Settlement		Total SARs
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Balance at March 31, 2008	89	$15.00	546	$15.00	635	$15.00
Granted	—	—	—	—	—	—
Forfeited	(50)	15.00	(1)	15.00	(51)	15.00

Balance at September 30, 2008	39	$15.00	545	$15.00	584	$15.00

11.	Short-Term Debt

The Company has a two billion yen short-term loan facility with the Sumitomo Trust and Banking Company, Ltd., of which $13,194 was outstanding as of September 30, 2008. Interest on such loan is paid monthly at TIBOR plus a premium. The total interest expense and weighted average interest rate for the three-month period ended September 30, 2008 was $52 and 1.68%, respectively, and $132 and 1.70%, respectively, for the six-month period ended September 30, 2008.

12.	Concentrations of Risk

At September 30, 2008 and March 31, 2008, cash and cash equivalents consisted primarily of investments in overnight money market funds with several major financial institutions in the U.S.

The Company sells primarily to customers involved in the application of laser technology and the manufacture of data and telecommunications products. For the three-month and six-month periods ended September 30, 2008, Cisco Systems, Inc. and subsidiaries (“Cisco”) and Alcatel-Lucent accounted for 38.6% and 14.6%, and 41.5% and 12.3%, of revenues, respectively. At September 30, 2008, Cisco and Alcatel-Lucent accounted for 23.3% and 13.3% of accounts receivable, respectively. At March 31, 2008, Cisco and Alcatel-Lucent accounted for 26.4% and 19.0% of accounts receivable, respectively. For the three-month and six- month periods ended September 30, 2007, Cisco and Alcatel-Lucent accounted for 40.9% and 23.0%, and 38.1% and 23.0%, of revenues, respectively.

13.	Commitments and Contingencies

The Company leases buildings and certain other property. Rental expense under these operating leases was $706 and $632 for the three-month periods and $1,392 and $1,234 for the six-month periods ended September 30, 2008 and 2007, respectively. Operating leases associated with leased buildings include escalating lease payment

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

schedules. Expense associated with these leases is recognized on a straight-line basis. In addition, the Company has entered into capital leases with Hitachi Capital Corporation for certain equipment. The table below shows the future minimum lease payments due under non-cancelable capital leases with Hitachi Capital Corporation and operating leases at September 30, 2008:

	Capital	Operating
	Leases	Leases

Year ending March 31:
2009	$4,849	$1,407
2010	9,760	2,042
2011	9,003	1,208
2012	4,526	663
2013	2,358	364
Thereafter	160	248

Total minimum lease payments	30,656	$5,932

Less amount representing interest	(1,839)

Present value of capitalized payments	28,817
Less current portion	(9,468)

Long-term portion	$19,349

As of September 30, 2008, the Company had outstanding purchase commitments of approximately $50,367, primarily for the purchase of raw materials expected to be transacted within the next twelve months.

The Company’s accrual for and the change in its product warranty liability, which is included in accrued expenses, are as follows:

	Six Months
	Ended September 30,
	2008	2007

Beginning balance	$1,655	$610
Claims paid	(701)	(444)
Warranty expense	335	376
Foreign currency translation and other	(99)	20

Ending balance	$1,190	$562

On February 20, 2008, a putative class action captioned Bixler v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-00920) was filed in the United States District Court for the District of New Jersey against Opnext and certain directors and officers of the Opnext, alleging, interalia, that Opnext’s registration statement and prospectus issued in connection with Opnext’s initial public offering on February 14, 2007 (the “IPO”) contained material misrepresentations in violation of federal securities laws. On March 7 and 20, 2008, two additional putative class actions were filed in the District of New Jersey, similarly alleging, inter alia, that federal securities laws had been violated by virtue of alleged material misrepresentations in the Opnext’s registration statement and prospectus. Those complaints, captioned Coleman v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-01222) and Johnson v. Opnext, Inc., et al. (D.N.J. Civil Action No. 3:08-cv-01451), respectively, named as defendants Opnext, certain present and former directors and officers of Opnext (the “Individual Defendants”), Opnext’s auditor and the underwriters of the IPO.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Motions were filed by several present and former shareholders of Opnext seeking (1) to consolidate the Bixler, Coleman, and Johnson cases; (2) to be appointed lead plaintiff; and (3) to have their counsel appointed by the Court as lead counsel for the putative class. On May 22, 2008, the court issued an order consolidating Bixler, Coleman, and Johnson under Civil Action No. 08-920 (JAP) and, on July 30, 2008, a Consolidated Class Action Complaint (the “Consolidated Complaint”) was filed. The Consolidated Complaint also added Hitachi as a defendant. Opnext, the Individual Defendants and the Underwriters filed answers to the Consolidated Complaint, denying the material allegations and asserting various affirmative defenses, on October 21, 2008. Opnext’s auditor was voluntarily dismissed from the action by plaintiff, without prejudice. Hitachi has not yet responded to the Consolidated Complaint. Opnext intends to defend itself and the Individual Defendants vigorously in this litigation.

On March 31, 2008, Furukawa Electric Co. (“Furukawa”) filed a complaint against Opnext Japan in the Tokyo District Court, alleging that certain laser diode modules sold by Opnext infringe Furukawa’s Japanese Patent No. 2,898,643 (the “Furukawa Patent”). The complaint seeks an injunction as well as 300 million yen in royalty damages. On May 14, 2008, Opnext Japan filed its answer. In its answer, Opnext Japan states its belief that it does not infringe the Furukawa Patent and that the Furukawa Patent is invalid. Opnext intends to defend itself vigorously in this litigation.

14.	Related Party Transactions

The Company enters into transactions with Hitachi and its subsidiaries in the normal course of business. Sales to Hitachi and its subsidiaries were $5,237 and $1,284 for the three-month periods ended September 30, 2008 and 2007, respectively, and $10,712 and $3,134 for the six-month periods ended September 30, 2008 and 2007, respectively. Purchases from Hitachi and its subsidiaries were $10,947 and $13,517 for the three-month periods ended September 30, 2008 and 2007, respectively, and $21,735 and $24,962 for the six-month periods ended September 30, 2008 and 2007, respectively. Services and certain facility leases provided by Hitachi and its subsidiaries were $696 and $684 for the three-month periods ended September 30, 2008 and 2007, respectively, and $1,499 and $1,412 for the six-month periods ended September 30, 2008 and 2007, respectively. At September 30, 2008 and March 31, 2008, the Company had accounts receivable from Hitachi and its subsidiaries of $6,880 and $5,811, respectively. Also, as of September 30, 2008 and March 31, 2008, the Company had accounts payable to Hitachi and its subsidiaries of $10,241 and $8,353, respectively. In addition, the Company has entered into capital equipment leases with Hitachi Capital Corporation as described in Note 13.

Opnext Japan, Inc. Related Party Agreements

In connection with the transfer of the Predecessor Business from Hitachi to OPJ and the contribution of the stock of OPJ to the Company, the Company entered into the following related party agreements:

Sales Transition Agreement

Under the terms and conditions of the Sales Transition Agreement, Hitachi, through a wholly owned subsidiary, provides certain logistic services to Opnext in Japan. Specific charges for such services were $583 and $844 for the three-month periods and $1,380 and $1,489 for the six-month periods ended September 30, 2008 and 2007, respectively.

Intellectual Property License Agreements

Opnext Japan and Hitachi are parties to an intellectual property license agreement pursuant to which Hitachi licenses certain intellectual property rights to Opnext Japan on the terms and subject to the conditions stated therein on a fully paid, nonexclusive basis and Opnext Japan licenses certain intellectual property rights to Hitachi on a fully paid, nonexclusive basis. Hitachi has also agreed to sublicense certain intellectual property to Opnext Japan to the extent that Hitachi has the right to make available such rights to Opnext Japan in accordance with the terms and subject to the conditions stated therein.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

In October 2002, Opnext Japan and Hitachi Communication Technologies, Ltd., a wholly owned subsidiary of Hitachi, entered into an intellectual property license agreement pursuant to which Hitachi Communication licenses certain intellectual property rights to Opnext Japan on a fully paid, nonexclusive basis and Opnext Japan licenses certain intellectual property rights to Hitachi Communication on a fully paid, nonexclusive basis, in each case on the terms and subject to the conditions stated therein.

Opnext Japan Research and Development Agreement

Opnext Japan and Hitachi are parties to a research and development agreement pursuant to which Hitachi provides certain research and development support to Opnext Japan in accordance with the terms and conditions of the Opnext Japan Research and Development Agreement. Pursuant to the agreement, intellectual property resulting from certain research and development projects is owned by Opnext Japan and licensed to Hitachi on a fully paid, nonexclusive basis. Intellectual property resulting from certain other research and development projects is owned by Hitachi and licensed to Opnext Japan on a fully paid, nonexclusive basis. Certain other intellectual property is jointly owned. This agreement was amended on October 1, 2002 to include OPD under the same terms and conditions as OPJ and to expand the scope to include research and development support related to the OPD Predecessor business. On October 27, 2006, the term of agreement was extended until February 20, 2012. The research and development expenditures relating to this agreement are generally negotiated semi-annually on a fixed-fee project basis and were $1,743 and $1,282 for the three-month periods and $3,206 and $2,387 for the six-month periods ended September 30, 2008 and 2007, respectively.

Opnext Research and Development Agreement

Opnext and Hitachi are parties to a research and development agreement pursuant to which Hitachi provides certain research and development support to Opnext and/or its affiliates other than Opnext Japan. Opnext is charged for research and development support on the same basis that Hitachi’s wholly owned subsidiaries are allocated research and development charges for their activities. Additional fees may be payable by Opnext to Hitachi if Opnext desires to purchase certain intellectual property resulting from certain research and development projects.

Intellectual property resulting from certain research and development projects is owned by Opnext and licensed to Hitachi on a fully paid, nonexclusive basis and intellectual property resulting from certain other research and development projects is owned by Hitachi and licensed to Opnext on a fully paid, nonexclusive basis in accordance with the terms and conditions of the Opnext Research and Development Agreement. Certain other intellectual property is jointly owned. On October 27, 2006, the term of agreement was extended until February 20, 2012.

Preferred Provider and Procurement Agreements

Pursuant to the terms and conditions of the Preferred Provider Agreement, subject to Hitachi’s product requirements, Hitachi agreed to purchase all of its optoelectronics component requirements from Opnext, subject to product availability, specifications, pricing, and customer needs as defined in the agreement. Pursuant to the terms and conditions of the Procurement Agreement, Hitachi agreed to provide Opnext each month with a rolling three-month forecast of products to be purchased, the first two months of such forecast be a firm and binding commitment to purchase. By mutual agreement of the parties, the agreements terminated on July 31, 2008.

Raw Materials Supply Agreement

Pursuant to the terms and conditions of the Raw Materials Supply Agreement, Hitachi agreed to continue to make available for purchase by Opnext laser chips, other semiconductor devices and all other raw materials that were provided by Hitachi to the business prior to or as of July 31, 2001 for the production of Opnext optoelectronics components. By mutual agreement of the parties, the agreement terminated on July 31, 2008.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Outsourcing Agreements

Pursuant to the terms and conditions of various agreements which have been entered into between Opnext and Hitachi or, in certain instances, affiliates of Hitachi, Hitachi provides telecommunications services and corporate support services, including information systems management, payroll, human resource administration and other general support. Specific charges for such services amounted to $454 for both three-month periods and $920 and $852 for the six-month periods ended September 30, 2008 and 2007, respectively.

Secondment Agreements

Opnext Japan and Hitachi entered into a one-year secondment agreement effective February 1, 2001 with automatic annual renewals. Pursuant to the agreement, Opnext may offer employment to any seconded employee. However approval must be obtained from Hitachi in advance. All employees listed in the original agreement have either been employed by Opnext or have returned to Hitachi. In addition to the original agreement, additional secondment agreements have been entered into with terms that range from two to three years. However Hitachi became entitled to terminate these agreements after July 31, 2005. The seconded employees are covered by the Hitachi, Ltd. Pension Plan. There were eight and eleven seconded employees at September 30, 2008 and 2007, respectively.

Lease Agreements

Opnext Japan leases certain manufacturing and administrative premises from Hitachi located in Totsuka, Japan. The term of the original lease agreement was annual and began on February 1, 2001. The lease was amended effective October 1, 2006 to extend the term until September 30, 2011 and will be renewable annually thereafter provided neither party notifies the other of its contrary intent. The lease payments for these premises were $159 and $144 for the three-month periods, and $323 and $280 for the six-month periods, ended September 30, 2008 and 2007, respectively.

Trademark Indication Agreements

Opnext and Opnext Japan, on the one hand, and Hitachi, on the other hand, were parties to two trademark indication agreements pursuant to which Hitachi granted to Opnext and Opnext Japan the right to use the trademark indication “Powered by Hitachi” on a royalty-free basis in connection with the advertising, marketing, and labeling of certain products and related services in accordance with the terms and conditions set forth in the Trademark Indication Agreements. The agreements expired on February 20, 2008 and Opnext and Opnext Japan have ceased to use the trademark indications.

OPD Related Party Agreements

In connection with the transfer of the OPD Predecessor Business from Hitachi to OPD and the acquisition of OPD by the Company, the following related party agreements were entered into:

Intellectual Property License Agreement

OPD and Hitachi are parties to an intellectual property license agreement pursuant to which Hitachi licenses certain intellectual property rights to OPD on the terms and subject to the conditions stated therein on a fully paid, nonexclusive basis and OPD licenses certain intellectual property rights to Hitachi on a fully paid, nonexclusive basis. Hitachi has also agreed to sublicense certain intellectual property to OPD, to the extent that Hitachi has the right to make available such rights to OPD, in accordance with the terms and conditions of the Intellectual Property License Agreement.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

Secondment Agreements

OPD, Hitachi and one of Hitachi’s wholly owned subsidiaries entered into a one-year secondment agreement effective October 1, 2002 with automatic annual renewals. Pursuant to the agreement, Opnext may offer employment to any seconded employee, however approval must be obtained from Hitachi in advance. All employees listed in the original agreement have either been employed by Opnext or have returned to Hitachi. In addition to the original agreement, additional secondment agreements have been entered into with individuals with terms that range from two to three years, however Hitachi became entitled to terminate these agreements after December 31, 2006. There were one and three seconded employees at September 30, 2008 and 2007, respectively.

Lease Agreement

OPD leases certain manufacturing and administrative premises from an entity in which Hitachi is a joint venture partner. The terms of the lease agreements are annual and have unlimited automatic annual extensions upon giving the joint venture nine months’ notice. The lease expires on March 31, 2011, with a five-year extension, subject to either party’s notifying the other of its contrary intent. The lease payments for these properties were $15 for both three-month periods, and $31 and $29 for the six-month periods, ended September 30, 2008 and 2007, respectively.

15.	Operating Segments and Geographic Information

Operating Segments

The Company operates in one business segment — optical modules and components. Optical modules and components transmit and receive data delivered via light in telecommunications, data communication, industrial and commercial applications.

Geographic Information

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sales:
North America	$43,401	$45,258	$93,644	$84,972
Europe	17,206	18,596	31,128	35,365
Japan	11,957	7,192	25,619	15,117
Asia Pacific	7,595	5,533	14,005	8,952

Total	$80,159	$76,579	$164,396	$144,406

Sales are attributed to geographic areas based on the bill to location of the customer.

	September 30,	March 31,
	2008	2008

Asset:
United States	$267,446	$266,056
Japan	138,393	148,068
Europe	20,688	18,335

Total	$426,527	$432,459

The geographic designation of assets represents the country in which title is held.

OPNEXT, INC.

Notes to Unaudited Consolidated Financial Statements — (Continued)

16.	Pending Acquisition of Business

On July 9, 2008, the Company entered into an Agreement and Plan of Merger, dated as of July 9, 2008 (the “Agreement”), with StrataLight Communications, Inc., a Delaware corporation (“StrataLight”). The consideration to be received by StrataLight stockholders will be approximately $30 million in cash and 26.55 million shares of Opnext common stock. Based on Opnext’s closing share price of $5.27 on July 9, 2008, this represents a value of approximately $170 million.

The Agreement has been approved by the boards of directors of Opnext and StrataLight and is subject to customary closing conditions, including the approval of the stockholders of Opnext and StrataLight and the receipt of required regulatory approval. Under separate agreements, the significant stockholders of Opnext and StrataLight holding a sufficient number of shares to approve the transaction have agreed to vote in favor of the transaction. The transaction is expected to close either late in the fourth calendar quarter of 2008 or early in the first calendar quarter of 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
StrataLight Communications, Inc.:

We have audited the accompanying balance sheets of StrataLight Communications, Inc. (the Company) as of December 31, 2006 and 2007, and the related statements of operations, redeemable and convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StrataLight Communications, Inc. as of December 31, 2006 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, applying the prospective transition method.

As discussed in Note 1 to the financial statements, effective July 1, 2005, the Company adopted the provisions of Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding warrants and Other Similar Instruments on Shares that are Redeemable.

/s/  KPMG LLP

Mountain View, California
June 18, 2008

STRATALIGHT COMMUNICATIONS, INC.

Balance Sheets
December 31, 2006, and 2007

	2006	2007
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$2,494	$19,502
Short-term investments	694	—
Accounts receivable	2,745	17,915
Due from related parties	909	475
Inventories	8,357	26,952
Prepaid expenses	119	724
Other current assets	43	8,135

Total current assets	15,361	73,703
Property and equipment, net	2,988	9,337
Other assets	125	71

Total assets	18,474	83,111

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	4,186	13,305
Accrued expenses and other current liabilities	1,109	6,375
Current portion of loan payable	883	1,038
Deferred revenue	55	6,606
Accrued warranty	739	10,715
Preferred stock warrant liability	16	274

Total current liabilities	6,988	38,313
Loan payable, noncurrent	99	1,551
Other noncurrent liabilities	530	485

Total liabilities	7,617	40,349

Commitments and contingencies
Redeemable and convertible preferred stock:
Convertible preferred stock, Series A, $0.001 par value. Authorized 55,554 shares; issued and outstanding at December 31, 2006 and 2007; liquidation preference of $400	431	431
Convertible preferred stock, Series B, $0.001 par value. Authorized 643,795 shares; issued and outstanding 637,511 shares at December 31, 2006 and 2007; liquidation preference of $17,850	8,971	8,971
Convertible preferred stock, Series C, $0.001 par value. Authorized 11,130,117 shares; issued and outstanding 11,090,747 shares at December 31, 2006 and 2007; liquidation preference of $19,438	19,346	19,346
Redeemable and convertible preferred stock, Series D, $0.001 par value. Authorized 11,009,447, and 10,859,447 shares at December 31, 2006 and 2007; issued and outstanding 10,859,447 shares at December 31, 2006 and 2007; liquidation preference of $31,500 at December 31, 2006 and 2007	20,880	20,880
Redeemable and convertible preferred stock, Series E, $0.001 par value. Authorized no shares; issued and outstanding at December 31, 2006. Authorized 2,030,122 shares; shares issued and outstanding at December 31, 2007; liquidation preference of $5,291	—	4,933
Redeemable and convertible preferred stock, Series F, $0.001 par value. Authorized no shares; issued and outstanding at December 31, 2006; Authorized 5,061,522 shares; issued and outstanding 5,020,918 shares at December 31, 2007; liquidation preference of $32,510	—	31,906

Total redeemable and convertible preferred stock	49,628	86,467

Stockholders’ deficit:
Common stock, $0.001 par value. Authorized 35,000,000 shares at December 31, 2006 and authorized 50,100,000 shares at December 31, 2007; issued and outstanding 574,908 and 3,417,242 shares at December 31, 2006 and 2007	1	3
Additional paid-in capital	535	5,254
Accumulated deficit	(39,307)	(48,962)
Accumulated other comprehensive income	—	—

Total stockholders’ deficit	(38,771)	(43,705)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ deficit	$18,474	$83,111

See accompanying notes to financial statements.

STRATALIGHT COMMUNICATIONS, INC.

Statements of Operations
Years ended December 31, 2005, 2006, and 2007

	2005	2006	2007
	(In thousands)

Product revenues (includes $0.0 million, $0.9 million and $2.2 million of related party revenue in 2005, 2006 and 2007, respectively)	$3,032	$14,335	$75,954
Engineering revenues	836	699	327
Service revenues	—	—	14

Total revenues	3,868	15,034	76,295

Cost of product revenues (includes $0 million, $.5 million and $1.6 million of related party cost of revenues in 2005, 2006 and 2007, respectively)	4,170	12,245	60,157
Cost of engineering revenues	1,253	1,127	647
Cost of services revenues	—	—	7

Total cost of revenues(1)	5,423	13,372	60,811

Gross (loss) profit	(1,555)	1,662	15,484

Operating expenses:
Research and development(1)	5,831	7,932	16,134
Sales and marketing(1)	885	551	2,183
General and administrative(1)	675	1,501	2,733

Total operating expenses	7,391	9,984	21,050

Loss from operations	(8,946)	(8,322)	(5,566)

Interest income	244	474	274
Other income (expense)	16	(77)	83
Interest expense	(177)	(96)	(4,446)

Other income (expense), net	83	301	(4,089)

Loss before cumulative effect of change in accounting principle	(8,863)	(8,021)	(9,655)
Cumulative effect of change in accounting principle	150	—	—

Net loss	$(8,713)	$(8,021)	$(9,655)

(1) Includes stock-based compensation as follows:
Total cost of revenues	$—	$13	$95
Research and development	4	58	291
Sales and marketing	—	8	108
General and administrative	—	367	326

See accompanying notes to financial statements.

STRATALIGHT COMMUNICATIONS, INC.

Statements of Redeemable and Convertible Preferred Stock, and Stockholders’ Deficit
Years ended December 31, 2005, 2006 and 2007

					Total Stockholders’ Deficit
								Accumulated
	Redeemable and Convertible						Additional	Other		Total
	Preferred Shares		Convertible Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
	(In thousands, except share data)

Balance at December 31, 2004	—	$—	11,783,812	$28,748	430,950	$—	$254	$(6)	$(22,573)	$(22,325)
Change in accounting principle in accounting for redeemable convertible preferred stock warrants	—	—	—	—	—	—	(201)	—	—	(201)
Issuance of Series D redeemable convertible preferred stock for cash at $1.9338 per share, net of issuance costs of $67 in July and October 2005	7,808,459	15,032	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	88,125	1	17	—	—	18
Stock-based compensation in connection with stock options granted to non employees	—	—	—	—	—	—	4	—	—	4
Unrealized holding gains on short-term investments	—	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	—	(8,713)	(8,713)

Balance at December 31, 2005	7,808,459	15,032	11,783,812	28,748	519,075	1	74	2	(31,286)	(31,209)
Issuance of Series D redeemable convertible preferred stock for cash at $1.9338 per share, net of issuance costs of $52 in March 2006	3,050,988	5,848	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	55,833	—	12	—	—	12
Stock-based compensation in connection with stock options granted to employees	—	—	—	—	—	—	209	—	—	209
Stock-based compensation in connection with stock options granted to non employees	—	—	—	—	—	—	240	—	—	240
Realized holding gains on short-term investments	—	—	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	—	—	(8,021)	(8,021)

Balance at December 31, 2006	10,859,447	20,880	11,783,812	28,748	574,908	1	535	—	(39,307)	(38,771)
Exercise of stock options, including early exercises	—	—	—	—	2,842,334	2	843	—	—	845
Unvested stock options subject to repurchase in connection with early exercises	—	—	—	—	—	—	(620)	—	—	(620)
Stock-based compensation in connection with stock options granted to employees	—	—	—	—	—	—	746	—	—	746
Stock-based compensation in connection with stock options granted to non employees	—	—	—	—	—	—	94	—	—	94
Beneficial conversion feature related to warrants underlying Series E preferred stock	—	—	—	—	—	—	3,656	—	—	3,656
Issuance of shares of Series E preferred stock for cash at $2.463 per share, net of issuance cost of $67 in April 2007	4,060,167	9,933	—	—	—	—	—	—	—	—
Repurchase of shares of Series E preferred stock for cash at $2.463 per share in August 2007	(2,030,045)	(5,000)	—	—	—	—	—	—	—	—
Issuance of shares of Series F preferred stock for cash and conversion of bridge loan of $5,000 at $6.3716 per share, net of issuance cost of $86 in October 2007	5,020,918	31,906	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(9,655)	(9,655)

Balance at December 31, 2007	17,910,487	$57,719	11,783,812	$28,748	3,417,242	$3	$5,254	$—	$(48,962)	$(43,705)

See accompanying notes to financial statements.

STRATALIGHT COMMUNICATIONS, INC.

Statements of Cash Flows
Years ended December 31, 2005, 2006, and 2007

	2005	2006	2007
	(In thousands)

Cash flows from operating activities:
Net loss	$(8,713)	$(8,021)	$(9,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,551	1,736	2,113
Cumulative effect of change in accounting principle	(150)	—	—
Stock-based compensation	4	446	820
Gain on disposal of property and equipment	(5)	—	—
Amortization of capitalized debt issuance costs	8	9	18
Noncash interest expense	—	—	3,997
Revaluation of warrants fair value	—	—	(82)
Net changes in operating assets and liabilities:
Accounts receivable	(957)	(1,766)	(15,170)
Due from related parties	—	(909)	434
Inventories	(1,364)	(7,013)	(19,086)
Prepaid expenses and other current assets	71	98	(5,214)
Other long-term assets	49	(121)	68
Accounts payable	(245)	3,211	8,001
Accrued expenses and other current liabilities	383	1,071	14,667
Deferred costs	—	—	(3,494)
Deferred revenue	201	(146)	6,551
Other long-term liabilities	—	530	(45)

Net cash used in operating activities	(9,167)	(10,875)	(16,077)

Cash flows from investing activities:
Short-term investment, net	3,475	(694)	694
Purchases of property and equipment	(624)	(1,763)	(6,833)
Proceeds from sale of property and equipment	5	—	—

Net cash provided by (used in) investing activities	2,856	(2,457)	(6,139)

Cash flows from financing activities:
Proceeds from borrowings	109	130	10,016
Repayments of borrowings	(1,164)	(1,177)	(5,032)
Payments on capital lease obligations	(25)	—	—
Payment of debt issuance related costs	—	(32)	(21)
Proceeds from the exercise of stock options, including early exercises	18	12	845
Proceeds from issuance of Series D redeemable and convertible preferred stock, net of issuance costs	15,032	5,848	—
Proceeds from issuance of Series E redeemable and convertible preferred stock, net of issuance costs	—	—	9,933
Repurchases of Series E redeemable and convertible preferred stock	—	—	(5,000)
Proceeds from issuance of Series F redeemable and convertible preferred stock, net of issuance costs	—	—	28,483

Net cash provided by financing activities	13,970	4,781	39,224

Net increase (decrease) in cash and cash equivalents	7,659	(8,551)	17,008
Cash and cash equivalents at beginning of year	3,386	11,045	2,494

Cash and cash equivalents at end of year	$11,045	$2,494	$19,502

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$168	$96	$390
Noncash investing and financing activities:
Inventory transferred to property and equipment	$736	$546	$511
Property and equipment in accounts payable	326	240	1,118
Conversion of bridge loan into Series F convertible preferred stock	—	—	3,423

See accompanying notes to financial statements.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements
December 31, 2005, 2006, and 2007

(1)	The Company

StrataLight Communications, Inc. (the Company), formerly known as Cellbridge Corporation, was incorporated under the laws of the State of Delaware on January 14, 2000.

The Company derives its revenue primarily from the sales to original equipment manufactures who sell to telecommunication service providers its regenerator, transponder and mutilplexing/demultiplexing subsystem line cards and modules as well as shelves and shelf controllers.

Summary of Significant Accounting Policies

The significant accounting policies of the Company are as follows:

(a)	Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include useful lives of property and equipment, accruals for losses on contracts, collectibility of receivables, warranty costs, inventory reserves, income taxes and related valuation accounts, contingencies, warrant valuation, and stock options valuation. Actual results could differ materially from those estimates.

(b)	Cash and Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents were maintained with two high credit quality financial institutions and included money market funds and various deposit amounts. Cash equivalents amounted to $0.8 million and $19.7 million at December 31, 2006 and 2007, respectively.

The Company considers all instruments with remaining maturities of more than three months and less than one year at the date of purchase as short-term investments.

(c)	Restricted Cash

At December 31, 2007, $34,000 is restricted from withdrawal as it relates to employee contributions for a flexible spending medical plan.

(d)	Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. The Company periodically reviews its inventories and reduces the carrying value for the difference between the estimated market value and the carrying value for slow-moving or obsolete items, if lower, based upon assumptions about future demand for the Company’s products, technical obsolescence of its products and market conditions.

(e)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance costs are expensed as incurred. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives generally consist of three years for furniture, software, production, engineering, and other equipment; two to three years for computer equipment and internally developed equipment; two years for tooling; and the shorter of the lease term or the estimated life for leasehold improvements.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(f)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When such an event occurs, management determines whether there has been any impairment by comparing the anticipated carrying value of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated discounted future cash flows of the asset. To date, no such impairment charges have been recorded.

(g)	Fair Value of Financial Instruments

The fair value of financial instruments represents the amount at which the instruments could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and the carrying amounts of financial instruments that are recognized at historical amounts.

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate their fair value due to their short-term maturities. Based upon the borrowing rates currently available to the Company for loans with similar terms, including remaining maturities, the carrying amounts of the Company’s debt obligations under lines of credit approximate their fair value at December 31, 2007.

(h)	Concentration of Risk

Cash and cash equivalents were maintained with two financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit.

The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers.

The following customers accounted for 10% or more of the Company’s revenues as follows:

	Years Ended December 31
	2005	2006	2007

Customer A	55%	44%	63%
Customer B	34	48	17
Customer C	11	*	—
Customer D	—	*	16

*	Represents less than 10% of total revenues

The following customers accounted for 10% of more of the Company’s total trade accounts receivable and related party receivables as follows:

	Years Ended December 31
	2006	2007

Customer A	32%	58%
Customer B	41	12
Customer D	—	28
Customer E(1)	17	*

*	Represents less than 10% of total trade accounts receivable

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(1)	Represents a related party

The Company receives certain of its components from sole or limited suppliers and has no long-term agreements to purchase the components. Additionally, the Company relies on a limited number of contract manufacturers to provide manufacturing services for its products. The Company has no long-term supply agreements with these manufacturers and accordingly no obligation exists for the manufacturer to supply products to the Company. The inability of any contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. At December 31, 2006 and 2007, the Company has not reserved any of its accounts receivable as they were deemed fully collectible.

(i)	Revenue Recognition

The Company recognizes revenues from the sale of its products in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, (SAB 104) and is reported as product revenue in the statements of operations. Under SAB 104, the Company recognizes revenue when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company evaluates each of the four criteria as follows:

•	Persuasive evidence of an arrangement exists: The Company’s customary practice is to have a purchase order from its customers.

•	Delivery has occurred: The Company recognizes revenue when title and risk of loss have passed to the customer, which is typically at time of shipment.

•	Fees are fixed or determinable: The Company does not provide customers the right of return. Arrangement fees are generally due within one year or less from shipping date.

•	Collectibility is reasonably assured: Collectibility is assessed on a customer-by-customer basis. The Company evaluates the financial position, past payment history, and ability to pay. If the Company determines from the outset of an arrangement that collectibility is not probable based upon its credit review process, revenue is recognized as cash is collected, assuming all other revenue recognition criteria are satisfied.

Revenue consists primarily of sales of the Company’s products to Original Equipment Manufacturers (OEMs) or their contract manufacturers. Initial sales of the Company’s products for a new product are usually made directly to OEMs as they design and develop their product. Once their design enters production, they may outsource their manufacturing to contract manufacturers that purchase the Company’s products directly from the Company.

The Company recognizes revenues related to engineering contracts, requiring development and delivery of products, in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company considers the nature of these contracts as well as the types of products and services provided when determining the appropriate accounting treatment for a particular contract. To date, the Company has determined that the percentage of completion method is the most appropriate method to recognize revenue under these contracts. The Company uses the percentage of completion method if it can make reasonable and dependable estimates of labor costs and hours required to complete the services required under the contract. The Company periodically reviews these estimates in connection with work performed and rates actually charged and recognizes any losses when identified. Progress to completion is determined using the cost-to-cost method, principally labor, whereby cost incurred to date as a percentage of total estimated cost determines the percentage completed and revenue recognized.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

In certain long-term contracts, the Company’s products are designed to meet specific customer requirements and specifications and generally require extended periods to complete. In these instances, the revenues or costs associated with such long-term contracts cannot be reliably estimated as the contract involves unproven technologies or other inherent hazards, therefore, revenues and costs are deferred until the project is complete and customer acceptance is obtained. When current estimates of total contract revenue and contract costs indicate a contract loss, the loss is recognized in the period it becomes evident.

(j)	Warranty Accrual

The Company generally offers a two-year warranty on the products sold and records the estimated future costs associated with repair and replacement as warranty costs in cost of revenues at the time that revenue is recognized. The warranty liability is based on historical warranty claims compared to historical revenue. The warranty cost to repair or replace the product is based on associated material, labor and overhead. A reconciliation of the changes in the Company’s product warranty liability is as follows (in thousands):

	December 31
	2005	2006	2007

Warranty accrual, beginning of period	$22	$280	$748
Accruals for warranties issued during the period(1)	377	870	7,972
Reimbursable material costs from suppliers(2)	—	—	3,732
Claims made during the year	(119)	(402)	(1,673)

Warranty accrual, end of period	$280	$748	$10,779

(1)	Of the $7.9 million at December 31, 2007, $5.0 million represents the non-reimbursable costs for the instances where the warranty matters are due to supplier’s component failures.

(2)	Reimbursable material costs from suppliers of $3.7 million at December 31, 2007 represents amounts for which the Company will be reimbursed from its suppliers in the instances where the warranty matter is due to suppliers component failures.

(k)	Operating Leases

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in accrued expenses and other noncurrent liabilities components of the balance sheets.

(l)	Advertising Costs

The Company recognizes advertising costs as incurred or when the advertising is first run. The Company did not incur any advertising costs in 2005 and 2006 and an immaterial amount in 2007.

(m)	Research and Development

Research and development costs are expensed as incurred and include compensation and other personnel-related costs associated with engineering personnel and consultants responsible for the design, materials, development and testing of products, prototype units, depreciation of equipment used in research and development and allocated facilities and IT costs.

(n)	Income Taxes

The Company accounts for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be more likely than not realized.

(o)	Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock options granted to employees using the intrinsic-value-based method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 (FIN 44), and had adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and SFAS No. 148, Accounting for Stock-Based — Compensation Transition and Disclosure (SFAS No. 148). Accordingly, the Company recognized stock-based compensation expense only if it granted stock options with an exercise price less than the then current fair value of the underlying stock on the date of grant.

The pro form table below reflects net loss for the year ended 2005, if the Company had applied the fair value recognition provisions of SFAS 123, as amended by SFAS 148 (in thousands):

Net loss, as reported	$(8,713)
Stock-based compensation expense determined under the fair value for employee awards	(24)

Pro forma net loss	$(8,737)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, (SFAS No. 123(R)), using the prospective transition method, which requires the Company to apply the provisions of SFAS No. 123(R) only to new awards granted, and to awards modified, repurchased, or canceled, after the effective date.

Under the prospective transition method stock-based compensation expense recognized beginning January 1, 2006 is based on the grant date fair value of stock option awards granted or modified after January 1, 2006. The Company recognizes this expense on a straight-line basis over the requisite service periods of the awards, which is generally the option vesting period. As required under SFAS No. 123(R), the Company estimates expected forfeitures judgment is required in estimating the amount of stock-based awards that the Company expects to be forfeited. The Company calculates an expected forfeiture rate for stock options based on historical trends, and recognizes compensation costs only for those stock options that are expected to vest.

Under SFAS No. 123(R), the Company estimated the grant date fair value of stock options using the Black-Scholes option-pricing model. The expected term represents the period that stock-based awards are expected to be outstanding. The Company used the simplified method of determining the expected term as permitted under the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment (SAB No. 107). The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. The risk-free interest rate was based on a yield of a constant maturity U.S. Treasury security whose term is equal to the expected term of the options. The Company does not expect to pay any dividends over the expected term.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

The following assumptions were used to calculate the weighted average fair value of employee stock options granted during the periods presented below.

Year Ended December 31
	2006	2007

Expected term	5.46 - 6.46 years	5.53 - 6.37 years
Risk-free interest rate	4.54% - 5.05%	4.27% - 4.91%
Volatility	84.04% - 92.98%	70.11% - 79.83%

The estimated weighted average fair value per share of options granted to employees for the years ended December 31, 2006 and 2007 was approximately $0.38 and $1.24, respectively.

The Company accounts for stock options granted to nonemployees on a fair-value basis in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (EITF Issue No. 96-18). The Company measures and records the value of the shares over the period of time services are provided. As a result, the amount of stock-based compensation expense recorded for nonemployee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of the Company’s common stock.

During 2006, the Company issued 930,000 fully vested options to a former employee for services rendered. The Company determines the value of the options to be $216,000 using the Block-Scholes option pricing model, and the related compensation was expensed immediately.

For the years ended December 31, 2005, 2006 and 2007, the Company recorded total stock-based compensation of $4,000, $446,000 and $820,000, respectively. Of the total expense, compensation cost related to stock-based awards granted under SFAS No. 123R to employees and directors was approximately $0, $206,000 and $726,000, respectively and the remaining amount related to stock-based compensation granted to nonemployees. The Company has capitalized in inventory an immaterial amount of stock-based compensation expense for the years ended December 31, 2006 and 2007.

The following table presents the detail of total stock-based compensation expense amounts included in the statement of operations for each of periods presented below (in thousands):

	Year Ended December 31
	2005	2006	2007

Cost of revenue	$—	$13	$95
Research and development	4	58	291
Marketing and sales	—	8	108
General and administrative	—	367	326

Total stock-based compensation expense	$4	$446	$820

(p)	Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in a full set of general-purposes financial statements. There was no significant difference between the Company’s net loss and its total comprehensive loss for the years ended December 31, 2005, 2006 and 2007, respectively, therefore, no separate statement of comprehensive income (loss) has been presented.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(q)	Cumulative Effect of Change in Accounting Principle

On June 29, 2005, the FASB issued Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (FSP 150-5). FSP 150-5 affirms that warrants to purchase shares of the Company’s mandatorily redeemable convertible preferred stock are subject to the requirements in FSP 150-5 and requires the Company to classify these warrants as liabilities and revalue them to fair value at the end of each reporting period. The Company adopted FSP 150-5 and accounted for the cumulative effect of the change in accounting principle in 2005. For the year ended December 31, 2005, the impact of the change in accounting principle was to decrease the net loss by $150,000. The impact consisted of a credit of $186,000 to income on July 1, 2005, when the Company adopted FSP 150-5, reflecting the fair value of the warrants as of the date of adoption, and $36,000 of expense related to the accelerated write off of the debt discounts associated with the warrants, both of which were recorded in cumulative affect of change in accounting on the Statement of Operations.

These warrants will be subject to revaluation at each balance sheet date and any change in fair value will be recognized as a component of other income (expense), net. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise of the warrants or the completion of a liquidation event, including the consummation of an initial public offering, at which time the warrant liability will be reclassified to additional paid-in capital.

(r)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. SFAS 157 does not require new fair value measurements and is effective for financial assets and financial liabilities within its scope for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company will adopt SFAS 157 for financial assets and financial liabilities within its scope during 2008 and does not anticipate the adoption to have a material impact on its financial statements. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 Effective Date of FASB Statement No. 157 (FSP FAS 157-2), which defers the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2. The Company does not anticipate that the adoption of this standard for nonfinancial assets and nonfinancial liabilities will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This Statement is effective no later than fiscal years beginning on or after November 15, 2007. The Company has the option of adopting this standard in the first quarter of 2008. The Company does not anticipate that this standard will have a material impact on its financial statements because the Company does not expect to apply the provisions of SFAS 159 to any existing financial instruments.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(2)	Related Party Transactions

On December 12, 2003, the Company issued 570,580 shares of its Series C Preferred Stock to Ciena Corporation (Ciena). In 2006 and 2007 the Company recorded revenue of $305,000 and $2.2 million, respectively, from sales to Ciena.

On July 13, 2005, the Company issued 2,068,467 shares of its Series D Preferred Stock to Comcast Interactive Capital, L.P. (Comcast). On April 12, 2007, the Company issued 177,791 shares of its Series E Preferred stock to Comcast. The Company did not have any sales to Comcast in 2005 and 2007. In 2006 the Company recorded revenue of $625,000 from sales to Comcast.

On August 24, 2007, the Company entered into a $5,000,000 bridge loan agreement with a number of its existing investors, including Comcast, and the Company’s Chief Executive Officer. Interest on the borrowings under the bridge loan bear an annual rate of 10%.

On October 19, 2007, the $1,231,000 bridge loan from Comcast, along with accrued interest of $19,000, was converted into 196,082 shares of Series F Preferred stock and 9,658 warrants to purchase shares of Series F convertible preferred stock. Also on October 19, 2007, the Company issued 79,731 shares of its Series F Preferred stock to Comcast.

On August 24, 2007, as part of the bridge loan referenced above, the Company received $826,000 from its Chief Executive Officer. On October 19, 2007, a portion of the bridge loan was converted into 58,070 shares of the Company’s Series F Preferred stock and 6,485 warrants to purchase shares of Series F convertible preferred stock. The remaining amount of the bridge loan, along with $13,000 of accrued interest, was paid on October 23, 2007.

(3)	Balance Sheet Components

The following tables provide details of selected balance sheet items as of December 31, 2006 and 2007 (in thousands):

	December 31
	2006	2007

Inventories:
Finished products	$738	$4,328
Work in process	4,212	10,404
Raw material and components	3,407	12,220

Inventories, net	$8,357	$26,952

	December 31
	2006	2007

Other current assets:
Deferred costs	$—	$3,494
Receivables from suppliers(1)	—	4,600
Other current assets	43	41

Total	$43	$8,135

(1)	Of the $4.6 million at December 31, 2007, $3.7 million represents amounts for which the Company will be reimbursed from its suppliers in instances where warranty claims are due to supplier component failures and the remaining amount represents non trade receivables from the contract manufacturers for the materials that Company had purchased previously.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

	December 31
	2006	2007

Property and equipment, net:
Computer equipment and software	$2,654	$3,741
Production, engineering and other equipment	6,327	13,390
Furniture and fixtures	406	574
Leasehold improvements	764	889

	10,151	18,594
Accumulated depreciation	(7,163)	(9,257)

Total	$2,988	$9,337

Depreciation expense in 2005, 2006 and 2007 was $1.6 million, $1.7 million, and $2.1 million, respectively.

	December 31
	2006	2007

Accrued expenses and other current liabilities:
Accrued consulting(1)	$—	$3,800
Accrued compensation and benefits	470	973
Liability for unvested early exercises	—	620
Accrual for estimated loss on engineering contracts	414	576
Other accrued expenses	225	406

Total	$1,109	$6,375

(1)	Accrued consulting of $3.8 million at December 31, 2007 consisted of a liability to one of the Company’s customers for general consulting services.

	December 31
	2006	2007

Other noncurrent liabilities:
Warranty reserve, net of current portion	$9	$64
Deferred revenue	—	—
Deferred rent, net of current portion	521	421

Total	$530	$485

(4)	Loans

Borrowings under Lines of Credit

In August 2004, the Company entered into a loan and line of credit with a financial institution (the line of credit agreement). The facility allowed the Company to borrow up to $5,000,000. Borrowings were collateralized by the Company’s assets and bore annual rates of interest between 5.25% and 6.5%. At December 31, 2005, borrowings of $2,030,000 were outstanding under the loan and line of credit. At December 31, 2005, the Company had no pledged accounts receivables which collateralized the Line of Credit Agreement. At December 31, 2005, the Company had pledged property and equipment of $2,030,000, which collateralized the loan and line of credit agreement. Each draw was payable over three years in equal monthly installments plus actual interest. In connection with the facility the Company issued warrants to purchase shares of Series C convertible preferred stock (see note 10). The fair value

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

of the warrants of $50,000 was accounted for as an imputed discount on the loan with the difference between the present value and the face value treated as a discount and amortized as interest expense over the three-year period, which commenced with the initial drawdown under the line. Amortization of $8,000 was recognized for the six months ended June 30, 2005. On July 1, 2005, the Company adopted the provisions of FSP 150-5, which resulted in the accelerated write-off of the remaining $36,000 in debt discounts associated with the warrants that was recorded in cumulative affect of change in accounting principle on the Statement of Operations.

Also in connection with the line of credit agreement, the Company capitalized loan fees of $18,000. This amount was recorded in other assets and was also being amortized as interest expense. The Company’s loan and line of credit agreement required it to meet certain covenants relating to its financial position and results of operations, among others. In 2005 and 2006, the Company violated one or more of these covenants and subsequently received a waiver from the financial institution.

In December 2006, the Company obtained an amended and restated revolving line of credit and equipment loan (Amended Line of Credit Agreement) with the same financial institution, which replaced the previous facilities. At the time of the Amended Line of Credit Agreement, the Company owed approximately $960,000 under the original loan and line of credit. This amount was rolled into the new Amended Line of Credit Agreement. The Amended Line of Credit Agreement allows the Company to borrow up to $2,000,000 through July 31, 2007 on an equipment line and up to $3,000,000 through December 25, 2007 on a revolving line. Borrowings are collateralized by the Company’s assets and bear annual rates of interest between 9.25% and 9.75%. The Company’s loan agreement required the Company to meet certain covenants relating to its financial position and results of operations, among others. The Company was not in compliance with a nonfinancial covenant for the years ended December 31, 2006 and 2007, which required audited financial statements to be completed within 150 days after the end of the 2006 and 2007 years, respectively. The Company subsequently obtained a waiver from the bank which extended the time period for the Company to comply with this provision to July 31, 2008. In addition, the Company was not in compliance with a financial covenant, which required the Company to maintain a minimum gross margin for the year ended December 31, 2007. The Company obtained a waiver for not meeting the requirement.

In June 2007, the Company obtained an Amendment to the Amended Line of Credit Agreement to extend the draw period of the equipment line from July 31, 2007 to December 31, 2007 (the Third Amendment). In addition, the revolving line was increased from $3,000,000 to $5,000,000 and the equipment line was increased from $2,000,000 to $3,000,000. The revolving line maturity date was extended from December 25, 2007 to December 25, 2008. In connection with the Third Amendment, the Company capitalized loan fees of $21,000, which is recorded in other assets and is being amortized as interest expense using the effective interest method.

At December 31, 2006 and 2007, the Company had no pledged accounts receivables, which collateralized the Amended Line of Credit Agreement. At December 31, 2006 and 2007, the Company had pledged property and equipment of $863,000 and $2,473,000, respectively, which collateralized the Amended Line of Credit Agreement.

At December 31, 2006 and 2007, borrowings of $863,000 and $2,473,000, respectively, were outstanding under the loan and line of credit. Each equipment advance was payable over three years in equal monthly installments plus actual interest. In connection with the Amended Line of Credit, the Company capitalized fees of approximately $32,000. The capitalized loan fees are recorded in other assets and are also being amortized over a three-year period as interest expense using the effective interest method.

The Company may not pay dividends or make any distributions or payment to redeem, retire or purchase any capital stock without the lender’s prior written consent.

Tenant Improvement Loan

In July 2006, the Company obtained a tenant improvement loan with its landlord related to its leased facility in Los Gatos, California. Under this loan the Company borrowed approximately $131,000. At December 31, 2006 and

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

2007, borrowings of approximately $119,000 and $97,000, respectively, were outstanding under the loan. The loan is payable over five years in equal monthly installments including annual interest of 8%. During 2007 the Company incurred a liability of approximately $19,000 with the landlord that will be paid off over five years.

Bridge Loan

On August 24, 2007, the Company entered into a $5,000,000 bridge loan from several parties, including several of its current investors. Interest on the borrowings under the bridge loan is an annual rate of 10%. The bridge loan was to automatically mature and the entire outstanding principal amount, together with accrued interest, would become due and payable upon the earliest of December 31, 2007 or five business days following the closing of a financing event, unless the bridge financing is earlier converted into shares of the Company’s capital stock or prepaid by the Company at its discretion.

In connection with the bridge loan financing, the Company issued detachable warrants to purchase (a) shares of Preferred Stock in the event of a qualified financing (as defined in the bridge loan agreement) or (b) shares of Series E preferred stock on December 31, 2007, whichever is earlier.

The Company allocated the loan proceeds of $5,000,000 as follows: (a) $340,000 to the detachable warrants based on the fair value of the warrants (Note 10); (b) $3,656,000 to additional paid in capital representing the aggregate intrinsic value of an embedded beneficial conversion feature of the loan; and the residual of $1,004,000 to loan principal. The beneficial conversion feature is based on the excess of the $4.21 per share fair value of the Series E preferred stock into which the loan is initially convertible (in the absence of a qualified financing event) over the conversion price of $2.36 per share of Series E preferred stock.

The allocation of the loan proceeds to the detachable warrant and the beneficial conversion feature resulted in the initial recording of a discount of $3,997,000 to the face amount of the bridge loan. A total of $3,319,000 of the loan discount was accreted as interest expense over the period from August 24, 2007 to October 19, 2007. On October 19, 2007, $1,622,000 face value of the bridge loan amount was repaid and the remaining $3,378,000 face value was converted into Series F preferred stock at which point the unamortized loan discount of $678,000 was recorded as interest expense in the statement of operations.

On October 19, 2007, upon the closing of a qualified financing, the warrants became warrants to purchase Series F convertible preferred stock. The Company issued warrants to purchase 39,231 shares of Series F convertible preferred stock at an exercise price of $6.3716 per share, which expire in October, 2012. The fair value of the Series F warrants of $163,000 was determined using the Black-Scholes model assuming a volatility of 63.04%; a 4.92 year contractual life, no dividends and a 3.49% risk-free interest rate (see note 10).

On August 28, 2007, the Company repurchased 2,030,045 shares of Series E Convertible Preferred Stock from a shareholder. In accordance with the repurchase agreement, the Company was required to pay the shareholder $152,000 of interest expense.

On October 19, 2007, in conjunction with the close of its Series F financing, the Company converted $3,423,000 of the bridge loan, including $45,000 of accrued interest, into 537,272 shares of its Series F Preferred Stock. The remaining $1,654,000 of the bridge loan, including $32,000 of accrued interest, was repaid on October 22, 2007.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

Future Principal Payments

Future principal payments under loan arrangements as of December 31, 2007, were as follows (in thousands):

Principal

Year ending December 31,
2008	$1,038
2009	1,032
2010	501
2011	18

Total payments	$2,589

(5)	Commitments and Contingencies

(a)	Leases

The Company leases its facilities under noncancelable operating leases expiring on various dates through June 2011. The Company will have the option of extending the lease term by two years where the monthly rent for the extended term shall be 95% of the fair market monthly rent as of the commencement date of the extended term. The Company has the right to terminate the lease at the end of the third year and if the right is exercised, the Company is required to pay an amount equal to six months of monthly rent and other fees as determined by both parties per the agreement.

Minimum commitments under noncancelable operating lease agreements as of December 31, 2007, were as follows (in thousands):

Minimum Lease
Payments

Year ending December 31,
2008	$571
2009	592
2010	608
2011	277

Total	$2,048

Rent expense for the years ended December 31, 2005, 2006 and 2007 was approximately $527,000, $509,000 and $410,000, respectively.

(b)	Indemnification Obligations

The Company enters into agreements in the ordinary course of business with, among others, customers, lessors, sub-contractor, sales representatives, and parties to other transactions with the Company, with respect to certain matters. Most of these agreements require the Company to indemnify the other party against third party claims alleging that its product infringes a patent or copyright. Certain of these agreements require the Company to indemnify the other party against losses arising from: a breach of representations or covenants, claims relating to property damage, personal injury, or acts or omissions of the Company, its employees, agents or representatives. In addition, from time to time the Company has made certain guarantees regarding the performance of its products to its customers.

The Company has procurement or license agreements with respect to technology that is used in the Company’s products. Under certain of these agreements, the Company has agreed to indemnify the supplier for certain claims

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

that may be brought against such party with respect to Company’s acts or omissions relating to the supplied products or technologies or claims alleging that the vendor’s product in combination with Company’s product infringes a patent or copyright.

The duration and scope of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. To date the Company has not incurred any material costs as a result of the indemnities, commitments and guarantees and has not accrued any liabilities related to such obligations in the accompanying financial statements.

(c)	Purchase Commitments

The Company purchases raw material and components under binding purchase orders for each product covered by product forecasts. As of December 31, 2007, the Company has approximately $17.1 million in noncancelable orders with vendors.

(d)	Litigation

From time to time, the Company is engaged in various legal proceedings incidental to its normal business activity. These proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently a party to any such legal proceedings.

(6)	Employee Benefit Plans

The Company has a 401(k) plan covering all eligible employees. The Company is not required to contribute to the plan and has made no contributions through December 31, 2007.

(7)	Income Taxes

The Company’s provisions for income taxes were as follows (in thousands):

Years Ended December 31
	2005	2006	2007

Current:
Federal	$—	—	—
State	—	—	—

Total	$—	—	—

The differences between income taxes computed by applying the statutory federal income tax rate of 34% in 2005, 2006 and 2007 to income (loss) before taxes and the amounts reported in the statements of operations as a component of other income (expense) are summarized as follows (in thousands):

	Years Ended December 31
	2005		2006		2007

Income tax benefit computed at statutory rate	$(3,013)	34.00%	$(2,728)	34.00%	$(3,283)	34.00%
State taxes	(584)	6.59	454	(5.66)	(706)	7.31
Research and development credits	(90)	1.02	862	(10.74)	(266)	2.76
Permanent differences	10	(0.13)	79	(0.99)	244	(2.53)
Valuation allowance	3,677	(41.48)	1,333	(16.61)	4,011	(41.54)

Total income taxes	$—	—%	$—	—%	$—	—%

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31
	2006	2007

Deferred tax assets:
Net operating loss carryforwards	$18,758	$20,252
Research and development and other credits	2,061	2,607
Warranty accrual	320	1,990
Other accruals and reserves	541	940
Depreciation and amortization	605	769
Stock based compensation	105	145
Other	47	108

Gross deferred tax assets	22,437	26,811
State tax adjustment	(1,548)	(1,911)

Net deferred tax assets	20,889	24,900
Valuation allowance	(20,889)	(24,900)

Net deferred tax assets	$—	$—

At December 31, 2007, the Company had federal and state net operating loss carryforwards of approximately $50,690,000 and $34,150,000, respectively. These federal and state net operating loss carryforwards expire in varying amounts from 2020 to 2027 and 2010 to 2017, respectively. At December 31, 2007, the Company had federal research credits of approximately $820,000, which will begin to expire in varying amounts in 2020, and state research credits of approximately $1,530,000, which have no expiration date. The Company does not believe it is more likely than not that the deferred tax assets as of December 31, 2007 will be fully realizable. Accordingly, the Company has provided a full valuation allowance for these amounts. The valuation allowance increased by approximately $1,330,000 in 2006 due to the generation of current year net operating losses and research credits, offset by a reduction in net operating losses and research credits which became limited and will expire before available for utilization. The valuation allowance increased by approximately $4,010,000 during 2007 due to the generation of current year net operating losses and research credits.

Utilization of the Company’s net operating loss carryforwards and tax credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The Company has performed a detailed analysis for purposes of Section 382 and determined that two changes in ownership occurred, the first in December, 2000 and the second in March, 2006. Applicable limitations have been incorporated and some net operating losses and credit carryforwards will not be available. Such amounts have been accounted for as unrecognized tax benefits.

The Company adopted FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), on January 1, 2007. As a result of the implementation of FIN 48, the Company did not recognize any material net adjustment in its liability for unrecognized tax benefits, including any amounts for interest and penalties.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$3,029
Additions based on tax positions related to the current year	137
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—

Balance at December 31, 2007	$3,166

In the event that any unrecognized tax benefits are recognized, the effective tax rate will be affected. The Company’s policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense. No such interest or penalties have been recorded to date.

All tax years remain open to examination by major taxing jurisdictions to which the Company is subject to and the Company files Federal and states of California, Georgia, and Oklahoma income tax returns. The Company does not anticipate significant changes to its uncertain tax positions through the next twelve months.

(8)	Amended and Restated Certificate of Incorporation

On October 19, 2007, the Company amended and restated its Certificate of Incorporation to reflect an increase in the total number of shares which the Company is authorized to issue to 79,880,557 shares, of which 50,100,000 were designated common stock and 29,780,557 were designated preferred stock, and to authorize and provide for the rights, privileges and preferences of a new series of preferred stock designated as “Series F Preferred Stock”.

(9)	Preferred Stock

In fiscal 2007, the Company raised $38,416,000 in net cash proceeds from the issuances of 5,020,918 shares of Series F convertible preferred stock at $6.3716 and 4,060,167 net shares of Series E convertible preferred stock at $2.4630 per share to existing and new shareholders, including two related parties (see note 2). In August 2007, the Company repurchased 2,030,045 shares of Series E for $5,000,000 plus interest of $152,000.

In fiscal 2006, the Company raised $5,848,000 in net cash proceeds from the issuance of 3,050,988 shares of Series D convertible preferred stock at $1.9338 per share to existing and new shareholders.

In fiscal 2005, the Company raised $15,032,000 in net cash proceeds from the issuance of 7,808,459 shares of Series D convertible preferred stock at $1.9338 per share to existing and new shareholders.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

As of December 31, 2007, Company had 29,780,557 shares of preferred stock authorized for issuance with the following shares and preferences for each designated series of preferred stock (in thousands, except share and per share amounts):

			Shares		Liquidation	Aggregate	Aggregate
	Issuance	Shares	Issued and	Carrying	Preference	Liquidation	Redemption
	Date	Authorized	Outstanding	Value	per Share	Preference(1)	Value

Convertible preferred stock:
Series A	June 14, 2000	55,554	55,554	$431	7.2000	$400	$—
	December 15, 2000
Series B	December 2, 2003,	643,795	637,511	8,971	28.0000	17,850	—
	December 12, 2003,
Series C	December 19, 2003,	11,130,117	11,090,747	19,346	1.7526	19,438	—
Subtotal		11,829,466	11,783,812	28,748		37,688	—
Redeemable preferred stock:
Series D	July 13, 2005,
	October 14, 2005
	March 27, 2006	10,859,447	10,859,447	20,880	2.9007	31,500	21,000
Series E	April 12, 2007	2,030,122	2,030,122	4,933	2.4630	5,291	5,000
Series F	October 19, 2007	5,061,522	5,020,918	31,906	6.3716	32,510	31,991

Subtotal		17,951,091	17,910,487	57,719		69,301	57,991

Total		29,780,557	29,694,299	$86,467		$106,989	$57,991

(1)	The aggregate liquidation preference for Series E and F preferred stock includes guaranteed dividends of $0.1970 and $0.5097 per share, per year, on each outstanding share, respectively, from the original issuance date through the year ended December 31, 2007.

The Company’s redeemable and convertible preferred stock are reported at their respective issuance date fair values in the accompanying balance sheets in accordance with EITF Topic No. D-98, Classification and Measurement of Redeemable Securities (EITF Topic No. D-98). As a redemption event is outside the control of the Company, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98. The Company accretes the value of the redeemable securities to their redemption value is over the period from the date of issuance to the earliest redemption date of the security. Changes in the redemption value to date have been immaterial.

The rights, preferences and privileges of the holders of preferred stock are as follows:

(a)	Dividends

Holders of Series F convertible preferred stock, in preference to the holders of Series A, B, C, D, and E convertible preferred stock and of common stock, shall be entitled to receive, whether or not declared by the board of directors, dividends at the rate of $0.5097 per share, per year on each outstanding share of Series F convertible preferred stock in connection with the liquidation, dissolution, or winding up of the Company. Such dividends shall be accumulated up to $3.1858 per share. Any dividends payable in excess of $3.1858 per share must be affirmatively declared by the board of directors and are noncumulative.

Holders of Series E convertible preferred stock, in preference to the holders of Series A, B, C, and D convertible preferred stock and of common stock, shall be entitled to receive, whether or not declared by the board of directors, dividends at the rate of $0.1970 per share, per year on each outstanding share of Series E convertible preferred stock in connection with the liquidation, dissolution, or winding up of the Company. Such dividends shall be accumulated up to $1.2315 per share. Any dividends payable in excess of $1.2315 per share must be affirmatively declared by the board of directors and are noncumulative.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

Holders of Series D convertible preferred stock, in preference to the holders of A, B, and C convertible preferred stock and common stock, shall be entitled to receive, when and as declared by the board of directors, cash dividends equivalent to $0.1547 per share, per year on each outstanding share of Series D convertible preferred stock. Such dividends shall be payable only when declared by the board of directors and shall be noncumulative.

Holders of Series A, B and C, convertible preferred stock, in preference to the holders of common stock, shall be entitled to receive, when and as declared by the board of directors, proportionate cash dividends equivalent to $0.72 per share, $2.80 per share and $0.14 per share, per year on each outstanding share of Series A, B and C, respectively. Such dividends shall be payable only when declared by the board of directors and shall be noncumulative.

In the event dividends are paid on any share of common stock, the Company must also concurrently pay a dividend that is: (i) equal to or greater than the aggregate amount of a dividend for shares of Series C, D, E and F convertible preferred stock on an as-converted to common stock basis, which amount shall not include the respective Series C, D, E and F convertible preferred stock preferential dividends described above; and (ii) equal to or greater than the aggregate amount of a dividend for shares of Series A and B convertible preferred stock on an as-converted to common stock basis, which amount shall include the respective Series A and B convertible preferred stock preferential dividends described above.

Through December 31, 2007, no dividends have been declared.

(b)	Voting

Each holder of shares of the Series A, B C, D, E or F convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted. Except as otherwise provided in the Amended and Restated Certificate of Incorporation or as required by law, the Series A, B, C, D, E and F convertible preferred stock holders vote together with the common stock holders upon the election of directors and upon any other matter submitted to a vote of stockholders.

So long as at least 175,000 shares of Series A and/or B convertible preferred stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), the holders of the Series A and B convertible preferred stock voting together as a single class on an as-if-converted basis, are entitled to elect one member of the board of directors.

So long as at least 2,700,000 shares of Series C convertible preferred stock remain outstanding, (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), the holders of the Series C convertible preferred stock, voting as a separate class on an as-if-converted basis, are entitled to elect two members of the board of directors.

So long as an aggregate of at least 1,000,000 shares of Series D and/or E convertible preferred stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), the holders of the Series D and E convertible preferred stock,, voting together as a single class on an as-if-converted basis, are entitled to elect one member of the board of directors.

The holders of common stock, voting as a separate class are entitled to elect one member of the board of directors.

Any remaining members of the board of directors are elected by the holders of 66.7% of the common stock and all series of convertible preferred stock, voting together as a single class on an as-if-converted basis.

The holders of convertible preferred stock, voting together as a single class, hold certain other voting rights upon certain matters, including but not limited to the approval of a liquidation, dissolution or winding up of the Company and an amendment to the restated certificate or bylaws. Each respective series of convertible preferred stock holds certain voting rights, voting as a separate series, on certain matters.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(c)	Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each share of preferred stock then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution on any shares relatively junior series of preferred stock (except in the case of the Series A and B convertible preferred stock, which, after the successive preferences of the Series F, E, and D are paid, shall be paid, ratably on an equal priority, pari passu basis according to their respective preferential amount described above) or any shares of common stock, an amount per share equal to the liquidation preference price per share for the applicable series of preferred stock, plus any and all declared and unpaid dividends (including guaranteed dividends payable to the holders of the Series E and F convertible preferred stock). If, upon any liquidation, dissolution or winding up of the Company, the available funds and assets shall be insufficient to permit the payment to holders of the preferred stock then being paid its (or in the case of the Series A and B convertible stock, their) respective full preferential amounts, then all of the available funds and assets shall be distributed among the holders of the then outstanding series of preferred stock then being paid its preferential amount pro rata according to the number of outstanding shares of such series of convertible preferred stock held by each holder thereof (or, in the case of the Series A and B convertible stock, ratably among them, on an equal priority, pari passu basis, according to their respective preferential amounts). After the payment of the aforementioned preferential amounts, any remaining proceeds from the liquidation, dissolution, or winding up of the Company shall be distributed among the holders of the preferred stock and common stock in proportion to the shares of common stock then held by each (assuming conversion of all such preferred stock) until (i) the holders of the Series A convertible preferred stock have received an aggregate of $9.00 per share, (ii) the holders of Series B convertible preferred stock have received an aggregate of $35.00 per share, (iii) the holders of Series C convertible preferred stock have received an aggregate of $3.5052 per share, (iv) the holders of Series D convertible preferred stock have received an aggregate of $5.8014 per share, (v) the holders of Series E convertible preferred stock have received an aggregate of $7.389 per share (inclusive of any guaranteed dividend payable to holders of Series E convertible preferred stock) and (vi) the holders of Series F convertible preferred stock have received an aggregate of $19.1148 per share (inclusive of any guaranteed dividend payable to holders of Series F convertible preferred stock), each amount as adjusted for any stock dividends, combinations, splits, recapitalizations or the like). The remaining assets, if any, shall be distributed ratably among the holders of common stock.

A merger or consolidation of the Company into another entity or the merger of any other entity into the Company that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, the sale or exclusive license of all or substantially all of the assets or intellectual property of the Company or any transfer by stockholders of the Company (in one or a series or related transactions) to one person or group of related persons of shares constituting a majority of the outstanding voting capital stock of the Company will be deemed a liquidation, dissolution, or winding up of the Company. These liquidation characteristics require classification of the convertible preferred stock outside of the stockholders’ equity (deficit) section of the financial statements in accordance with EITF Topic No. D-98.

Prior to any distribution of proceeds from a liquidation, dissolution or winding up of the Company, a portion of the proceeds thereof will first be distributed to certain employees of the Company pursuant to Employee Liquidity Bonus Plan (see note 12).

(d)	Redemption

At any time beginning on April 13, 2012, Series F convertible preferred stock holders may make a written request for redemption of the preferred stock and upon consent of at least a majority of the then-outstanding shares of such series of preferred stock, the Company must redeem the Series F convertible preferred stock at a price equal to $6.3716 per share plus all declared but unpaid dividends on such shares. The Company shall affect such redemption, from any source of funds legally available being made 60 days after receiving a valid request for redemption.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

At any time beginning on April 13, 2012 and subject to the Series F redemption right, Series E convertible preferred stock holders may make a written request for redemption of the preferred stock and upon consent of at least sixty percent (60%) of the then-outstanding shares of such series of preferred stock, the Company must redeem the Series E convertible preferred stock at a price equal to $2.463 per share plus all declared but unpaid dividends on such shares. The Company shall affect such redemption, from any source of funds legally available being made 60 days after receiving a valid request for redemption.

At any time beginning on April 13, 2012 and subject to the Series E and F redemption rights, Series D convertible preferred stock holders may make a written request for redemption of the preferred stock and upon consent of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of such series of preferred stock, the Company must redeem the Series D convertible preferred stock at a price equal to $1.9338 per share plus all declared but unpaid dividends on such shares. The Company shall affect such redemption, from any source of funds legally available being made 60 days after receiving a valid request for redemption.

(e)	Conversion

Right to Convert

Each share of preferred stock shall be convertible into one share of common stock, at the option of the holder at any time after the date of issuance, by dividing the original issue price by the conversion price for such series of preferred stock. The initial conversion price for the Series A, B, C, D, E and F preferred stock are $2.57, $5.52, $1.75, $1.93, $2.46 and $6.37, respectively, and are subject to certain adjustments to prevent dilution of the respective preferred stockholders’ ownership interest in the Company.

Automatic Conversion

Each share of preferred stock automatically converts into the number of shares of common stock at the then effective conversion price upon the earlier of (i) the closing of a public offering of common stock at a price of at least $5.80 per share and an aggregate net proceeds from the offering of at least $50.0 million, or (ii) (A) in the case of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock (the Junior Preferred), the date specified by vote or written consent or agreement of holders of at least a majority of the shares of then outstanding Junior Preferred voting together as a single class and on an as-converted basis, (B) in the case of Series D convertible preferred stock, the date specified by vote or written consent or agreement of holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of then outstanding Series D convertible preferred stock voting as a single class and on an as-converted basis, (C) in the case of Series E convertible preferred stock, the date specified by vote or written consent or agreement of holders of at least sixty percent (60%) of the shares of then outstanding Series E convertible preferred stock voting as a single class and on an as-converted basis or (D) in the case of Series F convertible preferred stock, the date specified by vote or written consent or agreement of holders of at least a majority of the shares of then outstanding Series F convertible preferred stock voting as a single class and on an as-converted basis.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

(10)	Warrants

As of December 31, 2007, the following warrants to purchase shares of the Company’s convertible preferred stock were outstanding (in thousands, except share and per share amounts):

	Number			Estimated
Series of	of Shares			Fair Value as of
Convertible	Subject to		Exercise	December 31,
Preferred Stock	Warrants	Issue Date	Price	2007	Expiration Date

B	571	October 1, 2002	$35.00	—	September 30, 2008
C	39,370	August 27, 2004	1.75	111	August 27,2011
F	39,231	October 19, 2007	6.37	163	October 18,2012

	79,172			$274

In connection with the borrowings under the line of credit in May 2001, the Company issued warrants to purchase 5,714 shares of Series B convertible preferred stock at an exercise price of $35.00 per share which expired in May 2007. The fair value ascribed to the warrants of $138,000 was determined using the Black-Scholes option pricing model at the date of issuance and represented discount on debt, which was amortized to interest expense during the years ended 2001 through 2004.

In connection with the amendment of a line of credit in October 2002, the Company issued warrants to purchase 571 split-adjusted shares of Series B convertible preferred stock at an exercise price of $35.00 per share, which expire in September 2008, which warrants replaced warrants to purchase shares of Series B convertible preferred stock issued in May 2001 under the original line of credit. The fair value ascribed to the warrants of $14,000 was determined using the Black-Scholes option pricing model at the date of issuance and represented discount on debt, which was amortized to interest expense during the years ended 2002 through 2004. As of December 31, 2007, these warrants have not been exercised and remain outstanding.

In connection with a loan obtained in August 2004, the Company issued warrants to purchase 39,370 shares of Series C convertible preferred stock at an exercise price of $1.7526 per share, which expire in August 2011. The fair value ascribed to the warrants of $49,000 was determined using the Black-Scholes option pricing model at the date of issuance and represented discount on debt. Of the $49,000, $14,000 was amortized to interest expense during the years ended 2004 thru July 1, 2005 and the remaining was accounted for as a cumulative change in accounting principle upon adoption of FSP 150-5. As of December 31, 2007, these warrants have not been exercised and remain outstanding.

In connection with a bridge loan financing in August 24, 2007, the Company issued warrants to purchase (a) shares of a series of Preferred Stock to be issued in the event of a qualified financing (as defined in the bridge loan agreement) or (b) shares of Series E preferred stock on December 31, 2007, whichever was earlier. The warrants expire in August 2012. On October 19, 2007, upon the closing of a qualified financing, these warrants became exercisable for 39,231 shares of Series F convertible preferred stock at an exercise price of $6.3716 per share. As of December 31, 2007, these warrants have not been exercised and remain outstanding.

The Company allocated $340,000 of the bridge loan proceeds to the detachable warrants representing the fair value of the warrants. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model, which was consistent with the Company’s historical valuation methods. The following assumptions and estimates were used in the Black-Scholes model: volatility of 63.04%; a risk-free interest rate of 4.20%; dividend yield of 0%; and an expected life of 4.92 years.

As of December 31, 2007, the Company recorded a liability of $274,000 for the fair value of the Series B, C and Series F redeemable convertible preferred stock warrants, in accordance with FSP 150-5. The warrants were valued at December 31, 2007 using the Black-Scholes option pricing model. The following assumptions and estimates were used in the Black-Scholes option pricing model: stock price based on the underlying value of the

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

preferred stock; expected term is the remaining contractual life; volatility was based on historical volatility of the comparable public companies for periods corresponding to expected term of the warrants; and risk free interest rates based on a yield of a constant maturity U.S. Treasury security with a term equal to the expected term of the warrants. In accordance with FSP 150-5, the fair value of the Series B, C and Series F redeemable convertible preferred stock warrants were valued as of December 31, 2005, 2006 and 2007. The change in fair value from December 31, 2005 to December 31, 2006 was immaterial. The change in fair value from December 31, 2006 to December 31, 2007 was $82,000 and was recorded as other income. The revaluation was determined using the Black-Scholes option-pricing model and was based on the following assumptions in each period as follows:

	Years Ended December 31
	2005		2006		2007

Series B convertible preferred stock warrants:
Expected term	1.41 yea	rs	0.40 yea	rs	0.75 yea	rs
Volatility	57.69%		58.18%		47.37%
Risk-free interest rate	4.40		4.90		3.26
Underlying value of preferred stock	$4.11		$5.92		$17.93

	Years Ended December 31
	2005		2006		2007

Series C convertible preferred stock warrants:
Expected term	5.67 yea	rs	4.67 yea	rs	3.67 yea	rs
Volatility	93.74%		73.00%		54.66%
Risk-free interest rate	4.40		4.53		3.49
Underlying value of preferred stock	$0.61		$0.88		$4.15

	Year Ended
	December 31
	2007

Series F convertible preferred stock warrants:
Expected term	4.92 yea	rs
Volatility	63.04%
Risk-free interest rate	3.49
Underlying value of preferred stock	$7.12

(11)	Stock Option Plans

In June 2000, the Company adopted the 2000 Stock Option Plan (the Plan). The Plan provides for grants of stock options to employees, directors, and consultants of the Company. Options granted under the Plan may be either incentive stock options (ISO) or nonqualified stock options (NSO) as determined by the Company’s board of directors. ISOs may be granted only to employees (including officers and directors who are also employees with certain limitations). NSOs may be granted to employees, directors, and consultants. Options may be granted at an exercise price not less than fair market value for ISO or 85% of fair market value for an NSO. For individuals holding more than 10% of the voting rights of all classes of stock the exercise price of an option will not be less than 100% of the fair market value. For options that have the right to early exercise unvested options are subject to the Company’s right to repurchase unvested shares. The vesting periods are generally at least 25% per year over four years from the vesting date. The term of the options is no longer than five years for ISOs for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

The deemed fair value per share of common stock underlying the stock options granted in 2006 and 2007 was determined by the Company’s board of directors with input from management at each grant date. The board considered the valuation report prepared by an independent third party valuation firm available at the date of the grant in combination with numerous objective and subjective factors: including the actual financial condition and results of operations during the relevant period compared to plan; forecasts of the financial results and market conditions; competitive position; the performance of the NASDAQ Composite Index (IXIC) and Telecommunication Index (ITUX); and other material events of its business.

Determining the fair value of the Company’s common stock requires making complex and subjective judgments. In estimating the fair value of the Company’s common stock the Company employed a two-step approach that first estimated the fair value of the Company as a whole, and then allocated the enterprise value to the Company’s common stock. The Company’s approach is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

For all the valuation dates, the Company used a combination of market and income approaches to estimate the aggregate enterprise value at each valuation date. The market approach involved obtaining the enterprise value by applying the appropriate multiples of the comparable publicly traded companies to the Company’s financial measures, such as last twelve months and next twelve months revenue and earnings before interest, taxes, depreciation and amortization (EBITDA). The market approach also involved obtaining the enterprise value from the purchase price multiples in recent mergers and acquisitions involving target companies operating in the Company’s industry. The income approach used a discounted cash flow model, which derives the enterprise value based on projected future net free cash flows, and then discounted the Company’s future net free cash flows using the Company’s weighted average cost of capital.

Prior to the October 2007 valuation date; the aggregate implied enterprise value was allocated to the preferred and common shares using the option pricing method consistent with the method outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA Guide”). This method allocates the enterprise value to the various classes of preferred stock and common stock based on their respective liquidation preferences and participation rights. The Company estimated the volatility of the Company’s stock based on historical volatility of the comparable public companies in the Company’s industry.

For valuations starting October 2007 and thereafter the Company changed its allocation method to the probability weighted expected return (the PWER) method to allocate the enterprise value to the preferred and common shares outstanding at the valuation date. In the PWER method, per share value was derived utilizing a probability weighted scenario analysis. The analysis was based on three types of possible scenarios: (1) merger and acquisition sale scenario, (2) IPO liquidity scenario, and (3) remains private scenario. In the sale scenario, the enterprise value was first calculated based on recent merger and acquisition transactions of comparable companies. Then the implied enterprise value was reduced by the management carve out per the board approved Employee Liquidity Bonus Plan (see note 12). The adjusted enterprise value was then allocated to the various classes of preferred stock and common stock based on their respective liquidation preferences and participation rights. In the IPO liquidity scenarios, the enterprise value was allocated to common stock equivalent shares with the assumption that all series of preferred stock would convert to common. In the remain private scenario, the per share value was allocated using methods consistent with the AICPA Guide. Then, the per share value from each of the liquidation scenarios are assigned a probability as provided by the management and the board of directors and derived a common stock probability weighted per share price.

As of December 31, 2007, the Company has reserved 10,565,229 shares of common stock, for issuance under the Plan.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

A summary of the options activity under the Company’s stock option plan is presented below:

				Weighted
	Number of		Weighted	Average
	Shares	Number of	Average	Remaining	Aggregate
	Available	Options	Exercise	Contractual Life	Intrinsic
	for Grant	Outstanding	Price	(In Years)	Value

Balance at December 31, 2004	729,720	3,689,125	$0.38
Authorized	1,717,780	—	—
Granted	(313,500)	313,500	0.26
Exercised	—	(88,125)	0.20
Cancelled/forfeited	245,938	(245,938)	0.75

Balance at December 31, 2005	2,379,938	3,668,562	0.35
Authorized	5,255,854	—	—
Granted	(5,493,570)	5,493,570	0.14
Exercised	—	(55,833)	0.20
Cancelled/forfeited	1,297,438	(1,297,438)	0.29

Balance at December 31, 2006	3,439,660	7,808,861	0.21
Authorized	(850,000)	—	—
Granted	(2,346,250)	2,346,250	1.15
Exercised	—	(2,842,334)	0.30
Cancelled and forfeited	270,836	(270,836)	0.39

Balance at December 31, 2007	514,246	7,041,941	$0.48	7.07	$20,398,888

Options vested and expected to vest at December 31, 2007	—	6,654,634	$0.48	7.07	$19,276,949
Vested options exercisable at December 31, 2007	—	3,047,209	$0.35	4.58	$9,248,591

The aggregate intrinsic value, above, represents the total pre-tax intrinsic value (the aggregate difference between the fair value of the Company’s common stock on December 31, 2007, of $3.37, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of vested and unvested options exercised during the year ended December 31, 2007 was $1.9 million.

The Company’s stock option plan allows for early exercise of stock options prior to vesting subject to the Company’s right to repurchase unvested shares in the event of employee termination. There were no early exercises of unvested options as of December 31, 2006. As of December 31, 2007, 1,231,213 shares of unvested stock options were early exercised and outstanding, subject to repurchase and accordingly the Company recorded $620,000 of related liability in accrued expenses and other current liabilities.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

The following table summarizes information about options outstanding as of December 31, 2007:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual Life	Exercise	Options	Exercise
Exercise price	Outstanding	(In Years)	Price	Vested	Price

$ 0.10	2,700,398	8.65	$0.10	423,361	$0.10
0.20	1,541,376	6.09	0.20	1,493,164	0.20
0.25	65,000	7.82	0.25	35,207	0.25
0.30	1,028,000	0.78	0.30	970,957	0.30
0.36	94,500	9.18	0.36	—	0.36
0.51	162,500	9.31	0.51	6,770	0.51
0.89	910,542	9.56	0.89	3,125	0.89
1.00	25,500	9.52	1.00	500	1.00
2.00	2,000	5.66	2.00	2,000	2.00
2.76	415,000	9.82	2.76	15,000	2.76
4.00	97,125	3.68	4.00	97,125	4.00

0.10 — 4.00	7,041,941	7.07	$0.48	3,047,209	$0.35

As of December 31, 2006 and 2007, there was $1.3 million and $3.2 million, respectively, net of forfeitures, of unrecognized compensation cost related to unvested stock options granted after January 1, 2006, which is expected to be recognized over a weighted average periods of 3.53 years and 3.23 years, respectively.

(12)	Employee Liquidity Bonus Plan

On December 21, 2006, the Company adopted an Employee Liquidity Bonus Plan (the Plan) to provide certain specified key employees of the Company an opportunity to earn incentive compensation upon a sale of the Company. In the event of a Company Sale (as defined in the Plan) with Net Proceeds (as defined in the Plan) in excess of $32.0 million, participants in the plan identified by a committee consisting of members of the board of directors and the chief executive officer of the Company will be entitled to receive an amount in aggregate equal to twenty percent (20%) of the Net Proceeds.

(13)	Segment and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company has one business activity. Accordingly, the Company is considered to be in a single reporting segment and operating unit structure. The Company’s chief operating decision maker is the Company’s Chief Executive Officer. The Chief Executive Officer reviews financial information, including revenue by geographic region for purposes of allocating resources and evaluating financial performance. Revenue is attributed by geographic location based on the bill-to location of customer. The Company’s operations and substantially all of its assets are located primarily in the United States and not allocated to any specific region. Therefore, geographic information is presented only for total revenue.

STRATALIGHT COMMUNICATIONS, INC.

Notes to Financial Statements — (Continued)

Revenues by geography for the periods indicated were as follows (in thousands):

	Years Ended December 31
	2005	2006	2007

Revenues:
United States	$1,132	$8,377	$15,410
Germany	2,567	6,594	48,357
France	—	63	—
Canada	169	—	12,333
China	—	—	195

Total	$3,868	$15,034	$76,295

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$14,910	$19,502
Accounts receivable, net, (including $40 and $0 of allowance for doubtful accounts at September 30, 2008 and December 31, 2007 respectively)	15,065	17,915
Due from related parties	161	475
Inventories	31,229	26,952
Prepaid expenses and other current assets	771	8,859

Total current assets	62,136	73,703
Property and equipment, net	11,756	9,337
Other assets	65	71

Total assets	$73,957	$83,111

Liabilities, Redeemable and Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$14,411	$13,305
Accrued expenses and other current liabilities	6,172	6,375
Current portion of loan payable	1,033	1,038
Deferred revenue	—	6,606
Accrued warranty	7,707	10,715
Preferred stock warrant liability	126	274

Total current liabilities	29,449	38,313
Loan payable, noncurrent	778	1,551
Other noncurrent liabilities	717	485

Total liabilities	30,944	40,349

Commitments and contingencies
Redeemable and convertible preferred stock:
Convertible preferred stock	28,748	28,748
Redeemable and convertible preferred stock	57,719	57,719

Total redeemable and convertible preferred stock	86,467	86,467

Stockholders’ deficit:
Common stock	3	3
Additional paid-in capital	6,691	5,254
Accumulated deficit	(50,148)	(48,962)

Total stockholders’ deficit	(43,454)	(43,705)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ deficit	$73,957	$83,111

See accompanying notes to condensed consolidated financial statements

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations
Three and Nine months ended September 30, 2008 and 2007
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)

Product revenues (includes $1,183, $165, $3,852 and $1,738 of related party revenue for the three months ended September 30, 2008 and 2007 and the nine months ended September 30, 2008 and 2007, respectively)	$32,886	$24,893	$95,269	$49,055
Engineering revenues	—	107	191	205

Total revenues	32,886	25,000	95,460	49,260

Cost of product revenues (includes $847, $112, $2,571 and $1,106 of related party cost of revenues for the three months ended September 30, 2008 and 2007 and the nine months ended September 30, 2008 and 2007, respectively)	21,932	18,963	65,072	36,753
Cost of engineering revenues	(557)	426	363	524

Total cost of revenues(1)	21,375	19,389	65,435	37,277

Gross profit	11,511	5,611	30,025	11,983

Operating expenses:
Research and development(1)	8,439	4,175	20,920	10,753
Sales and marketing(1)	1,223	654	3,484	1,387
General and administrative(1)	2,951	999	6,978	1,813

Total operating expenses	12,613	5,828	31,382	13,953

Loss from operations	(1,102)	(217)	(1,357)	(1,970)

Other income (expense), net	85	(1,411)	205	(1,496)

Net loss before income tax provision	(1,017)	(1,628)	(1,152)	(3,466)

Income tax provision	34	—	34	—

Net loss	$(1,051)	$(1,628)	$(1,186)	$(3,466)

(1) Includes stock-based compensation as follows:
Total cost of revenues	$45	$24	$137	$53
Research and development	177	82	458	163
Sales and marketing	73	42	201	68
General and administrative	143	84	400	193

See accompanying notes to condensed consolidated financial statements.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2008 and 2007
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,186)	$(3,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,826	1,457
Stock-based compensation	1,196	477
Amortization of capitalized debt issuance costs	5	11
Noncash interest expense	—	1,168
Revaluation of warrant’s fair value	(148)	438
Gain on disposal of fixed assets	(241)	—
Net changes in operating assets and liabilities:
Accounts receivable	2,849	(7,986)
Due from related parties	315	(120)
Inventories	(5,341)	(21,303)
Prepaid expenses and other current assets	4,389	(717)
Accounts payable	331	13,205
Accrued expenses and other current liabilities	(2,884)	1,639
Deferred costs	3,494	(1,226)
Deferred revenue	(6,606)	2,509
Other long-term assets and liabilities	237	2,884

Net cash used in operating activities	(764)	(11,030)

Cash flows from investing activities:
Short-term investment, net	—	694
Purchases of property and equipment	(3,161)	(3,614)

Net cash used in investing activities	(3,161)	(2,920)

Cash flows from financing activities:
Proceeds from borrowings	—	10,011
Repayments of borrowings	(778)	(3,428)
Payment of debt issuance costs	(5)	—
Proceeds from the exercise of stock options, including early exercises	121	576
Repurchase of common stock	(5)	—
Proceeds from issuance of Series E redeemable and convertible preferred stock, net of issuance costs	—	4,934

Net cash provided by (used in) financing activities	(667)	12,093

Net decrease in cash and cash equivalents	(4,592)	(1,857)
Cash and cash equivalents at beginning of the period	19,502	2,494
Cash and cash equivalents at end of the period	$14,910	$637

Noncash investing and financing activities:
Inventory transferred to property and equipment	$1,067	$759
Property and equipment in accounts payable	775	737

See accompanying notes to condensed consolidated financial statements.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
(unaudited)

(1)	Significant Accounting Policies

(a)	Basis of Presentation

These unaudited condensed consolidated financial statements include the accounts of StrataLight Communications, Inc. and its wholly owned subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The Company believes that all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation, have been included. The unaudited condensed consolidated financial statements should be read in conjunction with StrataLight Communications, Inc.’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated audited financial statements, including related notes, which are included in this proxy statement/prospectus. The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

Operating results for the three and nine-month periods ended September 30, 2008 are not necessarily indicative of the results for the full year.

(b)	Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include useful lives of property and equipment, accruals for losses on contracts, collectibility of receivables, warranty costs, inventory reserves, income taxes and related valuation accounts, contingencies, warrant valuation, and stock options valuation. Actual results could differ materially from those estimates.

(c)	Concentration of Risk

Cash and cash equivalents were maintained with two financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit.

The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers. The following customers accounted for 10% or more of the Company’s revenues:

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2008		2007	2008		2007

Customer A	55%		53%	69%		61%
Customer B	35		22	18		22
Customer D		*	24		*	12

*	Represents less than 10% of total revenues

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

The following customers accounted for 10% of more of the Company’s total trade accounts receivable and related party receivables:

	September 30,		December 31,
	2008		2007

Customer A	59%		58%
Customer B	34		12
Customer D		*	28

*	Represents less than 10% of total accounts receivable

The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. At December 31, 2007, the Company had not reserved any of its accounts receivable as they were deemed fully collectible. At September 30, 2008, the Company had reserved $40,000 of accounts receivable as doubtful accounts.

(d)	Stock-based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, (SFAS No. 123(R)), using the prospective transition method, which requires the Company to apply the provisions of SFAS No. 123(R) only to new awards granted, and to awards modified, repurchased, or canceled, after the effective date. Under the prospective transition method stock-based compensation expense recognized beginning January 1, 2006 is based on the grant date fair value of stock option awards granted or modified after January 1, 2006. The Company recognizes this expense on a straight-line basis over the requisite service periods of the awards, which is generally the option vesting period. As required under SFAS No. 123(R), the Company estimates expected forfeitures. Judgment is required in estimating the amount of stock-based awards that the Company expects to be forfeited. The Company calculates an expected forfeiture rate for stock options based on historical trends, and recognizes compensation costs only for those stock options that are expected to vest.

Under SFAS No. 123(R), the Company estimated the grant date fair value of stock options using the Black-Scholes option-pricing model. The expected term represents the period that stock-based awards are expected to be outstanding. The Company used the simplified method of determining the expected term as permitted under the provisions of Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment, through December 31, 2007, and subsequently SAB No. 110. The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. The risk-free interest rate was based on a yield of a constant maturity U.S. Treasury security whose term is equal to the expected term of the options. The Company does not expect to pay any dividends over the expected term.

The following assumptions were used to calculate the weighted average fair value of employee stock options granted during the periods presented below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Expected term (in years)	*	5.53-6.37	5.33 - 6.90	5.53-6.37
Risk-free interest rate	*	4.48%-4.91%	2.85%-3.52%	4.48%-4.91%
Volatility	*	72.62%-73.57%	67.00%-69.26%	72.62%-79.83%

*	The Company did not grant any options in the three months ended September 30, 2008.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

The estimated weighted average fair value per share of options granted to employees for the three months and the nine months ended September 30, 2008 and 2007 was approximately none, $1.87, $1.18, $1.00, respectively.

The Company accounts for stock options granted to nonemployees on a fair-value basis in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (EITF Issue No. 96-18). The Company measures and records the value of the shares over the period of time services are provided. As a result, the amount of stock-based compensation expense recorded for nonemployee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of the Company’s common stock.

For the three and nine months ended September 30, 2008 and 2007, the Company recorded total stock-based compensation of $438,000, $1.2 million, $232,000 and $477,000, respectively. Of the total expense, compensation cost related to stock-based awards granted under SFAS No. 123R to employees and directors was approximately $433,000, $1.2 million, $217,000 and $441,000, respectively, and the remaining amount related to stock-based compensation granted to nonemployees. The Company has capitalized in inventory an immaterial amount of stock-based compensation expense for the three and nine months ended September 30, 2008 and 2007.

The following table presents the detail of total stock-based compensation expense amounts included in the statement of operations for each of the periods presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Cost of revenue	$45	$24	$137	$53
Research and development	177	82	458	163
Marketing and sales	73	42	201	68
General and administrative	143	84	400	193

Total stock-based compensation expense	$438	$232	$1,196	$477

(e)	Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in a full set of general-purposes financial statements. There was no significant difference between the Company’s net loss and its total comprehensive loss for the three and nine months ended September 30, 2008 and 2007.

(f)	Cost of Engineering Revenues

In the three months ended September 30, 2008, the Company terminated a non-recurring engineering contract with a customer and recorded a corresponding net benefit of $557,000 to cost of engineering revenues related to a release of the anticipated loss, which had been previously accrued in 2007 and 2008. The Company had anticipated costs in excess of revenues and had recorded a loss accrual in prior periods under the percentage of completion method. Since the contract will not be completed, the expected loss will not be incurred and therefore the remaining loss accrual was reversed in the three months ended September 30, 2008.

(2)	Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (SFAS No. 162) which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

generally accepted accounting principles in the United States of America (the GAAP hierarchy). The Company is currently evaluating the impact that SFAS No. 162 will have on its combined financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling (“minority”) Interests in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, SFAS No. 160 requires (a) the minority interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the minority interest to be clearly presented in the statement of income. SFAS No. 160 is effective for the Company’s 2009 fiscal year. SFAS No. 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company does not anticipate that this standard will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), including an amendment of SFAS No. 115, which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of the SFAS No, 159 did not impact the Company’s financial statements during the three and nine months September 30, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (SFAS No. 157), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP No. 157-2 which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, the Company adopted SFAS No. 157 for financial assets and liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R replaces SFAS No. 141, Business Combinations (SFAS No. 141). SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling (minority) interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year.

(3)	Related Party Transactions

On December 12, 2003, the Company issued 570,580 shares of its Series C Preferred Stock to Ciena Corporation (Ciena). For the three and nine months ended September 30, 2008 and 2007, the Company recorded revenue of $1.2 million, $3.9 million, $165,000 and $1.7 million, respectively, from sales to Ciena. At September 30, 2008 and December 31, 2007 the Company had $161,000 and $475,000, respectively, of trade accounts receivable outstanding from Ciena.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

On August 24, 2007, the Company entered into a $5,000,000 bridge loan agreement with a number of its existing investors, including Comcast, and the Company’s Chief Executive Officer. Interest on the borrowings under the bridge loan bore an annual rate of 10%.

On October 19, 2007, the $1,231,000 bridge loan from Comcast, along with accrued interest of $19,000, was converted into 196,082 shares of Series F Preferred stock and 9,658 warrants to purchase shares of Series F convertible preferred stock. Also on October 19, 2007, the Company issued 79,731 shares of its Series F Preferred stock to Comcast.

On August 24, 2007, as part of the bridge loan referenced above, the Company received $826,000 from its Chief Executive Officer. On October 19, 2007, a portion of the bridge loan was converted into 58,070 shares of the Company’s Series F Preferred stock and 6,485 warrants to purchase shares of Series F convertible preferred stock. The remaining amount of the bridge loan held by the Chief Executive Officer, along with $13,000 of accrued interest, was paid on October 23, 2007.

On July 13, 2005, the Company issued 2,068,467 shares of its Series D Preferred Stock to Comcast Interactive Capital, L.P. (Comcast). On April 12, 2007, the Company issued 177,791 shares of its Series E Preferred stock to Comcast for cash.

(4)	Warranty Accrual

The Company generally offers a two-year warranty on products sold and records the estimated future costs associated with repair and replacement as warranty costs in cost of product revenues at the time that revenue is recognized. The warranty liability is based on historical warranty claims compared to historical revenue. The warranty cost to repair or replace the product is based on associated material, labor and overhead. A reconciliation of the changes in the Company’s product warranty liability is as follows (in thousands):

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2008	2007

Warranty accrual, beginning of period(2)	$10,779	$748
Accruals for warranties issued during the period(3)	3,157	7,972
Reimbursable material costs from suppliers(1)	(3,528)	3,732
Claims made during the period	(2,309)	(1,673)

Warranty accrual, end of period(2)	$8,099	$10,779

(1)	Reimbursable material costs from suppliers represent amounts for which the Company will be or has been reimbursed from its suppliers in the instances where the warranty matter is due to supplier’s component failures.

(2)	Warranty accrual at September 30, 3008 and December 31, 2007 includes $778,000 and $64,000, respectively, of long-term warranty accrual included in other noncurrent liabilities.

(3)	Of the $7.9 million during the year ended December 31, 2007, $5.0 million represents the non-reimbursable costs for the instances where the warranty matters are due to supplier’s component failures.

(5)	Fair Value Measurements

The Company only has cash and cash equivalents that must be measured under the new fair value standard. All of the Company’s cash and cash equivalents consisting of checking, savings and money market accounts are measured using inputs from Level 1 of the fair value hierarchy. The inputs are unadjusted quoted prices in active markets for identical assets that the Company has the ability to access at the measurement date. The Company does

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

Based on the nature of cash and cash equivalents and the underlying securities, there are no realized or unrealized gains and losses recorded from holding these assets. The Company did not have any financial liabilities that were covered by SFAS No. 157 at September 30, 2008. Additionally, the Company adopted SFAS No. 159 on January 1, 2008. Under SFAS No. 159, entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option under SFAS No. 159 for any of the Company’s financial assets or liabilities.

(6)	Balance Sheet Components

The following tables provide details of selected balance sheet items as of September 30, 2008 and December 31, 2007 (in thousands):

	September 30,	December 31,
	2008	2007

Inventories, net:
Finished products	$7,585	$4,328
Work in process	3,247	10,404
Raw material and components	20,397	12,220

Total	$31,229	$26,952

	September 30,	December 31,
	2008	2007

Prepaid and other current assets:
Prepaid assets	$347	$765
Deferred costs(1)	—	3,494
Receivables from suppliers(2)	424	4,600

Total	$771	$8,859

(1)	Deferred costs represent the costs associated with the deferred revenue in the liability section of the balance sheet and will be recognized as cost of revenue when the corresponding revenue is recognized.

(2)	$205,000 and $3.7 million at September 30, 2008 and December 31, 2007, respectively, represent the amount due from suppliers in instances where warranty claims are due to supplier component failures. The remaining amount represents non trade receivables from a contract manufacturer that had purchased material from the Company.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

	September 30,	December 31,
	2008	2007

Property and equipment:
Computer equipment and software	$4,222	$3,741
Production, engineering and other equipment	17,827	13,390
Furniture and fixtures	660	574
Leasehold improvements	1,009	889

	23,718	18,594
Accumulated depreciation	(11,962)	(9,257)

Total	$11,756	$9,337

Depreciation expense for the three and nine months ended September 30, 2008 and 2007 was $1.2 million, $2.8 million, $607,000 and $1.5 million, respectively.

	September 30,	December 31,
	2008	2007

Accrued expenses and other current liabilities:
Accrued consulting(1)	$3,000	$3,800
Accrued compensation and benefits	1,457	973
Liability for unvested early option exercises	484	620
Accrual for estimated loss on engineering contracts	—	576
Other accrued expenses	1,231	406

Total	$6,172	$6,375

(1)	On July 4, 2008, StrataLight entered into a Memorandum of Understanding (MOU) with a customer in order to settle a liability for general consulting services, which the customer had provided to StrataLight in 2007 and the first quarter of 2008. At December 31, 2007, StrataLight had estimated the fair value of the expected liability to be $3.8 million and had recorded an accrued consulting liability for this amount. In the first quarter of 2008, StrataLight reversed $800,000 of the $3.8 million as the fair value of the accrued consulting liability associated with the MOU was reduced to $3.0 million upon final settlement.

	September 30,	December 31,
	2008	2007

Other noncurrent liabilities:
Warranty reserve, net of current portion	$392	$64
Deferred rent, net of current portion	325	421

Total	$717	$485

(7)	Loans

Borrowings under Lines of Credit

In August 2004, the Company entered into a loan and line of credit with a financial institution (the line of credit agreement). The facility allowed the Company to borrow up to $5,000,000. In December 2006, the Company obtained an amended and restated revolving line of credit and equipment loan (Amended Line of Credit Agreement) with the same financial institution, which replaced the previous facilities. At the time of the Amended

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

Line of Credit Agreement, the Company owed approximately $960,000 under the original loan and line of credit, which was rolled into the new Amended Line of Credit Agreement. The Amended Line of Credit Agreement allowed the Company to borrow up to $2,000,000 through July 31, 2007 on an equipment line and up to $3,000,000 through December 25, 2007 on a revolving line. Borrowings are collateralized by the Company’s assets and bear annual rates of interest between 9.25% and 9.75%.

In June 2007, the Company obtained an Amendment to the Amended Line of Credit Agreement to extend the draw period of the equipment line from July 31, 2007 to December 31, 2007 (the Third Amendment). In addition, the revolving line was increased from $3,000,000 to $5,000,000 and the equipment line was increased from $2,000,000 to $3,000,000. The revolving line maturity date was extended from December 25, 2007 to December 25, 2008. In connection with the Third Amendment, the Company capitalized loan fees of $21,000, which is recorded in other assets and is being amortized as interest expense using the effective interest method.

On August 24, 2007, the Company entered into a $5,000,000 bridge loan from several parties, including several of its current investors. Interest on the borrowings under the bridge loan is an annual rate of 10%. The bridge loan was to automatically mature and the entire outstanding principal amount, together with accrued interest, would become due and payable upon the earliest of December 31, 2007 or five business days following the closing of a financing event, unless the bridge financing is earlier converted into shares of the Company’s capital stock or prepaid by the Company at its discretion.

In connection with the bridge loan financing, the Company issued detachable warrants to purchase (a) shares of Preferred Stock in the event of a qualified financing (as defined in the bridge loan agreement) or (b) shares of Series E preferred stock on December 31, 2007, whichever is earlier.

The Company allocated the loan proceeds of $5,000,000 as follows: (a) $340,000 to the detachable warrants based on the fair value of the warrants (Note 10); (b) $3,656,000 to additional paid in capital representing the aggregate intrinsic value of an embedded beneficial conversion feature of the loan; and the residual of $1,004,000 to loan principal. The beneficial conversion feature is based on the excess of the $4.21 per share fair value of the Series E preferred stock into which the loan is initially convertible (in the absence of a qualified financing event) over the conversion price of $2.36 per share of Series E preferred stock.

The allocation of the loan proceeds to the detachable warrant and the beneficial conversion feature resulted in the initial recording of a discount of $3,997,000 to the face amount of the bridge loan. A total of $3,319,000 of the loan discount was accreted as interest expense over the period from August 24, 2007 to October 19, 2007. The interest expense attributable to the three month period ended September 30, 2007 was $1.4 million. On October 19, 2007, $1,622,000 face value of the bridge loan amount was repaid and the remaining $3,378,000 face value was converted into Series F preferred stock at which point the unamortized loan discount of $678,000 was recorded as interest expense in the statement of operations.

The Company is required to be in compliance with the following covenants: monthly financial statement reporting, annual audited financial statements, board of director’s annual financial projections, compliance with financial ratios and minimum revenue and gross margin requirements. From time to time StrataLight has not been in compliance with its covenants under the Line of Credit including at December 31, 2007. At February 29, 2008, StrataLight received a waiver, which extended its opportunity for covenant compliance until April 15, 2008. On June 12, 2008, StrataLight received an additional waiver, which extended its opportunity for covenant compliance until July 31, 2008. In August 2008, StrataLight was not in compliance with the three month minimum revenue covenant.

On October 24, 2008, StrataLight received a waiver for being out of compliance in August 2008 and was in compliance with covenants under the Line of Credit at September 30, 2008.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

At September 30, 2008, the Company had no pledged accounts receivables and had pledged property and equipment of $1.7 million, which collateralized the Amended Line of Credit Agreement.

At September 30, 2008, $1.7 million was outstanding under the loan and line of credit. Each equipment advance was payable over three years in equal monthly installments plus actual interest. In connection with the Amended Line of Credit, the Company capitalized fees of approximately $32,000. The capitalized loan fees are recorded in other assets and are also being amortized over a three-year period as interest expense using the effective interest method.

The Company may not pay dividends or make any distributions or payment to redeem, retire or purchase any capital stock without the lender’s prior written consent.

Tenant Improvement Loan

In July 2006, the Company obtained a tenant improvement loan with its landlord related to its leased facility in Los Gatos, California. Under this loan the Company borrowed approximately $131,000. At September 30, 2008, approximately $76,000 was outstanding under the loan. The loan is payable over five years in equal monthly installments including annual interest of 8%. During 2007, the Company incurred a liability for leasehold improvements to its facility of approximately $20,000 with the landlord that will be paid off over five years.

Future Principal Payments

Future principal payments under loan arrangements as of September 30, 2008, were as follows (in thousands):

Principal

For the three months ended December 31, 2008	$257
2009	1,030
2010	499
2011	16
2012	3
Thereafter	5

Total payments	$1,810

(8)	Commitments and Contingencies

(a)	Leases

The Company leases its facilities under noncancelable operating leases expiring on various dates through June 2011. The Company will have the option of extending the lease term for one of its leases by two years where the monthly rent for the extended term shall be 95% of the fair market monthly rent as of the commencement date of the extended term. Under this lease, the Company has the right to terminate the lease at the end of the third year of the original lease term and if the right is exercised, the Company is required to pay an amount equal to six months of rent and other fees as determined by both parties per the agreement.

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

Minimum commitments under noncancelable operating lease agreements as of September 30, 2008, were as follows (in thousands):

Minimum Lease
Payments

For the three months ended December 31, 2008	$249
2009	877
2010	608
2011	277

Total	$2,011

Rent expense for the three and nine months ended September 30, 2008 and 2007 was approximately $212,000, $569,000, $134,000 and $393,000, respectively.

(b)	Indemnification Obligations

The Company enters into agreements in the ordinary course of business with, among others, customers, lessors, sub-contractors, sales representatives, and parties to other transactions with the Company, with respect to certain matters. Most of these agreements require the Company to indemnify the other party against third party claims alleging that its product infringes a patent or copyright. Certain of these agreements require the Company to indemnify the other party against losses arising from: a breach of representations or covenants, claims relating to property damage, personal injury, or acts or omissions of the Company, its employees, agents or representatives. In addition, from time to time the Company has made certain guarantees regarding the performance of its products to its customers.

The Company has procurement or license agreements with respect to technology that is used in the Company’s products. Under certain of these agreements, the Company has agreed to indemnify the supplier for certain claims that may be brought against such party with respect to Company’s acts or omissions relating to the supplied products or technologies or claims alleging that the vendor’s product in combination with Company’s product infringes a patent or copyright.

The duration and scope of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. To date the Company has not incurred any material costs as a result of the indemnities, commitments and guarantees and has not accrued any liabilities related to such obligations in the accompanying financial statements.

(c)	Litigation

From time to time, the Company is engaged in various legal proceedings incidental to its normal business activity. These proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently a party to any such legal proceedings.

(9)	Employee Benefit Plans

The Company has a 401(k) plan covering all eligible employees. The Company is not required to contribute to the plan and made no contributions during the three and nine months ended September 30, 2008 and 2007.

(10)	Income Taxes

The Company accounts for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

returns. A valuation allowance is established when necessary to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realigned.

Since inception, the Company has incurred operating losses and, accordingly, has not recorded a provision for U.S. and state income taxes in the three and nine months ended September 30, 2008 or 2007. In both the three and nine months ended September 30, 2008, the Company recorded an income tax provision of $34,000 related to international tax expense. Due to the uncertainty regarding the timing and extent of future profitability, the financial statements include a valuation allowance to offset potential income tax benefits associated with the Company’s operating losses. There can be no assurances that deferred tax assets subject to our valuation allowance will ever be realized.

Effective January 1, 2007, the Company adopted the provisions of FASB issued Interpretation No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes. Adoption of FIN No. 48 was immaterial to the Company’s statements of financial position, operations, and cash flows. No interest or penalties have been accrued to date. All tax years since inception are subject to examination by taxing authorities in the major tax jurisdictions to which the Company is subject, principally U.S. Federal and California.

For the nine months ended September 30, 2008, there have been no material changes to the total amount of unrecognized tax benefits.

(11)	Preferred Stock

In fiscal 2007, the Company raised $38.4 million in net cash proceeds from the issuances of 5,020,918 shares of Series F convertible preferred stock at $6.3716 and 4,060,167 net shares of Series E convertible preferred stock at $2.4630 per share to existing and new shareholders, including two related parties (see Note 3). In August 2007, the Company repurchased 2,030,045 shares of Series E for $5.0 million plus interest of $152,000.

As of September 30, 2008, the Company had 29,780,557 shares of preferred stock authorized for issuance with the following shares and preferences for each designated series of preferred stock (in thousands, except share and per share amounts):

			Shares		Liquidation	Aggregate	Aggregate
	Issuance	Shares	Issued and	Carrying	Preference	Liquidation	Redemption
	Date	Authorized	Outstanding	Value	per Share	Preference(1)	Value

Convertible preferred stock:
Series A	June 14, 2000	55,554	55,554	$431	$7.2000	$400	$—
	December 15, 2000
Series B	December 2, 2003,	643,795	637,511	8,971	28.0000	17,850	—
	December 12, 2003,
Series C	December 19, 2003,	11,130,117	11,090,747	19,346	1.7526	19,438	—

Subtotal		11,829,466	11,783,812	28,748		37,688	—
Redeemable preferred stock:
Series D	July 13, 2005,
	October 14, 2005
	March 27, 2006	10,859,447	10,859,447	20,880	2.9007	31,500	21,000
Series E	April 12, 2007	2,030,122	2,030,122	4,933	2.4630	5,589	5,000
Series F	October 19, 2007	5,061,522	5,020,918	31,906	6.3716	34,429	31,991

Subtotal		17,951,091	17,910,487	57,719		71,518	57,991

Total		29,780,557	29,694,299	$86,467		$109,206	$57,991

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

(1)	The aggregate liquidation preference for Series E and F preferred stock includes guaranteed dividends of $0.1970 and $0.5097 per share, per year, on each outstanding share, respectively, from the original issuance date through the nine months ended September 30, 2008.

(12)	Warrants

In connection with a bridge loan financing on August 24, 2007, the Company issued warrants to purchase (a) shares of a series of Preferred Stock to be issued in the event of a qualified financing (as defined in the bridge loan agreement) or (b) shares of Series E preferred stock on December 31, 2007, whichever was earlier. The warrants expire in August 2012. On October 19, 2007, upon the closing of a qualified financing, these warrants became exercisable for 39,231 shares of Series F convertible preferred stock at an exercise price of $6.3716 per share. As of September 30, 2008, these warrants have not been exercised and remain outstanding.

The Company allocated $340,000 of the bridge loan proceeds to the detachable warrants representing the fair value of the warrants. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model, which was consistent with the Company’s historical valuation methods. The following assumptions and estimates were used in the Black-Scholes model: volatility of 63.04%; a risk-free interest rate of 4.20%; dividend yield of 0%; and a contractual term of 4.92 years, which is included in preferred stock warrant liability in the Company’s balance sheets.

As of December 31, 2007, the Company recorded a liability of $274,000 for the fair value of the Series B, C and Series F redeemable convertible preferred stock warrants, in accordance with FASB Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable. The warrants will be revalued in each subsequent reporting period using the Black-Scholes option pricing model. At September 30, 2008, the Company revalued the warrants and reduced the liability related to these warrants by $148,000 with a corresponding benefit to other income (expense) for the nine months ended September 30, 2008 in the Company’s statements of operations.

(13)	Stock Option Plans

The deemed fair value per share of common stock underlying the stock options granted by the Company was determined by the Company’s board of directors with input from management at each grant date. The board considered the valuation report prepared by an independent third party valuation firm available at the date of the grant in combination with numerous objective and subjective factors: including the actual financial condition and results of operations during the relevant period compared to plan; forecasts of the financial results and market conditions; competitive position; the performance of the NASDAQ Composite Index (IXIC) and Telecommunication Index (ITUX); and other material events of its business.

For valuations starting October 2007 through June 2008, the Company used the probability weighted expected return (the PWER) allocation method to allocate the enterprise value to the preferred and common shares outstanding at the valuation date. In the PWER method, per share value was derived utilizing a probability weighted scenario analysis. The analysis was based on three types of possible scenarios: (1) merger and acquisition sale scenario, (2) IPO liquidity scenario, and (3) remains private scenario. In the sale scenario, the enterprise value was first calculated based on recent merger and acquisition transactions of comparable companies. Then the implied enterprise value was reduced by the management carve out per the board approved Employee Liquidity Bonus Plan (see note 9). The adjusted enterprise value was then allocated to the various classes of preferred stock and common stock based on their respective liquidation preferences and participation rights. In the IPO liquidity scenario, the enterprise value was allocated to common stock equivalent shares with the assumption that all series of preferred stock would convert to common. In the remain private scenario, the per share value was allocated using methods consistent with the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

Compensation. Then, the per share value from each of the liquidation scenarios are assigned a probability as provided by the management and the board of directors and derived a common stock probability weighted per share price.

No valuation was obtained since May 2008, as the Company has not issue any options since that date. As of September 30, 2008, the Company has reserved 10,565,229 shares of common stock for issuance under its stock option plan.

A summary of the options activity under the Company’s stock option plan is presented below:

				Average
	Number of	Number of	Weighted	Remaining
	Shares Available	Options	Average	Contractual Life	Aggregate
	for Grant	Outstanding	Exercise Price	(in years)	Intrinsic Value

Balance at December 31, 2007	514,246	7,041,941	$0.48	7.07	$20,398,888
Authorized	—	—	—
Granted	(1,356,000)	1,356,000	2.93
Exercised	—	(123,669)	0.87
Cancelled and forfeited	1,071,595	(1,071,595)	0.51
Unvested shares repurchased	13,796	—	0.35

Balance at September 30, 2008	243,637	7,202,677	0.93	8.22	10,725,578
Options vested and expected to vest at September 30, 2008	—	6,898,837	0.92	8.22	2,434,331
Vested options exercisable at September 30, 2008	—	3,188,648	$0.45	7.62	$5,978,572

The aggregate intrinsic value, above, represents the total pre-tax intrinsic value (the aggregate difference between the fair value of the Company’s common stock on September 30, 2008, of $2.25, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of vested and unvested options exercised during the three and nine months ended September 30, 2008 was $47,000 and $191,000, respectively.

The Company’s stock option plan allows for early exercise of stock options prior to vesting subject to the Company’s right to repurchase unvested shares in the event of employee termination. As of September 30, 2008, 821,257 shares of unvested stock options were early exercised and outstanding, subject to repurchase and accordingly the Company has recorded $484,000 of related liability in accrued expenses and other current liabilities.

As of September 30, 2008, there was $4.3 million net of estimated forfeitures, of unrecognized compensation cost related to unvested stock options granted after January 1, 2006, which is expected to be recognized over a weighted average period of 2.89 years.

(14)	Segment and Geographic Information

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company has one business activity. Accordingly, the Company is considered to be in a single reporting segment and operating unit structure. The Company’s chief operating decision maker is the Company’s Chief Executive Officer. The Chief Executive Officer reviews financial information,

STRATALIGHT COMMUNICATIONS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements — (Continued)
(unaudited)

including revenue by geographic region for purposes of allocating resources and evaluating financial performance. Revenue is attributed by geographic location based on the bill-to location of customer. The Company’s operations and substantially all of its assets are located in the United States and not allocated to any specific region. Therefore, geographic information is presented only for total revenue.

Revenues by geography for the periods indicated were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
United States	$13,588	$5,706	$22,311	$12,734
Germany	18,044	13,235	65,529	30,332
Canada	1,254	6,002	7,428	6,120
China	—	57	192	74

Total	$32,886	$25,000	$95,460	$49,260

(15)	Proposed Transaction with Opnext

On July 9, 2008, StrataLight entered into an Agreement and Plan of Merger (Merger Agreement) with Opnext, Inc. (Opnext), the Selling Stockholders, and Omega Merger Sub 1 and Omega Merger Sub 2, both wholly owned subsidiaries of Opnext. Under the Merger Agreement, Merger Sub 1 will be merged with and into StrataLight, with StrataLight continuing after the merger as the surviving corporation. StrataLight will then be merged with and into the Merger Sub 2 (Merger 2), with Merger 2 continuing after the merger as the surviving corporation. If the merger is completed, at the effective time of the merger, all outstanding shares of preferred stock and warrants to purchase StrataLight’s preferred stock will be converted into common stock of Opnext using an estimated exchange ratio of 0.2616, all outstanding shares of StrataLight’s common stock will then be converted into and exchanged for merger consideration (approximately 26.55 million shares and $30.0 million in cash), and all outstanding options of StrataLight, which have an exercise price above the deemed merger consideration, whether vested or unvested, will be assumed by Opnext. All outstanding options of StrataLight, which have an exercise price at or above the deemed merger consideration, whether vested or unvested, shall be cancelled.

Annex A

Opinion of Goldman, Sachs & Co.

Annex A

PERSONAL AND CONFIDENTIAL

July 9, 2008

Board of Directors
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Opnext, Inc. (the “Company”) of the Consideration (as defined below) in the aggregate to be paid by the Company for the acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the “Target Common Stock”), and Preferred Stock (as defined in the Agreement (as defined below)) of StrataLight Communications, Inc. (the “Target”), pursuant to the Agreement and Plan of Merger, dated as of July 9, 2008 (the “Agreement”), by and among the Company, Omega Merger Sub 1, a wholly owned subsidiary of the Company (“Merger Sub 1”), Omega Merger Sub 2, a wholly owned subsidiary of the Company (“Merger Sub 2”), the Target and the Stockholder Representative (as defined in the Agreement). Pursuant to the Agreement, Merger Sub 1 will be merged with and into the Target, and the Target, as the surviving corporation of such merger, will then be merged with and into Merger Sub 2 (such mergers, the “Mergers”). In connection with the Mergers, each of the outstanding shares of Target Common Stock and Preferred Stock will be converted into the right to receive the applicable Per Share Merger Consideration (as defined in the Agreement). As used herein, the term “Consideration” means (i) thirty million dollars ($30,000,000) in cash and (ii) 26,545,455 shares of common stock of the Company (“Company Common Stock”). We understand that the Consideration is subject to adjustment as provided in the Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, the Target, Hitachi Limited, a significant shareholder of the Company, and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as lead book runner for the initial public offering of the Company in February 2007. We also have provided certain investment banking and other financial services to Hitachi Limited and its affiliates from time to time, including having acted as a co-manager with respect to an investment grade bond offering by Hitachi Limited (aggregate principal amount of $446 million) in August 2005; as an advisor to Hitachi Limited in connection with a strategic alliance between its nuclear power generating business and General Electric Company in October 2006; and as a co-manager with respect to a follow-on equity offering of Hitachi Construction Machinery Company Limited, a subsidiary of Hitachi Limited, (aggregate principal amount of $400 million) in August 2007. We also may provide investment banking and other financial services to the Company, the Target and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things: the Agreement; the Company’s annual reports to its stockholders and Annual Reports on Form 10-K for the two fiscal years ended March 31, 2008; the Company’s interim reports to its stockholders and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007, and December 31, 2007; the Target’s audited financial statements for the three years ended December 31, 2007; the Target’s unaudited financial statements for the three-month period ended March 31, 2008; certain other communications from the Company and the Target to their respective stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Target prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for the Target, in each case prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and the Target to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and the Target regarding their respective assessments of the past and current business operations, financial condition and future prospects of the Target, and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock, compared certain financial information for the Target and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the optical components industry specifically and in other industries generally, and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or the Target or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Target, or on the expected benefits of the Transaction in anyway meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration in the aggregate to be paid by the Company pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the Per Share Merger Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by the holders of any particular class or series of securities of the Company or the Target, nor do we express any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Target, or any class of such persons in connection with the Transaction, whether relative to the Consideration in the aggregate to be payable in the Transaction or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the aggregate to be paid by the Company pursuant to the Agreement in connection with the acquisition of all of the outstanding shares of Target Common Stock and Preferred Stock is fair from a financial point of view to the Company.

Very truly yours,
/s/  Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Annex B

Agreement and Plan of Merger

Annex B

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
OPNEXT, INC.,
OMEGA MERGER SUB 1, INC.,
OMEGA MERGER SUB 2, INC.,
STRATALIGHT COMMUNICATIONS, INC.
and
MARK J. DENINO,
as the STOCKHOLDER REPRESENTATIVE
DATED as of JULY 9, 2008

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Tax Representation Letter of the Company
Exhibit C	Tax Representation Letter of the Buyer
Exhibit D	Form of Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of July 9, 2008, is by and among Opnext, Inc., a Delaware corporation (“Buyer”), Omega Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 1”), Omega Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 2”), StrataLight Communications, Inc., a Delaware corporation (the “Company”) and Mark DeNino, as the representative of the Selling Stockholders (the “Stockholder Representative”). Buyer, Merger Sub 1, Merger Sub 2, the Company and the Stockholder Representative are referred to collectively herein as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Buyer and the Company will enter into a business combination transaction pursuant to which Merger Sub 1 will merge with and into the Company with the Company as the surviving corporation (the Company, in such capacity, the “Intermediate Surviving Corporation”) (such merger, “Merger 1”) and, immediately following Merger 1, the Intermediate Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (the “Surviving Corporation”) (such merger, “Merger 2” and, together with Merger 1, the “Mergers”);

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub 1, Merger Sub 2 and the Company have approved, as applicable, this Agreement, the Mergers and the related transactions contemplated hereby, and have determined that the Mergers are advisable, fair to, and in the best interests of, the respective companies and their respective stockholders;

WHEREAS, as a condition to, and as consideration for, the willingness of Buyer to enter into this Agreement, the Company will, concurrently with the execution and delivery of this Agreement, deliver a voting agreement (the “Company Voting Agreement”) to Buyer evidencing the agreement of the Company’s stockholders that hold, in the aggregate, a number of Shares entitling such stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby, to vote to adopt and approve and consent to this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to, and as consideration for, the willingness of the Company to enter into this Agreement, Buyer will, concurrently with the execution and delivery of this Agreement, deliver a voting agreement (the “Buyer Voting Agreement”) to the Company evidencing the agreement of Buyer Stockholders that hold, in the aggregate, a number of shares of Buyer Common Stock entitling such Buyer Stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby, to vote to adopt and approve and consent to this Agreement and the transactions contemplated hereby; and

WHEREAS, for United States federal income tax purposes, the Parties intend that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, claim, arbitration, investigation or proceeding by or before any court or other Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act, and for purposes of this Agreement, any Person in which the Company (either alone or through or together with any Subsidiary thereof) has, directly or indirectly, an interest of 10% or more, shall be deemed an Affiliate of the Company.

“Affiliate Contract” means any Contract between or among a member of the Company Group, on the one hand, and any of the directors, officers, stockholders or other Affiliates of a member of the Company Group (and any members or general partners of such Affiliates) (other than a member of the Company Group), including any Person in which a stockholder of the Company (either alone or through or together with any Subsidiary thereof) has, directly or indirectly, an interest of 10% or more, on the other hand.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Balance Sheet” has the meaning set forth in Section 5.7(a).

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Base Merger Consideration” means (i) thirty million dollars ($30,000,000) and (ii) 26,545,455 shares of Buyer Common Stock (as adjusted for any stock splits or stock dividends occurring from the date hereof through the Closing Date), valued for purposes of this Agreement at the average closing price of a share of Buyer Common Stock on the NASDAQ National Market for the thirty (30) trading day period ending three (3) trading days prior to the Closing Date (the “Buyer Common Stock Per Share Price”); provided, however that the number of shares of Buyer Common Stock shall be reduced, solely if the Cash Amount is a negative number, by that number of shares equal to the result obtained by dividing the difference, taken as a positive number, between zero and the Cash Amount, by the Buyer Common Stock Per Share Price.

“Business” means the business conducted by the Company Group.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Balance Sheet” has the meaning set forth in Section 6.7(a).

“Buyer Balance Sheet Date” has the meaning set forth in Section 6.7(a).

“Buyer Common Stock” means the common stock, par value $0.01 per share, of the Buyer.

“Buyer Common Stock Per Share Price” has the meaning set forth in the definition of Base Merger Consideration.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Company on the date hereof.

“Buyer Financial Statements” has the meaning set forth in Section 6.7(a).

“Buyer Group” has the meaning set forth in Section 10.1.

“Buyer Indemnity Claim” has the meaning set forth in Section 12.1.

“Buyer Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, any multiemployer plans within the meaning of Section 3(37) of ERISA), and each stock purchase, stock option and other equity-based, employment, change-in-control, retention, severance, bonus, incentive, pension, retirement, profit-sharing, savings, deferred compensation, employee loan, incentive compensation, vacation, disability, death benefit, hospitalization, cafeteria, medical, dental, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director or consultant of the Buyer or its Subsidiaries (or dependent or beneficiary thereof) is provided compensation or other benefits and which is or has been entered into, contributed to, established by, sponsored by, participated in and/or maintained by the Buyer or its Subsidiaries, or (ii) the Buyer or its Subsidiaries has any present or future liability or obligation, whether actual or contingent; in each case, other than any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee, consultant or other service provider or former employee , consultant or other service provider of the Buyer or its Subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States or which is maintained primarily for the benefit of persons substantially all of whom are nonresident aliens.

“Buyer Registered Intellectual Property” has the meaning set forth in Section 6.14(a).

“Buyer SEC Documents” has the meaning set forth in Section 6.10.

“Buyer Stockholders” has the meaning set forth in Section 6.8(b).

“Buyer Stockholders Meeting” has the meaning set forth in Section 6.8(b).

“Buyer Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Cash” means $23,500,000 or, solely to the extent the cash and cash equivalents of the Company are below $19,000,000 the close of business on the Business Day immediately prior to the Closing Date, an amount equal to the cash and cash equivalents of the Company on the close of business on the Business Day immediately prior to the Closing Date.

“Cash Amount” means an amount in cash equal to the cash portion of the Base Merger Consideration plus Cash minus the sum of (a) Indebtedness, (b) Stockholder Allocable Expenses, (c) the aggregate dollar value of the New Buyer Options granted pursuant to Section 4.1(c), such dollar value being equal to, with respect to any individual New Buyer Option, the positive difference between the Buyer Common Stock Per Share Price and the exercise price (after giving effect to the Exchange Ratio) of such New Buyer Option and (d) the excess over $3,000,000 of all cash, cash equivalents, purchase credits, refunds, equity compensation or any other value paid or agreed to be paid to Nokia Siemens Networks GmBH & Co. KG (“NSN”) in respect of full and complete settlement, resolution or payment for consulting and other services provided to the Company by NSN through the Closing Date.

“Certificate of Merger 1” has the meaning set forth in Section 2.1(b).

“Certificate of Merger 2” has the meaning set forth in Section 2.2(b).

“Certificates” has the meaning set forth in Section 4.5(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date the Closing occurs pursuant to Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning set forth in Section 4.1(a).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof.

“Company Employee” means each of the officers and employees (including those officers and employees who are full-time, part-time, on vacation or on an approved leave of absence) of the Company Group as of the Closing.

“Company Financial Statements” has the meaning set forth in Section 5.7(a).

“Company Group” means the Company and the Company’s Subsidiaries and the phrase “each member of the Company Group” means each of the Company and each Company Subsidiary.

“Company Intellectual Property” means the Intellectual Property owned by the Company Group.

“Company Plans” has the meaning set forth in Section 5.16(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 5.11(a).

“Company Software” means all Software that is owned by the Company Group, and all other Software that is used in or necessary for the conduct of the Business, including all (a) Software used in the Company Group’s provision of their products and services to customers and/or end users, including any programs incorporated in, or integrated or bundled with, any Company Group product or service, (b) Software intended for license to customers and/or end users, and (c) Software, including libraries, modules and other materials used by the Company Group in the development, design, construction and testing of any of the programs described in (a) or (b) above.

“Company Stock-Based Award” has the meaning set forth in Section 4.1(d).

“Company Stockholders Meeting” has the meaning set forth in Section 7.15(a).

“Company Stock Plans” means the employee and director stock plans of the Company, including, without limitation, the Company Stock Option Plan, or any individual consultant, employee or director agreement providing for the grant of Options or Company Stock-Based Awards.

“Company Stock Option Plan” means the StrataLight Communications, Inc. 2000 Stock Incentive Plan.

“Company Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement among Buyer and the Company, dated as of September 19, 2007, as amended by the Exclusivity Letter among Buyer and the Company, dated as of April 23, 2008, as amended.

“Consents” means consents, orders, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract” means any contract, obligation, plan, undertaking, arrangement, agreement, commitment, indenture, note, bond, mortgage, loan, instrument, lease, consent, license, understanding or other binding commitment, whether written or oral.

“Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in investigating claims or Actions, in defending against any such Actions or in enforcing a Party’s rights hereunder).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedules” means the Company Disclosure Schedule and the Buyer Disclosure Schedule, when taken together.

“Dissenting Shares” has the meaning set forth in Section 4.1(e).

“Employee Liquidity Bonus Plan” means the Employee Liquidity Bonus Plan of the Company, adopted December 21, 2006.

“Employee Liquidity Bonus Plan Amount” has the meaning set forth in Section 4.1(b).

“Employee Liquidity Bonus Plan Amount Escrow Account” means an account, to be maintained by the Surviving Corporation, into which the Buyer will deposit or deliver, as the case may be with respect to the cash portion and the share portion thereof, the Employee Liquidity Bonus Plan Amount on the Closing Date.

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources; provided however, that the term “Environmental Law” shall include any Law relating to occupational safety and health or the protection of human health, to the extent relating to exposure to any hazardous or deleterious substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries, as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 4.2.

“Escrow Agreement” has the meaning set forth in Section 4.2.

“Escrowed Cash Consideration” means $3,000,000 (except to the extent the Cash Amount is less than $3,000,000, in which case the Escrowed Cash Consideration shall be equal to such lesser amount until the Cash Amount is zero, at which point there will be no Escrowed Cash Consideration), to be delivered to the Escrow Agent under Section 4.2.

“Escrow Period” has the meaning set forth in Section 4.2.

“Exchange Ratio” means with respect to any Share, the applicable Per Share Merger Consideration divided by the Buyer Common Stock Per Share Price.

“Excluded Liabilities” means (i) any and all Indebtedness of the Company and its Subsidiaries existing prior to the Closing, without duplication to the amounts paid by the Buyer on the Closing Date pursuant to the final sentence of Section 4.4, (ii) any and all claims and Actions made by any current directors, officers, non-employee stockholders or stockholders that are former employees as of the Closing Date, in each case of the Company, or any Affiliates of the foregoing, against Buyer or its Affiliates (including the members of the Company Group) relating to the Company and its Subsidiaries other than Liabilities arising from the breach of this Agreement by Buyer or from actions taken by Buyer or the Company Group after the Closing Date and (iii) any inaccuracy in any information included on the certificate delivered pursuant to Section 4.4(a) and Section 4.4(b)(ii).

“Existing Buyer Options” means each option (or portion thereof) to purchase shares of Buyer Common Stock that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.

“Form S-4” has the meaning set forth in Section 6.6(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any domestic, foreign or multinational federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality or arbitral or similar forum.

“Hazardous Materials” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes, (b) any substance that is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “solid waste,” “pollutant,” or “contaminant” or (c) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous and is defined, regulated or listed as such, or any other term of similar import, under any applicable Environmental Law or that could otherwise reasonably be expected to result in the imposition of Liability under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Licenses” has the meaning set forth in Section 5.13(a).

“Indebtedness” means, without duplication, the sum of (a) all obligations (contingent or otherwise) of the Company Group for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of the Company Group evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company Group through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which the Company Group is liable, other than ordinary course trade payables, (e) all obligations of the Company Group as lessee or lessees under capital leases in accordance with GAAP, other than any such capital leases set forth on Section 1.1(b) of the Company Disclosure Schedule, (f) obligations under any interest rate, currency or other hedging agreements, (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees or debt breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement and (h) all obligations of any kind referred to in clauses (a) to (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by a member of the Company Group, whether or not a member of the Company Group has assumed or become liable for the payment of such obligation. For the avoidance of doubt, in no event will any amounts or values potentially owed to NSN in respect of the matters referenced in clause (d) of the definition of Cash Amount be considered Indebtedness.

“Indemnification Escrow Account” has the meaning set forth in Section 4.2.

“Indemnification Escrow Shares” means that number of shares equal to ten percent (10%) of the share portion of the Base Merger Consideration; provided, that in the event of any merger, consolidation, reorganization, recapitalization, dividend (including all paid-in-kind dividends), distribution, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other similar event, or in the event such shares are converted into common stock or other securities of Buyer or any other entity (a “Post-Closing Share Adjustment”), “Indemnification Escrow Shares” shall mean or include, as appropriate, such securities, cash and/or other property received in respect of such Indemnification Escrow Shares after such event or conversion, and this adjustment shall be made successively each time any such event shall occur (whether before or after any conversion of such shares). In the event of any such event or conversion, reference to a single Indemnification Escrow Share shall be deemed to refer to or include, as appropriate, such other property received in respect thereof.

“Indemnification Escrow Shares Fair Market Value” means, in respect of each Indemnification Escrow Share (and solely for purposes of the final sentence of Section 10.3(a), each other share of Buyer Common Stock issued as part of the Merger Consideration), as of any date of distribution of such shares in accordance with Article X and the Escrow Agreement, the Buyer Common Stock Per Share Price. In the event of a Post-Closing Share Adjustment, the “Indemnification Escrow Shares Fair Market Value” shall be appropriately adjusted to take any such Post-Closing Share Adjustment into account.

“Indemnification Escrow Funds” has the meaning set forth in Section 4.2.

“Indemnified Officers” has the meaning set forth in Section 7.7.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Intellectual Property” means all domestic and foreign intellectual property, including but not limited to all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, and other source indicators, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) Software, and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists and information).

“Intermediate Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by any member of the Company Group.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals set forth on Schedule 1.1(c) of the Company Disclosure Schedule, each of whom shall be deemed to have knowledge reasonably expected of a Person performing the job function set forth next to such individual’s name on such schedule and (b) with respect to Buyer, Merger Sub 1 or Merger Sub 2, the actual knowledge of the individuals set forth on Section 1.1 of the Buyer Disclosure Schedule, each of whom shall be deemed to have knowledge reasonably expected of a Person performing the job function set forth next to such individual’s name on such schedule.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 5.10(b).

“Leases” has the meaning set forth in Section 5.10(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, hypothecation, preference, security agreement, easement, covenant, restriction, option, right of first offer or refusal, lien, charge, security interest or other encumbrance of any kind or nature whatsoever (including any agreement that provides for any of the foregoing).

“Material Adverse Effect” means with respect to the Company Group or Buyer, as applicable, any event, change, development, effect, circumstance or state of facts (an “Effect”) that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, excluding, in each case, any Effect to the extent primarily resulting from (i) changes in general economic, industry or market conditions, in each case that do not have a disproportionate effect on the effected Party relative to other Persons in the industry, (ii) any action required to be taken pursuant to the terms and conditions of this Agreement, (iii) the public announcement of the Mergers, (iv) acts of war or terrorism and (v) changes in applicable Laws, in each case that do not have a disproportionate effect on the effected Party relative to other Persons in the industry.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger 1” has the meaning set forth in the recitals to this Agreement.

“Merger 2” has the meaning set forth in the recitals to this Agreement.

“Merger 1 Effective Time” has the meaning set forth in Section 2.1(b).

“Merger 2 Effective Time” has the meaning set forth in Section 2.2(b).

“Merger Consideration” means the share portion of the Base Merger Consideration plus the Cash Amount (which shall be a deduct to the share portion of the Base Merger Consideration to the extent the Cash Amount is a negative number, as determined in accordance with the definition of Base Merger Consideration).

“Merger Sub 1” has the meaning set forth in the preamble to this Agreement.

“Merger Sub 2” has the meaning set forth in the preamble to this Agreement.

“New Buyer Option” has the meaning set forth in Section 4.1(c).

“Non-Threshold Damages” has the meaning set forth in Section 10.3(b).

“NSN” has the meaning set forth in the definition of Cash Amount.

“Option Shares” has the meaning set forth in Section 4.1(i).

“Options” means each option (or portion thereof) to purchase shares of Common Stock that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.

“Other Parties” has the meaning set forth in Section 5.13(b).

“Outbound Licenses” has the meaning set forth in Section 5.13(a)(ix).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed by Buyer and reasonably satisfactory to the Company to act as the Paying Agent in Merger 1.

“PBGC” has the meaning set forth in Section 5.16(e).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(b).

“Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits and (f) pledges or deposits to secure public or statutory obligations or appeal bonds.

“Person” means any individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Post-Closing Share Adjustment” has the meaning set forth in the definition of Indemnification Escrow Shares.

“Pre-Closing Tax Period” means a taxable period or portion thereof ending on or before the Closing Date.

“Preferred Stock” has the meaning set forth in Section 4.1(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.6(b).

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Selling Stockholders” means the holders of the Shares, Options and Company Stock-Based Awards that receive consideration for such Shares, Options and Company Stock-Based Awards in accordance with Section 4.1 and those individuals who are expected to receive a portion of the Employee Liquidity Bonus Plan Amount.

“Shares” has the meaning set forth in Section 4.1(a).

“Software” means (a) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (b) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (d) the technology supporting, and the contents and audiovisual displays on any web sites, and (e) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Stockholder Allocable Expenses” has the meaning set forth in Section 4.4.

“Stockholder Group” has the meaning set forth in Section 10.2.

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Subsidiary” when used with respect to any Person, means any other Person of which at least (i) fifty percent (50%) or more of the equity or (ii) fifty percent (50%) or more of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first person’s Subsidiaries.

“Surviving Corporate Group” shall mean the Surviving Corporation and the current Subsidiaries of the Company following the Merger 2 Effective Time.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement; provided, however, that “Surviving Corporation” shall mean the Intermediate Surviving Corporation in the event that pursuant to Section 2.5 hereof the parties do not consummate Merger 2.

“Tax” means (a) any federal, state, local or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, or like charges of any kind whatsoever, imposed by any taxing authority, or any other Governmental Authority, and including any interest, penalty or addition thereto and (b) any Liability for amounts described in clause (a) of another Person imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as a transferee, successor, by Contract, by Law or otherwise.

“Tax Contest” has the meaning set forth in Section 8.3.

“Tax Representation Letters” has the meaning set forth in Section 8.5(c).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with, or provided or required to be provided to, any Person.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Threshold” has the meaning set forth in Section 10.3(b).

“Tier I Reps” has the meaning set forth in Section 9.3(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other documents delivered at Closing or required to be delivered by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer Taxes, including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Unauthorized Code” means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data.

“Waived Benefit” has the meaning set forth in Section 7.8(e).

“WARN Act” has the meaning set forth in Section 5.17(d).

“Warrants” means each warrant (or portion thereof) to purchase Shares that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.

Section 1.2.  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II.

MERGERS

Section 2.1.  Merger 1.

(a) Upon the terms and subject to the conditions hereof, at the Merger 1 Effective Time (as defined in Section 2.1(b)), Merger Sub 1 shall be merged with and into the Company and the separate existence of Merger Sub 1 shall thereupon cease, and the Company shall continue as the Intermediate Surviving Corporation in accordance with the DGCL.

(b) Merger 1 shall become effective upon the filing of the certificate of merger with respect to Merger 1 (the “Certificate of Merger 1”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub 1 and the Company shall agree should be specified in the Certificate of Merger 1, which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term “Merger 1 Effective Time” shall mean the time at which the Certificate of Merger 1 is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the Certificate of Merger 1.

(c) Merger 1 shall, from and after the Merger 1 Effective Time, have all the effects provided herein, in the Certificate of Merger 1 and in the applicable provisions of the DGCL.

Section 2.2.  Merger 2.

(a) Upon the terms and subject to the conditions hereof, at the Merger 2 Effective Time (as defined in Section 2.2(b)), the Intermediate Surviving Corporation shall be merged with and into Merger Sub 2 and the separate existence of the Intermediate Surviving Corporation shall thereupon cease, and Merger Sub 2 shall continue as the Surviving Corporation in accordance with the DGCL.

(b) Merger 2 shall become effective upon the filing of the certificate of merger with respect to Merger 2 (the “Certificate of Merger 2”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub 2 and the Intermediate Surviving Corporation shall agree should be specified in the Certificate of Merger 2, which filing shall be made as soon as practicable on the Closing Date and immediately following the Merger 1 Effective Time. When used in this Merger Agreement, the term “Merger 2 Effective Time” shall mean the time at which the Certificate of Merger 2 is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the Certificate of Merger 2.

(c) Merger 2 shall, from and after the Merger 2 Effective Time, have all the effects provided herein, in the Certificate of Merger 2 and in the applicable provisions of the DGCL.

Section 2.3.  Further Actions.  The Parties shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect the Mergers, including, but not limited to, making filings, recordings or publications required under the DGCL. If at any time after the Merger 2 Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub 1, Merger Sub 2 or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub 1, Merger Sub 2 or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.4.  Closing.  Unless this Agreement shall have been terminated pursuant to Article XI and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article IX, the closing of the transactions with regard to Merger 1 contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the day which is three (3) Business Days after the date on which the last of the conditions set forth in Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date of Merger 1) is satisfied or, when permissible, waived or on such other date and/or at such other time and/or place as the Parties may mutually determine (the date of the Closing of such Merger 1, the “Closing Date”).

Section 2.5.  Obligation to Consummate Merger 2.   Notwithstanding Section 2.2, none of Buyer, Merger Sub 2 or the Company (as the Intermediate Surviving Corporation) shall be required to consummate Merger 2 if, and only if, on or prior to the Merger 1 Effective Time, the Company has obtained the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, and Buyer has obtained the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes, Merger 1 will constitute a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III.

THE SURVIVING CORPORATION

Section 3.1.  Certificate of Incorporation.  At the Merger 1 Effective Time, the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the Merger 1 Effective Time, shall be the certificate of incorporation of the Intermediate Surviving Corporation. At the Merger 2 Effective Time, the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Merger 2 Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the applicable Law and such certificate of incorporation (subject to Section 7.7 hereof).

Section 3.2.  Bylaws.  At the Merger 1 Effective Time, the bylaws of Merger Sub 1, as in effect immediately prior to the Merger 1 Effective Time, shall be the bylaws of the Intermediate Surviving Corporation. At the Merger 2 Effective Time, the bylaws of Merger Sub 2, as in effect immediately prior to the Merger 2 Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the applicable Law and such bylaws (subject to Section 7.7 hereof).

Section 3.3.  Directors.  The directors of Merger Sub 1 immediately prior to the Merger 1 Effective Time shall be the directors of the Intermediate Surviving Corporation. The directors of Merger Sub 2 immediately prior to the Merger 2 Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable Law.

Section 3.4.  Officers.  The officers of the Company immediately prior to the Merger 1 Effective Time shall be the officers of the Intermediate Surviving Corporation. The officers of the Intermediate Surviving Corporation immediately prior to the Merger 2 Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable Law.

ARTICLE IV.

CONVERSION OF SHARES

Section 4.1.  Merger Consideration.  As of the Merger 1 Effective Time, by virtue of Merger 1 and without any further action on the part of any stockholder of the Company or Merger Sub 1:

(a) All shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and all shares of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, Series D Preferred Stock, par value $0.001 per share, Series E Preferred Stock, par value $0.01 per share, and Series F Preferred Stock, par value $0.001 per share, each of the Company (collectively, the “Preferred Stock,” and together with the Common Stock, the “Shares”) which are held by the Company as treasury stock shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any Shares that are owned by any Subsidiary of the Company shall remain outstanding and shall become that number of shares of the Intermediate Surviving Corporation that bear the same ratio to the aggregate number of outstanding shares of the Intermediate Surviving Corporation as the number of shares held by such entity bore to the aggregate number of outstanding Shares immediately prior to the Merger 1 Effective Time.

(b) Each share of Preferred Stock and Common Stock issued and outstanding immediately prior to the Merger 1 Effective Time, other than those to which Section 4.1(a) applies and other than any Dissenting Shares, shall be converted into and represent the right to receive an amount in cash and shares of Buyer Common Stock as specified below based on the dollar value of each such share of Preferred Stock and Common Stock determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule, which such principles and methodologies being hereby represented by the Company to represent the principles and methodologies set forth in the Amended and Restated Certificate of Incorporation of the Company and used to determine the amount to be required to be distributed to holders of shares of Preferred Stock and Common Stock as a result of a Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company) and pursuant to the Employee Liquidity Bonus Plan where the assets and funds of the Company available for distribution are equal to the Merger Consideration. At the Merger 1 Effective Time, each share of Common Stock and Preferred Stock shall be converted into and represent the right to receive (subject, however, to the provisions of this Agreement in respect of the Escrowed Cash Consideration and the Indemnification Escrow Shares) (i) a percentage (such percentage to be the quotient, expressed as a percentage, resulting from a fraction, the numerator of which is the Cash Amount and the denominator of which is the Merger Consideration (such percentage, the “Cash Percentage”)) of the value of such share, such value to be determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration, in cash, and (ii) that number of share(s) of Buyer Common Stock equal to a percentage (such percentage to be the result, expressed as a percentage, of subtracting the Cash Percentage from one) of the value of such share, such value to be determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration, divided by the Buyer Common Stock Per Share Price. For the avoidance of doubt, the “Employee Liquidity Bonus Plan Amount” shall be the portion of the consideration determined to be payable pursuant to the Employee Liquidity Bonus Plan in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration. Each amount of cash and number of share(s) of Buyer Common Stock determined in accordance with the second sentence of this Section 4.1(b) shall be the “Per Share Merger Consideration” with respect to the series, class or other designation of Preferred Stock or Common Stock covered thereby.

(c) Each Option granted under the Company Stock Option Plan with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Option, whether vested or unvested, that is outstanding immediately prior to the Merger 1 Effective Time shall, at the Merger 1 Effective Time, cease to represent a right to acquire shares of Common Stock and shall be converted, at the Merger 1 Effective Time, into an option (a “New Buyer Option”) to purchase shares of Buyer Common Stock on the same terms and conditions (including vesting schedules) as were applicable under such Option immediately prior to the Merger 1 Effective Time, except that (i) the number of shares of Buyer Common Stock subject to each such New Buyer Option shall be equal to the number of shares of Common Stock subject to such Option immediately prior to the Merger 1 Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock, and (ii) such New Buyer Option shall have an exercise price per share equal to the per share exercise price of such Option immediately prior to the Merger 1 Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent; provided, however, that, the exercise price and the number of shares of Buyer Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Option to which Section 421 of the Code applies immediately prior to the Merger 1 Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Buyer Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(d) At the Merger 1 Effective Time, each right of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares, and each award of any kind consisting of Shares, granted under Company Stock Plans (including Warrants, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Merger 1 Effective Time and which has a per share exercise price that is less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award shall cease to represent a right or award with respect to Shares and shall be converted, at the Merger 1 Effective Time, into the right to receive the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award (less the exercise price of such Company Stock-Based Award and subject to the provisions of this Agreement in respect of the Escrowed Cash Consideration and the Indemnification Escrow Shares).

(e) Prior to the Merger 1 Effective Time, the Company and Buyer shall take all necessary action to effectuate the conversion under this Section 4.1 of Options with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Option and Company

Stock-Based Awards with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award. Buyer shall reserve for issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to New Buyer Options as a result of the actions contemplated by Section 4.1. As soon as practicable following the Merger 2 Effective Time and, in any event, within sixty (60) days following Merger 1, Buyer shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Buyer Common Stock subject to such New Buyer Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Buyer Options remain outstanding. In addition to the foregoing, Buyer shall assume the Company Stock Option Plan and the number and kind of shares available for issuance under the Company Stock Option Plan shall be adjusted to reflect shares of Buyer Common Stock in accordance with the provisions of the Company Stock Option Plan. Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Option Plan and the stock option agreements evidencing the Options (including, to the extent necessary, obtaining consent of the holders of the Options) to effectuate the actions contemplated by this Section 4.1.

(f) Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Merger 1 Effective Time and held by a stockholder who is entitled to and has properly complied with the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Merger 1 Effective Time into a right to receive the applicable Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL; provided, however, that if any such stockholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such stockholder’s shares of Common Stock and/or Preferred Stock shall thereupon be deemed to have been converted as of the Merger 1 Effective Time into the right to receive the applicable Per Share Merger Consideration and such shares of Common Stock and/or Preferred Stock shall no longer be Dissenting Shares. The Company shall, in accordance with Section 262(d) of the DGCL, promptly notify the holders of Shares of their right to seek appraisal pursuant to such Section. The Company will give Buyer reasonable notice of all written notices received by the Company pursuant to Section 262 of the DGCL. Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Merger 1 Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or other distributions with respect to his or her shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Merger 1 Effective Time).

(g) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub 1 shall automatically and without any action by any Party be converted into one fully paid and non-assessable share of common stock, $0.01 par value, of the Intermediate Surviving Corporation.

(h) Notwithstanding anything to the contrary herein, upon surrender of any certificate representing fractional shares of Common Stock or Preferred Stock, the holder thereof will be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the applicable Per Share Merger Consideration.

(i) If, between the date of this Agreement and the Merger 1 Effective Time, the outstanding shares of Common Stock, Preferred Stock and/or Options or Company Stock-Based Awards or the shares of Common Stock and/or Preferred Stock issued or issuable upon exercise of Options and/or Company Stock-Based Awards (“Option Shares”) are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the applicable Per Share Merger Consideration shall be appropriately adjusted; provided that, for the avoidance of doubt, no adjustment shall be made under this Section 4.1(i) if the number of outstanding shares of Common Stock or Preferred Stock increases as a result of the exercise of Options or Company Stock-Based Awards.

(j) As of the Merger 2 Effective Time, by virtue of Merger 2 and without any further action on the part of any stockholder of the Intermediate Surviving Corporation or Merger Sub 2, each issued and outstanding share of capital stock of the Intermediate Surviving Corporation shall automatically and without any action by any Party be converted into one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.

Section 4.2.  Escrow Funds.  At the Closing, Buyer shall deliver (a) the Indemnification Escrow Shares and (b) the Escrowed Cash Consideration (as increased from time to time by the amount of any interest, dividends, earnings and other income on such aggregate amounts, the “Indemnification Escrow Funds”) to the escrow agent in connection with this Agreement (in such capacity, the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement that shall be executed and delivered by Buyer, the Company, the Stockholder Representative and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Parties agree that in accordance with Revenue Procedure 84-42: (i) the Indemnification Escrow Shares shall appear as issued and outstanding on all balance sheets of the Buyer and shall be legally outstanding under applicable state Law; (ii) all dividends paid on any Indemnification Escrow Share during the entire period such share is held in escrow will be distributed when received by the Escrow Agent to the applicable Selling Stockholder; and (iii) all voting rights of the Indemnification Escrow Shares shall be exercisable by the applicable Selling Stockholder during the entire period such shares are held in escrow in the same manner as such shares would be entitled to such voting rights upon release of the relevant Indemnification Escrow Share from escrow. The Indemnification Escrow Shares and the Indemnification Escrow Funds shall be placed in an escrow account (the “Indemnification Escrow Account”). The Indemnification Escrow Account shall be established solely to secure the indemnification obligations of the Selling Stockholders, as set forth in Article X hereof. The Indemnification Escrow Shares and the Indemnification Escrow Funds shall be held in the Indemnification Escrow Account for a period of the longer of (a) twelve (12) months from the Closing Date or (b) the completion of the Buyer’s audited financial statements (on a consolidated basis, including with respect to the Company) for the fiscal year ended March 31, 2009 by the Buyer’s independent public accountants but in any event no later than fifteen (15) months from the Closing Date (such period, the “Escrow Period”), unless such Indemnification Escrow Shares or the Indemnification Escrow Funds or any portion thereof are otherwise earlier distributed or held in escrow following such Escrow Period in respect of any unresolved claims relating thereto in accordance with the terms and provisions of the Escrow Agreement. Upon expiration of the Escrow Period, all Indemnification Escrow Shares or Indemnification Escrow Funds remaining in the Indemnification Escrow Account shall be distributed to the Stockholder Representative, the Selling Stockholders and/or Buyer in accordance with the terms and provisions of the Escrow Agreement.

Section 4.3.  Employee Liquidity Bonus Plan Amount Escrow Account.  At the Closing, Buyer shall deliver the Employee Liquidity Bonus Plan Amount (subject, however to the provisions of this Agreement in respect of the Indemnification Escrow Shares) to an escrow account to be maintained by the Surviving Corporation (the “Employee Liquidity Bonus Plan Amount Escrow Account”). The Employee Liquidity Bonus Plan Amount shall be held in the Employee Liquidity Bonus Plan Amount Escrow Account until (a) January 31, 2009, with respect to twenty-five percent (25%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration), (b) until October 31, 2009, with respect to fifty percent (50%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration) and (c) until January 31, 2010, with respect to the remaining twenty-five percent (25%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration). The Employee Liquidity Bonus Plan Amount in the Employee Liquidity Bonus Plan Amount Escrow Account shall be distributed at each such date listed in the immediately preceding sentence by the Surviving Corporation as contemplated by Section 4.1(b); provided; however that none of such amount shall be distributed to any individual who is no longer employed by the Company for any reason other than a Termination without Cause as of any such date of distribution and such amount instead shall be distributed, pro rata (without taking into account the allocation to such individual not entitled to receive such amounts pursuant to this proviso), to each other individual recipient of any portion of the Employee Liquidity Bonus Plan Amount in accordance with Section 4.1(b). For purposes of this Agreement, “Termination without Cause” shall mean any termination of any individual by the Company other than for (a) willful failure by such individual to perform his or her duties,

(b) conviction of such individual of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude, (c) gross or intentional misconduct by such individual in connection with the performance of any material portion of his or her duties for the Buyer or any of its Subsidiaries or (d) material violation of any material rule or policy of the Buyer or the Surviving Corporation or their Subsidiaries as determined reasonably and in good faith by the Buyer; and provided that in the case of a termination under clause (a), (c) or (d) hereof, such failure, misconduct or violation is not remedied within thirty (30) days after written notice from Buyer specifying the acts of misconduct or non-performance. The Company shall use its commercially reasonable efforts to obtain, at the Closing, from each individual that is entitled to receive any portion of the Employee Liquidity Bonus Plan Amount pursuant to this Section 4.3, a release of each member of the Company Group from any and all claims existing prior to the Closing Date in a customary form reasonably acceptable to the Company and the Buyer.

Section 4.4.  Stockholder Allocable Expenses; Payment of Indebtedness.  At least three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer a certificate setting forth in reasonable detail (a) all of the fees and expenses incurred or to be incurred by the Company, its Subsidiaries and/or the Stockholder Representative in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (i) the fees and disbursements of outside counsel to the Company and/or the Stockholder Representative incurred in connection with such transactions, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Stockholder Representative in connection with such transactions, including, without limitation, Morgan Stanley & Co. Incorporated and (iii) $200,000 set aside to reimburse the Stockholder Representative for potential expenses incurred in such capacity following the Closing (collectively, the “Stockholder Allocable Expenses”) and (b) (i) the Indebtedness and cash and cash equivalents of the Company as of the close of business on the business day immediately prior to the Closing Date and (ii) reasonably satisfactory to the Buyer, the status of the matter described in clause (d) of the definition of Cash Amount. At the Closing, the Buyer shall pay or cause to be paid all Indebtedness and Stockholder Allocable Expenses.

Section 4.5.  Payment.

(a) Promptly following the Merger 1 Effective Time, Buyer shall deliver and deposit, or shall cause to be delivered and deposited, to or with the Paying Agent, for the benefit of the holders of Shares and Options Holders entitled to amounts pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f), the Merger Consideration (less the Escrowed Cash Consideration, the Indemnification Escrow Shares and the Employee Bonus Liquidity Plan Amount).

(b) Following the date of this Agreement (but in no event later than three (3) Business Days following the mailing date of the Proxy Statement/Prospectus), Buyer shall direct the Paying Agent to mail a letter of transmittal in customary form to be agreed among the Parties to each holder of certificates formerly evidencing (i) shares of Common Stock or Preferred Stock (other than certificates representing shares of Common Stock or Preferred Stock to be canceled pursuant to Section 4.1(a) and certificates representing Dissenting Shares) and (ii) Options or Company Stock-Based Awards to be exchanged pursuant to Section 4.1(c) or 4.1(d) (collectively, the “Certificates”) advising holders of such Certificates of Merger 1 and the procedure for surrendering to the Paying Agent such Certificates for exchange into the applicable Per Share Merger Consideration or New Buyer Options and that delivery shall be effected, and risk of loss and title shall pass, only upon delivery to the Paying Agent of the Certificates and a duly executed letter of transmittal. Each holder of the Certificates, upon surrender thereof to the Paying Agent together with such letter of transmittal (duly executed), shall be entitled to receive and shall receive, as soon as practicable (but in no event later than five (5) Business Days) following (or at such other time pursuant to the terms of this Agreement) and contingent upon the occurrence of the Merger 1 Effective Time, in exchange therefor, the applicable Per Share Merger Consideration or New Buyer Options. Upon such surrender and as soon as practicable following and contingent upon the occurrence of the Merger 1 Effective Time, the Paying Agent shall promptly deliver the applicable consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) (less all applicable withholding and employment Taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with the DGCL. No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).

(c) If the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any Transfer Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(d) Unless required otherwise by applicable Law, Buyer shall have the right to require that any amount held by the Paying Agent that remains undistributed to holders of the Certificates 120 days after the Merger 1 Effective Time be delivered to, or as directed by, Buyer, and such amounts shall thereafter be delivered to, or as directed by, Buyer. Any Certificate holder who has not theretofore complied with the provisions of this Article IV shall thereafter look only to Buyer for payment of any consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) to which he is entitled pursuant to this Article IV. Neither Buyer nor the Paying Agent shall be liable to any such Certificate holder for any amounts delivered pursuant to a requirement of applicable Law to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Each holder of Certificates, upon surrender thereof to the Paying Agent at the Merger 1 Effective Time together with a letter of transmittal (duly executed), shall be entitled to receive, at such date or as promptly as practicable thereafter, the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) (less all applicable withholding and employment Taxes).

(f) Each of Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or the Treasury Regulations, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Buyer, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Section 4.6.  No Further Rights.  From and after the Merger 1 Effective Time, holders of Certificates theretofore evidencing shares of Common Stock, Preferred Stock and/or Options or Company Stock-Based Awards shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

Section 4.7.  Closing of the Company’s Transfer Books.  At the Merger 1 Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares or Option Shares shall be made thereafter. If after the Merger 1 Effective Time Certificates are presented to Buyer, the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided in this Article IV.

Section 4.8.  Closing Deliveries.

(a) At the Closing, the Company and, as applicable, the Stockholder Representative, shall deliver or cause to be delivered to Buyer the following:

(i) resignations of the directors of each member of the Company Group from his or her position as director effective as of the Closing;

(ii) the certificates referred to in Sections 9.3(a) and 9.3(b);

(iii) a properly executed statement, dated as of the Closing Date, stating under penalties of perjury that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Buyer, along with written authorization to Buyer to deliver a notice to the Internal Revenue Service, in compliance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);

(iv) evidence of termination of any stockholders agreements among the Company’s stockholders and any member of the Company Group, evidence of termination of all Options with a per share exercise price greater than the applicable Per Share Merger Consideration with respect to the Share underlying such Option and termination of all Company Stock-Based Awards with a per share exercise price greater than the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award, in each case without payment of consideration pursuant to this Article IV;

(v) a copy of the Escrow Agreement duly executed by the Company and the Stockholder Representative; and

(vi) all other documents required to be delivered by the Company or the Stockholder Representative to Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Buyer shall deliver or cause to be delivered the following:

(i) certificates representing the Buyer Common Stock portion of the Merger Consideration payable pursuant to Section 4.1(b) (less (A) the Indemnification Escrow Shares to be delivered to the Escrow Agent pursuant to Section 4.8(b)(iii) and (B) the shares constituting the Employee Liquidity Bonus Plan Amount to be delivered to the Employee Liquidity Bonus Plan Escrow Account pursuant to Section 4.8(b)(iv));

(ii) the cash portion of the Merger Consideration payable pursuant to Section 4.1(b) (less (A) the Escrowed Cash Consideration to be delivered to the Escrow Agent pursuant to Section 4.8(b)(iii) and (B) the cash portion of the Employee Liquidity Bonus Plan Amount to be delivered to the Employee Liquidity Bonus Plan Escrow Account pursuant to Section 4.8(b)(iv)) to the Paying Agent as provided in Section 4.5;

(iii) the Escrowed Cash Consideration and certificates representing the Indemnification Escrow Shares to the Escrow Agent in accordance with Section 4.2 and the Escrow Agreement;

(iv) the aggregate Employee Liquidity Bonus Plan Amount to the Employee Liquidity Bonus Plan Escrow Account in accordance with Section 4.3;

(v) the certificates referred to in Sections 9.2(a) and 9.2(b);

(vi) a copy of the Escrow Agreement duly executed by Buyer; and

(vii) all other documents required to be delivered by Buyer, Merger Sub 1 and Merger Sub 2 to the Company and Stockholder Representative at or prior to the Closing pursuant to this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

The Company represents and warrants to Buyer, Merger Sub 1 and Merger Sub 2, except as set forth in the Company Disclosure Schedule, as follows:

Section 5.1.  Organization of the Company and the Company Group.  The Company is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. Section 5.1 (b) (1) of the Company Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions where each member of the

Company Group is qualified or licensed to do business. Section 5.1 (b) (2) of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of each member of the Company Group.

Section 5.2.  Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings, other than the Company Stockholders Meeting, of the Company and no other proceedings, other than the Company Stockholders Meeting, on the part of the Company are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, Merger Sub 1 and Merger Sub 2) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 5.3.  Non-contravention.  Neither the execution and delivery of this Agreement nor any Transaction Document to which it is or will be party by the Company, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with any provision of the Amended and Restated Certificate of Incorporation or Amended Bylaws of the Company, (b) violate or result in a default or breach of (or an event that with notice or lapse of time or both would become a default or breach) or give rise to any right of termination, modification, consent or acceleration under, or result in the loss of any material right, under any material Contract, except as provided in Section 5.3 of the Company Disclosure Schedule, (c) subject to the Consents of Governmental Authorities described in Section 5.6, violate any Law to which any member of the Company Group or any of their assets are subject or (d) other than Permitted Liens, create or impose any Lien on the assets of the Company Group, except, in the case of clauses (b) and (d), for such violations or breaches which would not be material to the Company Group.

Section 5.4.  Capitalization.  Section 5.4 of the Company Disclosure Schedule sets forth a true, correct and complete list of (a) all the outstanding Common Stock, including the names of the holders thereof, (b) all the outstanding Preferred Stock, including the names of the holders thereof and (c) all Options or Company Stock-Based Awards to purchase Shares, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Shares subject thereto, the governing agreement or arrangement with respect thereto, the expiration date thereof and, with respect to Options, the type of Option (incentive stock option or non-qualified stock option). All of the Shares are duly authorized and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Each Option was issued in compliance with all applicable federal, state and other laws, rules, and regulations, including United States federal and state securities laws. Other than the Shares, Options and Company Stock-Based Awards set forth on Section 5.4 of the Company Disclosure Schedule, there are no outstanding voting or non-voting securities of the Company, stock appreciation rights, phantom stock units, performance units, or similar equity-based rights with respect to the Company, securities of the Company convertible into or exchangeable for voting or non-voting securities, or options, warrants, or Rights exercisable or exchangeable for or convertible into any other voting or non-voting securities of the Company, and no authorization therefor has been given. Other than the Shares, Options and Company Stock-Based Awards, no shares of capital stock of the Company are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Company, securities convertible into or exchangeable for any capital stock of the Company or other securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of any member of the Company Group may vote or any other limitations on such voting rights. Except for the Company Stock Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Other than as set forth in Section 5.4 of the Company Disclosure Schedule, each Option has been granted pursuant to the Company’s forms of stock option agreement, copies of which have been made available to the Buyer and identified as such.

Section 5.5.  Subsidiaries of the Company.  Section 5.5 of the Company Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the direct or indirect beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (a) as may be created by this Agreement, (b) as may be expressly set forth in any certificate of formation, limited liability company agreement, limited partnership agreement, Certificate of Incorporation or Bylaws, or similar governing documents of such Subsidiary of the Company, copies of which have been made available to Buyer prior to the date hereof and (c) for any restrictions on sales of securities under the Securities Act or other applicable securities Laws. There are no outstanding warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company’s Subsidiaries, or other agreements or commitments obligating any Person to issue, transfer, sell, purchase or redeem any securities of any of the Company’s Subsidiaries. None of the Company Subsidiaries own any Common Stock or Preferred Stock. Except for its Subsidiaries, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. The Company has prior to the date hereof provided to Buyer a complete and correct copy of the organizational documents for each member of the Company Group as currently in effect.

Section 5.6.  Government Authorizations.  Except for (a) compliance with the applicable requirements of the DGCL to file Certificate of Merger 1 in respect of this Agreement at the Merger 1 Effective Time (b) any filings or Consents required under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby and thereby.

Section 5.7.  Financial Statements and Liabilities.

(a) Set forth in Section 5.7(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company Group as of December 31, 2005, December 31, 2006 and December 31, 2007 and the related consolidated statements of income, operations, stockholders equity and cash flows for the years then ended and (ii) the unaudited consolidated balance sheet of the Company Group as of March 31, 2008 (the balance sheet as of March 31, 2008, the “Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income, operations, stockholders equity and cash flows for the three- month period then ended (clauses (i) and (ii), collectively, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of the Company Group at the respective dates set forth therein and for the respective periods covered thereby in accordance with GAAP, consistently applied, except as otherwise noted therein and except, in the case of the Company Financial Statements referenced in clause (ii), for normal year-end adjustments and the absence of footnotes. The Company has provided or made available to Buyer copies of all material documentation relating to the internal controls or other accounting practices of the Company Group.

(b) Except as set forth in the Balance Sheet or in Section 5.7(b) of the Company Disclosure Schedule, no member of the Company Group has any Liabilities, except for Liabilities (i) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (ii) which would not reasonably be expected to result in Liabilities in excess of $250,000. To the extent required by GAAP, adequate reserves have been established on the Balance Sheet for all Liabilities, in the aggregate. No member of the Company Group has any outstanding Indebtedness. There is no Indebtedness owed to any member of the Company Group by any employee, consultant, officer, director or stockholder of any member of the Company Group.

Section 5.8.  Absence of Certain Changes.

(a) Since the Balance Sheet Date and through the date hereof, (i) there has not been any change, condition, circumstance, damage, destruction, loss, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group and (ii) the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice; and

(b) Since the Balance Sheet Date and through the date hereof, except as expressly required by this Agreement, each member of the Company Group has conducted its business only in the ordinary course consistent with past practice, and there has not been action taken by the Company Group that, if taken after the date hereof, would have been prohibited without Buyer consent by Section 7.1.

Section 5.9.  Tax Matters.  Except as set forth in Section 5.9 of the Company Disclosure Schedule:

(a) Each member of the Company Group has timely filed or caused to be timely filed with the appropriate Tax authorities all Tax Returns that are required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of members of the Company Group which are due and payable (whether or not shown on any Tax Returns) have been timely paid. All Taxes which members of the Company Group are obligated to withhold from amounts owing to any employee, independent contractor, service provider, creditor, stockholder or other Person have been withheld and timely paid to the proper Tax authorities. No claim has ever been made by a Tax authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of members of the Company Group did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with customary practice for similarly situated companies, excluding any Taxes that may arise as a result of the Mergers.

(c) No deficiencies for Taxes with respect to any member of the Company Group have been claimed, proposed or assessed by any Tax authority. There are no pending or threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of any member of the Company Group. There are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any member of the Company Group. No issues relating to Taxes of any member of the Company Group were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state and local Tax Returns of all members of the Company Group (and any predecessors) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessors) with respect to Taxes of any type. No member of the Company Group (or any predecessor) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax authority.

(e) No member of the Company Group is or has ever been a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement.

(f) No member of the Company Group has ever been a member of an affiliated group (other than an affiliated group the common parent of which is the Company). No member of the Company Group has any Liability for Taxes of any Person (other than the members of the Company Group) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract, by Law, or otherwise.

(g) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale on or prior to the Closing Date, accounting method change or agreement with any Tax authority made or entered into on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing on or prior to the Closing Date.

(h) No member of the Company Group or any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(i) No member of the Company Group (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any member of the Company Group; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any similar state, local or foreign Law.

(j) No member of the Company Group (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k) No member of the Company Group (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(l) There are no Liens for Taxes on or against any of the properties or assets of any member of the Company Group (other than liens for current Taxes not yet due and payable).

(m) No member of the Company Group has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(n) No member of the Company Group (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

(o) No member of the Company Group has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.10.  Property.

(a) No member of the Company Group owns any real property.

(b) Section 5.10(b) of the Company Disclosure Schedule lists the street address of each parcel of real property currently leased, subleased, licensed or occupied by any member of the Company Group (the “Leased Real Property”), the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and the expiration date and monthly payment amount due to under each Lease (as defined below) related to each such parcel of Leased Real Property. Except as described in Section 5.10(b) of the Company

Disclosure Schedule, (i) true and complete copies of the leases, subleases, licenses or occupancy agreements in effect on the date hereof (together with all amendments, modifications or supplements thereto collectively, the “Leases” and each individually the “Lease”) relating to the Leased Real Property have been made available to Buyer and (ii) there has not been any assignment entered into by any member of the Company Group in respect of the Leases relating to the Leased Real Property. With respect to each Lease, except as set forth in Section 5.10(b) of the Company Disclosure Schedule, each Lease is a valid and subsisting agreement of the member of the Company Group party thereto in full force and effect and is enforceable against the member of the Company Group party thereto and, to the Company’s Knowledge, is the legal, valid and binding agreement of the other parties thereto, subject to the Remedies Exception. The members of the Company Group have good and valid title to the leasehold estate in the Leased Real Property for the full terms of the Leases, free and clear of any Liens, other than the Permitted Liens, Liens reflected on the Balance Sheet and such imperfections of title and encumbrances, if any, which do not detract from the value of or interfere with the present use of the property subject thereto and affected thereby.

(c) (i) No member of the Company Group is in default in any material respect under any of the Leases and (ii) to the Company’s Knowledge, no lessor is in default in any material respect under any of the Leases and no member of the Company Group or, to the Company’s Knowledge, a lessor has received notice from any other party to such Leases of the termination of the Leases thereof. None of the execution, delivery or performance of this Agreement by the Company does or will conflict with or result in a breach of or default under any Lease referred to in Section 5.10(b) of the Company Disclosure Schedule.

Section 5.11.  Intellectual Property, Privacy and Security.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by any member of the Company Group (collectively, the “Company Registered Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number or patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), the registrant. With respect to each item required to be listed in Section 5.11(a) of the Company Disclosure Schedule, (i) the applicable member of the Company Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Each item of Company Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 5.11(a) of the Company Disclosure Schedule (i) has not been abandoned or cancelled, and (ii) remains in full force and effect. Section 5.11(a) of the Company Disclosure Schedule sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the Company Registered Intellectual Property, within ninety (90) days after the Closing Date.

(b) Each member of the Company Group owns (or has the right pursuant to a valid and enforceable Inbound License listed in Section 5.13(a)(viii) of the Company Disclosure Schedule) all Intellectual Property that is necessary for the conduct of the Business as presently conducted. No Company Intellectual Property nor any product or service of the Company Group is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Company, or affecting the validity, use or enforceability thereof, other than the restrictions on the scope of the Inbound Licenses expressly set forth in such Contracts. Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any member of the Company Group in any Intellectual Property other than restrictions expressly set forth in the Contracts granting the Inbound Licenses.

(c) Section 5.11(c) of the Company Disclosure Schedule lists all Company Software (other than shrink-wrap, click-wrap and other commercially available off-the-shelf software with annual license, maintenance, support and other fees of less than $25,000), and accurately identifies which of such Software is owned by the Company, which is Publicly Available Software and which is licensed to the Company Group on a proprietary basis (and which member of the Company Group it is licensed to). None of the Company Software distributed by any member of the Company Group in its products incorporates or is comprised of or distributed with any Publicly Available Software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company Group’s freedom to seek full compensation in connection with marketing, licensing, and distributing such Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Software by its terms and not by operation of law. With respect to each item of Company Software that is owned by a member of the Company Group, the Company or one of its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software, subject to any licenses granted to third parties therein. Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, to the Company’s Knowledge no member of the Company Group has disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any source code of such Software.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, no member of the Company Group is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person; (ii) no member of the Company Group has received any complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that any member of the Company Group must license or refrain from using any Intellectual Property rights of any Person); (iii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property; and (iv) no member of the Company Group has made or asserted any complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, to the Company’s Knowledge, at no time during the conception of or reduction to practice of any Intellectual Property of the Company Group was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority, university, or private source or performing research sponsored by any Governmental Authority, university, or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party.

(f) The Company Group has taken commercially reasonable steps to maintain, police and protect its Intellectual Property. All Intellectual Property of the Company Group that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any Intellectual Property of the Company Group. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the members of the Company Group, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property material to or necessary for the conduct of the Business as now conducted for any member of the Company Group have entered into valid and binding proprietary rights agreements with the applicable member of the Company Group vesting ownership of such Intellectual Property in the applicable member of the Company Group. No such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Intellectual Property, material to or necessary for the conduct of the Business as now conducted.

(g) The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company Group and have not materially malfunctioned or failed within the past three (3) years; and (ii) to the Company’s Knowledge, do not contain any Self-Help Code or Unauthorized Code. The Company Group takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of its material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to (i) the use of strong encryption technology (at least 128-bit), and (ii) the implementation of a comprehensive security plan which (x) identifies any and all internal and external risks to the security of the Company’s confidential information, and (y) implements, monitors and improves adequate and effective safeguards to control those risks. The Company Group has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices.

(h) The Company Group has in place commercially reasonable measures, which are at least as secure as required by applicable laws, to protect the privacy of customer financial and other confidential information. The Company Group’s use and dissemination of any and all data concerning users of its web sites is in compliance with all privacy policies, terms of use and laws. The transactions contemplated hereunder will not violate any privacy policies, terms of use, or Laws relating to the use, dissemination or transfer of such data or information.

Section 5.12.  Environmental Matters.  Notwithstanding anything else in this Agreement to the contrary, this Section 5.12 shall constitute the sole representations and warranties of the Company with respect to environmental matters.

(a) To the Knowledge of the Company, no member of the Company Group is or during the previous three years has been in violation of any Environmental Law applicable to such member of the Company Group and no member of the Company Group has received any written notice from any Governmental Authority or any other Person, which remains uncured or unresolved, alleging that any member of the Company Group is or was in violation of any Environmental Law.

(b) No member of the Company Group is (i) subject to any outstanding Action, consent decree, compliance order or administrative order issued by any Governmental Authority pursuant to or relating to any Environmental Law and to the Company’s Knowledge, no such Action, consent decree, compliance order or administrative order is threatened or (ii) in receipt of any written notice, complaint or claim alleging, asserting or seeking to impose any Liability under or relating to any Environmental Law of or against any member of the Company Group and to the Company’s Knowledge, no such notice, complaint or claim is threatened.

(c) To the Company’s Knowledge, no Hazardous Material has been released or is threatened to be released into soil or groundwater at any Leased Real Property or from any Leased Real Property into soil or groundwater at any other location, which would reasonably be expected to result in any Liability under or relating to any Environmental Law to any member of the Company Group.

(d) No member of the Company Group has released, or arranged for the disposal of, any Hazardous Material at any location in a manner that would reasonably be expected to result in Liability under or relating to any Environmental Law.

(e) To the Company’s Knowledge, Hazardous Materials are not present at any property or facility currently or formerly owned, leased or operated by any member of the Company Group in amount or condition that would reasonably be expected to result in Liability under or relating to any Environmental Law.

(f) No member of the Company Group has assumed, retained, or provided indemnity against any Liability under or relating to any Environmental Laws.

Section 5.13.  Contracts.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true and complete list of the following Contracts (or a description thereof, in the case of oral Contracts) to which a member of the Company Group is a party or by which any of them or their assets are bound and which are in effect on the date hereof, other than any lease agreements for Leased Real Property or Company Plans (which are addressed in Sections 5.10 and 5.16, respectively):

(i) any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from a member of the Company Group in excess of $100,000 in any calendar year, other than those that can be terminated without premium or penalty of less than $50,000 by such member of the Company Group upon not more than ninety (90) days’ notice;

(ii) any Contract under which a member of the Company Group is obligated to sell or lease as lessor real or personal property having a value in excess of $100,000 in any single given annual period;

(iii) any Contract that contains a covenant not to compete applicable to a member of the Company Group or any of its Affiliates by virtue of such Affiliation or that binds a member of the Company Group to any exclusive business arrangements or licenses restricting the operation of such member of the Company Group’s business;

(iv) any Contract granting a customer of the Company Group (A) “most favored nation” or similar terms (whether in respect of pricing or otherwise), (B) any right to benefit from any manufacturing or other cost reduction or savings realized by the Company Group with respect to the manufacture or sale of any product covered by such Contract and (C) any right to limit in any way the ability of any member of the Company Group to realize an unlimited profit margin with respect to any product covered by such Contract;

(v) any Contract under which a member of the Company Group has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) (1) indebtedness for borrowed money or (2) other Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money or (C) extended credit to any Person, in each case of clauses (A), (B) or (C), in an amount in excess of $50,000;

(vi) any Affiliate Contract;

(vii) any collective bargaining, labor or similar Contracts;

(viii) any Contract pursuant to which a member of the Company Group uses or is granted any license (including any covenant not to sue), option or other rights with respect to any third-party Software or other Intellectual Property, but not including shrink-wrap, click-wrap and other commercially available off-the-shelf Software with annual license, maintenance, support and other fees of less than $25,000 (“Inbound Licenses”);

(ix) any Contract pursuant to which a member of the Company Group has granted any third party any license (including any covenant not to sue), option or other rights with respect to any Software or other Intellectual Property or any product, service offering or technology of the Company, including any Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Intellectual Property (“Outbound Licenses”);

(x) any Contract involving the provision of any IT Assets to the Company Group, including any application service provider agreement, internet call manager provider agreement, service deployment agreement or similar Contracts and involving an amount in excess of $50,000;

(xi) any stock purchase, asset purchase and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by a member of the Company Group of assets (other than in the ordinary course of business and other than with a fair market value of less than $100,000), properties or any capital stock or other equity interests or other securities of any Person (A) providing for any material indemnification, guaranty or surety obligation of a member of the Company Group, (B) with a fair market value in excess of $100,000 under which there are continuing obligations or (C) that contain earnouts or similar obligations;

(xii) any Contract (other than (A) supply purchase orders which are in the ordinary course of business consistent with the past practice of the Company and (1) in amounts less than $250,000 and (2) which do not materially alter, deviate from or amend the terms or provisions, including the pricing terms or provisions, of any Contracts pursuant to which they were issued and (B) customer purchase orders which are in the ordinary course of business consistent with the past practice of the Company and (1) in amounts less than $1,000,000 and (2) which do not materially alter, deviate from or amend the terms or provisions, including the pricing terms or provisions, of any Contracts pursuant to which they were issued) with the ten (10) largest customers and ten (10) largest suppliers of the Company Group for the year ended December 31, 2007 listed in Section 5.22 of the Company Disclosure Schedule;

(xiii) any stockholders’ or similar Contracts, or Contract relating to the establishment, management or control of any joint venture or strategic alliance;

(xiv) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company Group;

(xv) any employment Contract or consulting Contract with any employee, consultant or other service provider of the Company Group providing for yearly salary or payments in excess of $150,000, and any severance, change in control, retention or similar Contract with any current or former stockholders, directors, officers, employees, consultants, service providers or agents of the Company Group pursuant to which any member of the Company Group has any obligation (absolute or contingent); and

(xvi) any Contract with a Governmental Authority.

All contracts and agreements set forth in or required to be set forth in Section 5.13(a) of the Company Disclosure Schedule are referred to herein as “Material Contracts.”

(b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of a member of the Company Group thereof which is a party to such Material Contract, and is enforceable against the member of the Company Group party thereto in accordance with its terms, subject to the Remedies Exception and, to the Company’s Knowledge, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), subject to the Remedies Exception and (ii) no member of the Company Group or, to the Company’s Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract, except for breaches, violations or defaults which would not be material to the Company Group. No member of the Company Group has waived any material right it may have under any Material Contract.

Section 5.14.  Insurance.  Section 5.14 of the Company Disclosure Schedule sets forth a list of all material insurance policies providing insurance coverage for the Company Group (including their assets, employees, directors and officers). Each of such policies has been issued in favor of the Company Group. Each of such policies is valid and binding and in full force and effect and no premiums due thereunder have not been paid and no member of the Company Group is in default thereunder in any material respect. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (a) no member of the Company Group has received any notice from any insurer under any insurance policy applicable to such member disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy and (b) there is no Action or other matter currently pending in respect of which a member of the Company Group has received such a notice.

Section 5.15.  Litigation.  Except as set forth in Section 5.15 of the Company Disclosure Schedule, (a) there are no Actions pending or outstanding or, to the Company’s Knowledge, threatened in writing in law or in equity or before any Governmental Authority or any mediator or arbitrator by or against any member of the Company Group or any Person that any member of the Company Group has agreed to defend or indemnify in respect thereof or by which any of their properties are bound which (i) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (ii) are reasonably likely to involve, individually or in the aggregate, an award of injunctive relief or damages in excess of $50,000 or expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group and (b) there are no pending or outstanding or, to the Company’s Knowledge, threatened injunctions, judgments, orders, decrees, rulings, settlements, stipulations or charges to which any member of the Company Group is a party or by which it or its properties is bound, or with any Governmental Authority or any mediator or arbitrator that is material, individually or in the aggregate, to the Company Group.

Section 5.16.  Employee Matters.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, any multiemployer plans within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), and each stock purchase, stock option and other equity-based, employment, change-in-control, retention, severance, bonus, incentive, pension, retirement, profit-sharing, savings, deferred compensation, employee loan, incentive compensation, vacation, disability, death benefit, hospitalization, cafeteria, medical, dental, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director or consultant of any member of the Company Group (or dependent or beneficiary thereof) or any ERISA Affiliate is provided compensation or other benefits and which is or has been entered into, contributed to, established by, sponsored by, participated in and/or maintained by any member of the Company Group or any ERISA Affiliate, or (ii) any member of the Company Group or any ERISA Affiliate has any present or future liability or obligation, whether actual or contingent. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(b) With respect to each Company Plan, current, accurate and complete copies of the following documents have been provided or made available to Buyer, Merger Sub 1 and Merger Sub 2, to the extent applicable: (i) the most recent plan documents and all amendments thereto, (ii) the most recent trust instruments and insurance contracts, (iii) for the three most recent years, Forms 5500 filed with the Internal Revenue Service, audited financial statements and actuarial valuation reports, (iv) the most recent summary plan description, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) a summary of any proposed amendments or changes anticipated to be made to such Company Plan at any time within the twelve months immediately following the date hereof that has been communicated in writing to any employees of the Company Group. Except as may be necessary or appropriate to comply with applicable Law or as contemplated by this Agreement, there is no present intention that such Company Plan be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under such Company Plan.

(c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws, and is in compliance in all material respects in form and operation with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Law; (iii) no event has occurred and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject any member of the Company Group, either directly or by reason of their affiliation with an ERISA Affiliate, to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plan, ERISA, the Code or any other applicable Law; (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Company Plan; (v) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (vi) no individual who has performed services for any member of the Company Group has been improperly excluded from participation in any Company Plan; and (vii) no Company Plan provides any post-employment or post-retirement health, medical, disability or life insurance benefits for current, former or retired employees of any member of the Company Group, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(d) No Company Plan is a Multiemployer Plan or other pension plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, and neither the Company, any member of the Company Group nor any ERISA Affiliate has at any time sponsored, maintained, participated in, or has been required to participate in or contribute to, or has had any liability or obligation in respect of, any Multiemployer Plan or other pension plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. None of the assets of the Company, any member of the Company Group or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Company’s knowledge, threatened (including, without limitation, any routine requests for information from the PBGC).

(f) Except as set forth in Section 4.1 and on Section 5.16(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), whether contingent or otherwise, including without limitation, any termination of employment), could entitle any current or former employee, officer, director or consultant of any member of the Company Group (or dependent or beneficiary thereof) to: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans; or (iv) the payment of any amount (whether in cash, property, the vesting of property or otherwise) that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) No member of the Company Group has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

(h) Section 5.16(h) of the Company Disclosure Schedule sets forth a true and complete and accurate list of all accrued vacation time as of the date hereof for any employee of any member of the Company Group that is based in the United States and the value of all such accrued vacation time based on each such employee’s compensation level then in effect as of the Merger 1 Effective Time.

(i) Except as set forth in Section 5.16(i) of the Company Disclosure Schedule, no Company Plan or payment or benefit provided pursuant to any Company Plan, including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. All Options granted under the Company Stock Plan have been granted in compliance with the terms of applicable Law and the Company Stock Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Law, including, to the extent applicable, Section 409A of the Code).

Section 5.17.  Labor Matters.

(a) No member of the Company Group is or has ever been a party to or is bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge, there are no labor unions or other organizations purporting or attempting to represent any employees employed by any member of the Company Group.

(b) Section 5.17 (b) of the Company Disclosure Schedule sets forth, with respect to each of the calendar years 2007 and 2008 through May 31, 2008, a true, correct and complete list of (i) all directors and officers of the Company Group, (ii) all employees and consultants employed or engaged by the Company Group and (iii) for each individual identified in clauses (i) or (ii), each such individual’s date of hire, W-2 compensation for 2007, year to date compensation for 2008, annual base salary for 2008, and job titles or offices, if any. Individuals who are performing consulting or other services for the Company Group are or were correctly classified by the Company Group as either “independent contractors” or “employees” as the case may be, and no member of the Company Group has any Liability with respect to any misclassification of any person as an independent contractor rather than as an employee. No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for the Company or any member of the Company Group

(c) No member of the Company Group is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any court or Governmental Authority. There is no pending or, to the Company’s Knowledge, threatened litigation, unfair labor practice charge, or other charge or inquiry against any member of the Company Group brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative thereof, or other individual or any Governmental Authority with respect to the Company Group’s employment practices brought by or before any court or Governmental Authority.

(d) (i) There is no labor strike, labor dispute, or concerted work stoppage pending or, to the Company’s Knowledge, threatened and (ii) since January 1, 2004, (A) no member of the Company Group has experienced any labor strike or concerted labor dispute and (B) each member of the Company Group has complied with all applicable labor and other Laws and Contracts in connection with the employment of its employees, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”). No member of the Company Group is a party to or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Authority relating to employees or employment practices. No member of the Company Group has effected a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Laws effecting in whole or in part any site of employment facility, operating unit or employee of the Company Group without complying with the WARN Act or similar Laws.

(e) The Company Group has properly classified all individuals providing services to the Company Group as employees or non-employees for all relevant purposes.

Section 5.18.  Legal Compliance.  No member of the Company Group is, or since January 1, 2004 has been, in material violation of any Law applicable to such Person or its business, assets or operations.

Section 5.19.  Product Liability.  To the Company’s Knowledge, no member of the Company Group has any Liability (and there is no basis for any present or future Action against any of them giving rise to any Liability) arising out of the ownership, possession, or use by any Person of any product designed, manufactured, assembled, sold, repaired, leased, maintained, delivered or installed or any services rendered by the Company or any of its Subsidiaries and no member of the Company Group has received any notice, whether written or oral, of any material product defect or deficiency, or given notice, whether written or oral, to any customer of any product defect or deficiency, with respect to any products designed, manufactured, assembled, sold, repaired, leased, maintained, delivered or installed or any services rendered.

Section 5.20.  Brokers’ Fees.  Except with respect to Morgan Stanley & Co. Incorporated, no member of the Company Group has entered into any Contract (written or oral, express or implied) with any Person which may result in the obligation of Buyer, Merger Sub 1, Merger Sub 2 or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except with respect to Morgan Stanley & Co. Incorporated, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company Group in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.21.  Permits.  Except as set forth in Section 5.21 of the Company Disclosure Schedule, the Company Group has all Permits required to own and operate its business as currently conducted and operated, except for such Permits the failure of which to have or obtain would not be material to the Company Group. Each such Permit is valid and in full force and effect and the applicable member of the Company Group is in compliance in all material respects with respect thereto. There are no Actions pending or, to the Company’s Knowledge, threatened which might reasonably be expected to result in the revocation or termination of any material Permit of the Company Group.

Section 5.22.  Customers and Suppliers.  Section 5.22 of the Company Disclosure Schedule lists the ten (10) largest customers and ten (10) largest suppliers (including publishers) of the Company Group, as measured by revenue (including a break-down of revenue attributable to each such customer by Contract or otherwise), in the case of customers, and expense, in the case of suppliers, for the twelve-month period ended May 31, 2008. None of such customers or suppliers has given written notice, or to the Knowledge of the Company oral notice, that, and the Company has no Knowledge that, any such customer or suppliers intends to materially reduce its purchases or sales (as the case may be) of goods or services from or to the Company Group.

Section 5.23.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER, MERGER SUB 1 AND MERGER SUB 2

Subject to any information contained in the Buyer SEC Filings, the Buyer, Merger Sub 1 and Merger Sub 2 represent and warrant to the Company, except as set forth in the Buyer Disclosure Schedule, as follows:

Section 6.1.  Organization.  Each of Buyer, Merger Sub 1 and Merger Sub 2 is duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each of Buyer, Merger Sub 1 and Merger Sub 2 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Merger Sub 1 or Merger Sub 2.

Section 6.2.  Authorization.  Each of Buyer, Merger Sub 1 and Merger Sub 2 has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer, Merger Sub 1 and Merger Sub 2 of this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub 1 and/or Merger Sub 2 is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings, other than the Buyer Stockholders Meeting, of Buyer, Merger Sub 1 and Merger Sub 2 and no other proceedings, other than the Buyer Stockholders Meeting, on the part of Buyer, Merger Sub 1 and Merger Sub 2 are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, Merger Sub 1 and Merger Sub 2 and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholder Representative) constitutes a legal, valid and binding obligation of each of Buyer, Merger Sub 1 and Merger Sub 2, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

Section 6.3.  Non-contravention.  Neither the execution and delivery of this Agreement nor any Transaction Document to which it is or will be party by Buyer, Merger Sub 1 and Merger Sub 2, nor the consummation by Buyer, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby will (a) conflict with any provision of the organizational documents of Buyer, Merger Sub 1 or Merger Sub 2 or (b) subject to the Consents of Governmental Authorities described in Section 6.4, violate any Law to which Buyer, Merger Sub 1, Merger Sub 2 or any of their Subsidiaries or any of their assets are subject, except, in the case of clause (b), (i) as disclosed in Section 6.3 of the Buyer Disclosure Schedule or (ii) for such violations or breaches which would not be material to the Buyer, Merger Sub 1 or Merger Sub 2.

Section 6.4.  Capitalization.  Section 6.4 of the Buyer Disclosure Schedule sets forth a true, correct and complete list of (a) all the outstanding Buyer Common Stock, (b) all Existing Buyer Options to purchase shares of Buyer Common Stock, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of shares of Buyer Common Stock subject thereto, the governing agreement or arrangement with respect thereto, the expiration date thereof and, with respect to Existing Buyer Options, the type of option (incentive stock option or non-qualified stock option). All of the shares of Buyer Common Stock are duly authorized and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Other than the shares of Buyer Common Stock and Existing Buyer Options set forth on Section 6.4 of the Buyer Disclosure Schedule, there are no outstanding voting or non-voting securities of the Buyer, stock appreciation rights, phantom stock units, performance units, or similar equity-based rights with respect to the Buyer, securities of the Buyer convertible into or exchangeable for voting or non-voting securities, or options, warrants, or Rights exercisable or exchangeable for or convertible into any other voting or non-voting securities of the Buyer, and no authorization therefor has been given. Other than the shares of Buyer Common Stock and Existing Buyer Options, no shares of capital stock of the Buyer are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Buyer, and there are no contracts, commitments, understandings or arrangements by which the Buyer is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Buyer, securities convertible into or exchangeable for any capital stock of the Buyer or other securities of the Buyer. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of the Buyer may vote or any other limitations on such voting rights. All of the shares of Buyer Common Stock to be issued as part of the Merger Consideration will be duly authorized and validly issued and outstanding and will be fully paid and non-assessable and will not be issued in violation of any preemptive rights.

Section 6.5.  Government Authorizations.  Except for (a) compliance with the applicable requirements of the DGCL to file Certificate of Merger 1 and Certificate of Merger 2 in respect of this Agreement at the Merger 1 Effective Time and Merger 2 Effective Time, respectively, and (b) any filings and consents required under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer, Merger Sub 1 or Merger Sub 2 or any of their Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer, Merger Sub 1 or Merger Sub 2 or any of their Subsidiaries or Affiliates is or will be a party or the consummation by Buyer, Merger Sub 1 or Merger Sub 2 of the transactions contemplated hereby and thereby.

Section 6.6.  Brokers’ Fees.  Except with respect to Goldman, Sachs & Co., none of Buyer, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Buyer to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except with respect to Goldman, Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer, Merger Sub 1, Merger Sub 2 or any of their Affiliates in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.7.  Financial Statements and Liabilities.

(a) Set forth in Section 6.7(a) of the Buyer Disclosure Schedule are the audited consolidated balance sheets of the Buyer and its Subsidiaries as of March 31, 2006, March 31, 2007 and March 31, 2008 (the balance sheet as of March 31, 2008, the “Buyer Balance Sheet” and such date, the “Buyer Balance Sheet Date”) and the related consolidated statements of income, operations, stockholders equity and cash flows for the years then ended (collectively, the “Buyer Financial Statements”). Except as set forth therein, the Buyer Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of the Buyer and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby in accordance with GAAP, consistently applied, except as otherwise noted therein. The Buyer has provided or made available to the Company copies of all material documentation relating to the internal controls or other accounting practices of the Buyer and its Subsidiaries.

(b) The Buyer has, and will have at the Closing, adequate financial resources to satisfy its obligation to deliver the cash portion of the Merger Consideration pursuant to Section 4.8(b)(ii).

Section 6.8.  Disclosure Documents.

(a) The Registration Statement on Form S-4 of Buyer (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Buyer Common Stock in Merger 1, and any amendments or supplements thereto, will, when filed, subject to the third sentence of Section 6.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Merger 1 Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information contained in the Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Buyer (“Buyer Stockholders”) or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Buyer in this Section 6.6 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus. For purposes of this Agreement, “Proxy Statement/Prospectus” means the Buyer proxy statement relating to the meeting (the “Buyer Stockholders Meeting”) of Buyer Stockholders to consider and vote upon approval of this Agreement and Merger 1 and to approve the issuance of shares of Buyer Common Stock in Merger 1, to be filed with the Commission, as such document may be amended from time to time.

Section 6.9.  Litigation.  Except as set forth in Section 6.9 of the Buyer Disclosure Schedule, (a) there are no Actions pending or outstanding or, to the Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority or any mediator or arbitrator by or against the Buyer or any of its Subsidiaries or any Person that the Buyer or any of its Subsidiaries has agreed to defend or indemnify in respect thereof or by which any of their properties are bound which (i) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (ii) are reasonably likely to involve, individually or in the aggregate, an award of injunctive relief or damages in excess of $50,000 or expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer and (b) there are no pending or outstanding or, to the Buyer’s Knowledge, threatened injunctions, judgments, orders, decrees, rulings, settlements, stipulations or charges to which the Buyer or any of its Subsidiaries is a party or by which it or its properties is bound, or with any Governmental Authority or any mediator or arbitrator that is material, individually or in the aggregate, to Buyer or any of its Subsidiaries.

Section 6.10.  Buyer SEC Documents.  Except as set forth in Section 6.10 of the Buyer Disclosure Schedule, Buyer and its Subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Buyer SEC Documents”) required to be filed by them since February 16, 2007 under the Exchange Act or the Securities Act. The Buyer SEC Documents, including any financial statements or schedules included in the Buyer SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 6.11.  Absence of Certain Changes.

(a) Since the Buyer Balance Sheet Date and through the date hereof, (i) there has not been any change, condition, circumstance, damage, destruction, loss, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) the Buyer and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice; and

(b) Since the Buyer Balance Sheet Date and through the date hereof, except as expressly required by this Agreement, Buyer has conducted its business only in the ordinary course consistent with past practice, and there has not been action taken by the Buyer that, if taken after the date hereof, would have been prohibited without Buyer consent by Section 7.2.

Section 6.12.  Legal Compliance.  No member of the Buyer or any of its Subsidiaries is, or since January 1, 2004 has been, in material violation of any Law applicable to such Person or its business, assets or operations.

Section 6.13. Intellectual Property, Privacy and Security

(a) Section 6.13(a) of the Buyer Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Buyer or any of its Subsidiaries (collectively, the “Buyer Registered Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number or patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), the registrant. With respect to each item required to be listed in Section 6.13(a) of the Buyer Disclosure Schedule, (i) the Buyer or a Subsidiary of the Buyer is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Buyer’s Knowledge, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Each item of Buyer Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 6.13(a) of the Buyer Disclosure Schedule (i) has not been abandoned or cancelled, and (ii) remains in full force and effect. Section 6.13(a) of the Buyer Disclosure Schedule sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the Buyer Registered Intellectual Property, within ninety (90) days after the Closing Date.

(b) The Buyer or one of its Subsidiaries owns all Intellectual Property that is necessary for the conduct of the Buyer’s business as presently conducted. No Buyer Intellectual Property nor any product or service of the Buyer is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Buyer, or affecting the validity, use or enforceability thereof, other than the restrictions on the scope of any inbound licenses expressly set forth in such Contracts. Except as set forth in Section 6.13(b) of the Buyer Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Buyer or its Subsidiaries in any Intellectual Property.

(c) Except as set forth in Section 6.13(c) of the Buyer Disclosure Schedule, (i) to the Buyer’s Knowledge, none of the Buyer or its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person; (ii) none of the Buyer or its Subsidiaries has received any complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Buyer or its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person); (iii) to the Buyer’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Buyer Intellectual Property; and (iv) none of the Buyer or its Subsidiaries has made or asserted any complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(d) The Buyer and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect their Intellectual Property. All Intellectual Property of the Buyer and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Buyer’s Knowledge, there has been no unauthorized use or disclosure of any Intellectual Property of the Buyer or its Subsidiaries. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Buyer and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for the Buyer and its Subsidiaries have entered into valid and binding proprietary rights agreements with the Buyer or its Subsidiaries vesting ownership of such Intellectual Property in the Buyer or its Subsidiaries. No such Person has asserted, and to the Buyer’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Buyer Intellectual Property.

Section 6.14.  Employee Matters.

(a) (i) Each Buyer Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws, and is in compliance in all material respects in form and operation with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each Buyer Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Law; (iii) no event has occurred and, to the Buyer’s Knowledge, no condition exists that would reasonably be expected to subject any member of the Buyer or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Buyer Plan, ERISA, the Code or any other applicable Law; (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Buyer Plan; (v) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Buyer Plan; (vi) no individual who has performed services for any of the Buyer or its Subsidiaries has been improperly excluded from participation in any Buyer Plan; and (vii) no Buyer Plan provides any post-employment or post-retirement health, medical, disability or life insurance benefits for current, former or retired employees of the Buyer or its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(b) With respect to any Buyer Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Buyer’s Knowledge, threatened, (ii) to the Buyer’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Buyer’s Knowledge, threatened (including, without limitation, any routine requests for information from the PBGC).

Section 6.15.  Tax Matters.

(a) Buyer and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate Tax authorities all material Tax Returns that are required to be filed by them. All such Tax Returns are true, correct and complete in all material respects. All material Taxes of the Buyer and its Subsidiaries which are due and payable (whether or not shown on any Tax Returns) have been timely paid. All material Taxes which the Buyer or its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, service provider, creditor, stockholder or other Person have been withheld and timely paid to the proper Tax authorities. No claim has ever been made by a Tax authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of the Buyer and its Subsidiaries did not, as of the Buyer Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Buyer Balance Sheet Date, the Buyer and its Subsidiaries have not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with customary practice for similarly situated companies, excluding any Taxes that may arise as a result of the Mergers.

(c) No deficiencies for material Taxes with respect to the Buyer or its Subsidiaries have been claimed, proposed or assessed by any Tax authority. No issues relating to material Taxes of the Buyer or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) Neither Buyer nor any of its Subsidiaries has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII.

COVENANTS

Section 7.1.  Conduct of the Company.

(a) The Company covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI, the Company Group shall conduct its business and operations in the ordinary course consistent with past practice in accordance with the 2008 operating plan set forth on Section 7.1(a) of the Company Disclosure Schedule and in compliance in all material respects with applicable Law, and use its commercially reasonable efforts to maintain and preserve intact the business of the Company Group in all material respects.

(b) Without limiting the generality of the foregoing, until the Closing, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer, the Company shall not, and shall cause each other member of the Company Group not to, take any of the following actions:

(i) (A) amend its certificate of incorporation, certificate of formation, limited liability company agreement or bylaws, as applicable; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests or issue any Rights in respect thereof, (other than the issuance of Common Stock pursuant to the exercise of Options outstanding as of the date hereof);

(ii) declare, set aside or pay any dividend or distribution or other capital return in respect of the Shares or otherwise or redeem, purchase or acquire any Shares;

(iii) except as required by GAAP, change any accounting methods, principles or practices;

(iv) adopt or change any material method of Tax accounting, change any annual Tax accounting period, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any Tax indemnity, Tax allocation or Tax sharing agreement, enter into any private letter ruling, closing agreement, or similar ruling or agreement with respect to any Tax or surrender any right to claim a Tax refund;

(v) enter into, terminate or materially modify any Material Contract or lease in respect of material real property or waive, release or assign any material rights or claims thereunder; provided, however that solely with respect to the restriction on the entry into of any purchase order that qualifies as a Material Contract, pursuant to this Section 7.1(a)(v), in the event that the Buyer has not responded to a request for the approval of such Material Contract within three (3) Business Days of the receipt of such request from the Company, the Company may then proceed with the entry into of such purchase order that qualifies as a Material Contract without the approval of the Buyer;

(vi) sell, transfer, assign, lease, sublease, license, sublicense, fail to maintain, abandon, permit to lapse or otherwise dispose of or encumber, in whole or in part, any of the assets, rights or properties (including Intellectual Property) of the Company Group, other than (i) sales of inventory or equipment to contract manufacturers or otherwise to support services in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of Intellectual Property in the ordinary course of business and (iii) sales or dispositions in the ordinary course of business and in the aggregate not in excess of $100,000;

(vii) acquire by merger or consolidation with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any business, or make any investment in, any corporation, partnership, association or other business organization or division thereof or merge or consolidate with any Person;

(viii) (A) increase the compensation or benefits of any present or former director, officer, employee or consultant of the Company Group (except for (1) increases in salary or hourly wage rates with respect to Company Employees who are not officers or directors, in the ordinary course of business consistent with past practice and (2) the payment of bonuses to officers in an amount not to exceed the approximately $13,000 per month in the aggregate accrued on the Company’s financial statements); (B) take any action with respect to the grant of any severance, change in control or termination pay to any present or former director, officer, employee or consultant of the Company Group (except for any such actions with respect to employees (other than officers) or consultants in the ordinary course of business consistent with past practice) and except as otherwise required by applicable Law; (C) make any change in the key management structure of the Company Group, including, without limitation, the hiring of additional officers; or (D) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except (1) as may be required pursuant to any Contract in effect on the date hereof and disclosed to Buyer prior to the date hereof or (2) as may be required by applicable Law;

(ix) (A) create, incur or assume any long-term debt, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person, (C) make any loans, advances or capital contributions to or investments in any Person other than any member of the Company Group, (D) voluntarily mortgage, pledge or subject to any material Lien, other than a Permitted Lien, any of its material assets or (E) repay any Indebtedness in an aggregate amount greater than $83,333 per month plus interest (such monthly amount representing the Company’s current obligations with respect to Indebtedness);

(x) settle or compromise, or agree to settle or compromise, any claim (whether or not commenced prior to the date of this Agreement) other than (except with respect to any Tax matter) settlements or compromises of disputes or claims involving solely money damages not in excess of $50,000; provided that the aggregate amount paid in connection with the settlement or compromise of all such disputes and claims shall not exceed $100,000;

(xi) cancel any material third party Indebtedness owed to any member of the Company Group; or

(xii) agree with any third party or commit, whether in writing or otherwise, to do any of the foregoing.

Section 7.2.  Conduct of the Buyer.

(a) The Buyer covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by the Company, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI, the Buyer Group shall conduct its business and operations in the ordinary course consistent with past practice and in compliance in all material respects with applicable Law, and use its commercially reasonable efforts to maintain and preserve intact the business of the Buyer Group in all material respects.

(b) Without limiting the generality of the foregoing, until the Closing, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by the Company, the Buyer shall not, and shall cause each other member of the Buyer Group not to, amend its certificate of incorporation or bylaws, except as contemplated by this Agreement.

Section 7.3.  Access to Information; Confidentiality.  (a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 11.1, each member of the Company Group shall permit Buyer and its authorized agents or representatives, including its independent accountants and other advisors, to have access to the properties, Contracts, books and records and personnel of the Company Group and any other information reasonably requested by Buyer, during normal business hours to review information and documentation relative to the personnel, properties, books, Contracts, commitments and other records of the Company Group as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company Group and shall be at Buyer’s sole cost and expense.

(b) Buyer, Merger Sub 1, Merger Sub 2 and all of their Subsidiaries, Affiliates and representatives will hold in confidence all confidential information obtained from any member of the Company Group or their respective Affiliates, officers, agents, representatives or employees, in connection with this Agreement and the transactions contemplated hereby, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement but shall terminate simultaneously with the Closing.

Section 7.4.  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms as soon as reasonably practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article IX to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person and (b) consummating and making effective the transactions contemplated hereby.

Section 7.5.  Government Approvals.

(a) The Company, Buyer, Merger Sub 1 and Merger Sub 2 shall timely and promptly cause to be made all filings with any Governmental Authority which may be required by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, pursuant to the HSR Act. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.

(b) To the extent permissible under applicable Laws, each of the Parties shall notify and keep the other Party advised as to (i) any material communication from any Governmental Authority regarding any of the transactions contemplated hereby (ii) any Action pending and known to such Party, or to its Knowledge threatened, which challenges the transactions contemplated hereby.

(c) Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, nothing contained herein shall require any Party or any of their Affiliates to (i) defend against or commence any Action if such party or Affiliate reasonably believes in good faith that such defense or commencement of any such Action would be adverse to such Party’s or such Affiliate’s corporate interests either before or after Closing or (ii) sell, transfer, divest, hold separate, agree to any material restriction on the operation or use of, or otherwise dispose of any of its business, assets or properties or any business, assets or properties of the Company Group in connection with this Agreement or any of the transactions contemplated hereby.

Section 7.6.  Public Announcements.  Except to the extent otherwise required by applicable Law (and then only after reasonable consultation with Buyer or the Stockholder Representative, as applicable), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties.

Section 7.7.  Notification of Certain Matters.  Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Parties of: (a) any information that indicates that, to its

Knowledge, any of such Party’s representations or warranties contained herein are not materially true and correct, (b) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (c) any failure of a Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (d) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (e) the occurrence of a Material Adverse Effect with respect to such Party. No such notification (or the knowledge of the underlying facts relating thereto) or failure to provide such notification by any Party shall affect the remedies or rights of such Party or the representations or warranties of the other Parties or such other Parties’ obligations (including with respect to indemnification) hereunder.

Section 7.8.  Director and Officer Indemnification.  For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall cause the Surviving Corporation (and any successor entity to the Surviving Corporation) to maintain indemnification provisions in its organizational documents that are no less favorable to the officers and directors of the Company (the “Indemnified Officers”) than those in effect with respect to the Company immediately prior to the Closing. Buyer shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverage and containing terms and conditions that are no less favorable than those in policies existing at or prior to the Closing; provided, however, that in no event shall Buyer or the Surviving Corporation be obligated to pay annual premiums in excess of 250% of the annual premiums currently paid for such insurance. The Company’s existing indemnification agreements with its directors in the form provided to Buyer shall be assumed by Buyer as of the Closing. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 7.8.

Section 7.9.  Employee Benefit Arrangements.

(a) Immediately following the Closing Date, Buyer shall provide (or cause the Surviving Corporate Group to provide) the Company Employees with employee benefits (other than equity-based awards) that are substantially comparable in the aggregate to those employee benefits currently provided to the Company Employees.

(b) To the extent permitted by the applicable plan, Buyer shall use commercially reasonable efforts to take (or cause the Surviving Corporate Group to take) such actions as are necessary to provide the Company Employees with credit for purposes of vesting, eligibility, participation and level of benefits (but not for purposes of determining an accrued benefit under any defined benefit pension plan of Buyer or the Surviving Corporate Group (or any Subsidiary thereof)) under all employee benefit plans maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof) in which such Company Employee participates on or after the Closing Date, for such Company Employees’ service with the Company and its ERISA Affiliates, to the same extent and for the same purposes that such service was recognized under a corresponding Company Plan of the Company or its ERISA Affiliates as of the Closing Date; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.

(c) Subject to the requirements of applicable Law, Buyer shall use commercially reasonable efforts to take (or cause the Surviving Corporate Group to take) such actions as are necessary to cause the group health plan maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof), to the extent such group health plan is made available to Company Employees after the Closing, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Company Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company Plan maintained by the Company or its ERISA Affiliates prior to the Closing) and (ii) provide Company Employees with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that were covered by the applicable Company Plan and are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof).

(d) Should the Buyer request the Company to terminate a Company Plan which is intended to be qualified within the meaning of Section 401(A) of the Code immediately prior to the Closing Date, pursuant to the provision in this Section 7.9, Buyer shall (or cause the Surviving Corporate Group to) take such actions as are necessary to cause a retirement plan maintained by it or one of its ERISA Affiliates that is qualified under Section 401(A) of the Code to accept direct and indirect rollover distributions of the Company Employees’ balances under the Company’s Plan, including promissory notes evidencing outstanding plan loans (if any).

(e) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to (i) provide certain information to the Company Employees regarding Buyer’s or the Surviving Corporate Group’s (or any Subsidiary thereof) employee benefit plans (to the extent such plans will be made available to the Company Employees) and employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Buyer), and (ii) otherwise meet with Company Employees (either individually or in groups) during breaks, outside of scheduled work hours, or as otherwise agreed to by the Company and Buyer.

(f) The Company shall, or shall cause its Subsidiaries to, take all actions that may be reasonably requested by Buyer in writing prior to the Closing Date with respect to (i) causing one or more Company Plans, or arrangements with any payroll, benefits or human resources service provider to the Company Group, to terminate as of the Closing Date, or as of the date immediately prior to the Closing Date, as specified by Buyer, (ii) causing benefit accrual or entitlement under any Company Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Plan, or (iv) facilitating the merger of any Company Plan into any employee benefit plan maintained by Buyer or the Surviving Corporate Group (or any of Subsidiary thereof).

(g) Buyer, Merger Sub 1, Merger Sub 2 and the Company acknowledge and agree that all provisions contained in this Section 7.9 are included for the sole benefit of Buyer, Merger Sub 1, Merger Sub 2 and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Plan or other benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, the Company, or their respective Subsidiaries to amend, terminate or otherwise modify any Company Plan or other benefit plan, agreement or other arrangement (or otherwise limit the Company’s ability to modify the employee benefits provided to the Company Employees) following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former employee of any member of the Company Group, any participant in any Company Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with Buyer, the Company, or any of their respective Affiliates.

(h) The Company shall, and shall cause its Subsidiaries to, obtain, at least five business days prior to the Closing Date, from each Person to whom any payment or benefit (including, without limitation, the vesting of any Option) is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments and benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such stockholder approval is not obtained, such payments shall not be made and such Person shall have no right or entitlement with respect thereto. As soon as practicable thereafter but in any event prior to the Closing Date, the Company shall obtain stockholder approval, in a manner that complies with Section 280G(b)(5)(B) of the Code, of all such payments that have been conditioned on the receipt of such approval. The determination of which payments may be deemed to constitute parachute payments, the form of each such waiver, and the disclosure and other circumstances of any such stockholder approval shall be provided to Buyer for Buyer’s advance review and comment.

Section 7.10.  Post-Closing Access; Preservation of Records.  Except as otherwise provided in Section 8.4 with respect to Tax Contests or other legal proceedings related to Taxes, from and after the Closing, Buyer will make or cause to be made available to the Stockholder Representative, subject to reasonably and appropriate confidentiality protections, all books, records and documents of the Company Group (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and with reasonable advance notice as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to stockholders and Governmental Authorities or (c) such other purposes for which access to such documents is believed by such stockholders of the Company to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Surviving Corporate Group.

Section 7.11.  Termination of Affiliate Contracts.  Except for (a) this Agreement and the Transaction Documents and (b) those Contracts set forth in Section 7.11 of the Company Disclosure Schedule, each member of the Company Group shall, and shall cause any other parties thereto to, terminate all Affiliate Contracts as of or prior to the Closing without any liability or obligation having been incurred or satisfied by the Company Group.

Section 7.12.  No Solicitation; Other Offers.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI, each member of the Company Group and the Stockholder Representative shall not, and shall cause each of their respective Subsidiaries, Affiliates, partners, members, officers, directors, employees, agents and advisors not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any proposal or offer from any other Person (other than Buyer and its Affiliates and their respective representatives or pursuant to an existing Company Plan) relating to the acquisition of any shares or equity interests or Rights in respect thereof of any member of the Company Group, (b) solicit, initiate or knowingly encourage the submission of any proposal or offer from any such Person relating to the acquisition of any material portion of the assets of the Company Group or (c) participate in any discussions or negotiations with any such Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any such Person to do or seek, any of the foregoing. Each member of the Company Group and the Stockholder Representative, as applicable, will notify Buyer immediately if any such Person makes any proposal, offer or bona fide inquiry with respect to any of the foregoing, and provide the material terms of such proposal, offer or bona fide inquiry. The Stockholder Representative agrees not to, and to cause each Selling Stockholder not to, transfer any Shares to any other Person prior to Closing.

Section 7.13.  Further Assurances.  Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take or cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 7.14.  Disclosure Documents; Buyer Stockholder Approval

(a) Form S-4; Proxy Statement/Prospectus.  Each Party shall cooperate in preparing and cause to be filed with the Commission the Proxy Statement/Prospectus, and shall cooperate in preparing and Buyer shall cause to be filed with the Commission the Form S-4. The Proxy Statement/Prospectus will be included in the S-4 as a prospectus and will constitute a part of the Form S-4. Each Party shall use its reasonable best efforts to respond to any comments of the Commission, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement/Prospectus in definitive form to be mailed to Buyer’s Stockholders. The Buyer will notify each other Party promptly of the receipt of any comments, whether oral or written, from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or for additional information, and will supply each other Party with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Proxy Statement/Prospectus or the Mergers. No amendment or supplement to the Form S-4 or Proxy Statement/Prospectus will be made by the Buyer without providing each other Party the opportunity to review and comment thereon. Buyer shall advise each other Party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Buyer Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If, at any time prior to the Merger 1 Effective Time, any information relating to any Party, or any of their respective affiliates, officers or directors should be discovered by any Party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, the Party that discovers such information shall promptly notify the other Party and an amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to Buyer’s stockholders.

(b) Buyer Stockholders Meeting; Voting Agreement.  Buyer shall, (i) as promptly as practicable after the date of this Agreement, duly call, give notice of, convene and hold the Buyer Stockholders Meeting (ii) concurrently with the execution and delivery of this Agreement, deliver to the Company the Buyer Voting Agreement.

Section 7.15.  Company Stockholders Meeting; Voting Agreement.

(a) The Company shall, as promptly as practicable after the date of the mailing of the Proxy Statement/Prospectus to the Buyer Stockholders, duly call, give notice of, convene and hold the meeting of its stockholders to consider and vote upon approval of this Agreement and Merger 1 (the “Company Stockholders Meeting”), and the date of such meeting shall be the same date as the Buyer Stockholders Meeting.

(b) Concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Buyer the Company Voting Agreement.

Section 7.16.  Appointment of Directors.  The Buyer shall, pursuant to the Proxy Statement/Prospectus, recommend to the Buyer Stockholders the appointment to Buyer’s Board of Directors of two directors mutually acceptable to the Buyer and the Stockholder Representative, each of which shall be “independent” for purposes of applicable NASDAQ National Market listing rules.

Section 7.17.  Stock Exchange Listing.  The Buyer shall use its commercially reasonable efforts to cause the shares of Buyer Common Stock issued pursuant to Merger 1 to be listed on the NASDAQ National Market, subject to notice of issuance.

ARTICLE VIII.

TAX MATTERS

Section 8.1.  Allocation of Taxes (Straddle Period).  For purposes of calculating the Tax liability of any member of the Company Group for any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Taxes other than income, sales and use and withholding Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of income, sales and use and withholding Taxes, deemed to be the amount of such Taxes which would be payable if the relevant Straddle Period terminated at the close of business on the Closing Date.

Section 8.2.  Tax Returns.  The Company shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return required to be filed by any member of the Company Group on or before the Closing Date. No later than fifteen (15) days prior to the due date for the filing of any such Tax Return, the Company shall make any such Tax Return available to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Buyer shall file or cause to be filed all Tax Returns of the Company Group required to be filed after the Closing Date. With respect to any Tax Returns required to be filed by Buyer pursuant to this Section 8.2 for which the Selling Stockholders have any liability for Taxes pursuant to the indemnity obligations under Section 10.1(a)(iii), any such Tax Returns shall be submitted by Buyer to the Stockholder Representative at least fifteen (15) days prior to the due date (including extensions) of such Tax Returns for the Stockholder Representative’s consent, not to be unreasonably withheld. The Stockholder Representative’s consent to such Tax Returns shall be presumed if the Stockholder Representative fails to respond to Buyer within five Business Days following the submission of such Tax Returns to the Stockholder Representative by Buyer. Prior to the due date (including extensions) of such Tax Returns, Buyer shall be entitled to receive from the Indemnification Escrow

Funds those funds necessary to pay the Stockholder Representative’s share (calculated in accordance with Sections 10.1 and 8.1) of the Taxes shown to be due on such Tax Returns. If the Stockholder Representative disagrees with the computation of such amount, the Stockholder Representative shall notify Buyer of such disagreement in writing on or before the due date of such Tax Returns. Buyer and the Stockholder Representative shall use their respective best efforts to resolve any such disagreement, and if no resolution is achieved within ten (10) days, Buyer and the Stockholder Representative shall mutually select, and equally share the total cost and expense of, an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Buyer and the Stockholder Representative. Upon resolution or determination of such issue, there shall be made a payment, if necessary, between Buyer and the Stockholder Representative in order to take into account the results of such resolution or determination.

Section 8.3.  Tax Contests.  Buyer and the Company, on the one hand, and the Stockholder Representative and the Selling Stockholders, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Selling Stockholders might be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Buyer shall control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Buyer shall not settle or compromise any Tax Contest without the approval of the Stockholder Representative, which approval shall not be unreasonably withheld.

Section 8.4.  Cooperation.  Buyer, the Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest or other legal proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and the Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority, (B) to deliver or make available to Buyer, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company or the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Buyer and the Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 8.5.  Reorganization Treatment.

(a) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would prevent the Mergers from qualifying, as a reorganization under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Buyer, Merger Sub 1, Merger Sub 2 and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, and Buyer to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes, the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Buyer (and Merger Sub 1 and Merger Sub 2) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibits B and C, respectively; provided, however that Buyer (and Merger Sub 1 and Merger Sub 2) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP and Latham & Watkins LLP such Tax Representation Letters in any revised forms as such counsel may reasonably request to permit such counsel to render the opinions described in Section 2.5. The opinions referred to in this Section 8.5(c) shall not be waivable after receipt of any Buyer Stockholder approval required by applicable Law, unless further stockholder approval is obtained with appropriate disclosure.

Section 8.6.  Transfer Taxes.  All Transfer Taxes incurred in connection with this Agreement shall be paid by the Selling Stockholders when due, and the Selling Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Stockholder Representative shall provide Buyer with (i) evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid by the Selling Stockholders and (ii) a clearance certificate or similar documents which may be required by any Tax authority to relieve Buyer of any obligation to withhold any portion of the payments to the Selling Stockholders pursuant to this Agreement.

ARTICLE IX.

CONDITIONS TO CLOSING

Section 9.1.  Conditions Precedent to Obligations of the Parties to Consummate Merger 1.  The respective obligations of each Party to consummate Merger 1 are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of the following conditions:

(a) Governmental Approvals.  All filing and waiting periods applicable (including any extensions thereof) to the consummation of Merger 1 under the HSR Act shall have expired or been terminated and any other required approvals of Governmental Authorities required under applicable Law to consummate the Mergers shall have been obtained.

(b) Form S-4.  The Form S-4 with regard to the share portion of the Base Merger Consideration (including, without limitation, Indemnification Escrow Shares) shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.

(c) Buyer Common Stock.  The shares of Buyer Common Stock to be issued in Merger 1 shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

Section 9.2. Conditions Precedent to Obligation of the Company to Consummate Merger 1.  The obligation of the Company to consummate Merger 1 is subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s, Merger Sub 1’s and Merger Sub 2’s Representations and Warranties.  The representations and warranties of Buyer, Merger Sub 1 and Merger Sub 2 contained in Article VI, disregarding all qualifications relating to materiality or Material Adverse Effect (other than with respect to Section 6.12(a)(i)), shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Merger Sub 1 or Merger Sub 2; and the Company shall have received a certificate signed by a duly authorized officer of Buyer, Merger Sub 1 and Merger Sub 2 confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of Buyer, Merger Sub 1 and Merger Sub 2.  Each of Buyer, Merger Sub 1 and Merger Sub 2 shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and the Company shall have received a certificate signed by a duly authorized officer of Buyer, Merger Sub 1 and Merger Sub 2 confirming the foregoing as of the Closing Date.

(c) Escrow.  Buyer shall have deposited the Indemnification Escrow Funds into the Indemnification Escrow Account by wire transfer of immediately available funds and shall have delivered share certificates representing the Indemnification Escrow Shares to the Escrow Agent, each in accordance with Article IV. Buyer shall have deposited the Working Capital Escrow Funds into the Working Capital Escrow Account in accordance with Article IV

(d) Escrow Agreement.  The Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent.

(e) No Material Adverse Effect.  There shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Buyer.

(f) Closing Documents.  On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer, Merger Sub 1 and Merger Sub 2 under Section 4.8(b).

(g) No Orders.  No injunction or order of any Governmental Authority shall be in effect as of the Closing that prohibits the Mergers.

(h) Tax Opinion.  The Company shall have received the opinion of Pillsbury Winthrop Shaw Pittman LLP referred to in Section 8.5(c), subject to the provisions of Section 8.5(c).

Section 9.3.  Conditions Precedent to Obligations of Buyer and Merger Sub 1 to Consummate Merger 1.  The obligation of each of Buyer and Merger Sub 1 to consummate Merger 1 is subject to the satisfaction (or waiver by each of Buyer and Merger Sub 1) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company contained in Article V, disregarding all qualifications relating to materiality or Material Adverse Effect (other than with respect to Section 5.8(a)(i)), shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group (provided, that the representations and warranties set forth in Sections 5.1, 5.2, 5.4 and 5.9 (collectively, the “Tier I Reps”) shall be true and correct in all material respects and the representations and warranties set forth in Section 5.8(a)(i) shall be true and correct in all respects); and the Buyer shall have received a certificate signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of the Company.  The Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and Buyer shall have received a certificate from the Company confirming the foregoing as of the Closing Date.

(c) Escrow Agreement.  The Escrow Agreement shall have been duly executed and delivered by the Stockholder Representative and the Escrow Agent.

(d) Lock-Up Agreements.  Each Selling Stockholder that holds, immediately prior to the Merger 1 Effective Time, one percent (1%) or more of the stock of the Company on an as-converted basis shall have executed and delivered a Lock-Up Agreement with respect to the shares of Buyer Common Stock being delivered pursuant to Merger 1, such agreement to be substantially in the form attached hereto as Exhibit D. Buyer shall have received Lock-Up Agreements from Selling Stockholders holding, immediately prior to the

Merger 1 Effective Time, at least ninety-five percent (95%) of the stock of the Company on an as-converted basis, such agreement to be substantially in the form attached hereto as Exhibit D.

(e) Closing Documents.  On or prior to the Closing Date, the Company shall have delivered all agreements, instruments and documents required to be delivered by the Company under Section 4.8(a).

(f) Consents.  Buyer shall have received evidence, in form and substance satisfactory to it, that all Consents of third parties set forth in Section 9.3(f) of the Company Disclosure Schedule have been in each case obtained without any monetary liability on the part of the Surviving Company Group or Buyer or any of their respective Affiliates or any restriction on their respective businesses or operations.

(g) Continuing Employment.  Greater than eighty-five percent (85%) of the Company’s employees identified on Schedule 9.3(g) shall continue to be employed by the Company.

(h) No Material Adverse Effect.  There shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(i) Indebtedness.  There shall be no outstanding Indebtedness of the Company Group (other than any Indebtedness Buyer shall pay or cause to be paid pursuant to Section 4.4).

(j) Dissenters’ Rights.  The time period for the exercise by any stockholder of the Company of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the Mergers, including any such rights under Section 262 of the DGCL, shall have expired and the holders of the Company’s capital stock representing less than ten percent (10%) of the Company’s capital stock outstanding shall have demanded and perfected their right to an appraisal of the Company’s capital stock in accordance with the DGCL and not withdrawn such demand.

(k) No Orders.  No injunction or order of any Governmental Authority shall be in effect as of the Closing that prohibits the Mergers.

(l) Tax Opinion.  Buyer shall have received the opinion of Latham & Watkins LLP referred to in Section 8.5(c), subject to the provisions of Section 8.5(c).

Section 9.4.  Condition Precedent to Obligations of the Parties to Consummate Merger 2.  The respective obligations of each Buyer, Merger Sub 2 and the Intermediate Surviving Corporation to consummate Merger 2 are subject to the condition that Merger 1 shall have been consummated.

ARTICLE X.

INDEMNIFICATION

Section 10.1.  General Indemnification for Buyer.  Following the Closing and subject to the terms and conditions of this Article X, the Stockholder Representative, on behalf of each Selling Stockholder, shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Surviving Corporation and its Subsidiaries after the Closing) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Buyer Group”) from and against (a) any and all Damages incurred by any member of the Buyer Group based upon, relating to or arising out of: (i) any breach, prior to the Merger 1 Effective Time, of any covenant of the Company contained in this Agreement; (ii) any breach or inaccuracy of any of the Company’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date) as though such representations and warranties were made on and as of the date hereof and the Closing Date or in any certificate delivered pursuant to Sections 4.8(a)(ii) and 4.8(a)(iii); (iii) (I) all Liabilities for Taxes of any member of the Company Group with respect to all Pre-Closing Tax Periods, (II) all Liabilities for Taxes of any member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Company) of which any member of the Company Group was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation and (III) all Liabilities for Taxes of any Person (other than any member of the Company Group) imposed on any member of the Company

Group as a transferee or successor, by Contract, by Law, or otherwise, in each case in this clause (III), as a result of actions taken or failed to be taken or Contracts entered into by any member of the Company Group on or prior to the Closing Date; (iv) any payment of consideration in exchange for any Dissenting Shares pursuant to the DGCL, to the extent such payment is in excess of the aggregate amount of the applicable Per Share Merger Consideration was attributable to the Dissenting Shares, and any Damages incurred by the Buyer Group in connection with any litigation or settlement relating to treatment of any Dissenting Shares; or (v) any and all Excluded Liabilities, without duplication; and (b) any and all Damages incurred by the Buyer Group based upon, relating to or arising out of (i) any breach of any covenant of the Stockholder Representative contained in this Agreement and (ii) any breach or inaccuracy of any of the Stockholder Representative’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date as though such representations and warranties were made on and as of the date hereof and the Closing Date. Except as otherwise set forth herein with respect to the Tier I Reps, the Buyer Group will be entitled to indemnification pursuant to Sections 10.1(a)(ii) and (b)(ii) exclusively from the Indemnification Escrow Account. So long as there are any Indemnification Escrow Shares and Indemnification Escrow Funds remaining in the Escrow Account, all Damages indemnified under this Article X shall be allocated among the Indemnification Escrow Funds and the Indemnification Escrow Shares attributable to each Selling Stockholder severally and not jointly with such amounts to be allocated pro rata in the same proportion used to pay the net proceeds of the Merger Consideration (including pursuant to the Employee Bonus Liquidity Plan).

Section 10.2.  General Indemnification for the Stockholder Group.   Following the Closing and subject to the terms and conditions of this Article X, Buyer shall indemnify, defend and hold harmless each Selling Stockholder, their respective Affiliates (other than the Company Group) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Stockholder Group”) from and against, any and all Damages incurred by any member of the Stockholder Group based upon, relating to, or arising out of: (a) any breach of any covenant of Buyer contained in this Agreement; or (b) any breach of Buyer’s, Merger Sub 1’s or Merger Sub 2’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date) as though such representations and warranties were made on and as of the date hereof and the Closing Date or in any certificate delivered pursuant to Sections 4.8(b)(v). Any party providing indemnification pursuant to this Article X is referred to herein as an “Indemnifying Party”, and any member of the Buyer Group or the Stockholder Group seeking indemnification pursuant to this Article X is referred to herein as an “Indemnified Party.”

Section 10.3.  Certain Limitations.

(a) The (i) maximum aggregate Liability pursuant to Section 10.1(a)(ii) and 10.1(b)(ii), in the aggregate, of the Selling Stockholders, other than with respect to the Tier I Reps, shall in no event exceed the value of the consideration in the Indemnification Escrow Account and (ii) maximum aggregate Liability pursuant to Article X of Buyer shall in no event exceed an amount equal to the aggregate amount of the net proceeds of the Merger Consideration actually paid to the Selling Stockholders. The maximum aggregate Liability, in the aggregate, of the Selling Stockholders together as a group, to the Buyer Group shall in no event exceed the aggregate amount of the Merger Consideration actually paid to the Selling Stockholders and each individual Selling Stockholder’s indemnification obligation shall be several and not joint and in no event shall any Selling Stockholder be liable for Damages, in the aggregate, in an amount greater than the amount of the Merger Consideration, taken as a dollar amount with each share of the stock portion thereof being valued at the Buyer Common Stock Per Share Price, to be received by such Selling Stockholder pursuant to this Agreement (including, as applicable, amounts received pursuant to the Employee Bonus Liquidity Plan). For the avoidance of doubt, all liability of the Selling Stockholders shall be several and not joint and the maximum Liability of any Selling Stockholder in respect of any particular item of Damage for which indemnification is sought by any member of the Buyer Group in accordance with the provisions of this Agreement after the distribution of all of the Indemnification Escrow Shares and Indemnification Escrow Funds held by or for the account of such Selling Stockholder shall not exceed the result obtained by multiplying (A) the aggregate monetary amount of such item of Damage by (B) a fraction, the numerator of which is the aggregate Merger Consideration issued or paid to such Selling Stockholder pursuant to this Agreement (including pursuant to the Employee Bonus Liquidity Plan) and the denominator of which is the Merger Consideration.

(b) Except with respect to Damages arising out of a breach of the Tier I Reps and the representations and warranties contained in Sections 6.1, 6.2 and 6.6 (and the certificates referred to above insofar as they relate to such Sections) (the “Non-Threshold Damages”), notwithstanding anything contained herein to the contrary, no indemnification payment shall be made to the Buyer Group pursuant to Section 10.1(a)(ii) or 10.1(b)(ii) or to the Stockholder Group pursuant to Section 10.2(b), unless and until the aggregate amount of Damages sustained by the Buyer Group or the Stockholder Group, as the case may be, exceeds on a cumulative basis $1,000,000 (the “Threshold”), at which time the full aggregate amount of the Damages sustained (including the full amount of Damages that were aggregated in calculating whether the Threshold had been reached) by the Buyer Group or the Stockholder Group, as the case may be, shall be paid. For the avoidance of doubt, it is understood and agreed among the Parties that Non-Threshold Damages shall not be taken into account in determining whether the Threshold has been met for purposes of this Section 10.3(b).

(c) Each and every representation and warranty of the Company, Buyer, Merger Sub 1 or Merger Sub 2 contained in this Agreement or in any certificate delivered pursuant to Sections 4.8(a)(ii), 4.8(a)(iii) and 4.8(b)(iii) shall survive the Closing Date solely for purposes of this Article X until, and will expire upon, the conclusion of the Escrow Period, and no member of the Buyer Group or the Stockholder Group shall have any Liability whatsoever with respect to any such representations and warranties thereafter, except with respect to claims made in accordance with the terms hereof prior to the conclusion of the Escrow Period. Notwithstanding the foregoing, the Tier I Reps shall survive the Closing Date solely for purposes of this Article X until, and will expire on, the date that is the third anniversary of the Closing Date, other than with respect to claims made prior to such expiration. Each and every covenant contained in this Agreement will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired.

(d) The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Agreement (including, without limitation, this Article X) shall terminate (other than with respect to claims made prior to expiration) with respect to Sections 10.1 and 10.2 upon the expiration of the applicable survival periods as set forth in Section 10.3(c).

(e) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages. Any amounts payable to the Buyer Group as Damages pursuant to this Agreement shall first be paid from the Escrow Account, to the extent available, and shall thereafter be paid directly (severally and not jointly) by the Selling Stockholders in accordance with the limitations set forth in Section 10.3(a). In calculating Damages for purposes of this Article X, any materiality qualifiers (including Material Adverse Effect) contained in the applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.

(f) The amount of any Damages with respect to which an Indemnified Party may be entitled to indemnification under this Agreement shall be net of the amount of any insurance proceeds or contributions from third parties actually recovered by such Indemnified Party in connection with such Damages; provided, however, that notwithstanding the foregoing, no Indemnified Person shall have any obligation or duty to seek to recover any such insurance proceeds of contributions from third parties.

(g) The Parties agree to treat any payment made pursuant to this Article X as an adjustment of the Merger Consideration for Tax and, if applicable, other purposes and to take no position contrary thereto on Tax Returns, unless otherwise required by Law.

Section 10.4.  Indemnification Procedures.  (a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall as promptly as practicable send notice in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim) to (i) the Stockholder Representative, in the event the Indemnifying Party is a member of the Stockholder Group, or (ii) Buyer, in the event the Indemnifying Party is a member of the Buyer Group; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof; it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnified Party will have the right to participate in or to assume the defense of the Third Party Claim with counsel of its choice (at the expense of the Indemnifying Party). Should the Indemnified Party elect not to assume the defense of the Third Party Claim, the Indemnifying Party will assume the defense of such claim, and will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof; provided, further, that, if an Indemnified Party reasonably determines, after having elected not to assume the defense of the Third Party Claim, that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel and local counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnified Party is conducting the defense of the Third Party Claim, the Indemnifying Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnified Party will control such defense.

(c) The Stockholder Representative will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise or discharge with respect to any Third Party Claim without the prior written consent of the applicable member of the Buyer Group that is the Indemnified Party, with such consent not to be unreasonably withheld. Buyer will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise or discharge with respect to any Third Party Claim without the prior written consent of the Stockholder Representative, with such consent not to be unreasonably withheld.

(d) If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party will keep the Indemnifying Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnified Party chooses to defend a Third Party Claim, the Parties will cooperate fully and in good faith in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include (except where a conflict exists) the provision to the Indemnified Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnified Party elects not to assume the defense of a Third Party Claim, the Indemnified Party’s obligations of information and cooperation under this Section 10.4 (d) shall apply to the Indemnifying Party.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party.

(f) If there is any conflict between the provisions of this Section 10.4 and the provisions of Section 8.3 with respect to Tax Contests, the provisions of Section 8.3 shall govern with respect to Tax Contests.

Section 10.5.  Exclusive Remedy.  The remedies set forth in this Article X and Section 7.8 shall be the sole and exclusive post-Closing remedy with respect to any and all claims relating directly or indirectly hereto and/or the transactions contemplated herein other than claims for fraud; provided that nothing herein will limit equitable remedies for specific performance of the obligations hereunder and provided further that Buyer’s remedy in the case of claims for fraud shall be limited to the proceeds received by the Selling Stockholders severally and not jointly and any Selling Stockholder shall only be liable for amounts not to exceed the result obtained by multiplying (A) the aggregate monetary amount of Damage caused by such fraud by (B) a fraction, the numerator of which is the aggregate Merger Consideration issued or paid to such Selling Stockholder pursuant to this Agreement (including pursuant to the Employee Bonus Liquidity Plan) and the denominator of which is the Merger Consideration.

ARTICLE XI.

TERMINATION

Section 11.1.  Termination Events.  Subject to the terms hereof, without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Buyer;

(b) by the Buyer or the Company, if the requisite approvals under the DGCL of the Buyer Stockholders or the stockholders of the Company are not obtained at the Buyer Stockholders Meeting or the Company Stockholders Meeting, respectively;

(c) by either the Company or Buyer by giving written notice to the other Party if the Closing shall not have occurred by January 9, 2009, unless extended by written agreement of the Company and Buyer; provided that the right to terminate this Agreement under this subsection (c) shall not be available to any Party whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(d) by the Buyer upon a material breach by the Company of any of its representations, warranties or covenants under this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.3 hereof and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof; provided, however, there shall be no right to terminate if Buyer, Merger Sub 1 or Merger Sub 2 is in material breach of its representations and warranties under this Agreement or have failed in any material respect to perform their obligations under this Agreement;

(e) by the Company upon a material breach by Buyer, Merger Sub or Merger Sub 2 of any of its representations, warranties or covenants under this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.2 hereof and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof; provided, however, there shall be no right to terminate if the Company is in material breach of its representations and warranties under this Agreement or have failed in any material respect to perform their obligations under this Agreement; and

(f) by either the Company or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable.

Section 11.2.  Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Subsidiaries and Affiliates in respect thereof, except that (i) the obligations of Buyer, Merger Sub 1, Merger Sub 2 and the Company under Section 7.2 (Access to Information and Confidentiality), Section 7.5 (Public Announcements) and Article XIII of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any fraud, breach of an obligation or covenant or intentional breach of representation or warranty contained in this Agreement arising prior to termination. Notwithstanding anything contained herein to the contrary and in no way in lieu of any other rights that any Party may have hereunder, in the event of a material breach of any of the terms hereof, the non-breaching Party shall have the right to specific performance and other equitable remedies against the breaching Party and their Affiliates.

ARTICLE XII.

STOCKHOLDER REPRESENTATIVE

Section 12.1.  Appointment.  Effective upon the delivery of the Company Voting Agreement by the Selling Stockholders party thereto and upon the submission of a letter of transmittal pursuant hereto by each Selling Stockholder not executing the Company Voting Agreement and without any further action by the stockholders, the

Company and the Selling Stockholders hereby appoint Mark J. DeNino as agent and attorney-in-fact (the “Stockholder Representative”) in respect of the following matters:

(a) giving and receiving any notice or instruction permitted or required to be given to or received by any Selling Stockholder under this Agreement or the Escrow Agreement;

(b) coordinating the common defense of all indemnity claims against the Selling Stockholders pursuant to this Agreement and the Company Voting Agreement (a “Buyer Indemnity Claim”),

(c) consenting to, compromising or settling all Buyer Indemnity Claims,

(d) conducting negotiations with Buyer and its agents regarding such claims,

(e) dealing with Buyer and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement,

(f) receiving on behalf of, and disbursing to, the Selling Stockholders, funds and properties delivered to them from the Escrow Account; and

(g) engaging counsel, accountants or other Stockholder Representatives in connection with the foregoing matters.

Section 12.2.  Authorization.  By the Selling Stockholders’ submission of a letter of transmittal pursuant hereto, each of the Selling Stockholders shall authorize the Stockholder Representative, on the Selling Stockholders’ behalf, to:

(a) Receive all notices or documents given or to be given to any of the Selling Stockholders by Buyer pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(b) Deliver to Buyer at the Closing all certificates to be delivered to Buyer by any of the Selling Stockholders pursuant to this Agreement, together with any other certificates executed by any of the Selling Stockholders and deposited with the Stockholder Representative for such purpose;

(c) Engage counsel, and such accountants and other advisors for any of the Selling Stockholders and incur such other expenses on behalf of any of the Selling Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholder Representative may in its sole discretion deem appropriate;

(d) Take such action on behalf of any of the Selling Stockholders as the Stockholder Representative may in its sole discretion deem appropriate in respect of:

(i) taking such other action as the Stockholder Representative or any of the Selling Stockholders is authorized to take under this Agreement or the Escrow Agreement;

(ii) receiving all documents or certificates and making all determinations, on behalf of any of the Selling Stockholders, required under this Agreement or the Escrow Agreement; and

(iii) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article X and any waiver of any obligation of Buyer or the Surviving Corporation.

All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Selling Stockholders and no Selling Stockholder shall have any claim or cause of action against the Stockholder Representative, and the Stockholder Representative shall have no liability to any Selling Stockholder, for any action taken, decision made or instruction given by the Stockholder Representative in connection with the Escrow Agreement, or this Agreement, except in the case of his own gross negligence or willful misconduct. Notwithstanding the foregoing, the Stockholder Representative shall not have the authority to take any action or waive any provisions with regard to the foregoing if such action or waiver shall (i) create further obligations of a

Selling Stockholder under the terms of such agreements, (ii) adversely changes the Merger Consideration due to a Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer be delivered at the Closing of Merger 1, subject to the terms of the Lock-up Agreement) or (iii) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders.

Section 12.3.  Authority of Successor Stockholder Representative.   Each successor Stockholder Representative appointed in accordance with Section 12.6 hereof shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholder Representative.

Section 12.4.  Actions of Stockholder Representative.  Any action taken by the Stockholder Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding on each Selling Stockholder notwithstanding any contrary action of, or direction from, any Selling Stockholder, except for actions taken by the Stockholder Representative which are in bad faith and, provided, that the Stockholder Representative shall not have the authority to take any action or waive any provisions with regard to the foregoing if such action or waiver shall (a) create further obligations of a Selling Stockholder under the terms of such agreements, (b) adversely change the Merger Consideration due to a Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer be delivered at the Closing of Merger 1 subject to the terms of the Lock-Up Agreement) or (iii) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims hereof be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders.

Section 12.5.  Buyer’s Reliance.  Buyer shall not be obliged to inquire into the authority of the Stockholder Representative, and Buyer shall be fully protected in dealing with the Stockholder Representative in good faith.

Section 12.6.  Successor Stockholder Representative.  Stockholders who in the aggregate hold at least a majority of the Selling Stockholders’ interest in any Indemnification Escrow Funds shall have the right at any time to remove the then-acting Stockholder Representative and to appoint a successor Stockholder Representative; provided, however, that neither such removal of the then acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Selling Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholder Representative.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1.  Parties in Interest.  Except as provided in Article X with respect to the rights of the members of Buyer Group or the Stockholder Group to receive indemnification hereunder and Section 7.7 of this Agreement which is for the benefit of the officers and directors of the Company nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 13.2.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer shall be permitted to assign this Agreement in whole or in part to one or more Subsidiaries that will be used to effect the Mergers and no such assignment (including, without limitation, the consummation of Merger 2) shall relieve Buyer of its obligations hereunder, including those assigned.

Section 13.3.  Notices.  All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:

StrataLight Communications, Inc.
151 Albright Way
Los Gatos, CA 95032
Attn.: Shri Dodani
Facsimile: (408) 871-0720

with copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

If to Buyer:

Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
Attn.: Justin J. O’Neill
Facsimile: (732) 544-4530

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.: David S. Allinson, James Gorton
Facsimile: (212) 751-4864

If to the Stockholder Representative:

Mark DeNino
c/o TL Ventures
435 Devon Park Drive-Bldg. 700
Wayne, PA 19087-1990
Facsimile: (484) 582-1099

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

and with a copy to:

Cozen O’Connor LLP
1900 Market Street
Philadelphia, PA 19103
Attn: Michael Heller
Facsimile: (215) 701-2228

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 13.4.  Amendments and Waivers.  This Agreement may not be amended, supplemented or otherwise modified (including by waiver) except in a written instrument executed by each of the Parties; provided, that the Parties shall not have the authority to amend or waive any provisions of this Agreement if such amendment or waiver shall (a) create further obligations of a Selling Stockholder under the terms of this Agreement, (b) adversely change the Merger Consideration due to a Selling Stockholder without the consent of the Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer, subject to the Lock-up Agreement, be delivered at the Closing of Merger 1) or (c) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 13.5.  Exhibits and Disclosure Schedule.  All Exhibits, Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of the Disclosure Schedules whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably and readily apparent shall to the extent of such disclosure be deemed to be an exception to such representations and warranties.

Section 13.6.  Headings.  The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 13.7.  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.8.  Entire Agreement.  This Agreement (including the Disclosure Schedules and the Exhibits hereto), the Transaction Documents, the Company Voting Agreement, the Buyer Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 13.9.  Severability; Specific Performance.

(a) If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(b) The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Party in accordance with the terms of this Agreement and that each Party shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

Section 13.10.  Expenses.  Unless otherwise provided herein, including Section 4.5, each of Buyer and the Company agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, all filing fees paid pursuant to the HSR Act shall be borne by Buyer.

Section 13.11.  Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 13.12.  Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County, New York and (ii) the United States District Court for the State of New York sitting in the Southern District for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 13.3 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County, New York or (ii) the United States District Court for the State of New York sitting in the Southern District, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13.13. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

OPNEXT, INC.

By:	/s/ HARRY BOSCO
Name:     Harry Bosco

Title:	Chief Executive Officer

OMEGA MERGER SUB 1, INC.

By:	/s/ JUSTIN O’NEILL
Name:     Justin O’Neill

Title:

OMEGA MERGER SUB 2, INC.

By:	/s/ JUSTIN O’NEILL
Name:     Justin O’Neill

Title:

STRATALIGHT COMMUNICATIONS, INC.

By:	/s/ SHRI DODANI
Name:     Shri Dodani

Title:	Chief Executive Officer

MARK DENINO, AS THE STOCKHOLDER
REPRESENTATIVE

By:	/s/ MARK DENINO
Name:     Mark Denino

Title:	Managing Director TL Ventures

(Signature Page to Merger Agreement)

Annex C

Opnext Support Agreement

Annex C

SUPPORT AGREEMENT
by and
among
STRATALIGHT COMMUNICATIONS, INC.,
HITACHI, LTD.
and
CLARITY MANAGEMENT, L.P.
DATED AS OF JULY 9, 2008

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of July 9, 2008 (this “Agreement”), by and among StrataLight Communications, Inc., a Delaware corporation (the “Company”), Hitachi, Ltd. and Clarity Management, L.P. (collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Opnext, Inc., a Delaware corporation (the “Buyer”), Omega Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 1”), Omega Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 2”) and Mark J. DeNino, as the representative of the Selling Stockholders, are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (as the same may be immaterially amended, the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Merger Sub 1 will merge with and into the Company with the Company as the surviving corporation (the Company, in such capacity, the “Intermediate Surviving Corporation” and such merger, “Merger 1”) and, immediately following Merger 1, the Intermediate Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (such merger, together with Merger 1, the “Mergers”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of shares of Buyer Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Subject Shares”); and

WHEREAS, as a condition to and as an inducement to the Company’s willingness to enter into the Merger Agreement, each Stockholder is entering into this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

VOTING MATTERS

Section 1.1  Agreement to Vote.  Each Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Buyer and at any postponement or adjournment thereof, and in any action by written consent of the stockholders of the Buyer, such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of such Stockholder’s Subject Shares (i) in favor of the consummation of the Mergers and all related matters, including, without limitation, the authorization and issuance of shares of Buyer Common Stock to the stockholders of the Company as contemplated by the Merger Agreement and any of the other transactions contemplated by the Merger Agreement and (ii) against any other transaction (or matters related to a transaction) by Buyer of the kind contemplated by the Merger Agreement.

Section 1.2  Proxies.  If a Stockholder fails to comply with the provisions of Section 1.1, such Stockholder agrees that such failure shall result, without any further action by such Stockholder and effective as of the date of any such failure, in the appointment of the Company and each of its executive officers from and after the date of determination of such failure until the termination of this Agreement as such Stockholder’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Subject Shares, at any meeting of the stockholders of the Buyer, however called, and in any action by consent of the stockholders of the Buyer, solely on the matters specified in Section 1.1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest and, to the extent permitted under applicable Law, shall be valid and binding on any Person to whom such Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement. Each Stockholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Section 1.1 above and such Stockholder agrees not to, directly or indirectly, grant any proxy or power of attorney with respect to the matters set forth in Section 1.1 above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby severally represents and warrants to the Company as follows with respect to itself only:

Section 2.1  Existence; Authorization.  Stockholder, if not an individual, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation. Stockholder has all requisite capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and assuming due execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

Section 2.2  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organizational documents, as the case may be, of Stockholder, (ii) conflict with or violate any applicable Law by which any property or asset of Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Subject Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Stockholder (including any trust agreement, voting agreement, stockholders agreement or voting trust), except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 2.3  Ownership of Subject Shares.  Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth opposite its name on Schedule I. Stockholder has sole voting power, and sole power of disposition, with respect to all of its Subject Shares. The Subject Shares owned by Stockholder are all of the equity securities of Buyer owned, either of record or beneficially, by Stockholder as of the date hereof. The Subject Shares owned by Stockholder are free and clear of all Liens, other than any Liens created by this Agreement. The Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

ARTICLE III

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 3.1  Restriction on Transfer of Shares.  Until the termination of this Agreement pursuant to its terms, Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (any of the foregoing, a “Transfer”), any or all of the Subject Shares or any interest therein, except to any Affiliate of Stockholder who agrees in writing to be bound by the terms of this Agreement, (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into any other voting arrangement or permit to exist any Lien of any nature whatsoever with respect to the Subject Shares (other than any Liens created by or arising under this Agreement or existing by operation of law) or (iii) commit or agree to take any of the foregoing actions.

Section 3.2  Inconsistent Agreements.  Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision or agreement contained in this Agreement.

Section 3.3  Certain Events.  Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and intends for this Agreement to (and shall take such actions necessary to ensure that this Agreement shall) be binding upon any Person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s administrators, successors or receivers.

Section 3.4  Additional Purchases or Acquisitions.  Stockholder agrees that in the event (a) any shares of Buyer Common Stock or other equity securities of the Buyer are issued to Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Buyer on, of or affecting the Subject Shares of Stockholder or otherwise; (b) Stockholder purchases or otherwise acquires beneficial ownership of any shares of Buyer Common Stock or other equity securities of the Buyer after the execution of this Agreement; or (c) Stockholder acquires the right to vote or share in the voting of any shares of Buyer Common Stock or other equity securities of the Buyer after the execution of this Agreement (such Buyer Common Stock or other equity securities of the Buyer, collectively, the “New Shares”), Stockholder agrees to vote such New Shares in the same manner as the Subject Shares and agrees that any such New Shares shall be subject to the same restrictions as the Subject Shares as set forth in this Agreement. Stockholder also agrees that any New Shares acquired or purchased by Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

ARTICLE IV

MISCELLANEOUS

Section 4.1  Termination.  Except with respect to this Article IV, this Agreement shall automatically terminate, and none of the Company or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the Merger 2 Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the date of any material amendment of the Merger Agreement, unless each Stockholder confirms in writing that this Agreement continues to be effective in accordance with its terms with respect to the Merger Agreement (as so modified or amended). Notwithstanding the foregoing, no such termination shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement).

Section 4.2  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 4.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

Section 4.3  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to the Company:

StrataLight Communications, Inc.
151 Albright Way
Los Gatos, CA 95032
Attn.: Shri Dodani
Facsimile: (408) 871-0720

with copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

If to Buyer:

Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
Attn.: Justin J. O’Neill
Facsimile: (732) 544-4530

with copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attn.: David S. Allinson, James C. Gorton
Facsimile: (212) 751-4864

If to a Stockholder, to the address listed on Schedule I with respect to such Stockholder.

Section 4.4  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.6  Entire Agreement.  This Agreement and the Merger Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 4.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 4.8  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.9  Mutual Drafting.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 4.10  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Mergers, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 4.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 4.11  Amendment: Waiver.  No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

Section 4.12  Further Assurances.  From time to time, at the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably requested by the Company to evidence the agreements herein or the powers granted to the Company under Section 1.2 or to enable the Company to exercise those powers. Stockholder agrees to provide any information reasonably requested by the Company or Buyer for any regulatory application or filing made, or approval sought, for the Mergers.

Section 4.13  Specific Performance.  The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided, that such party hereto was not in material default hereunder at the time of the other party’s material breach of the Agreement. The parties hereto agree that if any party shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

Section 4.14  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first above written.

STRATALIGHT COMMUNICATIONS, INC.

By:	/s/ Bruce Horn
Name:     Bruce Horn

Title:	Chief Financial Officer

HITACHI, LTD.

By:	/s/ Naoya Takahashi
Name:     Naoya Takahashi

Title:	Senior Vice President and Executive Officer

CLARITY MANAGEMENT, L.P.

By:	/s/ David Lee
Name:     David Lee

Title:

Exhibit A

Merger Agreement

Schedule I

		Shares of Buyer
Name of Stockholder	Address	Common Stock

HITACHI, LTD.	6-6, MARUNOUCHI 1-CHOME CHIYODA-KU, TOKYO, JAPAN 100-8280	28,333,334
CLARITY MANAGEMENT, L.P.	C/O CLARITY PARTNERS, L.P. 100 NORTH CRESCENT DRIVE BEVERLY HILLS, CA 90210	6,527,420
	Total:	34,860,754

Annex D

StrataLight Support Agreement

Annex D

SUPPORT AGREEMENT
by and
among
OPNEXT, INC.
and
THE STOCKHOLDERS LISTED ON SCHEDULE I HERETO
DATED AS OF JULY 9, 2008

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of July 9, 2008 (this “Agreement”), by and among Opnext, Inc., a Delaware corporation (“Buyer”), and the stockholders listed on Schedule I attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, StrataLight Communications, Inc., a Delaware corporation (the “Company”), Omega Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 1”), Omega Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 2”) and Mark J. DeNino, as the representative of the Selling Stockholders, are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (as the same may be amended, varied, novated, modified, supplemented or restated from time to time; provided, however, that consent of the undersigned will be required for any amendment or modification of the Merger Agreement if such amendment or modification shall create further material obligations of Stockholder under the terms of the Merger Agreement or if such amendment or modification materially and adversely changes the Merger Consideration (as defined in the Merger Agreement) due to Stockholder (including without limitation the requirement that registered tradable securities of Buyer (subject to the terms of a Lock-up Agreement in substantially the form of Exhibit C to the Merger Agreement) be delivered at the Closing of Merger 1), the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Merger Sub 1 will merge with and into the Company with the Company as the surviving corporation (the Company, in such capacity, the “Intermediate Surviving Corporation” and such merger, “Merger 1”) and, immediately following Merger 1, the Intermediate Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (such merger, together with Merger 1, the “Mergers”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of Shares set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Shares”); and

WHEREAS, as a condition to and as an inducement to Buyer’s willingness to enter into the Merger Agreement, each Stockholder is entering into this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

VOTING MATTERS

Section 1.1  Agreement to Vote.  Each Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Company and at any postponement or adjournment thereof, and in any action by written consent of the stockholders of the Company, such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all the Subject Shares (i) in favor of the approval and adoption of the Merger Agreement and in favor of any actions necessary to consummate the Mergers and any of the other transactions contemplated by the Merger Agreement and (ii) against any other transaction by the Company of the kind contemplated by the Merger Agreement.

Section 1.2  Proxies.  If a Stockholder fails to comply with the provisions of Section 1.1, such Stockholder agrees that such failure shall result, without any further action by such Stockholder and effective as of the date of any such failure, in the appointment of Buyer and each of its executive officers from and after the date of determination of such failure until the termination of this Agreement as such Stockholder’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Subject Shares, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, solely on the matters specified in Section 1.1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest and, to the extent permitted under applicable Law, shall be valid and binding on any Person to whom such Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement. Each Stockholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Section 1.1 above and such Stockholder agrees not to, directly or indirectly, grant any proxy or power of attorney with respect to the matters set forth in Section 1.1 above.

Section 1.3  Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal from Merger 1 and the transactions contemplated by the Merger Agreement that such Stockholder may have.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby severally represents and warrants to Buyer as follows with respect to itself only:

Section 2.1  Existence; Authorization.  Stockholder has all legal requisite capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms; except: (i) to the extent that the indemnification provisions contained in the Merger Agreement or ancillary agreements thereto may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 2.2  No Conflicts; Required Filings and Consents.  The execution and delivery of this Agreement by each Stockholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organization documents, as the case may be, of Stockholder, (ii) conflict with or violate any applicable Law by which any property or asset of Stockholder is bound or affected or (iii) result in a breach of, or constitute a default (o event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on any Subject Shares of assets of Stockholder (other than pursuant to this Agreement) pursuant to any contract or agreement of Stockholder, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 2.3  Ownership of Subject Shares.  Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth opposite its name on Schedule I. Stockholder has sole voting power, and sole power of disposition, in each case either individually or through its representatives, with respect to all of its Subject Shares. The Subject Shares owned by Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by Stockholder as of the date hereof. The Subject Shares owned by Stockholder are free and clear of all Liens, other than any Liens created by this Agreement, the underlying agreements pursuant to which such shares were issued or as required by applicable securities laws. The Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

ARTICLE III

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 3.1  Restriction on Transfer of Shares.  Until the termination of this Agreement pursuant to its terms, Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any Contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a “Transfer”), any of the Subject Shares or any interest therein, except to any Affiliate of Stockholder who agrees in writing to be bound by the terms of this Agreement, (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into any other voting arrangement or permit to exist any Lien of any nature whatsoever with respect to the Subject Shares (other than any Liens created by or arising under this Agreement or existing by operation of law) or (iii) commit or agree to take any of the foregoing actions.

Section 3.2  Inconsistent Agreements.  Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision or agreement contained in this Agreement.

Section 3.3  Certain Events.  Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and intends for this Agreement to (and shall take such actions necessary to insure that this Agreement shall) be binding upon any Person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s administrators, successors or receivers.

Section 3.4  Cooperation with Transaction.  Stockholder agrees to (a) provide any information reasonably requested by the Company or Buyer for any regulatory application or filing made, or approval sought, for the Mergers and (b) execute a lock-up agreement in the form attached as Exhibit C to the Merger Agreement with respect to the shares of Buyer Common Stock to be received by Stockholder pursuant to the Merger Agreement.

Section 3.5  Additional Purchases or Acquisitions.  Without limiting any of the restrictions on the Company set forth in the Merger Agreement, Stockholder agrees that in the event (a) any Shares or other equity securities of the Company are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Subject Shares of Stockholder or otherwise; (b) Stockholder purchases or otherwise acquires beneficial ownership of any Shares or other equity securities of the Company after the execution of this Agreement; or (c) Stockholder acquires the right to vote or share in the voting of any Shares or other equity securities of the Company after the execution of this Agreement (such Shares or other equity securities of the Company, collectively, the “New Shares”), Stockholder agrees to vote such New Shares in the same manner as the Subject Shares and agrees that any such New Shares shall be subject to the same restrictions as the Subject Shares as set forth in this Agreement. Stockholder also agrees that any New Shares acquired or purchased by Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

Section 3.6  Indemnification.  By its execution and delivery of this Agreement, Stockholder hereby approves the indemnification obligations under Article X of the Merger Agreement and agrees that it will indemnify, defend and hold harmless the Buyer Group for Damages in accordance with the terms of and subject to the limitations contained in such Article X; provided, however, that consent of the undersigned will be required for any amendment or modification of the Merger Agreement if such amendment or modification shall create further indemnification obligations of Stockholder under the terms of the Merger Agreement.

Section 3.7  Stockholder Representative.  By its execution and delivery of this Agreement, Stockholder hereby approves the appointment of Mark J. DeNino as Stockholder Representative to act on behalf of such Stockholder and each other Selling Stockholder in accordance with the Merger Agreement and subject to the terms and conditions set forth therein; provided, however, that in any case the Stockholder Representative shall not have the authority to take any action or make any amendments or waive any provisions with regard to the foregoing agreements or matters if such action, amendment or waiver shall (a) create further material obligations of the undersigned with regard to such matters or under the terms of such agreements, (b) materially and adversely change the Merger Consideration due to the undersigned (including without limitation the requirement that registered tradable securities of Buyer (subject to the terms of a Lock-up Agreement in substantially the form of Exhibit D to the Merger Agreement) be delivered at the Closing of Merger 1) or (c) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims pursuant to the Merger Agreement be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders. without the consent of the Selling Stockholder so affected.

ARTICLE IV

MISCELLANEOUS

Section 4.1  Termination.  Except with respect to Section 3.6 (other than if the Merger Agreement is terminated in accordance with its terms) and this Article IV, this Agreement shall, without any further action by the Buyer or any of the Stockholders, automatically terminate, and none of Buyer nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (i) the Merger 1 Effective Time or (ii) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement).

Section 4.2  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement shall survive until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the date that is three years from the date of the Merger 2 Effective Time. This Section 4.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

Section 4.3  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Buyer:

Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
Attn.: Justin J. O’Neill
Facsimile: (732) 544-4530

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.: David S. Allinson, James Gorton
Facsimile: (212) 751-4864

If to the Company:

StrataLight Communications, Inc.
151 Albright Way
Los Gatos, CA 95032
Attn.: Shri Dodani
Facsimile: (408) 871-0720

with copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

If to a Stockholder, to the address listed on Schedule I with respect to such Stockholder.

Section 4.4  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.6  Entire Agreement.  This Agreement, the Merger Agreement and the other Transaction Documents constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 4.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided that Buyer shall be permitted to assign this Agreement in whole or in part to one or more of its Subsidiaries that will be used to effect the Merger, which assignee shall be bound by the terms of this Agreement, including this Section 4.7.

Section 4.8  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than each member of the Buyer Group.

Section 4.9  Mutual Drafting.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 4.10  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Mergers, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 4.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 4.11  Amendment: Waiver.  No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

Section 4.12  No Contribution.  Stockholder acknowledges and agrees that, after the Closing of Merger 1, Buyer and its Affiliates (including the Company) shall not have any obligation or liability to the Stockholder or any of its Affiliates on the account of any claim made by any member of the Buyer Group under this Agreement or any Transaction Document, and the Stockholder shall not have any right of contribution against Buyer and its Affiliates (including the Company) with respect to any such claim made by any member of the Buyer Group.

Section 4.13  Confidentiality.  Except as otherwise required by applicable Law, each party hereto will hold in confidence all confidential information obtained from any other party or their respective Affiliates, officers, agents, representatives or employees, in connection with this Agreement and the transactions contemplated hereby.

Section 4.14  Further Assurances.  From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to carry out and make effective, in the most expeditious manner practicable, the obligations set forth in this Agreement.

Section 4.15  Specific Performance.  The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided, that such party hereto was not in material default hereunder at the time of the other party’s material breach of the Agreement. The parties hereto agree that if any party shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

Section 4.16  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first above written.

OPNEXT, INC.

By:	/s/ HARRY BOSCO
Name:     Harry Bosco

Title:	Chief Executive Officer and President

[STOCKHOLDER]

By:
Name:

Title:

[STOCKHOLDER]

By:
Name:

Title:

Exhibit A

Merger Agreement

Schedule I

Name of Stockholder	Address	Shares

—

	Total:	—

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Opnext’s Certificate of Incorporation and Bylaws provide that Opnext shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, Opnext has entered into separate indemnification agreements with its directors, officers and certain employees which require Opnext, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of Opnext’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of Opnext in which indemnification is being sought. However, on February 20, 2008, a putative class action captioned Bixler v. Opnext, Inc., et al. (D.N.J. Civil Action #3:08-cv-00920) was filed in the United States District Court for the District of New Jersey (the “Court”) against the Company and certain directors and officers of the Company, alleging, inter alia, that the Company’s registration statement and prospectus issued in connection with the Company’s initial public offering on February 14, 2007 (the “IPO”) contained material misrepresentations in violation of federal securities laws. Subsequently, two additional putative class actions were filed against, among others, the Company and certain present and former directors and officers of the Company. On May 22, 2008, the Court issued an order consolidating those actions under Civil Action No. 08-920 (JAP), and on July 30, 2008, a Consolidated Class Action Complaint (“Consolidated Complaint”) was filed. The Consolidated Complaint also added Hitachi as a defendant. Opnext, the Individual Defendants and the underwriters filed answers to the Consolidated Complaint, denying the material allegations and asserting various affirmative defenses, on October 21, 2008. On November 6, 2008, Opnext’s auditor was voluntarily dismissed from the action by plaintiff, without prejudice. Hitachi has not yet responded to the Consolidated Complaint.

Opnext obtained liability insurance for the benefit of its directors and officers.

Item 21.	Exhibits and Financial Statements Schedule

(a)	Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger by and among Opnext, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc., StrataLight Communications, Inc. and Mark J. DeNino, as the Stockholder Representative, dated as of July 9, 2008*
3.1	Amended and Restated Certificate of Incorporation of Opnext, Inc.**
3.2	Amended and Restated ByLaws of Opnext**
3.3	Specimen of stock certificate for common stock**
4.1	Pine Stockholder Agreement, dated as of June 4, 2003, by and among Opnext, Inc. and the Stockholders of Pine Photonics Communications, Inc.**
4.2	Registration Rights Agreement, entered into as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC, and Hitachi, Ltd.**
4.3	Stockholders’ Agreement, dated as of July 31, 2001, between Opnext, Inc. and each of Hitachi, Ltd., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC, as amended.**

Exhibit
Number		Description

4.4		StrataLight Support Agreement*
4.5		Opnext Support Agreement*
5.1		Opinion of Latham & Watkins LLP
10	.1†	Pine Photonics Communications, Inc. 2000 Stock Plan.**
10	.2†	Form of Pine Photonics Communications, Inc. 2000 Stock Plan: Stock Option Agreement.**
10	.3†	Opnext, Inc. 2001 Long-Term Stock Incentive Plan.**
10	.4†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement.**
10	.4a†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement for Senior Executives.**
10	.4b†	Opnext, Inc. Nonqualified Stock Option Agreement dated as of November 1, 2004, between Opnext, Inc. and Harry L. Bosco (“Participant”).**
10	.4c†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Stock Appreciation Right Agreement.**
10	.4d†	Form of Amendment to Stock Appreciation Right Agreement.(1)
10.5		Form of Hitachi, Ltd. and Clarity Management, L.P. Nonqualified Stock Option Agreement.**
10	.6†	Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.**
10	.7†	Employment Agreement, entered into as of July 31, 2001, by and between Opnext, Inc. and Harry L. Bosco, as amended.**
10	.8†	Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Michael C. Chan, as amended.**
10	.9†	Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Chi-Ho Christopher Lin, as amended.**
10	.10†	Employment Agreement, dated March 5, 2001, by and between Opnext, Inc. and Robert J. Nobile.**
10	.11†	Form of Opnext, Inc. Restricted Stock Agreement.**
10.12		Research and Development Agreement, dated as of July 31, 2001, by and among Hitachi, Ltd., Opnext Japan, Inc. and Opto Device, Ltd. as amended.**
10.13		Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**
10.14		Outsourcing Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.15		Preferred Provider Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**
10.16		Procurement Agreement, made and entered into as of July 31, 2001, by and between Opnext Japan, Inc. and Hitachi, Ltd., as amended.**
10.17		Raw Materials Supply Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**
10.18		Intellectual Property License Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.19		Intellectual Property License Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.20		Intellectual Property License Agreement, effective as of October 1, 2002, by and between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc.**
10.21		Trademark Indication Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.22		Trademark Indication Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd., Opnext, Inc. and Opnext Japan, Inc., as amended.**
10.23		Lease Agreement, made as of July 31, 2001, between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc., as amended.**

Exhibit
Number		Description

10.24		Lease Agreement, made as of October 1, 2002, between Renesas Technology Corp. and Opnext Japan, Inc., as amended.**
10.25		Business Park Net Lease Agreement, dated as of June 30, 2000, by and between Bedford Property Investors, Inc. and Opnext, Inc., as amended.**
10.26		Agreement on Bank Transactions between Opnext Japan, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as amended.**
10.27		Software User License Agreement, dated as of October 20, 2003, by and between Renesas Technology Corp. and Opnext Japan, Inc.**
10.28		Logistics Agreement, effective as of April 1, 2002, between Opnext, Inc. and Hitachi Transport System, Ltd.**
10.29		Distribution Agreement, dated April 1, 2001, between Hitachi Electronic Devices Sales, Inc. and Opnext Japan, Inc.**
10.30		Distribution Agreement, dated April 1, 2003, between Opnext Japan, Inc. and Renesas Technology Sale Co., Ltd.**
10.31		Distribution Agreement, dated July 1, 2003, between Opnext Japan, Inc. and Hitachi High-Technologies Corp.**
10.32		Employment Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard, together with the form of the Nonqualified Stock Option Agreement and Restricted Stock Agreement to be entered into between the Company and Mr. Bouchard.(2)
10.33		Non-Competition Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard.(2)
10.34		Indemnification Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard.(2)
10.35		First Amendment to Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, dated as of December 12, 2007.(3)
10	.36†	Amended and Restated Employment Agreement, dated as of July 29, 2008, between Opnext, Inc. and Michael C. Chan.(4)
21		List of Subsidiaries.**
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm for Opnext, Inc.
23.2		Consent of KPMG LLP, independent registered public accounting firm for StrataLight Communications, Inc.
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
99.1		Consent of Goldman, Sachs & Co.
99.2		Opnext, Inc. Proxy Card

(1)	Filed as an exhibit to Form 10-K as filed with the Securities and Exchange Commission on June 22, 2007 and incorporated herein by reference.

(2)	Filed as an exhibit to Form 8-K as filed with the Securities and Exchange Commission on November 1, 2007 and incorporated herein by reference.

(3)	Filed as an exhibit to Form 8-K as filed with the Securities and Exchange Commission on December 12, 2007 and incorporated herein by reference.

(4)	Filed as an exhibit to Form 10-K/A (Amendment No. 1) as filed with the Securities and Exchange Commission on July 29, 2008 and incorporated herein by reference.

*	Filed as an annex to the proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

**	Filed as an exhibit to the Form S-1 Registration Statement (No. 333-138262) declared effective on February 14, 2007 and incorporated herein by reference.

†	Management contract or compensatory plan or arrangement.

(b)	Financial statement schedules

Not applicable

(c)	Reports, opinions or appraisals

Opinion of Goldman, Sachs & Co. (attached as Annex A to the proxy statement/prospectus filed as part of this registration statement).

Item 22.	Undertakings

The undersigned registrant hereby undertakes as follows: (i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 16, 2008.

Opnext, Inc.

By:	/s/ Harry L. Bosco
Name: Harry L. Bosco
Title:   President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on December 16, 2008.

/s/ Harry L. Bosco Name: Harry L. Bosco		Director, President and Chief Executive Officer (principal executive officer)

/s/ Robert J. Nobile Name: Robert J. Nobile		Chief Financial Officer and Senior Vice President, Finance (principal financial and accounting officer)

* Name: Dr. Naoya Takahashi		Director and Chairman of the Board of Directors

* Name: Dr. David Lee		Director and Co-Chairman of the Board of Directors

* Name: Ryuichi Otsuki		Director

* Name: John F. Otto, Jr.		Director

* Name: Kendall W. Cowan		Director

* Name: Dr. Isamu Kuru		Director

*By:	Robert J. Nobile Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Opnext, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc., StrataLight Communications, Inc. and Mark J. DeNino, as the Stockholder Representative, dated as of July 9, 2008*
3.1		Amended and Restated Certificate of Incorporation of Opnext, Inc.**
3.2		Amended and Restated ByLaws of Opnext**
3.3		Specimen of stock certificate for common stock**
4.1		Pine Stockholder Agreement, dated as of June 4, 2003, by and among Opnext, Inc. and the Stockholders of Pine Photonics Communications, Inc.**
4.2		Registration Rights Agreement, entered into as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC, and Hitachi, Ltd.**
4.3		Stockholders’ Agreement, dated as of July 31, 2001, between Opnext, Inc. and each of Hitachi, Ltd., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC, as amended.**
4.4		StrataLight Support Agreement*
4.5		Opnext Support Agreement*
5.1		Opinion of Latham & Watkins LLP
10	.1†	Pine Photonics Communications, Inc. 2000 Stock Plan.**
10	.2†	Form of Pine Photonics Communications, Inc. 2000 Stock Plan: Stock Option Agreement.**
10	.3†	Opnext, Inc. 2001 Long-Term Stock Incentive Plan.**
10	.4†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement.**
10	.4a†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement for Senior Executives.**
10	.4b†	Opnext, Inc. Nonqualified Stock Option Agreement dated as of November 1, 2004, between Opnext, Inc. and Harry L. Bosco (“Participant”).**
10	.4c†	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Stock Appreciation Right Agreement.**
10	.4d†	Form of Amendment to Stock Appreciation Right Agreement.(1)
10.5		Form of Hitachi, Ltd. and Clarity Management, L.P. Nonqualified Stock Option Agreement.**
10	.6†	Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.**
10	.7†	Employment Agreement, entered into as of July 31, 2001, by and between Opnext, Inc. and Harry L. Bosco, as amended.**
10	.8†	Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Michael C. Chan, as amended.**
10	.9†	Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Chi-Ho Christopher Lin, as amended.**
10	.10†	Employment Agreement, dated March 5, 2001, by and between Opnext, Inc. and Robert J. Nobile.**
10	.11†	Form of Opnext, Inc. Restricted Stock Agreement.**
10.12		Research and Development Agreement, dated as of July 31, 2001, by and among Hitachi, Ltd., Opnext Japan, Inc. and Opto Device, Ltd. as amended.**
10.13		Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**
10.14		Outsourcing Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.15		Preferred Provider Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**
10.16		Procurement Agreement, made and entered into as of July 31, 2001, by and between Opnext Japan, Inc. and Hitachi, Ltd., as amended.**
10.17		Raw Materials Supply Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.**

Exhibit
Number		Description

10.18		Intellectual Property License Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.19		Intellectual Property License Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.20		Intellectual Property License Agreement, effective as of October 1, 2002, by and between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc.**
10.21		Trademark Indication Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.**
10.22		Trademark Indication Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd., Opnext, Inc. and Opnext Japan, Inc., as amended.**
10.23		Lease Agreement, made as of July 31, 2001, between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc., as amended.**
10.24		Lease Agreement, made as of October 1, 2002, between Renesas Technology Corp. and Opnext Japan, Inc., as amended.**
10.25		Business Park Net Lease Agreement, dated as of June 30, 2000, by and between Bedford Property Investors, Inc. and Opnext, Inc., as amended.**
10.26		Agreement on Bank Transactions between Opnext Japan, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as amended.**
10.27		Software User License Agreement, dated as of October 20, 2003, by and between Renesas Technology Corp. and Opnext Japan, Inc.**
10.28		Logistics Agreement, effective as of April 1, 2002, between Opnext, Inc. and Hitachi Transport System, Ltd.**
10.29		Distribution Agreement, dated April 1, 2001, between Hitachi Electronic Devices Sales, Inc. and Opnext Japan, Inc.**
10.30		Distribution Agreement, dated April 1, 2003, between Opnext Japan, Inc. and Renesas Technology Sale Co., Ltd.**
10.31		Distribution Agreement, dated July 1, 2003, between Opnext Japan, Inc. and Hitachi High-Technologies Corp.**
10.32		Employment Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard, together with the form of the Nonqualified Stock Option Agreement and Restricted Stock Agreement to be entered into between the Company and Mr. Bouchard.(2)
10.33		Non-Competition Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard.(2)
10.34		Indemnification Agreement, dated as of November 1, 2007, between Opnext, Inc. and Gilles Bouchard.(2)
10.35		First Amendment to Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, dated as of December 12, 2007.(3)
10	.36†	Amended and Restated Employment Agreement, dated as of July 29, 2008, between Opnext, Inc. and Michael C. Chan.(4)
21		List of Subsidiaries.**
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm for Opnext, Inc.
23.2		Consent of KPMG LLP, independent registered public accounting firm for StrataLight Communications, Inc.
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
99.1		Consent of Goldman, Sachs & Co.
99.2		Opnext, Inc. Proxy Card

(1)	Filed as an exhibit to Form 10-K as filed with the Securities and Exchange Commission on June 22, 2007 and incorporated herein by reference.

(2)	Filed as an exhibit to Form 8-K as filed with the Securities and Exchange Commission on November 1, 2007 and incorporated herein by reference.

(3)	Filed as an exhibit to Form 8-K as filed with the Securities and Exchange Commission on December 12, 2007 and incorporated herein by reference.

(4)	Filed as an exhibit to Form 10-K/A (Amendment No. 1) as filed with the Securities and Exchange Commission on July 29, 2008 and incorporated herein by reference.

*	Filed as an annex to the proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

**	Filed as an exhibit to the Form S-1 Registration Statement (No. 333-138262) declared effective on February 14, 2007 and incorporated herein by reference.

†	Management contract or compensatory plan or arrangement.